AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2019
REGISTRATION NO. 333-228973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWIN RIVER WORLDWIDE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7011	20-0904604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 Twin River Road
Lincoln, Rhode Island 02865
(401) 475-8474
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen H. Capp
Executive Vice President and Chief Financial Officer
Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
(401) 475-8474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randi L. Strudler Rory T. Hood Jones Day 250 Vesey Street New York, NY 10281 212-326-3939	Klaus M. Belohoubek Senior Vice President, General Counsel and Secretary Dover Downs Gaming & Entertainment, Inc. 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810 (302) 475-6756	Joseph L. Seiler III Marc A. Leaf Ariel Greenstein Drinker Biddle & Reath LLP 1177 Avenue of the Americas New York, NY 10036 (212) 248-3140

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described herein has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 6, 2019
1131 North DuPont Highway, Dover, Delaware 19901

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

February   , 2019
Dear Stockholder:
I am pleased to invite you to attend a meeting of the stockholders (the “meeting”) of Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (“Dover Downs”), to be held on March 26, 2019, at the Dover Downs Hotel & Casino, 1131 North DuPont Highway, Dover, Delaware 19901, at 8:00 am, Eastern time. As previously announced, Dover Downs has entered into a transaction agreement (the “Merger Agreement”), dated July 22, 2018, and amended on October 8, 2018, among Dover Downs, Twin River Worldwide Holdings, Inc., a Delaware corporation (“Twin River”), Double Acquisition Corp., a Delaware corporation and indirect wholly owned subsidiary of Twin River (“Merger Sub I”) and DD Acquisition LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Twin River (“Merger Sub II”), as it may be amended from time to time. Pursuant to the Merger Agreement, among other things and subject to the conditions set forth therein, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the merger as an indirect wholly owned subsidiary of Twin River (the “Merger”).
If the Merger is completed, each share of Dover Downs common stock and class A common stock (together, the “Dover Downs Stock”), each par value $0.10, issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Dover Downs or owned by Twin River or any direct or indirect wholly owned subsidiary of Dover Downs or Twin River) will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock of Twin River equal to the quotient obtained by dividing (1) the aggregate number of shares of Twin River common stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, multiplied by 0.07787658, by (2) the aggregate number of shares of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, plus cash in lieu of any fractional shares (the “Merger Consideration”). The aggregate number of shares of Twin River common stock issued as Merger Consideration in the transaction is intended to represent 7.225% of the outstanding equity of Twin River immediately after giving effect to the Merger. The number of shares of Twin River common stock to be issued as Merger Consideration is subject to adjustment in the event of stock splits, stock dividends and similar transactions involving Dover Downs Stock, as well as for other changes in Twin River’s fully diluted shares of common stock outstanding resulting from stock repurchases, equity grants and other transactions. For additional information on the consideration to be received in the Merger, see “The Merger Agreement — Merger Consideration; Conversion of Shares” beginning on page 75.
At the meeting, Dover Downs stockholders will be asked to vote on (1) a proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”), (2) a proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to Dover Downs’ named executive officers in connection with the Merger as described in this proxy statement/prospectus (the “Compensation Proposal”), and (3) a proposal to approve one or more adjournments of the meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the meeting (the “Adjournment Proposal”).
Twin River has applied to list its common stock on the New York Stock Exchange under the symbol “TRWH”.
The Dover Downs board of directors, after considering the reasons more fully described in this proxy statement/prospectus, determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Dover Downs and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Dover Downs board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

In considering the recommendation of the Dover Downs board of directors, you should be aware that the directors and executive officers of Dover Downs will have interests in the Merger that are different from, and in addition to, the interests of Dover Downs stockholders generally. See the section entitled “Interests of the Directors and Executive Officers of Dover Downs in the Merger” beginning on page 164 of this proxy statement/prospectus.
The enclosed proxy statement/prospectus provides detailed information about the meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus. The proxy statement/prospectus also describes the actions and determinations of the Dover Downs board of directors in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the proxy statement/prospectus and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Dover Downs from documents that Dover Downs files with the SEC from time to time.
Whether or not you plan to attend the meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.
Your vote is very important, regardless of the number of shares that you own. Under the Merger Agreement, the Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than those held by certain identified stockholders (the “Designated Stockholders”) representing 90% of voting power of the outstanding stock of Dover Downs. The failure of any stockholder of record to vote in person by ballot at the meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal.
If you have any questions or need assistance voting your shares of Dover Downs Stock, please contact Georgeson, Dover Downs’ proxy solicitor, by calling 888-549-6618 toll-free.
On behalf of the Dover Downs board of directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Denis McGlynn
President and Chief Executive Officer and Director
In reviewing this proxy statement/prospectus, you should carefully consider the risk factors set forth in the section entitled ‘‘Risk Factors’’ beginning on page 24 of this proxy statement/prospectus.
None of the SEC, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of the transactions described in this proxy statement/prospectus, including the Merger, or determined if the information contained in this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated February   , 2019 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Dover Downs on or about February   , 2019.

1131 North DuPont Highway, Dover, Delaware 19901

NOTICE OF MEETING OF DOVER DOWNS STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Notice is hereby given that a meeting of the stockholders (the “meeting”) of Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (“Dover Downs”), will be held on March 26, 2019, at the Dover Downs Hotel & Casino, 1131 North DuPont Highway, Dover, Delaware 19901, at 8:00 am, Eastern time for the following purposes:
1.
To consider and vote on the proposal to adopt the transaction agreement (the “Merger Agreement”), dated July 22, 2018 and amended on October 8, 2018, among Dover Downs, Twin River Worldwide Holdings, Inc., a Delaware corporation (“Twin River”), Double Acquisition Corp., a Delaware corporation and indirect wholly owned subsidiary of Twin River (“Merger Sub I”) and DD Acquisition LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Twin River (“Merger Sub II”), as it may be amended from time to time (a copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice), and the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”);

2.
To consider and vote on the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to Dover Downs’ named executive officers in connection with the Merger as described in this proxy statement/prospectus (the “Compensation Proposal”);

3.
To consider and vote on the proposal to approve one or more adjournments of the meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the meeting (the “Adjournment Proposal”); and

4.
To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record as of the close of business on February 5, 2019 are entitled to notice of the meeting and to vote at the meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available in Dover Downs’ offices located at 1131 North DuPont Highway, Dover, Delaware 19901, during regular business hours for a period of at least ten days before the meeting and at the place of the meeting during the meeting.
The Dover Downs board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
By order of the Board of Directors,

Klaus M. Belohoubek
Senior Vice President, General Counsel and Secretary
Dated: February   , 2019

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET, OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you fail to return your proxy card, to grant your proxy electronically over the Internet or by telephone, or to vote by ballot in person at the meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. If you are a stockholder of record, voting in person by ballot at the meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the meeting.
You are encouraged to read the accompanying proxy statement/prospectus and annexes to the accompanying proxy statement/prospectus, carefully and in their entirety. If you have any questions concerning the Merger, the meeting or the accompanying proxy statement/prospectus, or would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact Dover Downs’ proxy solicitor:

1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: 888-549-6618

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Twin River (File No. 333-228973), constitutes a prospectus of Twin River under Section 5 of the Securities Act with respect to the shares of common stock of Twin River to be issued to Dover Downs stockholders pursuant to the Merger Agreement.
This document also constitutes a proxy statement of Dover Downs under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the meeting, at which Dover Downs stockholders will be asked to consider and vote upon the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Twin River has supplied all information contained in this proxy statement/prospectus relating to Twin River, and Dover Downs has supplied all information contained in this proxy statement/prospectus relating to Dover Downs.
Twin River and Dover Downs have not authorized anyone to provide you with information or make any representation about the proposed transaction that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as having been authorized by Dover Downs or Twin River. This proxy statement/prospectus is dated            , 2019, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Neither the mailing of this proxy statement/prospectus to Dover Downs stockholders nor the issuance by Twin River of shares of Twin River common stock pursuant to the Merger Agreement will create any implication to the contrary.
For a description of the use of certain terms used in this proxy statement/prospectus, please see the section entitled “Certain Definitions” beginning on page 198 of this proxy statement/prospectus.
Presentation of Information
On January 18, 2019, the Twin River board of directors authorized a stock dividend of three additional shares of Twin River common stock for each share outstanding. The stock dividend was effected on January 24, 2019 to holders of record on that date. All share and per share information included in this proxy statement/prospectus is adjusted to reflect the impact of the stock dividend, unless otherwise indicated.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the meeting. You are encouraged to read carefully the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus, including the Merger Agreement.
Q:
Why am I receiving this document?

A:
Dover Downs and Twin River have agreed to a strategic business combination transaction. The Dover Downs board of directors is delivering this document to you because it is a proxy statement/prospectus being used by the Dover Downs board of directors to solicit proxies of Dover Downs stockholders in connection with the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River.

This document is also a prospectus because it will be used by Twin River to offer Twin River common stock to Dover Downs stockholders in exchange for their Dover Downs Stock upon completion of the Merger. This document contains important information about the Merger Agreement and the details of the Merger, the capital stock of Dover Downs, Twin River and its subsidiaries, including Dover Downs, collectively, following the completion of the Merger (the “Combined Company”), the business, results of operations and financial condition of Dover Downs and Twin River, certain risk factors related to the Merger, Dover Downs and Twin River, and other matters that may be important to Dover Downs stockholders.
Q:
When and where is the meeting?

A:
The meeting will take place at the Dover Downs Hotel & Casino, 1131 North DuPont Highway, Dover, Delaware 19901, on March 26, 2019, at 8:00 am, Eastern Time.

For additional information relating to the meeting, see “The Meeting” beginning on page 45.
Q:
Who is entitled to vote at the meeting?

A:
Only Dover Downs stockholders of record as of the close of business on February 5, 2019 (the “record date”) are entitled to notice of the meeting and to vote at the meeting or at any adjournments or postponements thereof. Each holder of Dover Downs common stock is entitled to cast one vote on each matter properly brought before the meeting for each share of Dover Downs common stock that such holder owned as of the record date. Each holder of Dover Downs class A common stock is entitled to cast ten votes on each matter properly brought before the meeting for each share of Dover Downs class A common stock that such holder owned as of the record date.

Q:
What am I being asked to vote on at the meeting?

A:
You are being asked to consider and vote on the following proposals:

•
to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”);

•
to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to Dover Downs’ named executive officers in connection with the Merger as described in this proxy statement/prospectus (the “Compensation Proposal”); and

•
to approve one or more adjournments of the meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the meeting (the “Adjournment Proposal”).

Q:
What is the Merger and what effects will it have on Dover Downs?

A:
Pursuant to the Merger Proposal, Dover Downs will become a subsidiary of Twin River under the terms of the Merger Agreement. If the Merger Proposal is approved by the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than those held by certain identified stockholders (the “Designated Stockholders”) representing 90% of the voting power of the outstanding stock of Dover Downs, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River. See the section entitled “The Meeting — Voting by Dover Downs’ Directors and Executive Officers” beginning on page 45 of this proxy statement/prospectus for further discussion of the Designated Stockholders.

Dover Downs will de-list its common stock from the New York Stock Exchange (“NYSE”) and de-register its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable following the effective time of the Merger. Thereafter, Dover Downs will no longer be a publicly traded company. If the Merger is completed, current Dover Downs stockholders will not own any shares of the capital stock or other equity interests of Dover Downs, Merger Sub I or Merger Sub II, and instead will only be entitled to receive a number of shares of Twin River common stock as consideration for the Merger in accordance with the exchange ratio set forth in the Merger Agreement. For additional information on the Merger, see “The Merger” beginning on page 52.
Q:
What will I receive for my shares?

A:
If the Merger is completed, each share of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Dover Downs or owned by Twin River or any direct or indirect wholly owned subsidiary of Dover Downs or Twin River) will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock of Twin River equal to the quotient obtained by dividing (1) the aggregate number of shares of Twin River common stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, multiplied by 0.07787658, by (2) the aggregate number of shares of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, plus cash in lieu of any fractional shares (the “Merger Consideration”). The aggregate number of shares of Twin River common stock issued as Merger Consideration in the transaction is intended to represent 7.225% of the outstanding equity of Twin River immediately after giving effect to the Merger.

The number of shares of Twin River common stock to be issued as Merger Consideration is subject to adjustment in the event of stock splits, stock dividends and similar transactions involving Dover Downs Stock, as well as for other changes in Twin River’s fully diluted shares of common stock outstanding resulting from stock repurchases, equity grants and other transactions. Each share of Dover Downs common stock and Dover Downs class A common stock will receive the same consideration in the Merger. For additional information on the consideration to be received in the Merger, see “The Merger Agreement — Merger Consideration; Conversion of Shares” beginning on page 75.
Q:
What will be the ownership structure of the Combined Company after the consummation of the Merger?

A:
Based on the estimated number of shares of Dover Downs Stock and Twin River common stock outstanding immediately prior to the closing of the Merger, it is anticipated that, upon closing, existing Twin River stockholders will own 92.775% of the outstanding shares of Twin River common stock, and former Dover Downs stockholders will own 7.225% of the outstanding shares of Twin River common stock, in each case on a fully diluted basis.

Q:
How do I calculate the value of the Merger Consideration?

A:
Because Twin River will issue shares of Twin River common stock in exchange for each share of Dover Downs Stock, the value of the Merger Consideration that Dover Downs stockholders receive will depend on the per share value of Twin River common stock at the effective time of the Merger. Prior to the effective time of the Merger, there has not been and will not be an established public trading for Twin River common stock. The price of the Twin River common stock at the effective time of the Merger will reflect the combination of Twin River and Dover Downs, and will be unknown until the commencement of trading of Twin River common stock following the effective time of the Merger. The exchange ratio set forth in the Merger Agreement is fixed and thus will not be adjusted up or down based on the market price of a share of Dover Downs common stock or the value of a share of class A common stock prior to the Merger.

Q:
What happens if I sell or otherwise transfer my shares of Dover Downs Stock after the record date but before the meeting?

A:
The record date for the meeting is earlier than the date of the meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Dover Downs Stock after the record date but before the meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Dover Downs in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Dover Downs Stock, but you will retain your right to vote these shares at the meeting. Even if you sell or otherwise transfer your shares of Dover Downs Stock after the record date, Dover Downs encourages you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:
How does the Dover Downs board of directors recommend that I vote at the meeting?

A:
The Dover Downs board of directors, after considering the various factors described in the section entitled “The Merger — Recommendation of the Dover Downs Board of Directors; Dover Downs’ Reasons for the Merger” beginning on page 58 of this proxy statement/prospectus, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Dover Downs and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Dover Downs board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Q:
What risks should I consider in deciding whether to vote in favor of the Merger?

A:
You should carefully review the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus, which presents risks and uncertainties related to the Merger and the business and operations of the Combined Company.

Q:
What happens if the Merger is not completed?

A:
If the Merger Agreement is not adopted by the Dover Downs stockholders or if the Merger is not completed for any other reason, Dover Downs stockholders will not receive any payment for their shares. Instead, Dover Downs will remain an independent public company and your Dover Downs common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act.

Under specified circumstances, Dover Downs will be required to pay Twin River a termination fee upon the termination of the Merger Agreement or will be entitled to receive a termination fee from Twin River, as described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus.

Q:
What vote is required to approve the Merger Proposal?

A:
The affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders, is required to approve the Merger Proposal.

The failure of any stockholder of record to vote in person by ballot at the meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal. An abstention will also have the same effect as a vote “AGAINST” the Merger Proposal.
As of February 5, 2019, the record date for determining who is entitled to vote at the meeting, there were 18,552,930 shares of Dover Downs common stock issued and outstanding and 14,869,623 shares of Dover Downs class A common stock issued and outstanding, and approval of the Merger Proposal would require, in addition to a majority of the voting power of outstanding Dover Downs Stock, the affirmative vote of at least 8,177,981 shares of Dover Downs common stock held by persons other than Dover Downs directors and officers. Each holder of Dover Downs common stock is entitled to one vote per share of stock owned by such holder as of the record date. Each holder of Dover Downs class A common stock is entitled to ten votes per share of stock owned by such holder as of the record date.
Q:
What vote is required to approve, by a non-binding, advisory vote, the Compensation Proposal and the Adjournment Proposal?

A:
Assuming a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon. Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon.

The failure of any stockholder of record to vote in person by ballot at the meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will not have any effect on the Compensation Proposal or the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will not have any effect on the Compensation Proposal or the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and the Adjournment Proposal.
Q:
What happens if the non-binding advisory Compensation Proposal is not approved?

A:
Approval, on a non-binding, advisory basis, of compensation that will or may become payable by Dover Downs to its named executive officers in connection with the Merger as described in this proxy statement/prospectus is not a condition to completion of the Merger. Accordingly, you may vote “FOR” the Merger Proposal and abstain or vote against the Compensation Proposal and vice versa. The vote is an advisory vote and is not binding. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, Dover Downs may still pay such compensation to its named executive officers in accordance with the terms and conditions applicable to such compensation.

Q:
What constitutes a quorum?

A:
To conduct the business of the meeting, there must be a quorum. This means a majority of the voting power represented by Dover Downs Stock entitled to vote at the meeting, present in person or by proxy. You are considered a part of the quorum if you vote over the Internet, by telephone or by submitting a properly signed proxy card. If you are present in person or represented by proxy at the meeting, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. Because banks, brokers and other nominees who hold shares of Dover Downs Stock in “street name” on behalf of beneficial owners do not have discretionary authority to vote the shares with respect to the proposals described in this proxy statement/prospectus, a failure to instruct your broker, bank or other nominee to vote your shares held in “street name” with respect to at least one of the proposals means your shares will not be present in person or represented by proxy at the meeting and will not be counted toward determining whether a quorum exists. Failure of a quorum to be present at the meeting will necessitate an adjournment or postponement and will subject Dover Downs to additional expense.
Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with Dover Downs’ transfer agent, Computershare Trust Company NA, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement/prospectus and your proxy card have been sent directly to you by Dover Downs.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the Dover Downs Stock held in “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.
Q:
If my broker holds my Dover Downs shares in “street name,” will my broker vote my shares?

A:
If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. Please follow the instructions for voting that your bank, broker or other nominee sends you. If you receive instructions from more than one bank, broker or nominee, please respond to each set of instructions.

In accordance with the applicable rules, banks, brokers and other nominees who hold Dover Downs Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the matters to be considered at the meeting. Because banks, brokers and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement/prospectus, if you fail to provide your bank, broker or other nominee with voting instructions with respect to your shares held in “street name” with respect to at least one of the proposals, then those shares will not be present in person or represented by proxy at the meeting. Accordingly, there will be no broker non-votes and shares held in “street name” will not be voted on any of the proposals unless the bank, broker or other nominee has received voting instructions from its customer with respect to such proposal.
Q:
What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Dover Downs Stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your Dover Downs Stock is called a “proxy card.” The Dover Downs board of directors has designated Henry B. Tippie and Denis McGlynn and each of them with full power of substitution, as proxies for the meeting.

Q:
How do I vote?

A:
If you are a stockholder of record, there are four ways to vote:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet;

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

•
by attending the meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your Dover Downs Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.
Even if you plan to attend the meeting in person, you are strongly encouraged to vote your Dover Downs Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own, you may still vote your Dover Downs Stock in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and vote in person, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.
Q:
If a stockholder gives a proxy, how are the shares voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” some or none of the specific items of business to come before the meeting, or you may abstain from voting on all of the proposals.

If you properly sign and return your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted as recommended by the Dover Downs board of directors with respect to each proposal.
Q:
May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the meeting by:

•
submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•
delivering a written notice of revocation to Dover Downs’ Secretary;

•
signing another proxy card with a later date and returning it to Dover Downs prior to the meeting; or

•
attending the meeting and voting in person.

If you hold your shares of Dover Downs Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote; or contact Dover Downs’ proxy solicitor, Georgeson at 888-549-6618. You may also vote in person at the meeting if you obtain a valid legal proxy from your broker, bank or other nominee.
Q:
May I vote in person?

A:
Yes. If you are a stockholder of record of Dover Downs Stock at the close of business on February 5, 2019, you may attend the meeting and vote your shares in person, in lieu of submitting your proxy by telephone or by Internet or returning your signed proxy card.

Q:
What must I bring to attend the meeting?

A:
If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo, government-issued identification. Your admission ticket:

•
is attached to your proxy card;

•
can be printed from the online voting site; or

•
is a letter or a recent account statement showing your ownership of Dover Downs Stock as of the record date, if you hold shares through a bank, broker or other nominee.

No recording or other electronic devices will be allowed in the meeting and attendees will be subject to a security inspection.
Q:
Who will count the votes at the meeting?

A:
All votes will be counted by the independent inspector of election appointed for the meeting.

Q:
Where can I find the voting results of the meeting?

A:
Dover Downs intends to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days following the meeting. All reports that Dover Downs files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” beginning on page 203 of this proxy statement/prospectus.

Q:
Have any Dover Downs stockholders already agreed to vote for the Merger Proposal?

A:
Yes. The directors and officers of Dover Downs, with respect to all shares owned by them directly and representing 42% of the voting power of Dover Downs Stock entered into a voting agreement with Twin River (the “Voting Agreement”) under which they agreed, among other things, to vote in favor of the Merger Proposal, the Adjournment Proposal and any other matter necessary for consummation of the transactions that is considered at the meeting. The parties to the Voting Agreement are subject to restrictions on their ability to transfer their shares prior to the earlier of the effective time of the Merger and the termination of the Voting Agreement. The Merger Proposal requires the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders. The Voting Agreement has been entered into by certain of the Designated Stockholders and will not impact the results of the required vote in (2) above. See “Other Related Agreements — The Voting Agreement.”

Q:
What will happen to my Dover Downs equity-based awards in the Merger?

A:
For information on what happens to your Dover Downs equity-based awards in the Merger, see “The Merger — Treatment of Equity and Equity-Based Awards” beginning on page 71.

Q:
Will Twin River’s shares be listed on an exchange?

A:
Yes. It is a condition to the completion of the Merger that the shares of common stock of Twin River that will be issuable as consideration in the Merger be approved for listing on the NYSE or, if such shares do not meet the qualifications for listing on the NYSE, then on the Nasdaq Stock Market, subject to official notice of issuance. Twin River expects that its common stock will be approved for listing on the NYSE prior to the completion of the Merger. For more information, please see the section entitled “The Merger — Listing of Twin River Common Stock on Stock Exchange” beginning on page 72.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.
Q:
What do I need to do now?

A:
Dover Downs encourages you to read this proxy statement/prospectus, the annexes to this proxy statement/prospectus, including the Merger Agreement, and the other documents referred to in this proxy statement/prospectus carefully and consider how the Merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares. For additional information on voting procedures, see “The Meeting” beginning on page 45.

Q:
Should I send in my stock certificates now?

A:
No. Pursuant to the Merger Agreement, shortly after the Merger is completed, you will receive a letter of transmittal from the exchange agent with instructions for exchanging your shares of Dover Downs Stock for the Merger Consideration to which you are entitled upon completion of the Merger. After receiving the proper documentation from you, following the effective time of the Merger, the exchange agent will deliver to you the Twin River common stock in either certificated or book-entry form and any cash consideration to which you are entitled in lieu of fractional shares, if any. Please do not send in your stock certificates now.

Q:
When do you expect to complete the Merger?

A:
While there is no assurance that the Merger will close, the parties are working toward completing the Merger in early 2019. However, the exact timing of completion of the Merger cannot be predicted because the completion of the Merger is subject to conditions, including, among other things, adoption of the Merger Agreement by the Dover Downs stockholders and the receipt of regulatory approvals.

Q:
Do I have dissenters’ or appraisal rights?

A:
No, Dover Downs stockholders will not have appraisal rights under the DGCL with respect to the Merger because holders of Dover Downs Stock are not required to receive consideration other than shares of Twin River common stock (plus cash in lieu of fractional shares) in the Merger and shares of Twin River common stock will be listed on the NYSE immediately following the Merger. For additional information on appraisal rights, see “No Appraisal Rights” beginning on page 192.

Q:
Who is soliciting these proxies?

A:
Dover Downs is soliciting these proxies and the cost of the solicitation will be borne by Dover Downs, including the charges and expenses of record holders holding shares in their name as nominee that are incurred in connection with forwarding proxy materials to the beneficial owners of such shares.

In addition to the use of the mail, proxies may be solicited by Dover Downs’ officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. To help assure the presence, in person or by proxy, of the largest number of Dover Downs stockholders possible, Dover Downs has also retained Georgeson to assist in soliciting proxies on Dover Downs’ behalf. Dover Downs has agreed to pay Georgeson a proxy solicitation fee of  $15,000, plus reasonable out-of-pocket costs and expenses.

Q:
Will I be subject to U.S. federal income tax upon the exchange of Dover Downs Stock for Twin River common stock pursuant to the Merger?

A:
Dover Downs and Twin River believe that the Mergers, taken together as an integrated transaction, will meet the applicable requirements and constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Mergers,” the U.S. federal income tax consequences of the Mergers to U.S. holders and non-U.S. holders (as each is defined herein) of Dover Downs Stock generally will be as described below.

Assuming that the Mergers constitute a reorganization, a U.S. holder of Dover Downs Stock will not recognize gain or loss on the exchange of its Dover Downs Stock for shares of Twin River common stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share of Twin River common stock. A non-U.S. holder exchanging its Dover Downs Stock for shares of Twin River common stock pursuant to the Merger generally will not be subject to U.S. federal income tax in respect of the Merger, unless a non-U.S. holder is subject to FIRPTA Tax (as defined herein).
For a more detailed discussion of the material U.S. federal income tax consequences of the Mergers, see “Material U.S. Federal Income Tax Consequences” beginning on page 170.
The tax consequences of the Mergers for any particular Dover Downs stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, Dover Downs stockholders are urged to consult their tax advisors to determine the U.S. federal income tax consequences of the Merger to them, as well as the estate, gift, state, local or non-U.S. tax consequences of the Mergers.
Q:
Who can help answer my questions?

A:
If you have any questions concerning the Merger, the meeting or this proxy statement/prospectus, or would like additional copies of this proxy statement/prospectus or need help voting your Dover Downs Stock, please contact Dover Downs’ proxy solicitor:

1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: 888-549-6618

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Dover Downs stockholder. Accordingly, you are encouraged to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to herein. Each item in this summary includes a page reference directing you to a more complete description of that topic.
Parties to the Merger (Page 50)
Dover Downs Gaming & Entertainment, Inc.
1131 North DuPont Highway
Dover, Delaware 19901
(302) 674-4600
Dover Downs Gaming & Entertainment, Inc. is a public holding company that has two wholly owned subsidiaries: Dover Downs, Inc. and Dover Downs Gaming Management Corp. Dover Downs, Inc. was incorporated in 1967 and began motorsports and harness racing operations in 1969. In June of 1994, legislation authorizing video lottery operations in the State of Delaware was adopted. Dover Downs’ casino operations began on December 29, 1995. As a result of several restructurings, Dover Downs, Inc. became a wholly owned subsidiary of Dover Motorsports, Inc. (formerly known as Dover Downs Entertainment, Inc.) (“DVD”), and became the operating entity for all of DVD’s gaming operations. Dover Downs Gaming & Entertainment, Inc. was incorporated in Delaware in December 2001 as a wholly owned subsidiary of DVD. Effective March 31, 2002, DVD completed a tax-free spin-off of its gaming operations by contributing 100% of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs Gaming & Entertainment, Inc., and subsequently distributing 100% of Dover Downs’ issued and outstanding common stock to DVD stockholders. Immediately following the spin-off, Dover Downs became an independent publicly traded company. Dover Downs is a Delaware corporation listed on the NYSE under the symbol “DDE.”
Dover Downs owns the Dover Downs Hotel & Casino®, which is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,200 slots, a full complement of table games, including poker, and a newly expanded race and sports book taking single game wagers on professional and college sports. The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space. Live, premier harness racing is featured November through April, and horse racing is simulcast year-round. Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.
Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
(401) 475-8474
Twin River Worldwide Holdings, Inc. is a multi-jurisdictional owner of gaming and racing facilities. Twin River owns and manages two casinos in Rhode Island, one in Biloxi, Mississippi as well as a Colorado horse racetrack with off-track betting (“OTB”) licenses. Twin River’s flagship casino, the Twin River Casino, is located in Lincoln, Rhode Island and offers 162,000 square feet of gaming space on two floors with 4,220 video lottery terminals (“VLTs”) and 119 table games, including a poker room. Twin River also owns and manages a 136-room amenity hotel adjacent to the Twin River Casino which opened in October 2018. Furthermore, simulcast is offered at the Twin River Casino, and sports betting debuted in late 2018. Twin River also owns and manages the Tiverton Casino Hotel, which opened in September 2018. The Tiverton Casino Hotel features 1,000 VLTs, 32 table games and an 83-room hotel, and also features simulcast, restaurants and sports betting, which debuted in late 2018. In Mississippi, Twin River owns and manages the Hard Rock Hotel & Casino in Biloxi (the “Hard Rock Biloxi”) which features 1,200 VLTs, 52 table games, sports betting and a 479-room hotel. In addition, Twin River owns and manages Arapahoe Park in Aurora, Colorado, which offers live horse racing, a racebook and owns 13 OTB licenses.

Double Acquisition Corp.
c/o Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Double Acquisition Corp., or Merger Sub I, a Delaware corporation and indirect wholly owned subsidiary of Twin River, was formed solely for the purpose of facilitating the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub I has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub I will be merged with and into Dover Downs, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River.
DD Acquisition LLC
c/o Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
DD Acquisition LLC, or Merger Sub II, a Delaware limited liability company and indirect wholly owned subsidiary of Twin River, was formed solely for the purpose of facilitating the merger following the transaction and the other transactions contemplated by the Merger Agreement. Merger Sub II has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Subsequent Merger, the surviving corporation of the Merger will be merged with and into Merger Sub II, with Merger Sub II surviving as an indirect wholly owned subsidiary of Twin River and limited liability company.
The Merger Agreement and the Merger (Page 52)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.
Pursuant to the Merger Proposal, Dover Downs will become a subsidiary of Twin River under the terms of the Merger Agreement. If the Merger Proposal is approved by the requisite number of holders of Dover Downs Stock entitled to vote thereon other than those held by the Designated Stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River.
Merger Consideration (Page 52)
If the Merger is completed, each share of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Dover Downs or owned by Twin River or any direct or indirect wholly owned subsidiary of Dover Downs or Twin River) will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock of Twin River equal to the quotient obtained by dividing (1) the aggregate number of shares of Twin River common stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, multiplied by 0.07787658, by (2) the aggregate number of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, plus cash in lieu of any fractional shares. It is currently estimated that, immediately prior to the effective time of the Merger, Twin River will have 38,230,806 shares of common stock outstanding on a fully-diluted basis, and Dover Downs will have 33,422,553 shares of common stock outstanding on a fully-diluted basis. Based on the exchange ratio provided for in the Merger Agreement, it is estimated that each share of Dover Downs Stock outstanding on the closing date of the Merger will be cancelled and converted in the Merger into the right to receive 0.0890801 shares of common stock of the Combined Company. Accordingly, if a Dover Downs stockholder currently holds 1,000 shares of Dover Downs, he or she will be entitled to receive 89 shares of common stock of the Combined Company in the

Merger, plus a cash payment in lieu of fractional shares of common stock of the Combined Company. The foregoing is an estimate only, based on the number of shares of Twin River common stock and Dover Downs Stock outstanding on a fully-diluted basis, and is subject to change based on the actual fully-diluted share numbers as of the date the Merger is consummated. The number of shares of Twin River common stock to be issued as Merger Consideration is also subject to adjustment in the event of stock splits, stock dividends and similar transactions involving Dover Downs Stock, as well as for other changes in Twin River’s fully diluted shares of common stock outstanding resulting from stock repurchases, equity grants and other transactions. On January 18, 2019, the Twin River board of directors authorized a stock dividend of three additional shares of Twin River common stock for each share outstanding. The stock dividend was effected on January 24, 2019 to holders of record on that date. All share and per share information included in this proxy statement/prospectus is adjusted to reflect the impact of the stock dividend, unless otherwise indicated. As part of the Merger, Twin River’s common stock will be listed on the NYSE.
Ownership of the Combined Company (Page 52)
Based on the estimated number of shares of Dover Downs Stock and Twin River common stock outstanding immediately prior to the closing of the Merger, it is anticipated that, upon closing, existing Twin River stockholders will own 92.775% of the outstanding shares of Twin River common stock, and former Dover Downs stockholders will own 7.225% of the outstanding shares of Twin River common stock, in each case on a fully diluted basis.
Governance of Twin River Following the Merger (Page 71)
The corporate headquarters of the Combined Company is expected to be located in Lincoln, Rhode Island. The directors of Twin River serving on the Twin River board of directors immediately before the consummation of the Merger will continue to be the directors of Twin River immediately following the closing of the Merger. In connection with the Merger, Twin River and Dover Downs expect Jeffrey W. Rollins, a director and member of the audit committee of Dover Downs, to join the Twin River board of directors following the consummation of the Merger.
Recommendation of the Dover Downs Board of Directors; Dover Downs’ Reasons for the Merger (Page 58)
The Dover Downs board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Dover Downs and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Dover Downs board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
For information on Dover Downs’ reasons for the Merger and the recommendation of the Dover Downs board of directors, see the section entitled “The Merger — Recommendation of the Dover Downs Board of Directors; Dover Downs’ Reasons for the Merger” beginning on page 58 of this proxy statement/prospectus.
Opinion of the Financial Advisor to the Committee (Page 60)
On July 20, 2018, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), orally rendered its opinion to a committee of the Dover Downs board of directors consisting of independent directors (the “Committee”) (on which the Dover Downs board of directors was also permitted to rely and which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Committee dated July 20, 2018), as to, as of such date, the fairness, from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement. “Excluded Holders” refers to the directors and officers of Dover Downs, their respective immediate family members, RMT Trust, Twin River, Merger Sub I and their respective affiliates.
Houlihan Lokey’s opinion was furnished for the use of the Committee and the Dover Downs board of directors (each in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Committee, the Dover Downs board of directors, any security holder of Dover Downs or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.
The Meeting (Page 45)
Date, Time and Place
The meeting will take place at the Dover Downs Hotel & Casino, 1131 North DuPont Highway, Dover, Delaware 19901, on March 26, 2019, at 8:00 am, Eastern Time.
Purpose
At the meeting, Dover Downs will ask its stockholders of record as of the close of business on February 5, 2019, the record date, to vote on the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Record Date; Shares Entitled to Vote
You are entitled to vote at the meeting if you owned shares of Dover Downs Stock on the record date. The record date is February 5, 2019. You will have one vote at the meeting for each share of Dover Downs common stock you owned at the close of business on the record date. You will have ten votes at the meeting for each share of Dover Downs class A common stock you owned at the close of business on the record date.
As of February 5, 2019, Twin River’s directors and executive officers did not beneficially own any shares of Dover Downs Stock, except that Soohyung Kim may be deemed to beneficially own 48,060 shares of Dover Downs common stock held by certain funds managed by Standard General L.P. As noted below, Mr. Kim is the managing partner and chief investment officer of Standard General L.P.
Quorum
As of February 5, 2019, the record date, there were 18,552,930 shares of Dover Downs common stock outstanding and entitled to be voted at the meeting and 14,869,623 shares of Dover Downs class A common stock outstanding and entitled to be voted at the meeting. A quorum of stockholders is necessary to hold the meeting. The holders of a majority of the voting power represented by Dover Downs Stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum at the meeting.
Required Vote
The affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders, is required to approve the Merger Proposal. Assuming a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon. Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon.
Voting by Dover Downs’ Directors and Executive Officers
As of February 5, 2019, Dover Downs directors and executive officers beneficially owned 14,485,093 shares of Dover Downs Stock, which represented approximately 75% of the voting power of Dover Downs

Stock on that date. The directors and officers of Dover Downs, with respect to all shares owned by them directly and representing 42% of the voting power of Dover Downs Stock, entered into a voting agreement with Twin River under which they agreed, among other things, to vote in favor of the Merger Proposal, the Adjournment Proposal and any other matter necessary for consummation of the transactions that is considered at the meeting. The parties to the Voting Agreement are subject to restrictions on their ability to transfer their shares prior to the earlier of the effective time of the Merger and the termination of the Voting Agreement. The Merger Proposal requires the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders. The Voting Agreement has been entered into by certain of the Designated Stockholders and will not impact the results of the required vote in (2) above. See “Other Related Agreements — The Voting Agreement.”
Voting of Proxies
Any Dover Downs stockholder of record entitled to vote at the meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the meeting. If you are a beneficial owner and hold your Dover Downs Stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your Dover Downs Stock using the instructions provided by your broker, bank or other nominee. Under stock exchange rules, if you fail to instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee only has discretion to vote your shares on routine matters. Proposals 1, 2 and 3 in this proxy statement/prospectus are not routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee on how you wish to vote your shares.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to Dover Downs prior to the meeting or attending the meeting and voting in person. If you hold your Dover Downs Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote; or contact Dover Downs’ proxy solicitor, Georgeson at 888-549-6618.
Treatment of Equity and Equity-Based Awards (Page 71)
Dover Downs has granted restricted shares of Dover Downs common stock (“Dover Downs restricted stock”) to its employees, including its executive officers. Under the Merger Agreement, at the effective time of the Merger, each share of Dover Downs restricted stock will vest in full and will be converted into the right to receive the Merger Consideration in respect of one share of Dover Downs Stock. Following the completion of the Merger and the conversion of the Dover Downs restricted stock pursuant to the Merger Agreement, the restricted stock awards will terminate, and no further vesting, lapse, or other restrictions under the terms of the award agreements relating to Dover Downs restricted stock will apply.
Under the Merger Agreement, Dover Downs may not issue Dover Downs Stock, securities convertible into or exchangeable for Dover Downs Stock or other equity grants, except pursuant to the exercise or settlement of any already outstanding equity award or the issuance of annual equity awards in the ordinary course of business consistent with past practice. There are no outstanding stock options or other securities convertible into or exchangeable for Dover Downs Stock (other than the Dover Downs restricted stock).
Interests of Directors and Executive Officers of Dover Downs in the Merger (Page 164)
In considering the recommendations of the board of directors of Dover Downs, Dover Downs stockholders should be aware that certain directors and executive officers of Dover Downs have interests in the Merger that may differ from, or may be in addition to, the interests of Dover Downs stockholders generally. These interests are described in more detail and quantified below. The board of directors of Dover Downs was aware of these interests and considered them, among other matters, when it adopted the Merger Agreement and in making its recommendations that the Dover Downs stockholders approve the

Merger. These interests may include, among others: (1) indemnification to the fullest extent permitted under law, (2) the treatment of outstanding equity awards, (3) Mr. Rollins as a nominee to the board of directors of the Combined Company, and (4) change of control payments.
For a more complete summary of the interests of the directors and officers of Dover Downs in the Merger, see the section entitled “Interests of the Directors and Executive Officers of Dover Downs in the Merger” beginning on page 164 of this proxy statement/prospectus.
Regulatory Approvals (Page 71)
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated under the HSR Act, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger in certain circumstances. Dover Downs and Twin River are assessing HSR requirements and will file a notification and report if required under the HSR Act.
In addition, Dover Downs and Twin River must also obtain approval of the Merger from the Delaware gaming authority. Notice filings will be made in Rhode Island, Colorado and Mississippi. As of the date of this proxy statement/prospectus, regulatory approvals have not been obtained.
No Appraisal Rights (Page 192)
Dover Downs stockholders will not have appraisal rights under the DGCL with respect to the Merger because holders of Dover Downs Stock are not required to receive consideration other than shares of Twin River common stock (plus cash in lieu of fractional shares) in the Merger, and shares of Twin River common stock will be listed on the NYSE immediately following the Merger.
Listing of Twin River Common Stock on Stock Exchange (Page 72)
At this time, there is no established public trading market for Twin River common stock. Twin River common stock is not currently traded or quoted on a stock exchange or quotation system. At the closing of the Merger, Twin River will become a publicly traded company and the Twin River common stock is expected to be listed on the NYSE.
Conditions to Completion of the Merger (Page 86)
The obligations of Twin River, Dover Downs, Merger Sub I and Merger Sub II to complete the Merger are subject to the satisfaction of the following conditions:
•
the stockholder approval of the Merger Proposal having been obtained;

•
no governmental entity having enacted, issued, promulgated, enforced or entered any law, injunction or order making the Merger illegal or otherwise prohibiting the consummation of the Merger;

•
the approval of the Delaware gaming agency having been obtained, and filings with the gaming agencies in Rhode Island, Mississippi and Colorado having been made;

•
a registration statement relating to the issuance of Twin River common stock having been declared effective and no stop order or other proceeding suspending the effectiveness of the registration statement having been issued or initiated; and

•
the shares of Twin River common stock to be issued in connection with the Merger having been approved for listing on the NYSE or, if such shares do not meet the qualifications for listing on the NYSE, then on Nasdaq.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 86 of this proxy statement/prospectus.

No Solicitation of Alternative Proposals (Page 81)
Dover Downs has agreed that neither it nor any of its subsidiaries, nor any of their respective officers, directors or employees or any of their respective representatives will, without the consent of Twin River, directly or indirectly:
•
solicit, initiate or knowingly encourage the making, submission or announcement of any company acquisition proposal (as defined below);

•
furnish any nonpublic information regarding Dover Downs or any of its subsidiaries to any person in connection with or in response to a company acquisition proposal;

•
continue or otherwise engage or participate in any discussions or negotiations with any person with respect to any company acquisition proposal;

•
except in connection with a change of recommendation of the Dover Downs board of directors pursuant to the terms and conditions of the Merger Agreement, approve, endorse or recommend any company acquisition proposal; or

•
except in connection with a change of recommendation of the Dover Downs board of directors pursuant to the terms and conditions of the Merger Agreement, enter into any letter of intent, arrangement, agreement or understanding relating to any company acquisition transaction (as defined below).

Before obtaining the requisite stockholder approval in connection with the Merger, the foregoing non-solicitation covenants do not prohibit the Dover Downs board of directors, directly or indirectly through any officer, employee or representative, from furnishing nonpublic information regarding Dover Downs or any of its subsidiaries to, or entering into or participating in discussions or negotiations with, any person in response to an unsolicited, bona fide company acquisition proposal that the Dover Downs board of directors concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or could reasonably be expected to lead to a company superior offer (as defined below) if  (1) the Dover Downs board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such company acquisition proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (2) such proposal did not result from a breach of the non-solicitation covenant, (3) Dover Downs gives Twin River notice of its receipt of such proposal or request for non-public information, and (4) Dover Downs furnishes any nonpublic information provided to the maker of the company acquisition proposal only pursuant to a confidentiality agreement between Dover Downs and such person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the confidentiality agreement between Twin River and Dover Downs. Further, the non-solicitation covenant does not prohibit the Dover Downs board of directors from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any company acquisition proposal.
For more information, see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 81 of this proxy statement/prospectus.
Change of Dover Downs Board of Directors Recommendation (Page 82)
Dover Downs has agreed that, except as described in the next paragraph, it may not (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Dover Downs board recommendation with respect to the Merger Proposal in a manner adverse to Twin River or make any statement, filing or release, in connection with obtaining the required stockholder approvals or otherwise, inconsistent with the Dover Downs board recommendation with respect to the Merger Proposal, (2) approve, endorse or recommend any company acquisition proposal (any of the foregoing set forth in clauses (1) and (2), a “change of recommendation”), or (3) enter into a written definitive agreement providing for a company acquisition transaction.

The Dover Downs board of directors may at any time before obtaining the requisite stockholder approval in connection with the Merger (1) effect a change of recommendation in respect of a company acquisition proposal, and/or (2) if it elects to do so in connection with or following a change of recommendation, terminate the Merger Agreement in order to enter into a written definitive agreement providing for a company acquisition transaction, if:
•
a company acquisition proposal is made to Dover Downs by a third party, and such offer is not withdrawn;

•
the Dover Downs board of directors determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a company superior offer;

•
following consultation with outside legal counsel, the Dover Downs board of directors determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

•
Dover Downs gives Twin River five business days’ prior written notice of its intention to take such action, which notice includes the information with respect to such company superior offer (provided that any material revision or amendment to the terms of such company superior offer will require a new notice and, in such case, the notice period will be two business days rather than five business days); and

•
at the end of the five day or two day notice period, as applicable, the Dover Downs board of directors again makes the determination in good faith after consultation with outside legal counsel and a financial advisor that the company acquisition proposal continues to be a company superior offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Additionally, the Dover Downs board of directors may at any time before obtaining the requisite stockholder approval in connection with the Merger, if the Dover Downs board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, make a change of recommendation unrelated to a company acquisition proposal in response to an intervening event (as defined below), but only in the event that (1) Dover Downs provides to Twin River at least five business days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the intervening event, and (2) Twin River will not, within five business days after receipt of such notice from Dover Downs, have made a proposal that, if accepted, would be binding on Twin River and that has not been withdrawn, to make such adjustments in the terms and conditions of the Merger Agreement in a manner that would obviate the need for the Dover Downs board of directors to make a change of recommendation. If requested by Twin River, Dover Downs is required to negotiate with Twin River regarding any proposal by Twin River during such five business day period.
For more information, see the section entitled “The Merger Agreement — Change of Dover Downs Board of Directors Recommendation” beginning on page 82 of this proxy statement/prospectus.
Termination of the Merger Agreement (Page 87)
The Merger Agreement may be terminated at any time prior to the effective time of the Merger under the following circumstances:
•
by mutual written agreement of Twin River and Dover Downs;

•
by either Twin River or Dover Downs, if:

•
the Merger is not consummated by April 22, 2019, referred to as “the termination date.” If on such date all conditions to closing have been satisfied or are capable of being satisfied other than the receipt of approval of the gaming regulators in Delaware, or the making of filings with the applicable gaming regulators in Rhode Island, Mississippi or Colorado, the termination date will be July 22, 2019, referred to as the “outside date.” The right to terminate the agreement under this circumstance will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur by the termination date;
•
a governmental entity has enacted any law, injunction or order prohibiting the Merger, and such law is final and unappealable; or

•
the Dover Downs stockholders fail to adopt the Merger Agreement (both including and excluding the vote of the Designated Stockholders) at the meeting or any adjournment thereof.

•
by Twin River if:

•
the Dover Downs board of directors makes a change of recommendation, Dover Downs delivers a notice to Twin River of its intent to effect a change of recommendation and following the request in writing by Twin River the Dover Downs board of directors fails to publicly reaffirm its recommendation within five business days of receipt of such request;

•
Dover Downs breaches in any material respect its covenants regarding solicitation of alternative proposals;

•
Dover Downs breaches any of its representations, warranties or covenants, which breach would give rise to a failure of a closing condition to be satisfied by the termination date and such breach is not cured within 30 days after written notice of such breach is received by Dover Downs and Twin River is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement; or

•
a material adverse effect has occurred with respect to Dover Downs.

•
by Dover Downs if:

•
Twin River, Merger Sub I or Merger Sub II breaches any of their representations, warranties or covenants, which breach would give rise to a failure of a closing condition to be satisfied by the termination date and such breach is not cured within 30 days after written notice of such breach is received by Twin River and Dover Downs is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

•
Dover Downs, at any time prior to the approval by Dover Downs stockholders to adopt the Merger Agreement, makes a change of recommendation to accept a superior acquisition proposal and Dover Downs pays Twin River the $3 million termination fee; or

•
a material adverse effect has occurred with respect to Twin River.

For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus.
Expenses and Termination Fee (Page 88)
Other than as agreed in writing by the parties, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated. Dover Downs will pay Twin River a termination fee of  $3 million upon the occurrence of certain events contemplated by the Merger Agreement, including, but not limited to, the termination of the Merger Agreement by Twin River because the Dover Downs board of directors has effected a change of recommendation. Twin River will pay Dover Downs a termination fee of  $3 million upon the occurrence of certain events contemplated by the Merger Agreement, including, but not limited to, termination of the Merger Agreement by Twin River or Dover Downs if certain regulatory approvals have not been obtained prior to the outside date, provided that no company acquisition proposal has been publicly announced or otherwise communicated to senior management of the Dover Downs board of directors (and not subsequently withdrawn).

For more information, see the section entitled “The Merger Agreement — Expenses and Termination Fee” beginning on page 88 of this proxy statement/prospectus.
Accounting Treatment (Page 72)
The Merger will be accounted for using the acquisition method of accounting. Twin River will be treated as the acquirer for accounting purposes.
Material U.S. Federal Income Tax Consequences (Page 170)
Dover Downs and Twin River believe that the Mergers, taken together as an integrated transaction, will meet the applicable requirements and constitute a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Mergers,” the U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (as each is defined herein) of Dover Downs Stock generally will be as described below.
Assuming that the Mergers constitute a reorganization, a U.S. holder of Dover Downs Stock will not recognize gain or loss on the exchange of its Dover Downs Stock for shares of Twin River common stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share of Twin River common stock. A non-U.S. holder exchanging its Dover Downs Stock for shares of Twin River common stock pursuant to the Merger generally will not be subject to U.S. federal income tax in respect of the Merger, unless a non-U.S. holder is subject to FIRPTA Tax (as defined herein).
For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 170.
The tax consequences of the Merger for any particular Dover Downs stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, Dover Downs stockholders are urged to consult their tax advisors to determine the U.S. federal income tax consequences of the Merger to them, as well as the estate, gift, state, local or non-U.S. tax consequences of the Merger.
Dover Downs stockholders are strongly urged to consult with their tax advisors regarding the tax consequences of the Merger to them, including the effects of U.S. federal, state and local, foreign and other tax laws.
Federal Securities Law Consequences (Page 72)
All Twin River common stock received by Dover Downs stockholders upon consummation of the Merger will be freely tradable without restriction under the Securities Act, except that Twin River common stock received in the Merger by persons who become affiliates of Twin River for purposes of Rule 144 under the Securities Act may be transferred by them only pursuant to Rule 144, or as otherwise permitted under the Securities Act.
Risk Factors (Page 24)
You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
The following summary consolidated financial data of Dover Downs and summary consolidated financial data of Twin River are being provided to help you in your analysis of the financial aspects of the Merger. You should read this information in conjunction with the financial information included elsewhere in this proxy statement/prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dover Downs,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin River,” “Information About Dover Downs,” “Information About Twin River,” “Selected Historical Consolidated Financial Data of Dover Downs,” “Selected Historical Consolidated Financial Data of Twin River” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Summary Historical Consolidated Financial Data of Dover Downs
The following data of Dover Downs as of September 30, 2018, and for the nine-month periods ended September 30, 2018 and September 30, 2017, have been derived from the unaudited consolidated financial statements of Dover Downs included elsewhere in this proxy statement/prospectus. The following data of Dover Downs as of and for the years ended December 31, 2017 and 2016 have been derived from the audited consolidated financial statements of Dover Downs included elsewhere in this proxy statement/prospectus. This data reflects the adoption of ASU 2014-09 effective January 1, 2018 using the full retrospective method. See Note 3 “Summary of Significant Accounting Policies” in the notes to the Dover Downs audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dover Downs,” the consolidated financial statements of Dover Downs and the notes thereto and the unaudited pro forma condensed combined financial information of Dover Downs and Twin River included elsewhere in this proxy statement/prospectus.
	Nine Months Ended September 30,		Years Ended December 31,
In thousands, except per share data	2018	2017	2017	2016
Income Statement Data
Revenues	$133,299	$132,114	$176,428	$181,779
Expenses	133,221	131,982	176,354	179,680
Operating earnings	78	132	74	2,099
Interest expense	(598)	(634)	(840)	(863)
Other income	251	118	147	134
(Loss) earnings before income taxes	(269)	(384)	(619)	1,370
Income tax (expense) benefit	(120)	83	(523)	(612)
Net (loss) earnings	$(389)	$(301)	$(1,142)	$758
Comprehensive (loss) income	$(301)	$(217)	$(1,245)	$366
Net (loss) earnings per common share
Basic	$(0.01)	$(0.01)	$(0.04)	$0.02
Diluted	$(0.01)	$(0.01)	$(0.04)	$0.02

	As of September 30, 2018	As of December 31,
In thousands		2017	2016
Balance Sheet Data
Total assets	$161,309	$161,961	$170,518
Cash	$10,184	$10,714	$11,677
Total liabilities	$47,188	$47,652	$55,185
Total stockholders’ equity	$114,121	$114,309	$115,333

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2018	2017	2017	2016
Net Cash provided by (used in):
Operating activities	$6,010	$4,539	$6,700	$10,355
Investing activities	$(3,033)	$(1,767)	$(2,204)	$(2,818)
Financing activities	$(3,507)	$(3,859)	$(5,459)	$(6,356)
Summary Historical Consolidated Financial Data of Twin River
The following data of Twin River as of September 30, 2018 and for the nine-month periods ended September 30, 2018 and September 30, 2017 have been derived from the unaudited consolidated financial statements of Twin River included elsewhere in this proxy statement/prospectus. The following data of Twin River as of and for the years ended December 31, 2017 and 2016 have been derived from the audited consolidated financial statements of Twin River included elsewhere in this proxy statement/prospectus. This data reflects the adoption of ASU 2014-09 effective January 1, 2018 using the full retrospective method. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin River,” the consolidated financial statements of Twin River and the notes thereto and the unaudited pro forma condensed combined financial information of Dover Downs and Twin River included elsewhere in this proxy statement/prospectus.
	Nine Months Ended September 30,		Years Ended December 31,
In thousands, except per share data	2018	2017	2017	2016
Income Statement Data
Net revenue	$326,115	$321,499	$421,053	$414,817
Operating costs and expenses	240,163	225,766	297,330	302,361
Income from operations	85,952	95,733	123,723	112,456
Interest expense, net of amounts capitalized and interest income	(16,131)	(17,757)	(22,615)	(26,403)
Change in fair value of contingent value rights	—	—	—	(2,661)
Income before provision for income
taxes	69,821	77,976	101,108	83,392
Provision for income taxes	(20,513)	(34,883)	(38,861)	(38,553)
Net income	49,308	43,093	62,247	44,839
Deemed dividends related to change in fair value of common stock subject to possible redemption	(1,574)	(1,676)	(2,344)	(1,028)
Net income applicable to common stockholders	$47,734	$41,417	$59,903	$43,811
Net income per share
Basic	$1.29	$1.14	$1.64	$1.17
Diluted	$1.24	$1.08	$1.56	$1.12

	September 30, 2018	December 31,
In thousands		2017	2016
Balance Sheet Data
Cash and cash equivalents	$78,589	$85,814	$55,360
Total assets	$793,712	$718,134	$640,891
Total liabilities	$547,828	$532,278	$520,328
Total shareholders’ equity and temporary equity	$245,884	$185,856	$120,563

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2018	2017	2017	2016
Net cash provided by (used in)
Operating activities	$82,045	$76,679	$107,832	$70,692
Investing activities	$(97,902)	$(25,266)	$(47,485)	$(12,177)
Financing activities	$8,563	$(35,464)	$(28,933)	$(85,869)
Summary Unaudited Pro Forma Condensed Combined Financial Data
The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the Combined Company’s condensed financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Data of Twin River,” “Selected Historical Consolidated Financial Data of Dover Downs” and “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes.
The following summary pro forma condensed combined statements of income data for the year ended December 31, 2017 and the nine months ended September 30, 2018 assume the business combination was completed on January  1, 2017 (in thousands, except per share amounts):
Year Ended December 31, 2017
Pro forma net revenues	$597,977
Pro forma net income applicable to common stockholders	$61,042
Pro forma net income per share
Basic	$1.54
Diluted	$1.47
Cash dividends per share	$—
Nine Months Ended September 30, 2018
Pro forma net revenues	$459,414
Pro forma net income applicable to common stockholders	$52,517
Pro forma net income per share
Basic	$1.31
Diluted	$1.26
Cash dividends per share	$—

The following pro forma book value per share as of September 30, 2018 assumes the business combination was completed on September 30, 2018:
	Historical				Pro Forma Combined
	Twin River As of September 30, 2018	Dover Downs As of September 30, 2018	Twin River As of December 31, 2017	Dover Downs As of December 31, 2017	As of September 30, 2018
Book value per share	$6.12	$3.43	$5.65	$3.46	$7.69(a)

(a)
Pro forma book value per share of  $7.69 as of September 30, 2018 is calculated by dividing pro forma stockholders’ equity of  $317.9 million by Twin River’s common shares of 38,328,024 (including common stock subject to possible redemption and purchase of common stock with promissory notes) and the issuance of 2,994,527 common shares of Twin River common stock to Dover Downs in connection with the Merger, or 41,322,551 pro forma outstanding shares. Pro forma stockholders’ equity and the number of shares of Twin River common stock to be issued to Dover Downs stockholders in connection with the Merger were derived from the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

Historical Common Stock Market Price
Historical market price data for Twin River common stock has not been presented as there is no established trading market in Twin River common stock.
Shares of Dover Downs common stock currently trade on the NYSE under the symbol “DDE.” Shares of Dover Downs Class A common stock are not publicly traded but are freely convertible on a one-for-one basis into common stock at any time at the option of the holder thereof. There were (1) 514 holders of record of Dover Downs common stock and (2) 11 holders of record of Dover Downs class A common stock at the close of business on January 31, 2019. A number of Dover Downs stockholders hold their shares in “street name;” therefore Dover Downs believes that there are substantially more beneficial owners of Dover Downs Stock. Dover Downs did not pay any dividends on its common stock in 2018, 2017 or 2016.

RISK FACTORS
In determining whether to vote for the proposals at the meeting, you should carefully consider each of the following risks and all of the other information contained in this proxy statement/prospectus and the annexes hereto. The risks described below are not the only risks that Dover Downs and Twin River currently face or that the Combined Company will face after the completion of the Merger. Additional risks and uncertainties not currently known or that are currently expected to be immaterial also may materially and adversely affect Dover Downs’, Twin River’s or the Combined Company’s business and financial condition or the price of Twin River common stock following the completion of the Merger.
Risks Relating to the Merger
The market price for the Combined Company’s common stock may be affected by factors different from those that have historically affected Dover Downs Stock.
Following the Merger, Dover Downs stockholders will become stockholders of Twin River. The Combined Company’s business will differ from that of Dover Downs, and accordingly the results of operations of the Combined Company following the Merger will be affected by some factors that are different from those currently affecting the results of operations of Dover Downs. Further, Dover Downs is currently a public company and Twin River is currently a privately held company. Following the completion of the Merger, Twin River will be a public company, and its business and operations, including the business and operations conducted by Dover Downs prior to the completion of the Merger, will be subject to public company requirements, including Exchange Act reporting requirements, compliance with the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules promulgated thereunder by the SEC. The market price of the Combined Company’s common stock may be affected by the Combined Company’s ability to comply with such requirements, which will not have been applicable to Twin River prior to the completion of the Merger. This proxy statement/prospectus describes the business of Twin River and Dover Downs and also describes important factors to consider in connection with those businesses and the business of the Combined Company. For a discussion of these matters, see, for example, the sections entitled “Information About Dover Downs,” “Information About Twin River,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dover Downs,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin River,” “Index to Financial Statements” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.
Dover Downs stockholders cannot be sure of the market price of the Twin River common stock they will receive as consideration in the Merger.
Upon completion of the Merger, Dover Downs stockholders will receive shares of Twin River common stock. Shares of Twin River common stock are not currently listed for trading on a national securities exchange, although such shares will be approved for listing on the NYSE prior to the completion of the Merger.
The trading price of a share of Twin River common stock is currently uncertain, and there can be no assurance as to the values at which shares of the Combined Company’s common stock will publicly trade. In addition, after completion of the Merger, the trading price of the Combined Company’s common stock will be dependent on a number of factors, including general market and economic conditions, changes in the Dover Downs and Twin River businesses prior to the completion of the Merger and their operations and prospects and regulatory considerations, among other factors. Some of these factors and conditions are beyond the control of Dover Downs and Twin River.
In addition, although the shares of Twin River common stock issuable in the Merger will be listed on the NYSE upon completion of the Merger, an active public market may not develop or be sustained after the completion of the Merger given that Dover Downs stockholders will receive only 7.225% of the outstanding Twin River common stock. These circumstances could affect the ability to sell, or depress the market price of, shares of the Combined Company’s common stock. Twin River cannot predict the extent to which a trading market will develop or how liquid that market might become.

The exchange ratio is fixed and will not be adjusted up or down based on the market price of Dover Downs common stock or the value of a share of class A common stock.
Because the exchange ratio was fixed at the time that the Merger Agreement was signed, the number of shares that Dover Downs stockholders will receive in the Merger will not be adjusted as a result of any changes in the market price of a share of Dover Downs common stock or the value of a share of class A common stock prior to the consummation of the Merger.
Dover Downs stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.
Dover Downs stockholders currently have the right to vote in the election of the board of directors of Dover Downs and on other matters affecting Dover Downs. Upon the completion of the Merger, each Dover Downs stockholder who receives shares of Twin River common stock will become a stockholder of Twin River with a percentage ownership of Twin River that is much smaller than the stockholder’s current percentage ownership of Dover Downs. Further, upon the completion of the Merger, each owner of Dover Downs class A common stock who received shares of Twin River common stock will not only own a smaller percentage of the Combined Company, but will have significantly reduced voting power as a result of no longer holding 10 votes per share. Based on the estimated number of shares of Dover Downs Stock and Twin River common stock outstanding immediately prior to the closing of the Merger, it is anticipated that, upon closing, existing Twin River stockholders will own 92.775% of the outstanding shares of Twin River common stock, and former Dover Downs stockholders will own 7.225% of the outstanding shares of Twin River common stock, in each case on a fully diluted basis. Consequently, Dover Downs stockholders, as a group, will exercise less influence over the management and policies of the Combined Company than they currently may have over the management and policies of Dover Downs. For additional information, see “Description of Twin River Capital Stock” and “Certain Beneficial Owners of Twin River Common Stock.”
Twin River may fail to realize the anticipated benefits of the Merger.
The success of the Merger will depend on, among other things, Twin River’s ability to combine the businesses of Dover Downs and Twin River in a manner that permits growth opportunities and does not materially disrupt the existing businesses of Dover Downs or Twin River. If Twin River is not able to successfully achieve these objectives, it may not be able to realize the anticipated cost savings and synergies related to the Merger. The anticipated benefits of the Merger, including elimination of certain corporate overhead redundancies and improved property level efficiencies, may not be realized fully or at all or may take longer to realize than expected. Dover Downs and Twin River have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the disruption of Dover Downs’ or Twin River’s ongoing businesses or cause issues with standards, controls, procedures and policies that adversely affect the ability of Dover Downs or Twin River to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger.
The market price of Twin River common stock may decline if, among other factors, the integration of the Dover Downs and Twin River businesses is unsuccessful, operational cost savings estimates are not realized or the transaction costs related to the Merger are greater than expected. The market price of Twin River common stock also may decline if Twin River does not achieve the perceived benefits of the Merger as rapidly as, or to the extent, anticipated by industry analysts or if the effect of the Merger on Twin River’s financial results is not consistent with the expectations of industry analysts.
The closing of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.
The closing of the Merger is subject to a number of conditions as set forth in the Merger Agreement that must be satisfied or waived, including, among other things, (1) approval of the Merger Agreement and the Merger by the affirmative vote of  (A) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote on the Merger and (B) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote on the Merger other than the Designated Stockholders, (2) receipt of regulatory approvals, (3) the absence of orders prohibiting completion of the

Merger, (4) effectiveness of a registration statement relating to the issuance of Twin River common stock in the Merger, (5) approval of the shares of Twin River common stock to be issued to Dover Downs stockholders for listing on the NYSE or if such shares do not meet the qualifications for listing on the NYSE, then on Nasdaq, (6) the continued accuracy of representations and warranties by both parties (subject to applicable materiality qualifiers) and (7) the performance by both parties, in all material respects, of their covenants and agreements. In addition, if the Merger is not completed by April 22, 2019 (or July 22, 2019 if all conditions to closing have been satisfied other than receipt of regulatory approvals), either Dover Downs or Twin River may choose not to proceed with the Merger. There can be no assurance as to whether or when the conditions to the closing of the Merger will be satisfied or waived or as to whether or when the Merger will be consummated.
The Delaware regulatory authorities limit the ability of third parties to acquire 10% or more of the common stock of a licensee or, as to passive institutional investors, up to 15% of the common stock of the licensee, unless the acquiring stockholder has been granted a license by the Delaware regulatory authorities or such ownership is otherwise approved. The Delaware authorities recently adopted regulations substantially similar to those in effect in Rhode Island permitting a waiver of licensing for institutional shareholders who own up to 15% of a licensee. In Rhode Island, the institutional investor needs to make certain representations to the regulators confirming that (1) the securities it owns of the licensee are held in the ordinary course of business as an institutional investor and not for the purposes of causing, directly or indirectly, the election of a majority of the board of directors or any change in the corporate charter, bylaws, management, policies, or operations of the licensee, (2) it has no involvement in the business activities of the licensee, and (3) it does not have any intention of influencing or affecting, or participating in the business activities of the licensee. Once such a representation is made in one jurisdiction, it is not uncommon for an institutional investor to make the same representation in multiple jurisdictions. Twin River has two institutional stockholders, which have already been granted an institutional investor waiver of licensing in Rhode Island, that, as of February 6, 2019, have not sought such a waiver in Delaware. Should they fail to do so, or should their waiver request be denied, it could delay or prevent Delaware regulatory approval, which could delay or prevent the consummation of the Merger.
Termination of the Merger Agreement could negatively impact Dover Downs and Twin River.
If the Merger is not completed for any reason, including as a result of Dover Downs stockholders failing to approve the Merger Proposal, the ongoing businesses of Dover Downs may be adversely affected and, without realizing any of the anticipated benefits of having completed the Merger, Dover Downs would be subject to a number of risks, including the following:
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Dover Downs may experience negative reactions from the financial markets, including a decline of its stock price (which may reflect a market assumption that the Merger will be completed);

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Dover Downs may experience negative reactions from its customers, regulators and employees;

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Dover Downs will be required to pay certain costs relating to the Merger, whether or not the Merger is completed; and

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matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by Dover Downs management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Dover Downs as an independent company.

If the Merger Agreement is terminated and the Dover Downs board of directors seeks another merger, business combination or other transaction, Dover Downs stockholders cannot be certain that Dover Downs will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Dover Downs stockholders would receive in the Merger. Under specified circumstances, Dover Downs will be required to pay Twin River a termination fee upon the termination of the Merger Agreement. See the sections entitled “The Merger Agreement — Expenses and Termination Fee” beginning on page 88 of this proxy statement/prospectus for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when the termination fee and expense payment may be payable by Dover Downs.

Dover Downs and Twin River will be subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Dover Downs or Twin River. These uncertainties may impair Dover Downs’ or Twin River’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Dover Downs or Twin River to seek to change existing business relationships, cease doing business with Dover Downs or Twin River or cause potential new customers to delay doing business with Dover Downs or Twin River until the Merger has been successfully completed. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles or compensation structure. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Twin River’s business following the Merger could be negatively impacted. In addition, the Merger Agreement restricts Dover Downs and Twin River from making certain acquisitions and taking other specified actions, without the consent of the other party, until the Merger is completed. These restrictions may prevent Dover Downs or Twin River from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger Agreement — Conduct of Business” and “The Merger Agreement — Other Covenants and Agreements” beginning on pages 79 and 85, respectively, for a description of the restrictive covenants applicable to Dover Downs and Twin River.
Dover Downs directors and officers may have certain interests in the Merger that are different from, or in addition to, interests of Dover Downs stockholders. These interests may be perceived to have affected their decision to support or approve the Merger.
The interests of some of the directors and officers of Dover Downs may be different from those of Dover Downs stockholders, and directors and officers of Dover Downs may be participants in arrangements that are different from, or are in addition to, those of Dover Downs stockholders. These interests may present such directors or officers with actual or potential conflicts of interest. These interests include the continued employment of certain officers, service on the Twin River board of directors and continued indemnification and insurance with respect to claims arising out of or from services to Dover Downs. These interests also include the continuation of arrangements between Dover Downs and DVD. The Dover Downs board of directors was aware of and considered these interests when it determined that the terms of the Merger Agreement and the transactions contemplated thereby were in the best interests of, Dover Downs and its stockholders, and recommended that Dover Downs stockholders approve the Merger Proposal and the transactions contemplated by the Merger Agreement. For a more detailed description of these interests, see “Interests of the Directors and Executive Officers of Dover Downs in the Merger” beginning on page 164.
The Merger Agreement contains restrictions on the ability of Dover Downs to pursue other alternatives to the Merger.
The Merger Agreement contains non-solicitation provisions that, subject to limited exceptions, restrict the ability of Dover Downs to solicit, initiate or knowingly facilitate any inquiries regarding any third-party offer or proposal that might reasonably be expected to lead to a takeover proposal. Further, subject to limited exceptions, consistent with applicable law, the Merger Agreement provides that the Dover Downs board of directors will not withhold, withdraw or modify in a manner adverse to Twin River its recommendation that Dover Downs stockholders vote in favor of the Merger Proposal, and in specified circumstances, if Twin River requests, Twin River has a right to negotiate with Dover Downs in order to match any competing takeover proposals that may be made. Although the Dover Downs board of directors is permitted to take certain actions in response to a superior proposal or a takeover proposal that is reasonably likely to result in a superior proposal if it determines that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, doing so in specified situations could require Dover Downs to pay to Twin River a termination fee of  $3 million. See the sections entitled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 81 of this proxy statement/prospectus and “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87 of this proxy statement/prospectus for a more complete discussion of these restrictions and consequences.
Such provisions could discourage a potential acquirer that might have an interest in making a proposal from considering or proposing any such transaction, even if it were prepared to pay consideration with a higher value to Dover Downs stockholders than that to be paid in the Merger. The requirement to pay the termination fee or expense payment to Twin River in certain circumstances may result in a potential acquirer proposing to pay a lower per share price to acquire Twin River than it might otherwise have proposed to pay.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is unaudited and the actual financial condition and results of operations after the Merger may differ materially.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Dover Downs identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Dover Downs as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the unaudited pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 93.
The unaudited projections of Dover Downs and Twin River are based on various assumptions that may not prove to be correct.
The unaudited projections included under “The Merger — Certain Unaudited Projections” beginning on page 67 are based on assumptions of, and information available to, Dover Downs and Twin River at the time they were prepared. Neither Dover Downs nor Twin River know whether the assumptions they each made will prove correct. Any or all of such information may turn out to be wrong. The future financial results of Twin River and Dover Downs’ business, separately and together giving effect to the Merger, may differ materially from those expressed in the Projections (as defined herein) due to factors that are beyond Dover Downs’ or Twin River’s ability to control or predict. In view of these uncertainties, the inclusion of the Projections in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. The Projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the independent registered public accounting firms of Dover Downs or Twin River nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Dover Downs and Twin River assume no responsibility for, and disclaim any association with, the Projections. See “The Merger — Certain Unaudited Projections” beginning on page 67 for more information.
Dover Downs and Twin River will incur substantial transaction-related costs in connection with the Merger.
Dover Downs and Twin River have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the Merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of Dover Downs and Twin River. These costs may be higher than expected and could have a material adverse effect on Dover Downs’ and Twin River’s financial conditions and operating results.
Dover Downs and Twin River currently expect transaction related fees to be approximately $24.8 million. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset these and other incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Third parties may terminate or alter existing contracts or relationships with Dover Downs.
Dover Downs has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Dover Downs to obtain consents from these other parties in connection with the Merger. If consents under these agreements cannot be obtained, Dover Downs may suffer a loss of potential future revenues and may lose rights that are material to its respective businesses and the business of the Combined Company. In addition, third parties with whom Dover Downs currently has relationships may terminate or otherwise reduce the scope of their relationship with Dover Downs in anticipation of or following the Merger. Any such disruptions could limit the Combined Company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Agreement.
Two lawsuits have been filed challenging the Merger, and additional lawsuits may be filed in the future. An adverse ruling in any such lawsuit may delay the Merger or prevent the Merger from being completed.
Two lawsuits have been filed by purported stockholders of Dover Downs against Dover Downs and certain of its directors and officers challenging the Merger. The actions allege, among other things, that Dover Downs failed to provide adequate disclosures about the proposed Merger in violation of Sections 14(a) and 20(a) of, and Rule 14a-9 under, the Exchange Act. The actions seek, among other things, to enjoin the consummation of the Merger. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. One of the conditions to completion of the Merger is the absence of any applicable law (including any order) being in effect that prohibits consummation of the Merger. Accordingly, if any plaintiff in any such litigation is successful in obtaining an order that prohibits consummation of the Merger, then such order may prevent the Merger from being completed, or from being completed within the expected timeframe. Management currently believes that these lawsuits are without merit, and that there is a remote likelihood of a material loss arising from these matters. However, the outcome of any such legal proceeding is inherently uncertain and the defense or settlement of any lawsuit or claim may have a material adverse effect on Dover Downs’ business, financial condition or results of operations.
Risks Related to the Combined Company’s Capital Structure and Equity Ownership
Dover Downs’ and Twin River’s credit facilities contain, and the Combined Company’s future debt agreements will contain, covenants that could significantly restrict the Combined Company’s operations.
Dover Downs’ and Twin River’s credit facilities include, and the Combined Company’s future debt agreements will include, financial and other covenants. Their ability to comply with these provisions may be affected by general economic conditions, industry conditions and other events beyond their control. There can be no assurance that any party will be able to comply with these covenants. The failure to comply with a financial covenant or other restrictions contained in the agreements governing the indebtedness, may result in an event of default. An event of default could result in acceleration of some or all of the applicable indebtedness and the inability to borrow additional funds. The Combined Company does not have, and cannot be certain it would be able to obtain, sufficient funds to repay any such indebtedness if it is accelerated. Additionally, the Combined Company’s future debt agreements might contain numerous covenants imposing financial and operating restrictions on its business. These restrictions might affect its ability to operate its business, might limit its ability to take advantage of potential business opportunities as they arise and might adversely affect the conduct of its current business, including by restricting its ability to finance future operations and capital needs and limiting its ability to engage in other business activities.
The Combined Company’s existing and future indebtedness may limit its operating and financial flexibility.
The Combined Company would have had, on a pro forma basis, indebtedness of  $404.6 million as of September 30, 2018, substantially all of which is secured indebtedness. This indebtedness may have important negative consequences for the Combined Company, including:
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limiting its ability to satisfy its obligations;

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increasing its vulnerability to general adverse economic and industry conditions;

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limiting its flexibility in planning for, or reacting to, changes in its businesses and the markets in which it conducts its business;

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increasing its vulnerability to, and limiting its ability to react to, changing market conditions, changes in its industry and economic downturns;

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limiting its ability to obtain additional financing to fund its working capital requirements, capital expenditures, debt service, general corporate or other obligations;

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subjecting it to a number of restrictive covenants that, among other things, limit its ability to pay dividends and distributions, make acquisitions and dispositions, borrow additional funds and make capital expenditures and other investments;

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limiting its ability to use operating cash flow in other areas of its business because it must dedicate a significant portion of these funds to make principal and/or interest payments on its outstanding debt;

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exposing it to interest rate risk due to the variable interest rate on borrowings under its credit facility;

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causing its failure to comply with the financial and restrictive covenants contained in its current or future indebtedness, which could cause a default under that indebtedness and which, if not cured or waived, could have a material adverse effect on the Combined Company; and

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affecting its ability to renew gaming and other licenses necessary to conduct its business.

Servicing debt and funding other obligations requires a significant amount of cash, and the Combined Company’s ability to generate sufficient cash depends on many factors, some of which will be beyond its control.
The Combined Company’s ability to make payments on and refinance its indebtedness and to fund its operations and capital expenditures depends upon its ability to generate cash flow and secure financing in the future. The Combined Company’s ability to generate future cash flow depends, among other things, upon:
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its future operating performance;

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general economic conditions;

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competition; and

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legislative and regulatory factors affecting its operations and business.

Some of these factors will be beyond the control of the Combined Company. There can be no assurance that the Combined Company’s businesses will generate cash flow from operations or that future debt or equity financings will be available to it to enable it to pay its indebtedness or to fund other needs. The inability to generate cash flow could result in the Combined Company needing to refinance all or a portion of its indebtedness on or before maturity. If needed, there can be no assurance that the Combined Company will be able to refinance any of its indebtedness on favorable terms, or at all. Any inability to generate sufficient cash flow or refinance its indebtedness on favorable terms could have a material adverse effect on the Combined Company’s financial condition.
The market price of the Combined Company’s common stock could fluctuate significantly.
There have been periods of time when the U.S. securities markets have experienced significant price fluctuations. These price fluctuations may be day-to-day or they may last for extended periods of time. Significant price fluctuations in the securities markets as a whole may cause the market price of the Combined Company’s common stock to be volatile and subject to wide fluctuations. Historically, Twin River has been a privately held company without an active market for its shares. Twin River believes that some shareholders desire to sell shares that they have held for a substantial period of time. The trading volume of the Combined Company’s common stock may fluctuate and cause significant price variations to occur. Additional factors that could cause fluctuations in, or have a material adverse effect on, the stock price or trading volume of the Combined Company’s common stock include:
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general market and economic conditions, including market conditions in the gaming and hotel industries;

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actual or expected variations in quarterly operating results;

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differences between actual operating results and those expected by investors and analysts;

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sales of Twin River’s common stock by current shareholders looking to liquidate in the public market;

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changes in recommendations by securities analysts;

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operations and stock performance of competitors;

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accounting charges, including charges relating to the impairment of goodwill;

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significant acquisitions or strategic alliances by the Combined Company or by competitors;

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sales of Twin River’s common stock, including sales by Twin River’s directors and officers or significant investors; and

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recruitment or departure of key personnel.

There can be no assurance that the stock price of the Combined Company’s common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to the Combined Company’s performance.
Twin River has not yet determined the dividend policy for the Combined Company.
Twin River has not yet determined the dividend policy for the Combined Company. Twin River has not historically paid regular dividends. However, its board of directors is currently contemplating the Combined Company’s dividend policy and the Combined Company may pay dividends in the future. Any determination to pay dividends in the future will be at the discretion of the Combined Company’s board of directors and will depend upon among other factors, the Combined Company’s earnings, cash requirements, financial condition, requirements to comply with the covenants under its debt instruments and the Regulatory Agreement (as defined herein), legal considerations, and other factors that the Combined Company’s board of directors deems relevant. If the Combined Company does not pay dividends, then the return on an investment in its common stock will depend entirely upon any future appreciation in its stock price. There is no guarantee that Twin River’s common stock will maintain its value or appreciate in value.
Twin River is a holding company and will depend on its subsidiaries for dividends, distributions and other payments.
At the completion of the Merger, Twin River will be structured as a holding company, a legal entity separate and distinct from its subsidiaries. Twin River’s only significant asset is the capital stock or other equity interests of its operating subsidiaries. As a holding company, Twin River will conduct all of its business through its subsidiaries. Consequently, Twin River’s principal source of cash flow, including cash flow to pay dividends, will be dividends and distributions from its subsidiaries. If Twin River’s subsidiaries are unable to make dividend payments or distributions to it and sufficient cash or liquidity is not otherwise available, Twin River may not be able to pay dividends. In addition, Twin River’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors.

A market downturn may negatively impact the Combined Company’s access to financing.
During recent years the U.S. economy has come out of recession. However, such recent positive indications could prove temporary and a downturn could occur. Some believe that the equity markets are overvalued. A downturn in the financial markets or market volatility could negatively impact the Combined Company’s ability to access capital and financing (including financing necessary to refinance the Combined Company’s existing indebtedness), on terms and at prices acceptable to it, that the Combined Company would otherwise need in connection with the operation of its businesses.
As an emerging growth company, the Combined Company intends to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in the Combined Company’s common stock being less attractive to investors.
The Combined Company will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups (JOBS) Act and the Combined Company intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced financial reporting requirements. Twin River cannot predict if investors will find the Combined Company common stock less attractive because the Combined Company will rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for the Combined Company’s common stock, the Combined Company’s stock price may be more volatile and it may be difficult for the Combined Company to raise additional capital as and when the Combined Company needs it. If the Combined Company is unable to raise additional capital as and when the Combined Company needs it, the Combined Company’s financial condition and results of operations may be materially and adversely affected.
The Combined Company may take advantage of these reporting exemptions until the Combined Company is no longer an emerging growth company, which in certain circumstances could be for up to five years. The Combined Company will remain an “emerging growth company” until the earliest of  (1) the last day of the first fiscal year in which the Combined Company’s annual gross revenues exceed $1.07 billion, (2) the date that the Combined Company becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of the Combined Company’s shares that are held by non-affiliates exceeds $700 million as of the last business day of the Combined Company’s most recently completed second fiscal quarter, (3) the date on which the Combined Company has issued more than $1.0 billion in nonconvertible debt during the preceding three-year period and (4) the last day of the Combined Company’s fiscal year containing the fifth anniversary of the date on which shares of the Combined Company’s common stock become publicly traded in the United States.
The Combined Company will incur increased costs and become subject to additional regulations and requirements as a result of being a public company, and the Combined Company’s management will be required to devote substantial time to new compliance matters, which could lower the Combined Company’s profits or make it more difficult to run its business.
As a public company, the Combined Company will incur significant legal, accounting and other expenses that Twin River did not incur as a private company, and these expenses may increase even more after the Combined Company is no longer an “emerging growth company.” The Combined Company will also incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and the national securities exchange on which the Combined Company’s stock will trade. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. The Combined Company expects these rules and regulations to increase its legal and financial compliance costs and to make some activities more time-consuming and costly, although it is currently unable to estimate these costs with any degree of certainty. In addition, the Combined Company will not be a smaller reporting company or a controlled company and as such will not be able to take advantage of the scaled disclosure requirements to which Dover Downs is currently subject. The Combined Company’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements.

The Combined Company will be obligated to develop and maintain proper and effective internal control over financial reporting and any failure to do so may adversely affect investor confidence in the Combined Company and, as a result, the value of the Combined Company’s common stock.
Following a transition period afforded to companies that were not previously SEC reporting companies, the Combined Company will be required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, its assessment of the effectiveness of its internal control over financial reporting. The assessment will need to include disclosure of any material weaknesses identified by the Combined Company’s management in the Combined Company’s internal control over financial reporting. The Combined Company also will be required to disclose significant changes made in its internal control procedures on a quarterly basis. The process of designing, implementing and testing internal controls over financial reporting is time consuming, costly and complicated. However, for as long as the Combined Company remains an emerging growth company as defined in the JOBS Act, the Combined Company intends to take advantage of the exemption permitting the Combined Company not to comply with the independent registered public accounting firm attestation requirement.
Twin River’s independent registered public accounting firm believes that Twin River had a material weakness in internal control over financial reporting when it prepared financial statements as a private company relating to non-cash stock based compensation. Twin River remediated the issue in 2018 by retaining an accounting consulting firm to provide additional depth and breadth in its technical accounting and financial reporting capabilities which it intends to continue to retain until permanent technical accounting resources are identified and hired. No assurance can be given as to the timing for Twin River to recruit additional qualified accounting and finance personnel to provide needed levels of expertise in its internal accounting function.
If the Combined Company is unable to successfully remediate any future deficiencies or weaknesses in its internal control over financial reporting, or if it identifies any additional deficiencies or weaknesses, the accuracy and timing of the Combined Company’s financial reporting could be adversely affected, the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in the Combined Company’s financial reporting and/or the Combined Company’s stock price may decline as a result.
Future sales of Twin River common stock in the public market by existing holders of Twin River common stock could cause volatility in the price of Twin River common stock or cause the share price to fall.
Many of Twin River’s stockholders have held Twin River shares since Twin River emerged from reorganization proceedings in 2010, and one of the reasons that the Twin River board of directors determined to pursue the Merger was to enable Twin River shares to be listed and traded on a national securities exchange. Management of Twin River believes that a significant portion of its outstanding shares will be eligible for resale under Rule 144 after the completion of the Merger as described in the section entitled “Shares Eligible for Future Sale” beginning on page 180 of this proxy statement/prospectus. In addition, Twin River may file a registration statement with the SEC to register the resale of restricted shares of Twin River common stock by Twin River stockholders. If holders of Twin River common stock sell or offer to sell substantial amounts of Twin River common stock in the public market following the Merger, the market price of Twin River common stock could be extremely volatile. The perception in the public market that holders of Twin River common stock might sell a significant number of shares of common stock could also create a perceived overhang and depress the Combined Company’s market price.
Risks Relating to the Combined Company Following the Merger
The Combined Company’s business will be particularly sensitive to reductions in consumers’ discretionary spending as a result of competition, downturns in the economy or other changes it cannot accurately predict.
Consumer demand for casinos and casino hotel properties, such as those of Twin River and Dover Downs, is sensitive to downturns in the economy and the associated impact on discretionary spending on leisure activities. Any adverse change in general economic conditions can adversely affect consumer spending, which can have a negative impact on the ability of the Combined Company to generate revenues from its operations. Increases in gasoline prices, including increases prompted by global political and economic instabilities, can adversely affect its operations because most of its patrons travel to its properties by car. Adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, rising prices, inflation, acts of war or terrorism, natural disasters, declining consumer confidence or significant declines in the stock market could lead to a reduction in discretionary spending on entertainment and leisure activities, which could adversely affect the Combined Company’s business, financial condition and results of operations.
Various competitive properties have opened or will be opening in the future that may affect Twin River’s flagship casino in Rhode Island. In November 2011, the Expanded Gaming Act was signed into law in Massachusetts, which allows up to three commercial destination resort casinos located in three geographically diverse regions across the state and a single slots facility for one location statewide. In February 2014, the Massachusetts Gaming Commission awarded the slots-only gaming license to Plainridge Park Casino in Plainville which opened in June 2015. In the third quarter of this year, MGM opened the $1.0 billion Springfield resort casino in Springfield, Massachusetts and the $2.5 billion Wynn resort casino near Boston (“Encore-Boston”) is scheduled to open in 2019. Twin River has taken various steps designed to increase its competitive position, including building a hotel adjacent to its Twin River Casino facility near Providence, Rhode Island, constructing a new facility in Tiverton, Rhode Island and obtaining regulatory approvals on changes in gaming operations designed to bolster Twin River’s competitive position. There can be no assurance that these steps will be effective or as to the ultimate effect of this additional competition. Construction of a tribal casino in Taunton, Massachusetts is currently on hold following a U.S. Department of the Interior ruling in September 2018 regarding the validity of the tribe’s land in trust. The tribe has initiated litigation challenging this decision in the U.S. District Court. Further, companion Senate and House bills have been introduced in Congress that would award the land in trust to the tribe and prevent any further litigation, including pending cases, with regard to its status. The outcome of this litigation and the likelihood of the proposed legislation is inherently uncertain. The Massachusetts law allows the Massachusetts Gaming Commission (“MGC”) at its discretion to award one additional commercial casino license, limited to the southeast region of the Commonwealth. The MGC is currently soliciting public comment on this issue as it continues to evaluate whether to issue such license.
The inherent uncertainty concerning the effects of competition in Massachusetts and elsewhere on the Combined Company may adversely affect trading prices for the Combined Company’s shares or its ability to pursue potential strategic transactions.
The gaming industry is very competitive and increased competition, including through legislative legalization or expansion of gaming by states in or near where the Combined Company owns facilities or through Native American gaming facilities and internet gaming, could adversely affect the Combined Company’s financial results.
The Combined Company will face significant competition in all of the areas in which it conducts its business. Increased competitive pressures may adversely affect the Combined Company’s ability to continue to attract customers or affect its ability to compete efficiently.
Several of the facilities on which Twin River and Dover Downs conduct their business are located in jurisdictions that restrict gaming to certain areas and/or may be affected by state laws that currently prohibit or restrict gaming operations. The Combined Company also faces the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow. Budgetary pressures faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for the Combined Company’s business, or create competitive pressures, depending on where the legalization occurs and the Combined Company’s ability to capitalize on it. The Combined Company’s ability to attract customers to the existing casinos which it owns could be significantly and adversely affected by the legalization or expansion of gaming in certain jurisdictions and by the development or expansion of Native American casinos in areas where its customers may visit.
In addition, the Combined Company’s competitors may refurbish, rebrand or expand their casino offerings, which could result in increased competition. In addition, changes in ownership may result in improved quality of the Combined Company’s competitors’ facilities, which may make such facilities more competitive.

Dover Downs and Twin River also compete with other forms of legalized gaming and entertainment such as bingo, pull-tab games, card parlors, sports books, pari-mutuel or simulcast betting on horse and dog racing, state-sponsored lotteries, instant racing machines, VLTs (including racetracks that offer VLTs), video poker terminals and, in the future, the Combined Company may compete with gaming or entertainment at other venues. Furthermore, competition from internet lotteries and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from the facilities the Combined Company owns and thus adversely affects its business. Such internet wagering services are likely to expand in future years and become more accessible to domestic gamblers as a result of U.S. Department of Justice positions related to the application of federal laws to intrastate internet gaming and initiatives in some states to consider legislation to legalize intrastate internet wagering. The law in this area has been rapidly evolving, and additional legislative developments may occur at the federal and state levels that would accelerate the proliferation of certain forms of internet gaming in the United States.
In addition, in May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992, a federal statute enacted to stop the spread of state-sponsored sports gambling. This decision has the effect of lifting federal restrictions on sports wagering and leaves jurisdictions to determine the legality of sports wagering. While new federal online gaming legislation has been introduced in Congress from time to time, there has been no federal legislative response to the Supreme Court’s decision.
As a result, Washington D.C., Nevada, Delaware, Mississippi, New Jersey, Pennsylvania, Rhode Island, West Virginia, and New Mexico have passed legislation authorizing fixed-odds sports betting. Twin River’s Rhode Island and Mississippi properties now offer sports wagering pursuant to state law, and will continue to do so at the Combined Company’s Delaware location.
The Combined Company may also face competition from other gaming facilities which are able to offer sports wagering services following the enactment of applicable legislation. A law authorizing sports betting in New York was enacted in 2013, but regulations to implement that law have yet to be promulgated, and a measure to allow for full-scale sports betting failed in June 2018. Numerous states that border the Combined Company’s locations have pending or proposed legislation which would allow for sports betting, including Connecticut, Massachusetts, Maryland, Louisiana, Tennessee, Oklahoma and Kansas, each of which could have an adverse effect on the Combined Company’s financial results.
The Combined Company’s gaming operations will rely heavily on technology services provided by third parties. In the event that there is an interruption of these services to the Combined Company, it may have an adverse effect on the Combined Company’s operations and financial conditions.
Twin River and Dover Downs engage a number of third parties to provide gaming operating systems for the facilities they own. As a result, the Combined Company will rely on such third parties to provide uninterrupted services in order to run its business efficiently and effectively. In the event one of these third parties experiences a disruption in its ability to provide such services (whether due to technological difficulties or power problems), this may result in a material disruption at the casinos which the Combined Company owns and have a material effect on its business, operating results and financial condition.
Any unscheduled interruption in the Combined Company’s technology services is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of its gaming operations, cloud computing and lottery systems. Such interruptions may occur as a result of, for example, catastrophic events or rolling blackouts. The Combined Company’s systems are also vulnerable to damage or interruption from earthquakes, floods, fires, telecommunication failures, hurricanes, terrorist attacks, computer viruses, computer denial-of-service attacks and similar events.
The Combined Company’s business may be harmed from cyber security risk and it may be subject to legal claims if there is loss, disclosure or misappropriation of or access to its guests’ or its business partners’ or its own information or other breaches of its information security.
Twin River and Dover Downs make extensive use of online services and centralized data processing, including through third party service providers. Each of Twin River and Dover Downs have experienced cyber attacks, attempts to breach their systems and other similar incidents. The secure maintenance and transmission of customer information will be a critical element of the Combined Company’s operations. The Combined Company’s information technology and other systems that maintain and transmit guest information, or those of service providers, business partners or employee information may be compromised by a malicious third party penetration of its network security, or that of a third party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees, or those of a third party service provider or business partner. As a result, the Combined Company’s guests’ information may be lost, disclosed, accessed or taken without its guests’ consent.
In addition, third party service providers and other business partners process and maintain proprietary business information and data related to the Combined Company’s employees, guests, suppliers and other business partners. The Combined Company’s information technology and other systems that maintain and transmit this information, or those of service providers or business partners, may also be compromised by a malicious third party penetration of its network security or that of a third party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees or those of a third party-service provider or business partner. As a result, the Combined Company’s business information, guest, supplier and other business partner data may be lost, disclosed, accessed or taken without their consent.
Any such loss, disclosure or misappropriation of, or access to, guests’ or business partners’ information or other breach of the Combined Company’s information security can result in legal claims or legal proceedings, including regulatory investigations and actions, may have a serious impact on the Combined Company’s reputation and may adversely affect its businesses, operating results and financial condition. Furthermore, the loss, disclosure or misappropriation of the Combined Company’s business information may adversely affect its reputation, businesses, operating results and financial condition.
The Combined Company will be subject to extensive state and local regulation and licensing, and gaming authorities have significant control over its operations, which could have an adverse effect on its business.
Gaming Regulation
The ownership and operation of casino gaming and horseracing facilities are subject to extensive state and local regulation, and regulatory authorities at the state and local levels have broad powers with respect to the licensing of these businesses and may revoke, suspend, condition or limit the Combined Company’s gaming or other licenses, impose substantial fines and take other actions, each of which poses a significant risk to its business, financial condition and results of operations. Dover Downs and Twin River currently hold all state and local licenses and related approvals necessary to conduct their respective present operations, but must periodically apply to renew many of these licenses and registrations. There can be no assurance that the Combined Company will be able to obtain such renewals. Any failure to maintain or renew existing licenses, registrations, permits or approvals would have a material adverse effect on the Combined Company. Furthermore, if additional gaming laws or regulations are adopted, these regulations could impose additional restrictions or costs that could have a significant adverse effect on the Combined Company.
Any of the Rhode Island Department of Business Regulation and the Division of Lotteries of the Rhode Island Department of Revenue, the Mississippi Gaming Commission, the Delaware Gaming Commission or the Colorado Racing Commission may, in their discretion, require certain holders of any securities issued by the Combined Company to file applications, be investigated and be found suitable to own the Combined Company’s securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of its respective state. The Rhode Island regulatory authorities limit the ability of third parties to acquire (1) 5% or more of Twin River common stock, unless the stockholder has been granted a gaming license or the ownership is otherwise approved by the Rhode Island regulatory authorities, (2) 20% or more of Twin River outstanding common stock, unless the acquiring stockholder has been granted a gaming license by the Rhode Island regulatory authorities or such ownership is otherwise approved or (3) as to passive institutional investors, generally 15% or more of Twin River common stock, but in all cases the amount approved by the Rhode Island regulatory authorities with respect to that investor.
The Delaware regulatory authorities will limit the ability of third parties to acquire 10% or more of the Combined Company common stock, or, as to passive institutional investors, up to 15% of the Combined

Company common stock, unless the acquiring stockholder has been granted a license by the Delaware regulatory authorities or such ownership is otherwise approved. The Delaware authorities recently adopted regulations substantially similar to those in effect in Rhode Island permitting a waiver for institutional shareholders who own up to 15% of a regulated company. The costs of any investigation conducted by any of these or other gaming authorities under these circumstances must be paid by the applicant, and refusal or failure to pay these charges may constitute grounds for a finding that the applicant is unsuitable to own the securities. If any of these or other gaming authorities determines that a person is unsuitable to own the Combined Company’s securities, then, under the applicable gaming or horse racing laws and regulations, the Combined Company could be sanctioned, including the loss of approvals, if, without the prior approval of the applicable gaming authority, the Combined Company conducts certain business with the unsuitable person.
The Combined Company’s officers, directors and key employees will also be subject to a variety of regulatory requirements and various licensing and related approval procedures in the various jurisdictions in which the Combined Company’s subsidiaries manage gaming facilities. If any applicable gaming authority were to find an officer, director, or key employee of the Combined Company unsuitable for licensing or unsuitable to continue having a relationship with it, the Combined Company would have to sever all relationships with that person. Furthermore, the applicable gaming authority may require the Combined Company to terminate the employment of any person who refuses to file appropriate applications. Either result could materially adversely affect the Combined Company’s gaming operations.
Applicable gaming laws and regulations may restrict the Combined Company’s ability to issue certain securities, incur debt and undertake other financing activities. Such transactions would generally require notice and/or approval of the applicable gaming authorities, and the Combined Company’s financing counterparties, including lenders, might be subject to various licensing and related approval procedures in the various jurisdictions in which the Combined Company manages gaming facilities. Applicable gaming laws further limit the Combined Company’s ability to engage in certain competitive activities and impose requirements relating to the composition of the Combined Company’s board of directors and senior management personnel. If state regulatory authorities were to find any person unsuitable with regard to his, her or its relationship to the Combined Company or any of its subsidiaries, the Combined Company and its subsidiaries would be required to sever its and their relationships with that person, which could materially adversely affect the Combined Company’s business.
The Combined Company’s operations in Delaware, Colorado and Mississippi are generally subject to significant revenue based taxes and fees in addition to normal federal, state and local income taxes, and such taxes and fees are subject to increase at any time. In addition, from time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Further, worsening economic conditions could intensify the efforts of Delaware, Colorado and Mississippi and applicable local governments to raise revenues through increases in gaming taxes and/or property taxes. It is not possible to determine with certainty the likelihood of changes in tax laws in these jurisdictions or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes and/or property taxes, and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on the Combined Company’s future financial results.
Other Regulation
State and local authorities will require the Combined Company and its subsidiaries to demonstrate suitability to obtain and maintain various other licenses, and require that the Combined Company have registrations, permits and approvals, to sell alcoholic beverages and tobacco in its facilities and to operate its food service facilities. Although these regulations do not specifically restrict gaming operations, as a practical matter, a failure to maintain any of such licenses, registrations, permits and approvals would make the Combined Company’s gaming facilities less attractive to gaming patrons and could result in substantially reduced revenues.

Failure to comply with the terms of the Rhode Island Regulatory Agreement could result in a breach and could harm the Combined Company’s business.
Twin River is currently a party to a regulatory agreement, which is referred to in this proxy statement/prospectus as the “Regulatory Agreement,” with Rhode Island regulatory agencies. The Regulatory Agreement imposes certain affirmative and negative covenants on Twin River. For more detail on the Regulatory Agreement see the section entitled “Information About Twin River — Governmental Regulation.” A failure to comply with the provisions in the Regulatory Agreement could subject the Combined Company to injunctive or monetary relief, payments to the Rhode Island regulatory agencies and ultimately the revocation or suspension of its licenses to operate in Rhode Island. Any such remedy could have a significant effect on the Combined Company. In addition, the Regulatory Agreement prohibits Twin River and its subsidiaries from owning or managing any properties in Massachusetts, Connecticut or New Hampshire, which may adversely affect the Combined Company’s growth and market opportunity in those states.
Because Dover Downs and Twin River own real property, the Combined Company will be subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.
Dover Downs and Twin River are subject to various federal, state and local environmental laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid, animal and hazardous wastes and exposure to hazardous materials. These laws and regulations, which are complex and subject to change, include United States Environmental Protection Agency regulations. In addition, Twin River’s horseracing facility is subject to state laws and regulations that address the impacts of manure and wastewater generated by Concentrated Animal Feeding Operations (“CAFO”) on water quality, including, but not limited to, storm water discharges. CAFO regulations include permit requirements and water quality discharge standards. Enforcement of CAFO regulations has been receiving increased governmental attention. Compliance with these and other environmental laws can, in some circumstances, require significant capital expenditures. For example, the Combined Company may incur future costs under existing and new laws and regulations pertaining to storm water and wastewater management at its racetracks. Moreover, violations can result in significant penalties and, in some instances, interruption or cessation of operations.
Dover Downs and Twin River are also subject to laws and regulations that create liability and cleanup responsibility for releases of regulated materials into the environment. Certain of these laws and regulations impose strict, and under certain circumstances joint and several, liability on a current or previous owner or operator of property for the costs of remediating regulated materials on or emanating from its property. The costs of investigation, remediation or removal of those substances may be substantial. The presence of, or failure to remediate properly, such materials may materially adversely affect the ability to sell or rent such property or to borrow funds using such property as collateral. Additionally, as an owner or manager of real property, the Combined Company could be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from third party sites when the owner sent wastes for disposal or treatment. These laws typically impose cleanup responsibility and liability without regard to whether the owner or manager knew of or caused the presence of the contaminants and the liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. In addition, environmental requirements address the impacts of development on wetlands.
The possibility exists that contamination, as yet unknown, may exist on Dover Downs’ or Twin River’s properties. There can be no assurance that the Combined Company will not incur expenditures for environmental investigations or remediation in the future.
The Combined Company operations will be largely dependent on the skill and experience of its management and key personnel. The loss of management and other key personnel could significantly harm its business, and it may not be able to effectively replace members of management who leave the Combined Company.
The Combined Company expects to experience strong competition in hiring and retaining qualified property and corporate management personnel, including competition from Native American gaming facilities that are not subject to the same taxation regimes as it is and therefore may be willing and able to pay higher rates of compensation. From time to time, a number of vacancies in key corporate and property management positions at the Combined Company can be expected. If the Combined Company is unable to successfully recruit and retain qualified management personnel at its facilities or at its corporate level, its results of operations could be adversely affected.
In addition, the Combined Company’s officers, directors and key employees are required to file applications with the gaming authorities in each of the jurisdictions in which it conducts its business and is required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Combined Company, it would have to sever all relationships with that person. Furthermore, the gaming authorities may require the Combined Company to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair the Combined Company’s operations.
The Combined Company is subject to risks relating to mechanical failure
All of the Combined Company’s facilities will generally be subject to the risk that operations could be halted for a temporary or extended period of time, as the result of casualty, forces of nature, mechanical failure, or extended or extraordinary maintenance, among other causes. In addition, the Combined Company’s gaming operations could be damaged or halted due to extreme weather conditions. These risks are particularly pronounced at Twin River’s Hard Rock Biloxi property because of its location adjacent to water and the potential for hurricanes in the Gulf of Mexico.
The Combined Company is or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact its business and financial condition
From time to time, Dover Downs and Twin River are named in lawsuits or other legal proceedings relating to their respective businesses. In particular, the nature of their business subjects them to the risk of lawsuits filed by customers, past and present employees, stockholders, competitors, business partners and others in the ordinary course of business. As with all legal proceedings, no assurances can be given as to the outcome of these matters. Moreover, legal proceedings can be expensive and time consuming, and the Combined Company may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could significantly impact the Combined Company’s business, financial condition and results of operations.
Operations of Dover Downs and Twin River have historically been subject to seasonal variations and quarterly fluctuations in operating results, and they can expect to experience such variations and fluctuation in the future
Historically, the operations of Dover Downs’ and Twin River’s gaming facilities have typically been subject to seasonal variations.
In the Rhode Island market, excessive snowfall during the winter months can make travel to Rhode Island casinos more difficult. This often results in significant declines in traffic on major highways and causes a decline in customer volume. Furthermore, management believes that substantially all visitors to the Rhode Island casinos arrive by some form of ground transportation. Therefore, even normal winter weather may cause revenues and cash flows for Twin River’s Rhode Island operations to be adversely affected.
In addition, winter conditions can adversely affect transportation routes to Dover Downs. As a result, unfavorable seasonal conditions could have a material adverse effect on Dover Downs operations.
The Combined Company may be unable to obtain business interruption coverage for casualties resulting from severe weather such as hurricanes, and there can be no assurance that it will be able to obtain casualty insurance coverage at affordable rates, if at all, for casualties resulting from severe weather.
The Combined Company’s VLTs and table games hold percentages may fluctuate.
The gaming industry is characterized by an element of chance and the Combined Company’s casino guests’ winnings depend on a variety of factors, some of which are beyond its control. In addition to the element of chance, hold percentages are affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time played. The variability of its hold percentages will have the potential to adversely affect its business, financial condition and results of operations.
Recessions have affected the business and financial condition of Dover Downs and Twin River, and economic conditions may continue to affect them in ways that currently cannot accurately be predicted.
Economic recessions have had and may continue to have far reaching adverse consequences across many industries, including the gaming industry, which may have an effect on the Combined Company’s business and financial condition. The U.S. economy experienced weakness following a financial crisis, which resulted in increased unemployment, decreased consumer spending and a decline in housing values. In addition, while the Federal Reserve took policy actions to promote market liquidity and encourage economic growth following the recession, such actions are now being curtailed as signs of improvement in the economy, and the impact of these monetary policy actions on the recovery is uncertain. Moreover, the Combined Company will rely on the strength of regional and local economies for the performance of each of their properties. If the national economic recovery slows or stalls, the national economy experiences another recession or any of the relevant regional or local economies suffers a downturn, the Combined Company may experience a material adverse effect on its business, results of operations and financial condition.
Because the Combined Company will be heavily dependent upon hotel/casino and related operations that are conducted in certain limited regions, the Combined Company will be subject to greater risks than a company that is geographically or otherwise more diversified.
Dover Downs is heavily dependent upon hotel/casino and related operations that are conducted in Dover, Delaware for all of its cash flow, and Twin River is heavily dependent upon hotel/casino and related operations that are conducted in Rhode Island and Biloxi, Mississippi. After the completion of the Merger, the Combined Company will be more geographically diverse than either Dover Downs or Twin River would be alone, but it will still be subject to a greater degree of risk than a gaming company that has greater geographical diversity. The risks to which will have a greater degree of exposure include the following:
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local economic and competitive conditions;

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inaccessibility due to weather conditions, road construction or closure of primary access routes;

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changes in local and state governmental laws and regulations, including gaming laws and regulations;

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natural and other disasters, including earthquakes, hurricanes and flooding;

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a decline in the number of residents in or near, or visitors to, the Combined Company’s operations;

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an increase in gaming activities in neighboring jurisdictions; and

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a decrease in gaming activities at any of the Combined Company’s facilities.

Any of the factors outlined above could adversely affect the Combined Company’s ability to generate sufficient cash flow to make payments on its outstanding indebtedness.
Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to the Combined Company’s business, slower growth rates or lack of growth in its business may cause the Combined Company to incur impairments to indefinite lived intangible assets or long-lived assets.
Dover Downs and Twin River test (and the Combined Company expects to test) indefinite lived intangible assets for impairment annually or if a triggering event occurs. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of the terminal year capitalization rate. If any such declines are considered to be other than temporary, the Combined Company will be required to record a write-down to estimated fair value.

The Combined Company may incur property and other losses that are not adequately covered by insurance, which may harm its results of operations.
Although the Combined Company will maintain insurance that its management believes is customary and appropriate for its business, the Combined Company cannot assure you that insurance will be available or adequate to cover all losses and damage to which its business or its assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose the Combined Company to significant losses in the event that a catastrophe occurred for which it is uninsured or underinsured. Any losses the Combined Company incurs that are not adequately covered by insurance may decrease its future operating income, require it to find replacements or repairs for destroyed property and reduce the funds available for payments of its obligations. The Combined Company will renew its insurance policies on an annual basis. The cost of coverage may become so material that the Combined Company may need to further reduce its policy limits, further increase its deductibles, or agree to certain exclusions from its coverage.
The Combined Company will conduct its business in an industry that is subject to high taxes and it may be subject to higher taxes in the future.
In gaming jurisdictions in which the Combined Company will conduct its business, with the exception of Rhode Island, state and local governments raise considerable revenues from taxes based on casino revenues and operations. In Rhode Island, the State takes all of the gaming win that comes into Twin River’s Rhode Island operations and then pays Twin River a percentage of the gaming win. Twin River will also pay property taxes, occupancy taxes, sales and use taxes, payroll taxes, franchise taxes and income taxes. The Combined Company’s profitability will depend on generating enough revenues to cover variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases could significantly impact the profitability of gaming operations.
There can be no assurance that governments in jurisdictions in which the Combined Company will conduct its business, or the federal government, will not enact legislation that increases gaming tax rates. General economic pressures have reduced the revenues of state governments from traditional tax sources, which may cause state legislatures or the federal government to be more inclined to increase gaming tax rates.
Twin River is subject to risks associated with labor relations, labor costs and labor disruptions.
Twin River is subject to the costs and risks generally associated with labor disputes and organizing activities related to unionized labor. From time to time, its operations may be disrupted by strikes, public demonstrations or other coordinated actions and publicity. Twin River may incur increased legal costs and indirect labor costs as a result of contractual disputes, negotiations or other labor-related disruptions. Twin River has collective bargaining agreements applicable to approximately 53% of its employees as of December 31, 2018. Twin River has 12 collective bargaining agreements with terms ranging between 3 – 5 years generally. These agreements are based solely in Rhode Island. Twin River may also face organizing activities that could result in additional employees becoming unionized. Furthermore, collective bargaining agreements may limit Twin River’s ability to reduce the size of its workforces during an economic downturn, which could put it at a competitive disadvantage.
The Combined Company’s largest stockholder will own a meaningful percentage of the outstanding Combined Company common stock, which could limit the ability of other stockholders to influence corporate matters.
At the closing of the Merger, the Combined Company’s largest stockholder will beneficially own 31.5% of the outstanding common stock of the Combined Company. As a result, this stockholder may be able to exert influence over the Combined Company’s affairs and policies. This concentrated ownership could limit the ability of the remaining stockholders to influence corporate matters, and the interests of the large stockholder may not coincide with the Combined Company’s interests or the interests of the remaining stockholders. The concentration of ownership may also have the effect of delaying, preventing or deterring a change of control.

The Combined Company’s results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.
Natural disasters, such as major hurricanes, typhoons, floods, fires and earthquakes, could adversely affect the Combined Company’s business and operating results. Hurricanes are common in the areas in which Twin River’s Mississippi property is located, and the severity of such natural disasters is unpredictable.
For example, in 2005, Hurricane Katrina destroyed the Hard Rock Biloxi before its opening and the property had to be rebuilt. In 2017, customer traffic to the Hard Rock Biloxi was negatively impacted by Hurricanes Harvey and Nate.
Catastrophic events, such as terrorist attacks in the United States and elsewhere, have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. It is impossible to predict the extent to which such events may affect the Combined Company, directly or indirectly, in the future. There can be no assurance that the Combined Company will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. If there is a prolonged disruption at the Combined Company’s facilities due to natural disasters, terrorist attacks or other catastrophic events, the Combined Company’s results of operations and financial condition would be materially adversely affected.
The Combined Company’s obligation to fund multi-employer pension plans to which it contributes may have an adverse impact on the Combined Company.
Twin River contributes, and the Combined Company will contribute, to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:
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assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

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if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and

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if the Combined Company chooses to stop participating in some of its multiemployer plans, the Combined Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

In addition, the funding obligations for the Combined Company’s pension plans will be impacted by the performance of the financial markets, particularly the equity markets, and interest rates. Funding obligations are determined by government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected, the Combined Company could be required to make larger contributions. The equity markets can be very volatile and, therefore, the Combined Company’s estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates and legislation enacted by governmental authorities can impact the timing and amounts of contribution requirements. An adverse change in the funded status of the plans could significantly increase the Combined Company’s required contributions in the future and adversely impact its liquidity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements (including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995) relating to Dover Downs’ and/or Twin River’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Forward-looking statements include, among other information, the information concerning possible or assumed future results of operations contained under “Selected Unaudited Pro Forma Condensed Combined Financial Data,” “Comparative Per Share/Unit Data,” “The Merger — Recommendation of the Dover Downs Board of Directors; Dover Downs’ Reasons for the Merger” and “Unaudited Pro Forma Condensed Combined Financial Information.” Forward-looking statements speak only as of the date they are made, and Dover Downs and Twin River assume no duty to update forward-looking statements.
In addition to factors previously disclosed in reports filed with the SEC and those identified elsewhere in this filing (including in “Risk Factors”), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•
fluctuations in the market price of Twin River common stock following the Merger and the related effect on the market value of the Merger Consideration that Dover Downs stockholders will receive upon completion of the Merger;

•
ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Dover Downs stockholders, on the expected terms and schedule;

•
delays in closing the Merger;

•
difficulties and delays in integrating the Dover Downs and Twin River businesses;

•
business disruptions following the Merger;

•
the possibility that the Merger and the related integration process could result in the loss of key employees, causing disruption to the on-going business and the loss of customers;

•
competitive conditions;

•
business uncertainties and contractual restrictions while the Merger is pending;

•
changes in circumstances between the signing of the Merger Agreement and the completion of the Merger;

•
potential negative impacts on Dover Downs if the Merger Agreement is terminated;

•
inability to sustain revenues or earnings or grow the business;

•
changes in interest rates and capital markets;

•
the exposure to litigation, including the possibility that litigation related to the Merger Agreement and related transactions could delay or impede completion of the Merger;

•
the inability to maintain relationships with customers and key employees;

•
the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures, including the anticipated cost savings and synergies associated with the Merger;

•
general economic conditions;

•
the challenges of integrating the companies’ financial reporting and internal control systems, particularly in light of the fact that Twin River, as a privately held company, has not been subject to the requirements of Section 404 of the Sarbanes-Oxley Act;

•
the impact, extent and timing of technological changes and regulatory requirements; and

•
the factors set forth in this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 24.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Dover Downs or Twin River or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. Dover Downs and Twin River undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

THE MEETING
General
This proxy statement/prospectus is being provided to Dover Downs stockholders as part of a solicitation of proxies by the Dover Downs board of directors for use at the meeting to be held at the time and place specified below, and at any adjournment or postponement thereof.
Date, Time and Place
The meeting will take place at the Dover Downs Hotel & Casino, 1131 North DuPont Highway, Dover, Delaware 19901, on March 26, 2019, at 8:00 am, Eastern Time.
Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Purpose of the Meeting
At the meeting, Dover Downs will ask Dover Downs stockholders of record as of the close of business on February 5, 2019, the record date, to vote on the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Recommendation of the Dover Downs Board of Directors
The Dover Downs board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Dover Downs and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Dover Downs board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Record Date; Stockholders Entitled to Vote; Quorum
Only stockholders of record as of the close of business on February 5, 2019 are entitled to notice of the meeting and to vote at the meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available in Dover Downs’ offices located at 1131 North DuPont Highway, Dover, Delaware 19901, during regular business hours for a period of at least ten days before the meeting and at the place of the meeting during the meeting.
As of February 5, 2019, the record date for determining who is entitled to vote at the meeting, there were 18,552,930 shares of Dover Downs common stock outstanding and entitled to be voted at the meeting and 14,869,623 shares of Dover Downs class A common stock outstanding and entitled to be voted at the meeting. A quorum of stockholders is necessary to hold the meeting. The holders of a majority of the voting power represented by Dover Downs Stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum at the meeting.
As of February 5, 2019, Twin River’s directors and executive officers did not beneficially own any shares of Dover Downs Stock, except that Soohyung Kim may be deemed to beneficially own 48,060 shares of Dover Downs Stock held by certain funds managed by Standard General L.P. As noted below, Mr. Kim is the managing partner and chief investment officer of Standard General L.P.
In the event that a quorum is not present at the meeting, it is expected that the meeting would be adjourned or postponed to a later date to solicit additional proxies.
Voting by Dover Downs’ Directors and Executive Officers
As of February 5, 2019, Dover Downs directors and executive officers beneficially owned 14,485,093 shares of Dover Downs Stock, which represented approximately 75% of the voting power of Dover Downs Stock on that date. The directors and officers of Dover Downs, with respect to all shares owned by them directly and representing 42% of the voting power of Dover Downs Stock, entered into a voting agreement with Twin River under which they agreed to, among other things, vote in favor of the Merger Proposal, the Adjournment Proposal and any other matter necessary for consummation of the transactions that is considered at the meeting. The parties to the Voting Agreement are subject to restrictions on their ability to transfer their shares prior to the earlier of the effective time of the Merger and the termination of the Voting Agreement. The Merger Proposal requires the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders. The Voting Agreement has been entered into by certain of the Designated Stockholders and will not impact the results of the required vote in (2) above. See “Other Related Agreements — The Voting Agreement.”
Required Vote; Failure to Vote; Broker Non-Votes and Abstentions
The affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders, is required to approve the Merger Proposal. Assuming a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon. Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon.
If a Dover Downs stockholder abstains from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will count as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of Dover Downs Stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present in person or represented by proxy at the meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Voting of Proxies
If your shares are registered in your name with Dover Downs’ transfer agent, Computershare Trust Company NA, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the meeting in person. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. No proxy that is specifically marked against the Merger Proposal will be voted in favor of the Compensation Proposal, unless it is specifically marked “FOR” the approval of the Compensation Proposal.
If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. Proposals 1, 2 and 3 in this proxy statement/prospectus are not routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will have the same effect as if you voted “AGAINST” the Merger Proposal but will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocation of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the meeting by:
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Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•
Delivering a written notice of revocation to Dover Downs’ Secretary;

•
Signing another proxy card with a later date and returning it to Dover Downs prior to the meeting; or

•
Attending the meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by Dover Downs’ Secretary prior to the meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m., Eastern time on March 25, 2019. If you have submitted a proxy, your appearance at the meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your Dover Downs Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote; or contact Dover Downs’ proxy solicitor, Georgeson at 888-549-6618. You may also vote in person at the meeting if you obtain a valid legal proxy from your broker, bank or other nominee. Any adjournment of the meeting for the purpose of soliciting additional proxies will allow Dover Downs stockholders who have already sent in their proxies to revoke them at any time prior to their use at the meeting, as adjourned.
Solicitation of Proxies
The expense of soliciting proxies in the enclosed form will be borne by Dover Downs. Dover Downs has retained Georgeson, a proxy solicitation firm, to solicit proxies in connection with the meeting at an estimated cost of  $15,000 plus reimbursable expenses. In addition, Dover Downs may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners, and representatives of Twin River may solicit proxies in connection with the meeting at the expense of Twin River. Proxies may also be solicited by some of Dover Downs’ directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger
While there is no assurance that the Merger will close, the parties are working toward completing the Merger in early 2019. However, the exact timing of completion of the Merger cannot be predicted because the completion of the Merger is subject to conditions, including, among other things, adoption of the Merger Agreement by the Dover Downs stockholders and the receipt of regulatory approvals.
Proposal No. 1 — Approval of the Merger Proposal
(Item 1 on the Dover Downs proxy card)
This proxy statement/prospectus is being furnished to you as a Dover Downs stockholder as part of the solicitation of proxies by the Dover Downs board of directors for use at the meeting to consider and vote upon the Merger Proposal.
The Merger cannot be completed without the approval of the Merger Proposal by the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders, representing 90% of the voting power of the outstanding Dover Downs Stock. If you do not vote, the effect will be the same as a vote against approving the Merger Agreement. The Merger Agreement is attached as Annex A to this proxy statement/prospectus.
The Dover Downs board of directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of Dover Downs and its stockholders, (2) approved and declared it advisable that Dover Downs enter into the Merger Agreement, and (3) approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
The Dover Downs board of directors unanimously recommends that Dover Downs stockholders vote “FOR” the Merger Proposal.
Proposal No. 2 — Approval of the Compensation Proposal
(Item 2 on the Dover Downs proxy card)
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Dover Downs provide Dover Downs stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by Dover Downs to its named executive officers in connection with the Merger as described in this proxy statement/prospectus. These payments are disclosed in the section entitled “Interests of the Directors and Executive Officers of Dover Downs in the Merger” and the accompanying footnotes beginning on page 164 of this proxy statement/prospectus.
Dover Downs is asking Dover Downs stockholders to indicate their approval of the compensation that will or may become payable by Dover Downs to its named executive officers in connection with the Merger as described in this proxy statement/prospectus. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Dover Downs’ overall compensation program for its named executive officers, and have previously been disclosed to Dover Downs stockholders as part of the Compensation Discussion and Analysis and related sections of Dover Downs’ annual proxy statement, as modified or supplemented by any applicable documents filed with the SEC since the date of such documents. The Compensation Committee of the Dover Downs board of directors, which is composed solely of non-management directors, believes such compensatory arrangements to be reasonable.

The Dover Downs board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement/prospectus. The Dover Downs board of directors unanimously recommends that you vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Dover Downs approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Dover Downs’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of the Directors and Executive Officers of Dover Downs in the Merger” in Dover Downs’ proxy statement/prospectus for the meeting.”
Vote Required and Board of Directors Recommendation
Assuming a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon.
The Dover Downs board of directors unanimously recommends that you vote “FOR” the Compensation Proposal.
Proposal No. 3 — Approval of the Adjournment Proposal
(Item 3 on the Dover Downs proxy card)
The Adjournment Proposal
Dover Downs is asking you to approve a proposal to approve one or more adjournments of the meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the meeting. If Dover Downs stockholders approve the Adjournment Proposal, Dover Downs could adjourn the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if Dover Downs had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, Dover Downs could adjourn the meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, Dover Downs may seek to adjourn the meeting if a quorum is not present at the meeting.
Vote Required and Board of Directors Recommendation
Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the Dover Downs Stock represented at the meeting, either in person or by proxy, and entitled to vote thereon.
The Dover Downs board of directors believes that it is in the best interests of Dover Downs and its stockholders to be able to adjourn the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the meeting.
The Dover Downs board of directors unanimously recommends that you vote “FOR” the Adjournment Proposal.
Other Matters to Come Before the Meeting
At this time, Dover Downs knows of no other matters to be submitted at the meeting.

PARTIES TO THE MERGER
Dover Downs Gaming & Entertainment, Inc.
1131 North DuPont Highway
Dover, Delaware 19901
(302) 674-4600
Dover Downs Gaming & Entertainment, Inc. is a public holding company that has two wholly owned subsidiaries: Dover Downs, Inc. and Dover Downs Gaming Management Corp. Dover Downs, Inc. was incorporated in 1967 and began motorsports and harness racing operations in 1969. In June of 1994, legislation authorizing video lottery operations in the State of Delaware was adopted. Dover Downs’ casino operations began on December 29, 1995. As a result of several restructurings, Dover Downs, Inc. became a wholly owned subsidiary of Dover Motorsports, Inc. (formerly known as Dover Downs Entertainment, Inc.), and became the operating entity for all of DVD’s gaming operations. Dover Downs Gaming & Entertainment, Inc. was incorporated in Delaware in December 2001 as a wholly owned subsidiary of DVD. Effective March 31, 2002, DVD completed a tax-free spin-off of its gaming operations by contributing 100% of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs Gaming & Entertainment, Inc., and subsequently distributing 100% of Dover Downs’ issued and outstanding common stock to DVD stockholders. Immediately following the spin-off, Dover Downs became an independent publicly traded company. Dover Downs is a Delaware corporation listed on the NYSE under the symbol “DDE.”
Dover Downs owns the Dover Downs Hotel & Casino® which is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,200 slots, a full complement of table games, including poker, and a newly expanded race and sports book taking single game wagers on professional and college sports. The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space. Live, premier harness racing is featured November through April, and horse racing is simulcast year-round. Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.
Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
(401) 475-8474
Twin River Worldwide Holdings, Inc. is a multi-jurisdictional owner of gaming and racing facilities. Twin River owns and manages two casinos in Rhode Island, one in Biloxi, Mississippi as well as a Colorado horse racetrack with OTB licenses. Twin River’s flagship casino, the Twin River Casino, is located in Lincoln, Rhode Island and offers 162,000 square feet of gaming space on two floors with 4,220 VLTs and 119 table games, including a poker room. Twin River also owns and manages a 136-room amenity hotel adjacent to the Twin River Casino which opened in October 2018. Furthermore, simulcast is offered at the Twin River Casino, and sports betting debuted in late 2018. Twin River also owns and manages the Tiverton Casino Hotel, which opened on September 1, 2018. The Tiverton Casino Hotel features 1,000 VLTs, 32 table games and an 83-room hotel, and also features simulcast, restaurants and sports betting, which debuted in late 2018. In Mississippi, Twin River owns and manages the Hard Rock Hotel & Casino in Biloxi which features 1,200 VLTs, 52 table games and a 479-room hotel. In addition, Twin River owns and manages Arapahoe Park in Aurora, Colorado, which offers live horse racing, a racebook and owns 13 OTB licenses.
Double Acquisition Corp.
c/o Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Double Acquisition Corp., or Merger Sub I, a Delaware corporation and an indirect wholly owned subsidiary of Twin River, was formed solely for the purpose of facilitating the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub I has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the closing of the Merger, Merger Sub I will be merged with and into Dover Downs, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River.
DD Acquisition LLC
c/o Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
DD Acquisition LLC, or Merger Sub II, a Delaware limited liability company and indirect wholly owned subsidiary of Twin River, was formed solely for the purpose of facilitating the merger following the transaction and the other transactions contemplated by the Merger Agreement. Merger Sub II has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Subsequent Merger, the surviving corporation of the Merger will be merged with and into Merger Sub II, with Merger Sub II surviving as an indirect wholly owned subsidiary of Twin River and limited liability company.

THE MERGER
This section describes the Merger and the other transactions contemplated by the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger and the other transactions contemplated by the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Twin River or Dover Downs. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Dover Downs makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 203 of this proxy statement/prospectus.
The Merger Agreement and The Merger
If the Merger Proposal is approved by the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the Merger as a wholly owned indirect subsidiary of Twin River.
Merger Consideration
If the Merger is completed, each share of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Dover Downs or owned by Twin River or any direct or indirect wholly owned subsidiary of Dover Downs or Twin River) will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock of Twin River equal to the quotient obtained by dividing (1) the aggregate number of shares of Twin River common stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, multiplied by 0.07787658, by (2) the aggregate number of shares of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, plus cash in lieu of any fractional shares. It is currently estimated that, immediately prior to the effective time of the Merger, Twin River will have 38,230,806 shares of common stock outstanding on a fully-diluted basis, and Dover Downs will have 33,422,553 shares of common stock outstanding on a fully-diluted basis. Based on the exchange ratio provided for in the Merger Agreement, it is estimated that each share of Dover Downs Stock outstanding on the closing date of the Merger will be cancelled and converted in the Merger into the right to receive 0.0890801 shares of common stock of the Combined Company. Accordingly, if a Dover Downs stockholder currently holds 1,000 shares of Dover Downs Stock, he or she will be entitled to receive 89 shares of common stock of the Combined Company in the Merger, plus a cash payment in lieu of fractional shares of common stock of the Combined Company. The foregoing is an estimate only, based on the number of shares of Twin River common stock and Dover Downs Stock outstanding on a fully-diluted basis, and is subject to change based on the actual fully-diluted share numbers as of the date the Merger is consummated. The number of shares of Twin River common stock to be issued as Merger Consideration is also subject to adjustment in the event of stock splits, stock dividends and similar transactions involving Dover Downs Stock, as well as for other changes in Twin River’s fully diluted shares of common stock outstanding resulting from stock repurchases, equity grants and other transactions. On January 18, 2019, the Twin River board of directors authorized a stock dividend of three additional shares of Twin River common stock for each share outstanding. The stock dividend was effected on January 24, 2019 to holders of record on that date.
Ownership of the Combined Company
Based on the estimated number of shares of Dover Downs Stock and Twin River common stock outstanding immediately prior to the closing of the Merger, it is anticipated that, upon closing, existing Twin River stockholders will own 92.775% of the outstanding shares of Twin River common stock, and former Dover Downs stockholders will own 7.225% of the outstanding shares of Twin River common stock, in each case on a fully diluted basis. The quotient of 7.225% (the aggregate percentage allocable to Dover Downs stockholders) divided by 92.775% (the aggregate percentage allocable to existing Twin River stockholders) equals 0.07787658 (the factor used in calculating the Merger Consideration as referred to above).
Background of the Merger
The board of directors of Dover Downs, together with senior management, regularly reviews Dover Downs’ performance, future growth prospects and overall strategic direction and considers potential opportunities to strengthen Dover Downs’ business and enhance stockholder value. These reviews have included consideration of strategic investments, diversification into new businesses, purchases and sales of assets and businesses, joint ventures, spin-offs and potential strategic business combinations.
Consistent with this practice, beginning in August 2016, Denis McGlynn and Edward J. Sutor, executive officers of Dover Downs, made contact with or attempted to contact several parties concerning a potential transaction. In total, representatives of Dover Downs approached representatives of nine parties other than Twin River, all of which were strategic parties in the gaming industry. Only one of these nine parties (“Party A”) expressed potential interest in discussing a strategic transaction, as discussed further below. None of the discussions with any of the other eight parties advanced to the stage of requiring any non-disclosure, confidentiality or standstill agreements. After August 2017, Dover Downs was in contact only with Twin River and Party A.
In April 2017, Twin River engaged two financial advisors, Moelis & Company (“Moelis”) and Stifel Financial Corp. (“Stifel”), to assist Twin River in exploring potential strategic alternatives to Twin River’s continued pursuit of its business plan under its then-current capital structure. During the course of that review, Twin River considered a wide range of alternatives, which ultimately resulted in Twin River’s decision to pursue the Merger with Dover Downs.
In late June 2017, a representative of an investment banking firm other than Moelis and Stifel, approached Mr. Sutor to offer its services and mentioned that it believed Twin River might have potential interest in a strategic transaction with Dover Downs. On July 14, 2017, Mr. Sutor called John E. Taylor, Jr., Executive Chairman of Twin River, to inquire whether the parties should discuss potential strategic alternatives. During the call, Mr. Taylor indicated that Twin River’s management in the future may be interested in discussing a potential merger with Dover Downs, but was considering a range of possible strategic alternatives at that time.
On July 19, 2017, Mr. Taylor called Mr. Sutor. During the call, Mr. Taylor indicated that one strategic alternative that Twin River might consider was a combination with an already publicly traded company like Dover Downs. Mr. Taylor informed Mr. Sutor that Soohyung Kim, a director of Twin River, was planning to be in the Dover, Delaware area and could visit Dover Downs Hotel Casino & Resort.
On July 20, 2017, Mr. Kim visited Dover Downs and met with Henry B. Tippie, Denis McGlynn, Timothy R. Horne and Klaus M. Belohoubek. Mr. Kim gave a general indication of potential interest in working together but specific details were not discussed.
In August 2017, Mr. Taylor informed Mr. Sutor that Twin River was focused on other potential strategic alternatives at that time and that Twin River would be back in touch with Dover Downs in the future if circumstances warranted. Discussions between representatives of Twin River and Dover Downs did not resume until January 2018.
Mr. McGlynn then asked Mr. Sutor to reach out to certain industry contacts to see if there was interest in a potential strategic transaction with Dover Downs. On August 28, 2017, Mr. Sutor called a representative of Party A to inquire whether Party A might be interested in discussing a potential strategic transaction. On September 11, 2017, representatives of Party A indicated its interest in discussing a potential strategic transaction with Dover Downs. On September 21, 2017, Dover Downs and Party A entered into a mutual non-disclosure agreement, and due diligence between the parties was conducted over the next several weeks, including a site visit by representatives from Party A to Dover Downs’ properties in November. The non-disclosure agreement contained an 18-month standstill provision that automatically terminated and had no further effect if Dover Downs entered a change of control transaction with a third party or a third party unaffiliated with Party A commenced or announced a proposal to effect a change of control of Dover Downs, but it did not contain a “don’t ask don’t waive” provision.
On November 30, 2017, a representative of Party A indicated a potential interest in a transaction in which Party A would acquire 100% of the equity of Dover Downs for cash at a price of  $1.20 per share of Dover Downs common stock. The closing sales price of Dover Downs common stock on the NYSE on November 29, 2017, the last trading day prior to Party A’s November 30, 2017 indication of interest, was $1.02 per share. Dover Downs did not specifically respond to Party A’s November 30, 2017 indication of interest, but shortly thereafter Mr. Sutor told a representative of Party A that Dover Downs wanted to wait for the outcome of certain potential legislative initiatives before responding to Party A’s indication of interest. These legislative initiatives related to possible changes in Dover Downs’ revenue-sharing model with the Delaware lottery, and a decision by the legislature was expected to occur no later than June 30, 2018.
In mid-December 2017, a representative of Party A called Mr. Sutor and indicated a willingness to increase Party A’s indicated price to $1.30 per share. The closing sales price of Dover Downs common stock on the NYSE during that month averaged approximately $1.01 per share. However, Party A did not provide a written offer on these terms. Dover Downs considered the revised indication of interest inadequate and did not believe it would be productive to respond, and discussions between Party A and Dover Downs ended.
In late January 2018, a representative of Twin River contacted Dover Downs indicating a potential interest in a strategic transaction with Dover Downs. Representatives of Dover Downs and Twin River thereafter negotiated a mutual non-disclosure agreement, which they signed on February 5, 2018. The non-disclosure agreement contains an 18-month standstill provision, but does not contain a “don’t ask don’t waive” provision. Due diligence by each party began shortly after execution of the non-disclosure agreement.
Throughout the negotiations that followed, the parties focused exclusively on the structure of a stock-for-stock business combination. Twin River indicated a preference that the parties consider a potential stock-for-stock merger structure for various reasons, including that its stock might become potentially more attractive as acquisition currency and liquidity might become available for stockholders that desired Twin River become publicly traded in the transaction. Dover Downs favored the same structure because it would enable Dover Downs stockholders to participate in the financial performance of the combined company following the merger, and because Dover Downs stockholders would not generally recognize any gain or loss for U.S. federal income tax purposes upon receipt of stock consideration.
In connection with these negotiations, both Moelis, in its capacity as Twin River’s financial adviser, and Citizens Capital Markets, Inc. (“Citizens”), as financial adviser to Dover Downs, from time to time advanced hypothetical valuations for Twin River and Dover Downs. In light of the parties’ focus on a stock-for-stock structure, the purpose of these hypothetical valuations was to provide context for their respective clients’ negotiating positions regarding the percentage ownership of the Combined Company that shareholders of the parties would receive, in the aggregate, in a business combination. In each case, the hypothetical valuations were derived from mathematical exercises, in which the financial advisers applied various multiples to forecasted EBITDA to approximate relative indicative enterprise values and subtracted net debt to calculate relative equity values. As such, the values calculated did not constitute estimates, opinions or appraisals by such firms, or forecasts of intrinsic or market value, and were not relied on by the respective management teams of Twin River or Dover Downs as representative of the actual valuations of such companies. Rather, this exercise was used only to facilitate the negotiation of possible relative equity percentages for the stockholders of Dover Downs and Twin River, respectively.
On March 7, 2018, a representative of Moelis sent Dover Downs a set of discussion points which outlined a hypothetical stock-for-stock business combination between Twin River and Dover Downs, following which the Dover Downs stockholders would hold 4.3% of the post-closing equity of the Combined Company, with warrants providing hypothetical upside of up to 6.3% of the post-closing equity of the combined company in the aggregate. According to the representative of Moelis, the discussion points valued Twin River at a hypothetical equity value of  $1,253.9 million and Dover Downs at a hypothetical enterprise value of  $65.0 million and a hypothetical equity value of  $55.8 million.

On March 16, 2018, at a meeting of the executive committee of the Dover Downs board of directors, the executive committee unanimously resolved to form the Committee, consisting of R. Randall Rollins and Patrick J. Bagley. The Committee was granted authority to, among other things, (1) explore and negotiate the terms of a transaction with potential acquirors, including Twin River, subject to approval of the full Dover Downs board of directors and stockholders, (2) engage one or more investment banking firms, including Citizens, and (3) engage such other experts, including outside legal counsel and consultants, as it deemed necessary in connection with the discharge of its duties. The purpose of the Committee was to assist the Dover Downs board of directors in exploring various avenues available to enhance shareholder value. In furtherance of that purpose, the Committee engaged Citizens to provide financial advisory and investment banking services to Dover Downs. The members of the Committee met regularly on both a formal and informal basis with members of Dover Downs management, including general counsel Klaus Belohoubek and chief financial officer Timothy R. Horne to discuss, among other things, the status of discussions with Twin River. The Committee was aware of the outreach by Dover Downs to various potential strategic partners over the preceding year and a half, as well as the discussions with Party A. As a result, the Committee believed that, so long as negotiations with Twin River were ongoing and productive, concentrating on such negotiations was the best available strategy for maximizing long-term shareholder value, particularly since the stock-for-stock structure proposed enabled Dover Downs shareholders to continue to participate in the financial performance of the combined entity.
On March 21, 2018, at a meeting of the Committee, the Committee resolved to approve an engagement letter with Citizens. On the same date, Dover Downs and Citizens entered into an engagement letter.
On April 5, 2018, Citizens, on behalf of Dover Downs, sent to Moelis, on behalf of Twin River, a set of discussion points that outlined a stock-for-stock business combination between Twin River and Dover Downs, following which Dover Downs stockholders would hold 9.6% of the post-closing equity of the combined company. According to Citizens, and based primarily on each company’s relative potential 2018 EBITDA contributions to a combined entity and an assumed EBITDA multiple of 7.66x for both parties, the discussion points valued Twin River at a hypothetical enterprise value of  $1,396.8 million and a hypothetical equity value of  $1,056.2 million and Dover Downs at a hypothetical enterprise value of $120.9 million and a hypothetical equity value of  $111.7 million.
On the same date, at a meeting of the Committee, the Committee resolved to authorize Citizens to continue discussions and begin more formal discussions with Twin River relative to price and deal structure, with the assistance of executive management and outside counsel, as warranted, based on the term sheet, all subject to the review and approval of the Committee, the full Dover Downs board of directors and the stockholders of Dover Downs, as may be required, and resolved to authorize Dover Downs to retain Drinker Biddle & Reath LLP (“Drinker Biddle”) as outside counsel to represent Dover Downs and the Committee and to assist in discussions and negotiations with Twin River.
On April 10, 2018, a representative of Moelis verbally indicated to a representative of Citizens that Twin River was willing to increase the equity consideration to Dover Downs in its indicated terms for a possible stock-for-stock business combination. The verbal indication from Moelis valued each company’s EBITDA contributions somewhat differently but would still have resulted in Dover Downs stockholders receiving 4.3% of the post-closing equity of the combined company. The representative of Citizens indicated to Moelis that Twin River consider substantially enhancing its proposal to increase the post-closing equity percentage of Dover Downs stockholders.
On April 16, 2018, Moelis proposed to a representative of Citizens a possible stock-for-stock business combination which Dover Downs stockholders would hold 5.7% of the post-closing equity of the combined company. Under the proposal, Twin River was valued at a hypothetical equity value of  $1,217.8 million and Dover Downs was valued at a hypothetical enterprise value of  $90.8 million and a hypothetical equity value of  $73.6 million. Members of management of Dover Downs had regular and extensive conversations with Citizens about the potential transaction and the negotiations relating thereto. The Committee, having been kept apprised of the April 10 and April 16 indications both by Citizens and management of Dover Downs, instructed management to continue negotiations. A representative of Citizens countered on April 18, 2018 with an indication under which Dover Downs stockholders would hold 8.6% of the post-closing equity of the combined company. According to Citizens, the proposal valued Twin River at a hypothetical enterprise value of  $1,495.7 million and a hypothetical equity value of $1,217.9 million and Dover Downs at a hypothetical enterprise value of  $122.4 million and a hypothetical equity value of  $114.5 million.
On April 23, 2018, representatives from Dover Downs (Mr. McGlynn, Mr. Sutor and Mr. Horne) had an in-person meeting with representatives from Twin River (Mr. Taylor and Glenn Carlin), during which the representatives of Twin River made a verbal counter proposal that provided for a stock-for-stock business combination between Twin River and Dover Downs, following which Dover Downs stockholders would hold 6.25% of the post-closing equity of the combined company.
The Dover Downs board of directors held a regularly scheduled meeting on April 23, 2018. At the board meeting the Committee and members of Dover Downs management reported on recent discussions.
Representatives of the senior managements of Dover Downs and Twin River (Messrs. McGlynn, Horne, Sutor, Taylor and Carlin) met in person on April 27, 2018 in an effort to determine whether they could align in principle on an allocation of the equity of the combined company if the parties were to pursue a business combination in light of the various proposals and counterproposals made by the parties’ financial advisors during the prior several weeks. The representatives ultimately aligned in principle that, if a transaction was to be pursued, Dover Downs stockholders should receive 7.5% of the common stock of the combined company. That allocation was subject to various assumptions, including that legislation on substantially the terms then being considered in Delaware was actually enacted.
The Committee received a report on the parties’ discussions in meetings on April 30, 2018 and again on May 1, 2018. At the May 1, 2018 meeting, the Committee directed Dover Downs’ management and advisors to continue to work to develop the possible transaction.
On May 4, 2018, a representative of Jones Day, counsel to Twin River, sent Drinker Biddle an initial draft of the Merger Agreement. Thereafter and until the definitive documents were signed on July 22, 2018, the law firms and other representatives of the parties negotiated the terms of the definitive transaction documents and conducted due diligence, which in Dover Downs’ case, complemented the due diligence review conducted by Dover Downs management commencing in April 2018. The most significant points negotiated (in addition to the exchange ratio), in addition to representations, warranties and covenants believed to be customary for public company transactions in the gaming industry, were:
•
The scope of the limitations on Dover Downs in responding to unsolicited acquisition proposals and intervening events (see “The Merger Agreement — No Solicitation of Alternative Proposals” starting on page 81 of this proxy statement/prospectus for a discussion of these terms);

•
The amount of the break-up fee payable by Dover Downs or Twin River (depending on the circumstances) if the Merger did not close, with the parties ultimately agreeing on $3.0 million, and the triggers for when these amounts would be payable by either party (see “The Merger Agreement — Termination of the Merger Agreement,” starting on page 87 of this proxy statement/prospectus for a discussion of these terms); and

•
The circumstances in which the parties could terminate the Merger Agreement (see “The Merger Agreement — Termination of the Merger Agreement” starting on page 87 of this proxy statement/prospectus for a discussion of these terms).

See “The Merger Agreement” starting on page 74 of this proxy statement/prospectus for a discussion of the material terms of the Merger Agreement and “Other Related Agreements” starting on page 90 of this proxy statement/prospectus for a discussion of the material terms of the Voting Agreement.
On May 14, 2018, the United States Supreme Court published a ruling, the effect of which was to invalidate the federal prohibition against sports betting, leaving the legality of sports betting to the States. Delaware became one of the first States to permit sports betting at licensed gaming venues such as Dover Downs.
On June 4, 2018, the Committee engaged Houlihan Lokey to provide an opinion as to the fairness from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders of the exchange ratio provided for in the Merger pursuant to the Merger Agreement. The Committee selected

Houlihan Lokey based on its experience and reputation, taking into account the lack of any material investment banking relationships between Dover Downs and Houlihan Lokey during the past two years.
On June 30, 2018, Delaware enacted legislation the effect of which, in the aggregate, was to reduce the overall state gaming tax rate applicable to gaming properties in the State of Delaware, including Dover Downs, effectively increasing the share of casino revenue retained by Dover Downs. However, the changes actually enacted differed from those that the parties had assumed on April 27, 2018 when they aligned in principle on the allocation of equity in the Combined Company if the parties reached agreement on other terms. The final legislation included a reduction in the State of Delaware’s share of slot revenues, but that reduction was one percentage point less than had been proposed in the original Senate Bill, the enactment of which had been assumed in the parties’ discussions on April 27, 2018.
On July 13, 2018, a meeting of the Committee was held, at which representatives from Houlihan Lokey, Citizens and Drinker Biddle were present at the request of the Committee. Representatives from Drinker Biddle reviewed with the Committee the terms of the Merger Agreement. Representatives from Houlihan Lokey then reviewed with the Committee Houlihan Lokey’s preliminary financial analysis with respect to Dover Downs, Twin River and the proposed merger.
On July 16, 2018, at a meeting of the Committee, the Committee resolved to approve the Merger Agreement and the transactions contemplated thereby and recommended that the full Dover Downs board of directors authorize and approve the Merger Agreement and the transactions contemplated thereby. Over the ensuing week, representatives of the parties worked to finalize the transaction documentation and possible communications materials.
Representatives of the parties had further discussions regarding the effects of the Delaware tax legislation and the legalization of sports betting after tax relief was enacted. In a telephone conversation on July 20, 2018, Messrs. McGlynn and Taylor agreed in concept that Dover Downs shareholders would receive 7.225% of the equity of the Combined Company if the parties ultimately reached agreement on a combination.
A joint meeting of the Dover Downs board of directors and the Committee was held on July 20, 2018 to further consider the potential combination following the discussions earlier that day on the exchange ratio. Representatives of Drinker Biddle and Citizens were present at the invitation of the Dover Downs board of directors. In addition, representatives of Houlihan Lokey also attended at the request of the Committee. Drinker Biddle reviewed the directors fiduciary duties in the context of the potential combination. Drinker Biddle then summarized the material terms of the merger agreement and related documentation. At the request of the Committee, representatives of Houlihan Lokey then reviewed and discussed its financial analyses with respect to Dover Downs, Twin River and the potential combination. Thereafter, at the request of the Committee, Houlihan Lokey orally rendered its opinion to the Committee (on which the Dover Downs board of directors was also permitted to rely and which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Committee dated July 20, 2018), as to, as of such date, the fairness, from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders, of the exchange ratio provided for in the merger pursuant to the Merger Agreement. Thereafter, the Dover Downs board of directors resolved to approve the Merger Agreement and approve the transactions contemplated thereby, recommend that the Dover Downs stockholders adopt the Merger Agreement and waive the application of the Rights Agreement to the transactions contemplated by the Merger Agreement.
On July 22, 2018 the Twin River board of directors approved the Merger and related transactions.
On July 22, 2018, Dover Downs, Twin River and Merger Sub I executed the Merger Agreement and published a joint press release describing the proposed transaction.
On the same date, Twin River and the directors and executive officers of Dover Downs executed the Voting Agreement.
As contemplated by the Merger Agreement, the Merger Agreement was amended on October 8, 2018 to add an additional merger subsidiary.

Recommendation of the Dover Downs Board of Directors; Dover Downs’ Reasons for the Merger
Recommendation of the Dover Downs Board of Directors to Adopt the Merger Agreement and the Transactions Contemplated Thereby
The Dover Downs board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Dover Downs and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Dover Downs board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Dover Downs’ Reasons for the Merger
The purpose of the Merger from Dover Downs’ perspective is to combine the existing businesses of Dover Downs and Twin River. Management of Dover Downs believes that this combination will result in a company that is better capitalized, more diversified and accordingly better positioned than Dover Downs alone both to invest in growth and to withstand the risks and uncertainties relating to its business, the gaming industry and general economic conditions. The proposed transaction allows Dover Downs stockholders to participate in the anticipated benefits of the transaction as stockholders of the combined entity, with shares expected to trade on the NYSE.
Factors Supporting the Merger
In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the Merger Proposal, the Dover Downs board of directors consulted with Dover Downs management, as well as Dover Downs’ financial and legal advisors, and considered a number of factors, including the following material factors which the Dover Downs board of directors believed generally supported the transaction:
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efforts during the period from August 2016 through January 2018 to engage with parties concerning a potential transaction (as described in “— Background of the Merger” beginning on page 53), the fact that only one of nine parties other than Twin River expressed interest in discussing a potential transaction with Dover Downs and management’s view, based in part on that experience, that it was unlikely that any potential alternative transaction reasonably available to Dover Downs would generate value to the Dover Downs stockholders superior to the value from the Merger;

•
the belief that, as a result of the negotiations between the parties, the Merger Consideration was the highest value per share of Dover Downs common stock that Twin River was willing to pay;

•
the historical prices of Dover Downs common stock;

•
each of Twin River’s and Dover Downs’ financial performance, financial condition, management, competitive position and prospects as separate entities and on a combined basis; and the view of the board of directors that Twin River’s business and operations complement those of Dover Downs and that Twin River’s earnings and prospects and the synergies potentially available in the proposed transaction created the opportunity for the Combined Company to have superior future earnings and prospects compared to Dover Downs earnings and prospects on a stand-alone basis based on discussions with Dover Downs senior management;

•
the fact that Dover Downs stockholders would receive shares of Twin River in the Merger, which would allow Dover Downs stockholders to participate in the future performance of the Combined Company;

•
the anticipated pro forma impact of the proposed transaction on the Combined Company, including the resultant capital base and liquidity position of the Combined Company as well as the pro forma earnings potential;

•
the fact that generally no gain or loss will be recognized for U.S. federal income tax purposes by Dover Downs stockholders upon receipt of shares of Twin River common stock in the Merger;

•
Twin River’s ability to negotiate and execute definitive agreements and to complete the Merger on a timely basis and the likelihood of consummating the transaction generally, based on, among other matters:

•
the expected likelihood that required regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•
the absence of a financing condition in the Merger Agreement and the absence of a need for external financing given the all-stock consideration; and

•
the fact that the Merger Agreement provides for a termination fee in certain circumstances;

•
the fact that the Merger Agreement provides that, subject to certain conditions, including the payment of a termination fee under certain circumstances, Dover Downs board of directors may exercise its fiduciary duties to consider potential alternative transactions and intervening events, and could in certain circumstances withdraw its recommendation to Dover Downs stockholders to approve the Merger Agreement;

•
the terms of the Merger Agreement and their generally reciprocal nature, as well as the non-economic terms of the transaction, including the impact on existing customers and employees;

•
the financial condition and resources of Twin River;

•
the financial analysis reviewed by Houlihan Lokey with the Committee and the Dover Downs board of directors, as well as the oral opinion of Houlihan Lokey rendered to the Committee on July 20, 2018 (on which the Dover Downs board of directors was also permitted to rely and which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Committee dated July 20, 2018, a copy of which was also provided to the Dover Downs board of directors), as to, as of such date, the fairness, from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement;

•
the fact that the Merger Agreement, the Merger and the transactions contemplated thereby were unanimously approved by the Dover Downs board of directors and the Committee consisting of non-executive, independent directors; and

•
the fact that, pursuant to the Merger Agreement, it is a condition to the Merger that the Merger Agreement be adopted by affirmative vote of the holders of a majority in voting power of the outstanding shares of Dover Downs Stock held by stockholders other than the Designated Stockholders.

Potential Risks
Dover Downs board of directors also considered a number of countervailing risks and factors concerning the proposed Merger. These countervailing risks and factors included the following:
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the risks associated with Twin River being a privately held company, the shares of which are not currently listed on a national securities exchange and the resultant uncertainties involved in valuing the Merger Consideration payable in such shares;

•
the uncertainties associated with having to obtain approvals from gaming authorities that would not be necessary for Dover Downs if Dover Downs remained an independent company;

•
the interests of Dover Downs directors and officers in the Merger as described in “Interests of the Directors and Executive Officers of Dover Downs in the Merger”;

•
the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger and satisfy all of the conditions to the Merger;

•
the possibility that the Merger and the related integration process could result in the loss of key employees, the disruption of on-going business and the loss of customers;

•
the costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Twin River and Dover Downs and the transaction expenses arising from the Merger;

•
the risk of litigation that may result from the announcement of the transaction, which may be payable even if the transaction is not completed;

•
the fact that, pursuant to the Merger Agreement, Dover Downs must generally conduct its business in the ordinary course and is subject to certain restrictions on the conduct of its business prior to the completion of the Merger or termination of the Merger Agreement, which may delay or prevent Dover Downs from pursuing business opportunities that may arise or preclude actions that would be advisable if Dover Downs were to remain an independent company;

•
the fact that Dover Downs would no longer exist as an independent company;

•
the restrictions on Dover Downs ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving Dover Downs, and the termination fee payable to Twin River upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirers to propose an alternative transaction that may be more advantageous to Dover Downs stockholders; and

•
the fact that the exchange ratio was fixed at the time that the Merger Agreement was signed, and therefore the number of shares that Dover Downs stockholders will receive in the Merger will not be adjusted as a result of any changes in the market price of a share of Dover Downs common stock and/or the value of a share of class A common stock prior to the consummation of the Merger.

Recommendations of Dover Downs Board of Directors
The foregoing discussion of the information and factors considered by the Dover Downs board of directors is not intended to be exhaustive, but includes the material factors considered by the Dover Downs board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Dover Downs board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Dover Downs board of directors considered all these factors as a whole, including discussions with, and questioning of, Dover Downs management and Dover Downs financial and legal advisors, and on the whole considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Dover Downs board of directors determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Dover Downs and its stockholders, and adopted and approved the Merger Agreement and the transactions contemplated by it. The Dover Downs board of directors recommends that the Dover Downs stockholders vote “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
The foregoing explanation of Dover Downs board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Opinion of the Financial Advisor to the Committee
On July 20, 2018, Houlihan Lokey orally rendered its opinion to the Committee (on which the Dover Downs board of directors was also permitted to rely and which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Committee dated July 20, 2018), as to, as of such date, the fairness, from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement. “Excluded Holders” refers to the directors and officers of Dover Downs, their respective immediate family members, RMT Trust, Twin River, Merger Sub I and their respective affiliates.

Houlihan Lokey’s opinion was furnished for the use of the Committee and the Dover Downs board of directors (each in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Dover Downs Stock, other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and does not constitute, advice or a recommendation to the Committee, the Dover Downs board of directors, any security holder of Dover Downs or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as Houlihan Lokey deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
1.
reviewed a draft, dated July 18, 2018, of the Merger Agreement;

2.
reviewed certain publicly available business and financial information relating to Dover Downs and Twin River that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Dover Downs and Twin River made available to Houlihan Lokey by Dover Downs and Twin River, including (a) financial projections (and adjustments thereto) prepared by the management of Dover Downs relating to Dover Downs for the fiscal years ending December 31, 2018 through 2023 (the “Dover Downs Projections”) and (b) financial projections prepared by the management of Twin River relating to Twin River for the fiscal years ending December 31, 2018 through 2022 (the “Twin River Projections”);

4.
spoke with certain members of the managements of Dover Downs and Twin River and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Dover Downs and Twin River, the Merger and related matters;

5.
compared the financial and operating performance of Dover Downs and Twin River with that of public companies that Houlihan Lokey deemed to be relevant;

6.
reviewed the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for certain of Dover Downs’ publicly traded securities; and

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Dover Downs advised Houlihan Lokey, and Houlihan Lokey assumed, that the Dover Downs Projections was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to future financial results and condition of Dover Downs. Furthermore, at Dover Downs’ direction Houlihan Lokey assumed that the Twin River Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Twin River as to the future financial results and condition of Twin River. Houlihan Lokey expressed no view or opinion with respect to the Dover Downs Projections, the Twin River Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Dover

Downs or Twin River since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Managements of Dover Downs and Twin River each advised Houlihan Lokey that the impact of recent changes in the laws regarding sports betting on the future financial results and condition of Dover Downs and Twin River was unknown at the time of Houlihan Lokey’s opinion and not susceptible to estimation or determination. Management of Dover Downs also advised Houlihan Lokey that it believed it was reasonable for Houlihan Lokey to assume, for purposes of its analyses and opinion, the impact of such changes on the future financial results and condition of Dover Downs and Twin River would not be disproportionate and, consequently, at Dover Downs’ direction, for purposes of its analyses and opinion Houlihan Lokey did not take into account any aspect or implication of such recent changes in laws regarding sports betting.
Houlihan Lokey relied upon and assumed, without independent verification, that (1) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (2) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (3) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (4) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Dover Downs’ consent, that the Merger would qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (1) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (2) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Dover Downs or Twin River, or otherwise have an effect on the Merger, Dover Downs or Twin River or any expected benefits of the Merger that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Dover Downs, Twin River or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Dover Downs or Twin River was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Dover Downs or Twin River was or may have been a party or was or may have been subject.
Houlihan Lokey was not requested to, and did not, (1) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of Dover Downs, Twin River or any other party, or any alternatives to the Merger, (2) negotiate the terms of the Merger, or (3) advise the Committee, the Dover Downs board of directors or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of the opinion. Houlihan Lokey did not express any opinion as to what the value of Twin River common stock actually would be when issued pursuant to the Merger or the price or range of prices at which Dover Downs Stock or Twin River common stock could be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of Twin River common stock to be issued in the Merger to holders of Dover

Downs Stock would be listed on the NYSE or Nasdaq if  (and only if) such shares do not meet the qualifications for listing on the NYSE immediately following the consummation of the Merger.
Houlihan Lokey’s opinion was furnished for the use of the Committee and the Dover Downs board of directors (each in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Committee, the Dover Downs board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey’s opinion only addressed the fairness, from a financial point of view, to the holders of Dover Downs Stock other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the voting agreements to be entered into between certain holders of Dover Downs Stock and Twin River. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Committee, the Dover Downs board of directors, Dover Downs, its security holders or any other party to proceed with or effect the Merger, (2) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the exchange ratio to the extent expressly specified in the opinion), (3) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Dover Downs, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (4) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for Dover Downs, Twin River or any other party, (5) the fairness of any portion or aspect of the Merger to any one class or group of Dover Downs’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Dover Downs’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents, including, without limitation, holders of the Dover Downs common stock and the Dover Downs class A common stock), (6) whether or not Dover Downs, Twin River, their respective security holders or any other party was receiving or paying reasonably equivalent value in the Merger, (7) the solvency, creditworthiness or fair value of Dover Downs, Twin River or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (8) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the exchange ratio or otherwise. Except as expressly provided therein, Houlihan Lokey’s opinion did not address the individual circumstances of specific security holders with respect to control, voting or other rights, aspects or relationships which may distinguish such holders, or the different voting or other non-economic attributes of the different classes of equity securities of Dover Downs. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Committee, on the assessments by the Committee, the Dover Downs board of directors, Dover Downs and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Dover Downs, Twin River and the Merger or otherwise.
In preparing its opinion to the Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Dover Downs, Twin River or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Dover Downs Projections, the Twin River Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Dover Downs and Twin River. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Committee and the Dover Downs board of directors in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Committee or the Dover Downs board of directors with respect to the Merger or the exchange ratio. The type and amount of consideration payable in the Merger were determined through negotiation between Dover Downs and Twin River. The decision to recommend the Merger to the Dover Downs board of directors was solely that of the Committee, and the decision to enter into the Merger Agreement was solely that of the Dover Downs board of directors.
Financial Analyses
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Committee and the Dover Downs board of directors on July 20, 2018. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:
•
Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

•
Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of July 18, 2018. The estimates of future financial performance of Dover Downs and Twin River relied upon for the financial analyses described below were based on the Dover Downs Projections and the Twin River Projections, respectively. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis.   Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The companies used for such comparison were selected because they were, based on Houlihan Lokey’s experience and judgment, deemed to be similar to Dover Downs in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numerical or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Dover Downs. The financial data reviewed included:
•
Enterprise value as a multiple of adjusted EBITDA for the last 12 months, or “LTM Adjusted EBITDA”;

•
Enterprise value as a multiple of estimated adjusted EBITDA for the calendar year ending December 31, 2018, or “CY 2018E Adjusted EBITDA”;

•
Enterprise value as a multiple of estimated adjusted EBITDA for the calendar year ending December 31, 2019, or “CY 2019E Adjusted EBITDA”; and

•
Enterprise value as a multiple of estimated adjusted EBITDA for the calendar year ending December 31, 2020, or “CY 2020E Adjusted EBITDA.”

The selected companies and corresponding multiples were:
EV to Adjusted EBITDA
Selected Company	LTM	CY 2018E	CY 2019E	CY 2020E
Boyd Gaming Corporation	12.4x	11.5x	8.5x	8.0x
Churchill Downs Incorporated	15.8x	14.6x	12.9x	NA
Eldorado Resorts, Inc.	13.2x	12.2x	11.3x	11.0x
Full House Resorts, Inc.	11.3x	8.8x	7.8x	6.7x
Golden Entertainment, Inc.	12.0x	9.8x	9.0x	8.5x
Monarch Casino & Resort, Inc.	16.1x	14.1x	11.4x	9.0x
Nevada Gold & Casinos, Inc.	5.5x	NA	NA	NA
Penn National Gaming, Inc.	10.3x	8.5x	8.4x	8.5x
Dover Downs.   Taking into account the results of the selected companies analysis and its experience and professional judgment, Houlihan Lokey applied selected multiple ranges of 6.5x to 7.5x to Dover Downs’ LTM Adjusted EBITDA ended March 31, 2018, 6.0x to 7.0x to Dover Downs’ estimated CY 2018E Adjusted EBITDA, 6.0x to 7.0x to Dover Downs’ estimated CY 2019E Adjusted EBITDA and 5.5x to 6.5x to Dover Downs’ estimated CY 2020E Adjusted EBITDA.
Twin River.   Taking into account the results of the selected companies analysis and its experience and professional judgment, Houlihan Lokey applied selected multiple ranges of 8.0x to 9.0x to Twin River’s LTM Adjusted EBITDA ended March 31, 2018, 7.5x to 8.5x to Twin River’s estimated CY 2018E Adjusted EBITDA, 7.0x to 8.0x to Twin River’s estimated CY 2019E Adjusted EBITDA and 7.0x to 8.0x to Twin River’s estimated CY 2020E Adjusted EBITDA.
Implied Dover Downs Equity Contribution Reference Range.   The selected companies analysis indicated implied Dover Downs equity contribution reference ranges of 6.6% to 8.9% based on LTM Adjusted EBITDA ended March 31, 2018, 6.0% to 8.3% based on estimated CY 2018E Adjusted EBITDA, 5.7% to 8.0% based on estimated CY 2019E Adjusted EBITDA and 6.3% to 9.0% based on estimated CY 2020E Adjusted EBITDA, as compared to the 7.225% of Twin River common stock to be owned by the holders of Dover Downs Stock immediately following the consummation of the Merger pursuant to the Merger Agreement.
Discounted Cash Flow Analysis.   Houlihan Lokey performed a discounted cash flow analysis of Dover Downs and Twin River using projected unlevered free cash flow estimates that were calculated by Houlihan Lokey based on information provided or approved for Houlihan Lokey’s use by Dover Downs and Twin

River, including the Dover Downs Projections and the Twin River Projections, respectively. For Dover Downs, Houlihan Lokey applied a range of terminal value multiples of 6.5x to 7.5x and discount rates ranging from 10.0% to 11.0%, taking into account its experience and professional judgment. For Twin River, Houlihan Lokey applied a range of terminal value multiples of 8.0x to 9.0x and discount rates ranging from 7.5% to 8.5%, taking into account its experience and professional judgment. The discounted cash flow analysis indicated an implied Dover Downs equity contribution reference range of 6.0% to 7.9%, as compared to the 7.225% of Twin River common stock to be owned by the holders of Dover Downs Stock immediately following the consummation of the Merger pursuant to the Merger Agreement.
Other Matters
Houlihan Lokey was engaged by Dover Downs to provide an opinion to the Committee with respect to the fairness, from a financial point of view, to the holders of Dover Downs Stock other than the Excluded Holders, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement. Dover Downs engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to its engagement by Dover Downs Houlihan Lokey is entitled to an aggregate fee of  $350,000 for its services, $100,000 of which became payable upon the execution of Houlihan Lokey’s engagement letter, $150,000 of which became payable upon the delivery of Houlihan Lokey’s opinion and the balance of which is payable upon the consummation of the Merger. Dover Downs has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, Dover Downs, Twin River, or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Standard General, L.P. (“SG”), Twin River’s largest stockholder, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, SG (collectively, with SG, the “SG Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, during the last two years having acted as financial advisor to ALST Casino Holdco LLC, then a member of the SG Group, in connection with its sale transaction, which closed in September 2016 for which Houlihan Lokey received compensation of approximately $6.8 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Dover Downs, Twin River, members of the SG Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by SG, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the SG Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Dover Downs, Twin River, members of the SG Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain Unaudited Projections
In connection with its consideration of the potential combination, the Dover Downs board of directors was provided the Dover Downs Projections and the Twin River Projections (collectively, the “Projections”). The Projections also were provided to the financial advisor to the Committee, Houlihan Lokey, in connection with the preparation of its opinion. The projections prepared by Dover Downs’ and Twin River’s respective management teams did not include estimates of the companies’ respective free cash flows.
The Projections are included in this proxy statement/prospectus solely to provide Dover Downs stockholders access to information made available in connection with the Dover Downs board of directors’ consideration of the Merger, and not to influence any Dover Downs stockholder or other person to make any investment or voting decision with respect to the Merger Proposal or for any other purpose. In particular, the Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the dates on which the Projections were prepared, which was generally July 2018 in the case of the Dover Downs Projections and February 2018 in the case of the Twin River Projections, and as discussed below, are inherently uncertain and unreliable.
The Projections:
•
were based upon numerous estimates or expectations, beliefs, opinions and assumptions, all of which are difficult to predict and many of which are beyond Dover Downs’ or Twin River’s control and may not be realized, with respect to Twin River’s and Dover Downs’ businesses, including their respective results of operations and financial condition, competition and with respect to general business, economic, market, regulatory and financial conditions and other future events, including those described as “Risk Factors” on pages 24 to 42 of this proxy statement/prospectus, as well as various assumptions as the effects of the competitive facilities and the results from new facilities and new initiatives that are inherently difficult to estimate or accurately forecast, including, among other key matters, the following:

•
the effects of the Encore-Boston facility discussed in “Risk Factors —  The Combined Company’s business will be particularly sensitive to reductions in consumers’ discretionary spending as a result of downturns in the economy or other changes it cannot accurately predict” at page 33 of this proxy statement/prospectus, including that Encore-Boston would open on January 1, 2020 despite the fact that the developers of the Encore-Boston facility indicated after the Twin River Projections were prepared that they had targeted July 1, 2019 as the opening date for the facility notwithstanding pending litigation and other factors that could delay the actual opening date;

•
various assumptions as to completion dates, ramp-up rates and operating results for Twin River’s new hotel constructed adjacent to its flagship property in Lincoln, Rhode Island and the Tiverton Hotel & Casino in Rhode Island near the Massachusetts border, as well as the timing and effects of the shutdown of Twin River’s Newport Grand Casino on southern Rhode Island;

•
various assumptions about new operating initiatives, including stadium gaming at Twin River’s Lincoln facility and developments such as the legalization of sports betting;

•
do not take into account the circumstances or events occurring after the date they were prepared, including the Merger Agreement, costs incurred or to be incurred in connection with the Merger or the effect of any failure of the Merger to occur, public company costs to be incurred by Twin River as a publicly traded company, synergies expected to be realized in the Merger, as well as costs to achieve such synergies, and costs incurred relating to strategic initiatives and capital developments;

•
do not take into account changes in revenue and other developments in Twin River’s and Dover Downs’ businesses, whether of a one-time nature or ongoing matters, as well as the companies’ actual results of operations after the Dover Downs Projections and the Twin River Projections, as applicable, were prepared;

•
are not necessarily indicative of current market conditions or future performance, which may be significantly more or less favorable than as set forth in the Projections or may be realized at different times or amounts than assumed in the preparation of the Projections;

•
are not, and should not be regarded as, representations that any of the expectations contained in, or forming a part of, the Projections will actually be achieved in whole or in part; and

•
were prepared separately and not considered on a pro forma or any other basis to give effect to the Merger.

Dover Downs management believes that the assumptions used as a basis for the Dover Downs Projections were reasonable based on the information available to Dover Downs management at the time prepared, and Twin River management believes that the assumptions forming a basis for the Twin River Projections were reasonable based on the information available to Twin River management at the time prepared. Notwithstanding the foregoing, the Projections are not a guarantee of, and are not necessarily predictive of actual future performance. The future financial results of Twin River’s and Dover Downs’ businesses, separately and together giving effect to the Merger, may differ materially from those expressed in the Projections due to factors that are beyond Dover Downs’ or Twin River’s ability to control or predict.
Although the Projections were prepared with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Projections cover multiple years and such information by its nature becomes less predictive with each successive period. Stockholders are urged to read the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Projections. Dover Downs stockholders also should review the factors described in the section of this proxy statement/prospectus entitled “Risk Factors.”
Neither Dover Downs nor Twin River or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized. Neither Twin River nor Dover Downs has made any representations in the Merger Agreement or otherwise concerning the Projections.
Certain of the financial information contained in the Projections, including Adjusted EBITDA and Adjusted EBIT, are non-GAAP financial measures. Dover Downs management provided this information to the Dover Downs board of directors and the financial advisor to the Committee because Dover Downs management believed it could be useful in evaluating Twin River, in the case of the Twin River Projections, and Dover Downs’ business, in the case of the Dover Downs Projections. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Dover Downs or Twin River may not be comparable to similarly titled amounts used by other companies or as may have been used in other contexts by Dover Downs or Twin River.
The Projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections have not been audited. Neither the independent registered public accounting firms of Dover Downs or Twin River nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Dover Downs and Twin River assume no responsibility for, and disclaim any association with, the Projections.
The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that Dover Downs or Twin River or their respective affiliates or representatives considered or consider the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. The Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Dover Downs’ and Twin River’s businesses contained elsewhere in this proxy statement/prospectus. In light of the foregoing factors and the uncertainties inherent in Projections, stockholders are cautioned not to place undue reliance on these Projections.
The Twin River Projections
Twin River management prepared non-public projections with respect to Twin River’s business as a stand-alone company. The following summarizes the Twin River Projections (as adjusted(1)):
In millions	2018E	2019E	2020E	2021E	2022E
Revenues(2)	$916.5	$987.8	$948.3	$979.9	$1,000.1
Adjusted EBITDA(3)	$179.4	$204.5	$183.6	$190.8	$196.7

(1)
Adjustments, which are not in the aggregate material, provide for estimated stock-based compensation of  $3.0 million per year, a figure in line with historical levels.

(2)
The Revenue figures presented in the table above are Revenues, Gross. Twin River’s financial statements included elsewhere in this proxy statement/prospectus present Revenues, Net. In February 2018, Twin River projected its Revenues, Net as $476.6 (2018E), $512.5 (2019E), $491.7 (2020E), $507.4 (2021E) and $523.6 (2022E).

(3)
Defined as earnings before interest, tax, depreciation and amortization adjusted for certain non-recurring items.

The Dover Downs Projections
Dover Downs management prepared non-public Projections with respect to Dover Downs’ business as a stand-alone company.
The following sets forth the Dover Downs Projections:
In millions	2018E	2019E	2020E	2021E	2022E	2023E
Revenues, Net	$197.5	$203.6	$211.0	$215.3	$219.8	$224.4
Adjusted EBITDA(1)	$15.2	$15.7	$16.7	$17.2	$17.8	$18.4
Adjusted EBIT(2)	$7.0	$7.7	$8.7	$9.2	$9.8	$10.4

(1)
Defined as earnings before interest, tax, depreciation and amortization, adjusted for certain non-recurring items and pro forma for the impact of changes to Delaware legislation.

(2)
Defined as earnings before interest and tax, adjusted for certain non-recurring items.

Twin River’s Reasons for the Merger
The Twin River board of directors believes that the Merger and other transactions will accomplish a number of important business objectives for Twin River, including further diversifying its asset base, enhancing its financial position, providing enhanced opportunities for the Combined Company and increasing value for and providing liquidity options to Twin River’s stockholders that they do not now have. Twin River would become a publicly traded company in the Merger and Twin River stockholders would have increased opportunities to receive liquidity for their investment due to the listing and a potential capital return transaction expected to be initiated after the Merger.
Following the completion of the Merger, Twin River expects to consider effecting a potential tender offer or other return of capital transaction. As of the date of this proxy statement/prospectus, no decision had been made as to the nature or size of such a transaction and there can be no assurance that such a transaction will be initiated or as to the timing or terms thereof.

In reaching a decision to approve the Merger Agreement and to proceed with the transactions, the Twin River board of directors, in consultation with Twin River’s management and financial and legal advisors, considered a variety of factors, including the factors listed below that it believes generally support the decision:
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Dover Downs’ business and prospects, alone and as part of Twin River, and potential synergies, growth opportunities and increased cash flow expected from the Merger;

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the Combined Company’s anticipated financial position after the Merger, which is expected to be sufficient to both support future growth and a return of capital to stockholders;

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the terms of the Merger Agreement and negotiations giving rise thereto, including the exchange ratio;

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advice from Moelis and Stifel to the Twin River board of directors relating to the terms of the transaction;

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the opportunity to provide potential liquidity for Twin River stockholders who desire it through Twin River becoming publicly traded and a potential tender offer or other return of capital transaction after the closing;

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the belief that the Merger and related transactions did not preclude Twin River from pursuing other potential strategic alternatives in the future; and

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the strategic assessment process conducted by Twin River.

In the course of its consideration of the Merger and related transactions, the Twin River board of directors also considered a variety of risks and potentially negative factors, including the following:
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the value of the Twin River common stock to be issued in the Merger could fluctuate, perhaps significantly, based on a variety of factors, some of which are outside of the control of Twin River and could be unrelated to the performance of Twin River, including that (1) Twin River has not been publicly traded and as such a market for its shares may not develop or may be highly volatile, (2) even after the Merger, Twin River will not be as large and geographically diverse as some publicly traded regional gaming companies, (3) some Twin River stockholders may desire liquidity for their shares beyond the liquidity expected to be made available in a potential tender offer or other return of capital transaction that may be initiated after the completion of the Merger, which could exacerbate the volatility of trading in Twin River common stock after the Merger, and (4) competitive conditions, including from new facilities in Massachusetts, general stock market conditions and the performance of Twin River’s business:

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the risk of not realizing the anticipated strategic benefits of the Merger;

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risks relating to the integration of Dover Downs with the business and operations of Twin River and the fact that the synergies and cost savings anticipated might not be realized or might take longer to be realized than anticipated;

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the risk of diverting Twin River and Dover Downs management focus and resources from operational matters and other strategic opportunities while working to complete the Merger and integrate Dover Downs and Twin River;

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the risk one or more of the conditions to the parties’ obligations to complete the Merger and related transactions will not be satisfied or waived which, while not expected, could cause the Merger and related transactions not to be completed;

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the requirement that Twin River conduct its business substantially in the ordinary course of business in the period between signing and closing, subject to specific limitations and exceptions, which could delay or prevent Twin River from undertaking business opportunities that may arise prior to the completion of the Merger and related transactions; and

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risks of the type and nature described under the section of this proxy statement/prospectus titled “Risk Factors.”

The foregoing discussion considered by the Twin River board of directors is not exhaustive. In view of the wide variety of factors considered by the Twin River board of directors in connection with the evaluation of the strategic alternatives available to Twin River and the evaluation of the Merger and related transactions and in view of the complexity of the factors considered, the Twin River board of directors did not consider it practical to, nor did it attempt to, quantify, rank or assign relative weights to the factors that it considered in making its decision to approve the Merger Agreement and the transactions. Instead, the Twin River board of directors considered the factors described above, among others, in deciding to approve the Merger. In considering the factors described above and any other factors, individual members of the Twin River board of directors may have viewed factors differently or given different weight, merit or consideration to different factors.
This discussion of Twin River’s reasons for the Merger is forward looking in nature and should be read in light of the factors discussed in the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Governance of Twin River Following the Merger
The corporate headquarters of the Combined Company is expected to be located in Lincoln, Rhode Island. The directors of Twin River serving on the Twin River board of directors immediately before the consummation of the Merger will continue to be the directors of Twin River immediately following the closing of the Merger. In connection with the Merger, Twin River and Dover Downs expect Jeffrey W. Rollins, a director and member of the audit committee of Dover Downs, to join the Twin River board of directors following the consummation of the Merger.
Closing and Effective Time of the Merger
Unless another date is agreed upon by the parties, the closing will take place on the second business day after the date on which the conditions to closing (described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 86 of this proxy statement/prospectus) (other than those conditions which by their terms are to be satisfied or waived as of the closing but subject to the satisfaction or waiver of those conditions at the closing) have been satisfied or waived.
On or before the closing date, a certificate of merger will be filed with the Secretary of State of the State of Delaware in the form that is required by the DGCL. The Merger will become effective on the date and time of the filing of the certificate of merger or at such later time as may be agreed by Twin River and Dover Downs and specified in the certificate of merger.
Treatment of Equity and Equity-Based Awards
Dover Downs has granted restricted shares of Dover Downs common stock to its employees, including its executive officers. Under the Merger Agreement, at the effective time of the Merger, each share of Dover Downs restricted stock will vest in full and will be converted into the right to receive the Merger Consideration in respect of one share of Dover Downs Stock. Following the completion of the Merger and the conversion of the Dover Downs restricted stock pursuant to the Merger Agreement, the restricted stock awards will terminate, and no further vesting, lapse, or other restrictions under the terms of the award agreements relating to Dover Downs restricted stock will apply.
Under the Merger Agreement, Dover Downs may not issue Dover Downs Stock, securities convertible into or exchangeable for Dover Downs Stock or other equity grants, except pursuant to the exercise or settlement of any already outstanding equity award or the issuance of annual equity awards in the ordinary course of business consistent with past practice. There are no outstanding stock options or other securities convertible into or exchangeable for Dover Downs Stock (other than the Dover Downs restricted stock).
Regulatory Approvals
General
Dover Downs and Twin River agreed in the Merger Agreement to use their reasonable best efforts to take, and to assist and cooperate with each other in taking, all actions and to use their reasonable best efforts to do all things reasonably necessary, proper or advisable, to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain specified limitations under the Merger Agreement. Although Dover Downs and Twin River expect that all required regulatory clearances and approvals will be obtained, Dover Downs and Twin River cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the closing of the Merger not being satisfied.
HSR Act and U.S. Antitrust Matters
Under the HSR Act, and the rules promulgated under the HSR Act, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger in certain circumstances. Dover Downs and Twin River are assessing HSR requirements and will file a notification and report if required under the HSR Act.
Other
In addition, Dover Downs and Twin River must also obtain approval of the Merger from the Delaware gaming authority. Notice filings will be made in Rhode Island, Colorado and Mississippi. As of the date of this proxy statement/prospectus, regulatory approvals have not been obtained.
Federal Securities Law Consequences
Following the effectiveness of a registration statement on Form S-4, shares of Twin River common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Twin River common stock issued to any Dover Downs stockholder who may be deemed an “affiliate” of Twin River for the purposes of Rule 144 of the Securities Act after the completion of the Merger. Persons who may be deemed “affiliates” of the Combined Company generally include individuals or entities that control, are controlled by or are under common control with, the Combined Company and may include the executive officers and directors of the Combined Company as well as its principal stockholders.
This proxy statement/prospectus does not cover resales of Twin River common stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale of Twin River common stock.
Accounting Treatment
The Merger will be accounted for using the acquisition method of accounting. Twin River will be treated as the “acquirer” for accounting purposes.
Dividend Policy Following the Merger
Twin River has not historically paid regular dividends. However, its board of directors is currently contemplating the Combined Company’s dividend policy and the Combined Company may pay dividends in the future. Any determination to pay dividends in the future will be at the discretion of the Combined Company’s board of directors and will depend upon among other factors, the Combined Company’s earnings, cash requirements, financial condition, requirements to comply with the covenants under its debt instruments and the Regulatory Agreement, legal considerations, and other factors that the Combined Company’s board of directors deems relevant.
Listing of Twin River Common Stock on Stock Exchange
At this time, there is no established public trading market for Twin River common stock. Twin River common stock is not currently traded or quoted on a stock exchange or quotation system. At the closing of the Merger, Twin River will become a publicly traded company and the Twin River common stock is expected to be listed on the NYSE.

Delisting and Deregistration of Dover Downs Common Stock
If the Merger is completed, Dover Downs common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Dover Downs will no longer be required to file periodic reports with the SEC.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference. Dover Downs encourages you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. The following summary of the Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding the terms of the Merger Agreement and is not intended to provide any factual information about Twin River or Dover Downs.
The Merger Agreement contains representations and warranties and covenants by each of the parties to the Merger Agreement. These representations and warranties have been made by Dover Downs solely for the benefit of Twin River, on the one hand, and by Twin River, Merger Sub I and Merger Sub II, solely for the benefit of Dover Downs, on the other hand, and:
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may not be intended as statements of fact, but rather as a way of allocating risk between Twin River and Dover Downs in the event the statements therein prove to be inaccurate;

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have been qualified in important respects by confidential disclosures that were exchanged between Twin River and Dover Downs at the time they entered into the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; and

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may apply standards of materiality in a way that is different from the standard of materiality that is applicable to disclosures to investors.

Moreover, information concerning the subject matter of the representations and warranties in the Merger Agreement and described below may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the Merger Agreement, each of Twin River or Dover Downs, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus.
Structure and Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River. Immediately following the Merger, Dover Downs, as the surviving corporation, will merge with and into Merger Sub II, with Merger Sub II surviving as an indirect wholly owned subsidiary of Twin River and limited liability company. At the effective time of the Subsequent Merger, all of the property, rights, privileges, powers and franchises of Dover Downs, Merger Sub I and Merger Sub II will vest in Merger Sub II as the surviving limited liability company and all debts, liabilities, obligations, restrictions, disabilities and duties of Dover Downs, Merger Sub I and Merger Sub II will become the debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub II as the surviving limited liability company.
From and after the effective time of the Merger and before the effective time of the Subsequent Merger, the certificate of incorporation and bylaws of Dover Downs will be amended to read as the certificate of organization and bylaws of the Merger Sub I. The directors of Merger Sub I immediately before the effective time of the Merger will be the directors and officers of the surviving corporation and the officers of Dover Downs immediately before the effective time of the Merger will be the officers of the surviving corporation.

From and after the effective time of the Subsequent Merger, the certificate of formation and operating agreement of Merger Sub II in effect immediately prior to the effective time of the Subsequent Merger will be the certificate of formation and operating agreement, respectively, of the surviving limited liability company of the Subsequent Merger. The managers of Merger Sub II immediately prior to the effective time of the Subsequent Merger will be the managers of the ultimate surviving limited liability company and the officers of the Merger surviving corporation immediately prior to the effective time of the Subsequent Merger will be the officers of the ultimate surviving limited liability company.
The Merger and Subsequent Merger are both intended as part of a single plan. The purpose of the Subsequent Merger is to merge Dover Downs into a limited liability company, so that following the Mergers, Twin River can hold the business and assets of Dover Downs through an indirect wholly owned subsidiary that is organized as a limited liability company. Consummation of the Subsequent Merger will not have any effect on the consideration that Dover Downs stockholders receive in the Merger, and will not affect Twin River, except to change the form of legal entity in which Twin River owns the business and assets of Dover Downs acquired in the Merger.
Closing and Effective Time of the Merger
Unless another date is agreed upon by the parties, the closing will take place on the second business day after the date on which the conditions to closing (described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 86 of this proxy statement/prospectus) (other than those conditions which by their terms are to be satisfied or waived as of the closing but subject to the satisfaction or waiver of those conditions at the closing) have been satisfied or waived.
On or before the closing date, a certificate of merger with respect to the Merger will be filed with the Secretary of State of the State of Delaware in the form that is required by the DGCL. The Merger will become effective on the date and time of the filing of the certificate of merger or at such later time as may be agreed by Twin River and Dover Downs and specified in the certificate of merger. On or before the closing date, a certificate of merger with respect to the Subsequent Merger will be filed with the Secretary of State of the State of Delaware in the form that is required by the DGCL and the Delaware Limited Liability Company Act. The Subsequent Merger will become effective on the date and time of the filing of the certificate of merger or at such later time as may be agreed by Twin River and Dover Downs and specified in the certificate of merger.
Merger Consideration; Conversion of Shares
At the effective time of the Merger, all shares of Dover Downs Stock that are outstanding as of the effective time of the Merger (other than shares held in treasury by Dover Downs or owned by Twin River or any direct or indirect wholly owned subsidiary of Dover Downs or Twin River) will automatically be converted into the right to receive fully paid and nonassessable shares of Twin River common stock equal to the exchange ratio, with cash paid in lieu of fractional shares. Each share of Dover Downs common stock and Dover Downs class A common stock will receive the same consideration in the Merger.
The exchange ratio is the quotient determined by dividing the Twin River allocation shares by the Dover Downs fully diluted shares, it being understood that the exchange ratio will be calculated to ensure that the stockholders of Dover Downs receive an aggregate 7.225% stake of Twin River. Twin River allocation shares means an amount equal to the Twin River fully diluted shares multiplied by the calculation percentage.
Twin River fully diluted shares means the total number of shares of Twin River common stock outstanding immediately prior to the effective time of the Merger expressed on a fully diluted and as-converted basis, including (1) the number of outstanding Twin River stock options (as determined by the treasury method), (2) vested restricted stock units of Twin River, and (3) all conditional performance stock units of Twin River for which all conditions have been satisfied as of the effective time of the Merger. Any unvested awards or awards that are outstanding immediately prior to the effective time of the Merger will be excluded from the calculation of Twin River fully diluted shares. Calculation percentage means 0.07787658 (which is the number obtained by dividing 0.07225 by 0.92775).

Dover Downs fully diluted shares means the total number of shares of Dover Downs Stock outstanding immediately prior to the effective time of the Merger on a fully diluted and as-converted basis, including any shares of restricted stock that are outstanding immediately prior to the effective time of the Merger and including the number of shares of Dover Downs Stock issuable under any option, warrant or other right (determined by the treasury method).
It is currently estimated that, immediately prior to the effective time of the Merger, Twin River will have 38,230,806 shares of common stock outstanding on a fully-diluted basis, and Dover Downs will have 33,422,553 shares of common stock outstanding on a fully-diluted basis. Based on the exchange ratio provided for in the Merger Agreement, it is estimated that each share of Dover Downs Stock outstanding on the closing date of the Merger will be cancelled and converted in the Merger into the right to receive 0.0890801 shares of common stock of the Combined Company. Accordingly, if a Dover Downs stockholder currently holds 1,000 shares of Dover Downs Stock, he or she will be entitled to receive 89 shares of common stock of the Combined Company in the Merger, plus a cash payment in lieu of fractional shares of common stock of the Combined Company. The foregoing is an estimate only, based on the number of shares of Twin River common stock and Dover Downs Stock outstanding on a fully-diluted basis, and is subject to change based on the actual fully-diluted share numbers as of the date the Merger is consummated.
If, between July 22, 2018 and the earlier of the effective time of the Merger or the date of termination of the Merger Agreement, any change in the outstanding shares of capital stock of Dover Downs or Twin River occurs as a result of any forward stock split, reverse stock split, stock dividend, stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to shares of Twin River common stock or Dover Downs Stock, then the exchange ratio and any other number or amount in the Merger Agreement based on the number of shares of Dover Downs Stock or common stock of Twin River will be equitably adjusted to provide the holders of Dover Downs Stock and holders of shares of Twin River common stock the same economic effect as contemplated by the Merger Agreement prior to such forward stock split, reverse stock split, stock dividend, stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change. Twin River contemplates effecting a stock dividend prior to closing the Merger which would result in a corresponding adjustment to the exchange ratio.
Each share of Dover Downs Stock held in treasury will be cancelled and retired without any conversion or consideration paid in respect to such share. Each share of Dover Downs Stock held by Twin River or any direct or indirect subsidiary of Twin River will be cancelled and retired without any conversion or consideration paid in respect to such share. Each share of common stock of Merger Sub I issued and outstanding immediately prior to the effective time of the Merger will be converted into and will become one newly issued, fully paid and non-assessable unit of the surviving company.
Prior to the effective time of the Merger, the Dover Downs board of directors or the compensation committee of the Dover Downs board of directors will adopt resolutions and take actions necessary to accelerate the vesting of all shares of restricted stock of Dover Downs such that all shares of restricted stock are fully vested immediately prior to the effective time of the Merger. At the effective time of the Merger, each outstanding share of Dover Downs Stock that constitutes restricted stock will be converted into the right to receive Merger Consideration for such Dover Downs Stock.
Exchange Procedures
As soon as reasonably practicable after the effective time of the Merger (but no later than three business days after the effective time of the Merger), Twin River will instruct the exchange agent to mail to each holder of record of Dover Downs Stock a letter of transmittal and instructions for use in effecting the surrender of share certificates or book entry shares. Upon submission of the completed and executed letter of transmittal and surrender of share certificates for cancellation or receipt of an “agent’s message” by the exchange agent or uncertificated shares, the holders of such share certificates or uncertificated shares will receive the Merger Consideration (which, if requested, will be in the form of physical certificates evidencing the shares of Twin River common stock that constitute the Merger Consideration) and cash in lieu of fractional shares, and the certificates transferred or uncertificated shares will be cancelled.

Representations and Warranties
The Merger Agreement contains substantially similar reciprocal representations and warranties of Twin River, Merger Sub I and Merger Sub II, on the one hand, and Dover Downs, on the other hand, regarding, among other things:
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due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

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capitalization and ownership of subsidiaries;

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corporate authorization of the Merger Agreement and the Merger and the valid, binding and enforceable nature of the Merger Agreement;

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the approval and recommendation by such party’s board of the Merger;

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the absence of any conflict with, or violation of, or default (with or without notice or lapse of time, or both) under, or right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or creation of any pledge, claim, lien, charge, encumbrance or security interest upon any of the properties or assets under (1) the organizational documents of Twin River or its subsidiaries, on the one hand, or Dover Downs or its subsidiaries, on the other hand, (2) any material contract to which Twin River or its subsidiaries, on the one hand, or Jarden or its subsidiaries, on the other hand, is a party or its respective properties or assets are bound, or (3) any governmental filings, law or order;

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required consents and approvals from governmental entities;

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SEC documents (with respect to Dover Downs) and financial statements, the absence of material misstatements or omissions in such filings and documents and compliance of such filings with legal requirements;

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Maintenance and effectiveness of internal controls and disclosure controls and procedures;

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absence of certain undisclosed liabilities since March 31, 2018;

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absence of a material adverse effect since March 31, 2018;

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existence of and compliance with the terms of certain material contracts;

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intellectual property;

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applicability of anti-takeover statutes;

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tax matters;

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compliance with applicable laws (and, with respect to Dover Downs, the listing rules of the NYSE) and governmental orders and corruption laws, filings with regulatory authorities;

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employee benefit plan and ERISA matters;

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labor and employment matters;

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absence of certain legal proceedings, investigations and governmental orders;

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broker’s fees payable in connection with the Merger;

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opinions from financial advisors;

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voting requirements with respect to the Merger;

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related party transactions;

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insurance policies;

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environmental matters; and

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accuracy of information supplied or to be supplied in, with respect to Dover Downs, the Dover Downs proxy statement and, with respect to Twin River, this proxy statement/prospectus.

In addition, Twin River has further made representations and warranties regarding, among other things:
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corporate authorization of the Subsequent Merger;

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the approval and recommendation by Twin River’s board of the Subsequent Merger;

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ownership, operation and assets of Merger Sub I and Merger Sub II;

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ownership of Dover Downs Stock; and

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issuance of shares of Twin River common stock.

Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect with respect to the party making the representation or warranty).
For purposes of the Merger Agreement, a “material adverse effect” means, with respect to a party, any change, effect, development, condition or occurrence that, individually or in the aggregate with all other effects, is materially adverse on or with respect to the business, financial condition or results of operations of such Party and its subsidiaries, taken as a whole. The definition of  “material adverse effect” excludes any effect to the extent:
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in or generally affecting the economy or the financial, commodities or securities markets of the United States or elsewhere in the world or the industries where such party operates (but only to the extent such effect affects the Party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the business, industries or geographic region or territory in which such Party and its subsidiaries operate or would prevent or materially delay such party from consummating the transactions contemplated by the Merger Agreement or otherwise prevent or materially delay such party from performing its obligations under the Merger Agreement);

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resulting from or arising out of:

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the pendency or announcement of or compliance with the Merger Agreement or the transactions contemplated by the Merger Agreement, including the loss of any customer, vendor, supplier or prospect or a reduction in the amount of business such customer, vendor or supplier does with such party resulting from or arising out of the pendency or announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement;

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any departure or termination of any officers, directors, employees or independent contractors of such party;

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any changes in GAAP, law or accounting standards or interpretation of any of them (but only to the extent such effect affects the Party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the business, industries or geographic region or territory in which such Party and its subsidiaries operate or would prevent or materially delay such party from consummating the transactions contemplated by the Merger Agreement or otherwise prevent or materially delay such party from performing its obligations under the Merger Agreement);

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any natural disasters, weather related or force majeure events (but only to the extent such effect affects the Party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the business, industries or geographic region or territory in which such Party and its subsidiaries operate or would prevent or materially delay such party from consummating the transactions contemplated by the Merger Agreement or otherwise prevent or materially delay such party from performing its obligations under the Merger Agreement);

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any changes in national or international political conditions, including engagement in hostilities, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism (but only to the extent such effect affects the Party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the business, industries or geographic region or territory in which such Party and its subsidiaries operate or would prevent or materially delay such party from consummating the transactions contemplated by the Merger Agreement or otherwise prevent or materially delay such party from performing its obligations under the Merger Agreement);

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the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

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any change in the market price or trading volume of such party’s securities (provided that that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

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any direct or derivative litigation threatened by or on behalf of a stockholder of a party based on the entry into the Merger Agreement, the Voting Agreement or the transactions contemplated by the Merger Agreement; or

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any failure to obtain, or any denial or withdrawal of any application for, any license, consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity in connection with the transactions contemplated by the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the effective time of the Merger.
Conduct of Business
Each of Twin River and Dover Downs has agreed, between the date of the Merger Agreement and the effective time of the Merger, to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve its business intact and maintain its relationships with customers, suppliers, licensors and others having business dealings with such party.
In addition, each of Twin River and Dover Downs has agreed not to take certain actions between the date of the Merger Agreement and the effective time of the Merger, including the following (subject to exceptions described below or as set forth in the disclosure letters that were exchanged between Twin River and Dover Downs at the time they entered into the Merger Agreement):
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declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent;

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split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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purchase, redeem or otherwise acquire any shares of its or any of its subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares or other securities;

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issue, deliver, sell or grant any shares of its capital stock or other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than:

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the issuance of shares pursuant to the exercise or settlement of any equity award granted prior to the date of the Merger Agreement;

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in the case of Dover Downs, the issuance of annual equity awards in the ordinary course of business consistent with past practice;

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in the case of Dover Downs, the issuance of equity awards to employees or its subsidiaries in amounts and on terms set forth in the disclosure letter delivered to Twin River; and

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in the case of Twin River, the issuance of equity awards to directors, officers and employees of Twin River or its subsidiaries in the ordinary course of business consistent in all material respects with past practice;

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make any change in accounting methods, principles or practices material affecting the reported consolidated assets, liabilities or results of operations of such party, except as required by a change in GAAP;

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enter into a new line of business outside of its existing business; or

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authorize or commit or agree to take any of the above actions.

Dover Downs has further agreed not to take certain actions without the consent of Twin River between the date of the Merger Agreement and the effective time of the Merger, including the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Twin River as provided in the Merger Agreement):
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acquire or agree to acquire any person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, such person or business, or otherwise or any assets that are material, individually or in the aggregate, to Dover Downs and its subsidiaries, taken as a whole, other than in connection with capital expenditures permitted by the Merger Agreement;

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grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of Dover Downs or its subsidiaries, other than (1) to employees or other service providers with an annual base salary less than $100,000 in the ordinary course of business consistent with past practice, excluding any employees or other service providers (who are not also officers or directors of Dover Downs or family members thereof) whose employment or other engagement is terminated prior to the closing date, or (2) to the extent required under existing Dover Downs employee benefit plans or existing employment agreements or by applicable law, hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $100,000 per employee or officer, establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Dover Downs employee benefit plan or employment agreement, or take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice under any collective bargaining agreement or Dover Downs employee benefit plan or employment agreement;

•
sell, lease, license or otherwise dispose of or subject to any lien (other than any permitted lien) any properties or assets, except (1) licenses of or other grants of rights to use intellectual property in the ordinary course of business consistent with past practice, (2) pursuant to material contracts in force on the date of the Merger Agreement, and (3) sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

•
except intercompany loans and extensions or renewals of Dover Downs’ existing credit facility, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Dover Downs or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement of similar economic effect;

•
make or agree to make any new capital expenditure or expenditures in excess of  $200,000 (other than in the ordinary course of business or capital expenditures that are contemplated by the Dover Downs’ annual budget for fiscal year 2018 and capital expenditure plan for fiscal year 2018);

•
with respect to any Dover Downs intellectual property, except in the ordinary course of business consistent with past practice, and except for agreements between or among Dover Downs and its subsidiaries, (1) encumber, abandon, fail to maintain, transfer, license to any person, or otherwise dispose of any right, title or interest of Dover Downs or any of its subsidiaries in any Dover Downs intellectual property or software products, or (2) divulge, furnish to or make accessible any material confidential or other non-public information in which Dover Downs or any of its subsidiaries has trade secret or equivalent rights within Dover Downs’ intellectual property to any person who is not subject to an enforceable written agreement to maintain the confidentiality of such information;

•
make or change any material tax election or settle or compromise any tax liability or claim;

•
waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (1) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2017 included in Dover Downs’ SEC filings, or that do not exceed $350,000 individually or in the aggregate, (2) involve any non-monetary outcome, and (3) are with respect to ordinary course customer disputes; or

•
authorize or commit or agree to take any of the above actions.

Efforts to Obtain Required Stockholder Votes
As promptly as practicable after the Dover Downs proxy statement is declared effective, Dover Downs has agreed to convene a meeting for the purpose of obtaining the required stockholder approval adopting the Merger Agreement, which is (1) the affirmative vote of the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon, and (2) the affirmative vote of the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders. Dover Downs has also agreed to use reasonable best efforts to solicit its stockholders to obtain such approvals, absent a change of recommendation by the Dover Downs board of directors.
No Solicitation of Alternative Proposals
Dover Downs has agreed that neither it nor any of its subsidiaries, nor any of their officers, directors or employees or any of their respective representatives will, directly or indirectly:
•
solicit, initiate or knowingly encourage the making, submission or announcement of any company acquisition proposal (as defined below);

•
furnish any nonpublic information regarding Dover Downs or any of its subsidiaries to any person in connection with or in response to a company acquisition proposal;

•
continue or otherwise engage or participate in any discussions or negotiations with any person with respect to any company acquisition proposal;

•
except in connection with a change of recommendation of the Dover Downs board of directors pursuant to the terms and conditions of the Merger Agreement, approve, endorse or recommend any company acquisition proposal; or

•
except in connection with a change of recommendation pursuant to the terms and conditions of the Merger Agreement, enter into any letter of intent, arrangement, agreement or understanding relating to any company acquisition transaction (as defined below).

Before obtaining the requisite stockholder approval in connection with the Merger, the foregoing non-solicitation covenants do not prohibit the Dover Downs board of directors, directly or indirectly through any officer, employee or representative, from furnishing nonpublic information regarding Dover Downs or any of its subsidiaries to, or entering into or participating in discussions or negotiations with, any person in response to an unsolicited, bona fide company acquisition proposal that the Dover Downs board of directors concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or could reasonably be expected to lead to a company superior offer (as defined below) if  (1) the Dover Downs board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such company acquisition proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (2) such proposal did not result from a breach of the non-solicitation covenant, (3) Dover Downs gives Twin River notice of its receipt of such proposal or request for non-public information, and (4) Dover Downs furnishes any nonpublic information provided to the maker of the company acquisition proposal only pursuant to a confidentiality agreement between Dover Downs and such person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the confidentiality agreement between Twin River and Dover Downs. Further, the non-solicitation covenant does not prohibit the Dover Downs board of directors from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any company acquisition proposal.
Dover Downs is required to promptly, and in no event later than 24 hours after its receipt of any company acquisition proposal, or any request for nonpublic information relating to Dover Downs or any of its subsidiaries in connection with a company acquisition proposal, advise Twin River orally and in writing of such company acquisition proposal (including providing the identity of the person making such company acquisition proposal, and, (1) if the company acquisition proposal is in writing, a copy of the company acquisition proposal and any related draft agreements, and (2) if oral, a reasonably detailed summary of the company acquisition proposal). Dover Downs is also required to keep Twin River informed on a prompt basis with respect to any change to the material terms of any company acquisition proposal (and in no event later than 24 hours following any such change), including providing Twin River with a copy of any draft agreements and modifications of any company acquisition proposal.
A “company acquisition proposal” means any offer, proposal or indication of interest received from a third party (other than Twin River and Merger Sub I) providing for any transaction or series of transactions (each, a “company acquisition transaction”) involving (1) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Dover Downs or any of its subsidiaries, (2) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of the outstanding Dover Downs Stock, (3) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Dover Downs and its subsidiaries, taken as a whole (based on the fair market value thereof), (4) any liquidation or dissolution of Dover Downs or any material subsidiary of Dover Downs, or (5) any combination of any of the foregoing (in each case, other than any of the transactions contemplated by the Merger Agreement), including any renewal or revision to any previously made offer, proposal or indication of interest.
A “company superior offer” means a bona fide written company acquisition proposal (except that references in the definition of  “company acquisition transaction” to 10% or more will be replaced with 50%) that the Dover Downs board of directors determines, in good faith, after consultation with outside legal counsel and a financial advisor is on terms that are more favorable to Dover Downs stockholders than the transactions contemplated by the Merger Agreement (including any written offer by Twin River to amend the terms of the Merger Agreement) after taking into account all of the terms and conditions of such proposal and the financial, regulatory, legal and other aspects of such company acquisition proposal (including the timing and likelihood of consummation thereof) and the payment, if applicable, of the termination fee.
Change of Dover Downs Board of Directors Recommendation
Dover Downs has agreed that, except as described in the next paragraph, it may not (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Dover Downs board recommendation with respect to the Merger Proposal in a manner adverse to Twin River or make any statement, filing or release, in connection with obtaining the required stockholder approvals or otherwise, inconsistent with the Dover Downs board recommendation with respect to the Merger Proposal, (2) approve, endorse or recommend any company acquisition proposal (any of the foregoing set forth in clauses (1) and (2), a “change of recommendation”), or (3) enter into a written definitive agreement providing for a company acquisition transaction.
The Dover Downs board of directors may at any time before obtaining the requisite stockholder approval in connection with the Merger (1) effect a change of recommendation in respect of a company acquisition proposal, and/or (2) if it elects to do so in connection with or following a change of recommendation, terminate the Merger Agreement in order to enter into a written definitive agreement providing for a company acquisition transaction, if:
•
a company acquisition proposal is made to Dover Downs by a third party, and such offer is not withdrawn;

•
the Dover Downs board of directors determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a company superior offer;

•
following consultation with outside legal counsel, the Dover Downs board of directors determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

•
Dover Downs gives Twin River five business days’ prior written notice of its intention to take such action, which notice includes the information with respect to such company superior offer (provided that any material revision or amendment to the terms of such company superior offer will require a new notice and, in such case, the notice period will be two business days rather than five business days),

•
at the end of the five day or two day notice period, as applicable, the Dover Downs board of directors again makes the determination in good faith after consultation with outside legal counsel and a financial advisor that the company acquisition proposal continues to be a company superior offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Additionally, the Dover Downs board of directors may at any time before obtaining the requisite stockholder approval in connection with the Merger, if the Dover Downs board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, make a change of recommendation unrelated to a company acquisition proposal in response to an intervening event (as defined below), but only in the event that (1) Dover Downs provides to Twin River at least five business days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the intervening event, and (2) Twin River will not, within five business days after receipt of such notice from Dover Downs, have made a proposal that, if accepted, would be binding on Twin River and that has not been withdrawn, to make such adjustments in the terms and conditions of the Merger Agreement in a manner that would obviate the need for the Dover Downs board of directors to make a change of recommendation. If requested by Twin River, Dover Downs is required to negotiate with Twin River regarding any proposal by Twin River during such five business day period.
An “intervening event” is any event, circumstance, change, occurrence, development or effect that materially affects the business, financial condition or results of operations of Dover Downs and its subsidiaries, taken as a whole (other than any event, fact or development or occurrence resulting from a material breach of the Merger Agreement by Dover Downs), that was not known to, or reasonably foreseeable by, the Dover Downs board of directors as of the date of the Merger Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Dover Downs board of directors as of the date of the Merger Agreement) and becomes known to the Dover Downs board of directors after the date of the Merger Agreement and prior to the receipt of the required stockholder approval in connection with the Merger.

None of the following events will constitute an “intervening event” (1) the receipt of any company acquisition proposal, (2) the pendency, announcement of or compliance with the Merger Agreement or the transactions contemplated by the Merger Agreement, (3) any change in the trading price or trading volume of shares of Dover Downs common stock or shares of Twin River common stock or any change in Dover Downs’ or Twin River’s, as applicable, credit rating, (4) the fact that Dover Downs or Twin River has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of or for Dover Downs or Twin River, as applicable, or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement, (5) changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC and tax laws) or changes in the interpretation thereof after the date of the Merger Agreement, (6) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, currency or exchange rates, stock, bond and/or debt prices), or (7) any direct or derivative litigation threatened by or on behalf of a stockholder of a party based on the entry into the Merger Agreement, the Voting Agreement or the transactions contemplated by the Merger Agreement (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to (3) or (4) above relating to or causing such change or improvement or any direct or derivative litigation threatened by or on behalf of a stockholder of a party based on the entry into the Merger Agreement, the Voting Agreement or the transactions contemplated by the Merger Agreement may be considered, along with the effects or consequences thereof).
Stock Exchange Listing
Twin River has agreed to use its reasonable best efforts to cause its shares of common stock to be issued in the Merger to be approved for listing on the NYSE.
Efforts to Complete the Merger Transaction
Twin River and Dover Downs have agreed to promptly file with the Rhode Island, Delaware, Mississippi and Colorado gaming authorities all documents required to obtain or satisfy the approvals or filing requirements of each agency. Twin River and Dover Downs also have agreed to promptly file with any other governmental entity any other filings, reports, information and documentation required in order to complete the transactions contemplated by the Merger Agreement.
Twin River and Dover Downs have also agreed to use their reasonable best efforts to (1) promptly obtain any clearance required under applicable antitrust laws for the consummation of the transactions contemplated by the Merger Agreement, (2) avoid or eliminate any impediment under any antitrust law, or regulation or rule, that may be asserted by any governmental entity, (3) defend through litigation any claim asserted in any court, administrative tribunal or hearing that the transactions contemplated by the Merger Agreement would violate any law, in order to avoid entry of, or to have vacated or terminated, any injunction, (4) cooperate in good faith and use reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of waiting periods under any applicable antitrust laws at the earliest practicable dates, (5) use reasonable best efforts to cause the closing conditions to be satisfied, and (6) prior to the effective time of the Merger, not acquire any business unless advised by counsel that in such counsel’s opinion so doing would not significantly increase the risk of an injunction or materially delay the satisfaction of the closing conditions.
Notwithstanding the foregoing, Twin River will not be required to take any of the following actions:
•
the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of Twin River, Dover Downs or their respective subsidiaries;

•
conducting or limiting the conduct of the business, assets or properties of Twin River, Dover Downs or their respective subsidiaries; or

•
Twin River, Dover Downs or their respective subsidiaries’ entry with a governmental entity into any consent decree with respect to the above two items.

Employees and Employee Benefits
Following the effective time of the Merger, Twin River will, or will cause the surviving corporation to, honor employment or severance agreements of Dover Downs set forth in the disclosure letter delivered to

Twin River. For one year after the effective time of the Merger, individuals who are employed by Dover Downs or any of its subsidiaries immediately prior to the effective time of the Merger and that continue to be employed by Twin River or any of its subsidiaries will be provided with salaries that are not substantially less than, and benefits that are in the aggregate approximately equal to, the salaries and benefits (other than equity compensation) they received prior to the effective time of the Merger.
Individuals who are employed by Dover Downs or any of its subsidiaries immediately prior to the effective time of the Merger and that continue to be employed by Twin River or any of its subsidiaries will be given credit for all service with Dover Downs and its subsidiaries and their respective predecessors under any employee benefit plan of Twin River, the surviving corporation or any of their subsidiaries.
In the event of any change in the welfare benefits provided to individuals who are employed by Dover Downs or any of its subsidiaries immediately prior to the effective time of the Merger and that continue to be employed by Twin River or any of its subsidiaries following the effective time of the Merger, Twin River will use its reasonable best efforts to cause (1) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (and their eligible dependents) under any welfare benefit plans in which such employees participate following the effective time of the Merger, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (2) for the plan year in which the effective time of the Merger occurs, the crediting of each such employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.
Nothing in the Merger Agreement will confer upon any Dover Downs employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under the Merger Agreement or be construed to prevent Twin River from terminating or modifying to any extent or in any respect any benefit plan that Twin River may establish or maintain.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants relating to:
•
cooperation between Twin River and Dover Downs in the preparation of this proxy statement/prospectus and the Dover Downs proxy statement;

•
confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the Merger;

•
cooperation between Dover Downs and Twin River in connection with press releases and other public announcements;

•
Dover Downs taking actions necessary to ensure that no takeover statutes are, or become, applicable to the Merger;

•
indemnification of individuals serving as a directors and officers of Dover Downs prior to the Merger and directors’ and officers’ liability insurance;

•
causing the dispositions of Dover Downs Stock resulting from the Merger by each director and officer of Dover Downs who is subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act;

•
cooperation between Twin River and Dover Downs in the defense or settlement of any stockholder litigation relating to the Merger;

•
the use of each party’s reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to amend the Merger Agreement so as to enhance the tax efficient structure of the transactions contemplated by the Merger Agreement;

•
the approval and recommendation for election of one member designated by the Dover Downs board of directors to the Twin River board of directors;

•
offers by Twin River to repurchase shares of Twin River common stock; and

•
maintenance of certain services and other commercial agreements.

Conditions to Completion of the Merger
The obligations of Twin River, Dover Downs, Merger Sub I and Merger Sub II to complete the Merger are subject to the satisfaction of the following conditions:
•
the stockholder approval of the Merger Proposal having been obtained;

•
no governmental entity having enacted, issued, promulgated, enforced or entered any law, injunction or order making the Merger illegal or otherwise prohibiting the consummation of the Merger;

•
the approval of the Delaware gaming agency, and filings with the gaming agencies in Rhode Island, Mississippi and Colorado having been obtained or made;

•
a registration statement relating to the issuance of Twin River common stock having been declared effective and no stop order or other proceeding suspending the effectiveness of the registration statement having been issued or initiated; and

•
the shares of Twin River common stock to be issued in connection with the Merger having been approved for listing on the NYSE or if such shares do not meet the qualifications for listing on the NYSE, then on Nasdaq.

The obligations of Twin River to complete the Merger are subject to the satisfaction of the following conditions:
•
any clearance, approval, permit, waiver or consent of any governmental authority having been obtained and any applicable waiting periods for such clearances or approvals having expired;

•
the representations and warranties of Dover Downs relating to due organization, valid existence, good standing and qualification to do business, corporate power and authority, corporate authorization of the Merger Agreement and the Merger and the valid, binding and enforceable nature of the Merger Agreement, capitalization, absence of a material adverse effect since March 31, 2018, broker’s fees payable in connection with the Merger and voting requirements with respect to the Merger being true and correct as of the closing date of the Merger transactions, except for de minimis inaccuracies and for representations and warranties that expressly relate to a specific date, in which case such representations and warranties must be true and correct as of such date except for de minimis inaccuracies;

•
the representations and warranties of Dover Downs, except for those representations and warranties described in the preceding item, being true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date, except for (1) any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and (2) those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such particular date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
Dover Downs having performed or complied with, in all material respects, all of its obligations under the Merger Agreement required to be performed or complied with on or prior to the effective date of the Merger; and

•
the absence of a material adverse effect with respect to Dover Downs.

The obligations of Dover Downs to complete the Merger are subject to the satisfaction of the following conditions:
•
the representations and warranties of Twin River relating to due organization, valid existence, good standing and qualification to do business, corporate power and authority, corporate authorization of the Merger Agreement and the Merger and the valid, binding and enforceable nature of the Merger Agreement, capitalization, absence of a material adverse effect since March 31, 2018, broker’s fees payable in connection with the Merger, issuance of Twin River common stock with respect to the Merger and Twin River’s ownership of Dover Downs Stock being true and correct as of the closing date of the Merger transactions, except for de minimis inaccuracies and for representations and warranties that expressly relate to a specific date, in which case such representations and warranties must be true and correct as of such date except for de minimis inaccuracies;
•
the representations and warranties of Twin River, except for those representations and warranties described in the preceding item, being true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date, except for (1) any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and (2) those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such particular date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
Twin River having performed or complied with, in all material respects, all of its obligations under the Merger Agreement required to be performed or complied with on or prior to the effective date of the Merger; and

•
the absence of a material adverse effect with respect to Twin River.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the effective time of the Merger under the following circumstances:
•
by mutual written agreement of Twin River and Dover Downs;

•
by either Twin River or Dover Downs, if:

•
the Merger is not consummated by April 22, 2019, referred to as “the termination date.” If on such date all conditions to closing have been satisfied or are capable of being satisfied other than the receipt of approval of the gaming regulators in Delaware, or the making of filings with the applicable gaming regulators in Rhode Island, Mississippi or Colorado, the termination date will be July 22, 2019, referred to as the “outside date.” The right to terminate the agreement under this circumstance will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur by the termination date;

•
a governmental entity has engaged any law, injunction or order prohibiting the Merger, and such law is final and unappealable; or

•
the Dover Downs stockholders fail to adopt the Merger Agreement (both including and excluding the vote of the Designated Stockholders) at the meeting or any adjournment thereof.

•
by Twin River if:

•
the Dover Downs board of directors makes a change of recommendation, Dover Downs delivers a notice to Twin River of its intent to effect a change of recommendation and following the request in writing by Twin River the Dover Downs board of directors fails to publicly reaffirm its recommendation within five business days of receipt of such request;

•
Dover Downs breaches in any material respect its covenants regarding solicitation of alternative proposals;

•
Dover Downs breaches any of its representations, warranties or covenants, which breach would give rise to a failure of a closing condition to be satisfied by the termination date and such breach is not cured within 30 days after written notice of such breach is received by Dover Downs and Twin River is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement; or
•
a material adverse effect has occurred with respect to Dover Downs.

•
by Dover Downs if:

•
Twin River, Merger Sub I or Merger Sub II breaches any of their representations, warranties or covenants, which breach would give rise to a failure of a closing condition to be satisfied by the termination date and such breach is not cured within 30 days after written notice of such breach is received by Twin River and Dover Downs is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

•
Dover Downs, at any time prior to the approval by Dover Downs stockholders to adopt the Merger Agreement, makes a change of recommendation to accept a superior acquisition proposal and Dover Downs pays Twin River the $3 million termination fee; or

•
a material adverse effect has occurred with respect to Twin River.

If the Merger Agreement is validly terminated, the Merger Agreement will become null and void, but such termination will not relieve any party from liability for any material breach of the Merger Agreement that was committed intentionally or resulted from the breaching party’s gross negligence. The provisions of the Merger Agreement relating to effect of termination, fees and expenses, non-survival of representations and warranties, governing law, jurisdiction, specific performance, confidentiality and waiver of jury trial, as well as the confidentiality agreement entered into between Twin River and Dover Downs and certain other provisions of the Merger Agreement will continue in effect notwithstanding termination of the Merger Agreement.
Expenses and Termination Fee
Other than as agreed in writing by the parties, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.
Dover Downs will pay Twin River a termination fee of  $3 million if:
•
the Merger Agreement is terminated by Twin River because the Dover Downs board of directors has effected a change of recommendation;

•
the Merger Agreement is terminated by Dover Downs and the Dover Downs board of directors make a change of recommendation to accept a company acquisition proposal;

•
if the Merger Agreement is terminated by Twin River because (1) Dover Downs breaches in any material respect its covenants regarding solicitation of alternative proposals, (2) Dover Downs breaches any of its representations, warranties or covenants, which breach would give rise to a failure of a closing condition to be satisfied by the termination date and such breach is not cured within 30 days after written notice of such breach is received by Dover Downs, (3) the requisite Dover Downs stockholder approval is not obtained, or (4) the Merger has not been consummated by the termination date, in any such case, a company acquisition proposal has been publicly announced or otherwise communicated to a member of senior management or the Dover Downs board of directors and not subsequently withdrawn and if, within 12 months after the date of termination of the Merger Agreement, Dover Downs enters into a definitive agreement to consummate, or consummates a company acquisition transaction (provided, that references to 10% or more in the definition of  “company acquisition transactions” will be replaced with 50% for purposes of this item); or

•
if the Merger Agreement is terminated by Twin River or Dover Downs because the requisite Dover Downs stockholder approval is not obtained and a company change of recommendation has occurred after the date of the Merger Agreement but before the company stockholders meeting.

Twin River will pay Dover Downs a termination fee of  $3 million if:
•
the Merger Agreement is terminated by Twin River or Dover Downs if the Merger has not been consummated prior to the outside date (including because of the failure to receive regulatory approvals by such date), provided that no company acquisition proposal has been publicly announced or otherwise communicated to senior management of the Dover Downs board of directors (and not subsequently withdrawn);

•
the Merger Agreement is terminated by Twin River or Dover Downs because a governmental entity has enacted, issued, promulgated, enforced or entered making the Merger illegal or otherwise prohibiting the consummation of the Merger; or

•
the Merger Agreement is terminated by Dover Downs because Twin River breaches any of its representations, warranties or covenants, which breach would give rise to a failure of a closing condition to be satisfied by the termination date and such breach is not cured within 30 days after written notice of such breach is received by Twin River;

and, in each case, at the time of such termination the conditions relating to the (1) registration statement having been declared effective and no stop order or other proceeding suspending the effectiveness of the registration statement having been issued or initiated, (2) approvals of, and filings with, the gaming agencies in Rhode Island, Delaware, Mississippi and Colorado having been obtained or completed, or (3) shares of Twin River common stock to be issued in connection with the Merger having been approved for listing shall not have been satisfied.
Amendments and Waivers
The Merger Agreement may be amended or waived by the parties at any time in writing and signed, in the case of an amendment, by Twin River, Dover Downs, Merger Sub I and Merger Sub II, and, in the case of a waiver, in writing and signed by the Party Against whom the waiver is to be effective. However, after the approval of Dover Downs stockholders is obtained, if any such amendment or waiver will by applicable law or NYSE rules require further approval of the stockholders of Dover Downs, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Dover Downs.
No Third Party Beneficiaries
The Merger Agreement is not intended to confer upon you or any person other than Twin River, Dover Downs, Merger Sub I and Merger Sub II any rights or remedies, except with respect to the rights to indemnification and liability insurance coverage after the completion of the Merger for the current and former directors and officers of Dover Downs described above in “— Other Covenants and Agreements,” the right of Dover Downs, on behalf of its stockholders, to pursue damages on their behalf in the event of Twin River’s breach of the Merger Agreement, and after the effective time of the Merger, the right of the holders of Dover Downs Stock and restricted stock to receive the Merger Consideration.
Governing Law
The Merger Agreement is governed by Delaware Law.
Specific Performance
Twin River and Dover Downs agreed that irreparable harm would occur in the event any provision of the Merger Agreement were not performed in accordance with the terms of the Merger Agreement. Twin River and Dover Downs further agreed that each party is entitled to an injunction, specific performance or other equitable relief without the need to prove damages or posting a bond, and that neither Twin River nor Dover Downs will oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity.

OTHER RELATED AGREEMENTS
Voting Agreement
The following is a summary of the material provisions of the Voting Agreement entered into between Twin River and the directors and officers of Dover Downs, with respect to all shares owned by them directly and representing 42% of the voting power of Dover Downs Stock, and is qualified in its entirety by reference to the full text of the Voting Agreement attached as Annex E to this proxy statement/prospectus and incorporated by reference herein.
In connection with the signing of the Merger Agreement, the directors and officers of Dover Downs, with respect to all shares owned by them directly and representing 42% of the voting power of Dover Downs Stock entered into the Voting Agreement with Twin River which will remain in effect until the earlier of  (1) the effective time of the Merger and (2) the date on which the Merger Agreement is terminated in accordance with its terms.
Pursuant to Voting Agreements executed contemporaneously with the Merger Agreement, each of Henry Tippie, Randall Rollins, Jeffrey Rollins, Denis McGlynn, Patrick Bagley, Klaus Belohoubek, Timothy Horne and Edward Sutor (the “Voting Agreement Signatories”) agreed that such Voting Agreement Signatory will not directly or indirectly:
•
transfer the shares beneficially owned by such Voting Agreement Signatory or over which such Voting Agreement Signatory has the ability to direct the vote;

•
solicit or initiate any inquiries or proposals from, discuss or negotiate with or provide any non-public information to, any person relating to any company acquisition proposal.

Each Voting Agreement Signatory has also agreed that from July 22, 2018 to the earlier of the effective time of the Merger or the termination of the Merger Agreement, the Voting Agreement Signatory will (1) cause all shares beneficially owned by such Voting Agreement Signatory to be present at the Dover Downs stockholder meeting to be counted present for purposes of establishing a quorum, and (2) cause the holder of record to vote all such shares in favor of adoption of the Merger Agreement, approval of any proposal to adjourn or postpone any meeting to a later date if there are not sufficient votes for the adoption of the Merger Agreement on the date such meeting is held and any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting. Additionally, each Voting Agreement Signatory has agreed to vote such signatory’s shares against, and not provide consents with respect to, any agreement related to any company acquisition proposal, any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Dover Downs or any of its subsidiaries and any action, proposal, transaction or agreement that would materially delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any closing condition to be satisfied.
The Merger Proposal requires the affirmative vote of  (1) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon and (2) the holders of a majority of the voting power of the outstanding Dover Downs Stock entitled to vote thereon other than the Designated Stockholders. The Voting Agreement has been entered into by certain of the Designated Stockholders and will not impact the results of the required vote in (2) above.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DOVER DOWNS
The following data of Dover Downs as of September 30, 2018, and for the nine-month periods ended September 30, 2018 and September 30, 2017, have been derived from the unaudited consolidated financial statements of Dover Downs included elsewhere in this proxy statement/prospectus. The following data of Dover Downs as of and for the years ended December 31, 2017 and 2016 have been derived from the audited consolidated financial statements of Dover Downs included elsewhere in this proxy statement/prospectus. This data reflects the adoption of ASU 2014-09 effective January 1, 2018 using the full retrospective method. See Note 3 “Summary of Significant Accounting Policies” in the notes to the Dover Downs audited consolidated financial statements included in this proxy statement/prospectus. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dover Downs,” the consolidated financial statements of Dover Downs and the notes thereto and the unaudited pro forma condensed combined financial information of Dover Downs and Twin River included elsewhere in this proxy statement/prospectus.
In thousands, except per share data	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
Income Statement Data
Revenues	$133,299	$132,114	$176,428	$181,779
Expenses	133,221	131,982	176,354	179,680
Operating earnings	78	132	74	2,099
Interest expense	(598)	(634)	(840)	(863)
Other income	251	118	147	134
(Loss) earnings before income taxes	(269)	(384)	(619)	1,370
Income tax (expense) benefit	(120)	83	(523)	(612)
Net (loss) earnings	$(389)	$(301)	$(1,142)	$758
Comprehensive (loss) income	$(301)	$(217)	$(1,245)	$366
Net (loss) earnings per common share
Basic	$(0.01)	$(0.01)	$(0.04)	$0.02
Diluted	$(0.01)	$(0.01)	$(0.04)	$0.02

	September 30,	December 31,
In thousands	2018	2017	2016
Balance Sheet Data
Total assets	$161,309	$161,961	$170,518
Cash	$10,184	$10,714	$11,677
Total liabilities	$47,188	$47,652	$55,185
Total stockholders’ equity	$114,121	$114,309	$115,333
In thousands	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
Net Cash provided by (used in):
Operating activities	$6,010	$4,539	$6,700	$10,355
Investing activities	$(3,033)	$(1,767)	$(2,204)	$(2,818)
Financing activities	$(3,507)	$(3,859)	$(5,459)	$(6,356)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TWIN RIVER
The following data of Twin River as of September 30, 2018, and for the nine-month periods ended September 30, 2018 and September 30, 2017, have been derived from the unaudited consolidated financial statements of Twin River included elsewhere in this proxy statement/prospectus. The following data of Twin River as of and for the years ended December 31, 2017 and 2016 have been derived from Twin River’s historical audited consolidated financial statements included elsewhere in this proxy statement/prospectus. This data reflects the adoption of ASU 2014-09 effective January 1, 2018 using the full retrospective method. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin River,” the consolidated financial statements of Twin River and the notes thereto and the unaudited pro forma condensed combined financial information of Dover Downs and Twin River included elsewhere in this proxy statement/prospectus.
In thousands, except per share data	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
Income Statement Data
Net revenue	$326,115	$321,499	$421,053	$414,817
Operating costs and expenses	240,163	225,766	297,330	302,361
Income from operations	85,952	95,733	123,723	112,456
Interest expense, net of amounts capitalized and interest income	(16,131)	(17,757)	(22,615)	(26,403)
Change in fair value of contingent value rights	—	—	—	(2,661)
Income before provision for income taxes	69,821	77,976	101,108	83,392
Provision for income taxes	(20,513)	(34,883)	(38,861)	(38,553)
Net income	49,308	43,093	62,247	44,839
Deemed dividends related to change in fair value of common stock subject to possible redemption	(1,574)	(1,676)	(2,344)	(1,028)
Net income applicable to common stockholders	$47,734	$41,417	$59,903	$43,811
Net income per share
Basic	$1.29	$1.14	$1.64	$1.17
Diluted	$1.24	$1.08	$1.56	$1.12
Cash Dividends per share	$—	$—	$—	$—
In thousands	September 30, 2018	December 31,
		2017	2016
Balance Sheet Data
Cash and cash equivalents	$78,589	$85,814	$55,360
Total assets	$793,712	$718,134	$640,891
Total liabilities	$547,828	$532,278	$520,328
Total shareholders’ equity and temporary equity	$245,884	$185,856	$120,563
In thousands	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
Net cash provided by (used in)
Operating activities	$82,045	$76,679	$107,832	$70,692
Investing activities	$(97,902)	$(25,266)	$(47,485)	$(12,177)
Financing activities	$8,563	$(35,464)	$(28,933)	$(85,869)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Merger described in this proxy statement/prospectus under “The Merger”. At the effective time of the Merger, Dover Downs, will merge with Double Acquisition Corp., a Delaware corporation, which is a wholly owned subsidiary of Twin River, with Dover Downs surviving the Merger as an indirect wholly owned subsidiary of Twin River. The transaction is being accounted for as a business combination using the acquisition method with Twin River as the accounting acquirer in accordance with ASC 805, Business Combinations. Under this method of accounting the purchase price will be allocated to Dover Downs’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2018, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Twin River’s and Dover Down’s historical consolidated financial statements as adjusted to give effect to the Merger.
Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of Twin River for the year ended December 31, 2017 and its unaudited consolidated financial statements as of and for the nine months ended September 30, 2018.
The Merger has not been consummated. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Twin River management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain historical Dover Downs and Twin River financial statement caption amounts have been reclassified or combined to conform to Twin River’s presentation and the disclosure requirements of the Combined Company.
The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of Twin River and Dover Downs as of and for the year ended December 31, 2017 and the unaudited consolidated financial statements of Twin River and Dover Downs as of and for the nine-month period ended September 30, 2018 included elsewhere in this proxy statement/prospectus.
The unaudited Pro Forma Statements give effect to the Merger as if it had occurred on January 1, 2017, for purposes of the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017. The unaudited Pro Forma Statements give effect to the Merger as if it had occurred on September 30, 2018, for purposes of the unaudited pro forma condensed combined balance sheet. The assumed issuance of 2,994,527 shares of Twin River common stock for purposes of the pro forma information presented in this proxy statement/prospectus is based on the fully-diluted share counts of Twin River and Dover Downs as of September 30, 2018. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Merger, and expected to have a continuing impact on the financial statements.
The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Twin River and Dover Downs. Actual amounts recorded upon consummation of the Merger will differ from the Pro Forma Statements and the differences may be material.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2018
(in thousands)
	Twin River	Dover Downs	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$78,589	$10,184	$(16,500)	(f)	72,273
Restricted cash	7,333	—	—		7,333
Accounts receivable, net	25,262	2,784	—		28,046
Receivables from related parties	4,406	—	—		4,406
Due from State of Delaware	—	8,958	—		8,958
Inventory	5,915	2,059	—		7,974
Prepaid expenses and other current assets	12,291	3,504	—		15,795
Receivable from Dover Motorsports, Inc.	—	6	—		6
Income taxes receivable	—	294	—		294
Total current assets	133,796	27,789	(16,500)		145,085
Property and equipment, net	414,715	131,460	(17,460)	(b)	528,715
Goodwill	132,035	—	—	(b)	132,035
Intangible assets, net	111,471	—	3,437	(b)	114,908
Deferred financing fees, net	714	—	—		714
Other assets	981	404	—		1,385
Deferred income taxes	—	1,656	2,912	(b)	4,568
Total assets	$793,712	$161,309	$(27,611)		$927,410
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of term loan	$3,595	$—	$—		$3,595
Accounts payable	19,774	2,569	7,224	(c)	29,567
Purses due horsemen	—	8,960	—		8,960
Accrued liabilities	68,699	8,372	12,480	(b)	89,551
Deferred credits	—	120	—		120
Contract liabilities	—	3,954	—		3,954
Revolving line of credit	—	16,500	(16,500)	(f)	—
Total current liabilities	92,068	40,475	3,204		135,747
Stock options	44,042	—	—		44,042
Deferred tax liability	14,295	—	—		14,295
Long term debt, net of current portion, discount and deferred financing fees	397,423	—	—		397,423
Liability for pension benefits	—	6,713	—		6,713
Total liabilities	547,828	47,188	3,204		598,220
Commitments and contingencies:
Common stock subject to possible redemption	11,312	—	—		11,312
Shareholders’ equity:
Common stock	366	1,841	3	(a)	369
	—		(1,841)	(b)
Class A common stock	—	1,487	(1,487)	(b)	—
Additional paid-in capital	77,941	5,976	(3)	(a)	168,468
			(5,976)	(b)
			90,530	(b)
Treasury stock, at cost	(22,275)	—	—		(22,275)
Retained earnings	178,540	109,462	(109,462)	(b)	171,316
			(7,224)	(c)
Accumulated other comprehensive loss	—	(4,645)	4,645	(b)	—
Total shareholders’ equity	234,572	114,121	(30,815)		317,878
Total liabilities, temporary equity and shareholders’ equity	$793,712	$161,309	$(27,611)		$927,410

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Income — Nine Months Ended September 30, 2018
(in thousands, except share and per share amounts)
	Twin River	Dover Downs	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenues
Net revenues	$326,115	$133,299	—		$459,414
Operating costs and expenses
Gaming, racing, hotel and food and beverage	92,939	122,174	(1,259)	(j)	213,854
Advertising, general and administrative	122,516	4,082	1,259	(j)	123,513
			(4,344)	(k)
Merger costs	—	765	4,344	(k)	—
			(5,109)	(i)
Expansion and pre-opening	2,624	—	—		2,624
Newport Grand disposal loss	6,541	—	—		6,541
Depreciation and amortization of intangibles	15,543	6,200	242	(e)	20,674
			(1,311)	(g)
Total operating costs and expenses	240,163	133,221	(6,178)		367,206
Income from operations	85,952	78	6,178		92,208
Other income (expense)
Interest income	120		—		120
Other income	—	251	—		251
Interest expense, net of amounts capitalized	(16,251)	(598)	598	(f)	(16,251)
Total other expense	(16,131)	(347)	598		(15,880)
Income before provision for income taxes	69,821	(269)	6,776		76,328
Provision for income taxes	(20,513)	(120)	(1,676)	(h)	(22,309)
Net income (loss)	49,308	(389)	5,101		$54,020
Deemed dividends related to changes in fair value of common stock subject to possible redemption	(1,574)	—	—		(1,574)
Net income applicable to common stockholders	$47,734	$(389)	$5,101		$52,446
Net income (loss) per common share:
Basic	$1.29	$(0.01)			$1.31
Diluted	$1.24	$(0.01)			$1.26
Weighted average common shares outstanding:
Basic	36,891,170	32,445,598	(29,451,071)	(d)	39,885,697
Diluted	38,573,151	32,445,598	(29,451,071)	(d)	41,567,678

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Income — Year Ended December 31, 2017
(in thousands, except share and per share amounts)
	Twin River	Dover Downs	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenues
Net revenues	$421,053	$176,428	—		$597,977
Operating costs and expenses
Gaming, racing, hotel and food and beverage	119,636	162,865	(1,646)	(j)	280,855
Advertising, general and administrative	155,336	5,321	1,646	(j)	162,303
Expansion and pre-opening	154	—	—		154
Depreciation and amortization of intangibles	22,204	8,168	322	(e)	28,967
			(1,727)	(g)
Total operating costs and expenses	297,330	176,354	(1,405)		472,279
Income from operations	123,723	74	1,405		125,698
Other income (expense)
Interest and other income	194	147	—		341
Interest expense, net of amounts capitalized	(22,809)	(840)	840	(f)	(22,809)
Total other expense	(22,615)	(693)	840		(22,468)
Income before provision for income taxes	101,108	(619)	2,245		103,230
Provision for income taxes	(38,861)	(523)	(555)	(h)	(39,939)
Net income (loss)	62,247	(1,142)	1,690		$63,291
Deemed dividends related to changes in fair value of common stock subject to possible redemption	(2,344)	—	—		(2,344)
Net income applicable to common stockholders	$59,903	$(1,142)	$1,690		$60,947
Net income (loss) per common share:
Basic	$1.64	$(0.04)			$1.54
Diluted	$1.56	$(0.04)			$1.47
Weighted average common shares outstanding:
Basic	36,478,759	32,321,372	(29,326,845)	(d)	39,473,287
Diluted	38,442,944	32,321,372	(29,326,845)	(d)	41,437,472

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1 — Description of Transaction and Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Dover Downs and Twin River.
Description of Transaction
As previously described, Dover Downs entered into the Merger Agreement, as amended, among Dover Downs, Twin River, Merger Sub I and Merger Sub II, as it may be amended from time to time. Pursuant to the Merger Agreement, among other things and subject to the conditions set forth therein, Merger Sub I will merge with and into Dover Downs, with Dover Downs surviving the merger as an indirect wholly owned subsidiary of Twin River.
If the Merger is completed, each share of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury by Dover Downs or owned by Twin River or any direct or indirect wholly owned subsidiary of Dover Downs or Twin River) will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock of Twin River equal to the quotient obtained by dividing (1) the aggregate number of shares of Twin River common stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, multiplied by 0.07787658, by (2) the aggregate number of shares of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, plus cash in lieu of any fractional shares.
The aggregate number of shares of Twin River common stock issued as Merger Consideration in the transaction is intended to represent 7.225% of the outstanding equity of Twin River immediately after giving effect to the Merger. The number of shares of Twin River common stock to be issued as Merger Consideration is subject to adjustment in the event of stock splits, stock dividends and similar transactions involving Dover Downs Stock, as well as for other changes in Twin River’s fully diluted shares of common stock outstanding resulting from stock repurchases, equity grants and other transactions. For additional information on the consideration to be received in the Merger, see “The Merger Agreement — Merger Consideration; Conversion of Shares” beginning on page 75.
The obligations of Twin River, Dover Downs, Merger Sub I and Merger Sub II to complete the Merger are subject to the satisfaction of the following conditions:
•
stockholder approval of the Merger Proposal having been obtained;

•
no governmental entity having enacted, issued, promulgated, enforced or entered any law, injunction or order making the Merger illegal or otherwise prohibiting the consummation of the Merger;

•
the approval of the Delaware gaming agency having been obtained, and filings with the gaming agencies in Rhode Island, Mississippi and Colorado having been made;

•
a registration statement relating to the issuance of Twin River common stock having been declared effective and no stop order or other proceeding suspending the effectiveness of the registration statement having been issued or initiated; and

•
the shares of Twin River common stock to be issued in connection with the Merger having been approved for listing on the NYSE or if such shares do not meet the qualifications for listing on the NYSE, then on Nasdaq.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 86 of this proxy statement/prospectus.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Basis of Presentation
Twin River has concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Twin River has not yet completed an external valuation analysis of the fair market value of Dover Downs’ assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Twin River has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Twin River has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed, other changes to assets and liabilities and (2) changes to the ultimate purchase consideration. For the purposes of the unaudited pro forma condensed combined financial information, the accounting policies of Dover Downs and Twin River are aligned giving effect to certain pro forma adjustments, if any. Twin River has not performed a full assessment of Dover Downs’ existing accounting policies for consistency with Twin River’s accounting policies.
On January 18, 2019, the Twin River board of directors approved a four-for-one split of the Twin River common stock in the form of a stock dividend of three shares for each outstanding share. As of September 30, 2018, Twin River had a total of 9,582,006 common shares (including common stock subject to possible redemption and purchase of common stock with promissory notes), which will be increased to 38,328,024 common shares as a result of the stock dividend. Twin River accounted for this stock dividend as a stock split. All per share amounts and number of shares in the pro-formas and related notes have been retroactively restated to reflect the stock dividend.
Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information
Twin River anticipates that the Merger will result in annual cost savings and synergies of approximately $6.0 million within two years of completion of the Merger, excluding legal, accounting and other expenses that Twin River will incur as a public company. Synergies are expected to be driven by the elimination of certain corporate overhead redundancies and improved property level efficiencies, with limited incremental costs required to scale operations and integrate Dover Downs. No assurance can be made that Twin River will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the Pro Forma Statements.
Note 2 — Preliminary purchase price allocation
The assumed consideration is approximately $107.0 million (calculated by multiplying $2.72, the price of a share of Dover Downs common stock on the NYSE on January 30, 2019, by 33,283,210 shares of Dover Downs Stock (the number of shares outstanding as of September 30, 2018), plus the pay-off of the Dover Downs revolving line of credit upon a change of control). The aggregate number of Twin River common shares to be issued for the purpose of this pro forma calculation was based upon the number of fully diluted shares of Twin River common stock as of September 30, 2018, multiplied by 0.07787658. Total consideration below was determined based upon Dover Downs’ per share stock price rather than Twin River’s common share price as Dover Downs’ market value is based upon an observable input.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Twin River has performed a preliminary valuation analysis of the fair market value of Dover Downs’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):
Cash and cash equivalents	$10,184
Accounts receivable, net	2,784
Due from State of Delaware	8,958
Inventories	2,059
Prepaid expenses and other	3,504
Receivable from Dover Motorsports, Inc.	6
Income taxes receivable	294
Property and equipment, net	114,000
Deferred tax asset	4,568
Intangible assets	3,437
Other assets	404
Accounts payable	(2,569)
Purses due horsemen	(8,960)
Accrued liabilities	(8,372)
Change of control obligations	(12,480)
Deferred credits	(120)
Contract liabilities	(3,954)
Liability for pension benefits	(6,713)
Total consideration	$107,030

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Dover Downs based on their estimated fair values as of the transaction closing date.
The following table illustrates the effect of a change in the stock price of Dover Downs common stock from its price of  $2.72 on the NYSE on January 30, 2019 and the resulting impact on the estimated total purchase price and estimated goodwill/bargain (purchase gain) (in thousands except for stock price amounts):
Change in stock price	Stock price purchase price	Estimated consideration	Estimated goodwill (purchase gain)
Increase of 10%	$2.99	$116,083	$9,053
Decrease of 10%	$2.45	$97,977	$(9,053)
Increase of 20%	$3.26	$125,136	$18,106
Decrease of 20%	$2.18	$88,924	$(18,106)
Increase of 30%	$3.54	$134,189	$27,159
Decrease of 30%	$1.90	$79,871	$(27,159)
Increase of 50%	$4.08	$152,295	$45,265
Decrease of 50%	$1.36	$61,765	$(45,265)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 3 — Pro forma adjustments
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
(a)
Represents the issuance of 2,994,527 common shares of Twin River common stock and its effect on the common stock and additional paid in capital accounts (in thousands):

	Common Stock	Additional Paid in Capital
2,994,527 shares	$3	$(3)
(b)
Represents the elimination of the historical equity of Dover Downs and the initial allocation of excess purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$107,030(x)
Common stock	(1,841)
Class A common stock	(1,487)
Additional paid-in capital	(5,976)
Retained earnings	(109,462)
Accumulated other comprehensive loss	4,645
Write-down/(write-up) of assets:
Intangible assets	(3,437)
Property and equipment, net	17,460
Deferred income taxes	(2,912)(y)
(Write-down)/write-up of liabilities:
Revolving line of credit	(16,500)
Accrued liabilities (change in control obligations)	12,480(z)
Goodwill	$—

(x)
The assumed consideration is approximately $107.0 million (calculated by multiplying $2.72, the price of a share of Dover Downs common stock on the NYSE on January 30, 2019, by 33,283,210 shares of Dover Downs Stock, plus the pay-off of the Dover Downs revolving line of credit upon a change of control). Equity consideration was determined based upon Dover Downs’ per share stock price rather than Twin River’s common share price as Dover Downs’ market value is based upon an observable input. Included in total consideration is $16.5 million related to the revolving line of credit which is payable upon a change of control.

(y)
Represents the income tax effect of the acquisition date differences between the financial reporting and income tax bases of assets acquired and liabilities assumed, excluding goodwill.

(z)
Represents the accrual of change of control obligations for Dover Downs employees that will become due at the closing of the Merger.

(c)
Reflects an adjustment of approximately $12.3 million for the estimated transaction costs for both Twin River and Dover Downs, such as adviser fees and legal and accounting expenses, less $5.1 million of such costs that were accrued by either Twin River or Dover Downs, as of September 30, 2018, or $7.2 million.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(d)
Represents the increase in the weighted average shares due to the issuance of 2,994,527 shares of common stock and the cancellation of Dover Downs common and Class A common stock in connection with the Merger.

(e)
Represents the amortization of tradename intangible assets related to the acquisition of Dover Downs over an 11-year period as if the acquisition occurred on January 1, 2017. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated and/or management’s view based on historical experience with similar assets.

(f)
Dover Downs’ revolving line of credit is payable upon a change of control. Represents the payoff of this revolver and the reversal of interest expense incurred for the nine months ended September 30, 2018 and the year ended December 31, 2017.

(g)
Represents the depreciation adjustment of acquired “property and equipment” resulting from the fair value adjustment of these assets relating to the Merger. Twin River estimated that the fair value of property and equipment (excluding land) was less than Dover Downs’ book value as of September 30, 2018 by approximately $26.0 million. Therefore, depreciation expense would decrease by approximately $1.3 million for the nine months ended September 30, 2018 and $1.7 million for the year ended December 31, 2017 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment range from 50 years to 2 years.

(h)
Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 24.73%.

(i)
Represents the elimination of transaction costs incurred by Twin River and Dover Downs during the nine months ended September 30, 2018.

(j)
Represents the reclassification of certain costs related to building and grounds and purchasing and receiving that are included in Gaming, racing, hotel and food and beverage by Dover Downs and are included in Advertising, general and administrative by Twin River.

(k)
Represents the reclassification of transaction costs incurred by Twin River that are included in Advertising, general and administrative to Merger costs for the nine months ended September 30, 2018.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following selected unaudited pro forma condensed combined financial information is based on, and should be read together with, the historical financial information of Twin River and Dover Downs included elsewhere in this proxy statement/prospectus. See also “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying discussion and notes beginning on page 93 of this proxy statement/prospectus.
The unaudited pro forma combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Merger had been completed as of the dates indicated or will be realized upon the completion of the Merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.
The following selected pro forma condensed combined statements of income data for the year ended December 31, 2017 and the nine months ended September 30, 2018 assume the business combination was completed on January 1, 2017:
In thousands, except share and per share data	Historical				Unaudited Pro Forma Combined
	Twin River Nine Months Ended September 30, 2018	Dover Downs Nine Months Ended September 30, 2018	Twin River Year Ended December 31, 2017	Dover Downs Year Ended December 31, 2017	Nine Months Ended September 30, 2018	Year ended December 31, 2017
Net income (loss) – basic and diluted	$47,734	$(389)	$59,903	$(1,142)	$52,446	$60,947
Weighted average shares outstanding, basic	36,891,170	32,445,598	36,478,759	32,321,372	39,885,697	39,473,287
Weighted average shares outstanding, diluted	38,573,151	32,445,598	38,442,944	32,321,372	41,567,678	41,437,472
Per share data
Basic	$1.29	$(0.01)	$1.64	$(0.04)	$1.31	$1.54
Diluted	$1.24	$(0.01)	$1.56	$(0.04)	$1.26	$1.47
The following pro forma book value per share as of September 30, 2018 assumes the business combination was completed on September 30, 2018:
	Historical				Unaudited Pro Forma Combined
	Twin River Nine Months Ended September 30, 2018	Dover Downs Nine Months Ended September 30, 2018	Twin River Year Ended December 31, 2017	Dover Downs Year Ended December 31, 2017	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Book value per common share	$6.12	$3.43	$5.65	$3.46	$7.69	(a)

(a)
Pro forma book value per share of  $7.69 as of September 30, 2018 is calculated by dividing pro forma stockholders’ equity of  $317.9 million by Twin River’s common shares of 38,328,024 (including common stock subject to possible redemption and purchase of common stock with promissory notes) and the issuance of 2,994,527 common shares of Twin River common stock to Dover Downs in connection with the Merger, or 41,322,551 pro forma outstanding shares. Pro forma stockholders’ equity and the number of shares of Twin River common stock to be issued to Dover Downs stockholders in connection with the Merger were derived from the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF DOVER DOWNS
The following discussion and analysis of the financial condition and results of operations of Dover Downs should be read in conjunction with “Selected Historical Consolidated Financial Data of Dover Downs,” “Unaudited Pro Forma Condensed Combined Financial Information,” Dover Downs’ audited consolidated financial statements and related notes and Dover Downs’ unaudited condensed consolidated financial statements and related notes, each included elsewhere in this proxy statement. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in the “Risk Factors” section of this proxy statement. Dover Downs’ actual results may differ materially from those contained in any forward-looking statements.
Dover Downs Gaming & Entertainment, Inc. is a premier gaming and entertainment resort destination whose operations consist of:
•
Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, including craps, roulette and card games such as blackjack, Spanish 21, baccarat, 3-card and pai gow poker, the latest in slot machine offerings, multi-player electronic table games, a poker room, a Race & Sports Book operation, the Dover Downs’ Fire & Ice Lounge, the Festival Buffet, Pearl Oyster Grill, Frankie’s Italian restaurant, as well as several bars, restaurants and six retail outlets;

•
Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with a fine dining restaurant, full-service spa/salon, conference, banquet, ballroom and concert hall facilities; and

•
Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

All of Dover Downs’ gaming operations are located at its entertainment complex in Dover, the capital of the State of Delaware.
On May 14, 2018, a U.S. Supreme Court decision overturned the Professional and Amateur Sports Protection Act. As a result, on June 5, 2018 Dover Downs’ Race & Sports Book operation began offering a full range of betting on professional and college sports, including single game wagering on a wide variety of sports, including football, baseball, basketball, boxing, mixed martial arts, hockey and soccer.
In June 2018, after several years of effort, legislation providing relief to the State’s gaming industry was enacted. Senate Substitute No. 1 to Senate Bill 144, which passed with broad support in both the House and Senate, was signed by the Governor on June 30, 2018. Effective July 1, 2018, the Bill revised the State’s share of gross table game revenues from 29.4% to 15.5%; eliminated the table game license fee for each video lottery agent, provided that the agent increase certain expenditures on marketing, wages and benefits; reduced the State’s share of gross slot machine revenues by 1%, with a further 2% reduction possible, beginning July 1, 2019, for each video lottery agent, provided that the agent make certain qualified capital expenditures; and increased purses to horsemen by 0.6% (over two years). The Bill also removed the prohibition against video lottery agents operating on Christmas or Easter.
Approximately 80% of Dover Downs’ revenue is gaming revenue. Several factors contribute to the win for any gaming company, including, but not limited to:
•
Proximity to major population bases,

•
Competition in the market,

•
The quantity and types of slot machines and table games available,

•
The quality of the physical property,

•
Other amenities offered on site,

•
Customer service levels,

•
Marketing programs, and

•
General economic conditions.

The Dover Downs entertainment complex is located in Dover, the capital of the State of Delaware. Dover Downs draws patrons from several major metropolitan areas. Philadelphia, Baltimore and Washington, D.C. are all within a two hour drive. According to the 2010 United States Census, approximately 36.8 million people live within 150 miles of Dover Downs’ complex. There are significant barriers to entry related to the gaming business in Delaware. By law, currently only the three existing horse racing facilities in the State are allowed to have a video lottery gaming license. In recent years, additional gaming venues have opened in Maryland and Pennsylvania. These venues are having a significant adverse effect on Dover Downs’ visitation numbers, revenues and profitability. Dover Downs’ property is similar to properties found in the country’s largest gaming markets. Dover Downs’ luxury hotel is the only casino-hotel in Delaware, providing a strong marketing tool, especially to higher-end players. Dover Downs also utilizes its state-of-the-art slot marketing system to allow for more efficient marketing programs and the highest levels of customer service. Dover Downs’ facility offers approximately 41,500 square feet of multi-use event space — the most space of any hotel in Delaware.
Because all of Dover Downs’ gaming operations are located at one facility, it faces the risk of increased competition from the legalization of new or additional gaming venues. Dover Downs has therefore focused on creating a premier gaming and entertainment resort destination and building and rewarding customer loyalty through innovative marketing efforts, unparalleled customer service and a variety of amenities.
Results of Operations
Gaming revenues represent (i) the net win from slot machine, table games, internet gaming and sports wagering and (ii) commissions from pari-mutuel wagering. The difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The Delaware State Lottery Office sweeps the win from the casino operations, collects the State’s share of the win and the amount due to the vendors under contract with the State who provide the slot machines and associated computer systems, collects the amount allocable to purses for harness horse racing and remits the remainder to Dover Downs as commission for acting as a Licensed Agent. Gaming expenses include the amounts collected by the State for (i) the State’s share of the win, (ii) remittance to the providers of the slot machines and associated computer systems, and (iii) harness horse racing purses. Dover Downs recognizes revenues from sports wagering commissions and pari-mutuel commissions earned from live harness horse racing and importing of simulcast signals from other race tracks when the event occurs.
For casino wager contracts that include complimentary goods and services provided by Dover Downs to gaming patrons on a discretionary basis to incentivize gaming, Dover Downs allocates a portion of the net win to the complimentary goods or services delivered based upon the estimated standalone selling price. For casino wager contracts that include incentives earned by customers under loyalty programs, Dover Downs allocates a portion of net win based upon the estimated standalone selling price of such incentive. This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. After allocating revenue to other goods and services provided as part of casino wager contracts, Dover Downs records the residual amount to casino revenue.
Revenues from hotel room sales, food and beverage sales and other miscellaneous sources are recognized at the time the service is provided and include actual amounts paid for such services, the value of loyalty points redeemed for such services and the portion of gaming win allocated to complimentary goods and services. Amounts received in advance for hotel rooms, convention bookings and advance ticket sales are recorded as contract liabilities until the services are provided to the customer, at which point revenue is recognized.
Nine Months Ended September 30, 2018 vs. Nine Months Ended September 30, 2017
Gaming revenues increased by $503,000, or 0.5%, to $104,752,000 in the first nine months of 2018 primarily as a result of higher slot machine play and increased revenues from table games and sports wagering. Partially offsetting these increases was a decline in horse racing commissions.

Other operating revenues were $28,547,000 in the first nine months of 2018 as compared to $27,865,000 in the first nine months of 2017. Rooms revenue increased $139,000 to $8,202,000 in the first nine months of 2018 from $8,063,000 in the first nine months of 2017 due to higher convention and tour & travel sales. Partially offsetting these increases was a decrease due to the timing of Dover International Speedway’s fall NASCAR race weekend. Food and beverage revenues increased $796,000 to $16,448,000 in the first nine months of 2018 from $15,652,000 in the first nine months of 2017 due primarily to higher sales in Dover Downs’ Frankie’s Italian restaurant, Garden Café, Festival Buffet, banquet department, and the opening of Dover Downs’ new Pearl Oyster Grill. Partially offsetting these increases was a decrease in catering revenues due to the timing of Dover International Speedway’s fall NASCAR race weekend.
Gaming expenses decreased by $435,000, or 0.4%. Increases from the higher sports betting revenues were offset by a decrease in the state’s share of table game win and lower marketing costs.
Other operating expenses increased to $22,182,000 in the first nine months of 2018 from $21,403,000 in the first nine months of 2017, primarily as a result of increased food and beverage expenses as a result of the higher revenues, increased payroll and benefit costs, and the opening of Dover Downs’ new Pearl Oyster Grill.
General and administrative expenses remained consistent at $4,082,000 in the first nine months of 2018 as compared to $4,024,000 in the first nine months of 2017.
Merger costs relate to legal, accounting and investment banking expenses incurred in connection with the Merger with Twin River Worldwide Holdings, Inc.
Depreciation expense increased to $6,200,000 in the first nine months of 2018 from $6,128,000 in the first nine months of 2017 as a result of capital spending.
Interest expense was $598,000 in the first nine months of 2018 as compared to $634,000 in the first nine months of 2017. In 2018, lower outstanding borrowings were partially offset by slightly higher interest rates.
Dover Downs’ effective income tax rate was 44.6% in the first nine months of 2018 as compared to 21.6% in the first nine months of 2017. The 2018 rate resulted from the small pretax loss being impacted by merger costs which are non-deductible for income tax purposes. Additionally, the passage of the Tax Cuts and Jobs Act (the “TCJA”) in December of 2017 lowered Dover Downs’ federal income tax rate to 21% beginning in 2018. The 2018 and 2017 rates were impacted by the income tax effects derived from the vesting of restricted stock awards during the first quarter of 2018 and 2017.
Year Ended December 31, 2017 vs. Year Ended December 31, 2016
Gaming revenues decreased by $4,558,000, or 3.2%, to $138,684,000 in 2017 primarily as a result of lower slot machine play, and to a lesser extent a decline in horse racing commissions and a lower table game hold percentage. Partially offsetting these decreases was an increase in revenues from sports wagering. Dover Downs believes that its revenues continue to be negatively impacted from the overall increased competition in regional gaming markets.
Other operating revenues were $37,744,000 in 2017 as compared to $38,537,000 in 2016. Rooms revenue decreased $317,000 to $10,515,000 in 2017 from $10,832,000 in 2016 due primarily to lower transient and convention sales, partially offset by higher tour and travel sales. Food and beverage revenues decreased $329,000 to $21,613,000 in 2017 from $21,942,000 in 2016 due primarily to lower banquet sales. Lower concert revenues in 2017 as compared to 2016 also contributed to the decrease in other operating revenues.
Gaming expenses decreased by $3,474,000, or 2.5%, primarily as a result of the lower gaming revenues.
Other operating expenses decreased to $28,944,000 in 2017 as compared to $29,033,000 in 2016, primarily as a result of lower employee wages and benefit costs, partially offset by increased food costs.
General and administrative expenses decreased to $5,321,000 in 2017 as compared to $5,509,000 in 2016 primarily as a result of lower wages and benefit costs.

Depreciation expense increased to $8,168,000 in 2017 from $7,743,000 in 2016 as a result of capital spending in 2017 and 2016.
Interest expense decreased by $23,000 primarily due to lower outstanding borrowings in 2017, partially offset by slightly higher interest rates.
Our effective income tax rate was (84.5%) in 2017 as compared to 44.7% in 2016. The 2017 rate was impacted by the passage of the Tax Cuts and Jobs Act in December 2017 which lowered Dover Downs’ federal income tax rate to 21% beginning in 2018. This required Dover Downs to revalue its net deferred federal tax assets at December 31, 2017.
Net (loss) earnings were ($1,142,000) in 2017 as compared to $758,000 in 2016. Excluding the impact of the Tax Cuts and Jobs Act, Dover Downs’ adjusted net (loss) earnings were ($480,000) in 2017 as compared to $758,000 in 2016.
	2017	2016
Net (loss) earnings	$(1,142,000)	$758,000
Impact of the Tax Cuts and Jobs Act	662,000	—
Adjusted net (loss) earnings	$(480,000)	$758,000

Adjusted net (loss) earnings is a non-GAAP financial measure derived by adjusting amounts determined in accordance with GAAP for the impact of the Tax Cuts and Jobs Act. Dover Downs believes that such non-GAAP information is useful and meaningful to investors, and is used by investors and Dover Downs to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to net (loss) earnings which is determined in accordance with GAAP.
Liquidity and Capital Resources
Net cash provided by operating activities was $6,010,000 in the first nine months of 2018 compared to $4,539,000 in the first nine months of 2017. The increase was primarily due to the timing of payments to the Delaware State Lottery Office for its portion of the slot win and the timing of payments to vendors.
Net cash used in investing activities was $3,033,000 in the first nine months of 2018 compared to $1,767,000 in the first nine months of 2017 and was primarily related to capital improvements in both periods. Capital expenditures in the first nine months of 2018 related primarily to hotel room renovations, facility upgrades, equipment purchases, information systems upgrades, and construction and equipment associated with Dover Downs’ new Pearl Oyster Grill. Capital expenditures in the first nine months of 2017 related primarily to facility and equipment and information systems upgrades.
Net cash used in financing activities was $3,507,000 in the first nine months of 2018 compared to $3,859,000 in the first nine months of 2017. During the first nine months of 2018, Dover Downs had net repayments of  $3,400,000 on its credit facility compared to $3,750,000 during the first nine months of 2017. Dover Downs repurchased and retired $74,000 of its outstanding common stock during the first nine months of 2018 and 2017. These purchases were made from employees in connection with the vesting of restricted stock awards under the Dover Downs stock incentive plan. As a result of amending its credit agreement in September 2018 and July 2017, Dover Downs paid $33,000 and $35,000 in bank fees, respectively.
On October 23, 2002, Dover Downs’ board of directors authorized the repurchase of up to 3,000,000 shares of its outstanding common stock. The purchases may be made in the open market or in privately negotiated transactions as conditions warrant. The repurchase authorization has no expiration date, does not obligate Dover Downs to acquire any specific number of shares and may be suspended at any time. No purchases of Dover Downs equity securities were made pursuant to this authorization during the first nine months of 2018 or 2017. At September 30, 2018, Dover Downs had remaining repurchase authority of 1,653,333 shares. At present Dover Downs is not permitted to make such purchases under its credit facility.
Based on current business conditions, Dover Downs expects to make capital expenditures of approximately $500,000 – $1,000,000 during the remainder of 2018. Additionally, Dover Downs expects to contribute $93,000 to its defined benefit pension plans during the remainder of 2018.

On September 13, 2018, Dover Downs modified its $32,500,000 credit agreement with its bank group. The credit facility was modified to extend the maturity date to September 30, 2019. Interest is based upon LIBOR plus a margin that varies between 150 and 350 basis points (175 basis points at September 30, 2018) depending on the leverage ratio. The credit facility is secured by a mortgage on and security interest in all real and personal property owned by Dover Downs’ wholly owned subsidiary Dover Downs, Inc. The credit facility contains certain covenants including maximum ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”), and a minimum fixed charge coverage ratio. Material adverse changes in Dover Downs’ results of operations could impact its ability to satisfy these requirements. In addition, the credit agreement includes a material adverse change clause and prohibits the payment of dividends. The credit facility provides for seasonal funding needs, capital improvements and other general corporate purposes. At September 30, 2018, there was $16,500,000 outstanding at an interest rate of 4.01% and $16,000,000 was available pursuant to the facility. Additionally, Dover Downs was in compliance with all terms of the facility at September 30, 2018 and expects to be in compliance with the financial covenants, and all other covenants, for all measurement periods through September 30, 2019, the expiration date of the facility.
The credit facility is classified as a current liability as of September 30, 2018 in Dover Downs’ consolidated balance sheets as the facility expires on September 30, 2019. Dover Downs will seek to refinance or extend the maturity of this obligation prior to its expiration date; however, there is no assurance that Dover Downs will be able to execute this refinancing or extension or, if Dover Downs is able to refinance or extend this obligation, that the terms of such refinancing or extension would be as favorable as the terms of the existing credit facility. These factors raise substantial doubt about Dover Downs’ ability to continue as a going concern. The financial statements of Dover Downs included in this proxy statement/prospectus have been prepared assuming that Dover Downs will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.
While Dover Downs believes that its net cash flows from operating activities and funds available from its credit facility will be sufficient to provide for its working capital needs and capital spending requirements for the foreseeable future, Dover Downs will need to refinance or extend the maturity of its outstanding credit facility prior to its expiration on September 30, 2019.
In recent years, the mid-Atlantic region has experienced a significant expansion in gaming venues and gaming offerings. These new venues — including several in Maryland — have had a significant adverse effect on Dover Downs’ visitation numbers, revenues and profitability. Dover Downs’ management has estimated that approximately 26% of Dover Downs’ gaming win comes from Maryland patrons and approximately 60% of Dover Downs’ Capital Club® member gaming win comes from out-of-state patrons.
The Delaware legislature has worked with the gaming industry in recent years to increase the State’s gaming offerings, but it has done so while steadily increasing the State’s share of the industry’s gaming revenues and adding to various costs that the industry incurs to do business. In July 2008, the State’s share of Dover Downs’ gaming revenues was increased. In May 2009, an additional and significant increase in the State’s share of Dover Downs’ gaming revenues was legislated in connection with the reintroduction of limited sports betting in the State. This was the fifth increase in the State’s share of gaming revenues. In January 2010, the State authorized table games, but imposed a license fee and a high tax rate on table game revenues. During this period, Dover Downs’ revenues declined and its ability to compete with the growing number of competitors in the mid-Atlantic region was impeded. In recognition of the State’s high gaming tax burden and its effect on the industry, legislators have attempted several times since 2011 to reduce this tax burden in an effort to stabilize the industry, preserve jobs and protect the State’s revenue stream.
In June 2012, the State enacted the Delaware Gaming Competitiveness Act of 2012, under which Delaware’s video lottery agents are authorized to offer, through their websites, internet versions of their table games (including poker and bingo) and video lottery offerings. All games remain under the control and operation of the Delaware Lottery. Revenues from the internet versions of table games and video lottery games are distributed generally pursuant to the formula currently applicable to those games physically located within Dover Downs’ casino, with the exception that internet service provider costs are deducted first, and the Delaware Lottery retains the first $3.75 million of state-wide net proceeds. Dover Downs began offering internet gaming in 2013; to date operating results from internet gaming have not been material. Internet lottery games are, at least initially, offered solely to persons located within the State of Delaware. This territorial limitation would not apply to gaming pursuant to an interstate compact, such as the compact between Delaware, New Jersey and Nevada for poker. Internet gaming participation is limited to persons who meet the age requirements for equivalent non-internet games.
In June 2018, after several years of effort, legislation providing relief to the State’s gaming industry was enacted. Senate Substitute No. 1 to Senate Bill 144, which passed with broad support in both the House and Senate, was signed by the Governor on June 30, 2018. Effective July 1, 2018, the Bill revises the State’s share of gross table game revenues from 29.4% to 15.5%; eliminates the table game license fee for each video lottery agent, provided that the agent increase certain expenditures on marketing, wages and benefits; reduces the State’s share of gross slot machine revenues by 1%, with a further 2% reduction possible, beginning July 1, 2019, for each video lottery agent, provided that the agent make certain qualified capital expenditures; and increases purses to horsemen by 0.6% (over two years). The Bill also removes the prohibition against video lottery agents operating on Christmas or Easter.
Contractual Obligations
At December 31, 2017, we had the following contractual obligations:
		Payments Due by Period
	Total	2018	2019 – 2020	2021 – 2022	Thereafter
Revolving line of credit(a)	$19,900,000	$19,900,000	$—	$—	$—
Estimated interest payments on revolving line of credit(b)	532,000	532,000	—	—	—
Defined benefit pension plan contributions(c)	490,000	490,000	—	—	—
	$20,922,000	$20,922,000	$—	$—	$—

(a)
Dover Downs’ credit facility was modified on September 13, 2018 to extend the maturity to September 30, 2019. As of September 30, 2018, total contractual obligations under the Dover Downs credit facility were $16,500,000.

(b)
The future interest payments on our revolving credit agreement were estimated using the outstanding principal and interest rates as of December 31, 2017, calculated through September 30, 2018 (the expiration date of the facility prior to the September 13, 2018 extension). Future interest payments as of September 30, 2018, estimated using the outstanding principal and interest rates as of such date and calculated through September 30, 2019 (the expiration date of the facility), were $662,000.

(c)
$93,000 as of September 30, 2018.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF TWIN RIVER
The following discussion and analysis of the financial condition and results of operations of Twin River should be read in conjunction with “Selected Historical Consolidated Financial Data of Twin River,” “Unaudited Pro Forma Condensed Combined Financial Information,” Twin River’s audited consolidated financial statements and related notes and Twin River’s unaudited condensed consolidated financial statements and related notes, each included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in the “Risk Factors” section of this proxy statement/prospectus. Twin River’s actual results may differ materially from those contained in any forward-looking statements.
Overview
Twin River is a multi-jurisdictional owner of gaming and racing facilities. Twin River currently owns and manages the Twin River Casino in Lincoln, Rhode Island, the Tiverton Casino Hotel in Tiverton, Rhode Island, the Hard Rock Hotel & Casino in Biloxi, Mississippi and the Arapahoe Park racetrack and Havana Park OTB site in Aurora, Colorado. Arapahoe Park holds 13 OTB licenses, most of which it currently licenses to third parties. On September 1, 2018, Twin River opened the Tiverton Casino Hotel following the closure of the Newport Grand Casino in August 2018. As of January 31, 2019, Twin River’s casinos had an aggregate of approximately 247,000 square feet of gaming space, more than 6,330 slot machines, approximately 200 gaming tables, approximately 65 stadium gaming positions, approximately 35 dining establishments, 15 bars, 2 entertainment venues and approximately 700 hotel rooms.
The Twin River Casino in Lincoln, Rhode Island is Twin River’s largest property. Over the last several years, Twin River has grown through strategic acquisitions and developments, notably the acquisition of the Hard Rock Hotel & Casino in Biloxi, Mississippi in July 2014, the acquisition of the Newport Grand Casino in Newport, Rhode Island in July 2015 and the sale of the Newport Grand Casino in May 2018, which was followed by the termination of the Newport Grand Casino license and the issuance of a new gaming license to the Tiverton Casino Hotel. Twin River seeks to continue to grow its business by actively pursuing the acquisition and development of new gaming opportunities and reinvesting in its existing operations. In addition, Twin River seeks to increase revenues through enhancing the guest experience by providing popular games, restaurants, hotel accommodations, entertainment and other amenities in attractive surroundings with high-quality guest service.
Twin River has four operating segments: Twin River Lincoln, Hard Rock Biloxi, Newport Grand and Mile High USA. Twin River has two reportable segments, Rhode Island and Biloxi. Newport Grand, an immaterial operating segment, has been aggregated with Twin River Lincoln to form the Rhode Island reportable segment. Twin River’s Biloxi reportable segment includes only Hard Rock Biloxi. Twin River reports Mile High USA, an immaterial operating segment, and shared services provided by Twin River’s management subsidiary in the “Other” category. Twin River’s operations are all within the United States. See Note 15. Segment Reporting in the audited consolidated financial statements of Twin River included elsewhere in this proxy statement/prospectus for additional information.
Results of Operations — Nine Months Ended September 30, 2018 and 2017
Twin River Consolidated Results of Operations — Nine months ended September 30, 2018 versus Nine months ended September 30, 2017
Twin River’s Net Revenue for the nine months ended September 30, 2018 increased $4.6 million to $326.1 million, from $321.5 million in the comparable period in 2017.
Twin River’s income from operations for the nine months ended September 30, 2018 was $86.0 million, compared to $95.7 million in the comparable period in 2017. The decrease was driven by a loss of $6.5 million from the Newport Grand disposal loss and a $4.4 million increase in advertising, general and administrative expense primarily related to a $3.7 million accrual for the New England Teamsters Multi-employer pension plan withdrawal liability. Twin River reported net income for the nine months ended September 30, 2018 and 2017 of  $49.3 million and $43.1 million, respectively. The increase was primarily attributable to a decrease of  $14.4 million in the provision for income taxes resulting from the reduced federal tax rate as a result of the TCJA despite the year-over-year decrease in income from operations.
Twin River Segment Performance
The following table sets forth certain financial information associated with results of operations for the nine months ended September 30, 2018 and 2017. Non-gaming Revenue includes Hotel, Food and beverage and Other revenue. Non-gaming Expenses include Hotel and Food and beverage expenses.
	Nine Months Ended September 30,		2018 over 2017
(In thousands)	2018	2017	$ Change	% Change
Revenue:
Gaming and Racing Revenue
Rhode Island	$185,450	$181,559	$3,891	2.1%
Biloxi	61,348	60,976	372	0.6%
Other	7,557	7,853	(296)	(3.8)%
Total Gaming and Racing Revenue	254,355	250,388	3,967	1.6%
Non-gaming Revenue
Rhode Island	37,637	36,962	675	1.8%
Biloxi	33,876	33,906	(30)	(0.1)%
Other	247	243	4	1.6%
Total Non-gaming Revenue	71,760	71,111	649	0.9%
Net Revenue	326,115	321,499	4,616	1.4%
Operating costs and expenses:
Gaming and Racing Expenses
Rhode Island	$33,683	$31,160	$2,523	(8.1)%
Biloxi	20,357	20,433	(76)	(0.4)%
Other	4,661	5,092	(431)	(8.5)%
Total Gaming and Racing Expenses	58,701	56,685	2,016	3.6%
Non-gaming Expenses
Rhode Island	17,679	17,969	(290)	(1.6)%
Biloxi	16,545	16,034	511	3.2%
Other	14	10	4	40.0%
Total Non-gaming Expenses	34,238	34,013	225	0.7%
Advertising, general and administrative
Rhode Island	66,720	62,113	4,607	7.4%
Biloxi	29,976	29,860	116	0.4%
Other	25,820	26,134	(314)	(1.2)%
Total Advertising, general and administrative	122,516	118,107	4,409	3.7%
Margins:
Gaming and Racing Expenses as a percentage of Gaming and Racing Revenue	23%	23%		—
Non-gaming Expenses as a percentage of Non-gaming Revenue	48%	48%		—
Advertising, general and administrative as a percentage of Net Revenue	38%	37%		1%

Net Revenue
Gaming and Racing Revenue
Twin River’s Gaming and Racing Revenue for the nine months ended September 30, 2018 increased $4.0 million, or 1.6%, from the comparable period in 2017. This increase was primarily attributable to an increase of  $3.9 million from the Rhode Island segment of which $2.5 million was the result of the opening the Tiverton Casino Hotel casino on September 1, 2018.
Non-gaming Revenue
Twin River’s Non-gaming Revenue for the nine months ended September 30, 2018 remained relatively consistent with the comparable period in 2017.
Operating costs and expenses
Gaming and Racing Expenses
Twin River’s Gaming and Racing Expenses for the nine months ended September 30, 2018 increased $2.0 million, or 3.6%, from the comparable period in 2017. This increase was primarily attributable to a $2.5 million increase in the Rhode Island segment due to higher labor and benefits costs of  $1.2 million and expenses associated with new premium games of  $0.3 million. The increase is also partially due to a $0.6 million net increase from opening the Tiverton Casino Hotel casino on September 1, 2018. As a percentage of Gaming and Racing Revenue, costs remained relatively consistent.
Non-gaming Expenses
Twin River’s Non-gaming Expenses for the nine months ended September 30, 2018 remained relatively consistent with the comparable period in 2017. As a percentage of Non-gaming Revenue, costs remained consistent.
Advertising, general and administrative
Twin River’s Advertising, general and administrative expenses for the nine months ended September 30, 2018 increased $4.4 million, or 3.7%, from the comparable period in 2017, primarily due to the $3.7 million accrual for the pension plan withdrawal liability described above. A $7.3 million decrease in share-based compensation expense for the decreased fair value of stock options classified as liability awards that are recorded at fair value at the end of each reporting period was partially offset by $4.3 million of costs related to the merger with Dover Downs and becoming a publicly traded company and higher corporate professional fees. As a percentage of Net Revenue, costs remained constant.
Other Operating Costs and Expenses
(In thousands)	Nine Months Ended September 30,		2018 over 2017
	2018	2017	$ Change	% Change
Other Operating Costs and Expenses
Expansion and pre-opening	$2,624	$95	$2,529	2,662.1%
Newport Grand disposal loss	6,541	—	6,541	100.0%
Expansion and pre-opening costs for the nine months ended September 30, 2018 increased $2.5 million primarily due to non-capitalized pre-opening costs associated with the new casino in Tiverton which opened on September 1, 2018. The Newport Grand disposal loss for the nine months ended September 30, 2018 is due to the sale of the Newport Grand land and building for the casino that closed on August 28, 2018.

Depreciation and Amortization of Intangibles
	Nine Months Ended September 30,		2018 over 2017
(In thousands)	2018	2017	$ Change	% Change
Depreciation and Amortization of Intangibles
Depreciation of property and equipment	$11,438	$12,679	$(1,241)	(9.8)%
Amortization of intangibles	4,105	4,187	(82)	(2.0)%
Total Depreciation and Amortization of Intangibles	$15,543	$16,866	$(1,323)	(7.8)%

Depreciation and amortization of intangibles decreased $1.3 million for the nine months ended September 30, 2018 from the comparable period in 2017 and is primarily attributable to the decrease in depreciation of property and equipment in the Biloxi segment that is resulting from equipment and furniture and fixtures that were fully depreciated as of July 2017. Management anticipates an increase in future depreciation of property and equipment due to the opening of the Tiverton Casino Hotel.
Other Income (Expense)
	Nine Months Ended September 30,		2018 over 2017
(In thousands)	2018	2017	$ Change	% Change
Other Income (Expense):
Interest income	$120	$142	$(22)	(15.5)%
Interest expense, net of amounts capitalized	(16,251)	(17,899)	1,648	(9.2)%
Total Other Expense	$(16,131)	$(17,757)	$1,626	(9.2)%

Total Other Expense decreased $1.6 million primarily due to decreased interest expense of  $3.4 million for the nine months ended September 30, 2018 of capitalized interest partially offset by higher interest rates. There was no capitalized interest during the nine months ended September 30, 2017.
Provision for Income Taxes
	Nine Months Ended September 30,		2018 over 2017
(In thousands)	2018	2017	$ Change	% Change
Provision for Income Taxes	$20,513	$34,883	$(14,370)	(41.2)%
Provision for Income Taxes for the nine months ended September 30, 2018 decreased $14.4 million from the comparable period in 2017, primarily due to the TCJA. As of September 30, 2018, Twin River continues to evaluate its accounting for the tax effects of the enactment of the law. Twin River made a reasonable estimate, which was recorded in the fourth quarter of 2017. Once Twin River finalizes its analysis, it will be able to determine further adjustments, if any, to be recorded to these provisional amounts. Any such change will be reported as a component of income taxes in the period in which such adjustments are determined but in no case later than the fourth quarter of 2018.
Liquidity and Capital Resources
	Nine Months Ended September 30,
(In thousands)	2018	2017
Net cash provided by operating activities	$82,045	$76,679
Net cash used in investing activities	(97,902)	(25,266)
Net cash provided by (used in) financing activities	8,563	(35,464)

Net cash provided by operating activities
Net cash provided by operating activities for the nine months ended September 30, 2018 was $82.0 million, an increase of  $5.4 million from net cash provided by operating activities for the comparable period in 2017. This increase was driven by a $6.2 million increase in net income, partially offset by a $0.9 million decrease in operating assets and liabilities.
Net cash used in investing activities
Net cash used in investing activities for the nine months ended September 30, 2018 was $97.9 million, an increase of  $72.6 million from the comparable period in 2017. The change was primarily driven by an increase in the capital expenditures for the Tiverton Casino Hotel, which opened on September 1, 2018, and the new hotel at Twin River Casino, which opened in the fourth quarter of 2018, of  $60.6 million and $19.7 million, respectively. This increase is partially offset by the proceeds from the sale of land and building for the Newport Grand disposal of  $7.1 million.
Net cash provided by (used in) financing activities
Net cash provided by financing activities for the nine months ended September 30, 2018 was $8.6 million, an increase of  $44.0 million compared to net cash used in financing activities of  $35.5 million in the comparable period in 2017. This increase was primarily attributable to an increase in borrowing under Twin River’s revolving credit facility of  $41.0 million, and a decrease in repayments on long-term debt of  $2.0 million.
Capital Expenditures
For the nine months ended September 30, 2018, Twin River’s capital expenditures were $104.9 million, including $79.0 million for the Tiverton Casino Hotel and $20.8 million for the new hotel at Twin River Casino. Twin River anticipates that 2018 capital spending will total approximately $141 million, including approximately $125 million for the Tiverton Casino Hotel and the new hotel at Twin River Casino. Twin River expects substantially lower investment in property, plant and equipment in 2019 but will consider effecting a potential tender offer or other return of capital transaction after completion of the Merger. As of the date of this proxy statement/prospectus, no decision had been made as to the nature or size of such a transaction and there can be no assurance that such a transaction will be initiated or as to the timing or terms thereof.
Working Capital
At September 30, 2018, cash and cash equivalents and restricted cash totaled $85.9 million, compared to $93.2 million at December 31, 2017. The $7.3 million decrease was primarily a result of capital expenditure increases and a debt payment of  $33.3 million for the nine months ended September 30, 2018.
At September 30, 2018, the net working capital balance was $41.7 million, compared to $17.8 million at December 31, 2017. This increase of  $23.9 million is primarily driven by a decrease in the current portion of the term loan of  $29.7 million, partially offset by a decrease in cash and cash equivalents and restricted cash of  $7.3 million discussed above.
Twin River assesses liquidity in terms of the ability to generate cash to fund operating, investing, and financing activities. The primary ongoing cash requirements will be to fund operations, capital expenditures, interest payments and investments in line with Twin River’s business strategy. Twin River believes that future operating cash flows will be sufficient to meet future operating and internal investing cash for the next 12 months. Furthermore, existing cash balances and availability of additional borrowings under revolving credit facilities provide additional potential sources of liquidity should they be required.
Financing Arrangements
Twin River had $404.6 million outstanding under its credit facility, as amended, at September 30, 2018, including $343.6 million principal amount of its LIBOR plus 3.5% (5.79% at September 30, 2018) term loan due July 2020 and $61.0 million outstanding under Twin River’s $100.0 million revolving credit facility that expires in January 2020. As of September 30, 2018, Twin River was in compliance with the covenants of all of its debt agreements.

Results of Operations — Years Ended December 31, 2017 and 2016
Twin River Consolidated Results of Operations — 2017 versus 2016
Twin River’s Net Revenue for 2017 increased 1.5% to $421.1 million, from $414.8 million in 2016 primarily attributable to increases of  $8.4 million in gaming and racing revenue in Twin River’s Rhode Island segment, primarily driven by an increase in table games revenue, and $3.0 million in gaming and racing revenue in the Biloxi segment, primarily driven by a decrease in complimentary incentives given to gaming patrons, partially offset by a decrease of  $3.3 million in non-gaming revenue for the Biloxi segment, primarily due to a reduction in revenue from the buffet due to decreased complimentary incentives and reduced hours and a $1.6 million decrease in racing revenue in “Other” primarily due to the closing of a licensed OTB site.
Twin River’s income from operations was $123.7 million and $112.5 million in 2017 and 2016, respectively. Twin River reported net income in 2017 and 2016 of  $62.2 million and $44.8 million, respectively.
Twin River Segment Performance
The following table sets forth certain financial information associated with results of operations for the years ended December 31, 2017 and 2016. Non-gaming Revenue includes hotel, food and beverage and other revenue. Non-gaming Expenses include hotel, food and beverage and other expenses.
	Years Ended December 31,		2017 over 2016
(In thousands)	2017	2016	$ Change	% Change
Revenue:
Gaming and Racing Revenue
Rhode Island	$239,126	$230,712	$8,414	3.6%
Biloxi	79,570	76,609	2,961	3.9%
Other	10,132	11,701	(1,569)	(13.4)%
Total Gaming and Racing Revenue	328,828	319,022	9,806	3.1%
Non-gaming Revenue
Rhode Island	48,733	49,001	(268)	(0.5)%
Biloxi	43,124	46,468	(3,344)	(7.2)%
Other	368	326	42	12.9%
Total Non-gaming Revenue	92,225	95,795	(3,570)	(3.7)%
Net Revenue	421,053	414,817	6,236	1.5%
Operating costs and expenses:
Gaming and Racing Expenses
Rhode Island	$41,961	$41,312	$649	1.6%
Biloxi	26,753	26,679	74	0.3%
Other	6,378	7,904	(1,526)	(19.3)%
Total Gaming and Racing Expenses	75,092	75,895	(803)	(1.1)%
Non-gaming Expenses
Rhode Island	23,611	25,339	(1,728)	(6.8)%
Biloxi	20,842	22,210	(1,368)	(6.2)%
Other	91	99	(8)	(8.1)%
Total Non-gaming Expenses	44,544	47,648	(3,104)	(6.5)%

	Years Ended December 31,		2017 over 2016
(In thousands)	2017	2016	$ Change	% Change
Advertising, general and administrative
Rhode Island	80,327	80,281	46	0.1%
Biloxi	40,122	40,814	(692)	(1.7)%
Other	34,887	26,998	7,889	29.2%
Total Advertising, general and administrative	155,336	148,093	7,243	4.9%
Margins:
Gaming and Racing Expenses as a percentage of Gaming and Racing Revenue	23%	24%		(1)%
Non-gaming Expenses as a percentage of Non-gaming Revenue	48%	50%		(2)%
Advertising, general and administrative as a percentage of Net Revenue	37%	36%		1%
Net Revenue
Gaming and Racing Revenue
Twin River’s gaming and racing revenue for the year ended December 31, 2017 increased $9.8 million from $319.0 million, or 3.1%, in 2016. This increase was primarily attributable to an increase in the Rhode Island segment of  $8.4 million primarily due to a $6.8 million increase in table games revenue and an increase in the Biloxi segment of  $3.0 million primarily driven by a $2.6 million reduction in food and beverage incentives provided to gaming patrons. This increase is partially offset by a decrease in “Other” of $1.6 million which was primarily attributable to a decrease in racing revenues at Mile High USA due to lower commissions from licensed OTB sites as the OTB location that generated the highest handle in 2016 closed in the first quarter of 2017.
Non-gaming Revenue
Twin River’s non-gaming revenue for the year ended December 31, 2017 decreased $3.6 million from $95.8 million, or 3.7%, in 2016. This decrease was primarily attributable to a $3.3 million decrease in the Biloxi segment primarily resulting from a $3.0 million reduction in revenue generated from the buffet due to fewer complimentary buffet offers and the elimination of breakfast hours for the buffet. There was also a decrease of  $0.3 million in the Rhode Island segment primarily due to a decrease in food and beverage revenue of  $1.6 million primarily due to a decrease in buffet revenue from decreased complimentary buffets offered to gaming patrons. This decrease was partially offset by approximately a $1.3 million increase in ATM commissions.
Operating costs and expenses
Gaming and Racing Expenses
Twin River’s gaming and racing expenses for the year ended December 31, 2017 decreased $0.8 million from $75.9 million, or 1.1%, in 2016. This decrease was primarily attributable to a decrease of  $1.5 million resulting from the lower racing expenses for Mile High USA in “Other”, which is consistent with a decrease in racing revenue. As a percentage of gaming and racing revenue, costs remained relatively consistent.
Non-gaming Expenses
Twin River’s non-gaming expenses for the year ended December 31, 2017 decreased $3.1 million from $47.6 million, or 6.5%, in 2016. This decrease was primarily attributable to a decrease of  $1.7 million in the Rhode Island segment primarily due to a decrease in complimentary buffets offered to gaming patrons consistent with decreased Non-gaming Revenue, and $1.4 million in the Biloxi segment due to a decrease in complimentary buffets offered to gaming patrons and the elimination of breakfast hours, consistent with decreased Non-gaming Revenue. As a percentage of Non-gaming and Racing revenue, costs remained relatively consistent.
Advertising, General and Administrative
Twin River’s advertising, general and administrative for the year ended December 31, 2017 increased $7.2 million from $148.1 million, or 4.9%, in 2016. This increase is primarily attributable to a $7.9 million increase in “Other” for share-based compensation expense for stock options classified as liability awards as a result of an increase in fair value. As a percentage of net revenue, costs remained relatively consistent.
Other Operating Costs and Expenses
	Years Ended December 31,		2017 over 2016
(In thousands)	2017	2016	$ Change	% Change
Other Operating Costs and Expenses:
Expansion and pre-opening	$154	$623	$(469)	(75.3)%
Referendum costs	—	5,032	(5,032)	(100.0)%
Expansion and pre-opening costs decreased $0.5 million for the year ended December 31, 2017 from 2016 primarily due to costs incurred for the new casino in Tiverton prior to Twin River receiving state and town referendum approval in November 2016 to open the new Tiverton casino. Referendum costs for the year ended December 31, 2017 decreased $5.0 million from 2016 primarily due to $5.0 million of referendum costs related to moving the gaming license from Newport Grand to the new casino in Tiverton recorded in 2016.
Depreciation and Amortization of Intangibles
	Years Ended December 31,		2017 over 2016
(In thousands)	2017	2016	$ Change	% Change
Depreciation and Amortization of Intangibles
Depreciation of property and equipment	$16,621	$19,488	$(2,867)	(14.7)%
Amortization of intangibles	5,583	5,582	1	0.0%
Total Depreciation and Amortization of Intangibles	$22,204	$25,070	$(2,866)	(11.4)%

Depreciation and Amortization of Intangibles decreased $2.9 million for the year ended December 31, 2017 from 2016 primarily attributable to the decrease in depreciation of property and equipment due to equipment and furniture and fixtures included in the Biloxi segment that were fully depreciated as of July 2017 and assets included in the Rhode Island segment that were fully depreciated as of December 2016.
Other Income (Expense)
	Years Ended December 31,		2017 over 2016
(In thousands)	2017	2016	$ Change	% Change
Other Income (Expense):
Interest income	$194	$180	$14	7.8%
Interest expense, net of amounts capitalized	(22,809)	(26,583)	3,774	(14.2)%
Change in fair value of contingent value rights	—	(2,661)	2,661	(100.0)%
Total Other Expense	$(22,615)	$(29,064)	$6,449	(22.2)%

Total Other Expense for the year ended December 31, 2017, decreased $6.4 million, or 22.2%, from 2016 primarily due to a decrease in interest expense of  $3.8 million resulting from lower debt balances and lower interest rates, and a decrease in fair value of contingent value rights of  $2.7 million due to the majority of the contingent value rights being settled in 2016, and the remaining rights having no further value as of December 31, 2016.

Provision for Income Taxes
	Years Ended December 31,		2017 over 2016
(In thousands)	2017	2016	$ Change	% Change
Provision for Income Taxes	$38,861	$38,553	$308	0.8%
Provision for Income Taxes for the year ended December 31, 2017 remained consistent with the comparable period in 2016. Although income before the Provision for Income Taxes increased for the year ended December 31, 2017 from the comparable period in 2016, the resulting increase in Provision for Income Taxes was offset by the reduction in the deferred tax rate adjustment resulting from the TCJA.
Liquidity and Capital Resources
	For the Years Ended December 31,
(In thousands)	2017	2016
Net cash provided by operating activities	$107,832	$70,692
Net cash used in investing activities	(47,485)	(12,177)
Net cash used in financing activities	(28,933)	(85,869)
Net cash provided by operating activities
Net cash provided by operating activities for the year ended December 31, 2017 was $107.8 million, an increase of  $37.1 million compared to net cash provided by operating activities for the year ended December 31, 2016. This increase was primarily attributable to a $24.2 million increase in cash provided by operating assets and liabilities, primarily driven by (i) an increase of  $9.3 million in cash provided by prepaid expenses and other assets relating to tax payments, including $4.9 million taxes prepaid during the year ended December 31, 2016 that were used to make $4.9 million of tax payments during the year ended December 31, 2017 and (ii) an increase of  $13.7 million in cash provided by accrued liabilities primarily attributable to higher cash used in operating activities for the year ended December 31, 2016 resulting from a payment of  $9.7 million to settle litigation for the contingent value rights in the year ended December 31, 2016, and an increase in accrued compensation of  $3.4 million at December 31, 2017 as compared to December 31, 2016 due to timing of bonus payments. This increase was also due to a $13.0 million increase in net income adjusted for a $4.4 million decrease in non-cash items. The decrease in non-cash items was primarily due to a reduction in the change in deferred taxes of  $9.5 million driven by the reduction in the tax rate resulting from the TCJA, discussed above, a reduction in depreciation expense and the decrease in contingent value rights of  $2.9 million and $2.7 million, respectively, discussed above, partially offset by an increase of  $11.5 million in share-based compensation expense, primarily due to $7.9 million related to liability awards that are recorded at fair value at the end of each reporting period, discussed above, and $3.4 million for a reversal of share-based compensation expense for the year ended December 31, 2016 for Incentive Award Agreements that were cancelled and settled in cash.
Net cash used in investing activities
Net cash used in investing activities for the year ended December 31, 2017 was $47.5 million, an increase of  $35.3 million compared to net cash used in investing activities for the year ended December 31, 2016. The change was primarily driven by an increase in capital expenditures for the new casino in Tiverton and the new hotel in Lincoln of  $34.3 million and $4.7 million, respectively, partially offset by an increase of $2.2 million of loans to officers and directors related to taxes on stock options. There was not an increase in the principal amount of loans to officers and directors as of December 31, 2017 from December 31, 2016.
Net cash used in financing activities
Net cash used in financing activities for the year ended December 31, 2017 was $28.9 million, a decrease of  $56.9 million from 2016. The decrease was primarily due to a $61.7 million contingent value rights tender offer in 2016, a $17.7 million decrease in stock repurchased by Twin River and a $10.3 million net decrease in principal payments on long-term debt. This decrease was partially offset by a $35.0 million decrease in borrowings.

Working Capital
At December 31, 2017, cash and cash equivalents and restricted cash totaled $93.2 million, compared to $61.8 million at December 31, 2016. This increase is primarily attributable to cash provided by operating activities of  $107.8 million, partially offset by capital expenditures of  $47.9 million, including the new casino in Tiverton and the new hotel in Lincoln, and net principal payments on long-term debt of $24.7 million.
At December 31, 2017, net working capital balance was $17.8 million, compared to $40.2 million at December 31, 2016. The decrease is primarily attributable to an increase of  $28.3 million in accounts payable and accrued liabilities balances primarily driven by increased capital expenditures for the new casino in Tiverton and the hotel at Twin River Lincoln, discussed above, and the increase in the current portion of the term loan of  $22.6 million, for a payment to be made in March 2018, partially offset by an increase in cash and cash equivalents and restricted cash, discussed above.
Additionally, Twin River has a $100.0 million credit facility, of which $80.0 million was available to borrow at December 31, 2017, as discussed further in Note 8 “Long-Term Debt” to the Twin River and Subsidiaries Consolidated Financial Statements included in this proxy statement/prospectus. Based on the above and current plans, Twin River believes that its operations have adequate financial resources to satisfy current liquidity needs.
Twin River assesses liquidity in terms of the ability to generate cash to fund operating, investing and financing activities. The primary ongoing cash requirements will be to fund operations, capital expenditures, interest payments and investments in line with Twin River’s business strategy. Twin River believes that future operating cash flows will be sufficient to meet future operating and internal investing cash for the next 12 months. Furthermore, existing cash balances and availability of additional borrowings under the revolving credit facility provide additional potential sources of liquidity should they be required.
Financing Arrangements
Twin River had $397.0 million outstanding under the credit facility at December 31, 2017, including $377.0 million principal amount of its LIBOR plus 3.5% (5.19% at December 31, 2017) term loan due July 2020 and $20.0 million outstanding under Twin River’s $100.0 million revolving credit facility that expires in January 2020, as discussed further in Note 8 “Long-Term Debt” to the Twin River Consolidated Financial Statements included in this proxy statement/prospectus.
Twin River was in compliance with the covenants of all of its debt agreements as of December 31, 2017.
Contractual Obligations
The following table has been included to assist understanding Twin River’s debt and similar obligations as of December 31, 2017 (in thousands):
		Payments Due by Period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Current and long-term obligations, at par	$376,966	$33,325	$343,641	$—	$—
Revolving credit facility obligations, at par	20,000	—	20,000	—	—
Interest(a)	47,334	19,291	28,043	—	—
Operating leases	36,508	1,493	4,696	30,319	—
Total contractual obligations	$480,808	$54,109	$396,380	$30,319	$—

(a)
Interest for the term loan with obligations at par of  $376,966 is calculated at the December 31, 2017 interest rate of 5.19%. Interest for the revolving credit facility with obligations at par value of  $20,000 is calculated at the December 31, 2017 interest rate of 5.12%.

Off-Balance Sheet Arrangements
Except for obligations under operating leases and letters of credit described above under “Contractual Obligations” and performance obligations incurred in the ordinary course of business, Twin River is not party to any off-balance sheet arrangements involving guarantee, contingency or similar obligations to entities whose financial statements are not consolidated with Twin River’s results, and that have or are reasonably likely to have a current or future effect on Twin River’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors in Twin River’s securities.
Capital Expenditures
For the year ended December 31, 2017, Twin River’s capital expenditures, were $47.9 million, including $34.4 million for the new casino in Tiverton and $4.9 million for the new hotel at Twin River Lincoln. Twin River anticipates that 2018 capital spending will be $141 million, including $125 million for the new casino in Tiverton and the new hotel at Twin River Lincoln. The increase in expected capital expenditures from 2017 to 2018 is primarily driven by the building of the new casino in Tiverton and the new hotel for Twin River Lincoln.
Critical Accounting Policies and Estimates
The preparation of Twin River’s financial statements requires it to make estimates and judgments that affect the reported amounts of its assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. The following are the areas that Twin River believes require the greatest amount of judgments or estimates in the preparation of the financial statements: allowance for doubtful accounts, goodwill, intangible assets, self-insurance liabilities and income tax expense (benefit). Management reviews critical accounting estimates on an ongoing basis and as needed prior to the release of annual financial statements. See also Note 2, “Significant Accounting Policies,” to the Twin River and Subsidiaries Consolidated Financial Statements included in this proxy statement/prospectus, which discusses the significant assumptions used in applying accounting policies.
Revenue Recognition
Twin River accounts for revenue earned from contracts with customers under ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Twin River generates revenue from five principal sources: gaming, hotel, racing, food and beverage and other.
Gaming revenue includes Twin River Lincoln’s and Newport Grand’s share of VLT revenue as determined by their respective master VLT contracts with the State of Rhode Island. Twin River Lincoln is entitled to a 28.85% share of VLT revenue on the initial 3,002 units and a 26.00% share on VLT revenue generated from units in excess of 3,002. Newport Grand is entitled to receive a percentage of VLT revenue that is equivalent to the percentage received by Twin River Lincoln. Gaming revenue also includes Twin River Lincoln’s share of table games revenue whereby Twin River Lincoln is entitled to an 83.0% share of revenue from table games as of September 30, 2018. Revenue is recognized when the wager is complete. Twin River records revenue on a net basis which is the percentage share of VLT revenue received as Twin River acts as an agent in operating the gaming service on behalf of the State of Rhode Island.
Gaming revenue also includes Hard Rock Biloxi’s casino revenue, which is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs, for chips outstanding and “ticket-in, ticket-out” coupons in the customers’ possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of credits played, are charged to revenue as the amount of the progressive jackpots increase.
Gaming revenue contracts have two performance obligations for those customers earning incentives under Twin River’s player loyalty programs and a single performance obligation for customers who do not participate in the programs. Twin River applies a practical expedient by accounting for its gaming contracts on a portfolio basis as such wagers have similar characteristics and Twin River reasonably expects the effects on the financial statements of applying the revenue recognition guidance to the portfolio to not differ materially from that which would result if applying the guidance to an individual wagering contract. For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with incentives earned under loyalty programs, Twin River allocates an amount to the loyalty program contract liability based on the stand-alone selling price of the incentives earned for a hotel room stay, food and beverage or other amenities. The performance obligations for the incentives earned under the loyalty programs are deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. After allocating revenue to other goods and services provided as part of casino wager contracts, Twin River records the residual amount to gaming revenue.
Hotel revenue is recognized at the time of occupancy, which is when the customer obtains control through occupancy of the room. Advance deposits for hotel rooms are recorded as liabilities until revenue recognition criteria are met.
Racing revenue includes Twin River Lincoln’s, Newport Grand’s and Mile High USA’s share of wagering from live racing and the import of simulcast signals. Racing revenue is recognized when the wager is complete based on an established take out percentage. Twin River functions as an agent to the pari-mutuel pool. Therefore, fees and obligations related to Twin River’s share of purse funding, simulcasting fees, pari-mutuel taxes, and other fees directly related to Twin River’s racing operations are reported on a net basis and included as a deduction to racing revenue.
Food and beverage revenue are recognized at the time the goods are sold from Company-operated outlets.
Other revenue includes minimum rental revenue from leased outlets which is recognized on a straight-line basis over the terms of the related leases. Percentage rental revenues are recognized in the periods in which the tenants exceed their respective percentage rent thresholds. All other revenues are recognized at the time the goods are sold or the service is provided.
Twin River currently has loyalty programs for its customers which allows them to earn incentives based on the volume of their gaming activity. Under Topic 606, incentives awarded under customer loyalty programs are considered a material right given to customers based on their gaming play and are accounted for as a separate performance obligation. Topic 606 requires Twin River to allocate revenues associated with the customers’ gaming activity between gaming revenue and the value of the incentives earned after factoring in the likelihood of redemption. As a result, gaming revenues are reduced with a corresponding increase to other operating revenues or the incentive liability. The value of the unredeemed incentives is now determined based on the estimated standalone selling price of the incentives earned. The revenue associated with the incentives earned is recognized in the period in which they are redeemed.
Topic 606 requires complimentary items to be considered a separate performance obligation, which requires Twin River to allocate a portion of revenue from a gaming transaction to other operating revenue based on the estimated standalone selling prices of the promotional items provided. For example, when a casino customer is given a complimentary room, Twin River is required to allocate a portion of the gaming revenue earned from the customer to hotel revenue based on the estimated standalone selling price of the hotel room. The estimated standalone selling price of hotel rooms is determined based on observable prices. The standalone selling price of food and beverage, and other miscellaneous goods and services is determined based upon the actual retail prices charged to customers for those items. Revenue is recognized in the period the goods or service are provided.
Intangible Assets
As a result of  “fresh start accounting”, Twin River adjusted the Twin River Lincoln intangible assets to reflect their fair values on November 5, 2010 (“Emergence Date”). Intangible assets consist of a Rhode Island VLT license, the Master Video Lottery Terminal Contract (the “Contract”) with the Division of Lotteries for the State of Rhode Island and the State of Rhode Island Department of Transportation, as amended, the Twin River trade name and the Twin River Lincoln rated player relationships. The Rhode Island VLT license has an indefinite life and therefore is not being amortized. The Contract for the VLTs, the Twin River Lincoln rated player relationships and the Twin River trade name are being amortized using the straight-line method based on their estimated useful lives from the Emergence Date.

Intangible assets identified in connection with the Hard Rock Biloxi acquisition include a license agreement with Hard Rock Hotel Licensing, Inc., rated player relationships, pre-bookings and origination costs and leases in place which are amortized over their estimated useful lives using the straight-line method.
Intangible assets identified in connection with the Newport Grand acquisition include a Rhode Island VLT license, rated player relationships and the Newport Grand trade name. The Rhode Island VLT license has an indefinite life and therefore is not being amortized. The Newport Grand rated player relationships and trade name are being amortized over their estimated useful lives using the straight-line method. The remaining balance of intangible assets was immaterial at the time of the closing of Newport Grand in August 2018.
Twin River periodically evaluates the remaining useful lives of its finite-lived intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.
Intangible assets not subject to amortization are reviewed for impairment annually and between annual test dates whenever events or changes in circumstances may indicate that the carrying amount of the related asset may not be recoverable.
Goodwill
Goodwill represents the excess of reorganization value over the fair market value of Twin River Lincoln net assets on the Emergence Date and the excess of the Hard Rock Biloxi and Newport Grand purchase prices over the respective fair values of tangible and identifiable assets acquired and liabilities assumed. Goodwill is not amortized but is reviewed for impairment annually in October, or when events or changes in the business environment indicate that the carrying value of the reporting unit may exceed its fair value, by comparing the fair value of each reporting unit to its carrying value, including goodwill.
When assessing goodwill for impairment, first, qualitative factors are assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the results of the qualitative assessment are not conclusive, a quantitative goodwill test is performed. The quantitative goodwill test compares the estimated fair value of each reporting unit with its estimated net book value (including goodwill and identifiable intangible assets). If the reporting unit’s estimated fair value exceeds its estimated net book value, goodwill is not impaired. Prior to the adoption of Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment for Twin River’s 2017 goodwill impairment tests, if a reporting unit’s estimated fair value did not exceed its carrying value, an impairment was recognized if the implied fair value of goodwill was less than its carrying value. After the adoption of this new standard, an impairment is recognized if the estimated fair value of a reporting unit is less than its estimated net book value, equal to the shortfall in value.
Share-Based Compensation
Twin River records share-based compensation in accordance with ASC 718, Compensation — Stock Compensation, and recognizes share-based compensation expense in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards with graded vesting is recognized over the requisite service period on an accelerated basis, as if each tranche were a separate award. Compensation cost previously recognized on forfeited awards is reversed with the forfeitures occur.
Twin River classifies stock awards as either an equity award or a liability award. Equity classified awards are valued as of the grant date using either an observable market price or a valuation methodology. Liability classified awards are valued at fair value at each reporting date.
Share-based payment awards which contain certain repurchase provisions are classified as liabilities in accordance with ASC 718. Twin River has elected to measure all liability-classified awards utilizing the intrinsic value method.

Fair Value of Common Stock
The fair values of the shares of common stock underlying Twin River’s liability classified awards, RSUs and PSUs were estimated on each grant date by the board of directors. In order to determine the fair value, Twin River’s board of directors considered, among other things, valuations of its common stock in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of Twin River’s common stock, its board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of its common stock. The board of directors used an income approach, weighted 80%, and a market approach, weighted 20%.
For the income approach, Twin River performed a discounted cash flow analysis, which utilized projected cash flows as well as a residual value, which were discounted to the present value in order to arrive at an enterprise value. Twin River relied on the following key assumptions for the income approach, in addition to management projections for the business:
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a weighted average cost of capital (WACC), which served as the discount rate applied to forecasted future cash flows to calculate the present value of those cash flows; and

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a long-term growth rate assumption, which was used to calculate the residual value of Twin River before discounting to present value.

For the market approach, Twin River utilized the guideline company method by analyzing a population of comparable companies and selected those companies considered to be the most comparable to Twin River in terms of business description, size, growth, profitability, risk and return on investment, among other factors. Twin River then used these guideline companies to develop relevant market multiples and ratios, which were applied to the corresponding latest twelve months and forward financials to estimate total enterprise value. Twin River relied on the following key assumptions for the market approach:
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Twin River’s projected financial results determined as of the valuation date based on its best estimates; and

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multiples of enterprise value to EBITDA, determined as of the valuation date, based on a group of comparable companies.

See Note 9 in Twin River’s consolidated financial statements included elsewhere in this proxy statement/prospectus.
Income Taxes
Twin River prepares its income tax provision in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A valuation allowance is required when it is “more likely than not” that all or a portion of the deferred taxes will not be realized. The accompanying consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts.
On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to provide guidance on accounting for the tax effects of the TCJA. SAB 118 provides a measurement period that begins in the reporting period that includes the TCJA’s enactment date and ends when an entity has obtained, prepared, and analyzed the information that was needed in order to complete the accounting requirements under ASC 740, however in no circumstance should the measurement period extend beyond one year from the enactment date. In accordance with SAB 118, a company must reflect in its financial statements the income tax effects of those aspects of the TCJA for which the accounting under ASC 740 is complete. SAB 118 provides that to the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.
As of December 31, 2017, Twin River has not completed its accounting for the tax effects of the enactment of the TCJA. However, Twin River has made a reasonable estimate, and recorded in the fourth quarter of 2017, a net income tax benefit of  $6.5 million resulting from the remeasurement of Twin River’s net deferred income tax assets and liabilities based on the new reduced U.S. corporate income tax rate.
Twin River is still analyzing the new tax law and refining its calculations, which could potentially impact the measurement of its income tax balances. Once Twin River finalizes its analysis and certain additional tax calculations and tax positions, which are subject to complex tax rules and interpretation when it files its 2017 U.S. tax return, it will be able to conclude on any further adjustments to be recorded on these provisional amounts. Any such change will be reported as a component of income taxes in the reporting period in which any such adjustments are determined, which will be no later than the fourth quarter of 2018.
Recent Accounting Pronouncements
See Note 2 to Twin River’s consolidated financial statements included in this proxy statement/prospectus for a description of recent accounting pronouncements applicable to its condensed consolidated financial statements.
Qualitative and Quantitative Disclosures about Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates. Twin River is exposed to changes in interest rates primarily from variable rate long-term debt arrangements. As of September 30, 2018, interest on borrowings under the Credit Facility was subject to fluctuation based on changes in short-term interest rates. On September 30, 2018, Twin River had $404.6 million of variable rate debt outstanding under its Credit Facility, consisting of  $343.6 million principal amount outstanding under its term loan and $61.0 million in outstanding variable rate borrowings under its revolving credit facility. Based upon a sensitivity analysis of Twin River’s debt levels on September 30, 2018, an increase or decrease of 1% in the effective interest rate would cause an increase or decrease in interest expense of approximately $4.0 million over the next 12 months.
Twin River evaluates its exposure to market risk by monitoring interest rates in the marketplace and has, on occasion, utilized derivative financial instruments to help manage this risk. Twin River does not utilize derivative financial instruments for trading purposes. Twin River does not believe that fluctuations in interest had a material effect on its business, financial condition or results of operations during the years ended December 31, 2017 or 2016 or the nine months ended September 30, 2018 or 2017.
Inflation generally affects Twin River by increasing its cost of labor. Twin River does not believe that inflation had a material effect on its business, financial condition or results of operations during the years ended December 31, 2017 or 2016 or the nine months ended September 30, 2018 or 2017.
JOBS Act Transition Period
In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Twin River has irrevocably elected not to avail itself of this extended transition period and, as a result, Twin River will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.
Twin River is in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, Twin River may rely on certain of these exemptions, including without limitation, (1) providing an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (2) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. Twin River will be considered an emerging growth company until the earlier to occur of  (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Merger, (b) in which Twin River has total annual gross revenues of at least $1.07 billion, or (c) in which Twin River is deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Twin River has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

INFORMATION ABOUT DOVER DOWNS
Dover Downs is a premier gaming and entertainment resort destination whose operations consist of:
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Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, including craps, roulette and card games such as blackjack, Spanish 21, baccarat, 3-card and pai gow poker, the latest in slot machine offerings, multi-player electronic table games, a poker room, a Race & Sports Book operation, the Dover Downs’ Fire & Ice Lounge, the Festival Buffet, Pearl Oyster Grill, Frankie’s Italian restaurant, as well as several bars, restaurants and six retail outlets;

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Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with a fine dining restaurant, full-service spa/salon, conference, banquet, ballroom and concert hall facilities; and

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Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

All of Dover Downs’ gaming operations are located at its entertainment complex in Dover, the capital of the State of Delaware.
Dover Downs is a public holding company that has two wholly owned subsidiaries: Dover Downs, Inc. and Dover Downs Gaming Management Corp. Dover Downs, Inc. was incorporated in 1967 and began motorsports and harness racing operations in 1969. In June of 1994, legislation authorizing video lottery operations in the State of Delaware was adopted. Dover Downs’ casino operations began on December 29, 1995. As a result of several restructurings, Dover Downs, Inc. became a wholly owned subsidiary of DVD, and became the operating entity for all of DVD’s gaming operations.
Dover Downs was incorporated in the State of Delaware in December of 2001 as a wholly owned subsidiary of DVD. Effective March 31, 2002, DVD completed a tax-free spin-off of its gaming operations by contributing 100% of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs, and subsequently distributing 100% of Dover Downs’ issued and outstanding common stock to DVD stockholders. Immediately following the spin-off, Dover Downs became an independent publicly traded company.
On May 14, 2018, a U.S. Supreme Court decision struck down as unconstitutional the Professional and Amateur Sports Protection Act. As a result, on June 5, 2018, Dover Downs’ Race & Sports Book operation began offering a full range of betting on professional and college sports, including single game wagering on a wide variety of sports, including football, baseball, basketball, boxing, mixed martial arts, hockey and soccer.
Dover Downs, Inc. is authorized to conduct video lottery, sports wagering, table game and internet gaming operations as one of three “Licensed Agents” under the Delaware State Lottery Code. Licensing, administration and control of gaming operations in Delaware is under the Delaware State Lottery Office and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.
Dover Downs’ license from the Delaware Harness Racing Commission (the “Commission”) to hold harness race meetings on its premises and to offer pari-mutuel wagering on live and simulcast horse races must be renewed on an annual basis. In order to maintain Dover Downs’ gaming license, it is required to maintain its harness horse racing license. Dover Downs has received an annual license from the Commission for the past 49 consecutive years and Dover Downs’ management believes that its relationship with the Commission remains good.
Due to the nature of Dover Downs’ business activities, it is subject to various federal, state and local regulations. As part of Dover Downs’ license arrangements, it is subject to various taxes and fees which are subject to change by the Delaware legislature.
In recent years, the mid-Atlantic region has experienced an unprecedented expansion in gaming venues and gaming offerings. This has had a significant adverse effect on Dover Downs’ visitation numbers, revenues and profitability. Dover Downs’ management has estimated that approximately 26% of Dover Downs’ gaming win comes from Maryland patrons and approximately 60% of its Capital Club® member gaming win comes from out of state patrons.

In June 2018, after several years of effort, legislation providing relief to the State’s gaming industry was enacted. Senate Substitute No. 1 to Senate Bill 144, which passed with broad support in both the House and Senate, was signed by the Governor on June 30, 2018. Effective July 1, 2018, the Bill revises the State’s share of gross table game revenues from 29.4% to 15.5%; eliminates the table game license fee for each video lottery agent, provided that the agent increase certain expenditures on marketing, wages and benefits; reduces the State’s share of gross slot machine revenues by 1%, with a further 2% reduction possible, beginning July 1, 2019, for each video lottery agent, provided that the agent make certain qualified capital expenditures; and increases purses to horsemen by 0.6% (over two years). The Bill also removes the prohibition against video lottery agents operating on Christmas or Easter.
Dover Downs Casino
Dover Downs’ casino opened in December 1995 with approximately 500 slot machines. Due to its popularity, the casino has expanded six times since its opening. The casino complex features 165,000 square-feet of space and houses approximately 2,200 slot machines, 40 table games including blackjack, craps and roulette, and 12 poker tables at December 31, 2017. Dover Downs is open for business 24 hours per day, seven days per week. Dover Downs’ facilities are open every day of the year, and Dover Downs estimates that the facility was visited by approximately 1.8 million patrons in 2017.
Dover Downs’ slot machines range from its popular penny machines to $100 machines in the Premium Slots area and include some of the most popular games found in the country’s major gaming jurisdictions.
Dover Downs’ Race & Sports Book operation historically featured parlay sports wagering on National Football League games, and pari-mutuel wagering on live and simulcast horse races. On May 14, 2018, a U.S. Supreme Court decision struck down as unconstitutional the Professional and Amateur Sports Protection Act. As a result, on June 5, 2018 Dover Downs’ Race & Sports Book operation began offering a full range of betting on professional and college sports, including single game wagering on a wide variety of sports, including football, baseball, basketball, boxing, mixed martial arts, hockey and soccer.
Dover Downs, Inc. is authorized to conduct video lottery, sports wagering, table game and internet gaming operations as one of three “Licensed Agents” under the Delaware State Lottery Code. Licensing, administration and control of gaming operations in Delaware is under the Delaware State Lottery Office and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement. Dover Downs is required by law to set the payout on its slot machines to customers between 87% and 95%.
Dover Downs uses sophisticated database marketing to enable it to develop long-term relationships with its patrons and to target promotions to specific customer segments. Dover Downs’ Capital Club®, a slots players club and tracking system, allows it to identify customers and to reward their level of play through various marketing programs. Membership in this club currently stands at approximately 127,000 active patrons in one of three tiers — Capital Gold®, Capital Platinum® or Platinum Elite®.
Dover Downs has implemented extensive procedures for financial and accounting controls, safekeeping and accounting of monies, and security provisions. Security over the gaming operations involves the integration of surveillance cameras, observation and oversight by employees, security and gaming staff, and various security features built into Dover Downs’ equipment. The above, when combined with proper internal control procedures and daily monitoring by the Delaware State Lottery Office and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement, are intended to maintain the security, integrity and accountability of Dover Downs’ gaming operations.
Dover Downs Hotel
Dover Downs’ luxury hotel facility, the Dover Downs Hotel and Conference Center, is the largest hotel in the State of Delaware and connects to its casino. The facility includes 500 rooms, including eleven luxury spa suites, a multi-purpose ballroom/concert hall, a fine dining restaurant, swimming pool and a luxurious 6,000 square-foot full-service spa. Dover Downs’ facility offers 41,500 square feet of multi-use event space, the most of any hotel in Delaware. By offering a wide range of entertainment options to Dover Downs’ patrons, including concerts featuring prominent entertainers, live boxing, gourmet dining, spa facilities, trade shows and conferences, Dover Downs believes it is able to attract new patrons and lengthen the stay of current patrons and encourage visits from patrons who may have a more convenient gaming option. In 2017, hotel occupancy averaged 82% and the hotel was awarded the AAA Four Diamond Award for the fifteenth consecutive year.
Dover Downs Raceway
Dover Downs Raceway has presented pari-mutuel harness racing events for 49 consecutive years. Live harness races are conducted at Dover Downs Raceway from November until April and are simulcast to more than 300 tracks and other off-track betting locations across North America on each of Dover Downs’ 106 scheduled live race dates. During Dover Downs’ harness racing season, it has historically used the 5/8-mile harness racing track that is located on DVD’s property and is on the inside of its one-mile motorsports superspeedway. In order to continue this historic use, DVD granted a perpetual easement to the harness track to Dover Downs at the time of the spin-off. This perpetual easement allows Dover Downs to have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The easement requires that Dover Downs maintain the harness track but does not require the payment of any rent. Additional amenities include the Winners Circle® Restaurant overlooking the horse racing track.
Within Dover Downs’ Race & Sports Book operation is the simulcast parlor where its patrons can wager on harness and thoroughbred races received by satellite into its facility year round from numerous tracks across North America. Large flat screen monitors throughout the area provide views of all races simultaneously and the betting windows are connected to a central computer allowing bets to be received on all races from all tracks.
Harness racing in the State of Delaware is governed by the Commission. Dover Downs hold a license from the Harness Racing Commission authorizing Dover Downs to hold harness race meetings on its premises and to offer pari-mutuel wagering on live and simulcast horse races.
In harness racing, competing horses are harnessed to a two-wheeled sulky, which carries the driver. Pari-mutuel wagering is pooled betting by which the wagering public, not the track, determines the odds and the payoff. The track retains a commission, which is a percentage of the total amount wagered, or the “handle.” Simulcasting is the transmission of live horse racing by television, cable or satellite signal from a race track to another facility with pari-mutuel wagering being conducted at the sending track and the receiving facility and a portion of the handle being shared by the sending track and receiving facility.
The legislation authorizing Dover Downs’ gaming operations under the Delaware Lottery was initially adopted in June 1994, and is referred to as the “Horse Racing Redevelopment Act.” The Delaware General Assembly’s stated purpose in approving the legislation was to (i) provide non-state supported assistance in the form of increased economic activity and vitality for Delaware’s harness and thoroughbred horse racing industries, which activity and vitality will enable the industry to improve its facilities and breeding stock, and cause increased employment; and (ii) restrict the location of gaming operations to locations where wagering is already permitted and controls exist. A portion of the proceeds from Dover Downs’ gaming operations is allocated to increase the purses for harness horse races held at Dover Downs Raceway and is intended to provide increased vitality for Delaware’s horse racing industry.
Dover Downs has an agreement with the Delaware Standardbred Owner’s Association, Inc. (“DSOA”) effective October 4, 2017 and continuing through August 31, 2020. DSOA’s membership consists of owners, trainers and drivers of harness horses participating in harness race meetings at Dover Downs’ facilities and elsewhere in the United States and Canada. The DSOA has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible. Under the DSOA agreement, Dover Downs is required to distribute as purses for races conducted at Dover Downs’ facilities a percentage of its retained share of pari-mutuel revenues.

Dover Downs enjoys a good relationship with representatives of DSOA and anticipates that this relationship will continue. Dover Downs believes that the DSOA agreement is typical of similar agreements in the industry.
Licensing and Regulation by Gaming and Other Authorities
General
Dover Downs is subject to extensive federal, state and local regulations related to its operations, particularly its video lottery, sports wagering, table game and internet gaming operations, live harness racing and pari-mutuel wagering. These operations are contingent upon continued government approval of such operations as forms of legalized gaming and could be subjected at any time to additional or more restrictive regulations. The following is a brief outline of some of the more significant regulations affecting Dover Downs’ gaming operations and not intended as a recitation of all regulations applicable to its business.
Delaware law regulates the percentage of commission Dover Downs is entitled to receive from its gaming activities, which comprises a significant portion of its overall revenues. Dover Downs’ licenses to conduct video lottery, sports wagering and table game operations, harness horse races and pari-mutuel wagering could be modified or repealed at any time and Dover Downs could be required to terminate its gaming operations.
Video Lottery, Sports Wagering, Table Game and Internet Gaming Operations
General.   Video lottery, sports wagering, table game and internet gaming operations are by statute operated and administered by the Director of the Delaware State Lottery Office (the “Lottery Director”) and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement. Dover Downs is a Licensed Agent authorized to conduct these activities under the Delaware State Lottery Code.
The Lottery Director has discretion to adopt such rules and regulations as the Lottery Director deems necessary or desirable for the efficient and economical operation and administration of the lottery, including (i) type and number of games permitted, (ii) pricing of games, (iii) numbers and sizes of prizes, (iv) manner of payment, (v) value of bills, coins or tokens needed to play, (vi) requirements for licensing agents and service providers, (vii) standards for advertising, marketing and promotional materials used by Licensed Agents, (viii) procedures for accounting and reporting, (ix) registration, kind, type, number and location of machines or equipment on a Licensed Agent’s premises, (x) security arrangements for the gaming systems, and (xi) reporting and auditing of financial information of Licensed Agents.
Licensing Requirements.   Dover Downs was granted a gaming license on December 13, 1995. Initially, the license was for video lottery operations but it now extends to Dover Downs’ sports wagering, table game and internet gaming operations. Delaware gaming licenses do not have an expiration date.
There are continuing licensure requirements for all officers, directors, key employees and persons who own directly or indirectly 10% or more of a Licensed Agent, which licensure requirements shall include the satisfaction of such security, fitness and background standards as the Lottery Director may deem necessary relating to competence, honesty and integrity, such that a person’s reputation, habits and associations do not pose a threat to the public interest of the State or to the reputation of or effective regulation and control of the lottery; it being specifically understood that any person convicted of any felony, a crime involving gambling, or a crime of moral turpitude within 10 years prior to applying for a license or at any time thereafter shall be deemed unfit.
There are similar licensure requirements for providers of equipment and certain companies that seek to provide services to a Licensed Agent.
Revocation, Suspension or Modification of License.   The Lottery Director may revoke or suspend the license of a Licensed Agent, such as Dover Downs’, for “cause.” “Cause” is broadly defined and could potentially include falsifying any application for license or report required by the rules and regulations, the failure to report any information required by the rules and regulations, the material violation of any rules and regulations promulgated by the Lottery Director or any conduct by the licensee which undermines the public confidence in the lottery or serves the interest of organized gambling or crime and criminals in any manner. A license may be revoked for an unintentional violation of any federal, state or local law, rule or regulation provided that the violation is not cured within a reasonable time as determined by the Lottery Director. A hearing officer’s decision revoking or suspending the license shall be appealable to the Delaware Superior Court under the provisions of the Administrative Procedures Act. All existing or new officers, directors, key employees and owners of a Licensed Agent are subject to background investigation. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the License.
Ownership Changes.   Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Lottery Director determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Lottery Director may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. Accordingly, Dover Downs has a restrictive legend on shares of Dover Downs common Stock which require that (1) any holders of Dover Downs common Stock found to be disqualified or unsuitable or not possessing the qualifications required by any appropriate gaming authority could be required to dispose of such stock and (2) any holder of Dover Downs common Stock intending to acquire 10% or more of outstanding Dover Downs common Stock must first obtain prior written approval from the Delaware State Lottery Office.
Among other things, Delaware law requires that 10+% shareholders of regulated gaming businesses be licensed by the Delaware gaming authorities. The Delaware authorities recently adopted regulations substantially similar to those in effect in Rhode Island permitting a waiver of licensing for institutional shareholders who own up to 15% of a regulated company. See “Certain Beneficial Owners of Twin River Common Stock” beginning on page 195 of this proxy statement/prospectus for information regarding substantial Twin River shareholders.
Harness Racing Events.   In order to maintain Dover Downs’ gaming license with the Delaware Lottery, Dover Downs is required to maintain its license for harness horse racing with the Harness Racing Commission and must conduct a minimum of 80 live race days each racing season, subject to the availability of racing stock.
Control Over Equipment and Technology.   Dover Downs does not own or lease the slot machines or computer systems used by the State in connection with its video lottery gaming operations. The Lottery Director enters into contracts directly with the providers of the slot machines and computer systems and Dover Downs is not a party to those negotiations. The State purchases or leases all equipment and the Lottery Director licenses all technology providers and Dover Downs shares in the expense. Similarly, but at no expense to Dover Downs, the Lottery Director enters into contracts directly with internet service providers. Dover Downs’ operations could be disrupted if a licensed technology provider violates its agreement with the State or ceases to be licensed for any reason. Such an event would be outside of Dover Downs’ control and could adversely affect its gaming revenues.
Harness Racing and Pari-Mutuel Wagering
Licensing Requirements.   Harness racing in the State of Delaware is governed by the Commission. Dover Downs holds a license from the Commission by which Dover Downs is authorized to hold harness race meetings on Dover Downs’ premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators. The license must be renewed on an annual basis. The Commission may reject an application for a license for any cause which it deems sufficient and the action of the Commission is final. The Commission may also suspend or revoke a license which it has issued and its action in that respect is final, subject to review, upon questions of law only, by the Superior Court of the County within which the license was granted. The action of the Commission stands unless and until reversed by such court. Dover Downs has received an annual license from the Commission for the past 49 consecutive years and Dover Downs’ management believes that its relationship with the Commission remains good. However, there can be no assurances that Dover Downs will continue to be licensed by the Commission in the future.

Under the law, the Commission has broad powers of supervision and regulation. The Commission may prescribe rules, regulations and conditions under which all harness racing and betting pools shall be conducted; may regulate the performance of any service or the sale of any article on the premises of a licensee; may compel the production of books and documents of a licensee and require that books and records be kept in such manner as the Commission may prescribe; may visit, investigate and place accountants or other persons as it deems necessary, at the expense of a licensee, in the office, track or place of business of a licensee; may summon witnesses and administer oaths; and may require the removal of any employee or official employed by a licensee. All proposed extensions, additions or improvements to the property of a licensee are subject to the approval of the Commission.
The Commission is required to inspect a licensee’s racing plant not less than five days prior to a race meeting and may withdraw the license for the meeting if the racing plant is found to be unsafe for animals or persons or is not rendered safe prior to the opening of the meeting. A licensee must deposit with the Commission, ten days before a race meeting, a policy of insurance against personal injury liability in an amount to be approved by the Commission.
USTA.   Any license granted by the Commission may also be subject to such reasonable rules and regulations as may be prescribed from time to time by the United States Trotting Association (“USTA”). The USTA sets various rules relating to the conduct of harness racing. According to its Articles of Incorporation, the purposes of the USTA shall include the improvement of the breed of trotting and pacing horses, the establishment of rules regulating standards and the registration of such horses thereunder, the advancement and promotion of the interest of harness racing in the United States, the investigation, ascertainment and registration of the pedigrees of such horses, the regulation and government of the conduct of the sport of harness racing, the establishment of rules for the conduct thereof, not inconsistent with the laws of the various states, and the sanctioning of the holding of exhibitions of such horses and meetings for the racing thereof, the issuance of licenses to qualified persons to officiate at harness race meetings and exhibitions, the issuance of licenses to the owners of horses permitting the exhibition and racing of such horses and the qualification thereof, the issuance of licenses to drivers of horses participating in such races or exhibitions, and providing for the enforcement of the rules promulgated by the USTA, and providing for the fixing of penalties, fines, and the suspension or expulsion from membership, or privileges or for any other misconduct detrimental to the sport.
Gaming Taxes and Fees
Dover Downs believes that the prospect of significant additional tax revenue is one of the primary reasons why jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes. These taxes and fees are subject to increase at any time. Dover Downs pays substantial taxes and fees with respect to its gaming operations and the State’s share of Dover Downs’ gaming win has been increased several times. In addition, any material increase in taxes or fees, or the adoption of additional taxes or fees, may have a material adverse effect on Dover Downs’ future financial results.
Compliance with Other Laws
Dover Downs is subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Laws and regulations governing the use and development of real estate may delay or complicate any improvements Dover Downs chooses to make and/or increase the costs of any improvements or its costs of operating.
The Internal Revenue Service (“IRS”) requires operators of casinos located in the United States to file information returns for United States citizens, including names and addresses of winners, for all winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on certain winnings.
Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department (“FinCEN”) require Dover Downs to report currency transactions in excess of stipulated amounts occurring within a gaming day, including identification of the patron by name and social security number.

FinCEN has also established regulations that require Dover Downs to file suspicious activity reports on all transactions that it knows, suspects, or has reason to suspect fall into specific categories that are deemed to be suspicious. Dover Downs believes its programs meet the requirements of the applicable regulations.
Laws and regulations are always subject to change, can be interpreted differently in the future, and new laws and regulations may be enacted which could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and Dover Downs. Furthermore, noncompliance with one or more of these laws and regulation could result in the imposition of substantial penalties against Dover Downs.
Competition
The gaming industry in the United States is intensely competitive and features many participants, including riverboat casinos, dockside casinos, land-based casinos and racinos, slot and poker machines, whether or not located in casinos, native American gaming, pari-mutuel wagering on live and simulcast horse racing, off-track betting, state run lotteries, internet gambling and other forms of gambling. Gaming competition is particularly intense in each of these sectors.
Dover Downs competes in local and regional markets with casinos, horse tracks and racinos, off-track betting parlors, state run lotteries, internet gambling and other forms of gaming. In a broader sense, Dover Downs’ gaming operations face competition from all manner of leisure and entertainment activities, including shopping, collegiate and professional athletic events, television and movies, concerts and travel. Many of Dover Downs’ gaming competitors are in jurisdictions with a closer proximity to large population bases and with a lower tax burden. As gambling opportunities in the region continue to proliferate, there can be no assurance that Dover Downs will maintain its state or regional market share or be able to compete effectively with its competitors and this could adversely affect its business, financial condition and overall profitability.
The introduction or expansion of gaming in neighboring jurisdictions, particularly Maryland, Virginia, West Virginia, Washington, D.C., Pennsylvania or New Jersey, the proliferation of internet gaming or the legalization of additional gaming venues in Delaware, could have a material adverse effect on Dover Downs’ cash flows and results of operations. Delaware is surrounded by jurisdictions which permit slot machines and table games, such as Pennsylvania, New Jersey, Maryland and West Virginia.
In recent years, the mid-Atlantic region has experienced an unprecedented expansion in gaming venues and gaming offerings and many analysts believe that the market is showing signs of saturation, in part due to the fact that new gaming venues often result in a substantial loss of business to existing locations. This has had a significant adverse effect on Dover Downs’ visitation numbers, revenues and profitability. Dover Downs’ management has estimated that approximately 26% of Dover Downs’ gaming win comes from Maryland patrons and approximately 60% of Dover Downs’ Capital Club® member gaming win comes from out of state patrons.
All states in Dover Downs’ geographic region have state-run lotteries. State run lotteries are no longer prohibited by federal law from offering lottery products or other gaming opportunities over the internet or through mobile applications if permitted by state law.
Several states have passed legislation authorizing internet gaming and other states are pursuing or exploring the legalization of internet gaming in various forms — from fantasy sports to state run lotteries to privately run casino games, including online poker. States are aggressively seeking new revenue streams through gaming.
Competition in horse racing is varied since racetracks in the surrounding area differ in many respects. Some tracks only offer thoroughbred or harness horse racing; others have both. Tracks have live racing seasons that may or may not overlap with neighboring tracks. Depending on the purse structure, tracks that are farther apart may compete with each other more for quality horses than for patrons.
Live harness racing also competes with simulcasts of thoroughbred and harness racing. All racetracks in the region are involved with simulcasting. In addition, a number of off-track betting parlors compete with track simulcasting activities. With respect to the simulcasting of Dover Downs’ live harness races to tracks and other locations, Dover Downs’ simulcast signals are in direct competition with live races at the receiving track and other races being simulcast to the receiving location.

Within the State of Delaware, Dover Downs faces little direct live competition from the State’s other two tracks. Harrington Raceway, a south central Delaware fairgrounds track, conducts harness horse racing periodically between April and October. Delaware Park, a northern Delaware track, conducts thoroughbred horse racing from May through mid-October. There is no overlap presently with Dover Downs’ live race season from Harrington or Delaware Park.
Dover Downs competes with harness and thoroughbred racing and simulcasting facilities in the neighboring states of Pennsylvania, Maryland and New Jersey. Dover Downs also receives simulcast harness and thoroughbred races from approximately 80 race tracks.
Competition for Dover Downs’ hotel varies and consists of local and regional competition. With respect to hotel accommodations only, Dover Downs competes with a variety of nearby hotels in the Dover area; however, none of these offer the luxury accommodations and amenities that Dover Downs offers. Dover Downs’ hotel is the only hotel in the Dover area, and one of only three hotels in the State, to receive the AAA Four Diamond Award. With respect to trade shows, conferences, concerts and hotel room packages tied to these events or tied to Dover Downs’ casino and other gaming offerings, Dover Downs competes at a regional level with the other gaming operations referred to above and with convention centers and larger hotels in major cities such as Philadelphia, Washington, D.C., Baltimore and Wilmington.
In addition, Dover Downs’ activities compete with other leisure, entertainment and recreational activities.
Mission and Strategy
Dover Downs offers a unique gaming and entertainment experience and makes available to its patrons a number of different options: slot machine gaming, table game wagering, sports wagering, live harness horse racing, luxury hotel accommodations, fine dining, full service spa, national recording and entertainment acts, night club, retail shopping, trade shows and conferences, and simulcasting of thoroughbred and harness horse races from across North America. Dover Downs’ mission is simple: to provide all of its customers a premier gaming and entertainment experience with a focus on unparalleled customer service. Dover Downs fosters customer loyalty by following this mission, focusing on its most valuable customers, improving the quality of its gaming positions, enhancing its gaming products with additional entertainment offerings and creating an exciting gaming environment while focusing on areas that it believes will increase its revenue and profitability.
Dover Downs uses a sophisticated database marketing program to enable it to develop long-term relationships with its patrons and to target promotions to specific customer segments. Dover Downs’ Capital Club, a players club and tracking system, allows Dover Downs to identify customers and to reward their level of play through various marketing programs. Membership in this club currently stands at approximately 127,000 active patrons. Dover Downs attempts to increase attendance at both its casino and hotel through effective promotional use of its database and by making improvements to its facilities and gaming offerings based on what Dover Downs learns from its Capital Club members. For example, Dover Downs continually adds the most popular machines and has added live table games, as well as multi-player electronic table games and other amenities requested by its customers. Dover Downs began offering internet gaming in 2013.
Dover Downs’ luxury hotel facility, the Dover Downs Hotel, connects to its casino. It is one of only three hotels in Delaware to receive the AAA Four Diamond Award and the only casino hotel in the State. By offering a wide range of entertainment options to Dover Downs’ patrons, including concerts featuring prominent entertainers, live boxing, gourmet dining, spa amenities, trade shows and conferences, Dover Downs believes it is able to attract new patrons and lengthen the stay of current patrons.
Seasonality
Dover Downs’ quarterly operating results are affected by weather and the general economic conditions in the United States. Additionally, given Dover Downs’ high level of fixed operating costs, fluctuations in its business volume can lead to variations in quarterly operating results. The results for any quarter are not necessarily indicative of results to be expected in any future period.

Employees
As of February 4, 2019, Dover Downs had 1,501 employees, of which 915 were full-time. Dover Downs engages temporary personnel to assist during Dover Downs’ live harness racing season. None of Dover Downs’ employees are party to a collective bargaining agreement and Dover Downs believes that its relationship with its employees is good.
Available Information
Dover Downs files annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.
Internet Address
Dover Downs maintains a website where additional information concerning its business and various upcoming events can be found. The address of Dover Downs’ Internet website is www.doverdowns.com. Dover Downs provides a link on its website, under Investor Relations, to its filings with the SEC, including its annual report on Form 10-K, proxy statement, Section 16 reports, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports.
Real Property
Dover Downs owns its principal executive office located in Dover, Delaware and the Dover Downs Hotel & Casino. The casino is a 165,000-square foot complex featuring popular table games, including craps, roulette and card games such as blackjack, Spanish 21, baccarat, 3-card and pai gow poker, the latest in slot machine offerings, multi-player electronic table games, a poker room, and Dover Downs’ Race & Sports Book operation. The hotel is a 500 room AAA Four Diamond hotel with conference, banquet, ballroom and concert hall facilities. Dover Downs has a perpetual easement to Dover Downs Raceway — its harness racing track. Dover Downs’ casino offers pari-mutuel wagering on live racing from this raceway and simulcast horse races. The casino facility includes the Dover Downs’ Fire & Ice Lounge, the Festival Buffet, Pearl Oyster Grill, Frankie’s Italian restaurant, as well as several bars, restaurants and six retail outlets, all of which are located at Dover Downs’ entertainment complex situated on approximately 69 acres of owned land.
Prior to Dover Downs’ spin-off from DVD in 2002, both companies shared certain real property in Dover, Delaware. At the time of the spin-off, some of this real property was transferred to Dover Downs to ensure that the real property holdings of each company was aligned with its past uses and future business needs. During Dover Downs’ harness racing season, it has historically used the 5/8-mile harness racing track that is located on DVD’s property and is on the inside of its one-mile motorsports superspeedway. In order to continue this historic use, DVD granted a perpetual easement to the harness track to Dover Downs at the time of the spin-off. This perpetual easement allows Dover Downs to have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The easement requires that Dover Downs maintains the harness track but does not require the payment of any rent.
Various easements and agreements relative to access, utilities and parking have also been entered into between Dover Downs and DVD relative to Dover Downs’ respective Dover, Delaware facilities. DVD pays rent to Dover Downs for the lease of DVD’s principal executive office space. Dover Downs also allow DVD to use Dover Downs’ indoor grandstands in connection with DVD’s two annual motorsports weekends. Dover Downs does not assess rent for this nominal use and may discontinue the use at its discretion.
Intellectual Property
Dover Downs has various registered and common law trademark rights, including, but not limited to, “Dover Downs Gaming & Entertainment,” “Dover Downs,” “Dover Downs Hotel & Casino,” “Capital Club,” “Capital Gold,” “Capital Platinum,” “Capital Elite,” “Delaware Poker Championship,” “Come

Play!,” “UnREEL,” “Wonder Spin,” “Sweet Perks,” “Gazebo Bar,” “Winners Circle,” “Michele’s” and “Rollins Center.” Dover Downs also has limited rights to use the names and logos of other businesses in connection with promoting its facilities and special events at those facilities.
Legal Proceedings
Dover Downs is a party to ordinary routine litigation incidental to its business. Dover Downs’ management does not believe that the resolution of any of these matters is likely to have a material adverse effect on Dover Downs’ results of operations, financial condition or cash flows.

INFORMATION ABOUT TWIN RIVER
Overview
Twin River is a multi-jurisdictional owner of gaming and racing facilities. Twin River currently owns and manages the Twin River Casino in Lincoln, Rhode Island, the Tiverton Casino Hotel, in Tiverton, Rhode Island, the Hard Rock Hotel & Casino in Biloxi, Mississippi and the Arapahoe Park racetrack and Havana Park OTB site in Aurora, Colorado. Arapahoe Park holds 13 OTB licenses, most of which it currently licenses to third parties. On September 1, 2018, Twin River opened the Tiverton Casino Hotel following the closure of the Newport Grand Casino in August 2018. As of January 31, 2019, Twin River’s casinos had an aggregate of approximately 247,000 square feet of gaming space, more than 6,330 slot machines, approximately 200 gaming tables, approximately 65 stadium gaming positions, approximately 35 dining establishments, 15 bars, 2 entertainment venues and approximately 700 hotel rooms.
The Twin River Casino in Lincoln, Rhode Island is Twin River’s largest property. Over the last several years, Twin River has grown through strategic acquisitions, notably the acquisition of the Hard Rock Hotel & Casino in Biloxi, Mississippi in July 2014, the acquisition of the Newport Grand Casino in Newport, Rhode Island in July 2015 and the sale of the Newport Grand Casino in May 2018, which was followed by the termination of the Newport Grand Casino license and the issuance of a new gaming license to the Tiverton Casino Hotel. Twin River seeks to continue to grow its business by actively pursuing the acquisition and development of new gaming opportunities and reinvesting in its existing operations. In addition, Twin River seeks to increase revenues through enhancing the guest experience by providing popular games, restaurants, hotel accommodations, entertainment and other amenities in attractive surroundings with high-quality guest service.
Twin River has four operating segments: Twin River Lincoln, Hard Rock Biloxi, Newport Grand and Mile High USA. Twin River has two reportable segments, Rhode Island and Biloxi. Newport Grand, an immaterial operating segment, has been aggregated with Twin River Lincoln to form the Rhode Island reportable segment. Twin River’s Biloxi reportable segment includes only Hard Rock Biloxi. Twin River reports Mile High USA, an immaterial operating segment, and shared services provided by Twin River’s management subsidiary in the “Other” category. Twin River’s operations are all within the United States. See Note 15. Segment Reporting in the audited consolidated financial statements of Twin River included elsewhere in this proxy statement/prospectus for additional information.
Properties
The following table summarizes certain features of properties managed/owned by Twin River as of January 31, 2019:
Property	Location	Type	Opening Year	Gaming Square Footage	Slot Machines	Table Games	Hotel Rooms	Food and Beverage Outlets	Racebook	Sportsbook
Twin River Casino	Lincoln, RI	Casino and Hotel	2007	162,420	4,181	119	136	23	Yes	Yes
Hard Rock Biloxi	Biloxi, MS	Casino and Resort	2007	50,984	1,152	53	479	18	No	Yes
Tiverton Casino Hotel	Tiverton, RI	Casino and Hotel	2018	33,600	1,000	32	83	8	Yes	Yes
Arapahoe Park and Havana Park	Aurora, CO	Racetrack/ OTB Site	1992	—	—	—	—	3	Yes	No
The Twin River Casino property is located in Lincoln, Rhode Island. It is situated 10 minutes from Providence, Rhode Island and is in close proximity to the Boston, Massachusetts market. The Twin River Casino is a full-service casino with 162,000 feet of gaming space, over 4,200 slot machines, 100 table games, which includes 25 poker tables, 16 dining establishments, 9 bars and over 29,000 square feet of event space. It also hosts simulcasting of thoroughbred and greyhound racing from around the country. Additionally, Twin River opened a new hotel on the Twin River Casino property in October 2018 which features 136 guest rooms. Twin River also began offering sports betting at the Twin River Casino in late 2018. The Twin River Casino is open 24 hours a day.

The Hard Rock Biloxi property is located in Biloxi, Mississippi. This location serves southern Mississippi and is also a Gulf Coast tourist destination. The Hard Rock Biloxi is a 1.6 acre waterfront resort with a full-service casino, including 50,984 square feet of gaming space, 1,200 slot machines and 50 table games, a two-tower hotel featuring 479 guest rooms, 11 dining establishments, 14 bars and a 9,000 square foot theatre. It also includes four on-site nightlife venues and an outdoor pool with a swim-up bar. Twin River also offers sports betting at the Hard Rock Biloxi. The Hard Rock Biloxi is open 24 hours a day. The Hard Rock Biloxi is leased from the State of Mississippi with a primary term of 30 years, expiring June 30, 2037, with an option to extend for an additional 30 years. Annual rent for the year ending December 31, 2018 is $1.1 million and adjusts annually based on the increase in the consumer price index.
The Tiverton Casino Hotel property is located in Tiverton, Rhode Island and opened in September 2018. This property is located near the Rhode Island-Massachusetts border, serving both the southeastern Massachusetts market and the Rhode Island market. The Tiverton Casino Hotel has 33,600 square feet of gaming space, 1,000 slot machines, 35 table games, 5 dining establishments, 3 bars and a hotel featuring 83 guest rooms. The Tiverton Casino Hotel is currently open 24 hours a day, although such business hours remain subject to review in connection with the Tiverton Casino Hotel’s conditional license.
The Arapahoe Park and Havana Park properties are located in Aurora, Colorado. This location serves the central Colorado market, including the Denver area. Arapahoe Park is a seasonal live horse racing track with a racebook, concession stands, a bar, outside grill and retail store. It also hosts simulcasting of thoroughbred and greyhound racing from around the country. Arapahoe Park holds 13 OTB licenses, certain of which it currently licenses to third parties. Havana Park is an OTB site. The Havana Park property is leased through September 28, 2022 at an annual rent of  $162,508.
Twin River’s headquarters is located in Lincoln, Rhode Island, and is located within the Twin River Casino.
Intellectual Property
Twin River owns five trademarks and has four pending trademarks with the U.S. Patent and Trademark Office.
As part of Twin River’s acquisition of the Hard Rock Biloxi in July 2014, the Hard Rock Biloxi entered into an amendment to the existing license agreement with Hard Rock Hotel, Licensing, Inc., which provides for an initial term of 20 years through September 2025 and the option to renew for two successive ten-year terms. Under the license agreement, Twin River has the exclusive right to use the “Hard Rock” brand name in connection with, and as it relates to, the Hard Rock Biloxi property for an annual fee.
Competition
The gaming industry is characterized by a high degree of competition among a large number of operators, including riverboat casinos, dockside casinos, land-based casinos, video lottery, video gaming terminals at taverns in certain states, sweepstakes and poker machines not located in casinos, Native American gaming, emerging varieties of Internet and fantasy sports gaming, increased sports betting and other forms of gaming in the U.S. In a broader sense, Twin River’s gaming operations face competition from all manners of leisure and entertainment activities, including: shopping; athletic events; television and movies; concerts and travel. Legalized gaming is currently permitted in various forms throughout the U.S., in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and First Nations in Canada. Other jurisdictions, including states near Twin River’s current properties (such as Massachusetts and Connecticut), have legalized and expanded or have plans to license additional gaming facilities, video gaming terminals and other gaming offerings in the near future. In addition, more gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations. New, relocated or expanded operations by other companies will increase competition for Twin River’s gaming operations and could have a material adverse impact on Twin River. Finally, the imposition of smoking bans and/or higher gaming tax rates in Mississippi, Colorado and Delaware would have a significant impact on Twin River’s properties’ ability to compete with facilities in nearby jurisdictions.

Twin River’s racing operation at Arapahoe Park currently owns all of the OTB licenses in Colorado. However, Arapahoe Park does face competition from advance deposit wagering, online wagering on horse racing and other forms of entertainment such as casino and online gaming. Additionally, for a number of years, there has been a general decline in the number of people attending and wagering on live horse races at North American racetracks due to a number of factors, including increased competition from other wagering and entertainment alternatives and unwillingness of customers to travel a significant distance to racetracks.
Various competitive properties have opened or will be opening in the future that may affect Twin River’s flagship casino in Rhode Island. In November 2011, the Expanded Gaming Act was signed into law in Massachusetts, which allows up to three commercial destination resort casinos located in three geographically diverse regions across the state and a single slots facility for one location statewide. In February 2014, the Massachusetts Gaming Commission awarded the slots-only gaming license to Plainridge Park Casino in Plainville which opened in June 2015. In the third quarter of this year, MGM opened the $1.0 billion Springfield resort casino in Springfield, Massachusetts and the $2.5 billion Encore-Boston casino is scheduled to open in 2019. Twin River has taken various steps designed to increase its competitive position, including building a hotel adjacent to its Twin River Casino facility near Providence, Rhode Island, constructing a new facility in Tiverton, Rhode Island and obtaining regulatory approvals on changes in gaming operations designed to bolster Twin River’s competitive position. There can be no assurance that these steps will be effective or as to the ultimate effect of this additional competition. Construction of a tribal casino in Taunton, Massachusetts is currently on hold following a U.S. Department of the Interior ruling in September 2018 regarding the validity of the tribe’s land in trust. The tribe has initiated litigation challenging this decision in the U.S. District Court. Further, companion Senate and House bills have been introduced in Congress that would award the land in trust to the tribe and prevent any further litigation, including pending cases, with regard to its status. The outcome of this litigation and the likelihood of the proposed legislation passing is inherently uncertain. The Massachusetts law allows the MGC at its discretion to award one additional commercial casino license, limited to the southeast region of the Commonwealth. The MGC is currently soliciting public comment on this issue as it continues to evaluate whether to issue such license. In addition, the Regulatory Agreement prohibits Twin River and its subsidiaries from owning or managing any properties in Massachusetts, Connecticut or New Hampshire, which may adversely affect growth and market opportunity in those states.
Twin River also faces gaming competition from the Mohegan Sun entertainment complex and the Foxwoods Resort Casino in Connecticut, which are owned by the Mohegan Tribe of Indians of Connecticut and the Mashantucket Pequot Tribe, respectively. In addition, other federally recognized Native American tribes continue to pursue new gaming projects elsewhere in the northeastern United States. Additionally, groups seeking federal recognition as Native American tribes, as well as federally recognized Native American tribes, continue efforts to establish or expand reservation lands with an interest in casino gaming on such lands. Additional casino gaming operations in the northeastern United States may have a material adverse impact on Twin River’s results of operations in this market. Twin River is unable to predict whether changes in federal recognition rules or efforts by federally recognized Native American tribes or groups seeking federal recognition as Native American tribes will lead to the establishment of additional tribal casino gaming operations in the northeastern United States.
In addition, in May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992, a federal statute enacted to stop the spread of state-sponsored sports gambling. This decision has the effect of lifting federal restrictions on sports wagering and leaves jurisdictions to determine the legality of sports wagering. While new federal online gaming legislation has been introduced in Congress from time to time, there has been no federal legislative response to the Supreme Court’s decision.
As a result, Washington, D.C., Nevada, Delaware, Mississippi, New Jersey, Pennsylvania, Rhode Island, West Virginia, and New Mexico have passed legislation authorizing fixed-odds sports betting. Twin River’s Rhode Island and Mississippi properties now offer sports wagering pursuant to state law.
Twin River may also face competition from other gaming facilities which are able to offer sports wagering services following the enactment of applicable legislation. A law authorizing sports betting in New York was enacted in 2013, but regulations to implement that law have yet to be promulgated, and a measure to allow for full-scale sports betting failed in June 2018. Numerous states that border the Combined Company’s locations have pending or proposed legislation which would allow for sports betting, including Connecticut, Massachusetts, Maryland, Louisiana, Tennessee, Oklahoma and Kansas, each of which could have an adverse effect on the Combined Company’s financial results.
Seasonality
Casino, hotel and racing operations in Twin River’s geographic markets may be subject to seasonal variation. Seasonal weather conditions can adversely affect transportation routes to each of Twin River’s properties. Twin River’s properties in Rhode Island may be adversely affected by winter storms, hurricanes and other weather events.
Government Regulation
General.   The gaming and racing industries are highly regulated and Twin River must maintain its licenses and pay gaming taxes, in jurisdictions where required, to continue its operations. Each of Twin River’s facilities are subject to extensive regulation under the laws, rules and regulations of the jurisdiction where it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws or regulations in one jurisdiction could result in disciplinary action in other jurisdictions.
Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:
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ensure that unsuitable individuals and organizations have no role in gaming operations;

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establish procedures designed to prevent cheating and fraudulent practices;

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establish and maintain anti-money laundering practices and procedures;

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establish and maintain responsible accounting practices and procedures;

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maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

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maintain systems for reliable record keeping;

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file periodic reports with gaming regulators; and

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establish programs to promote responsible gaming.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies with broad discretion to regulate the affairs of owners, managers, and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which Twin River conducts its business:
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interpret and enforce gaming laws and regulations;

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impose disciplinary sanctions for violations, including fines and penalties;

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review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

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grant licenses for participation in gaming operations;

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collect and review reports and information submitted by participants in gaming operations;

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in the case of Rhode Island, collect proceeds from Twin River’s operations in Rhode Island and provide Twin River with commissions based on such proceeds;

•
review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•
establish and collect fees and taxes in jurisdictions where applicable.

Any change in the laws or regulations of a gaming jurisdiction could have a material adverse effect on Twin River’s gaming operations.
Licensing and Suitability Determinations.   Gaming laws require Twin River, each of its subsidiaries engaged in gaming operations, certain of its directors, officers and employees, and in some cases, certain of its shareholders to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Gaming authorities have broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Criteria used in determining whether to grant or renew a license to conduct gaming operations, while varying among jurisdictions, generally include consideration of factors such as:
•
the good character, honesty and integrity of the applicant;

•
the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the state and exhibits the ability to maintain adequate insurance levels;

•
the quality of the applicant’s casino facilities;

•
the amount of revenue to be derived by the applicable state from the operation of the applicant’s casino; and

•
the effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s business experience and reputation for good character, the individual’s criminal history and the character of those with whom the individual associates.
Some gaming jurisdictions limit the number of licenses granted to operate casinos within the state, and some states limit the number of licenses granted to any one gaming operator. Licenses under gaming laws are generally not transferable without regulatory approval. Licenses in the jurisdictions in which Twin River conducts gaming operations are granted for limited durations and require renewal from time to time. There can be no assurance that any of Twin River’s licenses will be renewed. The failure to renew any of its licenses could have a material adverse effect on Twin River’s gaming operations.
In addition to Twin River and its direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual who has a material relationship to or material involvement with any of these entities to determine whether such individual is suitable or should be licensed. Twin River’s officers, directors and certain key employees must file applications with the gaming authorities and may be required to be licensed, qualify or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position.
If one or more gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with Twin River, it would be required to sever all relationships with such person. In addition, gaming authorities may require Twin River to terminate the employment of any person who refuses to file appropriate applications.
Moreover, in many jurisdictions, certain of Twin River’s stockholders may be required to undergo a suitability investigation similar to that described above. Many jurisdictions require any person who acquires beneficial ownership of more than a certain percentage of Twin River’s voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Many gaming authorities, including Delaware’s and Rhode Island’s, however, allow an “institutional investor” to apply for a waiver or a reduced disclosure obligation. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor for passive investment purposes only, and not for the purpose of causing, directly or indirectly, the election of a member of Twin River’s board of directors, any change in its corporate charter, bylaws, management, policies or operations, or those of any of its gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding Twin River’s voting securities for passive investment purposes only. Even if a waiver or reduced disclosure obligation is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Any stockholder found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of Twin River’s voting securities beyond such period of time, as may be prescribed by the applicable gaming authorities, may be guilty of a criminal offense. Furthermore, Twin River may be subject to disciplinary action if, after Twin River receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Twin River or any of its subsidiaries, Twin River (1) pays that person any dividend or interest upon its voting securities, (2) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (3) pays remuneration in any form to that person for services rendered or otherwise, or (4) fails to pursue all lawful efforts to require such unsuitable person to relinquish his, her or its voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.
Violations of Gaming Laws.   If Twin River or its subsidiaries violate applicable gaming laws, its gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and Twin River and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to conduct operations at Twin River’s gaming properties, or in some jurisdictions, take title to its gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by Twin River of applicable gaming laws could have a material adverse effect on its gaming operations.
Some gaming jurisdictions prohibit certain types of political activity by a gaming licensee, its officers, directors and key people. A violation of such a prohibition may subject the offender to criminal and/or disciplinary action.
Reporting and Record-Keeping Requirements.   Twin River is required periodically to submit detailed financial and operating reports and furnish any other information about Twin River and its subsidiaries which gaming authorities may require. Under federal law, Twin River is required to record and submit detailed reports of currency transactions involving greater than $10,000 at its casinos as well as any suspicious activity that may occur at such facilities. Twin River is required to maintain a current stock ledger which may be examined by gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may require certificates for Twin River’s securities to bear a legend indicating that the securities are subject to specified gaming laws.
Review and Approval of Transactions.   Substantially all material loans, leases, sales of securities and similar financing transactions by Twin River and its subsidiaries must be reported to and in some cases approved by gaming authorities. Neither Twin River nor any of its subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of Twin River or one of its subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.
Because of regulatory restrictions, Twin River’s ability to grant a security interest in any of its gaming assets is limited and subject to receipt of prior approval by certain gaming authorities.
License Fees and Gaming Taxes.   Twin River pays substantial taxes in its jurisdictions, including some of the cities and towns in which its operations are conducted, in connection with its casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable with varying frequency. License fees and taxes are based upon such factors as:
•
a percentage of the gaming revenues received;

•
the number of gaming devices and table games; and/or

•
one time fees payable upon the initial receipt of license and fees in connection with the renewal of license.

Tax rates are subject to change, sometimes with little notice, and such changes could have a material adverse effect on Twin River’s gaming operations.
In addition to taxes specifically unique to gaming, Twin River is required to pay all other applicable taxes.
Rhode Island Commissions.   In Rhode Island, Twin River’s gaming operations are subject to extensive regulation by the Rhode Island Department of Business Regulation and the Division of Lotteries of the Rhode Island Department of Revenue. Unlike other jurisdictions in which Twin River’s operates, Rhode Island does not have a traditional tax on gaming operations. In Rhode Island, the State receives all of the gaming win that comes into Twin River’s Rhode Island operations and then pays Twin River a percentage of the gaming win. As a result, Twin River’s revenue reflects only the net amount it is paid of the total revenues from its Rhode Island casinos.
Operational Requirements.   In Twin River’s jurisdictions, it is subject to certain requirements and restrictions on how Twin River must conduct its gaming operations.
Some gaming jurisdictions prohibit a distribution, except to allow for the payment of taxes, if the distribution would impair the financial viability of the gaming operation. Moreover, many jurisdictions require a gaming operation to maintain insurance and post bonds in amounts determined by their gaming authority.
The Mississippi Gaming Commission’s regulations require as a condition of licensure that a project include a 500-car or larger parking facility in close proximity to the casino complex, a 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication as determined by the Mississippi Gaming Commission, a restaurant capable of seating at least 200 people and a fine dining facility capable of seating at least 75 people, a casino floor of at least 40,000 square feet and have (or support) an amenity that will be unique to the market, encourage economic development and promote tourism. Unless waived, such regulations apply to new casinos or acquisitions of closed casinos.
In addition, Twin River’s ability to conduct certain types of games, introduce new games or move existing games within its facilities may be restricted or subject to regulatory review and approval.
Racetracks.   Twin River conducts horse racing operations and OTB operations at its racetrack in Aurora, Colorado. Regulations governing Twin River’s horse racing operation in Colorado are administered separately from the regulations governing gaming operations, with separate licenses and license fee structures. The racing authorities responsible for regulating Twin River’s racing operations have broad oversight authority, which may include: annually reviewing and granting racing licenses and racing dates; approving the opening and operation of off track wagering facilities; approving simulcasting activities; licensing all officers, directors, racing officials and certain other employees of a racing licensee; and approving certain contracts entered into by a racing licensee affecting racing, pari-mutuel wagering, account wagering and OTB operations.
Rhode Island Regulatory Agreement.   On July 1, 2016, Twin River, certain of its subsidiaries, the Rhode Island Department of Business Regulation and the Division of Lotteries of the Rhode Island Department of Revenue entered into the Regulatory Agreement, which replaced an earlier regulatory agreement. The Regulatory Agreement sets forth certain requirements with respect to the Division of Lotteries of the Rhode Island Department of Revenue and the Rhode Island Department of Business Regulation’s regulatory oversight of Twin River. The Regulatory Agreement restricts, among other things, Twin River’s ability to amend or modify its credit agreement, among other things, to increase the principal amount of loans thereunder, to sell, transfer, lease or otherwise dispose of all or substantially all of Twin River’s assets, to create, incur, assume or permit to exist certain liens or to incur additional indebtedness or make certain distributions if certain requirements are not met. Unless waived, Twin River must also limit a person from acquiring direct or indirect financial interest in any class of securities in Twin River to the extent such acquisitions would exceed ownership limitations imposed by Rhode Island regulations or entering into certain related party transactions, except for limited situations with respect to stock repurchases by Twin River. The Regulatory Agreement also provides affirmative obligations, including setting a minimum number of employees that Twin River must employ in Rhode Island and providing the Rhode Island Department of Business Regulation and the Division of Lotteries of the Rhode Island Department of Revenue with periodic information updates on Twin River. In addition, the Regulatory Agreement prohibits Twin River and its subsidiaries from owning or managing any properties in Massachusetts, Connecticut or New Hampshire. Termination of the Regulatory Agreement may be effected by the Rhode Island Department of Business Regulation and the Division of Lotteries of the Rhode Island Department of Revenue at any time acting in their sole discretion and in accordance with the laws of the State of Rhode Island. Termination may be effected by Twin River if it is no longer involved in the ownership or management of the Lincoln or Tiverton facility. A failure to comply with the provisions in the Regulatory Agreement could subject the Combined Company to injunctive or monetary relief, payments to the Rhode Island regulatory agencies and ultimately the revocation or suspension of its licenses to operate in Rhode Island.
Mississippi.   As a registered publicly traded corporation, the Combined Company will be subject to the licensing and regulatory control of the Mississippi Gaming Commission, and will be required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and furnish any other information which the Mississippi Gaming Commission may require. If the Combined Company is unable to satisfy the registration requirements of the Mississippi Act, the Combined Company and its casino licensees cannot own or operate gaming facilities in Mississippi. The casino licensees are also required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and the Mississippi Department of Revenue and to furnish any other information required thereby. With certain exceptions, no person may become a stockholder of or receive any percentage of profits from the casino licensees without first obtaining licenses and approvals from the Mississippi Gaming Commission.
Employees
As of January 31, 2019, Twin River had 3,527 employees. Twin River considers its employee relations to be good. Most of Twin River’s employees are represented by a labor union or collective bargaining agreement.
Legal Proceedings
From time to time, Twin River may be subject to legal proceedings and claims in the ordinary course of business.
On January 9, 2019, Chatham Asset Management, LLC and certain of its affiliates, which collectively own approximately 15% of Twin River’s outstanding common stock as of December 31, 2018, filed an amended action in the Delaware Chancery Court against Twin River’s directors and certain officers asserting individual and derivative claims. The complaint alleges that the defendants breached their fiduciary obligations by launching a tender offer in 2016 to benefit their own personal interests and the interests of one shareholder, made false and misleading disclosures in connection with the tender offer and improperly made payments to themselves in respect of the settlement of certain Twin River awards. The defendants believe the plaintiffs’ claims are without merit and intend to vigorously defend the action, and Twin River believes the action will not have a material adverse effect on its results of operations.
Corporate Information
Twin River was incorporated in Delaware on March 1, 2004. Twin River’s principal executive offices are located at 100 Twin River Road, Lincoln, Rhode Island 02865, and its telephone number is +1 (401) 475-8474. Twin River’s website will be www.twinriverwwholdings.com. The information that will be contained in, or that will be accessed through, Twin River’s website is not part of this proxy statement/prospectus.

MANAGEMENT AND OTHER INFORMATION OF THE COMBINED COMPANY
Directors of the Combined Company
Directors of Twin River serving on the Twin River board of directors immediately before the consummation of the Merger will continue to be the directors of Twin River immediately following the closing of the Merger. In connection with the Merger, Twin River and Dover Downs expect Jeffrey W. Rollins, a director and member of the audit committee of Dover Downs, to join the Twin River board of directors following the consummation of the Merger.
The following includes a brief biography of each person who as of the date of this proxy statement/prospectus is a director of Twin River, and Mr. Rollins, including their present positions and qualifications, their principal occupations and directorships held with public corporations during the past five years, their ages and the year they were first elected as a director of Twin River or Dover Downs, as applicable:
Name	Age	Class	Expiration of Term
George T. Papanier	61	I	2020
Jeffrey W. Rollins*	54	I	2020
Terrence Downey	63	II	2021
Wanda Y. Wilson*	68	II	2021
Soohyung Kim	43	III	2019
John E. Taylor, Jr.	52	III	2019

*
Subject to state regulatory licensing approvals.

George T. Papanier
Mr. Papanier has been the President and Chief Executive Officer of Twin River since 2011; served as director from 2011 to July 2012 and resumed the position in 2013. From 2004-2011, Mr. Papanier served as the Chief Operating Officer of Twin River. In 2009, Twin River filed for voluntary reorganization under the federal bankruptcy laws while Mr. Papanier was serving as Chief Operating Officer. Twin River emerged from the voluntary reorganization at the end of 2010. With more than 35 years of experience in the gaming industry and 14 years with Twin River, Mr. Papanier brings to Twin River and its board an in-depth understanding of Twin River, its strategy and strategic insights. Mr. Papanier is also a Certified Public Accountant.
Jeffrey W. Rollins
Mr. Rollins has served an independent director at Dover Downs Gaming & Entertainment, Inc., a position he has held since 2002, and will serve as an independent director of Twin River Worldwide Holdings, Inc. following consummation of the Merger. He also serves as a Managing Director at Market Grove Partners, an independent director at Dover Motorsports, Inc., and a Managing Member at Osprey Investment Partners LP. He is a member of the Audit Committee of Dover Downs, and serves on the Board of Directors of First State Innovation, Inc. Earlier in his career, Mr. Rollins was employed as a Principal by J.W. Rollins & Associates LLC, a Managing Director by C2 Partners, Inc. and Vice President-Development by Brandywine Center Management. He also served on the board at Delaware Sterling Bank & Trust Co. and Patria Services Corp. He received his M.B.A. from Duke University. Mr. Rollins brings valuable experience and first-hand knowledge of Dover Downs, which is expected to aid in its integration with Twin River. Twin River has agreed to include Mr. Rollins as a nominee to the board of directors of Twin River pursuant to the Merger Agreement.

Terrence Downey
Mr. Downey has served as an independent director at Twin River Worldwide Holdings, Inc. since January 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations. Mr. Downey brings valuable experience with his demonstrated history of working in the hospitality industry and strong business development skills.
Wanda Y. Wilson
Ms. Wilson will serve as an independent director at Twin River Worldwide Holdings, Inc. following consummation of the Merger. Ms. Wilson currently serves as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (TEL). Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel, and was promoted to Chief Operating Officer and Secretary in 2013. Earlier in her career, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Ms. Wilson brings valuable experience as an accomplished attorney with over 25 years of executive management experience in the public gaming industry.
Soohyung Kim
Mr. Kim has served as an independent director of the Twin River board of directors since 2016. Mr. Kim is currently the Founding Partner of Standard General L.P., an investment firm, and is the firm’s Managing Partner and Chief Investment Officer. Mr. Kim has been investing in special situations strategies since 1997, including as co-founder of Cyrus Capital Partners from 2005 to 2007 and at Och-Ziff Capital Management from 1999 to 2005, where he was a Principal and co-founder of its fixed income business. Prior to joining Och-Ziff Capital Management, Mr. Kim was an analyst for the Capital Management Group at Bankers Trust Company from 1997 to 1999. Mr. Kim is a Director of Maidstone Insurance Company, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and the President of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC. Mr. Kim was an officer and director of General Wireless Operations Inc. and certain affiliates within two years of its bankruptcy filing. Mr. Kim’s knowledge of markets enhances the ability of Twin River to make strong financial judgments and generate long-term stockholder value.
John E. Taylor, Jr.
Mr. Taylor has served as the Chairman of the Twin River board of directors since 2010 and Executive Chairman since July 2017. Mr. Taylor was formerly the Chief Executive Officer and President of GameLogic, Inc., a provider of internet based games for the regulated gaming industry, positions he has held since June 6, 2007 and March 16, 2006, respectively. Prior to joining GameLogic, Mr. Taylor previously worked in several capacities, including as Managing Director and Partner of Snowmark Corporation, a venture capital firm, the President and Chief Executive Officer of SnowMark portfolio company GTESS, a software service company for automating healthcare claims processing. Prior to Snowmark, Mr. Taylor served as the President and Chief Executive Officer of Dreamport, the gaming and entertainment subsidiary of GTECH Corporation, a then-NYSE listed company. Simultaneously he served as a member of the Executive Management Committee of GTECH. He has served as Special Assistant to the Governor of Rhode Island and acted as a Member of the Governor’s Senior Staff. Mr. Taylor’s broad leadership experience is expected to help broaden the scope of the board for integrating the Combined Company and provide valuable insight into the business.
Director Independence
As is required by the rules of the NYSE, a majority of the Combined Company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Combined Company’s board of directors will consult with counsel to ensure that the board’s determinations are consistent with relevant legal and listing requirements. A majority of the members of the Combined Company’s board of directors will be independent within one year of listing, as required by the NYSE.

Board Committees
The board of directors of the Combined Company will have a standing audit committee, a compensation committee, a nominating and governance committee and a compliance committee.
Subject to regulatory licensing approval, the audit committee will be comprised of Mr. Rollins, Mr. Downey and Ms. Wilson, with Mr. Rollins and Mr. Downey as the audit committee financial experts. Mr. Downey has been appointed to serve as the Chair of the audit committee.
The compensation committee is comprised of Mr. Kim and Mr. Downey. Mr. Kim has been appointed to serve as the Chair of the compensation committee.
Subject to regulatory licensing approval, the nominating and governance committee will be comprised of Mr. Kim and Ms. Wilson. Mr. Kim has been appointed to serve as the Chair of the nominating and governance committee.
Subject to regulatory licensing approval, the compliance committee will be comprised of Mr. Craig Eaton, Senior Vice President, General Counsel and Secretary of Twin River, Mr. Papanier and Ms. Wilson. Ms. Wilson has been appointed to serve as the Chair of the compliance committee.
The Combined Company may utilize the phase-in provisions afforded to new public companies with respect to the nominating, compensation and audit committee membership requirements of the NYSE. As a result, the Combined Company will have (1) at least one independent member on compensation and nominating and governance committees at the time of listing, (2) a majority of independent members on compensation and nominating and governance committees within 90 days of listing, (3) fully independent committees within one year of listing and (4) at least one member on the audit committee at the time of listing, at least two within 90 days of listing and at least three within one year of listing.
Executive Officers
Twin River will be the parent company after the Merger and its management team will be the management team of the Combined Company. Information about Twin River’s Messrs. Papanier and Taylor is set forth in “— Directors of the Combined Company.”
Stephen H. Capp
Mr. Capp, age 56, has served as Executive Vice President and Chief Financial Officer of Twin River since January 2019. Mr. Capp previously served as a member of the Twin River board from 2012 through 2018. From 2003 to 2011, Mr. Capp served as Chief Financial Officer of Pinnacle Entertainment, a gaming and hospitality company. Prior to working at Pinnacle Entertainment, Mr. Capp was a Managing Director at Bear Stearns from 1997 to 2003, and prior to that was a Managing Director at BancAmerica Securities. With over 30 years of financial experience, Mr. Capp brings a wealth of financial knowledge and insight to the Twin River management team.
Compensation Committee Interlocks and Insider Participation
During 2017, Mr. Taylor served as a member of the compensation committee and also held the position of an officer of Twin River. In connection with his role as Executive Chairman, Mr. Taylor and Twin River entered into a letter agreement, pursuant to which he received compensation from Twin River during 2017. During 2017, none of Twin River’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Twin River’s board of directors or the compensation committee. Mr. Taylor will not serve on the compensation committee of the Combined Company.
2018 Director Compensation
Non-employee members of Twin River’s board of directors have historically been compensated for their service with annual retainer fees. Other than Mr. Kim, who has declined compensation for his service as a Twin River director in 2018, non-employee directors were paid an annual retainer of $150,000, consisting of  $50,000 in cash paid in quarterly installments and $100,000 in the form of an annual grant of

Twin River equity awards which vest quarterly. The compensation committee determined that, for 2018, the equity award portion of the annual retainer would be paid instead in cash. In addition, non-employee directors were paid $2,500 for in-person meetings or $1,000 for telephonic meetings. Any non-employee director who also serves as a Chair of a committee received an additional $10,000 per Chair position, paid on a quarterly basis, and an additional $1,500 for in-person committee meetings.
Director Compensation Table for 2018
The following table provides compensation information for the year ended December 31, 2018. Other than Mr. Taylor, whose compensation is shown in the Summary Compensation Table, the only director who received compensation for his services was Mr. Capp. Mr. Papanier does not receive compensation for his service as a director because he is an employee of Twin River. Mr. Kim has declined compensation for his service as a Twin River director. In 2018, Mr. Capp only received cash retainer fees and did not receive any equity-based compensation awards.
Name	Fee Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Stephen H. Capp	224,500	—	224,500
2019 Director Compensation
Twin River’s board of directors updated its director compensation policy commencing on January 1, 2019. For 2019, non-employee directors will be paid an annual retainer of  $120,000, which will be a mix of cash and stock in a ratio to be determined by the compensation committee. The Chair of the audit committee will receive an additional $60,000 cash retainer annually and the Chair of any other committee will receive an additional $30,000 cash retainer annually. Mr. Kim has declined compensation for his service as a Twin River director.

EXECUTIVE COMPENSATION OF TWIN RIVER
Compensation Discussion & Analysis
This CD&A describes Twin River’s historical compensation programs as a privately held company and does not give effect to the consummation of the Merger. Twin River’s historical compensation philosophy and programs reflect its status as a non-SEC reporting company, and are expected to change after the Merger.
Historically, Twin River’s compensation philosophy focused on the following principal objectives:
•
Paying for performance based on achievement of corporate and any applicable individual objectives.

•
Paying competitively to attract, retain and motivate exceptional management performance.

•
Aligning an executive’s position with appropriate incentives from a risk management perspective.

•
Aligning management compensation with the achievement of business objectives and the creation of value for stakeholders.

The compensation philosophy of the compensation committee is to provide compensation that will attract, incentivize and retain high-caliber individuals for the most impactful management and employee positions at Twin River. This philosophy will take into account the market practices of similarly situated peer companies and reflect the compensation committee’s priority of attracting and retaining the most appropriate key individuals for achievement of Twin River’s strategic business plan and annual operating goals. In connection with implementing its new philosophy, the compensation committee will evaluate whether to change Twin River’s existing compensation programs. However, at this time, no decisions have been made with respect to Twin River’s compensation programs following the consummation of the Merger.
2018 Named Executive Officers
This CD&A focuses on the compensation of Twin River’s named executive officers (the “NEOs”) for the year ended December 31, 2018:
•
John E. Taylor, Jr., Executive Chairman

•
George T. Papanier, President and Chief Executive Officer

•
Glenn A. Carlin, former Executive Vice President of Corporate Development, Chief Financial Officer and Treasurer

As described later in this CD&A, Mr. Carlin stepped down as Twin River’s Chief Financial Officer at the end of 2018. For a description of the amendment to Mr. Carlin’s employment agreement in connection with the termination of his employment and the commencement of his subsequent 2019 consulting role, see the section of this CD&A titled “Election of New Chief Financial Officer”.
Development of Twin River’s Executive Compensation Programs
Role of the Compensation Committee
The compensation committee reviews, considers and makes determinations with respect to the compensation of Twin River’s executive officers (including decisions with respect to base salary, annual bonus and long-term equity compensation). The compensation committee’s responsibilities include development and oversight of Twin River’s incentive plans, including the approval of performance criteria to be used in connection with Twin River’s performance-based compensation programs.
Role of Twin River’s Executive Officers in Determining Compensation
From time to time, the Chief Executive Officer and Chief Financial Officer may provide input to the compensation committee with respect to the performance criteria established in connection with Twin River’s performance-based compensation programs, and the Chief Executive Officer may provide input and recommendations to the compensation committee with respect to any individual performance goals that may be established (e.g., management objectives, etc.) in connection with those programs. However, no executive officer provides input to the compensation committee regarding the amount or form of compensation he receives.
Elements of Twin River’s Executive Compensation Program
As a privately held company, Twin River has historically had the ability to individualize its executive compensation arrangements to fit the unique roles and responsibilities of each of its NEOs. For example, as described in more detail below, the compensation package for Mr. Taylor, the Executive Chairman, is different from the compensation package that is provided to the other NEOs. This section discusses the three main components of the compensation package applicable to Messrs. Papanier and Carlin, which consists of: (1) annual base salary, (2) eligibility for an annual cash incentive bonus, and (3) participation in Twin River’s long-term, equity-based incentive program. Mr. Taylor’s compensation arrangement is discussed separately in this section, under the subheading “Compensation Arrangement with Mr. Taylor”.
Base Salary
Twin River provides Messrs. Papanier and Carlin with a base salary as a fixed component of compensation. Payment of base salary is intended to compensate each of Messrs. Papanier and Carlin for their respective day-to-day duties and responsibilities. In determining annual base salaries, the compensation committee considers a number of factors, including the NEO’s skill set and individual contributions to Twin River. Base salaries are generally reviewed each year by the compensation committee for potential adjustment, but no increase in base salary from year to year is guaranteed. There were no changes to the following base salary levels for Messrs. Papanier and Carlin during 2018:
Name	Base Salary for year ended 2018
George T. Papanier	$721,000
Glenn A. Carlin	$540,750
Annual Incentives
For 2018, Messrs. Papanier and Carlin were eligible to earn a portion of their compensation in the form of a performance-based annual cash bonus pursuant to Twin River’s annual pay-for-performance program (referred to as the “Annual PFP”). The compensation committee has historically paid annual bonuses to Messrs. Papanier and Carlin under the Annual PFP in order to incentivize the achievement of short-term goals that are based on Twin River’s operational and financial projections for the applicable year.
For 2018, Messrs. Papanier and Carlin were eligible to earn a cash bonus payment under the Annual PFP based on two components: (1) the level of adjusted EBITDA achievement (defined as earnings before interest, taxes, depreciation and amortization, as adjusted for certain items and Annual PFP payments) measured during 2018 (the “Performance Goal”) and (2) other individual performance objectives in the discretion of the compensation committee, typically of a strategic nature. The Performance Goal is weighted 75%, and the strategic objectives are weighted 25%.
2018 Performance Goal
The compensation committee determined that the Performance Goal was an appropriate performance measurement tool for the Annual PFP because it serves as a reliable indicator of Twin River’s economic success. The compensation committee approved the following Performance Goal targets for 2018 under the Annual PFP.

Achievement Level	Performance Goal $ (millions)	Payout Level
Threshold	$176.0	50%
Target	$185.3	100%
Above Target	$203.8	150%
Maximum	$213.1	200%
No portion of the 2018 Annual PFP bonus would be payable in respect of the Performance Goal if Twin River’s actual Performance Goal achievement for 2018 fell below the “threshold” level. The portion of any payout amount attributable to the Performance Goal is linearly interpolated with respect to actual performance that falls between levels (e.g., for any Performance Goal level that falls between “target” and “above target” levels).
2018 Strategic Objectives
Near the beginning of 2018, the compensation committee met to discuss certain strategic objectives that it believed would serve as appropriate indicators of strong personal and financial performance. These goals were designed to be more subjective in nature than the Performance Goal, in order to allow the compensation committee to compensate each of Messrs. Papanier and Carlin for his individual contribution to Twin River. For 2018, the strategic objectives for Messrs. Papanier and Carlin were based on current Twin River strategic matters and initiatives, including with respect to external growth and Twin River’s strategic review process.
There were no changes to the following target Annual PFP bonus amounts for Messrs. Papanier and Carlin during 2018:
Name	Target Bonus
George T. Papanier	$515,010
Glenn A. Carlin	$345,053
Based on Twin River’s Performance Goal achievement below the “threshold” level for 2018, no bonus payments were made for 2018 under the Annual PFP. In recent years, including 2018, Twin River’s compensation committee has generally set EBITDA performance targets for management under the Annual PFP, while retaining significant discretion as to the payment of performance bonuses depending upon management’s achievement of those goals, as well as management’s furtherance of other initiatives, including Twin River’s strategic goals. The compensation committee sets performance targets at levels it believes will require maximum effort by management in order to achieve substantial payouts under the Annual PFP. In 2018, in light of the success of many Twin River strategic initiatives, including the completion and grand opening of two significant new properties in Rhode Island, as well as Twin River’s progress toward consummation of the Merger, which together resulted in a transformative 2018 for Twin River, the compensation committee determined in January 2019 to pay discretionary bonuses outside of the Annual PFP to many participants in the Annual PFP. In recognition of his leadership efforts in connection with Twin River’s 2018 initiatives, of both an operational and strategic nature, the compensation committee determined to pay Mr. Papanier a discretionary bonus of approximately $670,000. The compensation committee has not yet made any decision regarding discretionary bonuses for Messrs. Taylor or Carlin in respect of 2018.
Long-Term Incentives
In addition to short-term incentives under the Annual PFP, the NEOs have in the past received long-term incentive compensation in the form of equity-based compensation. The compensation committee has utilized equity-based incentives because equity-based incentives effectively tie executives’ interests with those of Twin River’s stakeholders. Toward this end, the compensation committee has delivered a portion of Messrs. Papanier’s and Carlin’s long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and a portion in the form of performance-based restricted stock units (“PSUs”) in recent years. Time-based RSUs function as a retention tool, and are inherently performance-based because the ultimate value delivered to the NEOs upon settlement of the RSUs is directly tied to Twin River’s stock price. PSUs are designed to incentivize the NEOs to achieve performance goals that are tied to Twin River’s annual level of Performance Goal achievement.
RSUs and PSUs granted prior to the completion of the Merger were granted under Twin River’s 2015 Stock Incentive Plan (the “2015 Plan”). Most recently, the compensation committee approved awards of PSUs and RSUs to each of Messrs. Papanier and Carlin in March of 2017. Those RSUs vest ratably on January 1 of 2018, 2019 and 2020, subject to the executive’s continued service with Twin River through the applicable vesting date.
The PSUs awarded to Messrs. Papanier and Carlin during 2017 are eligible to vest based on the level of Performance Goal achievement over three separate one-year performance periods (2017, 2018 and 2019). For the 2018 performance period of the 2017 PSU award, as well as for the 2018 performance period of a similar PSU award previously granted with respect to 2016, 2017 and 2018, the applicable target levels and corresponding payout percentages are the same as the targets set for the 2018 Annual PFP.
Earned PSUs underlying the PSU awards will be settled January 1 of the year following the final performance period under the applicable PSU (e.g., January 1, 2020 for the 2017 PSU Award, following the end of the 2017, 2018 and 2019 performance periods), subject to the participant’s continued service with Twin River or its affiliates through the applicable settlement date.
Compensation Arrangement with Mr. Taylor
During 2018, Mr. Taylor continued in the role of Executive Chairman. The compensation committee believes that Mr. Taylor’s current compensation arrangement appropriately reflects his unique ability to, among other things, create value with his focus on strategy, public policy and industry relationships.
In connection with his Executive Chairman role, Twin River entered into a letter agreement with Mr. Taylor, originally effective as of July 1, 2017 and which was subsequently amended as of December 31, 2018 (the “Taylor Letter Agreement”). During 2018, Mr. Taylor received, and he continues to receive, his compensation pursuant to the Taylor Letter Agreement. Mr. Taylor’s compensation under the Taylor Letter Agreement is in lieu of any other compensation for his service on Twin River’s board of directors or any committee thereof, and is intended to compensate Mr. Taylor not only for his service as Chairman of the Board, but also for the additional advisory and managerial roles that Mr. Taylor holds as Executive Chairman.
Pursuant to the Taylor Letter Agreement, Mr. Taylor receives compensation of  $100,000 per month, with 62.5% of that amount being paid in cash, and the remaining 37.5% being delivered in the form of RSUs. In addition, the compensation committee may decide to pay Mr. Taylor an additional discretionary amount in the form of fully-vested RSUs following the end of each year during the term of the Taylor Letter Agreement. The compensation committee has not yet made any decision regarding any additional discretionary amount for Mr. Taylor in respect of 2018. Vested RSUs will be settled upon the earlier of (1) Mr. Taylor’s termination of service (excluding a termination for “cause”), or (2) a “change in control” (as such terms are defined in the Taylor Letter Agreement).
Employment, Termination of Employment and Change-In-Control Arrangements
Twin River does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other officers. In addition, Twin River does not provide any of the NEOs or any of its other officers with a “gross up” for so-called “golden parachute” excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.
During 2018, Messrs. Papanier and Carlin were each party to an employment agreement with a subsidiary of Twin River. As described in the “Election of New Chief Financial Officer” section of this CD&A, Mr. Carlin’s employment agreement was amended in connection with the termination of his employment at the end of 2018 and the commencement of his subsequent consulting relationship as of January 1, 2019. This section describes Mr. Carlin’s employment agreement as it was in effect during

2018 prior to the termination of his employment. For a description of the amendment to Mr. Carlin’s employment agreement in connection with the termination of his employment and the commencement of his subsequent 2019 consulting role, see the section of this CD&A titled “Election of New Chief Financial Officer”.
Twin River chooses to maintain employment agreements with these NEOs because the compensation committee believes that employment agreements can help set the expectations of the parties, and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Papanier and Carlin provide for severance payments and benefits in the event of certain involuntary termination events (including following a change in control). In addition, the award agreements pursuant to which RSUs and PSUs have been granted to Messrs. Papanier and Carlin provide for accelerated vesting of the next tranche of RSUs, and of a pro-rated portion of PSUs based on “target” level of achievement for the performance period during which the termination occurs, in each case, upon a termination of the applicable NEO’s employment without “cause”, or as a result of the NEO’s death, disability or retirement. Any PSUs that have been earned in respect of any previously-completed performance periods will also vest upon such a termination of employment.
The award agreements pursuant to which RSUs and PSUs were granted to Messrs. Papanier and Carlin provide for double-trigger vesting in the event of a change in control, which generally means that the equity-based awards will only vest automatically upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2015 Plan) to the holder. If the acquiring or surviving entity does not provide a replacement award, then (1) any unvested time-based RSUs will immediately vest, (2) any PSUs earned in respect of any previously completed performance periods will vest and (3) the unvested PSUs applicable to the performance period during which the change in control occurs will vest at the “target” level. Any PSUs eligible to vest in respect of a performance period which has not yet commenced as of the change in control will be forfeited.
If the NEO receives a replacement award in connection with a change in control, then the vesting of his award(s) will only accelerate upon the “involuntary termination” of his employment (as defined in the 2015 Plan, and which excludes a termination for “cause”) within two years following the change in control.
Pursuant to the Taylor Letter Agreement, any of Mr. Taylor’s vested RSUs will be settled upon the earlier to occur of his termination of service as a director of Twin River (other than a termination for “cause”) and a “change in control” (as such terms are defined in the Taylor Letter Agreement).
For a detailed description of the employment agreements with Messrs. Papanier and Carlin and the Taylor Letter Agreement, see the section titled “Agreements with NEOs”.
Twin River Share Ownership Guidelines and Policies for Directors and Officers
Twin River will adopt share ownership guidelines applicable to its directors and officers effective following the Merger. The guidelines will require that non-employee directors beneficially own, during their service on the Twin River board, shares of Twin River common stock equal in value to at least five times their annual cash retainer. Twin River officers will be required to meet the following share ownership guidelines:
Officer Position	Value of Shares Owned
Chief Executive Officer	5 X base salary
Executive Vice Presidents	3 X base salary
Other Officers	2 X base salary
Non-employee directors and officers have five years from their initial election to the board or beginning of their employment, as applicable, to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. When calculating whether a director or officer owns a sufficient number of shares under these guidelines, the following are included: (1) shares owned (including restricted shares, shares obtained upon option exercise, shares purchased in the open market, shares in a savings or interest plan, etc.); (2) shared ownership (e.g., shares owned or held in trust by immediate family); (3) shares the receipt of which have been deferred; (4) restricted stock units; (5) shares owned by a trust or other entity as to which the director or officer has voting or investment authority; and (6) unexercised stock options and performance stock units.

Giving effect to the issuance of shares in the Merger, directors and executive officers of Twin River would beneficially own 34.0% of the outstanding shares of the Twin River common stock as of December 31, 2018. An affiliate of Twin River director Soohyung Kim would beneficially own 31.5%. See “Certain Beneficial Owners of Twin River Common Stock” beginning at page 195 of this proxy statement/prospectus. All Twin River directors and executive officers would have met the applicable guidelines had they been in effect as of the date of this proxy statement/prospectus.
Twin River will adopt policies prohibiting trading in designated blackout periods by directors, officers and certain other executives or members of their immediate families effective following the Merger. Twin River directors, officers and such employees will also be prohibited from purchasing, selling or writing calls, puts or other options or derivative instruments on shares of Twin River common stock, or pledging shares of common stock as collateral or security for indebtedness. The policy is intended to apply to transactions that could be deemed to be speculative, such as short sales, options trading or other similar derivative transactions in Twin River securities, and hedging transactions, including zero-cost collars and forward sale contracts in which the individual continues to own the underlying security without the full risks and rewards of ownership.
Clawback; Recoupment
Twin River will adopt a compensation recovery policy applicable to executive officers following the Merger that allows Twin River to clawback and cancel previously granted or earned incentive compensation for conduct constituting fraud, or other intentional misconduct, including such conduct that requires Twin River to materially restate its previously published quarterly or annual financial statements. In those events, the compensation committee may (1) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred, (2) require the executive to repay to Twin River any gain realized or payment received upon the exercise or payment of the award, valued as of the date of exercise or payment, or (3) reduce or offset future incentive compensation.
Stock Loans
In 2015, Twin River adopted a plan under which directors and officers could borrow money from Twin River to finance the exercise price and related income taxes under previously granted stock options. Twin River required all such loans to directors or executive officers to be repaid during 2018. See “Related Party Transactions” beginning at page 163 of this proxy statement/prospectus for information about these loans.
Other Benefits
During 2018, Messrs. Papanier and Carlin received health and welfare benefits under the same programs, and were subject to the same eligibility requirements, that applied to employees of Twin River generally. Messrs. Papanier and Carlin were also eligible to participate in Twin River’s 401(k) plan. Twin River does not sponsor or maintain any deferred compensation programs. As an independent contractor, Mr. Taylor is not eligible to receive health, welfare or 401(k) benefits under Twin River’s plans.
Limited Perquisites
In general, Twin River’s NEOs do not receive perquisites or other personal benefits that are not otherwise made available to employees of Twin River, except that Mr. Carlin received access to Twin River’s corporate apartment in Rhode Island prior to the end of 2018 plus an additional payment in respect of his associated income tax obligations.
Other Compensation-Related Matters
As a general matter, the compensation committee is responsible for reviewing and considering the various tax and accounting implications of the compensation and benefits programs it implements. Share-based compensation is expensed in accordance with FASB ASC Topic 718. In general, Twin River recognizes share-based compensation expenses in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based award. The compensation committee and Twin River’s management also review existing compensation arrangements for tax efficiency and compliance.

Compensation Risk Assessment
The compensation committee has a process in place for reviewing its compensation programs for risk. When designing its compensation programs, the compensation committee strives to mitigate risks while retaining the design features that it believes work best to incentivize and motivate employees. The compensation committee reviews its compensation programs annually to ensure that its compensation programs do not encourage excessive risk-taking behavior. Based on its review, the compensation committee does not believe that its compensation programs and practices are reasonably likely to have a material adverse effect on Twin River.
Election of New Chief Financial Officer
In early 2019, Twin River announced that Stephen H. Capp, who was a director of Twin River, had been elected as the Chief Financial Officer of Twin River effective as of January 1, 2019. Mr. Capp previously served as the Chief Financial Officer of Pinnacle Entertainment. In connection with his election as the Chief Financial Officer of Twin River, Mr. Capp stepped down from the Twin River board of directors.
Twin River entered into an employment agreement with Mr. Capp, effective as of January 1, 2019, in a form that is generally similar to the employment agreements that a subsidiary of Twin River had previously entered into with Twin River’s other non-director NEOs. The initial term of Mr. Capp’s employment agreement continues until December 31, 2021. Mr. Capp’s initial base salary is $600,000 per year, and his target annual cash bonus opportunity is equal to his annual base salary. As an employee, he will be eligible to participate in Twin River’s 401(k) plan and its health and welfare benefits programs. Mr. Capp received a one-time sign-on incentive in connection with his resignation from the board of directors equal to $150,000. He will also be entitled to annual equity award grants with targeted grant date value not less than $800,000, expected to be delivered as a combination of time-vesting and performance-vesting equity awards.
In connection with Mr. Capp’s election as Chief Financial Officer, Mr. Carlin stepped down as Chief Financial Officer of Twin River. However, Mr. Carlin will continue to assist Twin River as a consultant with respect to the transition of his duties. Mr. Carlin and a subsidiary of Twin River entered into an amendment to his existing employment agreement in order to set forth the terms of his transition and consulting relationship. The amended employment agreement with Mr. Carlin provides that his employment terminated as of December 31, 2018, and that he will provide corporate financial and financial reporting consulting services on an as-requested basis during 2019. Pursuant to his amended employment agreement, in respect of his 2019 consulting relationship, as well as the termination of his employment at the end of 2018, and in lieu of any other severance benefits, Mr. Carlin will (1) continue to receive his base salary during 2019, (2) remain eligible to receive his 2018 Annual PFP bonus, (3) be awarded a long-term equity incentive for 2018 at substantially the same level as if he had continued to serve as an officer during 2019, which will be settled in cash on or prior to June 30, 2019, and (4) depending on the level of Mr. Carlin’s consulting services during 2019 and other factors determined by the compensation committee, (a) be eligible for a cash bonus of up to $345,000 for consulting services performed in 2019 and (b) earn PSUs in respect of the 2019 performance period under his 2017 PSU award. In addition, Mr. Carlin will remain eligible for continued coverage under certain benefit plans during 2019. Mr. Carlin will remain subject to his existing non-competition, non-solicitation, confidentiality and other restrictive covenant obligations, and he executed a release of claims against Twin River in connection with his entry into the amendment to his employment agreement.
2018, 2017 and 2016 Executive Compensation
The following table provides information concerning the compensation of the 2018 NEOs for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Summary Compensation Table
Name and Principal Position	Year	Salary $(1)	Bonus(2)	Stock Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total $
John E. Taylor, Jr. Executive Chairman	2018	750,000	—	—	—	—	750,000
	2017	675,000	203,000	900,000	—	—	1,778,000
	2016	—	—	—	—	—	—
George T. Papanier President & Chief Executive Officer	2018	727,394	669,171	909,149	—	13,644	2,319,358
	2017	720,026	304,500	979,637	735,434	18,492	2,758,088
	2016	705,584	304,500	307,964	617,981	1,163,977	3,100,006
Glenn A. Carlin Former Executive Vice President of Corporate Development, Chief Financial Officer and Treasurer	2018	547,144	—	272,843	—	33,231	853,218
	2017	541,089	21,500	293,945	492,736	41,120	1,390,390
	2016	530,584	21,500	92,367	414,047	799,884	1,858,382

(1)
For Messrs. Papanier and Carlin, represents the amount of base salary paid to each of them during the relevant year, and reflects any increase(s) in base salary that became effective during the applicable year. For Mr. Taylor, the amount shown for 2017 reflects the cash fees paid to him during 2017, consisting of  (1) $300,000 paid to him solely in respect of his service as a member of the Twin River board of directors and (2) $375,000 paid to him in respect of his services as Executive Chairman. Mr. Taylor was not a named executive officer of Twin River in 2016, and therefore Mr. Taylor’s compensation for 2016 is not reflected in this table.

(2)
For 2018, the amount shown reflects the discretionary bonus amount paid to Mr. Papanier in recognition of his leadership efforts in connection with Twin River’s transformative strategic initiatives during 2018. For further information regarding this payment, see the “Annual Incentives” section of the CD&A. The compensation committee has not yet made any decision regarding any discretionary bonus for Mr. Carlin in respect of 2018. For 2016 and 2017, the amounts shown reflect the amounts paid in satisfaction of compensation promised to the applicable NEO in respect of services provided to Twin River during certain periods prior to 2015. Payment of the applicable amounts to each NEO during 2016 and 2017 was subject to his continuous employment with Twin River through each applicable payment date.

(3)
Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of RSUs and PSUs granted to the NEOs during the applicable year, as determined in accordance with FASB ASC Topic 718. For RSUs, the grant date fair value is equal to the number of RSUs multiplied by the fair market value of one share of Twin River’s common stock determined as of the applicable grant date.

The grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions, which, as of the grant date used for financial accounting purposes, was equal to “target” level achievement for the relevant year. The amounts shown for 2016 reflect the grant date fair value determined with respect to the 1/3 portion of the PSU award approved by the compensation committee on December 9, 2015 (the “2016 PSU Award”) that is attributable to the 2016 performance period. The amounts shown for 2017 reflect the aggregate grant date fair value calculated with respect to (1) the 1/3 portion of the 2016 PSU Award that is attributable to the 2017 performance period and (2) the 1/3 portion of the PSU award approved by the compensation committee on March 24, 2017 (the “2017 PSU Award”) that is attributable to the 2017 performance period. The amounts shown for 2018 reflect the aggregate grant date fair value calculated with respect to (1) the 1/3 portion of the 2016 PSU Award that is attributable to the 2018 performance period and (2) the 1/3 portion of the 2017 PSU Award that is attributable to the 2018 performance period. Assuming the maximum level of performance achievement as of the grant date, the grant date fair value for the 2018 portion of the 2016 PSU Award would have been $1,227,467 and $368,371 for Messrs. Papanier and Carlin, respectively, and the grant date fair value for the 2018 portion of the 2017 PSU Award would have been $590,724 and $177,315 for Messrs. Papanier and Carlin, respectively.
For a detailed discussion of Twin River’s long-term equity compensation program for 2018 (including the applicable performance factors and achievement levels), see the footnotes accompanying the “Grants of Plan-Based Awards” table, as well as the “Long-Term Incentives” discussion in the CD&A.

(4)
The amounts in this column reflect amounts earned by each of Messrs. Papanier and Carlin under the Annual PFP. For an explanation of how annual incentives are determined under this program for 2018, see the “Annual Incentives” section of the CD&A. Amounts earned in respect of performance achieved during the applicable year are generally paid prior to March of the immediately following year.

(5)
Amounts shown for 2018 consist of  (1) $11,577 for Mr. Carlin’s use of Twin River’s corporate apartment in Rhode Island, plus an additional payment of  $9,942 in respect of his associated income tax obligations, (2) Twin River contributions under Twin River’s 401(k) plan in the amount of  $8,100 for each of Messrs. Papanier and Carlin, and (3) Twin River’s payment of group term life insurance premiums for Messrs. Papanier and Carlin in the amount of  $5,544 and $3,612, respectively. Amounts shown for 2017 consist of  (1) $10,013 for Mr. Carlin’s use of Twin River’s corporate apartment in Rhode Island, plus an additional payment of  $10,326 in respect of his associated income tax obligations, (2) Twin River contributions under Twin River’s 401(k) plan in the amount of  $8,100 for each of Messrs. Papanier and Carlin, (3) Twin River’s payment of group term life insurance premiums for Messrs. Papanier and Carlin in the amount of  $5,544 and $3,612, respectively, and (4) Twin River’s contribution to a health reimbursement account for Messrs. Papanier and Carlin in the amount of $2,611 and $4,678, respectively, plus an additional payment made to each of them in respect of associated income tax obligations in the amount of  $2,237 and $4,391, respectively. Amounts shown for 2016 include (1) the value of a cash payment made to Messrs. Papanier and Carlin in consideration for the cancellation of each of their cash incentive agreements with Twin River in the amount of $1,152,415 and $768,272, respectively, (2) $9,871 for Mr. Carlin’s use of Twin River’s corporate apartment in Rhode Island, plus an additional payment of  $10,179 in respect of his associated income tax obligations, (3) Twin River contributions under Twin River’s 401(k) plan in the amount of  $7,950 for each of Messrs. Papanier and Carlin, and (4) Twin River’s payment of group term life insurance premiums for Messrs. Papanier and Carlin in the amount of  $3,612 and $3,612, respectively.

2018 Grants of Plan-Based Awards
The table below provides information regarding awards granted during 2018.
Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John E. Taylor, Jr.	—	—	—	—	—	—	—	—	—	—
George T. Papanier	January 1, 2018(1)	January 1, 2018	257,505	515,010	1,030,020	—	—	—	—	—
	January 1, 2018(2)	March 24, 2017	—	—	—	5,420	10,836	21,668	—	295,416
	January 1, 2018(3)	December 9, 2015	—	—	—	11,256	22,512	45,024	—	613,733
Glenn A. Carlin	January 1, 2018(1)	January 1, 2018	172,527	345,053	690,106	—	—	—	—	—
	January 1, 2018(2)	March 24, 2017	—	—	—	1,628	3,252	6,504	—	88,658
	January 1, 2018(3)	December 9, 2015	—	—	—	3,380	6,756	13,512		184,185

(1)
For Messrs. Papanier and Carlin, the amounts shown represent the range of bonus awards payable under the 2018 Annual PFP at threshold, target and maximum performance levels. “Threshold” is equal to 50% of the NEO’s target bonus award; “target” is equal to 100% of the NEO’s target bonus award; “above target” (not shown in the table above) is equal to 150% of the NEO’s target bonus award; and “maximum” is equal to 200% of the NEO’s target bonus award. No amounts will be earned unless at least threshold performance is achieved. No payments were made with respect to the 2018 Annual PFP because the threshold performance level was not achieved. Grant dates reflect the date on which the applicable NEO began participating in the 2018 Annual PFP. For a discussion of the 2018 Annual PFP, including the applicable performance factors and achievement levels, please see the “Annual Incentives” section of the CD&A.

(2)
For Messrs. Papanier and Carlin, the amounts shown represent the range of PSUs eligible to vest with respect to the 2017 PSU Award at threshold, target and maximum performance levels. Because the performance criteria and the target levels applicable to the 2017 PSU Award are established in connection with the beginning of each one-year performance period (i.e., 2017, 2018 and 2019), the amounts shown above only reflect the 1/3 portion of the award that is attributable to the 2018 performance period. “Threshold” is equal to 50% of the NEO’s target PSU award for 2018; “target” is equal to 100% of the NEO’s target PSU award for 2018; “above target” (not shown in the table above) is equal to 150% of the NEO’s target PSU award for 2018 and “maximum” is equal to 200% of the NEO’s target PSU award for 2018. Performance is measured at the end of each of the three separate 2017, 2018 and 2019 performance periods. Any vested PSUs are settled at the beginning of 2020, subject to the NEO’s continued service with Twin River through January 1, 2020, subject to certain involuntary termination exceptions. For a detailed discussion of Twin River’s long-term equity compensation program for 2018 (including the applicable performance factors and achievement levels), please see the “Long-Term Incentives” section of the CD&A.
(3)
For Messrs. Papanier and Carlin, the amounts shown represent the range of PSUs eligible to vest with respect to the 2016 PSU Award at threshold, target and maximum performance levels. Because the performance criteria and target levels applicable to the 2016 PSU Award are established in connection with the beginning of each one-year performance period (i.e., 2016, 2017 and 2018), the amounts shown above only reflect the 1/3 portion of the award that is attributable to the 2018 performance period. “Threshold” is equal to 50% of the NEO’s target PSU award for 2018; “target” is equal to 100% of the NEO’s target PSU award for 2018; “above target” (not shown in the table above) is equal to 150% of the NEO’s target PSU award for 2018 and “maximum” is equal to 200% of the NEO’s target PSU award for 2018. Performance is measured at the end of each of the three separate 2016, 2017 and 2018 performance periods. Any vested PSUs are settled at the beginning of 2019, subject to the NEO’s continued service with Twin River through January 1, 2019, subject to certain involuntary termination exceptions. For a detailed discussion of Twin River’s long-term equity compensation program for 2018 (including the applicable performance factors and achievement levels), please see the “Long-Term Incentives” section of the CD&A.

(4)
Amounts shown in this column reflect the aggregate grant date fair value of Twin River’s common stock determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2018 Year-End
The following table sets forth certain information concerning shares of Twin River’s common stock subject to unexercised stock options and unvested equity incentive plan awards held as of December 31, 2018 by the NEOs:
	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(7)
John E. Taylor, Jr.	—	—	—	—	—	—	—	—	—
George T. Papanier	—	—	—	—	—	57,304(1)	1,750,637	33,768(2)	1,031,612
	—	—	—	—	—	12,124(3)	370,388	—	—
	—	—	—	—	—	15,464(4)	472,425	16,248(5)	496,376
				—	—	11,668(6)	356,457	—	—
Glenn A. Carlin	109,564	—	—	4.32	8/1/2023	—	—	—	—
	—	—	—	—	—	17,192(1)	525,216	10,128(2)	309,410
	—	—	—	—	—	3,640(3)	111,202
	—	—	—	—	—	4,640(4)	141,752	4,876(5)	148,962
						3,500(6)	106,925	—	—

(1)
For Mr. Papanier, amount reflects 25,168 PSUs earned in respect of the 2016 performance period and 32,136 PSUs earned in respect of the 2017 performance period applicable to the 2016 PSU Award. For Mr. Carlin, amount reflects 7,552 PSUs earned in respect of the 2016 performance period and 9,640 PSUs earned in respect of the 2017 performance period applicable to the 2016 PSU Award. Achievement of the performance goal for the 2016 performance period was determined to be 104.7% of the target goal, resulting in a payout percentage of 111.8% of the target number of units. Achievement of the performance goal for the 2017 performance period was determined to be 108.6% of the target goal, resulting in a payout percentage of 142.8% of the target number of units.

(2)
Amounts reflect the number of PSUs eligible to be earned in respect of the 2018 performance period applicable to the 2016 PSU Award. The number of unearned shares reflects the assumption that, as of December 31, 2018, the level of achievement of the applicable performance factor was unknown. Therefore, the number of unearned shares represents the number of PSUs that could be earned in respect of the 2018 performance period assuming “above target” level (i.e., 150%). Earned PSUs will be settled shortly following January 1, 2019, subject to the applicable NEO’s continued service with Twin River through such date, subject to certain involuntary termination exceptions.

(3)
Restricted stock units were granted on December 9, 2015 and will vest on January 1, 2019, subject to the NEO’s service with Twin River through the applicable vesting date, subject to certain involuntary termination exceptions.

(4)
For Mr. Papanier, amount reflects 15,464 PSUs earned in respect of the 2017 performance period applicable to the 2017 PSU Award. For Mr. Carlin, amount reflects 4,640 PSUs earned in respect of the 2017 performance period applicable to the 2017 PSU Award. Achievement of the performance goal for the 2017 performance period was determined to be 108.6% of the target goal, resulting in a payout percentage of 142.8% of the target number of units.

(5)
Amounts reflect the number of PSUs eligible to be earned in respect of the 2018 performance period applicable to the 2017 PSU Award. The number of unearned shares reflects the assumption that, as of December 31, 2018, the level of achievement of the applicable performance factor was unknown. Therefore, the number of unearned shares represents the number of PSUs that could be earned in respect of the 2018 performance period assuming “above target” level (i.e., 150%). Earned PSUs will be settled shortly following January 1, 2020, subject to the applicable NEO’s continued service with Twin River through such date, subject to certain involuntary termination exceptions.

(6)
Restricted stock units were granted on March 24, 2017 and will vest ratably on January 1 of each of 2019 and 2020, subject to the NEO’s service with Twin River through the applicable vesting date, subject to certain involuntary termination exceptions.

(7)
Amounts shown in this column represent the number of RSUs or PSUs multiplied by $30.55, the estimated fair market value of one share of Twin River’s common stock as of December 31, 2018.

Other Terms Applicable to Outstanding Equity Awards
The award agreements pursuant to which Messrs. Papanier’s and Carlin’s PSUs and RSUs were granted, as well as earlier option agreements pursuant to which each NEO’s stock options were granted, contained provisions which would have required Twin River, at the election of the applicable NEO and during certain specified periods, to repurchase certain shares of Twin River’s common stock settled or delivered in respect of those awards, in each case at the fair market value of the applicable shares of Twin River’s common stock at the time of the repurchase. These rights were surrendered in December of 2018.

2018 Option Exercises and Stock Vested
The following table contains information about restricted stock units held by the applicable NEO that vested during 2018. No options were exercised by the NEOs during 2018.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value on Vesting ($)(2)
John E. Taylor, Jr.	—	—	20,928
George T. Papanier	—	—	17,952	457,776
Glenn A. Carlin	—	—	5,388	137,394

(1)
For Mr. Taylor, represents the aggregate number of RSUs that vested during 2018, consisting of 1,744 RSUs that vested during each month in 2018. For Messrs. Papanier and Carlin, represents 12,120 and 3,636 time-based RSUs granted in 2015 that vested on January 1, 2018, respectively, and 5,832 and 1,752 time-based RSUs granted in 2017 that vested on January 1, 2018, respectively.

(2)
With respect to Mr. Taylor, pursuant to the terms of the applicable award agreement, the receipt of the shares underlying the RSUs that vested during 2018 have been deferred until the earlier to occur of (1) the first date on which Mr. Taylor has ceased providing services on the Twin River board of directors (other than for “cause”) and has incurred a “separation from service” (within the meaning of IRC Section 409A) and (2) the occurrence of a change in control. Therefore, as of the applicable vesting date, Mr. Taylor did not realize any value upon the vesting of his RSUs. For Messrs. Papanier and Carlin, represents the number of RSUs vested multiplied by $25.50, the estimated fair market value of one share of Twin River’s common stock on January 1, 2018.

2018 Pension Plan Benefits
None of the NEOs participate in any pension plans providing for payment or other benefits at, following, or in connection with retirement.
2018 Nonqualified Deferred Compensation
None of the NEOs participate in any deferred compensation plans or programs.
Agreements with NEOs
Employment Agreements with Messrs. Papanier and Carlin
On March 29, 2016, a subsidiary of Twin River entered into a new employment agreement with each of Messrs. Papanier and Carlin. Each employment agreement has an initial term ending on December 31, 2018, subject to automatic one-year extensions following the end of the initial term, unless proper notice of non-renewal is given in accordance with the agreement. The employment agreements provided for an initial base salary of  $700,000 and $525,000, and an initial target annual bonus opportunity equal to $500,000 and $335,000, for each of Mr. Papanier and Mr. Carlin, respectively. The employment agreements also provide that the executives will each receive reimbursement of reasonable business expenses and five weeks’ of paid vacation each year.
Upon a termination of employment by Twin River without “justifiable cause” or by Mr. Papanier or Carlin for “good reason”, Twin River will pay to Mr. Papanier or Carlin, as applicable, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination, (2) a pro-rated annual bonus for the year in which the termination of employment occurred, and (3) continued payment of base salary for the longer of  (a) the amount of time remaining until the end of the term of the employment agreement, and (b) a period of 12 months following the termination date

(the “Base Salary Continuation”). In addition, during the applicable severance period, Mr. Papanier or Carlin, as applicable, will continue to be eligible to participate in Twin River’s group health and dental plans (or, if the executive is ineligible to continue to participate in such plans, Twin River will pay the executive’s COBRA premiums during the applicable period).
If Mr. Papanier’s or Carlin’s employment is terminated by Twin River without “justifiable cause” or by Mr. Papanier or Carlin for “good reason” within 12 months following a “change in control”, he will be eligible to receive the same severance payments and benefits described above, except that the Base Salary Continuation and health continuation benefits will continue for the longer of  (1) the amount of time remaining until the end of the term of the employment agreement, and (2) a period of 24 months following the termination date. If Mr. Papanier’s or Carlin’s employment is terminated as a result of Mr. Papanier’s or Carlin’s death or disability, then Mr. Papanier or Carlin, as applicable, will be eligible to receive a pro-rated portion of the annual bonus payable under the Annual PFP for the year in which such termination of employment occurred.
Prior to the end of 2018, Mr. Carlin’s employment agreement provided that (1) Twin River would provide Mr. Carlin with access to a corporate apartment near Twin River’s facility in Lincoln, Rhode Island, the aggregate value of which was approximately $3,000 per month, including utility costs, and (2) as long as Mr. Carlin had not permanently relocated near Twin River’s facility in Lincoln, Rhode Island, Twin River would reimburse Mr. Carlin for certain costs associated with his travel to and from his home in New York.
For purposes of Messrs. Papanier’s and Carlin’s employment agreements, “good reason” generally means (1) a material diminution in his base salary, other than a general reduction in base salary that affects all similarly situated executives of Twin River; (2) a material diminution in his responsibilities to Twin River (other than temporarily during periods of physical or mental incapacity); or (3) a relocation of his principal place of employment such that the distance between his primary residence as of such relocation and his principal place of employment is increased by more than 50 miles.
For purposes of the employment agreements with Messrs. Papanier and Carlin, a “change in control” is defined by reference to the definition included in the 2015 Plan.
Messrs. Papanier’s and Carlin’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Twin River and its affiliates.
During the employment term and for the longer of the period of Base Salary Continuation or 12 months following the executive’s termination date, Messrs. Papanier and Carlin will be subject to certain geographically-limited non-competition restrictions. Messrs. Papanier and Carlin will also be subject to certain non-solicitation, non-disparagement and non-disclosure restrictions.
As described in the “Election of New Chief Financial Officer” section of the CD&A, Mr. Carlin’s employment agreement was amended in connection with the termination of his employment at the end of 2018 and the subsequent commencement of his consulting relationship as of January 1, 2019.
Letter Agreement with Mr. Taylor
Effective July 1, 2017, Twin River originally entered into the Taylor Letter Agreement in order to memorialize the terms and conditions applicable to Mr. Taylor’s role as Executive Chairman. The parties subsequently amended the Taylor Letter Agreement, effective as of December 31, 2018, primarily to extend its term. The term of the Taylor Letter Agreement, as amended, began on July 1, 2017 and will end on the earliest to occur of  (1) December 31, 2019, (2) a “change in control”, (3) the date on which Twin River’s board of directors or Mr. Taylor gives the other written notice of his or its intent to terminate the Taylor Letter Agreement, or (4) the date of Mr. Taylor’s death. Under the Taylor Letter Agreement, in lieu of any other compensation for his service on Twin River’s board of directors or any committee thereof, Mr. Taylor receives compensation of  $100,000 per month. Mr. Taylor receives 62.5% of that amount in the form of cash, with the remaining 37.5% paid in the form of RSUs. If the term ends other than due to Mr. Taylor’s voluntary resignation not at the board’s request, and other than a termination for “cause” or due to his death or disability, then he would continue to receive compensation at the level provided for under the Taylor Letter Agreement through December 31, 2019.

Under the Taylor Letter Agreement, the compensation committee has the discretion to pay Mr. Taylor an additional discretionary amount in the form of fully-vested RSUs. Mr. Taylor will also receive reimbursement for his out-of-pocket costs and expenses incurred by him in connection with his duties to Twin River, including living expenses in Rhode Island.
All of Mr. Taylor’s vested RSUs will be settled upon the earlier of Mr. Taylor’s termination of service (other than a termination for “cause”) and a “change in control” (as such terms are defined in the Taylor Letter Agreement).
For purposes of the Taylor Letter Agreement, a “change in control” means that any person or entity acquires beneficial ownership of a majority of Twin River’s voting stock or elects a majority of the Twin River board of directors, provided in either case that such event constitutes a “change in control event” with respect to Twin River for purposes of IRC Section 409A.
Potential Payments Upon Termination or Change in Control as of December 31, 2018
The chart below quantifies the payments and benefits to which the NEOs would have been entitled to upon termination of employment or service, or in connection with a change in control, had the applicable event occurred on December 31, 2018.
Name	Termination without Justifiable Cause or for Good Reason ($)	Termination for Death or Disability ($)	Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control ($)
John E. Taylor, Jr.
Cash Severance	750,000(1)	—	750,000(1)
Health Benefits	—	—	—
Restricted Stock Units	450,000(2)	(3)	—
Total	1,200,000	—	750,000
George T. Papanier
Cash Severance	1,236,010(4)	515,010(7)	1,957,010(8)
Health Benefits	22,980(5)	—	45,960(9)
Restricted Stock Units & Performance Stock Units	3,790,400(6)	3,790,400(6)	3,968,567(10)
Total	5,049,390	4,305,410	5,971,537
Glenn A. Carlin(11)
Cash Severance	885,803(4)	345,053(7)	1,426,553(8)
Health Benefits	22,980(5)	—	45,960(9)
Restricted Stock Units & Performance Stock Units	1,137,193(6)	1,137,193(6)	1,190,717(10)
Total	2,045,976	1,482,246	2,663,230

(1)
If Twin River’s board of directors had terminated Mr. Taylor’s service on December 31, 2018, Mr. Taylor would continue to receive payment of his monthly cash compensation through December 31, 2019.

(2)
The value shown above represents the estimated fair market value of the Twin River shares underlying the RSU component of Mr. Taylor’s monthly compensation through December 31, 2019.

(3)
Upon a termination of Mr. Taylor’s service as a member of Twin River’s board of directors as a result of his death or disability, no additional RSUs would be eligible to vest, but Mr. Taylor’s previously-vested RSUs would be settled. The table above is intended to show the value attributable to the accelerated vesting of awards upon the specified events, and therefore no amount is shown to reflect the settlement of vested RSUs.

(4)
Assuming a termination that occurred on December 31, 2018, each of Messrs. Papanier and Carlin would have received continued base salary payments for 12 months following termination plus his earned bonus under the Annual PFP for 2018. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2018.

(5)
Represents estimated costs to Twin River of continued health benefits for 12 months.

(6)
Upon termination of employment (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), each of Messrs. Papanier and Carlin would vest in the “next-tranche” of his unvested time-based RSUs (17,960 RSUs and 5,388 RSUs, respectively). Upon termination of employment (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), the number of PSUs eligible to vest in respect of the 2018 performance period would also vest, assuming target level performance (equal to 33,344 PSUs for Mr. Papanier and 10,004 PSUs for Mr. Carlin). Messrs. Papanier and Carlin would also vest in the number of PSUs earned in respect of the 2016 and 2017 performance periods applicable to the 2016 PSU Award (57,304 PSUs and 17,192 PSUs, respectively) and the number of PSUs earned in respect of the 2017 performance period applicable to the 2017 PSU Award (15,464 PSUs and 4,640 PSUs, respectively). The total number of accelerated RSUs and PSUs was multiplied by $30.55, the estimated fair market value of one share of Twin River’s common stock on December 31, 2018.

(7)
Upon a termination of employment as a result of death or disability, each of Messrs. Papanier and Carlin would receive payment of his earned Annual PFP for 2018. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2018.

(8)
Assuming a termination that occurred on December 31, 2018 and that such termination occurred within one year following a change in control, each of Messrs. Papanier and Carlin would have received continued base salary payments for 24 months following termination plus his earned bonus under the Annual PFP for 2018. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2018.

(9)
Represents estimated costs to Twin River of continued health benefits for 24 months.

(10)
Assumes a change in control date of December 31, 2018 and that no “replacement award” is provided to the award holder in connection with such change in control. The amount shown represents the accelerated vesting of all time-based RSUs (23,792 RSUs for Mr. Papanier and 7,140 RSUs for Mr. Carlin), the accelerated vesting of all unearned PSUs (assuming target level achievement) for the 2018 performance period (equal to 33,344 PSUs for Mr. Papanier and 10,004 PSUs for Mr. Carlin), the vesting of any earned PSUs in respect of the 2016 and 2017 performance periods applicable to the 2016 PSU Award (57,304 PSUs for Mr. Papanier and 17,192 PSUs for Mr. Carlin), and the vesting of any earned PSUs in respect of the 2017 performance period applicable to the 2017 PSU Award (15,464 PSUs for Mr. Papanier and 4,640 PSUs for Mr. Carlin). The total number of accelerated RSUs and PSUs was multiplied by $30.55, the estimated fair market value of one share of Twin River’s common stock on December 31, 2018.

(11)
Please see the “Election of New Chief Financial Officer” section of the CD&A for more detailed information regarding Mr. Carlin’s termination of employment at the end of 2018, the subsequent commencement of his consulting relationship as of January 1, 2019, and the related amendment of his existing employment agreement.

RELATED PARTY TRANSACTIONS
The following discussion is a summary of certain transactions Twin River has with related parties. Twin River may enter into transactions with its stockholders and other entities owned by, or affiliated with, its direct and indirect stockholders in the ordinary course of business.
Stock Option Loans
Twin River adopted a plan in 2015 under which employees and directors could borrow money from Twin River to finance the payment of the exercise price and related income taxes under previously granted stock options. Mr. Papanier borrowed $4,086,264.24 in 2015 which bore interest on a quarterly basis at a fixed rate of 1.81% per annum. As of September 30, 2018, the balance of the loan was $2,810,285.60, with $170,416.48 paid to date in interest. Mr. Taylor borrowed $1,192,101.96 and $1,480,000.00 in 2015 and 2016, respectively, which bore interest on a quarterly basis at a fixed rate of 1.81% per annum and a fixed rate of 1.44% per annum, respectively. As of September 30, 2018, the balance of the loans made in 2015 and 2016 were $1,214,129.69 (with $47,634.91 paid to date in interest) and $1,501,726.59 (with $31,672.00 paid to date in interest), respectively. Mr. Capp borrowed $596,050.98 and $650,000.00 in 2015 and 2016, respectively, which bore interest on a quarterly basis at a fixed rate of 1.81% per annum and a fixed rate of 1.44% per annum, respectively. As of September 30, 2018, the balance of the loans made in 2015 and 2016 were $598,808.05 (with $31,976.00 paid in interest) and $652,392.00 (with $21,008.00 paid in interest), respectively. As of December 2018, all of these loans were paid in full.
In December 2018, Mr. Papanier and Mr. Taylor sold an aggregate of 71,637 shares of Twin River common stock to Twin River for total proceeds of approximately $6.7 million. The proceeds were used to pay the loans described above and for related taxes.
Related Person Transactions Policy
Twin River’s Corporate Governance Guidelines include a written policy for the review, approval or ratification of  “Related Party Transactions” by the audit committee of the Combined Company’s board of directors. “Related Party Transactions” are transactions between Twin River and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon the completion of the Merger, the Combined Company’s policy regarding transactions between the Combined Company and related persons will provide that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of Twin River common stock, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members. In considering such transactions, the audit committee of the Combined Company will consider the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the related person’s relationship to or interest in the transaction.

INTERESTS OF THE DIRECTORS AND EXECUTIVE
OFFICERS OF DOVER DOWNS IN THE MERGER
In considering the recommendations of the board of directors of Dover Downs, Dover Downs stockholders should be aware that certain directors and executive officers of Dover Downs have interests in the Merger that may differ from, or may be in addition to, the interests of Dover Downs stockholders generally. These interests are described in more detail and quantified below. The board of directors of Dover Downs was aware of these interests and considered them, among other matters, when it adopted the Merger Agreement and in making its recommendations that the Dover Downs stockholders approve the Merger. For purposes of all Dover Downs agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change of control, change in control or term of similar meaning.
Indemnification and Insurance.   Pursuant to the Merger Agreement, Twin River will indemnify each present and former director and officer of Dover Downs and its subsidiaries, to the fullest extent permitted under law, against claims existing or occurring at or prior to the effective time of the Merger (including relating to the Merger). Also pursuant to the Merger Agreement, Dover Downs may provide or purchase director and officer liability insurance for a period of seven years following the effective time of the Merger to cover each present and former director and officer of Dover Downs with respect to claims arising from facts or events occurring before that effective time of the Merger, which insurance will contain terms no less favorable than the coverage provided immediately prior to the completion of the Merger. If Dover Downs is unable to or does not do so, Twin River will cause the surviving company to maintain in effect director and officer liability insurance for a period of six years following the effective time of the Merger, provided that Twin River is not required to expend, on an annual basis, an amount in excess of 250% of the annual premiums paid as of the date of the Merger Agreement by Dover Downs for any such insurance, and if any such annual expense at any time would exceed that amount, then Twin River will maintain or cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to that amount over the term of such policy.
Restricted Stock.   Dover Downs has granted restricted shares of Dover Downs common stock to its employees, including its executive officers. As of January 3, 2019, Dover Downs’ current executive officers held 216,000 shares of Dover Downs restricted stock. The amounts held as of such date are as follows: Denis McGlynn and Edward J. Sutor, 60,000 shares each, and Timothy R. Horne and Klaus M. Belohoubek, 48,000 shares each. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of Dover Downs restricted stock will vest in full and will be converted into the right to receive the Merger Consideration in respect of one share of Dover Downs Stock. Following the completion of the Merger and the conversion of the Dover Downs restricted stock pursuant to the Merger Agreement, the restricted stock awards will terminate, and no further vesting, lapse, or other restrictions under the terms of the award agreements relating to Dover Downs restricted stock will apply.
Under the terms of the Merger Agreement, from the date the Merger Agreement was signed until the completion of the Merger, Dover Downs may not grant Dover Downs Stock, securities convertible into or exchangeable for Dover Downs Stock or other equity grants, except pursuant to the exercise or settlement of any already outstanding equity award or the issuance of annual equity awards in the ordinary course of business consistent with past practice.
Employment Agreements.   In 2006, Dover Downs entered into employment and non-compete agreements with all of its executive officers (Denis McGlynn, Edward J. Sutor, Timothy R. Horne and Klaus M. Belohoubek). Pursuant to the Merger Agreement, following the consummation of the Merger, Twin River has agreed to honor the terms of all such agreements. The agreements are only operative in the event of a change in control.
Pursuant to the agreements, in the event of a change in control Dover Downs must pay to each executive officer a certain change in control fee in the amount described below. Each agreement specifies an “extension period” for a certain number of months, also as described below, during which the executive officer shall receive a monthly payment equal to one-twelfth of the sum of  (a) the executive officer’s then-current annual base salary (excluding any incentive or bonus), and (b) the amount of any cash bonus awarded to the executive officer for the then-most recently concluded fiscal year of Dover Downs. The agreements for Dover Downs’ chief executive officer and its executive vice president provide that for purposes of calculating this monthly amount, the executive officer’s cash bonus shall be the actual cash bonus for Dover Downs’ then most recently concluded fiscal year, but not less than 75% and not greater than 125% of the average cash bonus awarded to the executive officer for Dover Downs’ then most recently concluded fiscal year and the preceding two fiscal years. During the extension period, the executive officer will also be entitled to health, welfare and certain fringe benefits on terms no less favorable than those which he had prior to the change in control or a cash equivalent (if the provision of such benefits violates any Code requirement), as well as continued payment of professional and organizational dues and fees as in effect prior to the change in control.
During the extension period, the executive officers agree not to, directly or indirectly, engage in any capacity in the casino business (except as a passive investor holding not more than 3% of the equity of such business) or to assist any business that is in the casino business and that competes with Dover Downs anywhere in the State of Delaware or within a 50 mile radius of Dover Downs facility in Dover, Delaware. The executive officers are also prohibited, during the extension period, from soliciting Dover Downs’ customers and employees.
During the extension period, the executive officer will continue as an employee unless and until terminated. Dover Downs may terminate the executive officer with or without cause. If the executive officer’s termination is without cause, Dover Downs will continue to pay the monthly amount for the duration of the extension period. If the termination is for cause, in consideration for the executive officer’s compliance with the non-compete covenants, Dover Downs will continue to pay one-half of the monthly amount (since the agreement allocates 50% of the monthly post-termination amount to severance and the remaining 50% in consideration of the executive officer’s non-compete covenants). “Cause” is defined under the agreement to mean a unanimous determination by the Dover Downs board of directors that the executive officer (1) has been convicted of a felony, (2) has embezzled from or committed fraud against Dover Downs, which embezzlement or fraud has a material adverse financial impact on Dover Downs, or (3) has been grossly insubordinate, which has continued after written notice from the Dover Downs board of directors which determination is upheld by a final, non-appealable arbitration award.
The executive officer will be entitled to continue receiving the monthly amount during the extension period if he voluntarily terminates his employment for good reason. “Good reason” is defined under the agreements to mean (1) reduction in title, responsibilities, administrative support or support services, (2) relocation of the executive officer’s office, (3) travel at a level that exceeds the travel requirements before the change in control, (4) any breach by Dover Downs of its obligations under the agreement, (5) any breach by the purchaser under a merger or acquisition agreement pursuant to which the change in control takes place relating to employee benefits or directors’ and officers’ insurance or indemnification provisions, or (6) any reason whatsoever two months after the change in control.
Upon the change in control, the executive officer shall also be entitled to receive a pension benefit equal to the amount which he would have received under Dover Downs’ retirement program (which includes Dover Downs defined benefit pension plan and supplemental executive retirement plan) had payments to him under the agreement been treated as covered compensation under the retirement program, which benefit will be paid in a lump sum using actuarial assumptions and the discount rate which would be utilized for purposes of funding a plan termination.
There are no other agreements or understandings between Dover Downs and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments.
Board Position.   Twin River has agreed to include Jeffrey Rollins, a director of Dover Downs, as a nominee to the board of directors of the Combined Company and will recommend that the Combined Company board of directors approve and recommend his election at the next annual or special meeting of stockholders at which an election of directors is held after the effective time of the Merger; provided, that he possesses qualifications required by gaming laws. If elected to the Combined Company board of directors, Mr. Rollins will receive compensation in accordance with the policies that the Combined Company may adopt relating to director compensation. For more information regarding Twin River’s director compensation, see “Management and Other Information of the Combined Company — 2017 Director Compensation.”

Director Non-Compete Agreement.   In 2004, Dover Downs entered into a non-compete agreement with one of its directors, Henry B. Tippie. Pursuant to that agreement, in the event of a change in control, Dover Downs must pay Mr. Tippie a change in control fee equal to $750,000. In addition, for the one-year period following a change in control, Mr. Tippie agrees not to, directly or indirectly, engage in any capacity in the casino business (except as a passive investor holding not more than 3% of the equity of such business) or to assist any business that is in the casino business and that competes with Dover Downs anywhere in the State of Delaware or within a 50 mile radius of the Dover Downs facility in Dover, Delaware. Mr. Tippie is also prohibited, during this one-year period, from soliciting Dover Downs’ customers and employees. To the extent that Mr. Tippie’s change in control fee constitutes an excess “parachute payment” under Section 280G of the Code and results in the imposition of an excise tax, Mr. Tippie’s agreement requires that Dover Downs pay Mr. Tippie the amount of such excise tax plus any additional amounts necessary to place him in the same after-tax position as he would have been had no excise tax been imposed. Dover Downs estimates that the tax gross-up that will be paid to Mr. Tippie under his agreement due to a change in control on the closing date of the Merger transactions will be $386,294. This is an estimated tax gross-up payment.
Merger-Related Compensation for Dover Downs’ Named Executive Officers
The following disclosure provides information about the compensation to be paid to Dover Downs’ named executive officers (Denis McGlynn, Edward J. Sutor, Timothy R. Horne and Klaus M. Belohoubek) that is based on or otherwise relates to the Merger. The compensation described below is the subject of a non-binding advisory vote of the Dover Downs stockholders at the Dover Downs special meeting, as described in this proxy statement/prospectus (Proposal No. 2 — Approval of the Compensation Proposal). These amounts are estimated based on compensation levels as of the date of this proxy statement/prospectus and an assumed effective date of March 31, 2019 for the Merger. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the completion of the Merger (such as the future grant of equity awards). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Denis McGlynn, President and Chief Executive Officer — (1) $500,000 change in control fee; (2) 60 month extension period paying up to an aggregate of  $1,668,750 over the term of the extension period; and (3) $393,619 for the lump sum pension benefit calculated on the amounts paid under clauses (1) and (2).
Timothy R. Horne, Senior Vice President — Finance, Treasurer and Chief Financial Officer —  (1) $250,000 change in control fee; (2) 24 month extension period paying up to an aggregate of  $470,000 over the term of the extension period; and (3) $90,818 for the lump sum pension benefit calculated on the amounts paid under clauses (1) and (2).
Edward J. Sutor, Executive Vice President and Chief Operating Officer — (1) $250,000 change in control fee; (2) 24 month extension period paying up to an aggregate of  $610,000 over the term of the extension period; and (3) $175,672 for the lump sum pension benefit calculated on the amounts paid under clauses (1) and (2).
Klaus M. Belohoubek, Senior Vice President — General Counsel and Secretary — (1) $250,000 change in control fee; (2) 24 month extension period paying up to an aggregate of  $370,000 over the term of the extension period; and (3) $103,276 for the lump sum pension benefit calculated on the amounts paid under clauses (1) and (2).
To the extent that any of the payments to the executive officers described above constitute an excess “parachute payment” under Section 280G of the Code and result in the imposition of an excise tax, each agreement requires that Dover Downs pay the individual the amount of such excise tax plus any additional amounts necessary to place the individual in the same after-tax position as he would have been had no excise tax been imposed. Dover Downs estimates that the tax gross-up that will be paid to each individual under the agreements due to a change in control on the closing date of the Merger transactions will be as follows: Denis McGlynn, $1,363,026; Edward J. Sutor, $459,744; Timothy R. Horne, $393,675; Klaus M.

Belohoubek, $372,421. With respect to the executive officers, each employment agreement provides that 50% of the monthly amount paid during the extension period after a qualifying termination of employment is paid in consideration of the executive officer’s non-compete covenants. However, in order to substantiate these provisions in the agreements and thereby potentially reduce the estimated excess parachute payment amounts as a result of a qualifying termination of employment, Dover Downs would need to obtain a third-party valuation of the non-compete covenants in the named executive officers’ agreements. If such valuation is obtained and value can be assigned to the covenants, Dover Downs intends to exclude such amounts from the total excess parachute payment amounts. The exclusion of these amounts would reduce the calculated amount of excess parachute payments subject to tax.
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the named executive officers of Dover Downs, assuming that the Merger is completed on March 31, 2019 and the named executive officers are terminated without cause on the same day immediately following the completion of the Merger.
Name	Cash ($)(1)	Equity ($)(1)(2)	Pension/ NQDC ($)(1)(3)	Perquisites/ benefits ($)(1)(4)	Tax reimbursement ($)(1)(5)	Other ($)	Total ($)
Denis McGlynn, President and Chief Executive Officer	2,168,750	184,680	393,619	69,653	1,363,026	—	4,179,728
Timothy R. Horne, Sr. Vice President – Finance, Treasurer, and Chief Financial Officer	720,000	147,744	90,818	35,129	393,675	—	1,387,366
Edward J. Sutor, Executive Vice President and Chief Operating Officer	860,000	184,680	175,672	29,751	459,744	—	1,709,847
Klaus M. Belohoubek, Sr. Vice President, General Counsel and Secretary	620,000	147,744	103,276	35,129	372,421	—	1,278,570

(1)
Amounts are “single-trigger.” See disclosure above under “Employment Agreements” for more information about the timing of and conditions to the payments.

(2)
Reflects the value of accelerated vesting of Dover Downs restricted stock awards upon the closing of the Merger. Assumes that the Merger will be completed on March 31, 2019 with a value per share of Dover Downs common stock of  $3.078, which represents the average closing price of Dover Downs’ shares on the first five business days following the announcement of the Merger. This amount takes into account Dover Downs’ customary equity grants made in January 2019.

(3)
This amount reflects the additional lump sum amount payable to the named executive officers of Dover Downs upon a change in control pursuant to their employment and non-compete agreements with respect to their qualified and nonqualified pension benefits, after taking into account certain enhancements as described in the applicable employment agreements. The additional amount has been determined by Dover Downs’ outside actuary assuming a change in control date of February 14, 2019. These amounts may change slightly when they are finalized in anticipation of closing of the Merger, including to reflect the PPA lump sum rates as of December 31, 2018, which were not available when these amounts were calculated.

(4)
The employment and non-compete agreements with the named executive officers of Dover Downs provide for medical coverage to be paid upon a change in control. The amounts shown reflect the employer’s portion of the premiums for medical coverage for a 24-month period (60-month period for Mr. McGlynn) based on Dover Downs’ current premium rates for these benefits.

(5)
A change in control will result in certain officers of Dover Downs (including the named executive officers of Dover Downs) being entitled to payments and benefits contingent upon or in connection with the change in control. As a result, the named executive officers of Dover Downs may be deemed to have received an “excess parachute payment” under Section 280G of the Code. In such an event, among other things, the named executive officers of Dover Downs may be subject to a 20% excise tax. Dover Downs has agreed to reimburse the named executive officers of Dover Downs for any excise, income or other taxes that are payable as a result of any reimbursements for excise taxes imposed pursuant to Section 280G of the Code. The tax reimbursement for the named executive officers of Dover Downs was determined assuming a Federal income tax rate of 37%, a Delaware state income tax rate of 6.6%, a Medicare tax rate at 2.35% and an excise tax rate of 20%. The employment and non-compete agreements with the named executive officers of Dover Downs stipulate, among other things, that the executive may not engage in the casino business (and may not solicit Dover Downs’ customers or employees) for the period during which monthly payments are payable following termination of employment and further stipulate that 50% of the monthly amount may be forfeited if the executive were to violate the non-compete and/or the non-solicitation provisions in his employment agreement. Amounts that are allocable to a non-compete covenant as reasonable compensation can reduce the amount of an executive’s excess parachute payments under Section 280G of the Code. The tax reimbursement for the named executive officers of Dover Downs was calculated assuming that none of the monthly payments can be allocated to a non-compete covenant, and, therefore, 100% of the monthly payments are taken into account. If 50% of the monthly payments can be allocated to a non-compete covenant, (i) the amount of the tax reimbursement would decrease by approximately $490,088 (Mr. McGlynn) and $108,664 (Mr. Belohoubek) and (ii) no tax reimbursement would be due to Messrs. Horne and Sutor because their excess parachute payments would be reduced to zero.
Certain Relationships and Related Party Transactions
In conjunction with Dover Downs’ spin-off from DVD in 2002, Dover Downs entered into various agreements with DVD that addressed the allocation of assets and liabilities between the companies and that define the companies’ relationship after the separation. These include the Real Property Agreement and the Transition Support Services Agreement, each as further described below. Patrick J. Bagley, Timothy R. Horne, Denis McGlynn, Jeffrey W. Rollins, R. Randall Rollins, and Henry B. Tippie are all directors of both companies. Denis McGlynn, Timothy R. Horne and Klaus M. Belohoubek are executive officers of both companies. Dover Downs’ Chairman, Henry B. Tippie, controls in excess of 50% of the voting power of each of Dover Downs and DVD.
Under the Transition Support Services Agreement, each company provides to the other certain administrative and operational services. The agreement may be terminated in whole or in part 90 days after the request of the party receiving the services or 180 days after the request of the party providing the services.
Dover Downs and Twin River have agreed that, for a period of up to three years from the effective time of the Merger, the Transition Support Services Agreement will continue in effect on substantially the same basis as in effect prior to the consummation of the Merger unless otherwise terminated by mutual agreement or as provided for in the Transition Support Services Agreement. Dover Downs and Twin River have also agreed that the catering and related services provided by Dover Downs to DVD may be discontinued by Dover Downs upon one year’s prior notice.
During the years ended December 31, 2017, 2016 and 2015, Dover Downs allocated costs of $1,862,000, $1,952,000 and $1,851,000, respectively to DVD, for certain administrative and operating services, including leased space. DVD allocated certain administrative and operating service costs of $187,000, $158,000 and $252,000, respectively, to Dover Downs for the years ended December 31, 2017, 2016 and 2015. The allocations were based on an analysis of Dover Downs’ and DVD’s respective shares of the costs. In connection with DVD’s 2017, 2016 and 2015 NASCAR event weekends at Dover International Speedway, Dover Downs provided certain services, primarily catering, for which DVD was invoiced $903,000, $876,000 and $836,000, respectively. Additionally, DVD invoiced Dover Downs $224,000, $200,000 and $230,000 during 2017, 2016 and 2015, respectively, for tickets, their commission for suite catering and other services to the NASCAR events. As of December 31, 2017 and 2016, respectively, Dover Downs’ consolidated balance sheets included $7,000 in receivables from DVD for the aforementioned items. Dover Downs settled these items in January of 2018 and 2017. The net costs incurred by Dover Downs and DVD for these services are not necessarily indicative of the costs that would have been incurred if the companies had been unrelated entities and/or had otherwise independently managed these functions; however, Dover Downs management believes that these costs are reasonable.

The Real Property Agreement governs certain leases and easements affecting Dover Downs’ Dover, Delaware facility. The arrangements contained in the Real Property Agreement will remain in place following the Merger.
Prior to Dover Downs’ spin-off from DVD in 2002, both companies shared certain real property in Dover, Delaware. At the time of the spin-off, some of this real property was transferred to Dover Downs to ensure that the real property holdings of each company were aligned with its past uses and future business needs. During Dover Downs’ harness racing season, Dover Downs has historically used the 5/8-mile harness racing track that is located on DVD’s property and is on the inside of its one-mile motorsports superspeedway. In order to continue this historic use, DVD granted a perpetual easement to the harness track to Dover Downs at the time of the spin-off. This perpetual easement allows Dover Downs to have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The easement requires that Dover Downs maintains the harness track but does not require the payment of any rent.
Various easements and agreements relative to access, utilities and parking have also been entered into between Dover Downs and DVD relative to Dover Downs’ and DVD’s respective Dover, Delaware facilities. DVD pays rent to Dover Downs for the lease of its principal executive office space. Dover Downs also allows DVD to use its indoor grandstands in connection with DVD’s two annual motorsports weekends. Dover Downs does not assess rent for this nominal use and may discontinue the use at Dover Downs’ discretion.
DVD may be deemed to benefit from the continuation of the arrangements between Dover Downs and DVD. On such basis, stockholders of DVD, including directors and officers of Dover Downs, may be deemed to benefit from the consummation of the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Subject to the limitations, assumptions and qualifications described herein, this section describes the material U.S. federal income tax consequences to Dover Downs stockholders of  (1) the Mergers and (2) the ownership and disposition of shares of Twin River common stock received in the Mergers. The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder (“Treasury Regulations”), published rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
This discussion addresses only those Dover Downs stockholders that hold their Dover Downs Stock, and will hold their shares of Twin River common stock received in the Mergers, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular Dover Downs stockholders in light of their individual circumstances or to Dover Downs stockholders that are subject to special rules, such as:
•
banks or other financial institutions;

•
pass-through entities and their owners;

•
insurance companies;

•
tax-exempt entities;

•
dealers in securities;

•
traders in securities that elect to use a mark to market method of accounting;

•
persons that hold Dover Downs Stock or Twin River common stock as part of straddles, hedges, constructive sales, integrated transactions or conversion transactions;

•
entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);

•
grantor trusts;

•
regulated investment companies;

•
real estate investment trusts;

•
controlled foreign corporations or passive foreign investment companies;

•
certain expatriates or persons that have a functional currency other than the U.S. dollar; and

•
stockholders that acquired their Dover Downs Stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Mergers or the ownership and disposition of shares of Twin River common stock, nor does it the U.S. Medicare contribution tax on unearned income. Tax considerations under foreign, state or local laws or federal laws other than those pertaining to income tax are not addressed in this proxy statement/prospectus. Non-U.S. holders and U.S. holders who may be subject to taxes other than U.S. federal income taxes should consult their own tax advisors regarding the imposition of any such taxes as a result of the Mergers or the ownership and disposition of shares of Twin River common stock.
If a partnership (including for this purpose any entity or other arrangement treated as a partnership for U.S. federal income tax purposes) holds Dover Downs Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Dover Downs Stock, you should consult your tax advisor.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Dover Downs Stock, or, after the completion of the Mergers, Twin River common stock, that, for U.S. federal income tax purposes, is:
•
an individual citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•
an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is any beneficial owner of Dover Downs Stock, or, after the completion of the Mergers, Twin River common stock, that, for U.S. federal income tax purposes, is an individual, corporation, estate, or trust that is not a U.S. Holder.
ALL HOLDERS OF DOVER DOWNS COMPANY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE MERGERS AND THE OWNERSHIP AND DISPOSITION OF SHARES OF TWIN RIVER COMMON STOCK RECEIVED IN THE MERGERS.
Tax Consequences of the Mergers
Qualification of the Mergers as a Reorganization
Dover Downs and Twin River intend that the Mergers, taken together as an integrated transaction, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In order to constitute a “reorganization,” certain requirements must be met, including, among others, that:
•
the value of the Twin River common stock issued to Dover Downs stockholders in the Mergers as a percentage of the total consideration furnished to Dover Downs stockholders in connection with the Mergers satisfies the continuity of stockholder interest requirement for corporate reorganizations, which will generally be satisfied if such percentage is 40% or more, taking into account any acquisitions by Twin River (or any related party) of shares of Twin River common stock issued to Dover Downs stockholders in connection with the Mergers;

•
Twin River will continue Dover Downs’ historic business or will use a significant portion of Dover Downs’ historic business assets in a business;

•
Twin River will acquire substantially all of Dover Downs’ assets pursuant to the Mergers; and

•
the Mergers will be consummated in accordance with the terms of this proxy statement/prospectus.

Dover Downs and Twin River believe that the Mergers, taken together as an integrated transaction, will meet the applicable requirements and constitute a “reorganization.” However, neither Dover Downs nor Twin River has requested or intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. Consequently, no assurances can be given that the IRS will not assert, or that a court would not sustain, a position contrary to treating the Mergers as a reorganization. Dover Downs stockholders should consult their own tax advisors with respect to the particular tax consequences of the Mergers to them, including the consequences if the IRS successfully challenged the treatment of the Mergers as an integrated transaction that qualifies as a reorganization.
Tax Consequences to U.S. Holders
A U.S. holder that exchanges its Dover Downs Stock for shares of Twin River common stock in the Mergers will not recognize gain or loss on the exchange, except with respect to cash received in lieu of fractional Twin River shares, which will be treated as described below under “— Receipt of Cash in Lieu of Fractional Shares.” The aggregate tax basis of the shares of Twin River common stock a U.S. holder receives as a result of the Mergers will be the same as such holder’s aggregate tax basis in its Dover Downs Stock surrendered in the Mergers, reduced by the basis attributable to any fractional share of Twin River common stock deemed sold as described below under “— Receipt of Cash in Lieu of Fractional Shares.” The holding period of the shares of the Twin River common stock received by a U.S. holder in the Mergers will include such holder’s holding period of the Dover Downs Stock surrendered in the Mergers. If a U.S. holder has differing tax basis and/or holding periods in respect of Dover Downs Stock, such U.S. holder should consult with its tax advisor with respect to the determination of the tax basis and/or holding periods of the particular shares of Twin River common stock received.
Tax Consequences to Non-U.S. Holders
A non-U.S. holder that exchanges its shares of Dover Downs Stock for a shares of Twin River in the Mergers generally will not recognize gain or loss on the exchange, except as described below under “— Receipt of Cash in Lieu of Fractional Shares.” However, a non-U.S. holder that is a Significant Shareholder will be subject to U.S. federal income tax under Section 897 of the Code (the “FIRPTA Tax”) on any gain realized if  (1) Dover Downs is or has been a USRPHC at any time during the Testing Period (as defined below) and (2) any of the following conditions are met:
•
Twin River is not a USRPHC immediately after the Mergers;

•
the Significant Shareholder does not own, actually or constructively, more than 5% of the Twin River common stock immediately after the Mergers; or

•
certain U.S. federal income tax filing requirements are not satisfied by the Significant Shareholder.

This discussion assumes that: (1) Dover Downs common stock is “regularly traded” (within the meaning of Section 897 of the Code) on the NYSE at all times during the year in which the Mergers occur, and (2) Twin River common stock received in the Mergers will be “regularly traded” (within the meaning of Section 897 of the Code) on the NYSE following the effective time of the Merger.
A corporation generally is characterized as a USRPHC if the fair market value of the “United States real property interests” (“USRPIs”) owned by the corporation and certain of its subsidiaries equals or exceeds 50% of the sum of the fair market value of  (1) the USRPIs owned by the corporation and certain of its subsidiaries, (2) interests in real property located outside of the United States owned by the corporation and certain of its subsidiaries and (3) other assets used or held for use by the corporation and certain of its subsidiaries in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands and in other USRPHCs. Real property generally includes land and unsevered natural products of the land, improvements on land and personal property associated with the use of real property within the meaning of applicable Treasury Regulations. It is possible that Dover Downs may have been a USRPHC at one or more times during the prior five years. Dover Downs and Twin River have not determined whether Twin River will be a USRPHC immediately after the Mergers.
As used in this discussion, “Testing Period” means, with respect to a non-U.S. holder, the shorter of (1) the five-year period immediately preceding the effective time of the Mergers and (2) the period during which the non-U.S. holder held its Dover Downs Stock, and “Significant Shareholder” means a non-U.S. holder that has owned, actually or constructively, more than 5% of Dover Downs Stock at any time during the Testing Period.
The amount of gain recognized by a Significant Shareholder that is subject to the FIRPTA Tax will equal the excess of  (1) the fair market value of Twin River common stock as of the effective time of the Mergers and the amount of any cash (including cash received in lieu of fractional shares) received by such non-U.S. holder in exchange for its shares of Dover Downs Stock in the Mergers over (2) such non-U.S. holder’s tax basis in the Dover Downs Stock exchanged therefor. Loss generally may not be recognized by a Significant Shareholder in connection with the Mergers. If the FIRPTA Tax applies to a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may apply.

A Significant Shareholder subject to the FIRPTA Tax will be required to file a U.S. federal income tax return with the IRS. Such a Significant Shareholder’s aggregate tax basis in Twin River common stock received in the Mergers will generally equal Twin River common stock’s fair market value at the time of receipt, and such Significant Shareholder’s holding period in Twin River common stock received in the Mergers will begin the day after the closing date of the Mergers.
Non-U.S. holders are urged to consult their tax advisors to determine the possible application of the FIRPTA Tax and other particular U.S. federal income tax consequences of the Mergers to them.
Receipt of Cash in Lieu of Fractional Shares
A U.S. holder that receives cash in lieu of a fractional share of Twin River common stock will be treated as having received the fractional share pursuant to the Mergers and then as having sold the fractional share for cash in a redemption by Twin River. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, such U.S. holder’s holding period for such share is greater than one year. For U.S. holders that are non-corporate holders, long-term capital gain generally will be taxed at a preferential U.S. federal income tax rate. The deductibility of capital losses is subject to limitations.
Subject to the summary below regarding FATCA, a non-U.S. holder will recognize gain or loss with respect to cash received in lieu of a fractional share in the same manner as set forth above with respect to U.S. holders, but generally will not be subject to U.S. federal income tax unless (1) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder), (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (3) Dover Downs is or has been a USRPHC for U.S. federal income tax purposes at any time during the Testing Period and such non-U.S. holder is a Significant Shareholder (as each such term is defined above under “— Tax Consequences to Non-U.S. Holders”).
Reporting Requirements
In general, each U.S. holder will be required to retain records pertaining to the Mergers pursuant to applicable Treasury Regulations. In addition, each U.S. holder that owned immediately before the Mergers (1) 5% or more by vote or value of the Dover Downs Stock or (2) Dover Downs securities with a tax basis of  $1,000,000 or more will be required to file a statement with such U.S. holder’s U.S. federal income tax return setting forth such U.S. holder’s tax basis in the Dover Downs Stock surrendered in the Mergers, the fair market value of the Dover Downs Stock surrendered in the Mergers, the date of the Mergers and the name and employer identification number of Dover Downs, Twin River, Merger Sub I and Merger Sub II.
Backup Withholding and Information Reporting
In general, information reporting requirements may apply to cash payments, if any, made to U.S. holders and non-U.S. holders in connection with the Mergers, unless an exemption applies. Backup withholding may be imposed on the above payments if  (1) a U.S. holder (A) fails to provide a taxpayer identification number or appropriate certificates or (B) otherwise fails to comply with all applicable requirements of the backup withholding rules or establish an exemption or (2) a non-U.S. holder fails to certify under penalty of perjury that it is a non-U.S. holder or such non-U.S. holder otherwise fails to establish an exemption.
Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. Holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Tax Consequences of the Ownership and Disposition of Shares of Twin River Common Stock
The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition by U.S. holders and non-U.S. holders of shares of Twin River common stock received in the Mergers.
Tax Consequences to U.S. Holders
Distributions
Distributions, if any, made with respect to shares of Twin River common stock generally will be treated as dividends for U.S. federal income tax purposes to the extent of Twin River’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends will qualify for the long term capital gains rate if certain holding period requirements are met. In addition, dividends paid to corporate U.S. holders may qualify for the dividend received deduction if the U.S. holder meets certain holding period and other requirements. Distributions in excess of Twin River’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes will generally be treated as a return of capital to the extent of a U.S. Holder’s basis in the shares of Twin River common stock and thereafter as capital gain. If a U.S. holder has differing tax basis and/or holding periods in respect of Twin River common stock, such U.S. holder should consult with its tax advisor with respect to the determination of the tax basis and/or gain for each block of Twin River common stock.
Sale or Other Taxable Disposition
A U.S. holder generally will recognize capital gain or loss on the sale or other taxable disposition of Twin River common stock in an amount equal to the difference between the amount realized from the disposition and the U.S. holder’s adjusted tax basis in its Twin River common stock. Any gain or loss on a sale or other taxable disposition of Twin River common stock generally will be long-term capital gain or loss if the holding period for such common stock is greater than one year. For U.S. holders that are non-corporate holders, long-term capital gain generally will be taxed at a preferential U.S. federal income tax rate. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-U.S. Holders
Distributions
Subject to the summary below regarding backup withholding and FATCA, dividends paid on Twin River common stock to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (1) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or appropriate successor form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (2) if it holds Twin River common stock through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. These forms may need to be periodically updated.
A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).
Dividends paid on Twin River common stock that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder), generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or appropriate successor form)). Any such effectively connected dividends (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.
Sale or Other Taxable Disposition
Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of Twin River common stock generally will not be subject to U.S. federal income tax, unless: (1) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder), (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (3) Twin River is or has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held shares of the Twin River common stock, and, so long as the Twin River common stock is regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) actually or constructively, more than 5% of the Twin River common stock. It has not yet been determined whether Twin River is or will be a USRPHC after completion of the Mergers. However, so long as Twin River common stock is listed on the NYSE, Twin River believes that a disposition by a non-U.S. holder that owns, actually or constructively, less than 5% of Twin River common stock should not be subject to U.S. federal income tax.
Any gain recognized by a non-U.S. holder that is described in clause (1) or (3) of the preceding paragraph generally will be subject to U.S. federal income tax at the U.S. federal income tax rates generally applicable to a U.S. person. Any such gains of a corporate non-U.S. holder also may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (2) of the preceding paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.
Information Reporting and Backup Withholding
In general, information reporting requirement may apply to dividends paid to U.S. holder and non-U.S. holders on Twin River common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of Twin River common stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker. Backup withholding may be imposed on the above payments if  (1) a U.S. holder (A) fails to provide a taxpayer identification number or appropriate certificates or (B) otherwise fails to comply with all applicable requirements of the backup withholding rules or establish an exemption or (2) a non-U.S. holder fails to certify under penalty of perjury that it is a non-U.S. holder or such non-U.S. holder otherwise fails to establish an exemption.
Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. Holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

FATCA
Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), a non-U.S. holder generally will be subject to a 30% withholding tax on (1) dividends paid on Twin River common stock and (2) beginning after December 31, 2018, gross proceeds from the sale or other disposition of Twin River common stock, unless (a) if the non-U.S. holder is a “non-financial foreign entity”, it provides the applicable payor or financial institution with certain documentation relating to its substantial U.S. owners or otherwise certifies that it does not have any substantial U.S. owners, (b) if the non-U.S. holder is a “foreign financial institution,” it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and it establishes its compliance with these rules by providing to the applicable payor or financial institution with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or appropriate successor form) or (c) the non-U.S. holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing the applicable payor or financial institution with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or appropriate successor form). The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the non-U.S. holder is resident.
Twin River will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult their own tax advisors regarding how FATCA may apply to the Mergers and their ownership and disposition of Twin River common stock.
The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Mergers and the ownership and disposition of shares of Twin River common stock, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF TWIN RIVER CAPITAL STOCK
The following is a summary of Twin River’s capital stock and important provisions of the Amended and Restated Certificate of Incorporation of Twin River, dated as of July 8, 2014 (the “Twin River Certificate of Incorporation”) and the Amended and Restated Bylaws of Twin River, dated as of January 20, 2017 (the “Twin River Bylaws”). The Twin River Certificate of Incorporation and the Twin River Bylaws will govern the rights of holders of the Combined Company if the Merger Agreement is adopted by Dover Downs stockholders and the Merger is thereafter completed. This summary does not purport to be complete and is subject to and qualified by the Twin River Certificate of Incorporation, in substantially the form attached as Annex C, and the Twin River Bylaws, in substantially the form attached as Annex D, and by the provisions of applicable law.
Twin River’s authorized capital stock currently consists of shares made up of 100,000,000 shares of common stock, par value $0.01 per share. Upon the closing of the Merger and taking into account the stock dividend, approximately 40,967,421 shares of Twin River common stock will be issued and outstanding, all of which will be validly issued, fully paid and non-assessable. Twin River is privately held and there is currently no public market for its shares.
Common Stock
Dividend Rights
Pursuant to the Twin River Certificate of Incorporation, dividends may be declared by the Twin River board of directors from time to time.
Voting Rights
Each share of Twin River common stock will be entitled to one vote. At each meeting of stockholders, all matters shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon with a quorum being present (except in cases where a greater number of votes is required by law, the Twin River Certificate of Incorporation or the Twin River Bylaws).
Other Rights
Twin River common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions in the Twin River Certificate of Incorporation or the Twin River Bylaws.
Anti-takeover Effects of Certain Provisions of the Twin River Certificate of Incorporation and the Twin River Bylaws
Some provisions of the DGCL and of the Twin River Certificate of Incorporation and Twin River Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of Twin River. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Twin River to first negotiate with Twin River’s board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Twin River Bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of Twin River’s board of directors. Proper notice must be timely, in proper written form, and must set forth certain details of the nomination or proposal. The Chairman of the meeting may determine that a nomination or proposal was defective and should be disregarded. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Twin River.

Classified Board
The Twin River Certificate of Incorporation provides that the Twin River board of directors shall be divided into three classes, each of which will hold office for a three-year term.
Calling Special Stockholder Meetings
The Twin River Bylaws provide that special meetings of Twin River’s stockholders may be called only by Twin River’s Chairman of the board of directors, by order of a majority of the whole board of directors or by holders of Twin River common stock who hold at least 20% of the outstanding common stock entitled to vote generally in the election of directors.
Removal of Directors
The Twin River Bylaws state that any director or the entire board of directors may be removed for cause by the holders of a majority of the shares then entitled to vote at an election of directors.
Limitation on Financial Interest
The Twin River Certificate of Incorporation provides that Twin River shall not permit any natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization to acquire a direct or indirect equity or economic interest in Twin River equal to or greater than 5% of any class of equity interests without the approval of the relevant gaming authorities (subject to certain specified exceptions). Any transfer of shares of Twin River common stock that results in a person acquiring more than such 5% threshold shall not be recognized until the relevant gaming authorities have consented to such transfer. An additional license or consent from the gaming authorities is required for ownership equal to or greater than 20% of any class of equity interests of Twin River.
Limitation of Liability of Officers and Directors; Indemnification
The Twin River Certificate of Incorporation states that a director shall not be personally liable to Twin River or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Twin River or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of Twin River shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of the Twin River Certificate of Incorporation by the stockholders of Twin River shall not adversely affect any right or protection of a director of Twin River existing at the time of such repeal or modification. Twin River is authorized to indemnify the directors and officers of Twin River, as well as employees and agents of Twin River, to the fullest extent permissible under Delaware law. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of Twin River and its stockholders (through stockholders’ derivative suits on behalf of Twin River) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. To the extent the indemnification for liabilities arising under the Securities Act may be granted to Twin River’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Twin River has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Choice of Forum
The Twin River Bylaws state that unless the board of directors consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Twin River, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Twin River to Twin River or Twin River’s stockholders, (3) an action asserting a claim arising pursuant to any provision of the DGCL or the Twin River Certificate of Incorporation or the Twin River Bylaws (as any of the foregoing may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).
Listing
Twin River common stock is not currently traded or quoted on a stock exchange or quotation system. At the closing of the Merger, Twin River will become a publicly traded company and the Twin River common stock is expected to be listed on the NYSE.
Stock Dividend
On January 18, 2019, the Twin River board of directors authorized a stock dividend of three additional shares of Twin River common stock for each share outstanding. The stock dividend was effected on January 24, 2019 to holders of record on that date. As of December 31, 2018, Twin River had outstanding a total of 9,497,344 common shares, which will be increased to 37,989,376 outstanding common shares as a result of the stock dividend.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the Merger, there has been no public market for Twin River’s capital stock. Future sales of Twin River common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares held by the pre-Merger Twin River stockholders will be available for sale shortly after the Merger due to legal restrictions on resale. However, Twin River may file a registration statement with the SEC to register the resale of restricted shares of Twin River common stock held by Twin River stockholders. Sales of Twin River common stock in the public market after such restrictions lapse or pursuant to a registration statement, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and Twin River’s ability to raise equity capital in the future.
Upon completion of the stock dividend and the Merger, there will be approximately 40,967,421 issued and outstanding shares of Twin River common stock. All of the shares issued to Dover Downs stockholders in the Merger will generally be freely tradable, except that shares held by Twin River’s affiliates after the Merger, as that term is defined in Rule 144, may only be sold in compliance with the limitations described below.
Rule 144
In general, a person who has beneficially owned restricted shares of Twin River common stock for at least six months would be entitled to sell its securities provided that (1) such person is not deemed to have been one of Twin River’s affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) Twin River is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of Twin River common stock for at least six months but who are Twin River’s affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, and such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares of Twin River common stock outstanding at the time of such sale, which is estimated to be 409,674 following the consummation of the Merger; or

•
the average weekly trading volume of Twin River common stock on the national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that Twin River is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the other requirements of Rule 144.

COMPARISON OF STOCKHOLDER RIGHTS
If the Merger is completed, the outstanding shares of Dover Downs common stock and Class A common stock will be converted into the right to receive shares of Twin River common stock. The rights of Twin River stockholders and Dover Downs stockholders are each governed by the laws of the State of Delaware. The following is a summary of certain differences between (1) the current rights of Dover Downs stockholders under the Dover Downs Certificate of Incorporation and the Dover Downs Bylaws and (2) the current rights of Twin River stockholders under the Twin River Certificate of Incorporation and the Twin River Bylaws. The summary set out below is not intended to provide a comprehensive discussion of each company’s governing documents or law. This summary is qualified in its entirety by reference to the full text of each of the Twin River Certificate of Incorporation and the Twin River Bylaws, each of which are included elsewhere in this proxy statement/prospectus, and the Dover Downs Certificate of Incorporation and the Dover Downs Bylaws and the DGCL. See the section entitled “Where You Can Find More Information,” beginning on page 203 of this proxy statement/prospectus, for information on how to obtain a copy of the Dover Downs Certificate of Incorporation and the Dover Downs Bylaws.
Twin River	Dover Downs
Authorized Capital Stock
Twin River is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share.

The number of authorized shares of Twin River common stock may be increased or decreased (but the number of authorized shares of Twin River common stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Twin River common stock issuable upon exercise of any outstanding options, warrants, exchange rights, conversion rights or similar rights for Twin River common stock) by the affirmative vote of the holders of a majority in voting power of Twin River common stock.
Dover Downs is authorized to issue up to 125,000,000 shares, divided into three classes consisting of:
(1)
74,000,000 shares of common stock, par value $0.10 per share;

(2)
50,000,000 shares of Class A common stock, par value $0.10 per share; and

(3)
1,000,000 shares of preferred stock, par value $1.00 per share.

The Dover Downs board of directors has the authority, without action by stockholders, to designate and issue preferred stock in one or more series and to designate the relative participating, optional and other special rights, preferences and privileges of each series, any or all of which may be superior to and have priority over the rights of the Dover Downs common stock and Class A common stock.

Voting Rights
Each share of Twin River common stock is entitled to one vote.

At each meeting of stockholders, all matters shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon with a quorum being present (except as otherwise provided by law, the Twin River Certificate of Incorporation or the Twin River Bylaws).	Each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock of Dover Downs common stock and ten votes for each share of Dover Downs Class A common stock held by such shareholder which has voting power upon the matter in question.

Twin River	Dover Downs
Quorum
At any meeting of stockholders, except as otherwise expressly required by law or by the Twin River Certificate of Incorporation, at least one-third of the outstanding shares of capital stock entitled to vote or act at such meeting shall be present or represented by proxy in order to constitute a quorum for the transaction of any business, but less than a quorum shall have power to adjourn any meeting until a quorum shall be present. When a quorum is present to organize a meeting, the quorum cannot be destroyed by the subsequent withdrawal or revocation of the proxy of any stockholder. Shares of capital stock owned by Twin River or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of directors is held by Twin River, shall not be counted for quorum purposes or entitled to vote. Notwithstanding the foregoing, when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business for the purposes of taking action on such business.	At each meeting of stockholders, except where otherwise provided by law or the Dover Downs Certificate of Incorporation or by-laws, the holders of a majority of the voting power represented by shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the appropriate manner until a quorum shall attend.
Stockholder Rights Plans
Twin River currently has no stockholder rights plan.	Dover Downs adopted a stockholder rights plan in 2012. The rights are attached to and trade in tandem with the common stock and Class A common stock. Each right entitles the registered holder to purchase from Dover Downs one share of common stock. The rights, unless earlier redeemed by the board of directors, will detach and trade separately from the common stock upon the occurrence of certain events such as the unsolicited acquisition by a third party of beneficial ownership of 10% or more of the outstanding combined common stock and Class A common stock or the announcement by a third party of the intent to commence a tender or exchange offer for 10% or more of the outstanding combined common stock and Class A common stock. After the rights have detached, the holders of such rights would generally have the ability to purchase such number of either shares of Dover Downs common stock or stock of an acquirer of Dover Downs having a market value equal to twice the exercise price of the right being exercised, thereby causing substantial dilution to a person or group of persons attempting to acquire control. The rights may serve as a significant deterrent to unsolicited attempts to acquire control of Dover Downs, including transactions involving a

Twin River	Dover Downs
premium to the market price of Dover Downs stock. This rights agreement expires on January 1, 2022, unless earlier redeemed. The rights agreement has been waived in connection with the Merger.
Rights of Preferred Stock
No preferred stock is currently authorized.	Under the Dover Downs Certificate of Incorporation, preferred stock may be given preference, in a single class or classes, or with certain participating optional or other special rights, as the majority of the board of directors sees fit, over the priorities of the Dover Downs common stock or Class A common stock. There is no Dover Downs preferred stock outstanding.
Number of Directors
The Twin River Bylaws provide that the board of directors shall consist of no fewer than three members and no more than seven members. The exact number shall be fixed from time to time by the majority of the board of directors.	The property and business of Dover Downs shall be managed by a board of up to nine directors.
Qualification and Election of Directors
One class of directors shall be elected at each annual meeting of the stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, in each case by the vote of the plurality of the votes cast at any meeting for the election of directors at which a quorum is present, and each director elected shall hold office for a three-year term until the next applicable election or until his successor is duly elected and qualified.

Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (1) at the direction of the board or (2) by any stockholder of Twin River who complies with the notice procedures set forth in the Twin River Bylaws and is a stockholder of record on the date of the giving of the notice provided for in the Twin River Bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting. No person may serve as a member of the board of directors, or be elected or nominated to the board of directors, unless such person has been licensed to serve as a member of the board of directors by the applicable gaming authorities at the time of such service, election or nomination.	The directors shall be divided into three classes, with each class serving three years. At each annual election, commencing at the next annual meeting of stockholders the successors of the class of directors whose term expires at that time shall be elected to hold office for the term of three years to succeed those whose term expires, so that the term of office of one class of directors shall expire in each year.

Nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors. Such nominations shall be made by notice in writing and in the manner prescribed by the Dover Downs Bylaws.

Twin River	Dover Downs
Filling Vacancies on the Board of Directors
The Twin River Bylaws state that vacancies in the board of directors resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.
If one or more directors shall resign (or are removed) from the board of directors effective at a future date, a majority of the directors then in office, but not including those who have so resigned (or are removed) at a future date, shall designate another individual to fill such vacancy. Each director so elected shall continue in office until the next election of the class to which such director has been assigned.	The Dover Downs Bylaws state that any vacancy occurring in the board of directors for any cause may be filled only by the board of directors, acting by vote of a majority of the directors then in office, although less than quorum. Each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced.
Cumulative Voting
Twin River’s Certificate of Incorporation and Bylaws do not provide for cumulative voting.	The Dover Downs Certificate of Incorporation and Bylaws do not provide for cumulative voting.
Removal of Directors
Any director or the entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors only for cause.	Any director or the entire board of directors of Dover Downs may be removed at any time, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the voting power of Dover Downs entitled to vote at an election of directors.
Director Nominations by Stockholders
Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, by any stockholder of Twin River who (1) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (2) complies with the proper notice requirements.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Twin River.

To be timely, stockholder notice must be delivered or mailed and received by Twin River not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, unless that meeting is called for a date that is not within 30 days before or after such anniversary, in which case such notice must be received not later than the tenth day following such	Nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations by a shareholder shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Dover Downs and received in the form required by the Dover Downs Bylaws not less than ninety days prior to the anniversary of the prior year’s annual meeting of stockholders or not less than seven days following the day on which notice of any special meeting has been mailed to stockholders calling for the election of directors. Each such notice shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee for the past five years and (3) evidence of such nominee’s qualification under the Dover Downs Bylaws.

Twin River	Dover Downs
notice was mailed or public disclosure given. For a special meeting, notice must be not later than the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of Twin River which are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of Twin River, which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected, and such person must meet the qualification requirements, including licensing requirements, described above under “Qualification and Election of Directors”.

Twin River	Dover Downs
Stockholder Proposals
In accordance with the Twin River Bylaws, stockholder proposals must be timely and in proper written form in order to be properly brought at a stockholder meeting. A stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of Twin River, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Subject to the information requirements of the Twin River Bylaws, any special meetings called by stockholders shall be preceded by a notice of such stockholders to the Secretary, to be delivered to or mailed and received at the principal executive offices of Twin River, not less than 90 days nor more than 120 days prior to the date specified in such notice for such special meeting.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and record address of such stockholder, (3) the class or series and number of shares of capital stock of Twin River which are owned beneficially or of record by such stockholder, (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (5) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.	In accordance with the Dover Downs Bylaws, stockholder proposals, to be properly brought, must be brought before the meeting by a stockholder of Dover Downs who is a stockholder of record at the time of giving of notice and who shall be entitled to vote at the meeting. For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Dover Downs.

To be timely, a stockholder’s notice must be in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Dover Downs and received in the form required by this Section and (1) with respect to an annual meeting, not less than ninety days prior to the anniversary of the prior year’s annual meeting of stockholders, or (2) with respect to a special meeting, not less than seven days following the day on which notice of the special meeting has been mailed to stockholders or public disclosure of such meeting was first made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting, (2) as to the stockholder giving such notice (A) the name and address, as they appear on Dover Downs’ stock ledger, of such stockholder, (B) the class and number of shares of Dover Downs which are beneficially owned by such stockholder, and (C) if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect; and (3) any material interest of the stockholder in such business.

Twin River	Dover Downs
Stockholder Action by Written Consent
The Twin River Certificate of Incorporation provides that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent setting forth such action is signed by the requisite number of holders of record of shares of stock that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.	The Dover Downs Bylaws provide that, unless prohibited by law or the rules and regulations of any national securities exchange on which securities of Dover Downs are listed, stockholders may act by written consent without a meeting.
Certificate of Incorporation Amendments
The Twin River Certificate of Incorporation provides that from time to time any of the provisions of the Certificate of Incorporation may be amended, altered or repealed.

Pursuant to Section 242(b) of the DGCL, to amend the Twin River Certificate of Incorporation, Twin River’s board of directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon, plus, if the amendment adversely affects the powers, rights or preferences of, or changes the par value of, any class of shares, the affirmative vote of a majority of the outstanding stock of such class, is required to adopt the amendment.	The affirmative vote of the holders of at least 75% of the voting power of Dover Downs then entitled to be voted in an election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with specified sections of the Dover Downs Certificate of Incorporation, except that only the affirmative vote of the holders of a simple majority of the voting power of Dover Downs then entitled to be voted in an election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with such sections of the Dover Downs Certificate of Incorporation if such amendment, repeal or adoption shall have been approved by a majority of the members of the board of directors. Other sections may be amended in accordance with the DGCL.
Bylaw Amendments
The Twin River Certificate of Incorporation states that, in furtherance and not in limitation of the powers conferred by statute, the board of directors, by affirmative vote of a majority of the whole board of directors, is expressly authorized to adopt, amend or repeal any or all of the Twin River Bylaws. The Twin River Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the shares entitled to vote generally in elections of directors that are present at a duly called annual or special meeting of stockholders at which a quorum is present.

Notwithstanding the foregoing, (1) the Twin River Bylaws relating to special meetings, voting requirements in non-director election matters, terms of directors, director voting and amendments may not be repealed or amended in any respect unless	The Dover Downs Certificate of Incorporation states that the board of directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Dover Downs Bylaws. The stockholders may make, alter or repeal any bylaw whether or not adopted by them, provided however, that any such additional bylaws, alterations or repeal may be adopted only by the affirmative vote of the holders of 75% or more of the voting power of Dover Downs entitled to vote generally in the election of directors, unless such additional bylaws, alterations or repeal shall have been recommended to the stockholders for adoption by a majority of the board of directors, in which event such additional bylaws, alterations or repeal may be adopted by the affirmative vote of the holders of a majority voting power of Dover Downs entitled to vote generally in the election of directors.

Twin River	Dover Downs
such action is approved by the affirmative vote of a majority of all shares entitled to vote generally in elections of directors, (2) the provisions set forth in the Twin River Bylaws relating to quorum, action by written consent of stockholders and advance notice procedures may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole board of directors and the affirmative vote of a majority of all shares entitled to vote generally in elections of directors, and (3) the provisions set forth in the Twin River Certificate of Incorporation relating to director classification and the Twin River Bylaws relating to number of directors, election of directors, resignation and removal of directors and director vacancies may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole board of directors and the affirmative vote of at least 75% of all shares of Twin River entitled to vote generally in elections of directors.
Special Meetings of Stockholders
The Twin River Bylaws note that special meetings may only be called by the Chairman of the board of directors, by order of a majority of the whole board of directors or by holders of common stock who hold at least 20% of the outstanding common stock entitled to vote generally in the election of directors.	The Dover Downs Bylaws provide that special meetings of the stockholders may be called at any time by the Chairman of the board of directors, the President or the Chairman of the Executive Committee of the board of directors and not by any other person.
Notice of Meetings of Stockholders
The Twin River Bylaws provide that written notice of each annual and special meeting of stockholders must be given stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed, in writing, at least ten but not more than 60 days before the date of such meeting, to each stockholder entitled to vote thereat. If mailed, such notice shall be deposited in the United States mail, postage prepaid, directed to such stockholder at the address as the same appears on the records of Twin River. Notice given by electronic transmission shall be effective (1) if by fax, when faxed to a number where the stockholder has consented to receive notice, (2) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice, (3) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of the posting or the giving of separate notice of the posting, or (4) if by other form of electronic communication,	The Dover Downs Bylaws state that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his address as it appears on the records of Dover Downs.

Twin River	Dover Downs
when directed to the stockholder in the manner consented to by the stockholder.
Proxies
The Twin River Certificate of Incorporation provides that a stockholder entitled to vote may vote in person or by proxy.	The Dover Downs Certificate of Incorporation provides that a stockholder entitled to vote may vote in person or by proxy.
Limitation of Personal Liability of Directors/Officers
The Twin River Certificate of Incorporation states that a director shall not be personally liable to Twin River or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Twin River or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of Twin River shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions by the stockholders of Twin River shall not adversely affect any right or protection of a director of Twin River existing at the time of such repeal or modification. Twin River is authorized to indemnify the directors and officers of Twin River, as well as employees and agents of Twin River, to the fullest extent permissible under Delaware law.	The Dover Downs Certificate of Incorporation states that no director of Dover Downs shall be personally liable to Dover Downs or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (1) for any breach of the director’s duty of loyalty to Dover Downs or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this provision became effective.
Indemnification of Directors and Officers
The Twin River Bylaws require that Twin River indemnify any director or executive officer, and may indemnify any other employee or agent, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee, or agent of Twin River (or related position), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of Twin River, and, with respect to any	The Dover Downs Bylaws state that Dover Downs shall indemnify, and advance certain expenses to an indemnitee to the fullest extent permitted by applicable law in effect on the adoption of the Dover Downs Bylaws, and to such greater extent as applicable law may thereafter from time to time permit. The applicable indemnitee shall be entitled to the indemnification rights provided in the Dover Downs Bylaws if, by reason of their corporate status, is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of Dover Downs. The applicable indemnitee shall be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue

Twin River	Dover Downs

criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, to the fullest extent permitted by law as the same exists or may hereafter be amended; provided, however, that except with respect to proceedings to enforce rights to indemnification, Twin River shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Twin River.
Any indemnification shall be made by Twin River only as authorized in the specific case upon a determination that indemnification of the director, executive officer, employee or agent of Twin River is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the majority vote of directors who were not parties to such action, suit or proceeding (even if such majority vote constitutes less than a quorum), or (2) if the majority vote of directors who were not parties to such action, suit or proceeding so directs (even if such majority vote constitutes less than a quorum), by independent legal counsel in a written opinion. To the extent, however, that a director, executive officer, employee or agent of Twin River has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall (in the case of a director or executive officer of Twin River) and may (in the case of an employee or agent of Twin River who is not a director or executive officer of Twin River) be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Any director or executive officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible. If successful, in whole or in part, the director or executive officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
Expenses incurred by a director, executive officer, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of a director or executive officer of Twin River) and may (in the case of an employee or agent of Twin River who is or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Dover Downs, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The applicable indemnitee shall be entitled to the indemnification rights provided in the Dover Downs Bylaws to the fullest extent permitted by law if, by reason of their corporate status, is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of Dover Downs to procure a judgment in its favor.
Pursuant to the Dover Downs Bylaws, the applicable indemnitee shall be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Dover Downs.

To the extent that the applicable indemnitee is, by reason of their corporate status, a party to and is successful, on the merits or otherwise, in any proceeding, they shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf. If the applicable indemnitee is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, Dover Downs shall indemnify the applicable indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. The termination of any claim, issue or matter in such a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

To the extent that the applicable Indemnitee is, by reason of their corporate status, a witness in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Dover Downs shall advance all reasonable expenses incurred by or on behalf of the applicable indemnitee in connection with any proceeding within twenty days after the receipt by Dover Downs of a statement or statements from the applicable indemnitee requesting such advance or

Twin River	Dover Downs

not a director or executive officer of Twin River) be paid by Twin River in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking. Twin River may enter into agreements with such persons for the purpose of providing for such advances.
Any repeal or modification of the indemnification provisions described above shall not adversely affect any right or protection hereunder of a director, executive officer, employee or agent of Twin River in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.
advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the applicable indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of the applicable indemnitee to repay any expenses advanced if it shall ultimately be determined that the applicable indemnitee is not entitled to be indemnified against such expenses.

Notwithstanding any amendment, alteration or repeal of any provision on indemnification, the applicable indemnitee shall, unless otherwise prohibited by law, have the rights of indemnification and to receive advancement of expenses as provided above in respect of any action taken or omitted by the applicable indemnitee in their corporate status and in respect of any claim asserted in respect thereof at any time when such provision was in effect. The provisions on indemnification shall continue as to the applicable indemnitee whose corporate status has ceased and shall inure to the benefit of his heirs, executors and administrators.
Exclusive Forum
The Twin River Bylaws state that unless Twin River, by action of the board of directors, consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Twin River, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Twin River to Twin River or Twin River’s stockholders, (3) an action asserting a claim arising pursuant to any provision of the DGCL or the Twin River Certificate of Incorporation or the Twin River Bylaws (as any of the foregoing may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).	The Dover Downs Bylaws state that unless Dover Downs consents in writing to the selection of an alternative forum, a state or federal court in the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Dover Downs, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Dover Downs to Dover Downs or Dover Downs stockholders, (3) any action asserting a claim arising pursuant to any provision of DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Dover Downs shall be deemed to have notice of and consented to the provisions of this provision.

NO APPRAISAL RIGHTS
Dover Downs stockholders will not have appraisal rights under the DGCL with respect to the Merger because holders of Dover Downs Stock are not required to receive consideration other than shares of Twin River common stock (plus cash in lieu of fractional shares) in the Merger and shares of Twin River common stock will be listed on the NYSE immediately following the Merger.

CERTAIN BENEFICIAL OWNERS OF DOVER DOWNS SHARES
The following table sets forth, as of January 16, 2019, certain information concerning the beneficial ownership of Dover Downs of  (1) each director of Dover Downs, (2) each of Dover Downs’ “Named Executive Officers” (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (3) each holder known to Dover Downs to beneficially own more than 5% of Dover Downs common stock or class A common stock, and (4) all directors and executive officers as a group (based on 18,552,930 shares of common stock outstanding and 14,869,623 shares of class A common stock outstanding). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.
	Number of Shares and Nature of Beneficial Ownership by Class(1)		Percentage Beneficially Owned by Class		Percentage of Combined Voting Power of Both Classes
Names and Addresses of Beneficial Owners	Common Stock	Class A Common Stock	Common Stock	Class A Common Stock
RMT Trust(2) P.O. Box 26557 Austin, TX 78755	18,800	5,100,000	*	34.3%	30.5%
Henry B. Tippie(2) P.O. Box 26557 Austin, TX 78755	1,253,396(3)	8,450,000(3)	6.8%	56.8%	51.3%
R. Randall Rollins 2170 Piedmont Road, NE Atlanta, GA 30324	—	2,131,500	—	14.3%	12.8%
Jeffrey W. Rollins One Walker’s Mill Road Wilmington, DE 19807	37,942(4)	1,046,673(4)	*	7.0%	6.3%
Denis McGlynn 1131 N. DuPont Highway Dover, DE 19901	275,192(5)	659,950(5)	1.5%	4.4%	4.1%
Patrick J. Bagley 1131 N. DuPont Highway Dover, DE 19901	27,322	—	*	—	*
Timothy R. Horne 1131 N. DuPont Highway Dover, DE 19901	143,009	—	*	—	*
Klaus M. Belohoubek 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	205,875(6)	—	1.1%	—	*
Edward J. Sutor 1131 N. DuPont Highway Dover, DE 19901	254,234	—	1.4%	—	*
Gary W. Rollins 2170 Piedmont Road, NE Atlanta, GA 30324	—	2,131,500	—	14.3%	12.8%
Long Tail Asset Management Pty. Limited 6 Bulletin Place Circular Quay Sydney, NSW 2000, Australia(7)	1,201,658	—	6.5%	—	*

	Number of Shares and Nature of Beneficial Ownership by Class(1)		Percentage Beneficially Owned by Class		Percentage of Combined Voting Power of Both Classes
Names and Addresses of Beneficial Owners	Common Stock	Class A Common Stock	Common Stock	Class A Common Stock
Nantahala Capital Management, LLC 19 Old Kings Highway S, Suite 200 Darien, CT 06820(8)	1,886,458	—	10.2%	—	1.1%
All Directors and Officers as a Group (8 persons)	2,196,970	12,288,123	11.8%	82.6%	74.8%

*
Less than 1%

(1)
Dover Downs Class A common stock entitles the holder to ten votes per share and Dover Downs common stock allows for one vote per share. Dover Downs class A common stock is convertible, at any time, on a share-for-share basis into Dover Downs common stock at the option of the holder. As a result, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a stockholder is deemed to have beneficial ownership of the shares of Dover Downs common stock which the stockholder may acquire upon conversion of the Dover Downs class A common stock. In order to avoid overstatement, the amount of Dover Downs common stock shown above as beneficially owned does not take into account shares of Dover Downs common stock which may be acquired upon conversion of Dover Downs class A common stock (an amount which is equal to the number of shares of Dover Downs class A common stock held by a stockholder). The above numbers include the following shares of restricted Dover Downs common stock granted under Dover Downs 2012 Stock Incentive Plan which have not vested: Denis McGlynn, 60,000 shares; Edward J. Sutor, 60,000 shares; Timothy R. Horne, 48,000 shares; Klaus M. Belohoubek, 48,000 shares; and all directors and officers as a group, 216,000 shares. Unvested shares are included as beneficially owned because the grantees have the right to vote the shares.

(2)
Henry B. Tippie is a trustee of the RMT Trust and has voting and dispositive control over shares held by the RMT Trust pursuant to a voting agreement with R. Randall Rollins and Michele M. Rollins, the other two trustees.

(3)
Includes 200,000 shares of Dover Downs common stock and 150,000 shares of Dover Downs class A common stock held by his wife, and 18,800 shares of Dover Downs common stock and 5,100,000 shares of Dover Downs class A common stock held by the RMT Trust, as to all of which Mr. Tippie disclaims any beneficial interest.

(4)
The shares of Dover Downs common stock are owned by a limited liability corporation over which Mr. Rollins has sole voting and investment power. 797,782 shares beneficially owned by Mr. Rollins are held in a brokerage margin account and as such have been pledged as security for the account.

(5)
Includes 45,000 shares of Dover Downs common stock and 209,350 shares of Dover Downs class A common stock held by his wife, as to which Mr. McGlynn disclaims any beneficial interest.

(6)
157,875 shares beneficially owned by Mr. Belohoubek are held in a brokerage margin account and as such have been pledged as security for the account.

(7)
Based upon information provided in a Schedule 13G/A filed on January 30, 2018 by Long Tail Asset Management Pty. Limited.

(8)
Based upon information provided in a Schedule 13G/A jointly filed on February 14, 2018 by Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack.

CERTAIN BENEFICIAL OWNERS OF TWIN RIVER COMMON STOCK
The following table sets forth information regarding (a) the beneficial ownership of Twin River common stock, as of December 31, 2018 after giving effect to the stock dividend and (b) expected beneficial ownership of Twin River common stock immediately following consummation of the Merger, for:
•
each person known to Twin River to be the beneficial owner of more than 5% of Twin River common stock;

•
each of Twin River’s named executive officers;

•
each of Twin River’s directors; and

•
all of Twin River’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Twin River common stock after the Merger assumes the following: (a) 37,989,376 shares of Twin River common stock issued and outstanding as of December 31, 2018, plus (b) 2,977,285 shares of Twin River common stock issued in the Merger pursuant to the terms and conditions contained therein. The number of Twin River common stock issued in the Merger referenced in clause (b) above is an estimate based on inputs as of December 31, 2018, whereas the actual number of shares of Twin River common stock issued in the Merger will not be determined until the closing of the Merger.
As of December 31, 2018, there were 47 record holders of Twin River common stock.
Except as described in the footnotes below, each of the beneficial owners listed has, to Twin River’s knowledge, sole voting, dispositive and investment power with respect to the indicated shares of Twin River common stock beneficially owned by them. Unless otherwise indicated, the address for each stockholder, director and executive officer listed below is c/o Twin River Worldwide Holdings, Inc., 100 Twin River Road Lincoln, Rhode Island 02865.
	Shares of Common Stock Beneficially Owned After Giving Effect to Stock Dividend		Shares of Common Stock Beneficially Owned After the Merger
Beneficial Owners	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
Named Executive Officers and Directors
Soohyung Kim(1)	12,911,072	34.0%	12,911,072	31.5%
George T. Papanier(2)	457,504	1.2%	457,504	1.1%
John E. Taylor, Jr.(3)	394,968	1.0%	394,968	*
Glenn A. Carlin(4)	378,960	1.0%	378,960	*
Stephen H. Capp	246,812	*	246,812	*
Jeffrey W. Rollins**	—	—	—	—
Wanda Y. Wilson**	—	—	—	—
Terrence Downey	—	—	—	—
All Executive Officers and Directors (5 persons)	14,010,356	36.6%	14,010,356	34.0%
5% Stockholders
Standard RI Ltd(1)	12,911,072	34.0%	12,911,072	31.5%
Chatham Asset High Yield Master Fund, Ltd.(5)	5,730,720	15.1%	5,730,720	14.0%
Solus Ltd.(6)	4,735,516	12.5%	4,735,516	11.6%
HG Vora Special Opportunities Master Fund, Ltd(7)	2,428,000	6.4%	2,428,000	5.9%

*
Less than 1%

**
Nomination to the Twin River board of directors is subject to state regulatory licensing approvals.

(1)
Consists of 12,911,072 shares of Twin River common stock held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(2)
Consists of  (a) 382,244 shares of Twin River common stock and (b) 75,260 shares of Twin River common stock underlying awards of RSUs.

(3)
Consists of  (a) 354,752 shares of Twin River common stock and (b) 40,216 shares of Twin River common stock underlying vested performance awards held by Mr. Taylor that are not payable until the termination of Mr. Taylor’s employment with Twin River.

(4)
Consists of  (a) 246,812 shares of Twin River common stock held by the Glenn A. Carlin Family Trust ua February 1, 2011 of which Mr. Carlin’s wife is the sole trustee and (b) 109,564 presently exercisable options to purchase shares of Twin River common stock and (c) 22,584 shares of Twin River common stock underlying awards of RSUs. Mr. Carlin disclaims beneficial ownership of the 246,812 shares of Twin River common stock.

(5)
Consists of  (a) 3,076,840 shares of Twin River common stock held by Chatham Asset High Yield Master Fund, Ltd, (b) 690,304 shares of Twin River common stock held by Chatham Fund, LP, (c) 1,002,268 shares of Twin River common stock held by Chatham Everest Fund, LP and (d) 961,308 shares of Twin River common stock held by Chatham Asset Private Debt and Strategic Capital Fund, LP (collectively, the “Chatham Funds”). Chatham Asset Management, LLC is the investment manager to the Chatham Funds. Anthony Melchiorre is the managing member of the Chatham Asset Management, LLC. The address for Chatham Asset Management, LLC is 26 Main Street, Suite 204, Chatham, New Jersey 10151.

(6)
Consists of  (a) 2,843,852 shares of Twin River common stock held by Sola Ltd., (b) 180,820 shares of Twin River common stock held by Solus Opportunities Fund 5 LP, (c) 158,488 shares of Twin River common stock held by Ultra Master Ltd., (d) 1,480,000 shares of Twin River common stock held by Solus MAGA Trust and (e) 72,356 shares of Twin River common stock held by Ultra NB LLC (collectively, the “Solus Funds”). Solus Alternative Asset Management LP (“Solus”) is the investment manager for the Solus Funds. Solus GP LLC is the general partner of Solus. The management member of Solus GP LLC is Christopher Pucillo. Solus, Solus GP LLC and Mr. Pucillo may be deemed to beneficially own the Twin River common stock held by the Solus Funds. Solus, Solus GP LLC and Mr. Pucillo each disclaim beneficial ownership of such Twin River common stock except to the extent of their pecuniary interests therein. The address of Sola Ltd. is 410 Park Ave., Floor 11, New York, NY 10022.

(7)
HG Vora Capital Management, LLC, is the investment manager of the HG Vora Special Opportunities Master Fund, Ltd. Mr. Parag Vora is the managing member of HG Vora Capital Management, LLC. The address of HG Vora Special Opportunities Master Fund Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007.

STOCKHOLDER PROPOSALS
If the Merger is completed, Dover Downs will have no public stockholders and there will be no public participation in any of Dover Downs’ future stockholder meetings. Dover Downs intends to hold the 2019 Annual Meeting of stockholders only if the Merger is not completed by that time, and accordingly a date for such meeting has not yet been scheduled. Any stockholder who intends to present a proposal at the 2019 Annual Meeting must have sent the proposal to Senior Vice President-General Counsel and Secretary of Dover Downs at 3411 Silverside Road, Tatnall Building, Suite 201, Wilmington, DE 19810, by the following dates:
•
Proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in Dover Downs’ proxy materials for the 2019 Annual Meeting were due on or prior to December 1, 2018, unless the date of the 2019 Annual Meeting is changed by more than thirty (30) days from the date of the last annual meeting, in which case the proposal must be received no later than a reasonable time before Dover Downs begins to print and send its annual proxy materials. In addition, all such proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which lists the requirements for the inclusion of stockholder proposals in company-sponsored annual proxy materials.

•
Proposals submitted pursuant to the Dover Downs Bylaws, including with respect to stockholder nominations of directors, which Dover Downs is not required to include in its proxy materials, were due no later than January 1, 2019. Notice of any proposal also must include the information specified in the Dover Downs Bylaws.

CERTAIN DEFINITIONS
Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:
•
“Adjournment Proposal” refers to the proposal to approve one or more adjournments of the meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the meeting;

•
“CAFO” refers to Concentrated Animal Feeding Operations;

•
“Citizens” refers to Citizens Capital Markets, Inc.;

•
“Code” refers to the Internal Revenue Code of 1986, as amended;

•
“Combined Company” refers to Twin River and its subsidiaries, including Dover Downs, collectively, following the completion of the Merger;

•
“Commission” refers to the Delaware Harness Racing Commission;

•
“Committee” refers to a committee of the Dover Downs board of directors consisting of independent directors;

•
“Compensation Proposal” refers to the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to Dover Downs’s named executive officers in connection with the Merger as described in this proxy statement/prospectus;

•
“Designated Stockholders” refers to (1) all directors and executive officers of Dover Downs, with respect to all shares of Dover Downs common stock and Dover Downs class A common stock beneficially owned by any of them, as would be required to be disclosed in an annual proxy statement of Dover Downs as of the date of the meeting and (2) each other holder of Dover Downs class A common stock;

•
“DGCL” refers to the General Corporation Law of the State of Delaware;

•
“Dover Downs” refers to Dover Downs Gaming & Entertainment, Inc., a Delaware corporation;

•
“Dover Downs Bylaws” refers to the Amended and Restated By-laws of Dover Downs, dated March 1, 2017;

•
“Dover Downs Certificate of Incorporation” refers to the Certificate of Incorporation of Dover Downs, dated November 16, 2001;

•
“Dover Downs class A common stock” refers to the class A common stock, par value $0.10 per share, of Dover Downs;

•
“Dover Downs common stock” refers to the common stock, par value $0.10 per share, of Dover Downs;

•
“Dover Downs Projections” refers to financial projections (and adjustments thereto) prepared by the management of Dover Downs relating to Dover Downs for the fiscal years ending December 31, 2018 through 2023;

•
“Dover Downs restricted stock” refers to restricted shares of Dover Downs common stock granted to Dover Downs’ employees, including its executive officers;

•
“Dover Downs Stock” refers to the Dover Downs class A common stock and the Dover Downs common stock;

•
“Drinker Biddle” refers to Drinker Biddle & Reath LLP;

•
“DSOA” refers to the Delaware Standardbred Owner’s Association, Inc.;

•
“DVD” refers to Dover Downs Entertainment, Inc.;

•
“effective time of the Merger” refers to the time the Merger becomes effective;

•
“effective time of the Subsequent Merger” or “effective time of the Mergers” refers to the time the Subsequent Merger;

•
“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

•
“Excluded Holders” refers to the directors and officers of Dover Downs, their respective immediate family members, RMT Trust, Twin River, Merger Sub I and their respective affiliates;

•
“GAAP” refers to accounting principles generally accepted in the United States of America;

•
“Hard Rock Biloxi” refers to the Hard Rock Hotel & Casino located in Biloxi, Mississippi;

•
“Houlihan Lokey” refers to Houlihan Lokey Capital, Inc.;

•
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“IRS” refers to the Internal Revenue Service;

•
“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012;

•
“Lottery Director” refers to the Director of the Delaware State Lottery Office;

•
“meeting” refers to the meeting of Dover Downs stockholders to be held on March 26, 2019, or any adjournment thereof, at which Dover Downs stockholders will be asked to consider and vote upon the Merger Proposal, the Compensation Proposal and the Adjournment Proposal;

•
“Merger” refers to the merger of Merger Sub I with and into Dover Downs, with Dover Downs surviving such merger as an indirect wholly owned subsidiary of Twin River;

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated July 22, 2018, among Twin River and Merger Sub I, and Dover Downs, as amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus. On October 8, 2018, the Merger Agreement was amended by Twin River, Merger Sub I, Merger Sub II and Dover Downs;

•
“Merger Consideration” refers to the right to receive, if the Merger is completed, a number of validly issued, fully paid and non-assessable shares of common stock of Twin River equal to the quotient obtained by dividing (1) the aggregate number of shares of Twin River common stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, multiplied by 0.07787658, by (2) the aggregate number of shares of Dover Downs Stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted, as-converted basis, plus cash in lieu of any fractional shares;

•
“Merger Proposal” refers to the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

•
“Merger Sub I” refers to Double Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Twin River;

•
“Merger Sub II” refers to DD Acquisition LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Twin River;

•
“Mergers” refers, collectively, to the Merger and the Subsequent Merger;

•
“MGC” refers to the Massachusetts Gaming Commission;

•
“Moelis” refers to Moelis & Company;

•
“Nasdaq” refers to the Nasdaq Stock Market;

•
“NYSE” refers to the New York Stock Exchange;

•
“OTB” refers to off-track betting;

•
“Pro Forma Statements” refers to the unaudited pro forma condensed combined balance sheet as of September 30, 2018, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus;

•
“Projections” refers to, collectively, the Dover Downs Projections and the Twin River Projections;

•
“proxy solicitor” refers to Georgeson, Dover Downs’ proxy solicitor;

•
“record date” refers to the close of business on February 5, 2019;

•
“Regulatory Agreement” refers to the Regulatory Agreement dated July 1, 2016 by and among Twin River, the subsidiaries party thereto, the Rhode Island Department of Business Regulation and the Division of Lotteries of the Rhode Island Department of Revenue, as it may be amended from time to time;

•
“SAB 118” refers to Staff Accounting Bulletin No. 118, issued on December 22, 2017;

•
“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;

•
“SEC” refers to the U.S. Securities and Exchange Commission;

•
“Securities Act” refers to the U.S. Securities Act of 1933, as amended;

•
“Stifel” refers to Stifel Financial Corp.;

•
“Subsequent Merger” refers to the merger of Dover Downs, as the surviving corporation in the Merger, with and into Merger Sub II, with Merger Sub II surviving as an indirect wholly owned subsidiary of Twin River and a limited liability company;

•
“TCJA” refers to the Tax Cuts and Jobs Act of 2017;

•
“Twin River” refers to Twin River Worldwide Holdings, Inc., a Delaware corporation, and, unless the context requires otherwise, refers to the Combined Company following the completion of the Merger;

•
“Twin River Bylaws” refers to the Amended and Restated Bylaws of Twin River Worldwide Holdings, Inc. dated as of January 20, 2017;

•
“Twin River Certificate of Incorporation” refers to Amended and Restated Certificate of Incorporation of Twin River Worldwide Holdings, Inc. dated as of July 8, 2014;

•
“Twin River common stock” refers to the common stock, par value $0.01 per share, of Twin River;

•
“Twin River Projections” refers to financial projections prepared by the management of Twin River relating to Twin River for the fiscal years ending December 31, 2018 through 2022;

•
“USTA” refers to the United States Trotting Association;

•
“VLTs” refers to video lottery terminals;

•
“Voting Agreement” refers to the Voting Agreement, dated as of July 22, 2018, by and among Twin River and the Voting Agreement Signatories, which is attached as Annex E to this proxy statement/prospectus; and

•
“Voting Agreement Signatories” refers to each of Henry Tippie, Randall Rollins, Jeffrey Rollins, Denis McGlynn, Patrick Bagley, Klaus Belohoubek, Timothy Horne and Edward Sutor.

LEGAL MATTERS
The validity of the shares of Twin River common stock offered hereby will be passed upon for Twin River by Jones Day.

EXPERTS
The consolidated financial statements of Twin River as of December 31, 2017 and December 31, 2016, and for each of the years then ended included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Dover Downs as of and for the years ended December 31, 2017 and December 31, 2016 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2017 and 2016 consolidated financial statements of Dover Downs contains an explanatory paragraph that states that the scheduled expiration of Dover Downs’ credit agreement raises substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The audit report covering the December 31, 2017 and 2016 consolidated financial statements of Dover Downs refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as of January 1, 2018, using the full retrospective method, and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715) as of January 1, 2018, which requires retrospective adoption.

WHERE YOU CAN FIND MORE INFORMATION
You may read and copy any reports, statements or other information that Dover Downs files with the SEC at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Dover Downs through the Investor Relations section of Dover Downs’ website at www.doverdowns.com. The information provided on Dover Downs’ website is not part of this proxy statement/prospectus, and therefore is not incorporated by reference herein.
You may obtain any of the documents Dover Downs files with the SEC, without charge, by requesting them in writing or by telephone from Dover Downs at the following address:
Dover Downs Gaming & Entertainment, Inc.
Attention: Secretary
1131 North DuPont Highway
Dover, Delaware 19901
(302) 674-4600
If you would like to request documents from Dover Downs, please do so by March 19, 2019 to receive them before the meeting. If you request any documents from Dover Downs, Dover Downs will mail them to you by first class mail, or another equally prompt method, within one business day after Dover Downs receives your request.
If you have any questions about this proxy statement/prospectus, the meeting or the Merger or need assistance with voting procedures, you should contact:

1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: 888-549-6618
Following the consummation of the Merger, Twin River will file annual, quarterly and current reports and other information with the SEC. You may read and copy any filings made by Twin River at www.sec.gov, and such documents will also be available through the Investor Relations section of Twin River’s website, which will be www.twinriverwwholdings.com. The information that will be provided on Twin River’s website is not part of this proxy statement/prospectus and therefore is not incorporated by reference herein.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. DOVER DOWNS AND TWIN RIVER HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT AS HAVING BEEN AUTHORIZED BY DOVER DOWNS OR TWIN RIVER. THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY    , 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO FINANCIAL STATEMENTS
Unaudited Consolidated Financial Statements of Dover Downs Gaming & Entertainment, Inc.:
Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2018 and 2017	F-2
Consolidated Balance Sheets as of September 30, 2018 and December 31, 2017	F-3
Consolidated Statements of Cash Flows for the nine months ended September 30, 2018 and 2017	F-4
Notes to Consolidated Financial Statements	F-5
Audited Consolidated Financial Statements of Dover Downs Gaming & Entertainment, Inc.:
Report of Independent Registered Public Accounting Firm	F-17
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2017 and 2016	F-18
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-19
Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016	F-20
Notes to Consolidated Financial Statements	F-21
Consolidated Financial Statements of Twin River Worldwide Holdings, Inc.:
Report of Independent Registered Public Accounting Firm	F-42
Consolidated Balance Sheets as of September 30, 2018 (unaudited) and December 31, 2017 and 2016	F-43
Consolidated Statements of Operations and Comprehensive Income for the nine months ended September 30, 2018 (unaudited) and 2017 (unaudited) and for the years ended December 31, 2017 and 2016	F-44
Consolidated Statements of Changes in Shareholders’ Equity for the nine months ended September 30, 2018 (unaudited) and for the years ended December 31, 2017 and 2016	F-45
Consolidated Statements of Cash Flows for the nine months ended September 30, 2018 (unaudited) and 2017 (unaudited) and for the years ended December 31, 2017 and 2016	F-46
Notes to Consolidated Financial Statements	F-47

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
In Thousands, Except Per Share Amounts
(Unaudited)
	Nine Months Ended September 30,
	2018	2017
Revenues:
Gaming	$104,752	$104,249
Other operating	28,547	27,865
	133,299	132,114
Expenses:
Gaming	99,992	100,427
Other operating	22,182	21,403
General and administrative	4,082	4,024
Merger costs	765	—
Depreciation	6,200	6,128
	133,221	131,982
Operating (loss) earnings	78	132
Interest expense	(598)	(634)
Other income	251	118
Loss before income taxes	(269)	(384)
Income tax (expense) benefit	(120)	83
Net loss	(389)	(301)
Change in pension net actuarial loss and prior service cost, net of income taxes	88	79
Unrealized gain on equity investments, net of income taxes	—	5
Comprehensive loss	$(301)	$(217)
Net loss per common share:
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

The Notes to the Consolidated Financial Statements are an integral part of these consolidated financial statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS
In Thousands, Except Share and Per Share Amounts
(Unaudited)
	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$10,184	$10,714
Accounts receivable	2,784	3,557
Due from State of Delaware	8,958	5,720
Inventories	2,059	1,928
Prepaid expenses and other	3,504	2,840
Receivable from Dover Motorsports, Inc.	6	7
Income taxes receivable	294	318
Total current assets	27,789	25,084
Property and equipment, net	131,460	134,527
Other assets	404	564
Deferred income taxes	1,656	1,786
Total assets	$161,309	$161,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,569	$2,571
Purses due horsemen	8,960	5,814
Accrued liabilities	8,372	8,111
Deferred credits	120	49
Contract liabilities	3,954	3,724
Revolving line of credit	16,500	19,900
Total current liabilities	40,475	40,169
Liability for pension benefits	6,713	7,483
Total liabilities	47,188	47,652
Commitments and contingencies (see Notes to the Consolidated Financial Statements)
Stockholders’ equity:
Preferred stock, $0.10 par value; 1,000,000 shares authorized; shares issued and outstanding: none	—	—
Common stock, $0.10 par value; 74,000,000 shares authorized; shares issued and outstanding: 18,413,587 and 18,272,809, respectively	1,841	1,827
Class A common stock, $0.10 par value; 50,000,000 shares authorized; shares issued and outstanding: 14,869,623 and 14,869,623, respectively	1,487	1,487
Additional paid-in capital	5,976	5,877
Retained earnings	109,462	109,817
Accumulated other comprehensive loss	(4,645)	(4,699)
Total stockholders’ equity	114,121	114,309
Total liabilities and stockholders’ equity	$161,309	$161,961

The Notes to the Consolidated Financial Statements are an integral part of these consolidated financial statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands
(Unaudited)
	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net loss	$(389)	$(301)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,200	6,128
Amortization of credit facility origination fees	30	42
Stock-based compensation	187	243
Deferred income taxes	98	(233)
Gains on equity investments	(5)	—
Changes in assets and liabilities:
Accounts receivable	773	729
Due from State of Delaware	(3,238)	(454)
Inventories	(131)	(164)
Prepaid expenses and other	(671)	(1,185)
Receivable from/payable to Dover Motorsports, Inc.	1	34
Income taxes receivable	22	50
Accounts payable	73	238
Purses due horsemen	3,146	115
Accrued liabilities	261	(848)
Deferred credits	71	23
Contract liabilities	230	469
Liability for pension benefits	(648)	(347)
Net cash provided by operating activities	6,010	4,539
Investing activities:
Capital expenditures	(3,029)	(1,764)
Purchase of equity investments	(33)	(47)
Proceeds from sale of equity investments	29	44
Net cash used in investing activities	(3,033)	(1,767)
Financing activities:
Borrowings from revolving line of credit	34,180	58,670
Repayments of revolving line of credit	(37,580)	(62,420)
Repurchase of common stock	(74)	(74)
Credit facility fees	(33)	(35)
Net cash used in financing activities	(3,507)	(3,859)
Net decrease in cash	(530)	(1,087)
Cash, beginning of period	10,714	11,677
Cash, end of period	$10,184	$10,590
Supplemental information:
Interest paid	$578	$590
Income tax payments	$—	$101
Change in accounts payable for capital expenditures	$(75)	$(213)

The Notes to the Consolidated Financial Statements are an integral part of these consolidated financial statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — Basis of Presentation
References in this document to “we,” “us” and “our” mean Dover Downs Gaming & Entertainment, Inc. and/or its wholly owned subsidiaries, as appropriate.
The accompanying consolidated financial statements have been prepared in compliance with Rule 10-01 of Regulation S-X and U.S. generally accepted accounting principles, and accordingly do not include all of the information and disclosures required for audited financial statements. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our latest Annual Report on Form 10-K filed on March 1, 2018. In the opinion of management, these consolidated financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations, financial position and cash flows for the interim periods presented. Operating results for the nine-month period ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.
NOTE 2 — Business Operations
We are a premier gaming and entertainment resort destination whose operations consist of:
•
Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, including craps, roulette and card games such as blackjack, Spanish 21, baccarat, 3-card and pai gow poker, the latest in slot machine offerings, multi-player electronic table games, a poker room, a Race & Sports Book operation, the Dover Downs’ Fire & Ice Lounge, the Festival Buffet, Pearl Oyster Grill, Frankie’s Italian restaurant, as well as several bars, restaurants and six retail outlets;

•
Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with a fine dining restaurant, full-service spa/salon, conference, banquet, ballroom and concert hall facilities; and

•
Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

All of our gaming operations are located at our entertainment complex in Dover, the capital of the State of Delaware.
On May 14, 2018, a U.S. Supreme Court decision overturned the Professional and Amateur Sports Protection Act. As a result, on June 5, 2018 our Race & Sports Book operation began offering a full range of betting on professional and college sports, including single game wagering on a wide variety of sports, including football, baseball, basketball, boxing, mixed martial arts, hockey and soccer.
As previously announced on July 22, 2018, we entered into a definitive merger agreement with Twin River Worldwide Holdings, Inc. The merger contemplates that our stockholders will exchange their stock for Twin River common shares representing 7.225% of the equity in the combined company at closing. Common Stock and Class A Common Stock of Dover Downs will be treated equally in the merger. The transaction is intended to qualify as a tax-free reorganization (except for cash paid in lieu of fractional shares). We anticipate the transaction will close in early 2019, subject to regulatory approvals and customary closing conditions.
Dover Downs, Inc. is authorized to conduct video lottery, sports wagering, table game and internet gaming operations as one of three “Licensed Agents” under the Delaware State Lottery Code. Licensing, administration and control of gaming operations in Delaware is under the Delaware State Lottery Office and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.
Our license from the Delaware Harness Racing Commission (the “Commission”) to hold harness race meetings on our premises and to offer pari-mutuel wagering on live and simulcast horse races must be renewed on an annual basis. In order to maintain our gaming license, we are required to maintain our

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — Business Operations (continued)

harness horse racing license. We have received an annual license from the Commission for the past 49 consecutive years and management believes that our relationship with the Commission remains good.
Due to the nature of our business activities, we are subject to various federal, state and local regulations. As part of our license arrangements, we are subject to various taxes and fees which are subject to change by the Delaware legislature.
In recent years, the mid-Atlantic region has experienced a significant expansion in gaming venues and gaming offerings. This has had a significant adverse effect on our visitation numbers, our revenues and our profitability. Management has estimated that approximately 26% of our gaming win comes from Maryland patrons and approximately 60% of our Capital Club® member gaming win comes from out of state patrons.
In June 2018, after several years of effort, legislation providing relief to the State’s gaming industry was enacted. Senate Substitute No. 1 to Senate Bill 144, which passed with broad support in both the House and Senate, was signed by the Governor on June 30, 2018. Effective July 1, 2018, the Bill revised the State’s share of gross table game revenues from 29.4% to 15.5%; eliminated the table game license fee for each video lottery agent, provided that the agent increase certain expenditures on marketing, wages and benefits; reduced the State’s share of gross slot machine revenues by 1%, with a further 2% reduction possible, beginning July 1, 2019, for each video lottery agent, provided that the agent make certain qualified capital expenditures; and increased purses to horsemen by 0.6% (over two years). The Bill also removed the prohibition against video lottery agents operating on Christmas or Easter.
NOTE 3 — Summary of Significant Accounting Policies
Property and equipment — Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the asset’s estimated useful life. Accumulated depreciation was $149,975,000 and $144,147,000 as of September 30, 2018 and December 31, 2017, respectively.
We perform reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its fair value. Generally, fair value will be determined using valuation techniques such as the present value of future cash flows.
Revenue and expense recognition — Our revenue contracts with customers consist of gaming wagers, hotel room sales, food and beverage sales, and miscellaneous other transactions. Gaming revenues represent (i) the net win from slot machine, table games, internet gaming and sports wagering and (ii) commissions from pari-mutuel wagering. The difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The Delaware State Lottery Office sweeps the win from the casino operations, collects the State’s share of the win and the amount due to the vendors under contract with the State who provide the slot machines and associated computer systems, collects the amount allocable to purses for harness horse racing and remits the remainder to us as our commission for acting as a Licensed Agent. Gaming expenses include the amounts collected by the State (i) for the State’s share of the win, (ii) for remittance to the providers of the slot machines and associated computer systems, and (iii) for harness horse racing purses. We recognize revenues from sports wagering commissions, and pari-mutuel commissions earned from live harness horse racing and importing of simulcast signals from other race tracks when the event occurs.
For casino wager contracts that include complimentary goods and services provided by us to gaming patrons on a discretionary basis to incentivize gaming, we allocate a portion of the net win to the complimentary goods or services delivered based upon the estimated standalone selling price.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — Summary of Significant Accounting Policies (continued)

For casino wager contracts that include incentives earned by customers under our loyalty programs, we allocate a portion of net win based upon the estimated standalone selling price of such incentive. This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. After allocating revenue to other goods and services provided as part of casino wager contracts, we record the residual amount to casino revenue.
Revenues from hotel room sales, food and beverage sales and other miscellaneous sources are recognized at the time the service is provided and include actual amounts paid for such services, the value of loyalty points redeemed for such services, and the portion of gaming win allocated to complimentary goods and services. Amounts received in advance for hotel rooms, convention bookings and advance ticket sales are recorded as contract liabilities until the services are provided to the customer, at which point revenue is recognized.
Our revenues disaggregated by type are as follows (in thousands):
	Nine Months Ended September 30,
	2018	2017
Gaming	$104,752	$104,249
Other operating:
Rooms	8,202	8,063
Food and beverage	16,448	15,652
Other	3,897	4,150
	28,547	27,865
Total revenues	$133,299	$132,114

We currently have a point loyalty program for our customers which allows them to earn points based on the volume of their gaming activity. Prior to the adoption of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, the estimated amount of points redeemable for cash was recorded as a reduction of gaming revenue and the estimated cost of points redeemable for services and merchandise was recorded as gaming expense. Our liability for unredeemed points was based on the estimated costs of services or merchandise to be provided and estimated redemption rates. Under the new standard effective January 1, 2018, points awarded under our point loyalty program are considered a material right given to customers based on their gaming play and are accounted for as a separate performance obligation. The new standard requires us to allocate revenues associated with the customers’ gaming activity between gaming revenue and the value of the points earned after factoring in the likelihood of redemption. As a result, gaming revenues are reduced with a corresponding increase to other operating revenues or our point liability. The value of the unredeemed points is now determined based on the estimated standalone selling price of the points earned. The revenue associated with the points earned is recognized in the period in which they are redeemed. As a result of applying the new standard, our point liability increased and our retained earnings balance decreased by $559,000 ($403,000 after income taxes) at December 31, 2017. See NOTE 6 — Stockholders’ Equity. Additionally, we have recast the prior period consolidated statement of operations which resulted in additional loss of  $18,000 ($12,000 after income taxes) for the nine-month period ended September 30, 2017.
We have the following receivables related to contracts with customers; marker balances and other amounts due from gaming activities, billings for banquets and conventions, amounts due for hotel stays, and amounts due from exporting our live harness racing signals to other race tracks. As of September 30,

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — Summary of Significant Accounting Policies (continued)

2018 and December 31, 2017, our contract receivables were $980,000 and $1,537,000, respectively. We have the following liabilities related to contracts with customers; liabilities for our point loyalty program, deposits made in advance for goods and services yet to be provided, and unpaid wagers. All of our contract liabilities are short term in nature. Loyalty points earned by customers are typically redeemed within one year from when they are earned and expire if a customer’s account is inactive for twelve months; therefore, the majority of points outstanding at the end of a period will either be redeemed or expire within the next year. Additionally, our liability for unredeemed points does not change significantly from period to period. During the nine-month period ended September 30, 2018, we recognized approximately $2,200,000 of revenues related to loyalty point redemptions and our liability at September 30, 2018 was $2,363,000. Advance deposits are typically for future banquet events and to reserve hotel rooms. These deposits are usually received weeks or months in advance of the event or hotel stay. Unpaid wagers not claimed within twelve months by the customer who earned them are escheated to the state.
Prior to the adoption of ASU 2014-09, other operating revenues did not include the retail amount of hotel rooms, food and beverage and other miscellaneous goods and services provided on a complimentary basis or through our point loyalty program to customers as promotional items. The estimated direct cost of providing these items was charged to the casino through interdepartmental allocations and included in gaming marketing expenses. The new standard requires the complimentary items to be considered a separate performance obligation, which requires us to allocate a portion of revenue from a gaming transaction to other operating revenue based on the estimated standalone selling prices of the promotional items provided. For example, when a casino customer is given a complimentary room, we are now required to allocate a portion of the casino revenue earned from the customer to rooms revenue based on the estimated standalone selling price of the room. The estimated standalone selling price of hotel rooms is determined based on observable prices. The standalone selling price of food and beverage, and other miscellaneous goods and services is determined based upon the actual retail prices charged customers for those items. Revenue is recognized in the period the goods or service is provided. As a result of applying the new standard, gaming revenues and expenses decreased significantly and other operating revenues and expenses increased.
Gaming revenues allocated to rooms, food and beverage, and other revenues were as follows (in thousands):
	Nine Months Ended September 30,
	2018	2017
Rooms	$3,641	$3,709
Food and beverage	5,879	5,427
Other	771	880
	$10,291	$10,016

Advertising costs — Advertising costs are charged to operations as incurred. Advertising expenses were $1,541,000 and $1,567,000 for the nine-month periods ended September 30, 2018 and 2017, respectively.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — Summary of Significant Accounting Policies (continued)

Net loss per common share — Nonvested share-based payment awards that include rights to dividends or dividend equivalents, whether paid or unpaid, are considered participating securities, and the two-class method of computing basic and diluted net loss per common share (“EPS”) is applied for all periods presented. The following table sets forth the computation of EPS (in thousands, except per share amounts):
	Nine Months Ended September 30,
	2018	2017
Net loss per common share – basic and diluted:
Net loss	$(389)	$(301)
Allocation to nonvested restricted stock awards	—	—
Net loss available to common stockholders	$(389)	$(301)
Weighted-average shares outstanding – basic and diluted	32,446	32,321
Net loss per common share – basic and diluted	$(0.01)	$(0.01)

There were no options outstanding and we paid no dividends during the nine months ended September 30, 2018 or 2017.
Accounting for stock-based compensation — We recorded total stock-based compensation expense for our restricted stock awards of  $187,000 and $243,000 as general and administrative expenses for the nine-month periods ended September 30, 2018 and 2017, respectively. We recorded income tax benefits of $25,000 and $27,000 for the nine-month periods ended September 30, 2018 and 2017, respectively, related to vesting of our restricted stock awards.
Recent accounting pronouncements — In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans —  General. This new standard makes changes to the disclosure requirements for sponsors of defined benefit pension and/or other postretirement benefit plans to improve effectiveness of notes to the financial statements. ASU 2018-14 is effective for fiscal years ending after December 15, 2020, and requires retrospective adoption. Early adoption is permitted. We are currently analyzing the impact of this ASU and we do not expect it to have a significant impact on our financial statement disclosures.
In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, whichprovides the option to reclassify certain income tax effects related to the Tax Cuts and Jobs Act passed in December of 2017 between accumulated other comprehensive income and retained earnings and also requires additional disclosures. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. Adoption of this ASU is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax laws or rates were recognized. We are currently analyzing the impact of this ASU and, at this time, we have not yet determined whether we will elect to make this optional reclassification.
In March 2017, the FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715). ASU 2017-07 provides guidance on the presentation of the service cost component and the other components of net period pension cost in the consolidated statements of operations. The standard is effective for annual and interim reporting periods beginning after December 15, 2017 and requires retrospective adoption. We adopted this ASU effective January 1, 2018, which resulted in a reclassification of  $118,000 of pension benefit from general and administrative expenses to other income in our consolidated statement of operations for the nine-month period ended September 30, 2017.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — Summary of Significant Accounting Policies (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires that lessees recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position and also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. Early adoption is permitted. We are currently analyzing the impact of this ASU and, at this time, we are unable to determine the impact of the new standard on our consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Some of the amendments include the following: 1) Require certain equity investments to be measured at fair value with changes in fair value recognized in net income; 2) Simplify the impairment assessment of equity investment’s without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) Require public business entities to use exit price notion when measuring fair value of financial instruments for disclosure purposes; 4) Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting in a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; among others. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this standard effective January 1, 2018. In accordance with the standard, we reclassified $34,000, net of income taxes, of unrealized gains from accumulated other comprehensive loss to retained earnings as of January 1, 2018. See NOTE 6 — Stockholders’ Equity. Additionally, changes in fair value of equity investments are now included in other income in our consolidated statements of operations. See NOTE 7 — Fair Value Measurements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. The FASB has issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. The standard can be applied using the full retrospective method or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this standard effective January 1, 2018 using the full retrospective method. See Revenue and expense recognition above for further discussion.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — Summary of Significant Accounting Policies (continued)

The cumulative effect of the changes made to our December 31, 2017 consolidated balance sheet for the adoption of ASU 2014-09 were as follows (in thousands):
	As Originally Reported Balances at December 31, 2017	Adjustments Due to ASU 2014-09	Revised Balances at December 31, 2017
Assets
Deferred income taxes	$1,630	$156	$1,786
Liabilities
Accounts payable	3,769	(1,198)	2,571
Accrued liabilities	9,811	(1,700)	8,111
Deferred credits	316	(267)	49
Contract liabilities	—	3,724	3,724
Stockholders’ equity
Retained earnings	110,220	(403)	109,817
Reclassifications — Certain amounts in the prior year financial statements have been reclassified to conform to the current-year presentation. The impact of the reclassifications made to prior year amounts are not material and did not affect net loss.
NOTE 4 — Credit Facility
On September 13, 2018, we modified our $32,500,000 credit agreement with our bank group. The credit facility was modified to extend the maturity date to September 30, 2019. Interest is based upon LIBOR plus a margin that varies between 150 and 350 basis points (175 basis points at September 30, 2018) depending on the leverage ratio. The credit facility is secured by a mortgage on and security interest in all real and personal property owned by our wholly owned subsidiary Dover Downs, Inc. The credit facility contains certain covenants including maximum ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”), and a minimum fixed charge coverage ratio. Material adverse changes in our results of operations could impact our ability to satisfy these requirements. In addition, the credit agreement includes a material adverse change clause and prohibits the payment of dividends. The credit facility provides for seasonal funding needs, capital improvements and other general corporate purposes. At September 30, 2018, there was $16,500,000 outstanding at an interest rate of 4.01% and $16,000,000 was available pursuant to the facility. Additionally, we were in compliance with all terms of the facility at September 30, 2018 and we expect to be in compliance with the financial covenants, and all other covenants, for all measurement periods through September 30, 2019, the expiration date of the facility.
The credit facility is classified as a current liability as of September 30, 2018 in our consolidated balance sheets as the facility expires on September 30, 2019. We will seek to refinance or extend the maturity of this obligation prior to its expiration date; however, there is no assurance that we will be able to execute this refinancing or extension or, if we are able to refinance or extend this obligation, that the terms of such refinancing or extension would be as favorable as the terms of our existing credit facility. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — Pension Plans
We maintain a non-contributory, tax qualified defined benefit pension plan that has been frozen since July 2011. All of our full time employees were eligible to participate in this qualified pension plan. Benefits provided by our qualified pension plan were based on years of service and employees’ remuneration over their term of employment. Compensation earned by employees up to July 31, 2011 is used for purposes of calculating benefits under our pension plan with no future benefit accruals after this date. We also maintain a non-qualified, non-contributory defined benefit pension plan, the excess plan, for certain employees that has been frozen since July 2011. This excess plan provided benefits that would otherwise be provided under the qualified pension plan but for maximum benefit and compensation limits applicable under federal tax law. The cost associated with the excess plan is determined using the same actuarial methods and assumptions as those used for our qualified pension plan. The assets for the excess plan aggregate $354,000 and $344,000 as of September 30, 2018 and December 31, 2017, respectively, and are recorded in other assets in our consolidated balance sheets (see NOTE 7 — Fair Value Measurements).
The components of net periodic pension benefit for our defined benefit pension plans are as follows:
	Nine Months Ended September 30,
	2018	2017
Interest cost	$641,000	$642,000
Expected return on plan assets	(1,014,000)	(891,000)
Recognized net actuarial loss	122,000	131,000
	$(251,000)	$(118,000)

The net periodic pension benefit is included in other income in our consolidated statements of operations.
We contributed $396,000 and $229,000 to our defined benefit pension plans during the nine-month periods ended September 30, 2018 and 2017, respectively. We expect to contribute $93,000 to our defined benefit pension plans during the remainder of 2018.
We also maintain a non-elective, non-qualified supplemental executive retirement plan (“SERP”) which provides deferred compensation to certain highly compensated employees that approximates the value of benefits lost by the freezing of the pension plan which are not offset by our enhanced matching contribution in our 401(k) plan. The SERP is a discretionary defined contribution plan and contributions made to the SERP in any given year are not guaranteed and will be at the sole discretion of our Compensation and Stock Incentive Committee. During each of the nine-month periods ended September 30, 2018 and 2017, we recorded expenses of  $90,000 related to the SERP. During the nine-month periods ended September 30, 2018 and 2017, we contributed $84,000 and $122,000 to the plan, respectively. The liability for SERP pension benefits was $126,000 and $120,000 as of September 30, 2018 and December 31, 2017, respectively, and is included in accrued liabilities in our consolidated balance sheets.
We maintain a defined contribution 401(k) plan which permits participation by substantially all employees. Our matching contributions to the 401(k) plan were $617,000 and $639,000 for the nine-month periods ended September 30, 2018 and 2017, respectively.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — Stockholders’ Equity
Changes in the components of stockholders’ equity are as follows (in thousands, except per share amounts):
	Common Stock	Class A Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss
Balance at December 31, 2017 – as originally reported	$1,827	$1,487	$5,877	$110,220	$(4,699)
Adoption of ASU 2014-09 (see NOTE 3)	—	—	—	(403)	—
Balance at December 31, 2017 – revised	1,827	1,487	5,877	109,817	(4,699)
Adoption of ASU 2016-01 (see NOTE 3)	—	—	—	34	(34)
Net loss	—	—	—	(389)	—
Issuance of restricted stock awards, net of forfeitures	21	—	(21)	—	—
Stock-based compensation	—	—	187	—	—
Change in net actuarial loss and priorservice cost, net of income tax expense of $34	—	—	—	—	88
Repurchase and retirement of common stock	(7)	—	(67)	—	—
Balance at September 30, 2018	$1,841	$1,487	$5,976	$109,462	$(4,645)

As of September 30, 2018 and December 31, 2017, accumulated other comprehensive loss consists of the following:
	September 30, 2018	December 31, 2017
Net actuarial loss and prior service cost not yet recognized in net periodic benefit cost, net of income tax benefit of $3,118,000 and $3,152,000, respectively	$(4,645,000)	$(4,733,000)
Accumulated unrealized gain on available-for-sale securities, net of income tax expense of $23,000	—	34,000
Accumulated other comprehensive loss	$(4,645,000)	$(4,699,000)

On January 23, 2013, our Board of Directors suspended the quarterly dividend. In addition, our credit facility prohibits the payment of dividends. See NOTE 4 — Credit Facility.
On October 23, 2002, our Board of Directors authorized the repurchase of up to 3,000,000 shares of our outstanding common stock. The purchases may be made in the open market or in privately negotiated transactions as conditions warrant. The repurchase authorization has no expiration date, does not obligate us to acquire any specific number of shares and may be suspended at any time. No purchases of our equity securities were made pursuant to this authorization during the first nine months of 2018 or 2017. At September 30, 2018, we had remaining repurchase authority of 1,653,333 shares. At present we are not permitted to make such purchases under our credit facility.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — Stockholders’ Equity (continued)

We have a stock incentive plan which provides for the grant of up to 2,000,000 shares of common stock to our officers and key employees through stock options and/or awards valued in whole or in part by reference to our common stock, such as nonvested restricted stock awards. Under the plan, nonvested restricted stock vests an aggregate of twenty percent each year beginning on the second anniversary date of the grant. The aggregate market value of the nonvested restricted stock at the date of issuance is being amortized on a straight-line basis over the six-year period. We granted 213,500 and 208,500 stock awards under this plan during the nine months ended September 30, 2018 and 2017, respectively. As of September 30, 2018, there were 911,278 shares available for granting options or stock awards.
During the nine months ended September 30, 2018 and 2017, we purchased and retired 72,722 and 70,483 shares of our outstanding common stock for $74,000 and $74,000, respectively. These purchases were made from employees in connection with the vesting of restricted stock awards under our stock incentive plan and were not pursuant to the aforementioned repurchase authorization. Since the vesting of a restricted stock award is a taxable event to our employees for which income tax withholding is required, the plan allows employees to surrender to us some of the shares that would otherwise have transferred to the employee in satisfaction of their tax liability. The surrender of these shares is treated by us as a purchase of the shares.
NOTE 7 — Fair Value Measurements
Our financial instruments are classified and disclosed in one of the following three categories:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
The following table summarizes the valuation of our financial instrument pricing levels as of September 30, 2018 and December 31, 2017:
	Total	Level 1	Level 2	Level 3
September 30, 2018
Equity investments	$354,000	$354,000	$—	$—
December 31, 2017
Equity investments	$344,000	$344,000	$—	$—
Our equity investments consist of mutual funds. These investments are included in other assets in our consolidated balance sheets. Gains and losses on our equity investments are as follows:
Nine Months Ended September 30, 2018
Net gains recognized during the period on equity investments	$5,000
Less: net gains recognized during the period on equity investments sold during the period	(5,000)
Unrealized gains recognized during the period on equity investments still held at period end	$—

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — Fair Value Measurements (continued)

The carrying amounts of other financial instruments reported in our consolidated balance sheets for current assets and current liabilities approximates their fair values because of the short maturity of these instruments.
At September 30, 2018 and December 31, 2017, there was $16,500,000 and $19,900,000, respectively, outstanding under our revolving credit agreement. The borrowings under our revolving credit agreement bear interest at the variable rate described in NOTE 4 — Credit Facility and therefore we believe approximate fair value.
NOTE 8 — Related Party Transactions
During the nine-month periods ended September 30, 2018 and 2017, we allocated costs of  $1,325,000 and $1,426,000, respectively to DVD, a company related through common ownership, for certain administrative and operating services, including leased space. DVD allocated certain administrative and operating service costs of  $162,000 and $164,000, respectively, to us for the nine-month periods ended September 30, 2018 and 2017. The allocations were based on an analysis of each company’s share of the costs. In connection with DVD’s 2018 and 2017 NASCAR event weekends at Dover International Speedway, we provided certain services, primarily catering, for which DVD was invoiced $401,000 and $474,000 during the nine-month periods ended September 30, 2018 and 2017, respectively. Additionally, DVD invoiced us $141,000 and $163,000 during the nine-month periods ended September 30, 2018 and 2017, respectively, for tickets, their commission for suite catering and other services to the NASCAR events. As of September 30, 2018 and December 31, 2017, respectively, our consolidated balance sheets included $6,000 and $7,000 of receivables from DVD for the aforementioned items. We settled these items in October and January of 2018. The net costs incurred by each company for these services are not necessarily indicative of the costs that would have been incurred if the companies had been unrelated entities and/or had otherwise independently managed these functions; however, management believes that these costs are reasonable.
Prior to our spin-off from DVD in 2002, both companies shared certain real property in Dover, Delaware. At the time of the spin-off, some of this real property was transferred to us to ensure that the real property holdings of each company was aligned with its past uses and future business needs. During our harness racing season, we have historically used the 5/8-mile harness racing track that is located on DVD’s property and is on the inside of its one-mile motorsports superspeedway. In order to continue this historic use, DVD granted a perpetual easement to the harness track to us at the time of the spin-off. This perpetual easement allows us to have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The easement requires that we maintain the harness track but does not require the payment of any rent.
Various easements and agreements relative to access, utilities and parking have also been entered into between us and DVD relative to our respective Dover, Delaware facilities. DVD pays rent to us for the lease of its principal executive office space. We also allow DVD to use our indoor grandstands in connection with DVD’s two annual motorsports weekends. We do not assess rent for this nominal use and may discontinue the use at our discretion.
Henry B. Tippie, Chairman of our Board of Directors, controls in excess of fifty percent of our voting power. Mr. Tippie’s voting control emanates from his direct and indirect holdings of common stock and Class A common stock and from his status as a trustee of the RMT Trust, our largest stockholder. This means that Mr. Tippie has the ability to determine the outcome of our election of directors and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — Related Party Transactions (continued)

Patrick J. Bagley, Timothy R. Horne, Denis McGlynn, Jeffrey W. Rollins, R. Randall Rollins and Henry B. Tippie are all Directors of ours and DVD. Denis McGlynn is the President and Chief Executive Officer of both companies, Klaus M. Belohoubek is the Senior Vice President — General Counsel and Secretary of both companies and Timothy R. Horne is the Senior Vice President — Finance and Chief Financial Officer of both companies. Mr. Tippie controls in excess of fifty percent of the voting power of DVD.
NOTE 9 — Commitments and Contingencies
We are a party to ordinary routine litigation incidental to our business. Management does not believe that the resolution of any of these matters is likely to have a material adverse effect on our results of operations, financial position or cash flows.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Dover Downs Gaming & Entertainment, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Dover Downs Gaming & Entertainment, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of (loss) earnings and comprehensive (loss) income and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s credit facility expires on September 30, 2018 and at present no agreement has been reached to refinance the debt, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company has adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as of January 1, 2018, using the full retrospective method, and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715) as of January 1, 2018, which requires retrospective adoption.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2002.
Philadelphia, Pennsylvania
March 1, 2018, except with respect to our opinion on the consolidated financial statements as it relates to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts With Customers, and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715), as discussed in Note 3 to the consolidated financial statements, which is as of November 5, 2018.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)
	Years ended December 31,
	2017	2016
Revenues:
Gaming	$138,684	$143,242
Other operating	37,744	38,537
	176,428	181,779
Expenses:
Gaming	133,921	137,395
Other operating	28,944	29,033
General and administrative	5,321	5,509
Depreciation	8,168	7,743
	176,354	179,680
Operating earnings	74	2,099
Interest expense	(840)	(863)
Other income	147	134
(Loss) earnings before income taxes	(619)	1,370
Income tax expense	(523)	(612)
Net (loss) earnings	(1,142)	758
Unrealized gain on available-for-sale securities, net of income taxes	6	3
Change in pension net actuarial loss and prior service cost, net of income taxes	(109)	(395)
Comprehensive (loss) income	$(1,245)	$366
Net (loss) earnings per common share (Note 3):
Basic	$(0.04)	$0.02
Diluted	$(0.04)	$0.02

The Notes to the Consolidated Financial Statements are an integral part of these consolidated statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$10,714	$11,677
Accounts receivable	3,557	3,507
Due from State of Delaware	5,720	7,285
Inventories	1,928	1,910
Prepaid expenses and other	2,840	2,365
Receivable from Dover Motorsports, Inc.	7	7
Income taxes receivable.	318	221
Total current assets	25,084	26,972
Property and equipment, net	134,527	140,714
Other assets	564	594
Deferred income taxes	1,786	2,238
Total assets	$161,961	$170,518
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,571	$2,760
Purses due horsemen	5,814	7,649
Accrued liabilities	8,111	8,202
Deferred credits	49	86
Contract liabilities	3,724	3,463
Revolving line of credit	19,900	25,250
Total current liabilities	40,169	47,410
Liability for pension benefits	7,483	7,775
Total liabilities	47,652	55,185
Commitments and contingencies (see Notes to the Consolidated Financial Statements)
Stockholders’ equity:
Preferred stock, $.10 par value; 1,000,000 shares authorized; shares issued and outstanding: none	—	—
Common stock, $.10 par value; 74,000,000 shares authorized; shares issued and outstanding: 18,272,809 and 18,144,992, respectively	1,827	1,814
Class A common stock, $.10 par value; 50,000,000 shares authorized; shares issued and outstanding: 14,869,623 and 14,869,623, respectively	1,487	1,487
Additional paid-in capital	5,877	5,669
Retained earnings	109,817	110,959
Accumulated other comprehensive loss	(4,699)	(4,596)
Total stockholders’ equity	114,309	115,333
Total liabilities and stockholders’ equity	$161,961	$170,518

The Notes to the Consolidated Financial Statements are an integral part of these consolidated statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years ended December 31,
	2017	2016
Operating activities:
Net (loss) earnings	$(1,142)	$758
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	8,168	7,743
Amortization of credit facility origination fees	57	89
Stock-based compensation	295	326
Deferred income taxes	519	(56)
Changes in assets and liabilities:
Accounts receivable	(50)	(581)
Due from State of Delaware	1,565	667
Inventories	(18)	2
Prepaid expenses and other	(446)	204
Receivable from/payable to Dover Motorsports, Inc.	—	(51)
Income taxes receivable	(96)	99
Accounts payable	23	100
Purses due horsemen	(1,835)	176
Accrued liabilities	(127)	1,182
Deferred credits	(37)	(51)
Contract liabilities	261	93
Liability for pension benefits	(437)	(345)
Net cash provided by operating activities	6,700	10,355
Investing activities:
Capital expenditures	(2,193)	(2,812)
Purchase of available-for-sale securities	(59)	(55)
Proceeds from the sale of available-for-sale securities	48	49
Proceeds from sale of property and equipment	—	—
Net cash used in investing activities	(2,204)	(2,818)
Financing activities:
Borrowings from revolving line of credit	69,280	46,850
Repayments of revolving line of credit	(74,630)	(53,100)
Repurchase of common stock	(74)	(66)
Credit facility fees	(35)	(40)
Net cash used in financing activities	(5,459)	(6,356)
Net (decrease) increase in cash	(963)	1,181
Cash, beginning of year	11,677	10,496
Cash, end of year	$10,714	$11,677
Supplemental information:
Interest paid	$780	$778
Income tax payments, net of refunds received	$101	$569
Change in accounts payable for capital expenditures	$(212)	$220

The Notes to the Consolidated Financial Statements are an integral part of these consolidated statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — Business Operations
References in this document to “we,” “us” and “our” mean Dover Downs Gaming & Entertainment, Inc. and/or its wholly owned subsidiaries, as appropriate.
We are a premier gaming and entertainment resort destination whose operations consist of:
•
Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, including craps, roulette and card games such as blackjack, Spanish 21, baccarat, 3-card and pai gow poker, the latest in slot machine offerings, multi-player electronic table games, a poker room, a Race & Sports Book operation, the Dover Downs’ Fire & Ice Lounge, the Festival Buffet, Frankie’s Italian restaurant, as well as several bars, restaurants and six retail outlets;

•
Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with a fine dining restaurant, full-service spa/salon, conference, banquet, ballroom and concert hall facilities; and

•
Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

All of our gaming operations are located at our entertainment complex in Dover, the capital of the State of Delaware.
Dover Downs Gaming & Entertainment, Inc. is a public holding company that has two wholly owned subsidiaries: Dover Downs, Inc. and Dover Downs Gaming Management Corp. Dover Downs, Inc. was incorporated in 1967 and began motorsports and harness racing operations in 1969. In June of 1994, legislation authorizing video lottery operations in the State of Delaware (the “State”) was adopted. Our casino operations began on December 29, 1995. As a result of several restructurings, Dover Downs, Inc. became a wholly owned subsidiary of Dover Motorsports, Inc. (formerly known as Dover Downs Entertainment, Inc.) (“DVD”), and became the operating entity for all of DVD’s gaming operations.
Dover Downs Gaming & Entertainment, Inc. was incorporated in the State in December of 2001 as a wholly owned subsidiary of DVD. Effective March 31, 2002, DVD completed a tax-free spin-off of its gaming operations by contributing 100% of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs Gaming & Entertainment, Inc., and subsequently distributing 100% of our issued and outstanding common stock to DVD stockholders. Immediately following the spin-off, Dover Downs Gaming & Entertainment, Inc. became an independent publicly traded company.
Dover Downs, Inc. is authorized to conduct video lottery, sports wagering, table game and internet gaming operations as one of three “Licensed Agents” under the Delaware State Lottery Code. Licensing, administration and control of gaming operations in Delaware is under the Delaware State Lottery Office and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.
Our license from the Delaware Harness Racing Commission (the “Commission”) to hold harness race meetings on our premises and to offer pari-mutuel wagering on live and simulcast horse races must be renewed on an annual basis. In order to maintain our gaming license, we are required to maintain our harness horse racing license. We have received an annual license from the Commission for the past 49 consecutive years and management believes that our relationship with the Commission remains good.
Due to the nature of our business activities, we are subject to various federal, state and local regulations. As part of our license arrangements, we are subject to various taxes and fees which are subject to change by the Delaware legislature.
In recent years, the mid-Atlantic region has experienced an unprecedented expansion in gaming venues and gaming offerings. This has had a significant adverse effect on our visitation numbers, our revenues and our profitability. Management has estimated that approximately 28% of our gaming win comes from Maryland patrons and approximately 60% of our Capital Club® member gaming win comes from out of state patrons.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the past several years, we have been engaged with the Delaware legislature, seeking to change the cost sharing structure that exists between video lottery agents, video lottery vendors, horsemen and the State, all in an effort to make the Delaware gaming industry more competitive in the regional marketplace. Several bills have been introduced to implement one or more of the recommendations of the gaming industry and the legislatively created Lottery & Gaming Study Commission, but not enacted. Without legislative relief, we may be unable to refinance or extend the maturity of our credit facility on favorable terms or may default on our obligations, we may be unable to allocate sufficient resources to marketing and promotions in order to compete effectively in the regional marketplace, we may be unable to allocate sufficient resources to maintain our facility, and we may be required to take other actions in order to manage expenses - especially with respect to operations that have operated at a loss, such as table games. Such actions could adversely affect our business, financial condition, operating results and cash flow.
NOTE 2 — Going Concern
At December 31, 2017, we had a credit agreement with a bank group (see NOTE 6 — Credit Facility). The maximum borrowing limit under the facility was $35,000,000 as of December 31, 2017 and the facility expires September 30, 2018. At December 31, 2017, there was $19,900,000 outstanding under the facility. The credit facility is classified as a current liability as of December 31, 2017 in our consolidated balance sheets as the facility expires on September 30, 2018. We will seek to refinance or extend the maturity of this obligation prior to its expiration date; however, there is no assurance that we will be able to execute this refinancing or extension or, if we are able to refinance or extend this obligation, that the terms of such refinancing or extension would be as favorable as the terms of our existing credit facility. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The report from our independent registered public accountants, KPMG LLP, dated March 1, 2018, includes an explanatory paragraph related to our ability to continue as a going concern.
NOTE 3 — Summary of Significant Accounting Policies
Basis of consolidation and presentation — The consolidated financial statements include the accounts of Dover Downs Gaming & Entertainment, Inc. and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.
Accounts receivable — Accounts receivable are stated at their estimated collectible amount and primarily consist of casino, hotel and other receivables which arise in the normal course of business. We issue credit in the form of  “markers” to approved casino customers who are investigated as to their credit worthiness.
Investments  — Investments, which consist of mutual funds, are classified as available-for-sale and reported at fair-value in other assets in our consolidated balance sheets. Changes in fair value are reported in other comprehensive (loss) income. See NOTE 9 — Stockholders’ Equity and NOTE 10 — Fair Value Measurements for further discussion.
Inventories — Inventories consisting primarily of food, beverage and operating supplies are stated at the lower of cost or net realizable value with cost being determined on the first-in, first-out basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment — Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:
Facilities	10 – 40 years
Furniture, fixtures and equipment	3 – 10 years
We perform reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its fair value. Generally, fair value will be determined using valuation techniques such as the present value of future cash flows.
Income taxes — Deferred income taxes are provided on all differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements based upon enacted statutory tax rates in effect at the balance sheet date. Tax years after 2013 remain open to examination for federal and state income tax purposes.
We recognize interest expense and penalties on uncertain income tax positions as a component of interest expense. No interest expense or penalties were recorded for uncertain income tax matters in 2017 or 2016. As of December 31, 2017 and 2016, we had no liabilities for uncertain income tax matters.
Revenue and expense recognition — Our revenue contracts with customers consist of gaming wagers, hotel room sales, food and beverage sales, and miscellaneous other transactions. Gaming revenues represent (i) the net win from slot machine, table games, internet gaming and sports wagering and (ii) commissions from pari-mutuel wagering. The difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The Delaware State Lottery Office sweeps the win from the casino operations, collects the State’s share of the win and the amount due to the vendors under contract with the State who provide the slot machines and associated computer systems, collects the amount allocable to purses for harness horse racing and remits the remainder to us as our commission for acting as a Licensed Agent. Gaming expenses include the amounts collected by the State (i) for the State’s share of the win, (ii) for remittance to the providers of the slot machines and associated computer systems, and (iii) for harness horse racing purses. We recognize revenues from sports wagering commissions, and pari-mutuel commissions earned from live harness horse racing and importing of simulcast signals from other race tracks when the event occurs.
For casino wager contracts that include complimentary goods and services provided by us to gaming patrons on a discretionary basis to incentivize gaming, we allocate a portion of the net win to the complimentary goods or services delivered based upon the estimated standalone selling price.
For casino wager contracts that include incentives earned by customers under our loyalty programs, we allocate a portion of net win based upon the estimated standalone selling price of such incentive. This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. After allocating revenue to other goods and services provided as part of casino wager contracts, we record the residual amount to casino revenue.
Revenues from hotel room sales, food and beverage sales and other miscellaneous sources are recognized at the time the service is provided and include actual amounts paid for such services, the value of loyalty points redeemed for such services, and the portion of gaming win allocated to complimentary goods and services. Amounts received in advance for hotel rooms, convention bookings and advance ticket sales are recorded as contract liabilities until the services are provided to the customer, at which point revenue is recognized.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Our revenues disaggregated by type are as follows (in thousands):
	Years Ended December 31,
	2017	2016
Gaming	$138,684	$143,242
Other operating:
Rooms	10,515	10,832
Food and beverage	21,613	21,942
Other	5,616	5,763
	37,744	38,537
Total revenues	$176,428	$181,779

We currently have a point loyalty program for our customers which allows them to earn points based on the volume of their gaming activity. Prior to the adoption of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, the estimated amount of points redeemable for cash was recorded as a reduction of gaming revenue and the estimated cost of points redeemable for services and merchandise was recorded as gaming expense. Our liability for unredeemed points was based on the estimated costs of services or merchandise to be provided and estimated redemption rates. Under the new standard effective January 1, 2018, points awarded under our point loyalty program are considered a material right given to customers based on their gaming play and are accounted for as a separate performance obligation. The new standard requires us to allocate revenues associated with the customers’ gaming activity between gaming revenue and the value of the points earned after factoring in the likelihood of redemption. As a result, gaming revenues are reduced with a corresponding increase to other operating revenues or our point liability. The value of the unredeemed points is now determined based on the estimated standalone selling price of the points earned. The revenue associated with the points earned is recognized in the period in which they are redeemed. As a result of applying the new standard, our point liability increased and our retained earnings balance decreased by $499,000 ($301,000 after income taxes) at December 31, 2015. See NOTE 9 — Stockholders’ Equity. Additionally, we have recast the 2017 and 2016 consolidated statements of  (loss) earnings which resulted in additional loss of  $12,000 ($74,000 after income taxes) and lowered earnings by $48,000 ($28,000 after income taxes), respectively.
We have the following receivables related to contracts with customers; marker balances and other amounts due from gaming activities, billings for banquets and conventions, amounts due for hotel stays, and amounts due from exporting our live harness racing signals to other race tracks. As of December 31, 2017 and 2016, our contract receivables were $1,537,000 and $1,490,000, respectively. We have the following liabilities related to contracts with customers; liabilities for our point loyalty program, deposits made in advance for goods and services yet to be provided, and unpaid wagers. All of our contract liabilities are short term in nature. Loyalty points earned by customers are typically redeemed within one year from when they are earned and expire if a customer’s account is inactive for twelve months; therefore, the majority of points outstanding at the end of a period will either be redeemed or expire within the next year. Additionally, our liability for unredeemed points does not change significantly from period to period. During the years ended December 31, 2017 and 2016, we recognized approximately $2,996,000 and $3,030,000 of revenues related to loyalty point redemptions and our liability at December 31, 2017 was $2,259,000. Advance deposits are typically for future banquet events and to reserve hotel rooms. These deposits are usually received weeks or months in advance of the event or hotel stay. Unpaid wagers not claimed within twelve months by the customer who earned them are escheated to the state.
Prior to the adoption of ASU 2014-09, other operating revenues did not include the retail amount of hotel rooms, food and beverage and other miscellaneous goods and services provided on a complimentary basis or through our point loyalty program to customers as promotional items. The estimated direct cost of providing these items was charged to the casino through interdepartmental allocations and included in gaming marketing expenses. The new standard requires the complimentary items to be considered a

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

separate performance obligation, which requires us to allocate a portion of revenue from a gaming transaction to other operating revenue based on the estimated standalone selling prices of the promotional items provided. For example, when a casino customer is given a complimentary room, we are now required to allocate a portion of the casino revenue earned from the customer to rooms revenue based on the estimated standalone selling price of the room. The estimated standalone selling price of hotel rooms is determined based on observable prices. The standalone selling price of food and beverage, and other miscellaneous goods and services is determined based upon the actual retail prices charged customers for those items. Revenue is recognized in the period the goods or service is provided. As a result of applying the new standard, gaming revenues and expenses decreased significantly and other operating revenues and expenses increased.
Gaming revenues allocated to rooms, food and beverage, and other revenues were as follows (in thousands):
	Years Ended December 31,
	2017	2016
Rooms	$4,932	$4,989
Food and beverage	7,367	7,436
Other	1,230	1,147
	$13,529	$13,572

Advertising costs — Advertising costs are charged to operations as incurred. Advertising expenses were $2,034,000 and $2,161,000 in 2017 and 2016, respectively.
Net (loss) earnings per common share — Nonvested share-based payment awards that include rights to dividends or dividend equivalents, whether paid or unpaid, are considered participating securities, and the two-class method of computing basic and diluted net (loss) earnings per common share (“EPS”) is applied for all periods presented. The following table sets forth the computation of EPS (in thousands, except per share amounts):
	2017	2016
Net (loss) earnings per common share – basic and diluted:
Net (loss) earnings	$(1,142)	$758
Allocation to nonvested restricted stock awards	—	20
Net (loss) earnings available to common stockholders	$(1,142)	$738
Weighted-average shares outstanding	32,321	32,201
Net (loss) earnings per common share – basic and diluted	$(0.04)	$0.02

There were no options outstanding and we paid no dividends during 2017 or 2016.
Accounting for stock-based compensation — We recorded total stock-based compensation expense for our restricted stock awards of  $295,000 and $326,000 as general and administrative expenses for the years ended December 31, 2017 and 2016, respectively. We recorded income tax benefit (expense) of  $48,000 and $14,000 for the years ended December 31, 2017 and 2016, respectively, related to vesting of our restricted stock awards.
Use of estimates — The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities, disclosures about contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on our best estimates and

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

judgment. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which we believe to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Volatility in credit and equity markets and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.
Segment information — We account for operating segments based on those used for internal reporting to management. We report information under a single gaming and entertainment segment.
Recent accounting pronouncements — In February 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which provides the option to reclassify certain income tax effects related to the Tax Cuts and Jobs Act passed in December of 2017 between accumulated other comprehensive income and retained earnings and also requires additional disclosures. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. Adoption of this ASU is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax laws or rates were recognized. We are currently analyzing the impact of this ASU and, at this time, we have not yet determined whether we will elect to make this optional reclassification.
In March 2017, the FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715). ASU 2017-07 provides guidance on the presentation of the service cost component and the other components of net period pension cost in the consolidated statements of earnings (loss). The standard is effective for annual and interim reporting periods beginning after December 15, 2017 and requires retrospective adoption. We adopted this ASU effective January 1, 2018, which resulted in a reclassification of  $147,000 and $134,000 of pension benefit from general and administrative expenses to other income in our consolidated statements of  (loss) earnings for the years ended December 31, 2017 and 2016, respectively.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) —  Classification of Certain Cash Receipts and Cash Payments, which provides guidance on how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU in the first quarter of 2018. The adoption of this ASU did not have an impact on our consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify various aspects of the accounting for share-based payments, including treatment of excess tax benefits, forfeitures, consideration of minimum statutory tax withholding requirements and classification on the statement of cash flows. The update was effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. We adopted this ASU in the first quarter of 2017, which did not have a material impact to our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires that lessees recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position and also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. Early adoption is permitted. We are currently analyzing the impact of this ASU and, at this time, we are unable to determine the impact of the new standard on our consolidated financial statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Some of the amendments include the following: 1) Require certain equity investments to be measured at fair value with changes in fair value recognized in net income; 2) Simplify the impairment assessment of equity investment’s without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) Require public business entities to use exit price notion when measuring fair value of financial instruments for disclosure purposes; 4) Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting in a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; among others. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this standard effective January 1, 2018. In accordance with the standard, we reclassified $34,000, net of income taxes, of unrealized gains from accumulated other comprehensive loss to retained earnings as of January 1, 2018. Additionally, changes in fair value of equity investments will be included in other income in our consolidated statements of  (loss) earnings starting in 2018.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which requires companies to measure inventory at lower of cost and net realizable value, versus lower of cost or market. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The update was effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We adopted this ASU in the first quarter of 2017, which did not have an impact to our consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. The FASB has issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. The standard can be applied using the full retrospective method or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this standard effective January 1, 2018 using the full retrospective method. See Revenue and expense recognition above for further discussion.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The effect of the changes made to our consolidated statement of operations for the year ended December 31, 2017 for the adoption of ASU 2014-09 and ASU 2017-07, were as follows (in thousands):
	As Originally Reported	Adjustments Due to ASU 2014-09	Adjustments Due to ASU 2017-07	Revised
Revenues
Gaming	$152,534	(13,850)	—	$138,684
Other operating	24,390	13,354	—	37,744
	176,924	(496)	—	176,428
Expenses
Gaming	146,209	(12,288)	—	133,921
Other operating	17,140	11,804	—	28,944
General and administrative	5,174	—	147	5,321
Depreciation	8,168	—	—	8,168
	176,691	(484)	147	176,354
Operating earnings	233	(12)	(147)	74
Interest expense	(840)	—	—	(840)
Other income	—	—	147	147
Loss before income taxes	(607)	(12)	—	(619)
Income tax expense	(461)	(62)	—	(523)
Net loss	$(1,068)	(74)	—	$(1,142)

The cumulative effect of the changes made to our December 31, 2017 consolidated balance sheet for the adoption of ASU 2014-09 were as follows (in thousands):
	As Originally Reported Balance at December 31, 2017	Adjustments Due to ASU 2014-09	Revised Balance at December 31, 2017
Assets
Deferred income taxes	$1,630	$156	$1,786
Liabilities
Accounts payable	3,769	(1,198)	2,571
Accrued liabilities	9,811	(1,700)	8,111
Deferred credits	316	(267)	49
Contract liabilities	—	3,724	3,724
Stockholders’ equity
Retained earnings	110,220	(403)	109,817
The effect of the changes made to our consolidated statement of cash flows for the year ended December 31, 2017 for the adoption of ASU 2014-09 and ASU 2017-07, were as follows (in thousands):
	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Net loss	$(1,068)	(74)	$(1,142)
Deferred income taxes	457	62	519
Accounts payable	232	(209)	23
Accrued liabilities	(79)	(48)	(127)
Deferred credits	(45)	8	(37)
Contract liabilities	—	261	261

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The effect of the changes made to our consolidated statement of earnings for the year ended December 31, 2016 for the adoption of ASU 2014-09 and ASU 2017-07, were as follows (in thousands):
	As Originally Reported	Adjustments Due to ASU 2014-09	Adjustments Due to ASU 2017-07	Revised
Revenues
Gaming	$157,226	(13,984)	—	$143,242
Other operating	25,066	13,471	—	38,537
	182,292	(513)	—	181,779
Expenses
Gaming	149,577	(12,182)	—	137,395
Other operating	17,316	11,717	—	29,033
General and administrative	5,375	—	134	5,509
Depreciation	7,743	—	—	7,743
	180,011	(465)	134	179,680
Operating earnings	2,281	(48)	(134)	2,099
Interest expense	(863)	—	—	(863)
Other income	—	—	134	134
Earnings before income taxes	1,418	(48)	—	1,370
Income tax expense	(632)	20	—	(612)
Net earnings	$786	(28)	—	$758

The cumulative effect of the changes made to our December 31, 2016 consolidated balance sheet for the adoption of ASU 2014-09 were as follows (in thousands):
	As Originally Reported Balance at December 31, 2016	Adjustments Due to ASU 2014-09	Revised Balance at December 31, 2016
Assets
Deferred income taxes	$2,020	$218	$2,238
Liabilities
Accounts payable	3,749	(989)	2,760
Accrued liabilities	9,854	(1,652)	8,202
Deferred credits	361	(275)	86
Contract liabilities	—	3,463	3,463
Liability for pension benefits	7,775	—	7,775
Stockholders’ equity
Retained earnings	111,288	(329)	110,959
The effect of the changes made to our consolidated statement of cash flows for the year ended December 31, 2016 for the adoption of ASU 2014-09, were as follows (in thousands):
	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Net earnings	$786	(28)	$758
Deferred income taxes	(36)	(20)	(56)
Accounts payable	149	(49)	100
Accrued liabilities	1,174	8	1,182
Deferred credits	(47)	(4)	(51)
Contract liabilities	—	93	93

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The cumulative effect of the changes made to our January 1, 2016 consolidated balance sheet for the adoption of ASU 2014-09 were as follows (in thousands):
	As Originally Reported Balance at January 1, 2016	Adjustments Due to ASU 2014-09	Revised Balance at January 1, 2016
Assets
Deferred income taxes	$482	$198	$680
Liabilities
Accounts payable	3,380	(940)	2,440
Accrued liabilities	8,635	(1,660)	6,975
Deferred credits	408	(271)	137
Contract liabilities	—	3,370	3,370
Liability for pension benefits	7,509	—	7,509
Stockholders’ equity
Retained earnings	110,502	(301)	110,201
Reclassifications — Certain amounts in the prior year financial statements have been reclassified to conform to the current-year presentation. The impact of the reclassifications made to prior year amounts are not material and did not affect net earnings.
NOTE 4 — Property and Equipment
Property and equipment consists of the following as of December 31:
	2017	2016
Land	$785,000	$785,000
Casino facility	77,027,000	77,032,000
Hotel facility	113,763,000	113,685,000
Harness racing facilities	10,982,000	10,982,000
General facilities	16,935,000	16,798,000
Furniture, fixtures and equipment	58,960,000	58,642,000
Construction in progress	222,000	581,000
	278,674,000	278,505,000
Less accumulated depreciation	(144,147,000)	(137,791,000)
	$134,527,000	$140,714,000

NOTE 5 — Accrued Liabilities
Accrued liabilities consist of the following as of December 31:
	2017	2016
Payroll and related items	$2,558,000	$2,351,000
Win due to Delaware State Lottery Office	3,688,000	3,583,000
Other	1,865,000	2,268,000
	$8,111,000	$8,202,000

NOTE 6 — Credit Facility
On July 25 2017, we modified our credit agreement with our bank group. The credit facility was modified to: extend the maturity date to September 30, 2018, and adjust the maximum borrowing limit from $35,000,000 to $32,500,000 as of March 31, 2018 and through the date of maturity. Interest is based

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

upon LIBOR plus a margin that varies between 150 and 350 basis points (200 basis points at December 31, 2017) depending on the leverage ratio. The credit facility is secured by a mortgage on and security interest in all real and personal property owned by our wholly owned subsidiary Dover Downs, Inc. The credit facility contains certain covenants including maximum ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”), and a minimum fixed charge coverage ratio. Material adverse changes in our results of operations could impact our ability to satisfy these requirements. In addition, the credit agreement includes a material adverse change clause and prohibits the payment of dividends. The credit facility provides for seasonal funding needs, capital improvements and other general corporate purposes. At December 31, 2017, there was $19,900,000 outstanding at an interest rate of 3.56% and $15,100,000 was available pursuant to the facility. Additionally, we were in compliance with all terms of the facility at December 31, 2017 and we expect to be in compliance with the financial covenants, and all other covenants, for all measurement periods through September 30, 2018, the expiration date of the facility.
The credit facility is classified as a current liability as of December 31, 2017 in our consolidated balance sheets as the facility expires on September 30, 2018. We will seek to refinance or extend the maturity of this obligation prior to its expiration date; however, there is no assurance that we will be able to execute this refinancing or extension or, if we are able to refinance or extend this obligation, that the terms of such refinancing or extension would be as favorable as the terms of our existing credit facility. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.
The report from our independent registered public accountants, KPMG LLP, dated March 1, 2018, includes an explanatory paragraph related to our ability to continue as a going concern.
NOTE 7 — Income Taxes
The current and deferred income tax (expense) benefit is as follows:
	Years ended December 31,
	2017	2016
Current:
Federal	$—	$(513,000)
State	(4,000)	(155,000)
	(4,000)	(668,000)
Deferred:
Federal	(558,000)	50,000
State	39,000	6,000
	(519,000)	56,000
Total income tax expense	$(523,000)	$(612,000)

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:
	Years ended December 31,
	2017	2016
Federal tax at statutory rate	34.0%	34.0%
State taxes, net of federal benefit	5.4%	6.0%
Non-deductible stock based compensation	(11.6)%	8.7%
Federal tax credit for payroll tax on employee tips	6.6%	(4.9)%
Tax Cuts and Jobs Act	(117.8)%	—
Other	(1.1)%	0.9%
Effective income tax rate	(84.5)%	44.7%

The components of deferred income tax assets and liabilities are as follows as of December 31:
	2017	2016
Deferred income tax assets:
Point loyalty program	$630,000	$874,000
Accrued expenses	2,827,000	4,077,000
Federal tax credits	131,000	96,000
Other	129,000	236,000
Total deferred income tax assets	3,717,000	5,283,000
Deferred income tax liabilities:
Depreciation – property and equipment	(1,931,000)	(3,045,000)
Total deferred income tax liabilities	(1,931,000)	(3,045,000)
Net deferred income tax assets	$1,786,000	$2,238,000
Amounts recognized in the consolidated balance sheet:
Noncurrent deferred income tax assets	$1,786,000	$2,238,000

The passage of the Tax Cuts and Jobs Act in December of 2017 lowered our federal income tax rate to 21% beginning in 2018 requiring us to revalue our net deferred federal tax assets at December 31, 2017. This resulted in a $662,000 decrease in our net deferred income tax assets and a corresponding increase in deferred income tax expense.
NOTE 8 — Pension Plans
We maintain a non-contributory, tax qualified defined benefit pension plan that has been frozen since July 2011. All of our full time employees were eligible to participate in this qualified pension plan. Benefits provided by our qualified pension plan were based on years of service and employees’ remuneration over their term of employment. Compensation earned by employees up to July 31, 2011 is used for purposes of calculating benefits under our pension plan with no future benefit accruals after this date. We also maintain a non-qualified, non-contributory defined benefit pension plan, the excess plan, for certain employees that has been frozen since July 2011. This excess plan provided benefits that would otherwise be provided under the qualified pension plan but for maximum benefit and compensation limits applicable under federal tax law. The cost associated with the excess plan is determined using the same actuarial methods and assumptions as those used for our qualified pension plan. The assets for the excess plan aggregate $344,000 and $304,000 as of December 31, 2017 and 2016, respectively, and are recorded in other assets in our consolidated balance sheets (see NOTE 10 — Fair Value Measurements).

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the plans’ funded status and amounts recognized in our consolidated balance sheets as of December 31:
	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$23,187,000	$22,358,000
Interest cost	873,000	867,000
Actuarial loss	1,597,000	502,000
Benefits paid	(629,000)	(540,000)
Benefit obligation at end of year	25,028,000	23,187,000
Change in plan assets:
Fair value of plan assets at beginning of year	14,960,000	14,442,000
Actual gain on plan assets	2,436,000	848,000
Employer contribution	290,000	210,000
Benefits paid	(629,000)	(540,000)
Fair value of plan assets at end of year	17,057,000	14,960,000
Unfunded status	$(7,971,000)	$(8,227,000)

The following table presents the amounts recognized in our consolidated balance sheets as of December 31:
	2017	2016
Accrued liabilities	$(488,000)	$(452,000)
Liability for pension benefits	(7,483,000)	(7,775,000)
	$(7,971,000)	$(8,227,000)

Amounts recognized in accumulated other comprehensive loss that have not yet been recognized as components of net periodic pension benefit (expense) at December 31 are as follows:
	2017	2016
Net actuarial loss, pre-tax	$7,885,000	$7,704,000
The components of net periodic pension benefit for the years ended December 31, 2017 and 2016 are as follows:
	2017	2016
Interest cost	$873,000	$867,000
Expected return on plan assets	(1,181,000)	(1,137,000)
Recognized net actuarial loss	161,000	136,000
	$(147,000)	$(134,000)

The net periodic pension benefit is included in other income in our consolidated statements of  (loss) earnings.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ending December 31, 2018, we expect to recognize the following amount as a component of net periodic benefit (expense) which is included in accumulated comprehensive loss as of December 31, 2017:
Actuarial loss	$163,000
The principal assumptions used to determine the net periodic pension benefit for the years ended December 31, 2017 and 2016, and the actuarial value of the benefit obligation at December 31, 2017 and 2016 (the measurement dates) for our pension plans are as follows:
	Net Periodic Pension Cost		Benefit Obligation
	2017	2016	2017	2016
Weighted-average discount rate	4.3%	4.4%	3.9%	4.3%
Weighted-average rate of compensation increase	n/a	n/a	n/a	n/a
Expected long-term rate of return on plan assets	8.0%	8.0%	n/a	n/a
Historically, we used a single weighted-average discount rate approach to determine the pension benefit obligation and the subsequent years’ interest cost component of the net periodic pension benefit. The weighted-average discount rate was determined by matching estimated benefit payment cash flows to a yield curve derived from long-term, high-quality corporate bond curves. This method represented the constant annual rate that would be required to discount all future benefit payments related to past service from the date of expected future payment to the measurement date. As of December 31, 2015, we elected to use a refined method, known as the spot rate approach, to determine the benefit obligation and the subsequent years’ interest cost component of the net periodic pension benefit. This method uses individual spot rates along the yield curve that correspond with the timing of each benefit payment and will provide a more precise measurement of the interest cost by improving the correlation between projected benefit cash flows and the corresponding spot yield curve rates. The change in method did not impact the December 31, 2015 benefit obligation, but resulted in a slight decrease in the interest component of the net periodic pension benefit in 2016. We accounted for this as a change in estimate on a prospective basis.
For 2017, we assumed a long-term rate of return on plan assets of 8.0%. In developing the 8.0% expected long-term rate of return assumption, we reviewed asset class return expectations and long-term inflation assumptions and considered our historical compounded return, which was consistent with our long-term rate of return assumption.
In determining the 2016 pension liability, we used the Society of Actuaries’ (“SOA”) RP-2014 mortality tables and the MP-2016 mortality improvement tables, which along with a lower discount rate, resulted in an increase in our benefit obligation and accumulated other comprehensive loss at December 31, 2016. For 2017, we adopted the updated MP-2017 mortality improvement tables. These new mortality tables, along with the lower discount rate, resulted in an increase in our benefit obligation and accumulated other comprehensive loss at December 31, 2017.
Our investment goals are to achieve a combination of moderate growth of capital and income with moderate risk. Acceptable investment vehicles will include mutual funds, exchange-traded funds (ETFs), limited partnerships, and individual securities. Our target allocations for plan assets are 60% equities and 40% fixed income. Of the equity portion, 50% will be invested in passively managed securities using ETFs and the other 50% will be invested in actively managed investment vehicles. We address diversification by investing in mutual funds and ETFs which hold large, mid and small capitalization U.S. stocks, international (non-U.S.) equity, REITS, and real assets (consisting of inflation-linked bonds, real estate and natural resources). A sufficient percentage of investments will be readily marketable in order to be sold to fund benefit payment obligations as they become payable.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair values of our pension assets as of December 31, 2017 by asset category are as follows (refer to NOTE 10 — Fair Value Measurements for a description of Level 1, Level 2 and Level 3 categories):
Asset Category	Total	Level 1	Level 2	Level 3
Mutual funds/ETFs:
Equity-large cap	$4,900,000	$4,900,000	—	—
Equity-mid cap	2,719,000	2,719,000	—	—
Equity-small cap	2,705,000	2,705,000	—	—
Equity-international	3,385,000	3,385,000	—	—
Fixed income	2,863,000	2,863,000	—	—
Money market	485,000	485,000	—	—
Total mutual funds/ETFs	$17,057,000	$17,057,000	—	—

The fair values of our pension assets as of December 31, 2016 by asset category are as follows (refer to NOTE 10 — Fair Value Measurements for a description of Level 1, Level 2 and Level 3 categories):
Asset Category	Total	Level 1	Level 2	Level 3
Corporate common stock	$1,210,000	$1,210,000	$—	$—
Mutual funds/ETFs:
Equity-large cap	3,521,000	3,521,000	—	—
Equity-mid cap	1,419,000	1,419,000	—	—
Equity-small cap	287,000	287,000	—	—
Equity-international	1,666,000	1,666,000	—	—
Fixed income	5,649,000	5,649,000	—	—
Real estate	822,000	822,000	—	—
Money market	386,000	386,000	—	—
Total mutual funds/ETFs	13,750,000	13,750,000	—	—
Grand total	$14,960,000	$14,960,000	$—	$—

We expect to contribute approximately $490,000 to our defined benefit pension plans in 2018.
Estimated future benefit payments are as follows:
2018	$1,264,000
2019	$805,000
2020	$863,000
2021	$892,000
2022	$942,000
2023 – 2027	$5,624,000
We also maintain a non-elective, non-qualified supplemental executive retirement plan (“SERP”) which provides deferred compensation to certain highly compensated employees that approximates the value of benefits lost by the freezing of the pension plan which are not offset by our enhanced matching contribution in our 401(k) plan. The SERP is a discretionary defined contribution plan and contributions made to the SERP in any given year are not guaranteed and will be at the sole discretion of our Compensation and Stock Incentive Committee. During 2017 and 2016, we recorded expenses of  $120,000

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and $124,000, respectively, related to the SERP. During 2017 and 2016, we contributed $122,000 and $99,000 to the plan, respectively. The liability for SERP pension benefits was $120,000 and $122,000 as of December 31, 2017 and 2016, respectively, and is included in accrued liabilities in our consolidated balance sheets.
We maintain a defined contribution 401(k) plan which permits participation by substantially all employees. Our matching contributions to the 401(k) plan were $842,000 and $833,000 for the years ended December 31, 2017 and 2016, respectively.
NOTE 9 — Stockholders’ Equity
Changes in the components of stockholders’ equity are as follows (in thousands, except per share amounts):
	Common Stock	Class A Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss
Balance at December 31, 2015 – as reported	$1,799	$1,487	$5,424	$110,502	$(4,204)
Adoption of ASU 2014-09 (see NOTE 3)	—	—	—	(301)	—
Balance at December 31, 2015 – revised	1,799	1,487	5,424	110,201	(4,204)
Net earnings – revised (see NOTE 3)	—	—	—	758	—
Issuance of nonvested stock awards, net of forfeitures	22	—	(22)	—	—
Stock-based compensation	—	—	326	—	—
Change in net actuarial loss and prior service cost, net of income tax benefit of $261	—	—	—	—	(395)
Unrealized gain on available-for-sale securities, net of income tax expense of $1	—	—	—	—	3
Repurchase and retirement of common stock	(7)	—	(59)	—	—
Balance at December 31, 2016 – revised	1,814	1,487	5,669	110,959	(4,596)
Net loss – revised (see NOTE 3)	—	—	—	(1,142)	—
Issuance of nonvested stock awards, net of forfeitures	20	—	(20)	—	—
Stock-based compensation	—	—	295	—	—
Change in net actuarial loss and prior service cost, net of income tax benefit of $72	—	—	—	—	(109)
Unrealized gain on available-for-sale securities, net of income tax expense of $4	—	—	—	—	6
Repurchase and retirement of common stock	(7)	—	(67)	—	—
Balance at December 31, 2017 – revised	$1,827	$1,487	$5,877	$109,817	$(4,699)

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017 and 2016, accumulated other comprehensive loss consists of the following:
	2017	2016
Net actuarial loss and prior service cost not yet recognized in net periodic benefit cost, net of income tax benefit of $3,152,000 and $3,080,000, respectively	$(4,733,000)	$(4,624,000)
Accumulated unrealized gain on available-for-sale securities, net of income tax expense of $23,000 and $19,000, respectively	34,000	28,000
Accumulated other comprehensive loss	$(4,699,000)	$(4,596,000)

We have 125,000,000 shares of authorized capital stock which consists of 74,000,000 shares of common stock, par value $.10 per share; 50,000,000 shares of Class A common stock, par value $.10 per share; and 1,000,000 shares of preferred stock, par value $.10 per share.
The holders of common stock are entitled to one vote per share and the holders of our Class A common stock are entitled to 10 votes per share. There is no cumulative voting. Shares of Class A common stock are convertible at any time into our shares of common stock on a one-for-one basis at the option of the stockholder. Subject to rights of any preferred stockholder, holders of our common stock and Class A common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. At the discretion of our Board of Directors, we may pay to the holders of common stock a cash dividend greater than the dividend, if any, paid to the holders of Class A common stock.
Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. Accordingly, we have a restrictive legend on our shares of common stock which require that (a) any holders of common stock found to be disqualified or unsuitable or not possessing the qualifications required by any appropriate gaming authority could be required to dispose of such stock and (b) any holder of common stock intending to acquire 10% or more of our outstanding common stock must first obtain prior written approval from the Delaware State Lottery Office.
We adopted a stockholder rights plan in 2012. The rights are attached to and trade in tandem with our common stock and Class A common stock. Each right entitles the registered holder to purchase from us one share of common stock. The rights, unless earlier redeemed by our Board of Directors, will detach and trade separately from our common stock upon the occurrence of certain events such as the unsolicited acquisition by a third party of beneficial ownership of 10% or more of our outstanding combined common stock and Class A common stock or the announcement by a third party of the intent to commence a tender or exchange offer for 10% or more of our outstanding combined common stock and Class A common stock. After the rights have detached, the holders of such rights would generally have the ability to purchase such number of either shares of our common stock or stock of an acquirer of ours having a market value equal to twice the exercise price of the right being exercised, thereby causing substantial dilution to a person or group of persons attempting to acquire control of us. The rights may serve as a significant deterrent to unsolicited attempts to acquire control of us, including transactions involving a premium to the market price of our stock. This rights agreement expires on January 1, 2022, unless earlier redeemed.
On January 23, 2013, our Board of Directors suspended the quarterly dividend. In addition, our credit facility prohibits the payment of dividends. See NOTE 6 — Credit Facility.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On October 23, 2002, our Board of Directors authorized the repurchase of up to 3,000,000 shares of our outstanding common stock. The purchases may be made in the open market or in privately negotiated transactions as conditions warrant. The repurchase authorization has no expiration date, does not obligate us to acquire any specific number of shares and may be suspended at any time. No purchases of our equity securities were made pursuant to this authorization during 2017 or 2016. At December 31, 2017, we had remaining repurchase authority of 1,653,333 shares. At present we are not permitted to make such purchases under our credit facility.
During the years ended December 31, 2017 and 2016, we purchased and retired 70,483 and 67,555 shares of our outstanding common stock for $74,000 and $66,000, respectively. These purchases were made from employees in connection with the vesting of restricted stock awards under our stock incentive plan and were not pursuant to the aforementioned repurchase authorization. Since the vesting of a restricted stock award is a taxable event to our employees for which income tax withholding is required, the plan allows employees to surrender to us some of the shares that would otherwise have transferred to the employee in satisfaction of their tax liability. The surrender of these shares is treated by us as a purchase of the shares.
We have a stock incentive plan which provides for the grant of up to 2,000,000 shares of common stock to our officers and key employees through stock options and/or awards valued in whole or in part by reference to our common stock, such as nonvested restricted stock awards. Under the plan, nonvested restricted stock vests an aggregate of twenty percent each year beginning on the second anniversary date of the grant. The aggregate market value of the nonvested restricted stock at the date of issuance is being amortized on a straight-line basis over the six-year period. As of December 31, 2017, there were 1,064,926 shares available for granting options or stock awards.
Nonvested restricted stock activity for the year ended December 31, 2017 was as follows:
	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2016	813,000	$1.45
Granted	208,500	$1.05
Vested	(190,900)	$2.00
Forfeited	(10,200)	$1.30
Nonvested at December 31, 2017	820,400	$1.22

The aggregate market value of the nonvested restricted stock at the date of issuance is being amortized on a straight-line basis over the six-year service period or the service period remaining until normal retirement age, if shorter. The total fair value of shares vested during the years ended December 31, 2017 and 2016 based on the weighted average grant date fair value was $381,000 and $477,000, respectively. The grant-date fair value per share of restricted stock awards granted during the years ended December 31, 2017 and 2016 was $1.05 and $0.97, respectively. We recorded, within general and administrative expenses, compensation expense of  $295,000 and $326,000 related to restricted stock awards for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, there was $476,000 of total deferred compensation cost related to nonvested restricted stock awards granted to employees under our stock incentive plan. That cost is expected to be recognized over a weighted-average period of 3.5 years.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — Fair Value Measurements
Our financial instruments are classified and disclosed in one of the following three categories:
Level 1:   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:   Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;
Level 3:   Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
The following table summarizes the valuation of our financial instrument pricing levels as of December 31, 2017 and 2016:
	Total	Level 1	Level 2	Level 3
2017
Available-for-sale securities	$344,000	$344,000	$—	$—
2016
Available-for-sale securities	$304,000	$304,000	$—	$—
Our investments in available-for-sale securities consist of mutual funds. These investments are included in other assets on our consolidated balance sheets.
The carrying amounts of other financial instruments reported in our consolidated balance sheets for current assets and current liabilities approximates their fair values because of the short maturity of these instruments.
At December 31, 2017 and 2016, there was $19,900,000 and $25,250,000, respectively, outstanding under our revolving credit agreement. The borrowings under our revolving credit agreement bear interest at the variable rate described in NOTE 6 — Credit Facility and therefore we believe approximate fair value.
NOTE 11 — Related Party Transactions
During the years ended December 31, 2017 and 2016, we allocated costs of  $1,862,000 and $1,952,000, respectively to DVD, a company related through common ownership, for certain administrative and operating services, including leased space. DVD allocated certain administrative and operating service costs of  $187,000 and $158,000, respectively, to us for the years ended December 31, 2017 and 2016. The allocations were based on an analysis of each company’s share of the costs. In connection with DVD’s 2017 and 2016 NASCAR event weekends at Dover International Speedway, we provided certain services, primarily catering, for which DVD was invoiced $903,000 and $876,000, respectively. Additionally, DVD invoiced us $224,000 and $200,000 during 2017 and 2016, respectively, for tickets, their commission for suite catering and other services to the NASCAR events. As of December 31, 2017 and 2016, respectively, our consolidated balance sheets included $7,000 in receivables from DVD for the aforementioned items. We settled these items in January of 2018 and 2017. The net costs incurred by each company for these services are not necessarily indicative of the costs that would have been incurred if the companies had been unrelated entities and/or had otherwise independently managed these functions; however, management believes that these costs are reasonable.
Prior to our spin-off from DVD in 2002, both companies shared certain real property in Dover, Delaware. At the time of the spin-off, some of this real property was transferred to us to ensure that the real property holdings of each company was aligned with its past uses and future business needs. During our harness racing season, we have historically used the 5/8-mile harness racing track that is located on DVD’s property and is on the inside of its one-mile motorsports superspeedway. In order to continue this historic use, DVD granted a perpetual easement to the harness track to us at the time of the spin-off. This perpetual

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

easement allows us to have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The easement requires that we maintain the harness track but does not require the payment of any rent.
Various easements and agreements relative to access, utilities and parking have also been entered into between us and DVD relative to our respective Dover, Delaware facilities. DVD pays rent to us for the lease of its principal executive office space. We also allow DVD to use our indoor grandstands in connection with DVD’s two annual motorsports weekends. We do not assess rent for this nominal use and may discontinue the use at our discretion.
In conjunction with the spin-off from DVD, we and DVD entered into various agreements that addressed the allocation of assets and liabilities between the two companies and that define the companies’ relationship after the separation. Among these are the Real Property Agreement and the Transition Support Services Agreement.
The Real Property Agreement governs certain real property transfers, leases and easements affecting our Dover, Delaware facility.
The Transition Support Services Agreement provides for each of us and DVD to provide each other with certain administrative and operational services. The party receiving the services is required to pay for them within 30 business days after receipt of an invoice at rates agreed upon by us and DVD. The agreement may be terminated in whole or in part 90 days after the request of the party receiving the services or 180 days after the request of the party providing the services.
Henry B. Tippie, Chairman of our Board of Directors, controls in excess of fifty percent of our voting power. Mr. Tippie’s voting control emanates from his direct and indirect holdings of common stock and Class A common stock, from his status as trustee of the RMT Trust, our largest stockholder, and from certain shares as to which he has voting rights pursuant to a voting agreement with R. Randall Rollins, one of our directors. This means that Mr. Tippie has the ability to determine the outcome of our election of directors and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power.
Patrick J. Bagley, Timothy R. Horne, Denis McGlynn, Jeffrey W. Rollins, R. Randall Rollins, Richard K. Struthers and Henry B. Tippie are all Directors of ours and DVD. Denis McGlynn is the President and Chief Executive Officer of both companies, Klaus M. Belohoubek is the Senior Vice President — General Counsel and Secretary of both companies and Timothy R. Horne is the Senior Vice President — Finance and Chief Financial Officer of both companies. Mr. Tippie controls in excess of fifty percent of the voting power of DVD.
NOTE 12 — Commitments and Contingencies
We are a party to ordinary routine litigation incidental to our business. Management does not believe that the resolution of any of these matters is likely to have a material adverse effect on our results of operations, financial position or cash flows.
We have employment, severance and noncompete agreements with certain of our officers and directors under which certain change of control, severance and noncompete payments and benefits might become payable in the event of a change in our control, defined to include a tender offer or the closing of a merger or similar corporate transactions. In the event of such a change in our control and the subsequent termination of employment of all employees covered under these agreements, we estimate that the maximum contingent liability would range from $8,400,000 to $10,300,000 depending on the tax treatment of the payments.
To the extent that any of the potential payments or benefits due under the agreements constitute an excess “parachute payment” under the Internal Revenue Code and result in the imposition of an excise tax, each agreement requires that we pay the amount of such excise tax plus any additional amounts necessary

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

to place the officer or director in the same after-tax position as he would have been had no excise tax been imposed. We estimate that the tax gross ups that could be paid under the agreements in the event the agreements were triggered due to a change of control could be between $1,200,000 and $3,100,000 and these amounts have been included in the maximum contingent liability disclosed above. This maximum tax gross up assumes that none of the payments made after the hypothetical change in control would be characterized as reasonable compensation for services rendered. Each agreement with an executive officer provides that fifty percent of the monthly amount paid during the term is paid in consideration of the executive officer’s non-compete covenants. The exclusion of these amounts would reduce the calculated amount of excess parachute payments subject to tax. We are unable to conclude whether the Internal Revenue Service would characterize all or some of these non-compete payments as reasonable compensation for services rendered.
NOTE 13 — Quarterly Results (unaudited)
	March 31	June 30	September 30	December 31(a)

Year Ended December 31, 2017
Revenues	$44,012,000	$43,141,000	$44,961,000	$44,314,000
Operating (loss) earnings	$(12,000)	$182,000	$(38,000)	$(58,000)
Net (loss) earnings	$(196,000)	$33,000	$(138,000)	$(841,000)
Net (loss) earnings per share-basic and diluted	$(0.01)	$—	$—	$(0.03)
Year Ended December 31, 2016
Revenues	$44,608,000	$46,027,000	$47,004,000	$44,140,000
Operating (loss) earnings	$(26,000)	$1,444,000	$989,000	$(308,000)
Net (loss) earnings	$(255,000)	$778,000	$526,000	$(291,000)
Net (loss) earnings per share-basic and diluted	$(0.01)	$0.02	$0.02	$(0.01)

(a)
In the fourth quarter of 2017, the passage of the Tax Cuts and Jobs Act lowered our future federal income tax rate to 21% requiring us to revalue net deferred federal tax assets. As a result, net loss and net loss per share — basic and diluted increased by $662,000 and $0.02, respectively. See NOTE 6 — Income Taxes.

Our quarterly operating results are affected by weather and the general economic conditions in the United States. Additionally, given our high level of fixed operating costs, fluctuations in our business volume can lead to variations in quarterly operating results.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of
Twin River Worldwide Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Twin River Worldwide Holdings, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of Operations and Comprehensive Income, statements of Changes in Shareholders Equity, and Statement of Cash Flows, for each of the two years in the period ended December 31, 2017 and the related notes to Consolidated Financial Statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
November 5, 2018 (January 25, 2019 as to the stock dividend described in Note 1)
We have served as the Company’s auditor since 2015.

Twin River Worldwide Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
	September 30, 2018	December 31,
		2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,589	$85,814	$55,360
Restricted cash	7,333	7,402	6,442
Accounts receivable, net	25,262	18,311	17,470
Receivables from related parties	4,406	5,396	5,442
Inventory	5,915	7,260	6,799
Prepaid expenses and other assets	12,291	9,869	13,973
Total current assets	133,796	134,052	105,486
Property and equipment, net	414,715	335,548	280,838
Goodwill	132,035	132,035	132,035
Intangible assets, net	111,471	115,367	120,950
Deferred financing fees, net	714	1,132	1,582
Other assets	981	—	—
Total assets	$793,712	$718,134	$640,891
Liabilities, Temporary Equity and Shareholders’ Equity
Current liabilities:
Current portion of term loan	$3,595	$33,325	$10,680
Accounts payable	19,774	25,062	14,546
Accrued liabilities	68,699	57,849	40,099
Total current liabilities	92,068	116,236	65,325
Long term accrued liabilities	—	—	106
Stock options	44,042	46,521	33,814
Deferred tax liability	14,295	11,646	16,772
Revolver	61,000	20,000	35,000
Term loan, net of current portion, discount and deferred financing fees	336,423	337,875	369,311
Total liabilities	547,828	532,278	520,328
Commitments and contingencies
Common stock, par value $0.01, at fair value at each period-end; 357,224, 332,088 and 260,144 shares subject to possible redemption as of September 30, 2018 and December 31, 2017 and 2016, respectively	11,312	9,053	4,995
Shareholders’ equity:
Common stock, par value $0.01; 100,000,000 shares authorized; 37,661,036, 37,293,036 and 37,199,704 shares issued as of September 30, 2018 and December 31, 2017 and 2016, respectively; 36,567,704, 36,199,704 and 36,199,704 shares outstanding as of September 30, 2018 and December 31, 2017 and 2016, respectively, net of treasury stock. Shares issued and outstanding exclude 357,224, 332,088 and 260,144 shares subject to possible redemption	366	362	362
Additional paid in capital	77,941	67,910	64,303
Treasury Stock, at cost, 1,093,332, 1,093,332 and 1,000,000 shares as of September 30, 2018 and December 31, 2017 and 2016, respectively	(22,275)	(22,275)	(20,000)
Retained earnings	178,540	130,806	70,903
Total shareholders’ equity	234,572	176,803	115,568
Total liabilities, temporary equity and shareholders’ equity	$793,712	$718,134	$640,891

The accompanying notes are an integral part of these consolidated financial statements.

Twin River Worldwide Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except per share amounts)
	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Revenue:
Gaming	$243,915	$239,506	$314,794	$303,337
Racing	10,440	10,882	14,034	15,685
Hotel	15,652	15,316	19,431	19,614
Food and beverage	35,915	36,069	47,004	51,964
Other	20,193	19,726	25,790	24,217
Net revenue	326,115	321,499	421,053	414,817
Operating costs and expenses:
Gaming	51,660	49,117	65,558	64,970
Racing	7,041	7,568	9,534	10,925
Hotel	5,914	5,460	7,173	7,093
Food and beverage	28,324	28,553	37,371	40,555
Advertising, general and administrative	122,516	118,107	155,336	148,093
Expansion and pre-opening	2,624	95	154	623
Referendum costs	—	—	—	5,032
Newport Grand disposal loss	6,541	—	—	—
Depreciation and amortization	15,543	16,866	22,204	25,070
Total operating costs and expenses	240,163	225,766	297,330	302,361
Income from operations	85,952	95,733	123,723	112,456
Other income (expense):
Interest income	120	142	194	180
Interest expense, net of amounts capitalized	(16,251)	(17,899)	(22,809)	(26,583)
Change in fair value of contingent value rights	—	—	—	(2,661)
Total other expense	(16,131)	(17,757)	(22,615)	(29,064)
Income before provision for income taxes	69,821	77,976	101,108	83,392
Provision for income taxes	(20,513)	(34,883)	(38,861)	(38,553)
Net income	49,308	43,093	62,247	44,839
Deemed dividends related to changes in fair value of common stock subject to possible redemption	(1,574)	(1,676)	(2,344)	(1,028)
Net income applicable to common stockholders	$47,734	$41,417	$59,903	$43,811
Net income per share, basic	$1.29	$1.14	$1.64	$1.17
Weighted average common shares outstanding, basic	36,891,170	36,475,386	36,478,759	37,424,111
Net income per share, diluted	$1.24	$1.08	$1.56	$1.12
Weighted average common shares outstanding, diluted	38,573,151	38,424,202	38,442,944	39,250,117

Note:
Net income equals comprehensive income for all the periods presented.

The accompanying notes are an integral part of these consolidated financial statements.

Twin River Worldwide Holdings, Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(In thousands, except share amounts)
	Common Stock		Additional Paid-in Capital	Treasury Stock	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2015	37,199,704	$372	$63,708	$—	$27,092	$91,172
Stock option exercised	13,332	—	243	—	—	243
Share-based compensation – equity awards	—	—	585	—	—	585
Stock tender offer	(1,000,000)	(10)	10	(20,000)	—	(20,000)
Common stock subject to possible redemption	(13,332)	—	(243)	—	—	(243)
Deemed dividends related to changes in fair value of common stock subject to possible redemption	—	—	—	—	(1,028)	(1,028)
Net income	—	—	—	—	44,839	44,839
Balance as of December 31, 2016	36,199,704	362	64,303	(20,000)	70,903	115,568
Release of restricted units	16,968	—	—	—	—	—
Common stock subject to possible redemption	(16,968)	—	(326)	—	—	(326)
Stock options exercised	54,976	1	1,387	—	—	1,388
Stock options exercised via repayment of non-recourse notes	93,332	1	2,274	—	—	2,275
Share-based compensation – equity awards	—	—	1,658	—	—	1,658
Stock repurchase	(93,332)	(1)	1	(2,275)	—	(2,275)
Common stock subject to possible redemption	(54,976)	(1)	(1,387)	—	—	(1,388)
Deemed dividend related to changes in fair value of common stock subject to possible redemption	—	—	—	—	(2,344)	(2,344)
Net income	—	—	—	—	62,247	62,247
Balance as of December 31, 2017	36,199,704	362	67,910	(22,275)	130,806	176,803
Stock options exercised via repayment of non-recourse notes	368,000	4	9,017	—	—	9,021
Share-based compensation – equity awards	—	—	1,699	—	—	1,699
Release of restricted units	25,136	—	—	—	—	—
Common stock subject to possible redemption	(25,136)	—	(685)	—	—	(685)
Deemed dividends related to changes in fair value of common stock subject to possible redemption	—	—	—	—	(1,574)	(1,574)
Net income	—	—	—	—	49,308	49,308
Balance as of September 30, 2018 (unaudited)	36,567,704	$366	$77,941	$(22,275)	$178,540	$234,572

The accompanying notes are an integral part of these consolidated financial statements.

Twin River Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$49,308	$43,093	$62,247	$44,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	11,438	12,679	16,621	19,488
Amortization of intangible assets	4,105	4,187	5,583	5,582
Share-based compensation – liability awards	5,652	12,955	16,133	5,743
Share-based compensation – equity awards	1,699	842	1,658	585
Change in fair value of contingent value rights	—	—	—	2,661
Amortization of deferred financing fees	1,787	1,703	2,205	2,440
Amortization of original issue discount	693	887	1,082	1,171
Bad debt expense	182	111	29	379
Deferred income taxes	2,649	1,354	(5,126)	4,362
Newport Grand disposal loss	6,541	—	—	—
Loss (gain) on disposal of property and equipment	—	(24)	24	217
Changes in operating assets and liabilities:
Accounts receivable	(7,133)	(3,184)	(870)	(4,020)
Inventory	1,345	163	(461)	(621)
Prepaid expenses and other assets	(2,422)	3,362	4,547	(4,744)
Accounts payable	1,066	(1,548)	1,155	3,291
Accrued liabilities	5,135	99	3,005	(10,681)
Net cash provided by operating activities	82,045	76,679	107,832	70,692
Cash flows from investing activities:
Deposit paid	(981)	—	—	—
Loans to officers and directors	—	—	—	(2,155)
Repayment of loans from officers and directors	1,073	—	362	—
Proceeds from sale of land and building for Newport Grand disposal	7,108	—	—	—
Proceeds from sale of property and equipment	5	20	6	—
Capital expenditures, excluding Tiverton Casino Hotel and new hotel at Twin River Casino	(5,107)	(5,758)	(8,574)	(9,753)
Capital expenditures – Tiverton Casino Hotel	(79,010)	(18,449)	(34,355)	(66)
Capital expenditures – new hotel at Twin River Casino	(20,781)	(1,079)	(4,924)	(203)
Payments associated with gaming license	(209)	—	—	—
Net cash used in investing activities	(97,902)	(25,266)	(47,485)	(12,177)
Cash flows from financing activities:
Revolver borrowing	41,000	—	10,000	45,000
Revolver repayments	—	(25,000)	(25,000)	(10,000)
Term loan repayments	(33,327)	(10,364)	(11,564)	(36,842)
Payment of financing fees	—	(100)	(373)	(1,730)
Contingent value rights tender	—	—	—	(61,705)
Stock purchases	—	—	(2,275)	(20,000)
Stock option exercised via repayment of non-recourse notes	890	—	280	—
Stock options exercised	—	—	237	87
Stock options put	—	—	(238)	(679)
Net cash provided by (used in) financing activities	8,563	(35,464)	(28,933)	(85,869)
Net change in cash and cash equivalents and restricted cash	(7,294)	15,949	31,414	(27,354)
Cash and equivalents and restricted cash, beginning of period	93,216	61,802	61,802	89,156
Cash and equivalents and restricted cash, end of period	$85,922	$77,751	$93,216	$61,802
Supplemental disclosure of cash flow information:
Cash paid for interest	$17,005	$15,187	$20,067	$22,920
Cash paid for income taxes	$17,017	$31,114	$41,029	$39,051
Non-cash investing and financing activities:
Unpaid property and equipment	$24,219	$12,719	$24,858	$1,348
Intrinsic value of stock options exercised via repayment of non-recourse note	$8,131	$—	$1,995	$—
Intrinsic value of stock options exercised with cash	$—	$—	$1,151	$156
Deemed dividends related to changes in fair value of common stock subject to possible redemption	$2,259	$2,002	$2,344	$1,028
The accompanying notes are an integral part of these consolidated financial statements.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)
1. General Information
Description of Business
Twin River Worldwide Holdings, Inc. (the “Company”) was formed on March 1, 2004. Twin River Management Group, Inc. (“TRMG”), is a wholly owned subsidiary of the Company and is the parent company of UTGR, Inc. (“Twin River Casino”), Premier Entertainment Biloxi LLC and subsidiaries (“Hard Rock Biloxi”), Premier Entertainment II, LLC (“Newport Grand”), Mile High USA, Inc. and subsidiaries (“Mile High USA”) and Twin River-Tiverton, LLC (“Tiverton Casino Hotel”), all of which are wholly owned subsidiaries of TRMG.
Twin River Casino is located in Lincoln, Rhode Island and is authorized to house a maximum of 4,752 Video Lottery Terminals (“VLTs”) and traditional casino table games on behalf of the State of Rhode Island. Twin River Casino is entitled to a blended 27.8% share of VLT revenue when the maximum number of VLTs are in operation and is entitled to an 83.5% share of revenue from table games as of September 30, 2018. As of September 30, 2018, the property houses approximately 4,200 VLTs, and is entitled to a 28.0% share of VLT revenue on those machines and offers approximately 100 traditional table games, 25 poker tables and 30 stadium gaming positions in addition to simulcast racing, various food and beverage venues and a multi-purpose event center.
Hard Rock Biloxi’s operations consist of a casino and hotel located in Biloxi, Mississippi. As of September 30, 2018, the property includes approximately 1,200 slot machines, 50 table games and two hotel towers containing 479 guest rooms and suites, a pool with swim up bar and a spa. The property also features a variety of restaurants and nightlife options.
On April 19, 2015, TRMG formed Premier Entertainment II, LLC and on July 14, 2015, Premier Entertainment II LLC acquired substantially all of the assets of Newport Grand Casino located in Newport, Rhode Island. Newport Grand housed approximately 1,100 VLTs on behalf of the State of Rhode Island and also offered simulcast wagering as well as a restaurant and bar. Until Newport Grand closed on August 28, 2018, Newport Grand was entitled to a 28.0% share of VLT revenue. The Company has included the results of Newport Grand in its consolidated financial statements from the date of acquisition until the date Newport Grand vacated the building after closing. See Note 3.
On February 3, 2015, TRMG formed Border Investments LLC for the purpose of acquiring the rights to land located in Tiverton, Rhode Island and subsequently proposed a relocation of the existing Newport Grand gaming license to a new casino to be developed in that town. On November 9, 2015, TRMG formed Twin River-Tiverton, LLC to develop and house the new casino. The Tiverton casino was approved by a majority vote in both the State of Rhode Island and the Town of Tiverton on November 8, 2016. During 2017, the land acquired by Border Investments LLC was transferred to Twin River-Tiverton, LLC and Border Investments LLC was dissolved. On September 1, 2018, the casino and hotel located in Tiverton, Rhode Island (“Tiverton Casino Hotel”) began operations. As of September 30, 2018, the property houses approximately 1,000 VLTs and 35 table games on behalf of the State of Rhode Island. Tiverton Casino Hotel is entitled to a 28.0% share of VLT revenue and an 83.5% share of revenue from table games as of September 30, 2018. The Tiverton Casino Hotel has an 83-room hotel.
Mile High USA’s operations consist of one horse racing track and simulcast wagering at Arapahoe Park Racetrack in Aurora, Colorado, as well as simulcast horse and dog wagering at its licensed Off-Track Betting (“OTB”) sites.
The Company has two reportable segments which are operated and managed regionally as follows: 1) Rhode Island and 2) Biloxi. See Note 16.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

1. General Information (continued)

On July 22, 2018, the Company entered into a Transaction Agreement (the “Agreement”) with Dover Downs Gaming & Entertainment, Inc. (“Dover Downs”), and Double Acquisition Corp., an indirect wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things and subject to the conditions set forth therein, Merger Sub will merge with and into Dover Downs (the “Merger”), with Dover Downs becoming an indirect wholly-owned subsidiary of the Company. See Note 13.
Stock Dividend
On January 18, 2019, the board of directors approved the Company’s common stock dividend, accounted for as a stock split. The stock split, effected through a stock dividend of three shares for each share outstanding, resulted in the issuance of 28,492,602 shares, net of treasury shares, which in addition to the 9,497,534 previously existing shares increased the total shares outstanding to 37,990,136. All share and per share information included in the consolidated financial statements have been retroactively adjusted to reflect the impact of the stock dividend. The shares of common stock authorized remained at 100 million, and the shares retained a par value of  $0.01.
2. Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary TRMG and its subsidiaries. All intercompany transactions and balances have been eliminated in the consolidation.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates and judgments including those related to contingent value rights, the allowance for doubtful accounts, valuation of goodwill and intangible assets, recoverability and useful lives of tangible and intangible long-lived assets, accruals for players club card incentives and for potential liabilities related to any lawsuits or claims brought against the Company, fair value of financial instruments, stock compensation and valuation allowances for deferred tax assets. The Company bases its estimates and judgments on historical experience and other relevant factors impacting the carrying value of assets and liabilities. Actual results may differ from these estimates.
Unaudited Interim Consolidated Financial Statements
The accompanying consolidated balance sheet as of September 30, 2018, and the consolidated statements of operations and comprehensive income, the consolidated statements of changes in shareholders’ equity and the consolidated statements of cash flows for the nine months ended September 30, 2018 and 2017 are unaudited. These unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2018 and its results of operations and cash flows for the nine months ended September 30, 2018 and 2017. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended September 30, 2018 and 2017 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. Certain operating segments are aggregated into reportable segments. See Note 16.
Restricted Cash
As of September 30, 2018 and December 31, 2017 and 2016, restricted cash of  $7.3 million, $7.4 million and $6.4 million, respectively, was comprised of VLT and table games cash payable to the State of Rhode Island which is unavailable for the Company’s use. The following table reconciles cash and restricted cash in the consolidated balance sheets to the total shown on the consolidated statements of cash flows.
	September 30,		December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$78,589	$71,940	$85,814	$55,360
Restricted cash	7,333	5,811	7,402	6,442
Total cash and cash equivalents and restricted cash	$85,922	$77,751	$93,216	$61,802

Accounts Receivable and Allowance for Doubtful Accounts
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. Accounts receivable are primarily comprised of receivables from the State of Rhode Island for Twin River Casino’s and Newport Grand’s share of VLT and table games revenue, receivables from tracks and off-track betting locations that air simulcast races and casino and hotel receivables. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a specific review of customer accounts as well as historical collection experience and current economic conditions. The allowance was $1.0 million, $0.8 million and $0.9 million as of September 30, 2018 and December 31, 2017 and 2016, respectively.
Inventory
Inventory is stated at the lower of cost or net realizable value on a first-in, first-out basis and consists primarily of food, beverage, promotional items and other supplies.
Property and Equipment
The Company applied “fresh start accounting” upon emergence from Chapter 11 reorganization, in accordance with the guidance of Accounting Standards Codification (“ASC”) 805, Business Combinations and ASC 852, Reorganizations. As a result of  “fresh start accounting”, the Company adjusted property and equipment to reflect its fair value on November 5, 2010 (“Emergence Date”). Additions subsequent to that date have been recorded at cost.
Property and equipment obtained in connection with acquisitions is valued at its estimated fair value as of the date of acquisition. Additions subsequent to the acquisition date are recorded at cost.
Property and equipment are depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for renewals and betterments that extend the life or value of an asset are capitalized; expenditures for repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation applicable to assets sold or disposed are removed from the balance sheet accounts and the resulting gains or losses are reflected in the accompanying consolidated statements of operations.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. During the nine months ended September 30, 2018 and the year ended December 31, 2017, capitalized interest was $3.4 million and $0.6 million, respectively. There was no interest capitalized during the nine months ended September 30, 2017 or the year ended December 31, 2016.
Goodwill
Goodwill represents the excess of reorganization value over the fair market value of Twin River Casino net assets on the Emergence Date and the excess of the Hard Rock Biloxi and Newport Grand purchase prices over the respective fair values of tangible and identifiable assets acquired and liabilities assumed. Goodwill is not amortized but is reviewed for impairment annually in October, or when events or changes in the business environment indicate that the carrying value of the reporting unit may exceed its fair value, by comparing the fair value of each reporting unit to its carrying value, including goodwill.
When assessing goodwill for impairment, first, qualitative factors are assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the results of the qualitative assessment are not conclusive, a quantitative goodwill test is performed. The quantitative goodwill test compares the estimated fair value of each reporting unit with its estimated net book value (including goodwill and identifiable intangible assets). If the reporting unit’s estimated fair value exceeds its estimated net book value, goodwill is not impaired. Prior to the adoption of Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment for the Company’s 2017 and 2016 goodwill impairment tests, if a reporting unit’s estimated fair value did not exceed its carrying value, an impairment was recognized if the implied fair value of goodwill was less than its carrying value. After the adoption of this new standard, an impairment is recognized if the estimated fair value of a reporting unit is less than its estimated net book value, equal to the shortfall in value.
As of October 1, 2017 and 2016, the Company assessed goodwill for impairment for each of its reporting units. The Company performed a qualitative analysis for the annual assessment of goodwill (commonly referred to as “Step Zero”) for the Rhode Island reporting unit. From a qualitative perspective, in evaluating whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, relevant events and circumstances are taken into account, with greater weight assigned to events and circumstances that most affect the fair value or the carrying amounts of its assets. Items that were considered included, but were not limited to, the following: macroeconomic conditions, industry and market conditions and overall financial performance. After assessing these and other factors the Company determined that it was more likely than not that the fair value of the Rhode Island reporting unit exceeded its carrying amount as of October 1, 2017 and 2016. If future results significantly vary from current estimates and related projections, the Company may be required to record impairment charges.
The Company performed a quantitative test of goodwill for the Biloxi reporting unit as of October 1, 2017 and 2016. The Company estimates the fair value of its reporting units using both income and market-based approaches. Specifically, the Company applies the Discounted Cash Flow (“DCF”) Method under the Income Approach and the Guideline Company and Comparable Transaction Methods under the Market Approach and weights the results of the three valuation methodologies based on the facts and

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

circumstances surrounding the Reporting Unit. For the DCF Method, the Company relies on the present value of expected future cash flows, including terminal value, utilizing a market-based weighted average cost of capital (“WACC”) determined separately for the reporting unit as of each valuation date. The determination of fair value under the DCF Method involves the use of significant estimates and assumptions, including revenue growth rates driven by future gaming activity, hotel bookings and food and beverage expectations, operating margins, capital expenditures, working capital requirements, tax rates, terminal growth rates, discount rates and synergistic benefits available to market participants. For the Market Approaches, the Company utilizes a comparison of the reporting unit to comparable publicly-traded companies and transactions and, based on the observed multiples for both of these methodologies, ultimately selects multiples to apply to the reporting unit. After assessing these and other factors utilized in the various valuation methodologies described above, the Company determined that the fair value of the Biloxi reporting unit exceeded its carrying amount as of October 1, 2017 and 2016 and thus there was not impairment. If future results significantly vary from current estimates and related projections, the Company may be required to record impairment charges.
Intangible Assets
As a result of  “fresh start accounting”, the Company adjusted Twin River Casino intangible assets to reflect their fair values on the Emergence Date. Intangible assets consist of a Rhode Island VLT license, the Master Video Lottery Terminal Contract (the “Contract”) with the Division of Lotteries for the State of Rhode Island and the State of Rhode Island Department of Transportation, as amended, the Twin River trade name and the Twin River Casino rated player relationships. The Rhode Island VLT license has an indefinite life and therefore is not being amortized. The Contract for the VLTs, the Twin River Casino rated player relationships and the Twin River trade name are being amortized using the straight-line method based on their estimated useful lives from the Emergence Date.
Intangible assets identified in connection with the Hard Rock Biloxi acquisition include a license agreement with Hard Rock Hotel Licensing, Inc., rated player relationships, pre-bookings and origination costs and leases in place which are amortized over their estimated useful lives using the straight-line method.
Intangible assets identified in connection with the Newport Grand acquisition include a Rhode Island VLT license, rated player relationships and the Newport Grand trade name. The Rhode Island VLT license has an indefinite life and therefore is not being amortized. The Newport Grand rated player relationships and trade name are being amortized over their estimated useful lives using the straight-line method. Intangible assets for Newport Grand were immaterial when Newport Grand closed on August 31, 2018.
The Company periodically evaluates the remaining useful lives of its finite-lived intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.
Intangible assets not subject to amortization are reviewed for impairment annually as of October 1 and between annual test dates whenever events or changes in circumstances may indicate that the carrying amount of the related asset may not be recoverable. The Company determined that its indefinite-lived assets were not impaired as of September 30, 2018 and December 31, 2017 and 2016. If management’s estimates of revenues and costs change, it is possible that the Company may incur an impairment loss in the future.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, other than goodwill and intangible assets not subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is still under development, the analysis includes the remaining construction costs. If such a review indicates that an asset may not be recoverable, an impairment

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

loss is recognized for the excess of the carrying amount over the fair value of an asset to be held and used or over the fair value less cost to sell of an asset to be disposed or sold. For the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, the Company reviewed its long-lived assets subject to depreciation and intangible assets subject to amortization for impairment and determined no such impairment existed.
Debt Issuance Costs and Debt Discounts
Debt issuance costs and debt discounts incurred in connection with obtaining and amending financing have been included as a component of the carrying amount of debt, with the exception of revolving credit facility debt issuance costs, which are included in Deferred financing fees, net in the consolidated balance sheets.
Debt issuance costs and debt discounts are amortized over the contractual term of the debt to interest expense. Debt issuance costs of the revolving credit facility are amortized on a straight-line basis, while all other debt issuance costs and debt discounts are amortized using the effective interest method. Amortization of debt issuance costs and debt discounts included in interest expense was $2.5 million, $2.6 million, $3.3 million and $3.6 million for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.
Share-Based Compensation
The Company records share-based compensation in accordance with ASC 718, Compensation — Stock Compensation, and recognizes share-based compensation expense in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards with graded vesting is recognized over the requisite service period on an accelerated basis, as if each tranche were a separate award. Compensation cost previously recognized on forfeited awards is reversed when the forfeitures occur.
The Company classifies stock awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity classified awards are valued as of the grant date using either an observable market price or a valuation methodology. Liability classified awards are valued at fair value at each reporting date. See Note 9.
Share-based payment awards which contain certain repurchase provisions are classified as liabilities in accordance with ASC 718. The Company has elected to measure all liability-classified awards utilizing the intrinsic value method and recognizes share-based compensation expense within advertising, general and administrative expenses in the consolidated statements of operations.
Redeemable Securities
The Company accounts for redeemable common stock in accordance with ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities,” which requires classification outside of permanent equity in temporary equity for securities that are redeemable at the holder’s option for cash or other assets.
Revenue Recognition
The Company accounts for revenue earned from contracts with customers under ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The Company generates revenue from five principal sources: gaming services, hotel, racing, food and beverage and other.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

Gaming revenue includes Twin River Casino’s, Tiverton Casino Hotel’s (upon its opening on September 1, 2018) and Newport Grand’s (until its closing on August 28, 2018) share of VLT revenue as determined by their respective master VLT contracts with the State of Rhode Island. Twin River Casino is entitled to a 28.85% share of VLT revenue on the initial 3,002 units and a 26.00% share on VLT revenue generated from units in excess of 3,002. Tiverton Casino Hotel is and Newport Grand was entitled to receive a percentage of VLT revenue that is equivalent to the percentage received by Twin River Casino. Gaming revenue also includes Twin River Casino’s and Tiverton Casino Hotel’s share of table games revenue whereby Twin River Casino and Tiverton Casino Hotel are entitled to an 83.5% share of table games revenue generated as of September 30, 2018. Revenue is recognized when the wager is complete, which is when the customer has received the benefits of the Company’s gaming services and the Company has a present right to payment. The Company records revenue on a net basis which is the percentage share of VLT revenue received as the Company acts as an agent in operating the gaming service on behalf of the State of Rhode Island.
Gaming revenue also includes Hard Rock Biloxi’s casino revenue, which is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs, for chips outstanding and “ticket-in, ticket-out” coupons in the customers’ possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of credits played, are charged to revenue as the amount of the progressive jackpots increase.
Gaming services contracts have two performance obligations for those customers earning incentives under the Company’s player loyalty programs and a single performance obligation for customers who do not participate in the programs. The Company applies a practical expedient by accounting for its gaming contracts on a portfolio basis as such wagers have similar characteristics and the Company reasonably expects the effects on the financial statements of applying the revenue recognition guidance to the portfolio do not differ materially from that which would result if applying the guidance to an individual wagering contract. For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with incentives earned under loyalty programs, the Company allocates an amount to the loyalty program contract liability based on the stand-alone selling price of the incentives earned for a hotel room stay, food and beverage or other amenities. The performance obligations for the incentives earned under the loyalty programs are deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. After allocating revenue to other goods and services provided as part of casino wager contracts, the Company records the residual amount to gaming revenue as the stand-alone price for wagers is highly variable and no set established price exists for such wagers. The allocated revenue for gaming wagers is recognized when the wagers occur as all such wagers settle immediately.
The estimated retail value related to goods and services provided to guests without charge or upon redemption under the Company’s player loyalty programs included in departmental revenues, and therefore reducing gaming revenues, are as follows for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016:
	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Hotel	$8,270	$8,823	$11,347	$12,084
Food and beverage	17,465	18,217	23,674	27,861
Other	4,234	4,505	5,927	6,029
	$29,969	$31,545	$40,948	$45,974

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

Hotel revenue is recognized at the time of occupancy, which is when the customer obtains control through occupancy of the room. Advance deposits for hotel rooms are recorded as liabilities until revenue recognition criteria are met.
Racing revenue includes Twin River Casino’s, Tiverton Casino Hotel’s (upon its opening on September 1, 2018) and Newport Grand’s (until its closing on August 28, 2018) and Mile High USA’s share of wagering from live racing and the import of simulcast signals. Racing revenue is recognized when the wager is complete based on an established take out percentage. The Company functions as an agent to the pari-mutuel pool. Therefore, fees and obligations related to the Company’s share of purse funding, simulcasting fees, tote fees, pari-mutuel taxes, and other fees directly related to the Company’s racing operations are reported on a net basis and included as a deduction to racing revenue.
Food and beverage revenue are recognized at the time the goods are sold from Company-operated outlets.
All other revenues are recognized at the time the goods are sold or the service is provided.
Sales tax and other taxes collected on behalf of governmental authorities are accounted for on a net basis and are not included in net revenue or operating expenses.
The following table provides a disaggregation of net revenue by segment:
	Rhode Island	Biloxi	Other	Total
Nine Months Ended September 30,
2018 (Unaudited)
Gaming	$182,567	$61,348	$—	$243,915
Racing	2,883	—	7,557	10,440
Hotel	109	15,543	—	15,652
Food and beverage	21,599	14,311	5	35,915
Other	15,929	4,022	242	20,193
Net revenue	$223,087	$95,224	$7,804	$326,115
2017 (Unaudited)
Gaming	$178,530	$60,976	$—	$239,506
Racing	3,029	—	7,853	10,882
Hotel	—	15,316	—	15,316
Food and beverage	21,517	14,543	9	36,069
Other	15,445	4,047	234	19,726
Net revenue	$218,521	$94,882	$8,096	$321,499
Years Ended December 31,
2017
Gaming	$235,224	$79,570	$—	$314,794
Racing	3,902	—	10,132	14,034
Hotel	—	19,431	—	19,431
Food and beverage	28,448	18,439	117	47,004
Other	20,285	5,254	251	25,790
Net revenue	$287,859	$122,694	$10,500	$421,053
2016
Gaming	$226,728	$76,609	$—	$303,337
Racing	3,984	—	11,701	15,685
Hotel	—	19,614	—	19,614
Food and beverage	30,217	21,648	99	51,964
Other	18,784	5,206	227	24,217
Net revenue	$279,713	$123,077	$12,027	$414,817

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

The Company’s receivables related to contracts with customers are primarily comprised of marker balances and other amounts due from gaming activities, amounts due for hotel stays, and amounts due from tracks and off-track betting locations. The Company’s receivables related to contracts with customers are $13.7 million, $12.1 million and $11.7 million as of September 30, 2018 and December 31, 2017 and 2016, respectively. The Company has the following liabilities related to contracts with customers: liabilities for loyalty programs, deposits made in advance for goods and services yet to be provided, and unpaid wagers. All of the contract liabilities are short term in nature. Loyalty program incentives earned by customers are typically redeemed within one year from when they are earned and expire if a customer’s account is inactive for more than twelve months; therefore, the majority outstanding at the end of a period will either be redeemed or expire within the next year. The Company’s contract liabilities related to loyalty programs were $9.4 million, $9.0 million, and $9.2 million as of September 30, 2018 and December 31, 2017 and 2016, respectively, and are included as accrued liabilities in the consolidated balance sheets. The Company recognized $6.1 million, $6.0 million, $8.0 million and $8.3 million of revenue related to loyalty program redemptions for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.
Advance deposits are typically for future banquet events and to reserve hotel rooms. These deposits are usually received weeks or months in advance of the event or hotel stay. Unpaid pari-mutuel tickets not claimed within twelve months by the customer who earned them are escheated to the state. The Company’s contract liabilities related to deposits from customers were $1.3 million, $1.3 million and $1.1 million as of September 30, 2018 and December 31, 2017 and 2016, respectively, and are included as accrued liabilities in the consolidated balance sheets.
Topic 606 requires complimentary items to be considered a separate performance obligation, which requires the Company to allocate a portion of revenue from a gaming transaction to other operating revenue based on the estimated standalone selling prices of the promotional items provided. For example, when a casino customer is given a complimentary room, the Company is required to allocate a portion of the casino revenue earned from the customer to hotel revenue based on the estimated standalone selling price of the hotel room. The estimated standalone selling price of hotel rooms is determined based on observable prices. The standalone selling price of food and beverage, and other miscellaneous goods and services is determined based upon the actual retail prices charged customers for those items. Revenue is recognized in the period the goods or service is provided.
Gaming Expenses
Gaming expenses include, among other things, payroll costs and expenses associated with the operation of VLTs, slots and table games, including the win tax paid to the Mississippi Gaming Commission.
Racing Expenses
Racing expenses include payroll costs, OTB commissions and other expenses associated with the operation of live racing and simulcasting.
Advertising Expense
The Company expenses advertising costs as incurred. For the nine months ended September 30, 2018 and 2017, advertising expense was $4.4 million and $4.5 million, respectively. For the years ended December 31, 2017 and 2016, advertising expense was $5.8 million and $5.7 million, respectively.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

Self-Insurance
The Company is self-insured for employee medical insurance coverage up to an individual stop loss of $100,000 in 2018 and 2017 and $150,000 in 2016. Self-insurance liabilities are estimated based on the Company’s claims experience and are included in accrued liabilities in the consolidated balance sheets. Such amounts were $1.1 million, $1.0 million and $1.5 million as of September 30, 2018 and December 31, 2017 and 2016.
Referendum Costs
Referendum costs are expensed as incurred. There were no referendum costs incurred for the nine months ended September 30, 2018 or 2017 or the year ended December 31, 2017. For the year ended December 31, 2016, these costs consisted of contributions made to support the termination of the existing Newport Grand Casino gaming license and issue a new gaming license to a new casino to be developed in Tiverton. See Note 3.
Expansion and Pre-opening Expenses
Expansion and pre-opening expenses are charged to expense as incurred. The Company defines pre-opening expenses as costs incurred before the property commences commercial operations and defines expansion expenses as costs incurred in connection the opening of a new facility or significant expansion of an existing property. Costs classified as Expansion and pre-opening costs consist primarily of marketing, master planning, conceptual design fees and legal and professional fees that are not eligible for capitalization incurred in connection with Tiverton Casino Hotel and the Lincoln hotel. Expansion and pre-opening costs for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016 were $2.6 million, $0.1 million, $0.2 million and $0.6 million, respectively.
Interest Expense
Interest expense is comprised of interest costs for the Company’s debt, amortization of deferred financing fees and original issue discount, net of amounts capitalized for construction projects. Interest expense recorded in the accompanying statements of operations totaled $16.3 million, $17.9 million, $22.8 million and $26.6 million for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.
Income Taxes
The Company prepares its income tax provision in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A valuation allowance is required when it is “more likely than not” that all or a portion of the deferred taxes will not be realized. The accompanying consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

Business Combinations
The acquisition method of accounting for business combinations requires the Company to use significant estimates and assumptions, including fair value estimates, as of the business combination date and to refine those estimates as necessary during the measurement period. Under the acquisition method of accounting, the Company recognizes separately from goodwill the identifiable assets acquired, the liabilities assumed and any non-controlling interests in an acquiree, generally at the acquisition date fair value. Goodwill is measured as of the acquisition date as the excess of consideration transferred, which is also measured at fair value, over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. Costs incurred to complete the business combination such as investment banking, legal and other professional fees are not considered part of consideration and are charged to acquisition expense as they are incurred.
Fair Value Measurements
Fair value is determined using the principles of ASC 820, Fair Value Measurement. Fair value is described as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes and defines the inputs to valuation techniques as follows:
•
Level 1: Observable quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs are observable for the asset or liability either directly or through corroboration with observable market data.

•
Level 3: Unobservable inputs.

The Company’s only financial instruments carried at fair value with changes in fair value flowing through current earnings consist of contingent value rights recorded in conjunction with the Company’s emergence from Chapter 11 reorganization in November 2010. The CVRs expired in November 2017. The fair value of the Company’s CVRs have been classified within Level 3 in the fair value hierarchy. The CVRs were revalued to fair value each period and any increase or decrease is recorded in Other income (expense). See Note 15.
The Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s term loans and revolving credit facilities, including the current portion, approximate fair value as the terms and conditions of these loans are consistent with comparable market debt issuances. These measurements fall with Level 3 of the fair value hierarchy.
The inputs used to measure the fair value of an asset or a liability are categorized within levels of the fair value hierarchy. The fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the measurement. There were no transfers made among the three levels in the fair value hierarchy for the nine months ended September 30, 2018 and 2017 or the years ended December 31, 2017 and 2016.
Concentrations of Credit Risk
ASC 825, Financial Instruments, requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. As of September 30, 2018 and December 31, 2017 and 2016, the Company’s financial instruments, which potentially expose the Company to concentrations of credit risk, consisted of cash and trade receivables. The Company maintains cash with financial institutions in excess of federally insured limits however management believes the credit risk is mitigated by the quality of the institutions holding such deposits.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

The Company has recorded accounts receivable from the State of Rhode Island, tracks, off-track betting locations and casino and hotel receivables. The Company has evaluated the collectability of the receivables and believes all receivables, net of the allowance for doubtful accounts, to be collectible and the credit risk to be minimal. As of September 30, 2018 and December 31, 2017 and 2016, receivables from the State of Rhode Island comprised approximately 68%, 68% and 71% of the accounts receivable balance, respectively.
For each of the nine months ended September 30, 2018 and 2017, gaming revenue from the State of Rhode Island accounted for 56% of net revenues. For the years ended December 31, 2017 and 2016, gaming revenue from the State of Rhode Island accounted for 56% and 55% of net revenues, respectively. Based on the Contract with the State of Rhode Island and historical experience, the Company’s management believes any credit risk to be minimal.
Recent Accounting Pronouncements:
Standards implemented
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The core principle of Topic 606 is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional ASUs have been issued that are part of the overall new revenue guidance including: (i) ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” (ii) ASU 2016-10, “Identifying Performance Obligations and Licensing,” (iii) ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” and (iv) ASU 2016-12, “Narrow Scope Improvements and Practical Expedients,” which clarified guidance on certain items such as reporting revenue as a principal or agent, identifying performance obligations, accounting for fixed odds wagering contracts associated with the Company’s racing operations, accounting for intellectual property licenses and accessing collectability and presentation of sales tax. The Company adopted Topic 606 on January 1, 2018 using the full retrospective method.
Topic 606 changed the presentation of net revenue and operating expenses. Prior to the adoption of Topic 606, the retail value of complimentary hotel rooms, food, beverages and other services provided to the Company’s customers was included in gross revenue, with an offsetting reduction for promotional allowances to derive net revenues. The estimated direct cost of providing these items was charged to the casino through interdepartmental allocations and included in gaming expenses. Under the new guidance, revenues are allocated among our revenue classifications based on the relative standalone selling prices of the goods and services provided to the customer after factoring in the likelihood of redemption of incentives. The accounting for the Company’s loyalty programs was also impacted, with changes to the timing and/or classification of certain transactions between net revenue and operating expenses.
The cumulative effects of these adjustments were to decrease beginning retained earnings as of January 1, 2016 by $2.0 million (after tax), decrease deferred tax liabilities by $1.2 million and increase accrued liabilities by $3.2 million in the consolidated balance sheets. The effects of the adoption of Topic 606 on the consolidated statements of operations and comprehensive income for the nine months ended September 30, 2017 and the years ended December 31, 2017 and 2016 are as follows:

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

	Nine Months Ended September 30, 2017	Years Ended December 31,
		2017	2016
	(Unaudited)
	Increase/(decrease)
Revenue:
Gaming	$(35,218)	$(45,850)	$(50,601)
Racing	(2,816)	(3,461)	(3,718)
Hotel	(160)	(229)	(228)
Food and beverage	(1,135)	(1,594)	(1,532)
Entertainment and other	447	598	567
Gross revenue	(38,882)	(50,536)	(55,512)
Less: Promotional allowances	32,852	42,790	47,756
Net revenue	(6,030)	(7,746)	(7,756)
Operating costs and expenses:
Gaming	(20,367)	(26,824)	(30,040)
Racing	(2,816)	(3,461)	(3,718)
Hotel	3,207	4,278	4,466
Food and beverage	14,809	19,437	22,357
Advertising, general and administrative	(863)	(1,176)	(821)
Expansion and pre-opening	—	—	—
Referendum costs	—	—	—
Newport Grand disposal loss	—	—	—
Depreciation and amortization	—	—	—
Total operating costs and expenses	(6,030)	(7,746)	(7,756)
Income from operations	$—	$—	$—

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment. This standard simplifies the quantitative goodwill impairment test by eliminating the second step of the test. Under this standard, impairment will be measured by comparing the estimated fair value of the reporting unit with its carrying value. The Company early adopted this standard in conjunction with its 2017 goodwill impairment test. Adoption of this standard did not have a material impact on the results of the firm’s goodwill impairment test.
In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment, aimed at simplifying the accounting for share-based transactions. The standard included modifications to the accounting for income taxes upon vesting or settlement of equity awards, employer tax withholding on share-based compensation and financial statement presentation of excess tax benefits. The standard also provides an alternative on incorporating forfeitures in share-based compensation. The Company adopted the standard effective January 1, 2017; adoption did not have a material impact on the Company’s consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

2. Summary of Significant Accounting Policies (continued)

be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted this standard effective January 1, 2018 by retrospective restatement of all prior period consolidated statements of cash flows.
In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330). This standard update simplified the subsequent measurement of inventory, excluding inventory accounted for under the last-in, first-out or the retail inventory methods. The update replaced the current lower of cost or market test with a lower of cost and net realizable value test. Under the prior guidance, market could be replacement cost, net realizable value or net realizable value less an approximately normal profit margin. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The adoption of ASU 2015-11 was applied prospectively and as of January 1, 2017 did not have an impact on the Company’s consolidated financial statements.
Standards to be implemented
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10 and ASU 2018-11 (collectively, Topic 842). Topic 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. Topic 842 is effective for the Company in the first quarter of fiscal 2019 and earlier adoption is permitted. The Company is currently evaluating the impact of the pending adoption of Topic 842 on the consolidated financial statements. The Company currently expect that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon the adoption of Topic 842, which will increase total assets and total liabilities that the Company reports relative to such amounts prior to adoption.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments. This standard amends several aspects of the measurement of credit losses on financial instruments, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (CECL) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized cost reflects management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted for annual and interim periods beginning after December 15, 2018. Adoption is through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (a modified-retrospective approach). The impact of adoption on the Company’s financial statements will depend on, among other things, the economic environment and the type of financial assets held on the date of adoption.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company does not expect the adoption of this guidance to have a material impact on its consolidated Financial Statements.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

3. Acquisition and Sale of Newport Grand
On March 4, 2015, TRMG entered into an agreement to purchase Newport Grand Casino by acquiring the interest in a purchase agreement held by a third party for (i) $5.5 million in cash, and (ii) the right for the third party to be the exclusive broker on the sale of Newport Grand’s land and to receive 25% of the net cash proceeds realized by TRMG upon the ultimate sale of the land if the casino changed locations (“Participation Rights”).
On July 14, 2015, TRMG completed the acquisition of Newport Grand for the agreed upon purchase price of  $21.8 million, including net working capital. Cash consideration for Newport Grand was $20.5 million, net of cash acquired of  $1.3 million.
The acquisition was treated as a business combination. Accordingly, the purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition as follows:
Cash Consideration	$21,784
Tangible assets:
Land and land improvements	$10,180
Building and improvements	4,940
Equipment	1,942
Furniture and fixtures	23
Total tangible assets	17,085
Intangible assets:
Identified intangible assets	3,370
Goodwill	424
Total intangible assets	3,794
Net working capital:
Cash	1,302
Current assets	214
Current liabilities	(611)
Total net working capital	905
Total assets	$21,784

Identifiable intangible assets and Goodwill and associated amortization periods are as follows:
	Amortization Period (Years)	Fair Value
Rhode Island VLT license	N/A	$2,900
Rated player relationships	16	290
Newport Grand trade name	3	180
Goodwill	N/A	424
		$3,794

In November 2016, the Company received state and town referendum approval to terminate the existing Newport Grand Casino gaming license and issue a new gaming license to a new casino to be developed in Tiverton, Rhode Island. The associated referendum costs of  $5.0 million are included in the consolidated statements of operations and comprehensive income for the year ended December 31, 2016.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

3. Acquisition and Sale of Newport Grand (continued)

On January 17, 2018, Newport Grand entered into a Purchase and Sale Agreement (the “Sale Agreement”) with a third party (the “Buyer”), pursuant to which the Buyer acquired the land and building relating to Newport Grand for $10.2 million in a transaction that closed on May 1, 2018. The Company leased back the Newport Grand from May 1, 2018 until November 1, 2018 at which time it vacated the property. This lease is accounted for as an operating lease. On August 28, 2018, Newport Grand was closed, and Tiverton Casino Hotel was opened on September 1, 2018.
As of January 17, 2018, Newport Grand met the accounting guidance for assets held for sale, thus the Company recorded an impairment loss of  $4.2 million for the difference between the fair value and the carrying value of the land, building and building improvements included in the Sale Agreement. The Company also recorded an expense of  $2.4 million, in accordance with ASC 450, Contingencies, as the amount due for the Participation Rights became probable and reasonably estimable on this date. The move from Newport Grand to Tiverton Casino Hotel occurred on September 1, 2018.
The following sets forth the calculation of the Newport Grand disposal loss on the date the Company entered into the Sale Agreement:
Sale price	$10,150
Land, building and improvement costs sold or written off	(12,993)
Transaction costs	(669)
Impairment loss	(3,512)
Participation fees	(2,373)
Land, building and improvement disposal loss	(5,885)
Equipment written-off upon facility closure	(656)
Newport Grand disposal loss	$(6,541)

The sale of the Newport Grand assets did not qualify as a discontinued operation as the sale is not a strategic shift that has (or will have) a major effect on its operations and financial results.
4. Related Party Transactions
Notes Receivable from Officers, Directors and Employees
In July and November 2015, in connection with the exercise of stock options under the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan (see Note 9), certain officers, directors and employees executed Secured Promissory Notes payable to TRMG in amounts equal to the total exercise price of their stock options plus, in the case of certain officers, the amount of income taxes payable in connection with the exercise. In April 2016, certain directors executed secured promissory notes payable to TRMG in amounts equal to the amount of income taxes payable in connection with the July 2015 exercise.
The notes are payable in full five years from the date of issuance and bear interest at rates ranging from 1.33% to 1.84%. Accrued interest on the notes is due upon the payment or prepayment of any principal. Upon election of the maker, interest may be paid quarterly on the last business day of each calendar quarter. Any unpaid interest at the end of a calendar quarter is added to the principal of the note, thereby compounding quarterly. The notes may be prepaid at any time, in whole or in part, without premium or penalty. The notes are secured by the shares issued in connection with the stock option exercise and are therefore considered nonrecourse for accounting purposes. As such, (i) the purchase of common stock with promissory notes continued to be accounted for as stock options and (ii) no receivable for amounts due under the promissory notes for the exercise price of the stock options was recorded on the Company’s consolidated balance sheets.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

4. Related Party Transactions (continued)

As of September 30, 2018 and December 31, 2017 and 2016, there were $3.4 million, $4.3 million and $4.6 million, respectively, of nonrecourse notes outstanding. On March 1, 2018, January 16, 2018 and October 12, 2017, $0.2 million, $0.7 million and $0.3 million of the nonrecourse notes were repaid, respectively. The Company considered the repayment of these notes as an exercise of stock options. Interest associated with the nonrecourse notes is less than $0.1 million for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016.
The principal amount due for taxes from officers, directors and employees as of September 30, 2018 and December 31, 2017 and 2016 was $4.3 million, $5.3 million and $5.4 million, respectively. Additionally, as of September 30, 2018 and December 31, 2017, the Company has a note receivable from an employee that is collateralized by the employee’s stock for $0.1 million. The principal due for taxes and the note receivable from such employee are included in Receivables from related parties in the accompanying consolidated balance sheets. Interest income related to the Receivables from related parties is less than $0.1 million in each of the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016.
5. Property and Equipment
As of September 30, 2018 and December 31, 2017 and 2016, property and equipment was comprised of the following:
	Estimated Useful Life (in years)	September 30, 2018	December 31,
			2017	2016
		(Unaudited)
Land		$31,437	$34,260	$32,327
Land improvements	2 – 40	20,871	9,129	9,129
Building and improvements	7 – 40	341,022	241,250	240,308
Equipment	2 – 14	77,154	72,319	66,894
Furniture and fixtures	2 – 7	15,613	12,074	11,539
Construction in process		34,361	64,717	2,526
Total property, plant and equipment		520,458	433,749	362,723
Less: Accumulated depreciation		(105,743)	(98,201)	(81,885)
Property and equipment, net		$414,715	$335,548	$280,838

Construction in process relates to costs capitalized in conjunction with major improvements that have not yet been placed in service, and accordingly are not currently being depreciated. The construction in process balances include costs associated with the development of a new casino in Tiverton that opened on September 1, 2018 and a hotel at Twin River Casino which is scheduled to open in the fourth quarter of 2018.
Depreciation expense relating to property and equipment was $11.4 million, $12.7 million, $16.6 million and $19.5 million for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

6. Goodwill and Intangible Assets
Intangible Assets
As of September 30, 2018, identifiable intangible assets for the Company were comprised of the following:
	Weighted average remaining life (in years)	Gross amount	Accumulated amortization	Net Amount
	(Unaudited)
Amortizable intangible assets:
Rhode Island contract for VLT’s	1.8	$29,300	$(23,857)	$5,443
Twin River Casino trade name	2.1	15,600	(12,334)	3,266
Hard Rock license	28.7	8,000	(1,030)	6,970
Rated player relationships	5.6	6,945	(3,872)	3,073
Other	4.4	680	(339)	341
Total amortizable intangible assets		60,525	(41,432)	19,093
Intangible assets not subject to amortization:
Rhode Island VLT license	Indefinite	92,108	—	92,108
Novelty game licenses	Indefinite	270	—	270
Total unamortizable intangible assets		92,378	—	92,378
Total intangible assets, net		$152,903	$(41,432)	$111,471

At December 31, 2017, identifiable intangible assets for the Company were comprised of the following:
	Weighted average remaining life (in years)	Gross amount	Accumulated amortization	Net Amount
Amortizable intangible assets:
Rhode Island contract for VLT’s	2.6	$29,300	$(21,594)	$7,706
Twin River and Newport Grand trade names	2.8	15,890	(11,449)	4,441
Hard Rock license	29.5	8,000	(849)	7,151
Rated player relationships	6.3	6,980	(3,480)	3,500
Other	5.2	680	(281)	399
Total amortizable intangible assets		60,850	(37,653)	23,197
Intangible assets not subject to amortization:
Rhode Island VLT license	Indefinite	91,900	—	91,900
Novelty game licenses	Indefinite	270	—	270
Total unamortizable intangible assets		92,170	—	92,170
Total intangible assets, net		$153,020	$(37,653)	$115,367

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

6. Goodwill and Intangible Assets (continued)

At December 31, 2016, identifiable intangible assets for the Company were comprised of the following:
	Weighted average remaining life (in years)	Gross amount	Accumulated amortization	Net Amount
Amortizable intangible assets:
Rhode Island contract for VLT’s	3.6	$29,300	$(18,576)	$10,724
Twin River and Newport Grand trade names	3.8	15,890	(9,773)	6,117
Hard Rock license	30.5	8,000	(606)	7,394
Rated player relationships	7.3	6,980	(2,911)	4,069
Other	6.2	680	(204)	476
Total amortizable intangible assets		60,850	(32,070)	28,780
Intangible assets not subject to amortization:
Rhode Island VLT license	Indefinite	91,900	—	91,900
Novelty game licenses	Indefinite	270	—	270
Total unamortizable intangible assets		92,170	—	92,170
Total intangible assets, net		$153,020	$(32,070)	$120,950

Amortization of intangible assets was approximately $4.1 million, $4.2 million, $5.6 million and $5.6 million for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.
The following table shows the remaining amortization expense associated with finite lived intangible assets as of September 30, 2018:
Intangible assets
(Unaudited)
Three months ending December 31, 2018	$1,367
2019	5,467
2020	3,877
2021	889
2022	875
Thereafter	6,618
$19,093

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

6. Goodwill and Intangible Assets (continued)

The following table shows the remaining amortization expense associated with finite lived intangible assets as of December 31, 2017:
Intangible assets
2018	$5,471
2019	5,467
2020	3,877
2021	889
2022	875
Thereafter	6,618
$23,197

The following table shows the remaining amortization expense associated with finite lived intangible assets as of December 31, 2016:
Intangible assets
2017	$5,583
2018	5,471
2019	5,467
2020	3,877
2021	889
Thereafter	7,493
$28,780

Goodwill
The table below summarizes goodwill by reportable segments as of September 30, 2018 and December 31, 2017 and 2016:
	September 30, 2018	December 31,
		2017	2016
	(Unaudited)
Rhode Island	$83,101	$83,101	$83,101
Biloxi	48,934	48,934	48,934
Total goodwill	$132,035	$132,035	$132,035

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

7. Accrued Liabilities
As of September 30, 2018 and December 31, 2017 and 2016, accrued liabilities consisted of the following:
	September 30, 2018	December 31,
		2017	2016
	(Unaudited)
Gaming liabilities	$17,889	$18,121	$17,595
Construction accruals	21,421	14,802	—
Compensation	10,315	12,280	8,880
Property taxes	1,319	2,625	2,685
Legal	3,302	1,336	199
Insurance reserves	1,943	1,656	2,321
Advance deposits	586	601	398
Pari-mutuel tickets	693	693	712
Sales and use taxes	403	312	348
Interest payable	336	201	157
Pension withdrawal liability	3,698	—	—
Other	6,794	5,222	6,804
Total accrued liabilities	$68,699	$57,849	$40,099

8. Long Term Debt
As of September 30, 2018 and December 31, 2017 and 2016, long term debt consisted of the following:
	September 30, 2018	December 31,
		2017	2016
	(Unaudited)
Term Loan principal	$343,639	$376,966	$388,530
Less: Unamortized original issue discount	(1,201)	(1,894)	(2,799)
Less: Unamortized deferred financing fees	(2,420)	(3,872)	(5,740)
Less: Current portion	(3,595)	(33,325)	(10,680)
Term loan, net of current portion, discount and deferred financing fees	336,423	337,875	369,311
Revolver	61,000	20,000	35,000
Long term debt, net of discount and deferred financing fees	$397,423	$357,875	$404,311

Credit Agreements
On July 10, 2014, the Company entered into a credit agreement (“Credit Facility”) which included a term loan (“Term Loan”) in the principal amount of  $480.0 million and an original issue discount of 1%, payable in quarterly installments of  $1.2 million with the balance payable upon maturity on July 10, 2020. Future quarterly installments and the final balance payable upon maturity are reduced pro rata by any required or voluntary prepayments, which are not subject to a prepayment penalty. In addition to the mandatory payments above, the Company is required to prepay the loan annually by a certain percentage of Excess Cash Flow, as defined, determined as of the last day of the calendar year and paid in March of the

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

8. Long Term Debt (continued)

following year. The Excess Cash Flow payment calculations for the years ended December 31, 2017 and 2016 were $29.7 million and $31.8 million, respectively. In December 2016, $25.0 million of the Excess Cash Flow payment for 2016 was voluntarily paid prior to the year end. There were no voluntary early payments during 2017. The remaining Excess Cash Flow payments of  $6.8 million and $29.7 million, respectively, were paid in March of 2017 and 2018 and are included in the current portion of term loan in the consolidated balance sheets at each year end.
The Credit Facility also includes a revolving credit facility (“Revolving Credit Facility”) with an original capacity of  $40.0 million. During the year ended December 31, 2016, two incremental amendments were executed which expanded the Revolving Credit Facility capacity to $100.0 million. The Revolving Credit Facility has a maturity date of January 10, 2020.
The interest rate for the Term Loan and the Revolving Credit Facility is based on LIBOR, with a LIBOR floor of 1.00% on the Term Loan, plus 3.50% per annum. Both the Term Loan and the Revolving Credit Facility are pre-payable at any time, provided notice is given. The interest rate for the Term Loan was 5.79%, 5.19% and 5.25% as of September 30, 2018 and December 31, 2017 and 2016, respectively.
As of September 30, 2018 and December 31, 2017 and 2016, the Revolving Credit Facility balance was $61.0 million, $20.0 million and $35.0 million, respectively, and amounts available were $38.6 million, $79.6 million and $64.6 million, respectively, reflecting letters of credit issued of  $0.4 million at each date. The weighted average interest rate on outstanding borrowings on the Revolving Credit facility was 5.85%, 5.13% and 5.25% on September 30, 2018 and December 31, 2017 and 2016, respectively.
On May 21, 2015, the Credit Facility was amended to allow for the acquisition of Newport Grand and the potential relocation of the Newport VLT License to the proposed casino to be developed in Tiverton, Rhode Island. On December 23, 2015, the Credit Facility was amended to allow for certain provisions to accelerate a portion of the restricted payment basket that would have otherwise become available on March 31, 2016. On October 31, 2016, the Credit Facility was amended to allow for capital expenditure baskets of  $75 million for Tiverton Casino Hotel and $25 million for construction of a hotel at Twin River Casino’s facility. On February 9, 2017, the Credit Facility was amended to reduce the interest rate margin on LIBOR borrowings from 4.25% per annum to 3.5% per annum and to extend the Revolving Credit Facility maturity date to January 10, 2020. On February 14, 2018, the Company amended the Credit Facility to among other things, increase the capital expenditure baskets to $150.0 million for Tiverton Casino Hotel and $35.0 million for the hotel construction at the Twin River Casino facility.
Collateral and Debt Covenants
The Credit Facility is collateralized by substantially all of the assets of Twin River Casino, Tiverton Casino Hotel, Hard Rock Biloxi and Newport Grand. On February 14, 2018, the Company amended the Credit Facility to also make Tiverton Casino Hotel a Subsidiary Guarantor and pledged substantially all of its assets as security under the Credit Facility. The Credit Facility contains certain affirmative, negative and financial covenants, including compliance with a maximum leverage ratio when more than 20% of the capacity is drawn on the Revolving Credit Facility and limitations on capital expenditures. The Credit Facility also restricts the Company from making certain restricted payments, including dividends, subject to certain exceptions. Further, the Credit Facility restricts the Company’s ability to make any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any equity interests in the Company, TRMG or any subsidiary guarantor, subject to certain exceptions. There were no operations at Twin River Worldwide Holdings, Inc. for the years ending December 31, 2017 and 2016 and only $243,000 and $6,000 in cash held as of December 31, 2017 and 2016, respectively. The Company is currently in compliance with all covenants as of September 30, 2018 and December 31, 2017 and 2016.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

8. Long Term Debt (continued)

Debt Maturities
As of December 31, 2017, the contractual annual principal maturities of long term debt, including the Revolving Credit Facility, are as follows:
2018	$33,325
2019	3,598
2020	360,043
$396,966

9. Stock-Based Incentive Plans
Stock Options
Liability-Classified Awards
On June 14, 2011, the Board of Directors approved the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan (the “2010 Option Plan”) that provided for options to acquire 2,455,368 shares of the Company’s common stock. Options granted to employees, officers and directors of the Company under the 2010 Option Plan vested on various schedules by individual as defined in the individual participants’ option agreements. Vested options can generally be exercised all or in part at any time until the tenth anniversary of the date of grant. The Company issues new shares of its common stock when options are exercised.
Incentive Award Agreements
Effective January 1, 2013, the Company entered into Incentive Award Agreements with option holders under the 2010 Option Plan. Upon the occurrence of a Triggering Event, as defined, holders of Incentive Awards are entitled to a cash payment based on the difference, if any, between (1) the amount the option holder would have received in connection with such Triggering Event, assuming all of the CVRs had been extinguished (see Note 15) and (2) the amount the option holder would have received in connection with such Triggering Event, assuming all of the CVRs had not been extinguished. Such cash payment was also to be paid in cases where an individual’s options were previously cancelled or exercised. In November 2016, the Incentive Award Agreements were settled for a total payment of  $3.8 million, which amount was determined by reference to the $450 per CVR price paid in the Company’s CVR Tender Offer (see Note 15), and previously recognized non-cash stock compensation of  $3.4 million was reversed. The $3.8 million aggregate payment was recorded as compensation expense and included in advertising, general and administrative expense in the consolidated statement of operations and comprehensive income for the year ended December 31, 2016.
Exercises and Related Notes Receivable and Puts
In July and November 2015, certain employees and directors exercised a combined total of 466,107 stock options (the “Financed Options”) and executed promissory notes to TRMG in connection with those exercises to finance the exercise price and associated income taxes. The notes are considered nonrecourse for accounting purposes. As such, (i) the purchases of common stock with a promissory note continued to be accounted for as stock options and (ii) no receivable for amounts due under the promissory notes for the exercise price of the Financed Options were recorded on the Company’s consolidated balance sheets. See Note 4.
On August 19, 2015, all previously issued option agreements under the 2010 Option Plan were amended (the “Put Amendment”), allowing the participant to request purchase by the Company (“Put”) during April or October each year beginning in 2016 (“Put Periods”) of up to one-third of any previously

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

9. Stock-Based Incentive Plans (continued)

issued shares or vested but unexercised options under the 2010 Option Plan for Fair Market Value, as defined, less the applicable exercise price in the case of vested but unexercised options. Participants must be currently employed by the Company or serving as a director of the Company at the time of the request. Any purchases by the Company during a Put Period are subject to limitations contained in the Credit Facility. In March 2018, the Company revised the Put Periods from April and October to four periods in each year, subject to anticipated blackout periods.
During 2017, non-executive officers and employees Put a total of 93,332 Financed Options to the Company at $24.38 per share and paid the related promissory notes with a portion of the proceeds. During the nine months ended September 30, 2018, promissory notes related to 368,000 Financed Options were paid. On the date the promissory notes are paid, the options are considered exercised and the common stock is considered issued for accounting purposes. The 93,332 shares Put to the Company are included in Treasury stock in the accompanying consolidated balance sheets as of September 30, 2018 and December 31, 2017.
Exercises for Cash and Puts of Unexercised Options
During 2016, 20,568 vested but unexercised options were Put to the Company at $12.56 per share and 13,332 options were exercised, with cash paid for the exercise price. During 2017, 13,336 vested but unexercised options were Put to the Company at $24.38 per share and 54,976 options were exercised, with cash paid for the exercise price. During the nine months ended September 30, 2018 and 2017, no vested but unexercised options were Put to the Company and no options, excluding the Financed Options, were exercised.
A summary of stock option activity under the 2010 Option Plan is as follows:
	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2015	2,137,908	$2.71
Put and cancelled	(82,272)	$4.31
Exercised	(13,332)	$6.53
Outstanding at December 31, 2016	2,042,304	$2.62
Put and cancelled	(13,336)	$6.53
Exercised	(148,308)	$3.49
Outstanding at December 31, 2017	1,880,660	$2.53
Exercised	(368,000)	$2.42
Outstanding at September 30, 2018	1,512,660	$2.55

As liability classified options, at the end of each reporting period, the Company recognizes share-based compensation expense for changes in the intrinsic value of the vested awards and the potion of the unvested awards that has been recorded in expense. All awards were vested as of December 31, 2017. Upon exercise, the Company recognizes share-based compensation expense for the difference between the fair market value on the date of exercise and previously recognized compensation expense.
The intrinsic value of options outstanding under the 2010 Option Plan was $44.0 million, $46.5 million and $33.8 million as of September 30, 2018 and December 31, 2017 and 2016, respectively. The Company recorded compensation expense of  $5.7 million, $13.0 million, $16.1 million and $5.7 million (net of the $3.4 million reversal related to cancelled Incentive Award Agreements referred to above) in connection with the 2010 Option Plan for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

9. Stock-Based Incentive Plans (continued)

The total intrinsic value of options exercised or unvested options Put to the Company and cancelled was $8.1 million, $3.4 million and $0.8 million for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, respectively. There were no options exercised or unvested options Put to the Company and cancelled during the nine months ended September 30, 2017.
All awards were vested as of December 31, 2017. Accordingly, there was no remaining compensation cost relating to unvested awards under the 2010 Option Plan as of September 30, 2018 or December 31, 2017. Effective December 9, 2015, it was determined that no new awards would be granted under the 2010 Option Plan.
Restricted Stock Units and Performance-Based Restricted Stock Units
Equity-Classified Awards
On December 9, 2015, the Company adopted the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan (“2015 Incentive Plan”). The 2015 Incentive Plan provides for the grant of Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Other Stock-Based Awards to employees, directors or consultants of the Company. The 2015 Incentive Plan provides for the issuance of 1,700,000 shares of common stock.
Time-based Restricted Stock Units (“RSUs”) and performance-based Restricted Stock Units (“PSUs”) have been awarded to members of the Company’s senior management and certain members of its Board of Directors. Each RSU and PSU represents the right to receive one share of the Company’s common stock.
The RSUs generally vest in one-third increments over a three-year period, and compensation cost is recognized over the respective service periods based on the grant date fair value.
Up to one third of the PSUs may become eligible for vesting upon attainment of performance objectives for each of the subsequent three years. The number of PSUs that may become eligible for vesting varies and is dependent upon whether the performance targets are met, partially met or exceeded each year. All PSUs that become eligible for vesting based on achievement of the performance criteria will cliff vest at the end of the three-year period.
The performance objectives for each year are established no later than 90 days following the start of the year. As the performance targets have not yet been established for the PSUs that are eligible to be earned in 2019, a grant date has not yet been established for those awards in accordance with ASC 718, Compensation — Stock Compensation. The grant date for the 2017 and 2016 performance periods have been established and, based upon achievement of the performance criteria for the years ended December 31, 2017 and 2016, 66,644 and 35,236 PSUs, respectively, became eligible for vesting. The grant date for the 2018 performance period has been established, and based on management’s estimates as of September 30, 2018, the performance units to be earned are accrued based on the expected achievement against target. For the nine months ended September 30, 2018, no additional PSUs became eligible for vesting.
Under the terms of the above awards, shares of the Company’s stock are issued upon vesting of the awards, unless deferral is elected by the participant at the time of the award. At the election of the participant, issued shares may be Put to the Company at fair value during any Put Period that is three years following the vesting date. Additionally, subject to certain provisions, the Company may purchase shares in the event of a change in control or a qualified initial public offering of the Company’s stock, both as defined in the award agreements.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

9. Stock-Based Incentive Plans (continued)

A summary of the equity classified RSU and PSU activity is as follows:
	Restricted Stock Units	Performance Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2015	50,916	—
Granted	—	31,520	$13.68
Performance Adjustment	—	3,716
Outstanding at December 31, 2016	50,916	35,236
Granted	64,720	46,688	$20.39
Performance Adjustment	—	19,956
Vested and released	(16,968)	—
Outstanding at December 31, 2017	98,668	101,880
Granted	5,236	46,688	$27.08
Vested and released	(25,136)	—
Outstanding at September 30, 2018	78,768	148,568

The total remaining compensation cost related to awards with an established grant date under the 2015 Incentive Plan as of September 30, 2018 is $0.9 million and will be recognized over a period of 15 months. The Company recorded compensation expense of  $1.7 million, $0.8 million, $1.7 million and $0.5 million in connection with these awards for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.
Liability-Classified Awards
On January 1, 2018, the Company granted RSU’s to certain employees with a cash settlement feature. The actual amount of cash will be determined by the number of RSUs to be settled in cash multiplied by the share price of Twin River common stock at the time of settlement.
A summary of the liability classified RSU activity is as follows:
	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2017	—
Granted	33,616	$25.50
Outstanding at September 30, 2018	33,616

Valuation of Equity Compensation Awards
The fair values of the shares of common stock underlying Twin River’s liability classified awards, RSUs and PSUs were estimated on each grant date by the board of directors. In order to determine the fair value, the Company’s board of directors considered, among other things, valuations of its common stock in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of Twin River’s common stock, its board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of its common stock. The board of directors used an income approach, weighted 80%, and a market approach, weighted 20%.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

9. Stock-Based Incentive Plans (continued)

For the income approach, the Company performed a discounted cash flow analysis, which utilized projected cash flows as well as a residual value, which were discounted to the present value in order to arrive at an enterprise value. The Company relied on the following key assumptions for the income approach, in addition to management projections for the business:
•
a weighted average cost of capital (WACC), which served as the discount rate applied to forecasted future cash flows to calculate the present value of those cash flows; and

•
a long-term growth rate assumption, which was used to calculate the residual value of the Company’s before discounting to present value.

For the market approach, the Company utilized the guideline company method by analyzing a population of comparable companies and selected those companies considered to be the most comparable to the Company in terms of business description, size, growth, profitability, risk and return on investment, among other factors. The Company then used these guideline companies to develop relevant market multiples and ratios, which were applied to the corresponding latest twelve months and forward financials to estimate total enterprise value. The Company relied on the following key assumptions for the market approach:
•
the Company’s projected financial results determined as of the valuation date based on its best estimates; and

•
multiples of enterprise value to EBITDA, determined as of the valuation date, based on a group of comparable companies.

10. Temporary Equity
In accordance with the Put Amendment (see Note 9), at the election of the participant, shares issued upon the exercise of stock options or the vesting of RSUs and PSUs may be Put to the Company at fair value during any Put Period after the stock option exercise or during any Put Period that is three years following the vesting date of the RSUs and PSUs. For the years ended December 31, 2017 and 2016, 54,976 and 13,332 shares of redeemable common stock were issued and remained outstanding and are subject to a Put, respectively, upon exercise of stock options. For the nine months ended September 30, 2018 and the year ended December 31, 2017, 25,136 and 16,968 shares of redeemable common stock were issued and remained outstanding, respectively, upon vesting of RSUs. For the year ended December 31, 2016, no RSUs vested. The redeemable shares of common stock are classified outside of permanent equity in temporary equity in the consolidated balance sheets. The Company records the redeemable shares of common stock at fair value at the end of each reporting period and reflects the period to period change as a deemed dividend related to change in fair value of common stock subject to possible redemption in the consolidated statements of results of operations and comprehensive income.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

10. Temporary Equity (continued)

The following table summarizes the Company’s redeemable common stock activities for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016:
	Shares Subject to Redemption	Total Temporary Equity
Balance as of January 1, 2016	246,812	$3,724
Stock options exercised for common stock subject to possible redemption	13,332	243
Deemed dividends related to change in fair value of common stock subject to possible redemption	—	1,028
Balance as of December 31, 2016	260,144	4,995
Release of restricted units for common stock subject to possible redemption	16,968	326
Stock options exercised for common stock subject to possible redemption	54,976	1,388
Deemed dividends related to change in fair value of common stock subject to possible redemption	—	2,344
Balance as of December 31, 2017	332,088	9,053
Release of restricted units for common stock subject to possible redemption	25,136	685
Deemed dividends related to change in fair value of common stock subject to possible redemption	—	1,574
Balance as of September 30, 2018 (unaudited)	357,224	$11,312

11. Shareholders’ Equity
The Company is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share.
In December 2016, the Company purchased 1,000,000 shares of its common stock for cash at a price per share of  $20.00, for an aggregate price of  $20.0 million, pursuant to a tender offer (the “Stock Tender”). These shares are included in Treasury Stock in the accompanying consolidated balance sheets.
During 2017, in connection with the Put Amendment (see Note 9), non-executive officers and employees Put a total of 93,332 previously issued shares to the Company at $24.38 per share. These shares are included in Treasury stock in the accompanying consolidated balance sheets as of September 30, 2018 and December 31, 2017.
12. Employee Benefit Plans
Multi-employer Defined Benefit Plans
The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain of its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:
a.
Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

12. Employee Benefit Plans (continued)

b.
If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The following table outlines the Company’s participation in multiemployer pension plans for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, and sets forth the calendar year contributions and accruals for each plan. The “EIN/Pension Plan Number” column provides the Employer Identification Number (“EIN”) and the three-digit plan number. The most recent Pension Protection Act zone status available in 2017 and 2016 relates to the plans’ two most recent fiscal year-ends. The zone status is based on information that the Company received from the plans’ administrators and is certified by each plan’s actuary. Plans certified in the red zone are generally less than 65% funded, plans certified in the orange zone are both less than 80% funded and have an accumulated funding deficiency or are expected to have a deficiency in any of the next six plan years, plans certified in the yellow zone are less than 80% funded, and plans certified in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates whether a financial improvement plan (“FIP”) for yellow/orange zone plans, or a rehabilitation plan (“RP”) for red zone plans, is either pending or has been implemented. As of December 31, 2017, all plans that have either a FIP or RP requirement have had the respective plan implemented.
Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status			FIP/RP Status Pending/ Implemented	Contributions and Accruals				Company Contributions >5%	Union Contract Expires
		September 30, 2018	2017	2016		September 30, 2018	September 30, 2017	2017	2016
SEIU National Industry Pension Fund	52-6148540	Red	Red	Red	Yes/Implemented	$532	$499	$659	$633	No	4/30/2019
RI Carpenters Pension Fund(1)	05-6016572	Green	Green	Green	No	138	85	106	79	No	6/2/2020
Plumbers and Pipefitters Pension Fund	52-6152779	Yellow	Yellow	Yellow	Yes/Implemented	225	196	267	256	No	8/31/2019
RI Laborers Benefit Fund	51-6095806	Green	Green	Green	No	691	697	929	944	Yes	7/31/2019
NE Teamsters Pension Fund	04-6372430	Red	Red	Red	Yes/Implemented	438	392	541	536	No	6/30/2020
Hotel & Restaurant Employees International Pension Fund-Legacy Plan (001)	13-6130178		Red	Red	Yes/Implemented	665	676	783	930		6/30/2021
Hotel & Restaurant Employees International Pension Fund-Adjustable Plan (002)	13-6130178			N/A(2)	No
Total Contributions						$2,689	$2,545	$3,285	$3,378

(1)
Effective January 1, 2018, the RI Carpenters Pension Fund merged into the New England Carpenters Pension Fund (EIN – 51-6040899), which also has a green status for the pension protection act zone status.

(2)
The Plan is not subject to the Pension Protection Act of 2016 zone status certification rule.

Contributions, based on wages paid to covered employees, totaled approximately $2.7 million and $2.5 million for the nine months ended September 30, 2018 and 2017, respectively, and totaled approximately $3.3 million and $3.4 million for the years ended December 31, 2017 and 2016, respectively. These aggregate contributions were not individually significant to any of the respective plans. The Company’s share of the unfunded vested liability related to its multi-employer plans, if any, other than the New England Teamsters and Tricking Industry Pension Fund discussed below, is not determinable.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

12. Employee Benefit Plans (continued)

Under the terms of certain collective bargaining agreements, the Company contributes to a number of multi-employer annuity funds. Contributions are made at a fixed rate per hour worked, in accordance with the collective bargaining agreements. These plans are not subject to the withdrawal liability provisions applicable to multi-employer defined benefit pension plans. Contributions made to these plans by the Company were $2.0 million and $1.8 million for the nine months ended September 30, 2018 and 2017, respectively, and $2.4 million for each of the years ended December 31, 2017 and 2016.
401(k) Plan
The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering non-union employees and certain union employees. The plan allows employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plan. Total voluntary contributions to the 401(k) profit-sharing plan were $0.8 million and $0.7 million for the nine month periods ended September 30, 2018 and 2017, respectively, and $0.9 million and $0.8 million for the years ended December 31, 2017 and 2016, respectively.
New England Teamsters and Trucking Industry Pension Fund
The Company participates in a number of multi-employer defined benefit pension plans. The New England Teamsters and Trucking Industry Pension Fund (the “Pension Fund”) is in critical and declining status. On September 30, 2018, the Company entered into an agreement to withdraw from the Pension Fund and is not expected to have any further obligation to contribute to the Pension Fund once the Company makes a withdrawal payment $3.7 million in October 2018. The Company recorded $3.7 million in Advertising, general and administrative in the accompanying consolidated statements of operations and comprehensive income for the nine months ended September 30, 2018. On October 1, 2018, the Company entered into an agreement to re-enter the Pension fund as a new employer and to contribute specified rates in the new agreement. The agreements have been ratified by the union and the trustees of the Pension Fund.
13. Dover Downs Transaction
On July 22, 2018, the Company entered into an Agreement with Dover Downs and the Merger Sub pursuant to which among other things and subject to the conditions set forth therein, Merger Sub will merge with and into Dover Downs with Dover Downs becoming an indirect wholly-owned subsidiary of the Company. The Merger contemplates that Dover Downs shareholders will exchange their Dover Downs stock for Twin River common shares representing 7.225 percent of the equity in the combined company at closing. The transaction is expected to close in the first quarter of 2019. For the nine months ended September 30, 2018, the Company incurred $4.3 million of transaction costs related to the Merger and becoming a publicly traded company, included in Advertising, general and administrative in the accompanying consolidated statements of operations and comprehensive income. The Company did not incur any transaction costs related to the Merger and becoming a publicly traded company for the year ended December 31, 2017 and 2016.
As a condition to closing, Twin River will register its shares with the Securities and Exchange Commission and list the shares on the NYSE or Nasdaq.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

14. Income Taxes
The components of the (provision for) benefit from income taxes were as follows:
	Years Ended December 31,
	2017	2016
Current taxes
Federal	$(38,400)	$(30,015)
State	(5,587)	(4,176)
	(43,987)	(34,191)
Deferred taxes
Federal	5,437	(3,951)
State	(311)	(411)
	5,126	(4,362)
Provision for income taxes	$(38,861)	$(38,553)

The effective rate varies from the statutory U.S. federal tax rate as follows:
	Years Ended December 31,
	2017	2016
Income tax expense at 35% statutory federal rate	$35,388	$29,160
State income taxes, net of federal effect	3,834	3,030
Nondeductible referendum costs	—	1,768
Permanent differences including lobbying expense	687	413
Change in fair value of contingent value rights	—	1,663
Stock Options	5,167	2,684
Deferred tax adjustment	(552)	—
Deferred tax impact of TCJA	(6,523)	—
Return to provision adjustments	—	(33)
Change in uncertain tax positions	860	—
Change in valuation allowance	—	(132)
Total provision for income taxes	$38,861	$38,553
Effective income tax rate on continuing operations	38.4%	46.2%

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

14. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes at December 31, 2017 and 2016 are as follows:
	Years Ended December 31,
	2017	2016
Deferred tax assets:
Accrued liabilities and other	$1,167	$2,228
Tax basis difference in property and equipment	13,403	20,838
Tax basis difference in stock options	892	1,208
State tax net operating loss carryforwards	5	111
Valuation allowance	—	—
Total deferred tax assets, net	$15,467	$24,385
Deferred tax liabilities:
Tax basis difference in land	$(1,838)	$(2,777)
Tax basis difference in goodwill	(2,841)	(3,161)
Tax basis difference in intangible assets	(22,434)	(35,219)
Total deferred tax liabilities	$(27,113)	$(41,157)
Net deferred tax liabilities	$(11,646)	$(16,772)

The Company will only recognize a deferred tax asset when, based on available evidence, realization is more likely than not. Accordingly, no valuation has been established as of December 31, 2017 and 2016, respectively. During 2016, the valuation allowance had been released due to the expected utilization of deferred tax assets in the State of Colorado. This valuation allowance related to Mile High USA’s net assets for Colorado state tax purposes due to expected losses in this jurisdiction.
For the years ended December 31, 2017 and 2016, the net deferred tax liabilities decreased by $5.1 million and increased by $4.4 million, respectively.
On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to provide guidance on accounting for the tax effects of the Tax Cuts and Jobs Act (the “Act”). SAB 118 provides a measurement period that begins in the reporting period that includes the Act’s enactment date and ends when an entity has obtained, prepared, and analyzed the information that was needed in order to complete the accounting requirements under ASC 740, however in no circumstance should the measurement period extend beyond one year from the enactment date. In accordance with SAB 118, a company must reflect in its financial statements the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. SAB 118 provides that to the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.
In accordance with SAB 118, the Company has recorded a provisional estimated income tax benefit of $6.5 million for the year ended December 31, 2017 related to the remeasurement of the Company’s net deferred tax liability and other effects of the Act. As a result of the adoption of the Act, the Company remeasured the net deferred tax liability at the reduced federal corporate income tax rate. The remeasurement of the net deferred tax liability reflected in the financial statements is a provisional estimate as the Company is still analyzing the impact of certain provisions of the Act and refining the calculations

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

14. Income Taxes (continued)

which could impact the remeasurement of the net deferred tax liability. The Company will recognize any change to the provisional estimates as it refines the accounting for the impact of the Act. The Company expects to complete its analysis of the provisional items during the fourth quarter of 2018.
From time to time, the Company may be subject to audits covering a variety of tax matters by taxing authorities in any taxing jurisdiction where the Company conducts business. While the Company believes that the tax returns filed, and tax positions taken are supportable and accurate, some tax authorities may not agree with the positions taken. This can give rise to tax uncertainties which, upon audit, may not be resolved in the Company’s favor. As of December 31, 2017 and 2016, the Company has recorded tax contingency accruals for uncertain tax positions of approximately $0.4 million and $0.1 million, respectively. As of December 31, 2017 and 2016, $0.4 million and nil of unrecognized tax benefit have been classified as a current liability based on the anticipated cash settlement with the tax authorities within the next 12 months, respectively. A reconciliation of the beginning and ending balances of the gross liability for uncertain tax positions is as follows:
	Years Ended December 31,
	2017	2016
Uncertain tax position liability at the beginning of the year	$106	$443
Increases related to tax positions taken during prior period	953	—
Decreases related to tax positions taken during prior periods	—	—
Decreases related to settlements with taxing authorities	(614)	(337)
Uncertain tax position liability at the end of the year	$445	$106

The Company’s policy is to include interest and penalties related to income taxes within the provision for income taxes. As of each of December 31, 2017 and 2016, the Company had accrued $0.1 million and less than $0.1 million, respectively, in income taxes payable for the payment of interest and penalties.
The Company and its subsidiaries file tax returns in several jurisdictions. The Company remains subject to examination for U.S. federal income tax purposes for the years ended December 31, 2015 through 2017. The Company remains subject to examination for state tax purposes for the years ended December 31, 2012 through 2017 in Colorado, for the years ended December 31, 2013 through 2017 in Rhode Island and for the years ended December 31, 2015 through 2017 in Mississippi. The Company is currently under audit by the State of Colorado for tax years ended December 31, 2012 through 2015. Based on the current status of the Colorado audit, the Company believes no additional reserves are necessary.
The Company has a tax sharing agreement with its subsidiaries. Under the agreement, subsidiaries are required to satisfy their separate return liability and pay for benefits realized by virtue of filing a consolidated return. The Company and its subsidiaries made total cash tax payments during 2017 and 2016 of  $41.0 million and $39.1 million, respectively, to federal and state taxing authorities. Effective July 10, 2014, the tax sharing agreement was amended to comply with the Credit Facility. The amendment limits payments to any Unrestricted Subsidiaries, as defined in the credit agreement, to the actual payments of tax made by the unrestricted subsidiary directly or indirectly to the TRWH consolidated group. As of December 31, 2017, Mile High USA, Inc. and its subsidiaries are unrestricted subsidiaries.
15. Commitments and Contingencies
Operating Leases
Twin River Casino, Tiverton Casino Hotel, Newport Grand and Mile High USA incur expenses (included in racing expenses) for equipment rent and contract service for the operation of pari-mutuel betting equipment, which are considered operating leases. The cost of the equipment rentals is determined

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

15. Commitments and Contingencies (continued)

by the amount of pari-mutuel handle per racing program and any additional contractual agreements; therefore, future minimum lease payments will vary and are currently not determinable.
Hard Rock Biloxi is committed under various operating lease agreements primarily related to property, submerged tidelands and equipment. Generally, these leases include renewal provisions and rental payments, which may be adjusted for taxes, insurance and maintenance related to the property.
Hard Rock Biloxi has an agreement with the State of Mississippi for the lease and use of approximately 5 acres of submerged tidelands for a primary term of thirty years, expiring September 30, 2037. Upon expiration of the primary term, Hard Rock Biloxi will have an option to extend the lease for a renewal term of thirty years. Annual rent for the lease as of September 30, 2018 is approximately $1.2 million and adjusts annually by the increase in the consumer price index.
As of December 31, 2017, future minimum rental commitments under noncancelable operating leases are as follows:
2018	$1,493
2019	1,541
2020	1,565
2021	1,590
2022	1,615
Thereafter	28,704
$36,508

During 2018 Tiverton Casino Hotel became committed under three operating lease agreements primarily related to hardware, software and food and beverage equipment under lease terms ranging between 24 and 36 months.
Total rent expense for these long-term lease obligations was approximately $1.2 million, $1.1 million, $1.5 million and $1.4 million for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.
Hard Rock License Agreement
Under the Hard Rock License agreement, beginning on June 30, 2007, the Company was obligated to pay an annual fee of  $1.1 million, which increased to $1.5 million over five years and increases annually thereafter based on the consumer price index, plus fees based on non-gaming revenues. The Company will pay a “Continuing Fee” equal to 3% of the Licensing Fee Revenues and a marketing fee equal to 1% of the Licensing Fee Revenues during the term of the agreement. Fee expense under the license agreement was $2.9 million for each of the years ended December 31, 2017 and 2016, and is included in advertising, general and administrative expenses in the consolidated statements of operations. As of September 30, 2018 and December 31, 2017 and 2016, $0.3 million, $0.2 million and $0.2 million, respectively, had been accrued and recorded in accrued liabilities in the consolidated balance sheets.
Insurance
The Hard Rock Biloxi casino is constructed over water on concrete pilings; however, the threat of hurricanes is a risk to the facility. Hard Rock Biloxi’s current insurance policy provides up to $400.0 million in coverage for damage to real and personal property including business interruption coverage. The coverage is provided by a panel of U.S., Bermuda and London based insurers and is comprised of multiple shared primary and excess layers. The coverage is syndicated through several insurance carriers, each with

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

15. Commitments and Contingencies (continued)

an A.M. Best Rating of A- (Excellent) or better. Although the insurance policy is an all risk policy, any loss resulting from a named storm, is sub-limited to $125 million with a deductible of 2% of insured values subject to a minimum $250,000 and a maximum of  $5.0 million.
The Company also has a $1.0 million Flood Insurance policy with a deductible of  $5,000 for building damage and $5,000 for contents damage.
Master Video Lottery Terminal Contract
The current term for the Twin River Casino contract ends July 17, 2020, with two additional five-year options subject to Twin River Casino meeting minimum employment requirements.
The current term for the Newport Grand contract ends November 23, 2020, with two additional five-year options subject to meeting minimum employment requirements. The contract is automatically assigned, pursuant to Rhode Island law, to Tiverton Casino Hotel upon commencement of gaming operations at the new facility.
Legal Matters
The Company is involved in various claims and legal actions. The Company’s management believes, based on currently available information, that any liability arising from such litigation, in excess of amounts recorded in the accompanying consolidated balance sheets, will not have a material effect on the Company’s financial position, results of operations or cash flows.
Contingent Value Rights
In connection with the Company’s emergence from Chapter 11 reorganization in November 2010, obligations under the prepetition second priority senior secured credit facility were converted into CVRs of the Company. In the event of a “Transaction” as defined in the CVR agreement, that closed prior to November 5, 2017, the holders of the CVRs would have been entitled to certain proceeds.
The Company valued the CVRs and reflected period-to-period changes therein in the Company’s financial statements even though the CVRs principally operate to allocate value between shareholders and CVR holders in certain events and do not represent indebtedness or obligations of the Company unless a “Transaction”, as defined in the CVR agreement, occurs before November 5, 2017. The Company valued the CVRs based on an option pricing model where the strike price was the threshold adjusted for dividends or distributions made (or declared) and repayments of principal amounts under the credit facility in place upon the Company’s emergence from bankruptcy. The valuation model included a discounted cash flow analysis including operating projections prepared by management. The valuation model for the CVRs also considers different probabilities of a Transaction.
In June 2016, the Company repurchased most of the outstanding CVRs pursuant to a tender offer (the “CVR tender offer”) for $61.7 million, at a price of  $450 per right and recorded the increase of  $5.9 million from the fair value at December 31, 2015 for the CVRs that were repurchased, in change in fair value of contingent value rights in the consolidated statements of operations and comprehensive income. At December 31, 2016, there was no value related to the remaining CVRs, thus a decrease in fair value of $3.2 million was recorded in Change in fair value of contingent value rights in the consolidated statements of operations and comprehensive income. In June 2016, the Company also settled certain litigation related to the CVRs for total payments of  $9.7 million which were included in accrued liabilities at December 31, 2015. As of December 31, 2016, the Company estimated the fair value of the remaining CVRs to be zero. The remaining CVRs expired on November 5, 2017.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

15. Commitments and Contingencies (continued)

Change in Control Provisions
Certain current and former directors and certain members of the management team have agreements with the Company whereby upon a change in control or qualified IPO of the Company, as defined, the individuals will receive a fixed cash payment of approximately $1.9 million in the aggregate. This amount would be reduced if the total equity value of the Company was less than approximately $63.3 million. In September 2015, these agreements were amended, to allow for receipt of one-third of the total cash payment on each of November 5, 2015, 2016 and 2017, subject to continued service as a director or employee of the Company through the applicable date.
Certain members of the management team have agreements with the Company which would entitle them to compensation equal to one to two times their base salary in the event of termination within twelve months following a change in control, as defined.
16. Segment Reporting
The Company has four operating segments: Twin River Casino, Hard Rock Biloxi, Newport Grand (until its closing on August 28, 2018) and Tiverton Casino Hotel (upon its opening on September 1, 2018 and Mile High USA. Newport Grand, an immaterial operating segment, has been aggregated with Twin River Casino and Tiverton Casino Hotel to form the Rhode Island reportable segment. The Company’s Biloxi reportable segment includes only Hard Rock Biloxi. The “Other” category includes Mile High USA, an immaterial operating segment, and shared services provided by the Company’s management subsidiary.
The Company’s operations are all within the U.S. The Company does not have any revenues from any individual customers that exceed 10% of total reported revenues.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

16. Segment Reporting (continued)

The following table shows revenues, net loss, and identifiable assets for each of the Company’s reportable segments and reconciles these to amounts shown in the Company’s consolidated financial statements.
	Rhode Island	Biloxi	Other	Total
Nine Months Ended September 30,
2018 (Unaudited)
Net Revenues	$223,087	$95,224	$7,804	$326,115
Income (loss) from operations	81,003	18,770	(13,821)	85,952
Depreciation and amortization	8,530	6,878	135	15,543
Interest expense	6,341	12	9,898	16,251
Capital expenditures, including Tiverton Casino Hotel and new hotel at Twin River Casino	76,600	4,423	23,875	104,898
2017 (Unaudited)
Net Revenues	$218,521	$94,882	$8,096	$321,499
Income (loss) from operations	93,441	18,305	(16,013)	95,733
Depreciation and amortization	8,914	7,843	109	16,866
Interest expense	6,734	13	11,152	17,899
Capital expenditures, including Tiverton Casino Hotel and new hotel at Twin River Casino	3,641	3,364	18,281	25,286
Years Ended December 31,
2017
Net Revenues	$287,859	$122,694	$10,500	$421,053
Income (loss) from operations	122,791	21,334	(20,402)	123,723
Depreciation and amortization	11,911	10,146	147	22,204
Interest expense	8,857	17	13,935	22,809
Capital expenditures, including Tiverton Casino Hotel and new hotel at Twin River Casino	8,285	5,124	34,444	47,853
2016
Net Revenues	$279,713	$123,077	$12,027	$414,817
Income (loss) from operations	113,065	18,282	(18,891)	112,456
Depreciation and amortization	13,135	11,761	174	25,070
Interest expense	11,632	20	14,931	26,583
Capital expenditures, including Tiverton Casino Hotel and new hotel at Twin River Casino	4,478	5,293	251	10,022

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

16. Segment Reporting (continued)

	Rhode Island	Biloxi	Other	Total
As of September 30, 2018 (Unaudited)
Goodwill	83,101	48,934	—	132,035
Assets	545,701	244,872	3,139	793,712
As of December 31,
2017
Goodwill	83,101	48,934	—	132,035
Assets	405,822	245,969	66,343	718,134
2016
Goodwill	83,101	48,934	—	132,035
Assets	368,857	253,229	18,805	640,891
17. Earnings Per Share
Basic earnings per common share (EPS) is calculated by dividing net income applicable to common shareholders by the weighted average number of common shares outstanding and RSUs and PSUs for which no future service is required as a condition to the delivery of the underlying common stock (collectively, basic shares). Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of the common stock deliverable for stock options, using the treasury stock method, and for RSUs and PSUs for which future service is required as a condition to the delivery of the underlying common stock. The table below presents the computations of basic and diluted EPS:
	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)	(Unaudited)
Net income applicable to common stockholders	$47,734	$41,417	$59,903	$43,811
Weighted average shares outstanding, basic	36,891,170	36,475,386	36,478,759	37,424,111
Weighted average effect of dilutive securities	1,681,981	1,948,815	1,964,185	1,826,006
Weighted average shares outstanding, diluted	38,573,151	38,424,202	38,442,944	39,250,117
Per share data
Basic	$1.29	$1.14	$1.64	$1.17
Diluted	$1.24	$1.08	$1.56	$1.12
For the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, there were no share-based awards that were considered anti-dilutive.
For the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, there were no share-based awards that were considered anti-dilutive.
18. Subsequent Events
The Company has evaluated all events occurring between December 31, 2017 and November 5, 2018, the date the financial statements as of and for the years ended December 31, 2017 and 2016 were available to be issued.

Twin River Worldwide Holdings, Inc.
Notes to Consolidated Financial Statements
(Dollar amounts in tables are in thousands)

18. Subsequent Events (continued)

Dover Downs
On July 22, 2018, the Company entered into an Agreement with Dover Downs and Merger Sub, pursuant to which, among other things and subject to the conditions set forth therein, Merger Sub will merge with and into Dover Downs, with Dover Downs continuing as the surviving corporation and a wholly-owned subsidiary of the Company. The Merger contemplates that Dover Downs shareholders will exchange their Dover Downs stock for Twin River common shares representing 7.225 percent of the equity in the combined company at closing. The transaction is expected to close in the first half of 2019.
As a condition to closing, Twin River will register its shares with the Securities and Exchange Commission and list the shares on the NYSE.
Newport Grand
On August 28, 2018, Newport Grand was closed, and Tiverton Casino Hotel was opened on September 1, 2018.
The New England Teamsters and Trucking Industry Pension Fund
The Company participates in a number of multi-employer defined benefit pension plans. The New England Teamsters and Trucking Industry Pension Fund is in critical and declining status. On September 30, 2018, the Company entered into an agreement to withdraw from the Pension Fund and will have no further obligation to contribute to the Pension Fund once the Company makes a withdrawal payment of  $3.7 million. On October 1, 2018, the Company entered into an agreement to re-enter the Pension Fund as a new employer and to contribute specified rates in the new agreement.
Subsequent Events (unaudited)
The Company has evaluated all events occurring between September 30, 2018 and November 21, 2018, the date the interim financial statements were available to be issued, and through the issuance date of December 21, 2018 as it relates to the matter below.
In December 2018, certain directors, officers and employees of the Company sold an aggregate of 84,662 shares of the Company’s common stock to the Company for total proceeds of approximately $8.0 million.
In December 2018, officers, directors and employees repaid all principal and interest substantially related to taxes and other of  $4.4 million and $3.4 million of nonrecourse notes and interest. The Company considered the repayment of the nonrecourse notes and interest as an exercise of stock options. See the Notes Receivable from Officers, Directors and Employees described under “Note 4 — Related Party Transactions”.
In December 2018, all put rights described under “Note 9 — Stock-Based Incentive Plans” were surrendered.
The Company further evaluated events occuring between December 22, 2018 through February 6, 2019.
On January 18, 2019, the board of directors approved a common stock dividend of three shares for each share outstanding. See Note 1 for more information.
On January 29, 2019, the Company announced that it had entered into a definitive agreement to acquire Affinity Gaming’s (“Affinity”) subsidiary that owns Golden Gates, Golden Gulch and Mardi Gras, Affinity’s three casino properties in Black Hawk, Colorado.

ANNEX A
EXECUTION VERSION

TRANSACTION AGREEMENT
by and among
TWIN RIVER WORLDWIDE HOLDINGS, INC.,
DOUBLE ACQUISITION CORP.
and
DOVER DOWNS GAMING & ENTERTAINMENT, INC.
Dated as of July 22, 2018

A-i

A-ii

EXHIBITS
Exhibit A — Company Certificate of Incorporation
Exhibit B — Company By-laws
Exhibit C — Designated Stockholders
A-iii

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of July 22, 2018 by and among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Parent”), Double Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the “Company”).
RECITALS
A. The Boards of Directors of Parent, Merger Sub and the Company have each approved a business combination transaction on the terms and subject to the conditions of this Agreement whereby (i) Merger Sub will merge with and into the Company (the “Merger”) and, upon the effectiveness of the Merger and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will cease to exist and the Company, as the surviving corporation in the Merger, will become a wholly owned Subsidiary of Parent, and (ii) Company Shares (as defined below) will be converted into the right to receive the Merger Consideration as set forth in Section 2.3(a);
B. Simultaneously herewith, each director and named executive officer of the Company who is a holder of Company Shares has entered into a Voting Agreement (the “Voting Agreement”) with Parent pursuant to which he or she has agreed, among other things, to vote all such Company Shares in favor of the adoption of this Agreement; and
C. The parties intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder.
NOW, THEREFORE, the parties hereto hereby agree as follows:
I. DEFINITIONS
1.1 Certain Defined Terms.   In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified in this Section 1.1 when used herein with initial capital letters:
“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Agency Litigation” has the meaning set forth in Section 6.6(b).
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” means any antitrust, competition or trade regulatory Law of any Governmental Entity.
“Blue Sky Laws” has the meaning set forth in Section 3.5(b).
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City are authorized by Law to be closed.
“Certificate” has the meaning set forth in Section 2.4(c).
“Certificate of Merger” has the meaning set forth in Section 2.2(b).
“Class A Common Stock” means the Common Stock of the Company designated as Class A Common Stock.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.10, of the Company.
“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.
“Company Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries, (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of the outstanding Company Shares, (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company, or (e) any combination of any of the foregoing (in each case, other than any of the Transactions).
“Company Board” means the Board of Directors of the Company or any duly authorized committee thereof.
“Company Change of Recommendation” has the meaning set forth in Section 6.5(d).
“Company Charter Documents” has the meaning set forth in Section 3.1.
“Company D&O Policy” has the meaning set forth in Section 6.9(b).
“Company Director Plan” means any plan providing for the award or deferral of compensation to non-employee directors of the Company satisfied in Company shares.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement.
“Company Employee” means any current, former or retired employee, officer or director of the Company or any of its Subsidiaries.
“Company Employee Plans” has the meaning set forth in Section 3.13.
“Company Employment Agreements” has the meaning set forth in Section 3.13.
“Company ERISA Affiliate” means the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any of its Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
“Company Insiders” has the meaning set forth in Section 6.12.
“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Material Contracts” has the meaning set forth in Section 3.8(a).
“Company Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained, or contributed to, by the Company or any of its Subsidiaries or any Company ERISA Affiliate or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability.
“Company Preferred Stock” has the meaning set forth in Section 3.4(a).
“Company Recommendation” has the meaning set forth in Section 3.3(b).
“Company SEC Documents” has the meaning set forth in the preamble to Article III.
“Company Shares” means each share of common stock of the Company, including Common Stock and Class A Common Stock, whether or not such shares constitute Restricted Stock.

“Company Software Products” means all Software products developed and owned by the Company or any of its Subsidiaries that are (i) offered for license by the Company or its Subsidiaries or (ii) used in the conduct of their respective businesses.
“Company Stock Plan” means any plan providing for the award of Company Shares, or Share-denominated benefits, to employees of the Company or any of its Subsidiaries and the Company Director Plan.
“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).
“Company Special Required Approval” means the adoption of this Agreement by the stockholders of the Company, other than the Designated Stockholders, holding at least a majority of all of the outstanding Company Shares held by stockholders of the Company other than the Designated Stockholders.
“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).
“Company Superior Offer” means a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 10% with 50%) that the Company Board determines, in good faith, after consultation with outside legal counsel and a financial advisor is on terms that are more favorable to the Company’s stockholders than the Transactions (including any written offer by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and the financial, regulatory, legal and other aspects of such Company Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if applicable, of the Termination Fee.
“Company Systems” has the meaning set forth in Section 3.9(f).
“Consent Decree” has the meaning set forth in Section 6.6(d).
“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.
“Designated Stockholder” means the holders of Company Shares listed on Exhibit C.
“DGCL” has the meaning set forth in the Recitals.
“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.
“Effect” has the meaning set forth in the definition of  “Material Adverse Effect”.
“Effective Time” has the meaning set forth in Section 2.2(b).
“Environmental Claim” means any administrative, regulatory or judicial actions, suits, Orders, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) any Environmental Law or any permit issued pursuant to any Environmental Law.
“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources or the health and safety of persons or property, including protection of the health and safety of employees, or (b) impose liability or responsibility with respect to any of the foregoing.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(b).
“Exchange Ratio” means, subject to Section 2.3(d), the quotient determined by dividing the Parent Allocation Shares by the Company Fully Diluted Shares (it being understood that the Exchange Ratio will be calculated to ensure that the Company’s stockholders receive an aggregate 7.225% stake of Parent), where:
•
“Parent Fully Diluted Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted basis, including (i) the number of outstanding Parent Stock Options (as determined by the treasury method), (ii) vested restricted stock units of Parent, and (iii) all conditional performance stock units of Parent for which all conditions have been satisfied as of the Effective Time. For the avoidance of doubt, any unvested awards or awards that are outstanding immediately prior to the Effective Time will be excluded from the calculation of Parent Fully Diluted Shares.

•
“Calculation Percentage” means the number obtained by dividing 0.07225 by 0.92775, which equals 0.07787658.

•
“Company Fully Diluted Shares” means the total number of shares of Company Shares outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted basis, including any shares of Restricted Stock that are outstanding immediately prior to the Effective Time and including the number of Company Shares issuable under any option, warrant or other right (determined by the treasury method).

•
“Parent Allocation Shares” means an amount equal to (i) the Parent Fully Diluted Shares multiplied by (ii) the Calculation Percentage.

“Excluded Shares” means the Company Shares to be canceled in accordance with Section 2.3(b).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Gaming Approvals” means the approvals required by the applicable Gaming Regulators in Delaware.
“Gaming Filings” means the filings required by the applicable Gaming Regulators in the following states: (a) Rhode Island; (b) Mississippi (courtesy notice only); and (c) Colorado (courtesy notice only).
“Gaming Regulators” means the applicable gaming agencies providing the Gaming Requirements.
“Gaming Requirements” means the Gaming Approvals and the Gaming Filings.
“Governmental Entity” means any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or byproducts or derivatives.
“Injunction” has the meaning set forth in Section 6.6(c).
“Insured Parties” has the meaning set forth in Section 6.9(b).
“Intellectual Property” means any and all intellectual property or proprietary rights throughout the world, including all (a) trademarks, service marks, trade names, Internet domain names, web sites, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing, (b) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith, (c) works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights and mask works and all registrations and applications for registration of the foregoing, (d) Software, (e) trade secrets, know-how, technology, processes, designs, algorithms, methods, formulae, and other confidential and proprietary information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans), and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than any event, fact or development or occurrence resulting from a material breach of this Agreement by the Company), that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of the Agreement) and becomes known to the Company Board after the date of this Agreement and prior to the receipt of the Company Stockholder Approval and Company Special Required Approval as contemplated hereby; provided that in no event shall any event, circumstance, change, occurrence, development or effect to the extent resulting from or relating to any of the following give rise to an Intervening Event: (a) the receipt of any Company Acquisition Proposal, (b) the pendency, announcement of or compliance with the Transactions or this Agreement, (c) any change in the trading price or trading volume of Company Shares or shares of Parent Common Stock or any change in the Company’s or Parent’s, as applicable, credit rating, (d) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of or for the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof, or that Parent has failed to exceed or meet any projections, forecasts, revenue or earnings predictions or expectations of or for Parent or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC and Tax Law) or, in any such case, changes in the interpretation thereof after the date hereof, (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, currency or exchange rates, stock, bond and/or debt prices), or (g) any Stockholder Litigation (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to clauses (c) and (d) relating to or causing such change or improvement or any Stockholder Litigation may be considered, along with the effects or consequences thereof).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means with respect to a party hereto, and any matter in question, the actual knowledge of the chief executive officer, the president, the chief financial officer or the general counsel of such party.
“Law” means any statute, law (including common law), ordinance, rule or regulation or any judgment, decree, Injunction or other Order.
“Liens” has the meaning set forth in Section 3.2(a).
“LT” means a letter of transmittal furnished by Parent to holders of Company Shares.
“Material Adverse Effect” means, with respect to any party hereto, any event, change, effect, development, condition or occurrence (each, an “Effect”), individually or in the aggregate with all other Effects, that is materially adverse on or with respect to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, other than any Effect to the extent (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally or (b) resulting from or arising out of  (i) the pendency or announcement of or compliance with the Transactions or this Agreement (including the loss of any customer, vendor, supplier or prospect or a reduction in the amount of business such customer, vendor or supplier does with such party or its Subsidiaries resulting from or arising out of the pendency or announcement of the Transactions or this Agreement), (ii) any departure or termination of any officers, directors, employees or independent contractors of such party or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (viii) any Stockholder Litigation, or (ix) any failure to obtain, or any denial or withdrawal of any application for, any license, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions, but only to the extent, in each of clauses (a), (b)(iii), (b)(iv) and (b)(v), that such event, change, effect, development, condition or occurrence does not affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries or geographic region or territory in which such party and its Subsidiaries operate or would prevent or materially delay such party from consummating the Transactions or otherwise prevent or materially delay such party from performing its obligations under this Agreement, other than any delay due to the failure to obtain the license, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions.
“Measurement Date” has the meaning set forth in Section 3.4(a).
“Merger Consideration” has the meaning set forth in Section 2.3(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger” has the meaning set forth in the Recitals.
“Multiemployer Plan” means an employee benefit plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Nasdaq” means the Nasdaq Stock Market.
“Non-Disclosure Agreement” has the meaning set forth in Section 6.4.
“Notice Period” has the meaning set forth in Section 6.5(e).
“NYSE” means the New York Stock Exchange.
“Order” has the meaning set forth in Section 7.1(c).
“Parent” has the meaning set forth in the Preamble.
“Parent Charter Documents” has the meaning set forth in Section 4.1.
“Parent Common Stock” means the common stock of Parent.
“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement.
“Parent Employee Plans” means any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries, together with the Parent Pension Plans, any Parent “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Parent International Employee Plans and the Parent Employment Agreements.
“Parent Employment Agreements” means any employment, consulting, severance (other than standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law) between Parent or any of its Subsidiaries, on the one hand, and any current or former employee, executive officer or director of Parent or any of its Subsidiaries, on the other hand.
“Parent ERISA Affiliate” means Parent or any of its Subsidiaries or any entity that would be treated as a “single employer” with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries.
“Parent International Employee Plan” means any Parent Employee Plan that is maintained outside of the United States and is not required by applicable Law.
“Parent Material Contracts” has the meaning set forth in Section 4.8.
“Parent Pension Plans” means all “employee pension benefit plans” as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is maintained, or contributed to, by Parent or any of its Subsidiaries or any Parent ERISA Affiliate or with respect to which Parent or any of its Subsidiaries could have any direct or contingent liability.
“Parent Software Products” means all Software products developed and owned by Parent or any of its Subsidiaries that are (i) offered for license by Parent or its Subsidiaries, or (ii) used in the conduct of their respective businesses.
“Parent Stock Options” has the meaning set forth in Section 4.4(a).
“Parent Systems” has the meaning set forth in Section 4.9(f).
“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice, (c) arising from licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money, or (d) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property.
“Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.
“Post-Merger Employees” has the meaning set forth in Section 6.11(b).
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).
“Registration Statement” means the registration statement on Form S-4 (or similar successor form) in connection with the issuance of Parent Common Stock in the Merger, and any amendments or supplement thereto.
“Regulatory Condition” has the meaning set forth in Section 7.1(d).
“Related Person” means, with respect to any party, an employee, officer, director, holder of more than 5% of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Representatives” of any Person means such Person’s accountants, consultants, legal counsel, financial advisors and agents and other representatives.
“Restricted Stock” means the restricted shares of Common Stock of the Company granted pursuant to the 2012 Stock Incentive Plan or any other Company Stock Plan or otherwise subject to a restricted stock grant agreement under such plan.
“SEC” means the United States Securities and Exchange Commission.
“Section 16 Information” has the meaning set forth in Section 6.12.
“Securities Act” means the United States Securities Act of 1933.
“Rights Agreement” has the meaning set forth in Section 3.3(b).
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, manuals, specifications and training materials relating to the foregoing.
“Stockholder Litigation” means direct or derivative litigation commenced or threatened by or on behalf of a stockholder of a party based upon, in whole or in part, the entry into this Agreement or the Voting Agreement or the Transactions.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such Person (either alone or through or together with one or more of its Subsidiaries) (a) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) otherwise owns, directly or indirectly, an amount of voting securities sufficient to elect at least a majority of the board of directors or other governing body of such legal entity.
“Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Tax Return” means all federal, state, local, provincial and non-United States Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
“Taxes” means taxes, governmental fees or like assessments or charges in the nature of a tax, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, non-United States, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.
“Termination Date” has the meaning set forth in Section 8.1(b)(i).
“Termination Fee” means $3.0 million.
“Third Party Intellectual Property” has the meaning set forth in Section 3.9(b).
“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.
“Treasury Regulations” means the rules and regulations promulgated under the Code.
“Uncertificated Shares” has the meaning set forth in Section 2.4(c).
“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Company Debt” has the meaning set forth in Section 3.4(a).
“Voting Parent Debt” has the meaning set forth in Section 4.4(a).
II. PLAN OF MERGER
2.1 The Merger.   (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub will merge with and into the Company in the Merger. As a result, in accordance with the DGCL, Merger Sub will cease to exist and the Company as the surviving corporation will remain as a wholly owned Subsidiary of Parent. The Company as the surviving corporation in the Merger is referred to herein as the “Surviving Corporation.”
(b) At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.2 Effective Time; Closing Date; Organizational Documents; Directors and Officers.   (a) The closing of the Transactions (the “Closing”) will take place by the electronic or physical exchange of documents at 9:00 a.m. (local time) on the date that is the second Business Day after the date on which the conditions set forth in Article VII (other than those conditions which by their terms are to be satisfied or waived as of the Closing but subject to the satisfaction or waiver thereof) have been satisfied or waived, or at such other time, date or location to which the parties hereto may agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”
(b) On or before the Closing Date, the parties will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).
(c) At the Effective Time, the certificate of incorporation of the Company will be amended so as to read in its entirety as is set forth on Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.9.
(d) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company will be amended so as to read in their entirety in the form as is set forth on Exhibit B and, as so amended, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law, subject to the obligations set forth in Section 6.9.
(e) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.
2.3 Effects of the Merger.   At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the foregoing, the following will occur:
(a) Conversion of Company Shares.   Subject to Section 2.4 and, with respect to Restricted Stock, Section 2.6, all of the Company Shares that are outstanding as of the Effective Time, other than Excluded Shares, will automatically be converted into the right to receive fully paid and nonassessable shares of Parent Common Stock at the rate of a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio for each such Company Share (the “Merger Consideration”).

(b) Parent-Owned Stock and Stock Held in Treasury.   Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time will be canceled and retired without any conversion or consideration paid in respect thereof and will cease to exist.
(c) Capital Stock of Merger Sub.   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and will become one newly issued, fully paid and non-assessable share of common stock in the Surviving Corporation.
(d) Adjustments to Merger Consideration.   If, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement in accordance with Article VIII, the issued and outstanding Company Shares or the securities convertible or exchangeable into or exercisable for shares of Company Shares or the issued and outstanding Parent Common Stock or the securities convertible or exchangeable into or exercisable for the underlying Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares, then the Exchange Ratio and any other number or amount contained in this Agreement which is based upon the number of shares of Company Shares of Parent Common Stock, as the case may be, will be equitably adjusted to provide the holders of shares of Company Shares and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items, as so adjusted shall, from and after the date of such event, be the Exchange Ratio. Nothing in this Section 2.3(d) will be construed to permit the Company or Parent to take any action prohibited by the terms of this Agreement.
(e) Fractional Shares.   No fraction of a share of Parent Common Stock will be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) will, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of  (i) such fraction, multiplied by (ii) the market price for Parent Common Stock as determined by calculating the average closing price per share of Parent Common Stock over the five-day period beginning five trading days immediately after the Effective Time. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.
2.4 Surrender of Certificates. (a) Exchange Agent.   Prior to the Effective Time, Parent will appoint the Company’s transfer agent or another financial institution to act as the Exchange Agent in the Merger (the “Exchange Agent”).
(b) Parent to Provide Merger Consideration.   At or prior to the Effective Time, Parent will deposit with the Exchange Agent, for conversion in accordance with this Article II, (i) the Certificates representing aggregate shares of Parent Common Stock issuable pursuant to Section 2.3, and (ii) cash in an amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 2.3(e) (collectively, the “Exchange Fund”). In the event that the shares and/or cash in the Exchange Fund are insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent will promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent will deliver the Parent Common Stock and cash payments contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated hereby. Except as contemplated by this Section 2.4, the Exchange Fund will not be used for any other purpose. Amounts of cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon will affect the Merger

Consideration payable to the holders of Company Shares and (ii) such investments will be in obligations of or guaranteed by the United States of America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent.
(c) Exchange Procedures.   As soon as reasonably practicable after the Effective Time (but no later than three Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of Company Shares as of the Effective Time of one or more certificates (each, a “Certificate”) or uncertificated Company Shares (“Uncertificated Shares”) that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive Merger Consideration pursuant to Section 2.3:
(i) an LT in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificate or Uncertificated Shares will pass, only upon delivery of the Certificate or the Uncertificated Shares to the Exchange Agent), that will also be in such form and have such other provisions as Parent and the Company may reasonably specify; and
(ii) instructions for use in effecting the surrender of the Certificate or the transfer of Uncertificated Shares in exchange for the Merger Consideration.
Upon (A) surrender of Certificates for cancellation to the Exchange Agent or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of any Uncertificated Shares, together with such LT, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Uncertificated Shares will be entitled to receive in exchange therefor the Merger Consideration (which, if requested by such holder will be in the form of physical Certificates evidencing the shares of Parent Common Stock that constitute the Merger Consideration for such holder) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e), and the Certificates so surrendered or the Uncertificated Shares so transferred will forthwith be canceled. Until so surrendered or canceled, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 2.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e).
(d) Transfers of Ownership.   If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(e) Lost, Stolen or Destroyed Certificates.   If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 2.3 and any cash in lieu of fractional shares of Parent Common Stock payable to the holder thereof pursuant to Section 2.3(e).

(f) Required Withholding.   Each of the Exchange Agent and Parent will be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including any withholding provision of the Code and the Treasury Regulations promulgated thereunder). To the extent amounts are deducted or withheld pursuant to this Section 2.4(f), such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts will be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof will be provided to the applicable holder of Company Shares.
(g) Termination of Exchange Fund.   Promptly following the date that is six months after the Closing Date, Parent will be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Company Share may surrender or transfer, as applicable, such Company Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar Laws) receive in consideration therefor the Merger Consideration into which such Company Shares shall have been converted pursuant to Section 2.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e), in each case without interest, but such holder will have no greater rights against Parent or the Surviving Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable Law.
(h) No Liability.   Notwithstanding anything to the contrary in this Section 2.4, none of the Exchange Agent, Parent or any party hereto will be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(i) Dividends or Distributions with Respect to Parent Common Stock.   No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Uncertificated Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share there will be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
2.5 Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares.   At the Effective Time (a) the share transfer books of the Company will be deemed closed, and no transfer of any Company Shares will thereafter be made or consummated and (b) all holders of Company Shares will cease to have any rights as stockholders of the Company except for any right to receive the Merger Consideration provided for herein and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e). The Merger Consideration issued in accordance with the terms hereof  (including any cash paid in lieu of fractional Shares of Parent Common Stock pursuant to Section 2.3(e)) will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.
2.6 Restricted Stock. (a) Conversion.   At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the foregoing, each outstanding share of Common Stock of the Company that constitutes Restricted Stock (which shall be fully vested pursuant to Section 2.6(b)) will be converted into the right to receive the Merger Consideration for such Company Share pursuant to Section 2.3.

(b) Board Resolutions.   Prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, will adopt any resolutions and take any actions which are necessary to (i) accelerate the vesting of all of the outstanding shares of Restricted Stock such that all Restricted Stock shall be fully vested immediately prior to the Effective Time and (ii) effectuate the provisions of this Section 2.6 including all necessary action to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to any Company Stock Plan, and all Company Stock Plans or other Company Employee Plans conferring any rights to Company Shares or other capital stock of the Company will be deemed to be amended to be in conformity with this Section 2.6.
2.7 Taking of Necessary Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transactions, the officers and directors of either the Surviving Corporation or Parent may take any and all such lawful and necessary action.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the reports, schedules, forms, statements and other documents publicly filed by the Company with, or furnished by the Company to, the SEC prior to the date two Business Days prior to the date of this Agreement (the “Company SEC Documents”) (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such documents that are predictive, forward-looking or primarily cautionary in nature, and provided that this clause (a) will not qualify Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 or 3.20), or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
3.1 Organization, Standing and Power.   Each of the Company and each of its Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its certificate of incorporation and by-laws as amended through the date of this Agreement (together, the “Company Charter Documents”) and the comparable organizational documents of each of its Subsidiaries, in each case as amended through the date of this Agreement.
3.2 Company Subsidiaries.   (a) All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.
(b) Except for its interests in the Company’s wholly owned Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
3.3 Authority; Execution and Delivery; Enforceability.   (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
(b) The Company Board, at a meeting duly called and held in compliance with the requirements of the DGCL, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) determined to recommend that the stockholders of the Company adopt this Agreement (the

“Company Recommendation”), and (iv) adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in (A) the Rights Agreement, dated as of January 1, 2012, between the Company and Mellon Investor Services LLC (the “Rights Agreement”) or (B) any state takeover Law or similar Law, including Section 203 of the DGCL, that would otherwise apply to the transactions contemplated hereby.
3.4 Capital Structure.   (a) The authorized share capital of the Company consists of 74,000,000 shares of Common Stock, 50,000,000 shares of Class A Common Stock, and 1,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). At the close of business on two Business Days prior to the date hereof  (the “Measurement Date”), (i) 33,283,210 Company Shares (consisting of 18,413,587 shares of Common Stock and 14,869,623 shares of Class A Common Stock) were issued and outstanding, of which 836,700 were outstanding Restricted Stock, and no shares of Company Preferred Stock were issued and outstanding, (ii) no Company Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 911,278 Company Shares were reserved for issuance under Company Stock Plans, of which all were available for future option or restricted share grants. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.
(b) The Company Disclosure Schedule sets forth the following information with respect to each share of Restricted Stock as of the Measurement Date: (i) the name of the grantee, (ii) the particular plan, if applicable, pursuant to which such award was granted, (iii) the number of unvested Company Shares subject to such award, (iv) the exercise price, if any, of such award, and (v) the date on which such awards will vest. The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, are validly issued, fully paid and nonassessable. All outstanding Company Shares and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted (A) in compliance with all applicable securities Laws and other applicable Laws and (B) in material compliance with all applicable requirements set forth in the Company Employee Plans.
3.5 No Conflicts; Consents.   (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of  (i)(A) the Company Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any Company Material Contract, or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material Law applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b) The execution and delivery of this Agreement by the Company does not, the consummation of the transactions contemplated hereby and the performance of this Agreement and the transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws (“Blue Sky Laws”), the Gaming Requirements, the requirements of any Governmental Entity under applicable Antitrust Laws, the required approvals of this Agreement by the Company’s stockholders pursuant to the DGCL, the rules and regulations of the NYSE, the filing of the appropriate merger documents as required by the DGCL, and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.
3.6 SEC Documents; Undisclosed Liabilities.   (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act since January 1, 2016.
(b) As of its respective date, each Company SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. Except to the extent that information contained in any Company SEC Document filed with the SEC has been revised or superseded by a later filed Company SEC Document filed at least two Business Days prior to the date hereof, none of the Company SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of March 31, 2018 included in the Company SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since March 31, 2018 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on the Company.
(d) The Company maintains a system of  “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.
(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
3.7 Absence of Certain Changes or Events.   Since March 31, 2018, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
3.8 Material Contracts.   (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Company Disclosure Schedule sets forth a true and correct list of:
(i) each Contract to which the Company or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person, or (C) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or
(ii) each Contract to which the Company or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect (whether before or after the Effective Time).
Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Company Material Contracts.”
(b) A true and correct copy of each Company Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, and none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default or breach in any respect under the terms of any such Company Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on the Company.
3.9 Intellectual Property.   (a) The Company and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries. The Company Intellectual Property is valid, subsisting and enforceable and none of such Company

Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of the Company as currently conducted. All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Entity have been paid in full and are current.
(b) The operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person (“Third Party Intellectual Property”). Section 3.9(b) of the Company Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Since December 31, 2014, neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.
(c) The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement, or the Company and its Subsidiaries otherwise have rights enforceable under applicable Law, pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.
(d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products. Except (i) for source code deposited into escrow pursuant to agreements with customers, (ii) as set forth in Section 3.9(d) of the Company Disclosure Schedule, or (iii) otherwise in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.
(e) Neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person. Immediately following the Effective Time, the Surviving Corporation will continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property, in each case, free from Liens, encumbrances, security interests, Orders and arbitration awards, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent or the Surviving Corporation being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby, including procedures designed to reasonably assure the prevention of unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems and (ii) no material failures or interruptions in the Company Systems for the two years prior to the date hereof. All Company Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.
(g) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries comply in all material respects with and have at all times (i) complied in all material respects with and (ii) conducted their business in all material respects in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the Company or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or compliance by the Company or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by the Company will comply in all material respects with the Company’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).
3.10 Certain Business Practices.   Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on their behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.
3.11 Takeover Laws.   Assuming the accuracy of the representations of Parent in Section 4.11, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Voting Agreement or the Transactions and (ii) the approvals of the Company Board referred to in Section 3.3(b) constitute approvals of the Transactions under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the Transactions.
3.12 Taxes.   (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it (after giving effect to any valid extensions in which to make such filings), and all such Tax Returns are complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has complied with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by the Company or any of its Subsidiaries, (ii) information reporting with respect to, any payment made by the Company or any of its Subsidiaries, and (iii) the keeping of books and records related to withholding and information reporting, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b) The most recent financial statements contained in the Company SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements, other than Taxes that would not reasonably be expected to be material to the Company. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except for any such deficiency or request for waiver that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there is no audit, proceeding or investigation now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset and neither the Company nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except for any such pending or proposed audit, proceeding or investigation that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(c) There are no material Liens (other than Permitted Liens) for Taxes on the assets of the Company or any of its Subsidiaries. With the exception of customary commercial leases or other Contracts that are not primarily related to Taxes and were entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract.
(d) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).
(e) Neither the Company nor any of its Subsidiaries has taken any action, agreed to take any action or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
3.13 Benefit Plans.   From the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth in the Company Disclosure Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, with the Company Pension Plans, any Company “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and the Company Employment Agreements, the “Company Employee Plans”). As of the date of this Agreement, other than as set forth in the Company Disclosure Schedule, there are no employment, consulting, severance or termination agreements or arrangements between the Company or any of its Subsidiaries and any current or former employee, executive officer or director of the Company or any of its Subsidiaries (collectively, the “Company Employment Agreements”), nor, except as disclosed in Section 3.13 of the Company Disclosure Schedule, does the Company or any of its Subsidiaries have any general severance plan or policy.
3.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.   (a) The Company Disclosure Schedule contains a true and complete list of all Company Pension Plans, Multiemployer Plans and all material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any Company ERISA Affiliate for the benefit of any current or former employees, consultants, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability. Except as set forth in the Company Disclosure Schedule, each Company Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated, against any of the Company Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Company.
(b) All Company Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination, advisory or opinion letters from the IRS to the effect that such Company Pension Plans and each trust created thereunder are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination, advisory or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been maintained or amended since the date of its most recent letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.
(c) No Company Pension Plan covered by Title IV of ERISA or subject to the funding standards of Section 302 of ERISA or Section 412 of the Code had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of the Company Pension Plans covered by Title IV of ERISA are in “at risk” status within the meaning of Section 303 of ERISA or Section 430 of the Code. None of such Company Employee Plans covered by Title IV of ERISA and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Employee Plan during the last five years. Neither the Company nor any Company ERISA Affiliate has ever contributed to, had an obligation to contribute to, or incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Plan. Neither the Company nor any Company ERISA Affiliate has or could have any direct or contingent liability under any Multiemployer Plan. All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Company Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Pension Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.
(d) With respect to any Company Employee Plan that is an employee welfare benefit plan, (i) each such Company Employee Plan and each employee welfare benefit plan of any Company ERISA Affiliate, in each case that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, (ii) each such Company Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time, and (iii) no such Company Employee Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law other than instances under clauses (i)-(iii) that, individually and in the aggregate, would not reasonably be expected to be material to the Company.
(e) Except as set forth in the Company Disclosure Schedule, (i) the consummation of any of the Transactions alone, or in combination with any other event, will not give rise to any liability under any Company Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Transactions by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(f) The Company has provided to Parent correct and complete copies of  (i) each Company Employee Plan referred to in Section 3.14(a), (ii) the most recent annual actuarial valuations, if any, prepared for each such Company Employee Plan, (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each such Company Employee Plan, (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, and (v) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the U.S. Department of Labor with respect to any such outstanding application.
3.15 Labor and Employment Matters.   Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employee of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no, and have not been any within the past two years, material labor disputes subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2109, et seq. or the regulations promulgated thereunder other than instances under clauses (iii) and (iv) that, individually and in the aggregate, have not had and would not reasonably be expected to have a material effect on the Company.
3.16 Litigation.   There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, Order or decree outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
3.17 Compliance with Applicable Laws.   The Company and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
3.18 Brokers.   No broker, investment banker, financial advisor or other Person, other than Citizens Capital Markets and Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by the Company pursuant to engagement letters furnished to Parent prior to the date hereof, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
3.19 Opinion of Financial Advisor.   The Company Board and the Special Committee of the Company Board have received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Shares, other than the Designated Stockholders, Parent, Merger Sub and their respective Affiliates. The Company will, promptly following receipt of such opinion in written form, furnish an accurate and complete copy of such opinion to Parent for informational purposes only.
3.20 Vote Required.   The only vote of the holders of any class or series of capital stock of the Company necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby is the Company Stockholder Approval and the Company Special Required Approval.
3.21 Related-Party Transactions.   Except as set forth in the Company Disclosure Schedule, no Related Person of the Company (a) has any right or other interest in any property used in, or pertaining to, the Company’s business, (b) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company, (c) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (d) has any interest, directly or indirectly, in any Contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice, (e) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of the Company, or (f) is a party to any Contract with the Company or any of its Subsidiaries, is owed any money by the Company or any of its Subsidiaries (excluding reimbursable expenses and compensation on terms consistent with those described in the Company’s most recent proxy statement filed with the SEC) or has any claim or cause of action against the Company or any of its Subsidiaries. The Company is not a guarantor or indemnitor of any indebtedness or other obligation of any Related Person of the Company.
3.22 Insurance.   Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.
3.23 Environmental Matters.   Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:
(a) the Company and its Subsidiaries are now, and have been during the five years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written communication from a Person that alleges that the Company or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;
(b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;
(c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and
(d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

3.24 Proxy Statement/Prospectus; Registration Statement.   (a) The Proxy Statement/Prospectus will, at the time such document is filed with the SEC, at the time it is mailed to the holders of Company Shares and at the time any amendment or supplement thereto is filed with the SEC, (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (ii) comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Affiliates.
(b) None of the information supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and at the time the Registration Statement is mailed to the holders of Company Shares and at the time of any Company Stockholders Meeting or the Effective Time, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.25 No Additional Representations and Warranties.   The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of Parent or its Subsidiaries.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
4.1 Organization, Standing and Power.   Each of Parent and Merger Sub, and each of Parent’s other Subsidiaries is, duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Parent and Merger Sub and each of Parent’s other Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the certificate of incorporation and by-laws of Parent, as amended through the date of this Agreement (as so amended, the “Parent Charter Documents”) and the certificate of incorporation and by-laws of Merger Sub, as amended through the date of this Agreement.
4.2 Parent Subsidiaries.   (a) All the outstanding shares of capital stock of Merger Sub and each other Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than Permitted Liens.
(b) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the Transactions, the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
4.3 Authority; Execution and Delivery; Enforceability.   (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, with respect to Parent, the Voting Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and, with respect to Parent, the Voting Agreement, and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger

Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, with respect to Parent, the Voting Agreement, and each of this Agreement, with respect to Parent and Merger Sub, and the Voting Agreement, with respect to Parent, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
(b) The Board of Directors of Parent, at a meeting duly called and held in compliance with the DGCL, has unanimously approved this Agreement and the Transactions.
(c) The Board of Directors of Merger Sub has by unanimous written consent (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its stockholder, and (ii) approved this Agreement and the Transactions. The sole stockholder of Merger Sub has approved this Agreement.
4.4 Capital Structure.   (a) The authorized share capital of Parent consists of 100,000,000 shares of Parent Common Stock. At the close of business on the Measurement Date, (i) 9,582,006 shares of Parent Common Stock were issued and outstanding, (ii) 273,333 shares of Parent Common Stock were held in the treasury of Parent, and (iii) 425,000 shares of Parent Common Stock were reserved for future issuance pursuant to options to purchase Parent Common Stock (“Parent Stock Options”). Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter Documents or any Contract to which Parent is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt or (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.
(b) Parent has made available to the Company accurate and complete copies of all equity plans pursuant to which Parent has granted any awards that are currently outstanding and the form of all equity award agreements. All shares of Parent Common Stock subject to issuance with respect to any award have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (i) in compliance with all applicable securities Laws and other applicable Laws and (ii) in material compliance with all applicable requirements set forth in the Parent Employee Plans.
(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.
4.5 No Conflicts; Consents.   (a) The execution and delivery by each of Parent and Merger Sub of this Agreement and by Parent of the Voting Agreement does not, and the consummation of any of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of  (i)(A) the Parent Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Law applicable to Parent or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(b) The execution and delivery of this Agreement by Parent and Merger Sub and the Voting Agreement by Parent does not and the consummation of the Transactions do not, and the performance of this Agreement, the Voting Agreement and the Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Gaming Requirements, the requirements of any Governmental Entity under applicable Antitrust Laws, the rules and regulations of the NYSE, the filing of the appropriate merger documents as required by the DGCL and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.
4.6 Financial Statements; Undisclosed Liabilities.   (a) The consolidated financial statements of Parent forth in Section 4.6 of the Parent Disclosure Schedule have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(b) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of March 31, 2018 of Parent included in Section 4.6 of the Parent Disclosure Schedule, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since March 31, 2018 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on Parent.
(c) Parent maintains a system of  “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Parent’s and its Subsidiaries’ assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of Parent’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.
4.7 Absence of Certain Changes or Events.   Since March 31, 2018, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

4.8 Material Contracts.   (a) Except as set forth in Section 4.8(a) of the Parent Disclosure Schedule, there are no:
(i) Contracts that would be required to file as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, if such Law applied to Parent;
(ii) Contracts to which Parent or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person, or (C) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or
(iii) Contracts to which Parent or any of its Subsidiaries is a party to or bound that were entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, the Company or its Subsidiaries in any materially adverse respect (whether before or after the Effective Time).
Contracts of the type described in clauses (i)-(iii) above are referred to herein as “Parent Material Contracts”.
(b) Each Parent Material Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and, to the Knowledge of Parent, any counterparty thereto, and is in full force and effect, and none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in default or breach in any respect under the terms of any such Parent Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on Parent.
4.9 Intellectual Property.   (a) Parent and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries. The Parent Intellectual Property is valid, subsisting and enforceable and none of such Parent Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of Parent as currently conducted. All application and maintenance fees for such Parent Intellectual Property for which Parent has applied for or received registration from any Governmental Entity have been paid in full and are current.
(b) The operation of the business of Parent and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with any Third Party Intellectual Property. Section 4.9(b) of the Parent Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Since December 31, 2014, neither Parent nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Parent Intellectual Property. To the Knowledge of Parent, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Parent Intellectual Property.
(c) Parent and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of Parent and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, Parent or any of its Subsidiaries has entered into a valid and enforceable written agreement, or Parent and its Subsidiaries otherwise have rights enforceable under applicable Law, pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of Parent or its Subsidiary and assigns to Parent or the applicable Subsidiary of Parent all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with Parent or its applicable Subsidiary. To the Knowledge of Parent, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.
(d) Parent and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Parent Software Products. Except (i) for source code deposited into escrow pursuant to agreements with customers or (ii) otherwise in the ordinary course of their respective businesses, neither Parent nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Parent Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of Parent or one of its Subsidiaries.
(e) Neither Parent nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Parent Software Products, to any other Person. Immediately following the Effective Time, Parent and its Subsidiaries will continue to hold the same ownership rights or valid licenses (as applicable) to all of the Parent Intellectual Property, in each case, free from Liens, encumbrances, security interests, Orders and arbitration awards, and on the same terms and conditions as in effect with respect to Parent and its Subsidiaries prior to the Effective Time. Neither this Agreement nor the consummation of any of the Transactions will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent or the Surviving Corporation being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.
(f) Parent and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by Parent or its Subsidiaries (the “Parent Systems”), and the data stored or contained therein or transmitted thereby, including procedures designed to prevent unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to Parent’s Knowledge, no material unauthorized intrusions or breaches of the security of the Parent Systems and (ii) no material failures or interruptions in the Parent Systems for the two years prior to the date hereof. All Parent Systems are sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted.
(g) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries comply in all material respects with and have at all times (i) complied in all material respects with and (ii) conducted their business in all material respects in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by Parent or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, Parent and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of Parent or its Subsidiaries or compliance by Parent or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by Parent will comply in all material respects with Parent’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).
4.10 Certain Business Practices.   Neither Parent nor any of its Subsidiaries (nor any of their respective Representatives acting on their behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.
4.11 Takeover Laws.   As of the date of this Agreement, Parent, together with its “Affiliates” and “Associates,” is not, nor at any time during the last three years has it been, an “Interested Stockholder” of the Company, as such terms are defined in Section 203 of the DGCL. Assuming the accuracy of the Company’s representations and warranties herein, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.
4.12 Taxes.   (a) Each of Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf  (after giving effect to any valid extensions in which to make such filings), all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to be material to Parent. Each of Parent and each of its Subsidiaries has complied with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Parent or any of its Subsidiaries, (ii) information reporting with respect to, any payment made Parent or any of its Subsidiaries, and (iii) the keeping of books and records related to withholding and information reporting, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(b) The most recent financial statements contained in Section 4.6 of the Parent Disclosure Schedule reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements, other than those Taxes that would not reasonably be expected to have a Material Adverse Effect on Parent. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except for any such deficiency or request for waiver that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, there is no audit, proceeding or investigation now pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax asset and neither Parent nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except for any such pending or proposed audit, proceeding or investigation that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(c) There are no material Liens (other than Permitted Liens) for Taxes on the assets of Parent or any of its Subsidiaries. With the exception of customary commercial leases or other Contracts that are not primarily related to Taxes entered into in the ordinary course of business, neither Parent nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract.
(d) Neither Parent nor any of its Subsidiaries has entered into any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).

(e) Neither Parent nor Merger Sub has taken any action, agreed to take any action, or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.13 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.   (a) Each Parent Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding has been threatened, asserted, instituted or, to the Knowledge of Parent, is anticipated, against any of the Parent Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Parent Employee Plans that would reasonably be expected to have a Material Adverse Effect on Parent.
(b) All Parent Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination, advisory or opinion letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination, advisory or opinion letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.
(c) No Parent Pension Plan covered by Title IV of ERISA or subject to the funding standards of Section 302 of ERISA or Section 412 of the Code had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Parent Pension Plans covered by Title IV of ERISA are in “at risk” status within the meaning of Section 303 of ERISA or Section 430 of the Code. None of such Parent Employee Plans covered by Title IV of ERISA had (other than a Parent International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Employee Plan during the last five years. Neither Parent nor any Parent ERISA Affiliate has ever contributed to, had an obligation to contribute to, or incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Plan (other than a Parent International Employee Plan). Neither Parent nor any Parent ERISA Affiliate has or could have any direct or contingent liability under any Multiemployer Plan (other than a Parent International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Parent Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Parent Pension Plan subject to Title IV of ERISA and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.
(d) With respect to any Parent Employee Plan that is an employee welfare benefit plan, (i) each such Parent Employee Plan (other than a Parent International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, (ii) each such Parent Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time, and (iii) no such Parent Employee Plan (other than a Parent International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of Parent or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law other than instances under clauses (i)-(iii) that, individually and in the aggregate, would not reasonably be expected to be material to Parent.
4.14 Labor and Employment Matters.   Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of Parent, attempting to represent any employee of Parent or any of its Subsidiaries. There is no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of Parent, is anticipated with respect to any employee of Parent or any of its Subsidiaries. There are no, and have not been any within the past two years, material labor disputes subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Knowledge of Parent, anticipated with respect to any employee of Parent or any of its Subsidiaries. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent and each of its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2109, et seq., or the regulations promulgated thereunder other than any noncompliance that, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
4.15 Litigation.   There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any material judgment, Order or decree outstanding against Parent or any of its Subsidiaries that has or would reasonably be expected to have a Material Adverse Effect on Parent.
4.16 Compliance with Applicable Laws.   Parent and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
4.17 Brokers.   No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC and Stifel, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
4.18 Issuance of Parent Common Stock.   When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to statutory preemptive rights.
4.19 Related-Party Transactions.   No Related Person of Parent (a) has any right or other interest in any property used in, or pertaining to, Parent’s business, (b) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Parent, (c) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries, (d) has any interest, directly or indirectly, in any Contract to which Parent is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice, (e) owes any amount to Parent or any of its Subsidiaries nor does Parent or any of its Subsidiaries owe any amount to, or has Parent or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of Parent, (f) is a party to any Contract with Parent or any of its Subsidiaries, is owed any money by Parent or any of its Subsidiaries (excluding, in either case, reimbursable expenses and compensation on terms previously disclosed to the Company), or (g) has any claim or cause of action against Parent or any of its Subsidiaries. Parent is not a guarantor or indemnitor of any indebtedness or other obligation of any Related Person of Parent.

4.20 Insurance.   Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, each insurance policy of Parent or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Parent nor any of Parent’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.
4.21 Environmental Matters.   Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent:
(a) Parent and its Subsidiaries are now, and have been during the five years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any written communication from a Person that alleges that Parent or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;
(b) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries;
(c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and
(d) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries.
4.22 Registration Statement; Proxy Statement/Prospectus.   (a) The Registration Statement will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any Affiliate of the Company. The Registration Statement will, at the time it is filed with the SEC, at the time it is mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.
(b) None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus is mailed to holders of Company Shares and at the time of any Company Stockholders Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.23 Share Ownership.   As of the date hereof, neither Parent nor any Affiliate of Parent owns any Company Shares.
4.24 No Additional Representations and Warranties.   Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.
V. COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business by the Company.   Except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:
(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) the issuance of Company Shares pursuant to the exercise or settlement of any equity award granted prior to the date hereof, (B) the issuance of annual equity awards in the ordinary course of business consistent with past practice, and (C) the issuance of equity awards to employees of the Company or its Subsidiaries in amounts and on terms set forth in the Company Disclosure Schedule;
(c) amend the Company Charter Documents or other comparable charter or organizational documents of any Subsidiary of the Company;
(d) acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in connection with capital expenditures permitted by Section 5.1(i);
(e) (i) grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of the Company or its Subsidiaries, other than (A) to employees or other service providers with an annual base salary less than $100,000 in the ordinary course of business consistent with past practice, excluding any employees or other service providers (who are not also officers or directors of the Company or family members thereof) whose employment or other engagement is terminated prior to Closing or (B) to the extent required under existing Company Employee Plans or existing Company Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $100,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Company Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice under any collective bargaining agreement or Company Employee Plan;

(f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;
(g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets, except (i) licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice (ii) pursuant to Company Material Contracts in force on the date of this Agreement and listed on Section 5.1(g) of the Company Disclosure Schedule, and (iii) sales of excess or obsolete assets in the ordinary course of business consistent with past practice;
(h) except for (i) intercompany loans between the Company and any of its Subsidiaries or between any Company Subsidiaries and (ii) extensions or renewals of the Company’s existing credit facility with Citizens Bank, National Association (as agent), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;
(i) make or agree to make any new capital expenditure or expenditures in excess of  $200,000 (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for fiscal year 2018 and capital expenditure plan for fiscal year 2018 which have been made available to Parent or as listed on Section 5.1(i) of the Company Disclosure Schedule);
(j) with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among the Company and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;
(k) make or change any material Tax election or settle or compromise any Tax liability or claim;
(l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2017 included in the Company SEC Documents or that do not exceed $350,000 individually or in the aggregate, (ii) involve any non-monetary outcome, and (iii) are with respect to ordinary course customer disputes;
(m) enter into any new line of business outside of the Company’s existing business; or
(n) authorize any of, or commit or agree to take any of, the foregoing actions.
Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
5.2 Conduct of Business by Parent.   Except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise as expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company:
(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) the issuance of Parent Common Stock pursuant to the exercise or settlement of any equity award granted prior to the date hereof and (B) the issuance of equity awards to directors, officers and employees of Parent or its Subsidiaries in the ordinary course of business consistent in all material respects with past practice;
(c) (i) amend any charter or organizational documents of any Subsidiary of Parent in any manner that would reasonably be expected to have an adverse effect on any shareholder of Parent or (ii) amend the Parent Charter Documents;
(d) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;
(e) enter into any new line of business outside of the existing business of Parent or its Subsidiaries; or
(f) authorize any of, or commit or agree to take any of, the foregoing actions.
Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
VI. ADDITIONAL AGREEMENTS
6.1 Preparation and Mailing of Proxy Statement/Prospectus; Registration Statement.   (a) The Company and Parent will each reasonably cooperate and use its reasonable best efforts to prepare and file with the SEC as promptly as practicable after the date hereof  (i) proxy materials that will constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting and a prospectus that Parent will use in connection with the Merger (such proxy or information statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and (ii) the Registration Statement. The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with applicable U.S. federal securities Laws. The Company and Parent will each provide the other and its counsel with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and the Registration Statement prior to the filing with the SEC and will give due consideration to all reasonable additions, deletions or changes suggested by the other and its counsel. Each of the Company and Parent will use reasonable best efforts to have the Proxy Statement/Prospectus and the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the its stockholders as promptly as practicable thereafter. Parent will also use reasonable best efforts to satisfy, prior to the effective date of the Registration Statement, all Blue Sky Laws applicable in connection with the consummation of the Transactions.

(b) Each of Parent and the Company will, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus or the Registration Statement, as the case may be, received from the SEC. Each of Parent and the Company will provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, as the case may be, and such party will give due consideration to all reasonable additions, deletions or changes suggested by the other party, and any communications prior to filing such with the SEC and will promptly provide the other party with a copy of all such filings and communications made with the SEC.
(c) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus or the Registration Statement so that the Proxy Statement/Prospectus or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, will file as promptly as practicable with the SEC an amendment of, or a supplement to, such filing and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.
6.2 Company Stockholders Meeting; Company Recommendation.   (a) As promptly as reasonably practicable after the Proxy Statement/Prospectus is declared effective under the Securities Act, the Company will take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company Special Required Approval and will, subject to Section 6.2(b), and absent a Company Change of Recommendation pursuant to Section 6.5, use reasonable best efforts to solicit its stockholders to obtain such approvals.
(b) The Company Board will, subject to Section 6.5, make the Company Recommendation to the stockholders of the Company and include the Company Recommendation in the Proxy Statement/Prospectus. The Company Board will not, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Company Acquisition Proposal, except in accordance with Section 6.5.
(c) Unless this Agreement is terminated in accordance with Section 8.1, the Company will submit this Agreement to its stockholders for adoption without regard to any Company Change of Recommendation or the receipt of a Company Acquisition Proposal.
6.3 Notification.   Each of Parent and the Company will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.3 will not, and will not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VII or otherwise limit or affect the remedies available.
6.4 Confidentiality; Access to Information.   The parties hereto acknowledge and agree that the Company and Parent have previously executed a non-disclosure agreement (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue to be in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and the Company will afford the other parties hereto and the other parties’ accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as the other may reasonably request. Each of the parties hereto will hold, and will cause its accountants, counsel and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, neither the Company nor Parent will be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 6.4), would be reasonably likely to result in a risk of a loss of attorney-client or other similar privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law. No information or knowledge obtained by a party hereto in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.
6.5 Non-Solicitation by the Company.   (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, will, and that it will cause its and their respective Representatives not to (and will not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Sections 6.5(e) or (f), approve, endorse or recommend any Company Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section 6.5(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Company Acquisition Transaction; provided, however, that this Section 6.5 will not prohibit (A) the Company Board, directly or indirectly through any officer, employee or Representative, prior to the receipt of the Company Stockholder Approval and the Company Special Required Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Company Acquisition Proposal that the Company Board concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or could reasonably be expected to lead to a Company Superior Offer if  (1) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Company Acquisition Proposal did not result from a breach of this Section 6.5, (3) prior thereto the Company has given Parent the notice required by Section 6.5(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Company Board may make a Company Change of Recommendation only in accordance with Sections 6.5(e) or (f).
(b) The Company will promptly, and in no event later than 24 hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal (including providing the identity of the Person making such Company Acquisition Proposal, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company will keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than 24 hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.
(c) Upon the execution of this Agreement, the Company will, and will cause its Subsidiaries and its and their respective officers, directors and employees, and will use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Company Acquisition Proposal and will use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within 12 months prior to the date hereof.
(d) Except as otherwise provided in Sections 6.5(e) or (f), the Company Board may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Company Stockholder Approval, the Company Special Required Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”), or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.
(e) The Company Board may at any time prior to the Company Stockholder Approval and the Company Special Required Approval (i) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and, subject to Section 6.5(f), only if): (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn, (B) the Company Board determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Company Superior Offer, (C) following consultation with outside legal counsel, the Company Board determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (D) the Company provides Parent five Business Days’ prior written notice of its intention to take such action (such five-Business Day period, the “Notice Period”), which notice includes the information with respect to such Company Superior Offer that is specified in Section 6.5(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer will require a new notice and, in such case, all references to five Business Days in this Section 6.5(e) will be deemed to be two Business Days), and (E) at the end of the Notice Period described in clause (D), the Company Board again makes the determination in good faith after consultation with outside legal counsel and a financial advisor that the Company Acquisition Proposal continues to be a Company Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to be available to, negotiate with Parent any adjustments or modifications to the terms of this Agreement that, if accepted, would be binding on Parent, during such Notice Period.
(f) Prior to the receipt of the Company Stockholder Approval and the Company Special Required Approval, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, effect a Company Change of Recommendation unrelated to a Company Acquisition Proposal (it being understood and agreed that any Company Change of Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with Section 6.5(e)) in response to an Intervening Event; provided that (i) the Company has provided to Parent at least five Business Days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the Intervening Event and (ii) Parent will not, within five Business Days after receipt of such notice from the Company, have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, to make such adjustments in the terms and conditions of this Agreement in such manner that would obviate the need for the Company Board to effect such Company Change of Recommendation. If requested by Parent, the Company will, and will cause its Representatives to be available to, negotiate with Parent regarding any proposal by Parent during such five Business Day period.
(g) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries may terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided, however, that any provision of any such agreement that purports to prohibit any third party from requesting a waiver of any standstill restriction to permit such third party to make an Acquisition Proposal is hereby waived. During such period, the Company or its Subsidiaries, as the case may be, will enforce, to the fullest extent permitted under applicable Law, the other provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Company Board determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.
6.6 Gaming Filings; Efforts to Close.   (a) Filings and Submission of Information.   Promptly and in any event within such time as may be reasonably determined by Parent and the Company, each of Parent and the Company will file with the Gaming Regulators all documents required to obtain or satisfy the Gaming Requirements. Each of Parent and the Company will promptly file with any other Governmental Entity any other filings, reports, information and documentation required in order to complete the Transactions under any other Laws. In the event that any Governmental Entity requests additional information (other than pursuant to Agency Litigation, provision for which is made in Sections 6.6(b) and 6.6(c)), each of the parties will respond thereto as promptly as reasonably practicable.
(b) Cooperation and Relationship of the Parties.   Each of the parties hereto will (i) furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with its preparation of any filing or submission to any Governmental Entity under the Gaming Laws, (ii) give the other parties prompt notice of any request for information by a Governmental Entity under any Law applicable to the Transaction, including the Gaming Laws, or any legal or other proceeding by or before any Governmental Entity with respect to the Transactions (“Agency Litigation”), and respond as promptly as practicable thereto with the objective of causing the Effective Time to occur as promptly as practicable, (iii) promptly inform the other parties of any communication with any Governmental Entity regarding any material communication, Agency Litigation or the Transactions and keep the other parties informed on a current basis as to the status of any such matter, (iv) consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with any proceeding or communication relating to the Transactions, and (v) to the extent practicable, except as may be prohibited by any Governmental Entity or by any legal requirement, permit authorized Representatives of the other party to be present at each meeting or conference or telephone call with any Representative of a Governmental Entity relating to any such proceeding and to have access to any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.
(c) Defense of Litigation, Etc.   In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions, each of the parties will cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or delays the Effective Time past the Termination Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, including Sections 6.6(a), (b) or (d), (i) Parent will be entitled, at its sole cost and expense, to direct the defense of any legal, administrative or judicial action or proceeding in respect of the Transactions, or negotiations with, any Governmental Entity or other Person relating thereto, or regulatory filings under applicable Antitrust Laws, (ii) the Company will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent or its counsel, and (iii) the Company will use its commercially reasonable efforts to provide full and effective support to Parent and its counsel in all such negotiations and discussions with Representatives of any Governmental Entity to the extent requested by counsel to Parent. Each of the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 6.6 as “Outside Counsel Only Material” and may redact from any information provided to the other party and its counsel any references to such party’s valuation of the other party.
(d) Reasonable Best Efforts.   Each of the parties hereto will (i) use its reasonable best efforts to obtain promptly (and in any event no later than the Termination Date) any clearance required under applicable Antitrust Laws for the consummation of the Transactions, (ii) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the Transactions so as to enable the Effective Time to occur expeditiously (and in any event no later than the Termination Date), (iii) use its reasonable best efforts to defend through Agency Litigation or, if applicable, other litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the Transactions would violate any Law, or any regulation or rule of any Governmental Entity, in order to avoid entry of, or to have vacated or terminated, any Injunction, (iv) cause its respective inside and outside counsel to cooperate in good faith with counsel and other Representatives of each other party hereto and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of waiting periods under any applicable Antitrust Laws at the earliest practicable dates (and in any event no later than the Termination Date), such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of the reviewing antitrust authority and (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such antitrust authority, (v) use its reasonable best efforts to cause the conditions set forth in Article VII to be satisfied on a timely basis, subject to the limitations set forth in this Section 6.6, and (vi) prior to the Effective Time, not acquire any business unless advised by counsel that in such counsel’s opinion so doing would not significantly increase the risk of an Injunction or materially delay the satisfaction of the condition set forth in Article VII. Notwithstanding the foregoing or any other provisions of this Agreement, in no event will Parent be required hereunder or otherwise to offer or agree to any of the following actions: (A) the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of Parent, the Company or their respective Subsidiaries, (B) conducting or limiting the conduct of the business, assets or properties of Parent, the Company or their respective Subsidiaries, or (C) Parent, the Company or their respective Subsidiaries’ entry with a Governmental Entity any agreement, settlement, Order, other relief or action of a type referred to in clause (A) or (B) (a “Consent Decree”). The Company will take, and cause its Subsidiaries to take, all actions requested by Parent to satisfy any Consent Decree approved by Parent in its sole discretion; provided, however, that the effect thereof may at the Company’s or Parent’s request be conditioned on the occurrence of the Effective Time.
6.7 Public Disclosure.   Except (a) with respect to any Company Change of Recommendation undertaken pursuant to, and in accordance with, Section 6.5, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or (c) in respect of a breach or dispute arising hereunder, so long as this Agreement is in effect, the parties hereto will use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to the Transactions and, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including the NYSE) (and then only after as much advance notice and consultation as is feasible), will not issue any such press release or make any such public announcement without the consent of the other parties hereto, which will not be unreasonably withheld, conditioned or delayed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.
6.8 Takeover Laws.   The Company and the Company Board will, if any takeover statute or similar statute or regulation is or becomes applicable to the Transactions (including the Voting Agreement and the acquisition of Company Shares and shares of Parent Common Stock), use reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable and such shares may be held on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting Agreement and the Transactions (including the ownership of such shares without limitation, including following the Effective Time).
6.9 Indemnification.   (a) From and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless (and Parent and the Surviving Corporation will also advance expenses as incurred, to the fullest extent that the Company would have been permitted under Delaware Law and the Company Charter Documents as of the date of this Agreement) all current and former directors and officers, as the case may be, of the Company and its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in their capacities as such to the extent set forth in the Company Charter Documents and the DGCL, in each case to the maximum extent permitted by Law, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.
(b) Prior to the Effective Time, the Company may enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time. If the Company is unable to or does not obtain such a Company D&O Policy prior to the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, for a period of six years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event will Parent be required to expend more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth in Section 6.9(b) of the Company Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent will be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.
(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent will cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.9.
(d) The obligations of Parent and the Surviving Corporation under this Section 6.9 will not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 6.9 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 6.9 applies will be third party beneficiaries of this Section 6.9.

6.10 NYSE Listing.   Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing prior to the issuance thereof on the NYSE or the Nasdaq.
6.11 Employee Matters.   (a) Following the Effective Time, Parent will, or will cause the Surviving Corporation to, honor in accordance with the terms thereof all employment or severance agreements binding on the Company and disclosed in the Company Disclosure Schedule.
(b) For a period of one year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) will be provided with salaries that are not less than, and benefits that are in the aggregate approximately equal to, the salaries and benefits (other than equity compensation) they received prior to the Effective Time; provided, however, that benefits may be changed to convert Company Employee Plans to plans and programs of Parent or its Subsidiaries so long as Post-Merger Employees are not discriminated against because of their status as such.
(c) Each Post-Merger Employee will be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable Company Employee Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.11 will be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accrual under a defined benefit pension plan.
(d) In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, Parent will use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.
(e) Nothing in this Section 6.11, express or implied, will (i) confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or (ii) be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section 6.11, nothing contained in this Agreement will be treated as an amendment to any Company Employee Plan or creation of an employee benefit plan.
6.12 Section 16 Matters.   Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion or exchange of Company Shares into shares of Parent Common Stock in the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the Transactions and to the extent such securities are listed in the Section 16

Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement, “Section 16 Information” means information that is accurate in all material respects and provides reasonably specific details regarding the identity of the Company Insiders and the number of Company Shares held by each such Company Insider to be exchanged for Parent Common Stock in the Merger; and “Company Insiders” means those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.
6.13 Stockholder Litigation.   Each of Parent and the Company will promptly advise the other orally and in writing of any Stockholder Litigation commenced or threatened in writing to be commenced against such party and/or any of its directors or officers and will keep the other party reasonably informed regarding any such litigation. In the case of Stockholder Litigation against the Company or its officers or directors, the Company will give Parent the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of such Stockholder Litigation, will give due consideration to Parent’s advice with respect to such Stockholder Litigation and will not settle any such Stockholder Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Company will in any event control such defense and the disclosure of information in connection therewith will be subject to the provisions of Section 6.4, including regarding attorney-client privilege or other applicable legal privilege.
6.14 Obligations of Merger Sub.   Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub and, following the Effective Time, the Surviving Corporation, under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Effective Time.
6.15 Tax Matters.   (a) Parent, Merger Sub and the Company will use their respective commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Parent, Merger Sub and the Company agree not to (and not to permit or cause any Affiliate or Subsidiary to) take any actions or fail to take any reasonable actions that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.
(b) Parent, Merger Sub and the Company will treat, and will not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes.
(c) Parent and the Company will execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside legal counsel, including on or prior to the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger. None of the parties will take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates or representations.
6.16 Additional Agreements; Actions.   (a) Parent will use commercially reasonable efforts to cause an individual designated by the Company Board to be included as a nominee to the Board of Directors of Parent and will recommend that the Board of Directors of Parent approve and recommend his or her election at the next annual or special meeting of stockholders at which an election of directors is held after the Effective Time, provided that such director designee qualifies as an “independent director” under the rules of the NYSE, possesses the qualifications required by Gaming Laws and is reasonably acceptable to the Board of Directors of Parent or a committee thereof. If, prior to the Effective Time, the Board of Directors of Parent or a committee thereof determines, after consultation in good faith with the Company, that any such director nominee is not reasonably acceptable, the Company may propose another individual as a board designee, at which point the review and consultation process will be repeated until a director designee is nominated.

(b) From and after the Effective Time, and for a period of one year after the Effective Time, other than (i) open market purchases in compliance with Regulation M of the Exchange Act, (ii) private purchases up to $25,000,000 in the aggregate, and (iii) redemptions or purchases of Parent Common Stock issuable under executive or director equity awards, all offers by Parent to repurchase Parent Company Stock will be made pro rata to all holders of Parent Company Stock.
(c) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain the agreements and other arrangements set forth in Section 6.16(c) of the Company Disclosure Schedule for periods of time following the Effective Time set forth in Section 6.16(c) of the Company Disclosure Schedule.
(d) The parties agree that, at the request of either Parent or the Company, each party will use reasonable efforts to cooperate in good faith to consider amendments to this Agreement so as to enhance the tax efficient structure of the transactions contemplated by this Agreement and, if the parties agree on any such revisions, to promptly (and in any event prior to the filing of the Registration Statement) negotiate an amendment to this Agreement to give effect thereto.
VII. CONDITIONS TO THE MERGER
7.1 Conditions to Obligations of Each Party to Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:
(a) Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.
(b) Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(c) No Order.   No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent), judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
(d) Regulatory Matters.   The Gaming Requirements shall have been satisfied (such condition, the “Regulatory Condition”).
(e) Listing of Shares.   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE or, if  (and only if) such shares do not meet the qualifications for listing on the NYSE, on the Nasdaq.
(f) Company Special Required Approval.   The Company Special Required Approval shall have been obtained.
7.2 Additional Conditions to Obligations of Parent to Effect the Merger.   The obligation of Parent to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by Parent:
(a) Governmental Approvals.   Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, in addition to the Regulatory Condition, shall have been obtained and shall be in full force and effect, and any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent, giving effect to the Transactions.
(b) Representations and Warranties.   (A) The representations and warranties of the Company set forth in Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 and 3.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies, and (B) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(c) Covenants.   The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(d) No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company which is continuing.
7.3 Additional Conditions to Obligations of the Company to Effect the Merger.   The obligation of the Company to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by the Company:
(a) Representations and Warranties.   (A) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.17 and 4.18 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(b) Covenants.   Each of Parent and Merger Sub shall have performed or complied in all material respects with all of its respective covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent which is continuing.
VIII. TERMINATION
8.1 Termination.   Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
(a) by mutual written consent of Parent and the Company;
(b) by either the Company or Parent if:
(i) the Merger shall not have been consummated prior to the date that is nine months after the date of this Agreement (the “Termination Date”); provided, however, that if all of the conditions to Closing, other than the Regulatory Condition, shall have been satisfied or shall be capable of being satisfied on such date, but the Regulatory Condition shall not have been satisfied, then the Termination Date shall be the date that is twelve months after the date of this Agreement;

provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date; and provided, further, that (x) any purported termination of this Agreement by Parent pursuant to this Section 8.1(b)(i) will be deemed a termination of this Agreement by the Company pursuant to Section 8.1(d)(i) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 8.1(d)(i), and (y) any purported termination of this Agreement by the Company pursuant to this Section 8.1(b)(i) will be deemed a termination of this Agreement by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii);
(ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including an Injunction or other Order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law (including any such Injunction or other Order) or other action shall have become final and nonappealable; or
(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval and the Company Special Required Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to a party unless such party has complied in all material respects with all of its material obligations under this Agreement;
(c) by Parent, if:
(i) (A) a Company Change of Recommendation, whether or not permitted by the terms hereof, shall have occurred, (B) the Company shall have delivered a notice to Parent of its intent to effect a Company Change of Recommendation in accordance with Sections 6.5(e) or (f), and (C) following the request in writing by Parent, the Company Board shall have failed to reaffirm publicly the Company Recommendation within five Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; provided, however, that Parent will only be entitled to make such a written request for reaffirmation (and the Company will only be required to reaffirm publicly the Company Recommendation) one time for each new Company Acquisition Proposal and an additional one time for each material amendment to any Company Acquisition Proposal;
(ii) the Company shall have breached, in any material respect, the provisions of Section 6.5;
(iii) there shall have been a breach by the Company of any of its representations, warranties or covenants contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth herein, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(iii) will not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(i) or if Parent is otherwise in material breach of its obligations hereunder; or
(iv) a Material Adverse Effect shall have occurred with respect to the Company; or
(d) by the Company, if:
(i) there shall have been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Article VII, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by Parent or

Merger Sub of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(i) will not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder;
(ii) the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section 6.5(e); provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) will not be available to the Company unless the Company pays or has paid the Termination Fee to Parent in accordance with Section 8.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions); it being understood that the Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(d)(ii); or
(iii) a Material Adverse Effect shall have occurred with respect to Parent.
A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors of such party.
8.2 Notice of Termination; Effect of Termination.   A party desiring to terminate this Agreement must give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force and effect, except (i) each of this Section 8.2, Section 8.3 and Article IX will survive the termination of this Agreement and (ii) except as provided in Section 8.3(d), nothing herein will relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that was committed intentionally by the breaching party or resulted from the breaching party’s gross negligence. No termination of this Agreement will affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations will survive termination of this Agreement in accordance with its terms.
8.3 Fees and Expenses.   (a) Other than as specifically provided in this Section 8.3 or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.
(b) The Company will pay to Parent the Termination Fee if this Agreement is terminated as follows:
(i) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company will pay the entire Termination Fee by the second Business Day following such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions);
(ii) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company will pay to Parent the entire Termination Fee upon such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions);
(iii) (A) if this Agreement is terminated (1) by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), (2) by Parent or the Company pursuant to Section 8.1(b)(iii), or (3) by Parent or the Company pursuant to Section 8.1(b)(i), and in any such case a Company Acquisition Proposal (including a previously communicated Company Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Company Board and not subsequently withdrawn (which withdrawal shall have been publicly announced if the Company Acquisition Proposal was publicly announced) (or any Person shall have publicly announced or communicated (and not so withdrawn) a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the Company Stockholders Meeting, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company will pay to Parent the Termination Fee by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions); provided, however, that, solely for purposes of this Section 8.3(b)(iii), references in the definition of  “Company Acquisition Transaction” to 10% will be deemed to mean 50%; or
(iv) if  (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1.(b)(iii) and (B) a Company Change of Recommendation has occurred after the date of this Agreement but prior to the Company Stockholders Meeting, then the Company will pay the entire Termination Fee by the second Business Day following such termination (provided that Parent shall have provided wiring instructions for such payment, or, if not, then such payment will be paid promptly following delivery of such instructions).
(c) If this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.1(b)(i) and no Company Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or the Company Board and not subsequently and permanently withdrawn (which withdrawal shall have been publicly announced if the Company Acquisition Proposal was publicly announced) (and no Person shall have publicly announced or communicated (and not so withdrawn) a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the date of termination, or (2) by Parent or the Company pursuant to Section 8.1(b)(ii), or (3) by the Company pursuant to Section 8.1(d)(i), and at the time of such termination the conditions contained in Section 7.1(a), Section 7.1(d) or Section 7.1(e) shall not have been satisfied (or, in the case of Section 7.1(d) or (e), satisfied subject only to consummation of the Closing hereunder), then Parent will pay to the Company the entire Termination Fee upon such termination (provided that the Company shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions).
(d) All amounts paid pursuant to this Section 8.3 will be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment as long as such account has been identified by such party. Each party hereto agrees that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit. The amounts payable pursuant to this Section 8.3 will be payable only one time, constitute liquidated damages and not a penalty and, except in the case of fraud, be the sole monetary remedy in a circumstance where the Termination Fee is payable and is paid in full.
IX. GENERAL PROVISIONS
9.1 Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement will terminate and be of no further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing will survive the Closing.
9.2 Notices.   Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m.

(addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows (or at such other address, email address or facsimile number for a party as will be specified by like notice):
(a) if to Parent or Merger Sub, to:
Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Attention:
Craig Eaton, Senior Vice President, General Counsel and Secretary

Email:
CEaton@twinriver.com

with a copy (which will not constitute notice) to:
Jones Day
250 Vesey Street
New York, New York 10281
Attention:
Jeffrey Symons
Demetra Karamanos

Facsimile:
(212) 755-7306

Email:
jsymons@jonesday.com
dkaramanos@jonesday.com

(b) if to the Company, to:
Dover Downs Gaming & Entertainment, Inc.
3411 Silverside Road
Tatnall Bldg., Suite 201
Wilmington, DE 19810
Attention:
Klaus M. Belohoubek, Senior Vice President — General Counsel

Facsimile:
(302) 475-3555

Email:
KBelohoubek@doverdowns.com

with a copy (which will not constitute notice) to:
Drinker Biddle & Reath LLP
1177 Avenue of the Americas, 41st Floor
New York, NY 10036-2714
Attention:
Joseph L. Seiler III
Marc A. Leaf

Email:
joseph.seiler@dbr.com
marc.leaf@dbr.com

9.3 Construction.   For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein will be deemed to include the various other genders, (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement, (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears, (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision, (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”, (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP, as applicable, and (vii) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) will be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto.

9.4 Headings; Table of Contents.   Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
9.5 Mutual Drafting.   The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.6 Disclosure Schedules.   All capitalized terms not defined in the Disclosure Schedules will have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in such party’s Disclosure Schedule. The disclosure of any matter in any section of a party’s Disclosure Schedule will be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Disclosure Schedule will expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event will the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement
9.7 Counterparts; Facsimile and Electronic Signatures.   This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original.
9.8 Entire Agreement; Third Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) as provided in Section 6.9 (which provisions may be enforced directly by the current and former directors, officers and employees of the Company and its Subsidiaries), (ii) the right of the Company, on behalf of its stockholders, to pursue damages on their behalf in the event of Parent’s breach of this Agreement, and (iii) from and after the Effective Time, the right of the holders of Company Shares and Restricted Stock to receive the Merger Consideration or other consideration to be paid hereunder as set forth in Article II, nothing in this Agreement will confer upon any other Person any rights or remedies hereunder.
9.9 Amendment.   At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval and the Company Special Required Approval, if any such amendment or waiver will by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

9.10 Severability.   If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible
9.11 Remedies; Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s stockholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction, specific performance of the terms hereof or other equitable relief, in addition to any other remedy at law or equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 9.11 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 9.14 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
9.12 Assignment.   No party hereto may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.13 Applicable Law.   This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflict of laws principle that would cause the application of the Laws of any other jurisdiction.
9.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.   EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF DELAWARE, NEW CASTLE COUNTY, OR, IF THAT COURT DOES NOT HAVE JURISDICTION, A FEDERAL COURT SITTING IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THE TRANSACTIONS MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THE TRANSACTIONS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.15 WAIVER OF JURY TRIAL.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.
TWIN RIVER WORLDWIDE HOLDINGS, INC.
By:
/s/ John E. Taylor, Jr.

Name: John E. Taylor, Jr.
Title:  Chairman
DOUBLE ACQUISITION CORP.
By:
/s/ George Papanier

Name: George Papanier
Title:  President and Chief Executive Officer
DOVER DOWNS GAMING & ENTERTAINMENT, INC.
By:
/s/ Denis McGlynn

Name: Denis McGlynn
Title:  President & Chief Executive Officer
[Signature Page to Transaction Agreement]

List of Omitted Exhibits and Schedules
The following exhibits and schedules to the Transaction Agreement, dated as of July 22, 2018, by and among Dover Downs Gaming & Entertainment, Inc., Twin River Worldwide Holdings, Inc. and Double Acquisition Corp. have not been provided herein:
Exhibits
Exhibit A — Company Certificate of Incorporation
Exhibit B — Company By-laws
Exhibit C — Designated Stockholders
Schedules
Schedule 3.4(a)	Capital Structure
Schedule 3.4(b)	Restricted Stock
Schedule 3.5	No Conflicts; Consents
Schedule 3.6	SEC Documents; Undisclosed Liabilities
Schedule 3.8	Material Contracts
Schedule 3.9(b)	Intellectual Property
Schedule 3.12	Taxes
Schedule 3.13	Benefit Plans
Schedule 3.14	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters
Schedule 4.2	Parent Subsidiaries
Schedule 4.4	Capitalization
Schedule 4.5	No Conflicts; Consents
Schedule 4.6	Financial Statements
Schedule 4.8	Material Contracts
Schedule 4.9	Intellectual Property
Schedule 4.12	Taxes
Schedule 4.13	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters
Schedule 4.14	Labor and Employment Matters
Schedule 4.15	Litigation
Schedule 4.19	Related-Party Transactions
Schedule 5.1	Conduct of Business of the Company
Schedule 5.2	Conduct of Business by Parent
Schedule 6.9(b)	Company D&O Policy
Section 6.16(c)	Additional Agreements; Actions
The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

AMENDMENT TO TRANSACTION AGREEMENT
This AMENDMENT (this “Amendment”) is made as of October 8, 2018 by and among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Parent”), Double Acquisition Corp., a Delaware corporation (“Merger Sub”), DD Acquisition LLC, a Delaware limited liability company (“Merger Sub Two”) and Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the “Company”).
RECITALS
A. Parent, Merger Sub and the Company entered into a transaction agreement on July 22, 2018 (the “Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Agreement.
B. Section 6.16(d) of the Agreement provides that, if either Parent or the Company requests, each party will use reasonable efforts to cooperate in good faith to enhance the tax efficient structure of the Transactions and, if the parties agree thereon, to promptly negotiate an amendment to the Agreement to give effect thereto.
C. Pursuant to that provision, Parent has determined that it is in the best interests of Parent, and the Company has determined that it is in the best interests of the Company and its stockholders, to amend the Agreement to provide that, immediately following the effectiveness of the Merger, and as part of the same plan of reorganization pursuant to Section 368 of the Code, the Company (as the surviving corporation in the Merger), will merge with and into Merger Sub Two, with Merger Sub Two surviving (the “Second Step Merger”). The two-step business combination provided for in the Agreement as amended hereby, comprising the Merger and the Second Step Merger, is referred to in this Amendment as the “Reorganization”.
D. Each of Merger Sub and Merger Sub Two is a direct wholly owned Subsidiary of Twin River Management Group, Inc., which in turn is a Delaware corporation and direct wholly owned Subsidiary of Parent (“TRMG”).
E. The parties intend that the Reorganization shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Amendment and the Agreement as amended hereby constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder.
F. Parent, Merger Sub, Merger Sub Two, the Company, and TRMG as sole stockholder of Merger Sub and sole member of Merger Sub Two, have each approved this Amendment, the amendment of the Agreement hereby, and the Reorganization as provided herein, and have each adopted the plan of reorganization provided for herein and in the Transaction Agreement as amended hereby.
NOW, THEREFORE, the parties hereto hereby agree as follows:
I. THE REORGANIZATION
1.1   Providing for the Reorganization as a Two-Step Business Transaction.   Section 2.1 of the Agreement is hereby amended to add the following paragraph (c) at the end thereof:
“(c) Immediately following the effectiveness of the Merger, the Surviving Corporation will merge with and into Merger Sub Two pursuant to section 264 of the DGCL (the “Second Step Merger”). The parties will cause the Second Step Merger to be effected by filing a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. The Second Step Merger will be effective as of the date and time such certificate of merger is filed, or such later time specified therein, and upon such effectiveness the Surviving Corporation will cease to exist and Merger Sub Two will continue as the surviving entity. Upon the effectiveness of the Second Step Merger: (i) the shares of stock of the Surviving Corporation will be canceled and retired and will cease to exist, and no consideration will be delivered therefore; (ii) the limited liability company interest in Merger Sub Two will continue as the limited liability company interest of the surviving entity; (iii) the officers of the Surviving Corporation immediately prior to the effective time of the Second Step Merger will remain as officers of Merger Sub Two as the surviving entity, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of Merger Sub Two; (iv) the managers of Merger Sub Two immediately prior to the effective time of the Second Step Merger will remain as managers of Merger Sub Two as the surviving entity, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of Merger Sub Two; (v) the certificate of formation and the operating agreement of Merger Sub Two immediately prior to the effective time of the Second Step Merger will be the certificate of formation and limited liability agreement of Merger Sub Two as the surviving entity until thereafter amended in accordance with their terms and applicable Law; (vi) all the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub Two will vest in Merger Sub Two as the surviving entity; and (vii) all debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and Merger Sub Two will become the debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub Two as the surviving entity. The Second Step Merger will have no effect on the merger consideration payable to holders of Company Shares, or any other effects of the Merger, as provided for in Section 2.3.”
1.2   Surviving Corporation.   Notwithstanding anything in the Agreement to the contrary, for all purposes of the Agreement as amended hereby, the term “Surviving Corporation” shall mean (i) at all times between the effectiveness of the Merger and the effectiveness of the Second Step Merger, the Company as the surviving corporation of the Merger, and (ii) at all times from and after the effectiveness of the Second Step Merger, Merger Sub Two as the surviving corporation of the Second Step Merger. From and after the Second Step Merger, Merger Sub Two as Surviving Corporation shall have the same rights and privileges under the Agreement as amended hereby as the Company would have had as Surviving Corporation under the Agreement as originally entered into.
1.3   Additional Definitions.   Article I of the Agreement is hereby amended to add the following new definitions and the definition of  “Company Special Required Approval” is amended and restated in its entirety as set forth below:
“Amendment” means that certain amendment to this Agreement, dated October 8, 2018 by and among Parent, the Company, Merger Sub and Merger Sub Two.
“Merger Sub Two” means DD Acquisition LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent.
“Reorganization” means the two-step business combination provided for in this Agreement, comprising the Merger and the Second Step Merger.
“Second Step Merger” has the meaning set forth in Section 2.1(c).
“Company Special Required Approval” means the adoption of this Agreement, as amended by the Amendment, by the stockholders of the Company, other than the Designated Stockholders, holding at least a majority of all of the outstanding Company Shares held by stockholders of the Company other than the Designated Stockholders.
1.4   Joinder.   By executing and delivering this Amendment, Merger Sub Two hereby joins and becomes a party to the Agreement as amended hereby, for all purposes thereof.
1.5   Interpretation.   For the avoidance of doubt, unless the parties shall hereafter expressly specify otherwise, any and all references in the Agreement as amended hereby to “the date of this Agreement” or “the date hereof” shall mean and refer to the date and time of the Agreement as originally executed.
II. REPRESENTATIONS AND WARRANTIES
2.1   Representations and Warranties Regarding Merger Sub Two.   Article IV of the Agreement is hereby amended (i) to substitute the words “Parent, Merger Sub and Merger Sub Two” in the first paragraph, in lieu of the existing words “Parent and Merger Sub”, and (ii) to insert the following new Section 4.24, immediately following existing Section 4.23:
“4.24   Merger Sub Two.

(a) Merger Sub Two is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Since the date of its formation, Merger Sub Two has not carried on any business or conducted any operations other than entering into this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Parent has made available to the Company true and complete copies of the certificate of formation and limited liability company agreement of Merger Sub Two. The entire limited liability company interest of Merger Sub Two is owned by Twin River Management Group, Inc., a direct wholly owned subsidiary of Parent.
(b) Merger Sub Two has the requisite power and authority as a limited liability company to enter into this Agreement and perform its obligations hereunder. The entry by Merger Sub Two into this Agreement and the consummation by Merger Sub Two of the Second Step Merger and other Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub Two. Merger Sub Two has duly entered into this Agreement, and this Agreement constitutes the legal, valid and binding obligations of Merger Sub Two, enforceable against it in accordance with its terms.
(c) The sole member of Merger Sub Two (and, if Merger Sub Two has a manager, such Manager) have (i) determined that this Agreement, the Second Step Merger, and the Transactions are fair to, and in the best interests of, Merger Sub Two and its sole member and (ii) approved this Agreement, the Second Step Merger, and the Transactions on behalf of Merger Sub Two. The sole member of Merger Sub Two, in its capacity as such, has approved this Agreement and the Second Step Merger.
(d) The execution and delivery by Merger Sub Two of this Agreement does not, and the consummation of the Second Step Merger and other Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Merger Sub Two under (i) any provision of its certificate of formation or limited liability company agreement, (ii) any Contract to which Merger Sub Two is a party or by which any of its properties or assets is bound, or (iii) subject to the filings and other matters provided for in, and otherwise contemplated by, this Agreement, any material Law applicable Merger Sub Two or its properties or assets, except as would not reasonably be expected to have a Material Adverse Effect on Parent.
(e) The entry by Merger Sub Two of this Agreement does not, and the consummation of the Second Step Merger and other Transactions do not, and the performance by Merger Sub Two of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Gaming Requirements, the requirements of any Governmental Entity under applicable Antitrust Laws, the rules and regulations of the NYSE, the filing of the appropriate merger documents as required by the DGCL and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Merger Sub Two or its Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.
(f) None of the information supplied by or on behalf of Merger Sub Two for inclusion in the Proxy Statement/Prospectus will, at the time filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and at the time the Proxy Statement/Prospectus is mailed to holders of Company Shares and at the time of any Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.2   Amendment of Certain Representations and Warranties of Parent and Merger Sub to Include Merger Sub Two and the Second Step Merger.
(a) Section 4.12(e) of the Agreement is hereby amended to read as follows:
“(e) None of Parent, Merger Sub or Merger Sub Two has taken any action, agreed to take any action, or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case,

could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.”
(b) Section 4.17 of the Agreement is hereby amended to read as follows:
“4.17   Brokers.   No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC and Stifel, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or Merger Sub Two.”
(c) Section 4.24 of the Agreement is hereby renumbered as Section 4.25 of the Agreement and amended to read as follows:
“4.25   No Additional Representations and Warranties.   Parent, Merger Sub and Merger Sub Two acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent, Merger Sub or Merger Sub Two in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent, Merger Sub or Merger Sub Two (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.”
2.3   Amendment of Certain Representations and Warranties of the Company to Include Merger Sub Two and/or the Second Step Merger.
(a) Article III of the Agreement is hereby amended to substitute the words “Parent, Merger Sub and Merger Sub Two” in the first paragraph, in lieu of the existing words “Parent and Merger Sub.”
(b) Section 3.3(a) of the Agreement is hereby amended to read as follows:
“(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, only to adoption of this Agreement, as amended by the Amendment, by the holders of a majority of the outstanding Company Shares entitled to vote on such matter (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.”
(c) Section 3.12(e) of the Agreement is hereby amended to read as follows:
“(e) Neither the Company nor any of its Subsidiaries has taken any action, agreed to take any action, or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.”
(d) Section 3.25 of the Agreement is hereby amended to read as follows:
“3.25   No Additional Representations and Warranties.   The Company acknowledges that none of Parent, Merger Sub or Merger Sub Two makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent, Merger Sub or Merger Sub Two to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that none of Parent, Merger Sub or Merger Sub Two makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of its respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of the Parent or its Subsidiaries.”

III. ADDITIONAL AGREEMENTS
3.1   Amendment of Certain Additional Agreements.
(a) Section 6.14 of the Agreement is hereby amended to read as follows:
“6.14.   Obligations of Merger Sub and Merger Sub Two.   Parent will take all action necessary to cause Merger Sub and Merger Sub Two to perform their respective obligations under this Agreement and to consummate the Reorganization on the terms and subject to the conditions set forth in this Agreement. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub and Merger Sub Two and, following the effectiveness of the Merger and the Second Step Merger, respectively, the Surviving Corporation, under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Closing.”
(b) Section 6.15 of the Agreement is hereby amended to read as follows:
“6.15.   Tax Matters.   (a) Parent, Merger Sub, Merger Sub Two and the Company will use their respective commercially reasonable best efforts to cause the Reorganization to qualify as a “reorganization” under Section 368(a) of the Code. Parent, Merger Sub, Merger Sub Two and the Company agree not to (and not to permit or cause any Affiliate or Subsidiary to) take any actions or fail to take any reasonable actions that would reasonably be expected to cause the Reorganization to fail to qualify as a “reorganization” under Section 368(a) of the Code.
(b) Parent, Merger Sub, Merger Sub Two and the Company will treat, and will not take any Tax reporting position inconsistent with the treatment of, the Reorganization as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes.”
IV. CONDITIONS TO MERGER
4.1   Section 7.3(a) of the Agreement is hereby amended to read as follows:
“(a) Representations and Warranties.   (A) The representations and warranties of Parent, Merger Sub and Merger Sub Two set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.17, 4.18, and 4.24 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies, and (B) the other representations and warranties of Parent, Merger Sub and Merger Sub Two set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.”
4.2   Section 7.3(b) of the Agreement is hereby amended to read as follows:
“(b) Covenants.   Each of Parent, Merger Sub and Merger Sub Two shall have performed or complied in all material respects with all of its respective covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.”

V. TERMINATION
5.1   Section 8.1(d)(i) of the Agreement is hereby amended to read as follows:
“(d) by the Company, if:
(i) there shall have been a breach by Parent, Merger Sub or Merger Sub Two of any of its representations, warranties or covenants contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Article VII, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by Parent, Merger Sub or Merger Sub Two of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(i) will not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder;”
VI. NON-SURVIVAL
6.1   Section 9.1 of the Agreement is hereby amended to read as follows:
“9.1   Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent, Merger Sub and Merger Sub Two contained in this Agreement will terminate and be of no further force and effect as of the Effective Time, and only the covenants that by their terms contemplate performance after the Effective Time will survive the Effective Time.”
VII. GENERAL PROVISIONS
7.1   Notices.   Any notice to Merger Sub Two pursuant to this Amendment or the Agreement as amended hereby may be addressed to Merger Sub Two at the same address as Parent, and otherwise given in the same manner as a notice to Parent, as provided in Section 9.2 of the Agreement.
7.2   Miscellaneous.   This Amendment shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflict of laws principle that would cause the application of the Laws of any other jurisdiction. may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Amendment or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original. From and after the date of this Amendment, any reference to the Agreement shall be deemed to mean the Agreement as amended hereby and as the same may be further amended, modified or supplemented in accordance with the terms thereof.
Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.
TWIN RIVER WORLDWIDE HOLDINGS, INC.
By:
/s/ Craig Eaton

Name: Craig Eaton
Title: Senior Vice President and General Counsel
DOUBLE ACQUISITION CORP.
By:
/s/ Craig Eaton

Name: Craig Eaton
Title: Senior Vice President and General Counsel
DD ACQUISITION LLC
By:
/s/ Craig Eaton

Name: Craig Eaton
Title: Senior Vice President and General Counsel
DOVER DOWNS GAMING &
ENTERTAINMENT, INC.
By:
/s/ Klaus Belohoubek

Name: Klaus Belohoubek
Title: Senior Vice President – General Counsel
[Signature Page to Transaction Agreement Amendment]

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
ANNEX B
July 20, 2018
Dover Downs Gaming & Entertainment, Inc.
1131 North DuPont Highway
Dover, Delaware 19901
Attn: The Special Committee of the Board of Directors
Dear Members of the Special Committee:
We understand that Dover Downs Gaming & Entertainment, Inc. (the “Company”) intends to enter into a Transaction Agreement (the “Agreement”) by and among Twin River Worldwide Holdings, Inc. (the “Acquiror”), Double Acquisition Corp., an indirect wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company pursuant to which, among other things, (a) Merger Sub will merge with the Company (the “Transaction”), (b) each outstanding share of common stock, par value $0.10 per share (“Common Stock”), of the Company and each outstanding share of Common Stock designated as Class A Common Stock (“Class A Common Stock” and, together with the Common Stock, the “Company Shares”) will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror, such that holders of the Company Shares will own, in the aggregate, 7.225% of the Acquiror Common Stock immediately following the consummation of the Transaction (the “Exchange Ratio”), and (c) the Company will become an indirect wholly owned subsidiary of the Acquiror. We further understand that (i) shares of Class A Common Stock entitle the holder thereof to ten votes per share and other shares of Common Stock entitle the holder thereof to one vote per share, (ii) shares of Class A Common Stock and Common Stock have substantially identical economic rights and (iii) each share of Class A Common Stock is convertible into one share of Common Stock at any time at the option of the holder thereof. You have further advised us that the directors and executive officers of the Company, their respective immediate family members and the RMT Trust (collectively, the “Company Excluded Holders”) beneficially own shares of Common Stock and Class A Common Stock that entitle the holders thereof to cast an aggregate number of votes representing over seventy-five (75) percent of the votes that may be cast by the holders of Company Shares at a meeting of the stockholders of the Company. You have further advised us and directed us to assume that the holders of Class A Common Stock that are not Company Excluded Holders have not entered into any agreement, arrangement or understanding with any Company Excluded Holders or other holders of Company Shares with respect to their Company Shares, including the voting, ownership, purchase, or sale thereof, and are not directors of the Company and do not hold management positions and are not otherwise actively involved with the business and operations of the Company and consequently, at your direction we have, for purposes of our analyses and this Opinion (defined below), assumed that each share of Class A Common Stock held by such holders that are not Company Excluded Holders, has a value equivalent to a share of Common Stock that is not Class A Common Stock.
The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee (on which the Board may also rely) as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Shares, other than the Company Excluded Holders, the Acquiror, Merger Sub and their respective affiliates (collectively, the “Excluded Holders”).
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed a draft, dated July 18, 2018, of the Agreement;

2.
reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Company and the Acquiror, including (a) financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2018 through 2023 (the “Company Projections”) and (b) financial projections prepared by the management of the Acquiror relating to the Acquiror for the fiscal years ending December 31, 2018 through 2022 (the “Acquiror Projections”);

4.
spoken with certain members of the managements of the Company and the Acquiror and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

5.
compared the financial and operating performance of the Company and the Acquiror with that of public companies that we deemed to be relevant;

6.
reviewed the publicly available financial terms of certain transactions that we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities; and

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. Furthermore, at your direction we have assumed that the Acquiror Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial results and condition of the Acquiror. We express no view or opinion with respect to the Company Projections, the Acquiror Projections or the assumptions on which each is based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Managements of the Company and the Acquiror have each advised us that the impact of recent changes in the laws regarding sports betting on the future financial results and condition of the Company and the Acquiror is unknown at this time and not susceptible to estimation or determination. Management of the Company has also advised us that it believes it is reasonable for us to assume, for purposes of our analyses and this Opinion, the impact of such changes on the future financial results and condition of the Company and the Acquiror will not be disproportionate and, consequently, at your direction, for purposes of our analyses and this Opinion we have not taken into account any aspect or implication of such recent changes in laws regarding sports betting.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction will qualify, for federal income tax purposes, as a “reorganization” within the meaning of

Section 368(a) of the Internal Revenue Code of 1986. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Transaction, the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company, the Acquiror or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Shares or Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of Acquiror Common Stock to be issued in the Transaction to holders of Company Shares will be listed on the New York Stock Exchange (“NYSE”) or, on the Nasdaq Stock Market if  (and only if) such shares do not meet the qualifications for listing on the NYSE, immediately following the consummation of the Transaction.
This Opinion is furnished for the use of the Committee and the Board (each in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Standard General, L.P. (“SG”), an affiliate of the Acquiror, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, SG (collectively, with SG, the “SG Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, having acted as financial advisor to ALST Casino Holdco LLC, then a member of the SG Group, in connection with its sale transaction, which closed in September 2016. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Acquiror, members of the SG Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by SG, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the SG Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, members of the SG Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
We will receive a fee for rendering this Opinion, a portion of which is contingent upon the successful completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Shares other than the Excluded Holders, of the Exchange Ratio provided for in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the voting agreements to be entered into between certain holders of Company Shares and the Acquiror. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents, including, without limitation, holders of the Common Stock and the Class A Common Stock), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Except as expressly provided herein, this Opinion does not address the individual circumstances of specific security holders with respect to control, voting or other rights, aspects or relationships which may distinguish such holders, or the different voting or other non-economic attributes of the different classes of equity securities of the Company. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Shares other than the Excluded Holders.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

ANNEX C
Amended and Restated Certificate of Incorporation
of
Twin River Worldwide Holdings, Inc.
Twin River Worldwide Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on March 23, 2004 (the “Original Certificate”). The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 26, 2004 and again on November 5, 2010 (the “First Amended and Restated Certificate”). The First Amended and Restated Certificate was further amended on February 14, 2011 and May 9, 2013. The First Amended and Restated Certificate was amended and restated by the Amended and Restated Certificated of Incorporation filed with the Delaware Secretary of State on July 25, 2013 (the “Second Amended and Restated Certificate”).
2. The Board of Directors of the Corporation (the “Board”) adopted a resolution filed with the minutes of the Board proposing and declaring advisable that the Second Amended and Restated Certificate be amended and restated.
3. This Amended and Restated Certificate has been duly executed and acknowledged by an officer of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).
4. That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.
5. The Second Amended and Restated Certificate is hereby amended and restated in its entirety as follows:
ARTICLE I
Section 1.01.   The name of the Corporation is Twin River Worldwide Holdings, Inc.
Section 1.02.   The Corporation is to have perpetual existence.
ARTICLE II
The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent in the State of Delaware is The Corporation Trust Company, the address of which is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.
ARTICLE IV
Section 4.01. Capitalization.   The total authorized capital stock of the Corporation shall be 100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”). The Board may designate one or more classes of Common Stock, having such rights, preferences and privileges as the Board may determine. The number of authorized shares of the Common Stock may be increased or decreased (but the number of authorized shares of Common Stock may not be decreased below (i) the number of shares thereof then outstanding plus (ii) the number of shares of Common Stock issuable upon exercise of any outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock) by the affirmative vote of the holders of a majority in voting power of the Common Stock.

Section 4.02. Purchase of Shares by the Corporation.   The Corporation may purchase any shares of outstanding capital stock of the Corporation or the right to purchase any such shares of capital stock from any holder thereof on terms and conditions established by the Board or a duly authorized committee thereof.
Section 4.03. Common Stock.
(A) Voting Rights.
(1) Except as otherwise provided herein, each holder of Common Stock, as such, shall be entitled to one (1) vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, whether voting separately as a class or otherwise.
(2) Except as otherwise required in this Amended and Restated Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters.
(3) No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.
(B) Dividends and Distributions.   The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
(C) Options, Rights or Warrants.   The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Amended and Restated Certificate and as shall be approved by the Board.
Section 4.04. Board of Directors.
(A) The number of directors constituting the Board shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, but in no case may the number of directors be less than one, and provided that, as long as the Board is divided into classes, the number of directors shall not be less than three.
(B) The Board shall be divided into three classes, with the term of office of one class expiring each year. The director(s) of Class I shall be elected to hold office for a term expiring at the 2014 annual meeting of shareholders, the director(s) of Class II shall be elected to hold office for a term expiring at the 2015 annual meeting of shareholders, and the director(s) of Class III shall be elected to hold office for a term expiring at the 2016 annual meeting of shareholders. Each class of directors whose term shall thereafter expire shall be elected to hold office for a three-year term.
Section 4.05. Liquidation, Dissolution or Winding Up.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.
Section 4.06. No Cumulative Voting.   No stockholder of the Corporation shall be entitled to cumulate his or her voting power.

Section 4.07. Transfer of Financial Interests.   The Corporation shall not permit any natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization (“Person”) to acquire a direct or indirect equity or economic interest in the Corporation, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person (a “Financial Interest”) equal to or greater than 5% of the total of any class of Financial Interests unless such Person shall have first obtained a license from the Department of Business Regulation (“DBR”), an agency of the State of Rhode Island, and the Division of Lotteries of the Rhode Island Department of Revenue (the “Lottery”), and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation in accordance with the rules and procedures set forth by DBR and the Lottery; provided, that “Financial Interest” shall not include (i) those securities or instruments excluded from the definition of  “Financial Interest” in that certain Compliance Agreement, dated as of September 28, 2010, between the DBR and UTGR, Inc., a Delaware corporation (“UTGR”), as amended and restated with effect on and after July 10, 2014 by that certain Regulatory Agreement, dated July 10, 2014, by and among DBR, the Lottery, the Corporation, UTGR and Twin River Management Group, Inc., or (ii) those securities or instruments otherwise excluded from the definition of  “Financial Interest” in any written agreement entered into between the DBR, the Lottery and UTGR from time to time, or any consent, waiver or authorization from the DBR and the Lottery. Any transfer of Financial Interests in the Corporation that results in a Person acquiring 5% or greater of the total of any class of Financial Interests in the Corporation shall be null and void and shall not be recognized by the Corporation unless and until (A) such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest or (B) such Person has received a prior written notice from the applicable governmental authorities (including DBR and the Lottery) that such Person is not required to hold a license from DBR and the Lottery and/or be approved as suitable by DBR and the Lottery to hold such Financial Interest. Further, once a Person shall have obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold 5% or greater of the total of a class of Financial Interests in the Corporation (if required), the Corporation shall not permit any such Person to acquire Financial Interests in the Corporation equal to or in excess of twenty percent (20%) of the total of such class of Financial Interests in the Corporation (the “Control Threshold”) unless such Person shall have first obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR in its sole discretion from time to time. Any transfer of Financial Interests in the Corporation that results in a Person acquiring a Financial Interest in the Corporation equal to or in excess of the Control Threshold shall be null and void and shall not be recognized by the Corporation unless and until such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery with respect to such Financial Interest.
Section 4.08. Other Restrictions.   The Bylaws of the Corporation may impose additional limitations or restrictions on ownership of Common Stock or Financial Interests to the extent that the Board approves, after consultation with counsel, as necessary or appropriate to assure compliance by the Corporation with any legal or regulatory requirement applicable to the Corporation or any of its subsidiaries or any license or other contract entered into by the Corporation or any of its subsidiaries with any Person not controlling, controlled by, or under common control with the Corporation. For purposes of this Section 4.08, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE V
Except as otherwise provided in this Amended and Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board, by affirmative vote of a majority of the whole Board, is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate, the Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the shares of the Corporation entitled to vote generally in elections of Directors that are present at a duly called annual or special meeting of stockholders at which a quorum is present. Notwithstanding the foregoing, (i) Sections 2.2, 2.7, 3.5, 3.8 and 7.12 of the Bylaws may not be repealed or amended in any respect unless such action is approved by the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (ii) the provisions set forth in Sections 2.6, 2.8 and 2.9 of the Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, and (iii) the provisions set forth in Section 4.04 of this Amended and Restated Certificate and Sections 3.2, 3.4, 3.6 and 3.7 of the Corporation’s Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of at least 75% of all shares of the Corporation entitled to vote generally in elections of Directors.
ARTICLE VI
Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
ARTICLE VII
The Corporation reserves the right to amend, add to or repeal any provision contained in this Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.
ARTICLE VIII
A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (A) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the Director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s Directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. This Corporation is authorized to indemnify the Directors and officers of this Corporation, as well as employees and agents of the Corporation, to the fullest extent permissible under Delaware law.

ARTICLE IX
Section 9.01. Other Businesses.   Subject to Section 9.02, each stockholder, each non-employee Director of the Corporation, and their respective affiliates, may engage in or possess an interest in any other business venture of any nature or description, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person. Subject to Section 9.02, the Corporation and its stockholders shall have no rights by virtue hereof in and to such other business ventures or the income or profits derived therefrom, and the pursuit of any such venture. Subject to Section 9.02, without limiting the generality of the foregoing, each such person may, to the fullest extent permitted by the DGCL, (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Corporation or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Corporation or any of its subsidiaries, (ii) do business with any potential or actual customer or supplier of the Corporation or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries.
Section 9.02. Business Opportunities.   Neither any stockholder of the Corporation, any non-employee Director of the Corporation, nor any of their respective affiliates shall have any obligation to present any business opportunity to the Corporation or any of its subsidiaries, and the Corporation hereby renounces any interest or expectancy therein, even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation, any subsidiary of it or any stockholder for breach of any fiduciary or other duty, as a stockholder of the Corporation, non-employee Director of the Corporation, or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries, provided, however, notwithstanding the foregoing, no employee of the Corporation or any of its subsidiaries may pursue or acquire such business opportunity. Nothing herein shall impede the Corporation’s ability to enter into contractual arrangements with any stockholder or any Director of the Corporation, which arrangements restrict such stockholder or Director from engaging in activities otherwise allowed by this Article IX.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by its duly authorized officer on this 8th day of July, 2014.
TWIN RIVER WORLDWIDE HOLDINGS, INC.,
a Delaware corporation.
By:
/s/ Craig Eaton

Name: Craig Eaton
Title:  Vice President, General Counsel and Secretary
[Twin River Worldwide Holdings Amended and Restated Certificate of Incorporation — Signature Page]

ANNEX D
AMENDED AND RESTATED BYLAWS

OF

TWIN RIVER WORLDWIDE HOLDINGS, INC.

(a Delaware corporation)

Adopted and in effect January 20, 2017

D-i

D-ii

D-iii

Article I
OFFICES
Section 1.1 Location.   The address of the registered office of Twin River Worldwide Holdings, Inc. (the “Corporation”) in the State of Delaware and the name of the registered agent at such address shall be as specified in the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The Corporation may also have other offices at such places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.
Section 1.2 Change of Location.   In the manner permitted by law, the Board of Directors or the registered agent may change the address of the Corporation’s registered office in the State of Delaware and the Board of Directors may make, revoke or change the designation of the registered agent.
Section 1.3 Remote Meetings.   Notwithstanding the foregoing or Section 2.9 of these By-laws, the Board of Directors may, in its sole discretion, determine that an annual or special meeting of stockholders shall not be held at any place, but may instead be held by conference telephone, on-line or other means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt from time to time.
Section 1.4 Cancellation; Rescheduling.   The Board of Directors may reschedule to an earlier or later date or, subject to Section 2.2, cancel any previously scheduled annual or special meeting of stockholders.
Article II
MEETINGS OF STOCKHOLDERS
Section 2.1 Annual Meeting.   The annual meeting of the stockholders of the Corporation for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at the registered office of the Corporation, or at such other place within or without the State of Delaware as the Board of Directors may fix by resolution or as set forth in the notice of the meeting.
Section 2.2 Special Meetings.   Special meetings of stockholders, unless otherwise prescribed by law, may only be called by the Chairman of the Board of Directors (the “Chairman of the Board”), by order of a majority of the whole Board of Directors or by holders of common stock who hold at least twenty percent (20%) of the outstanding common stock entitled to vote generally in the election of Directors. Stock ownership for these purposes may be evidenced in any manner prescribed by Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Special meetings of stockholders shall be held at such time and any such place, within or without the State of Delaware, as the Board of Directors may fix by resolution or as set forth in the notice of the meeting; provided, however, that any special meeting called by stockholders pursuant to this Section 2.2 shall comply with the notice, administrative and other requirements of Section 2.9 in addition to the other requirements of this Article II.
Section 2.3 List of Stockholders Entitled to Vote.   The officer who has charge of the stock ledger of the Corporation shall prepare and make, or cause to be prepared and made, at least ten days before every meeting of stockholders, a complete list, based upon the record date for such meeting determined pursuant to Section 5.8, of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the Corporation’s principal place of business. The list also shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
The stock ledger shall be the only evidence as to who are the stockholders entitled (A) to examine the stock ledger or the list of stockholders entitled to vote at any meeting, (B) to inspect the books of the Corporation, or (C) to vote in person or by proxy at any meeting of stockholders.
Section 2.4 Notice of Meetings to Stockholders.   Written notice of each annual and special meeting of stockholders, other than any meeting the giving of notice of which is otherwise prescribed by law, stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed, in writing, at least ten but not more than sixty days before the date of such meeting, to each stockholder entitled to vote thereat. If mailed, such notice shall be deposited in the United States mail, postage prepaid, directed to such stockholder at the address as the same appears on the records of the Corporation. Notice given by electronic transmission shall be effective (A) if by facsimile, when faxed to a number where the stockholder has consented to receive notice, (B) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice, (C) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of the posting or the giving of separate notice of the posting, or (D) if by other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that notice has been duly given shall be evidence of the facts stated therein.
Section 2.5 Adjourned Meetings and Notice Thereof.   Without limiting Section 1.4 of these Bylaws, any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, and the Corporation may transact at any adjourned meeting any business which might have been transacted at the original meeting. Notice need not be given of the adjourned meeting if the time and place thereof and the means of remote communications, if any, by which holders of shares having a majority of the voting power of the capital stock of the Corporation may be deemed to be present or represented by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, unless (A) any adjournment caused the original meeting to be adjourned for more than thirty days after the date originally fixed therefor or (B) a new record date is fixed for the adjourned meeting. A meeting of the stockholders may be adjourned only by the Chairman of the Board or holders of shares having a majority of the voting power of the capital stock of the Corporation present or represented by proxy at such meeting. If notice of an adjourned meeting is given, such notice shall be given to each stockholder of record entitled to vote at the adjourned meeting in the manner prescribed in Section 2.4 for the giving of notice of meetings.
Section 2.6 Quorum.   At any meeting of stockholders, except as otherwise expressly required by law or by the Certificate of Incorporation, the holders of record of at least one-third of the outstanding shares of capital stock entitled to vote or act at such meeting shall be present or represented by proxy in order to constitute a quorum for the transaction of any business, but less than a quorum shall have power to adjourn any meeting until a quorum shall be present. When a quorum is once present to organize a meeting, the quorum cannot be destroyed by the subsequent withdrawal or revocation of the proxy of any stockholder. Shares of capital stock owned by the Corporation or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of Directors is held by the Corporation, shall not be counted for quorum purposes or entitled to vote. Notwithstanding the foregoing, when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business for the purposes of taking action on such business.
Section 2.7 Voting.   At each meeting of stockholders, all matters shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon with a quorum being present (except in cases where a greater number of votes is required by law, the Certificate of Incorporation or these Bylaws). At any meeting of stockholders, each stockholder holding, as of the record date, shares of stock entitled to be voted on any matter at such meeting shall have one vote on each such matter submitted to vote at such meeting for each such share of stock held by such stockholder, as of the record date, as shown by the list of stockholders entitled to vote at the meeting, unless the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, in which case every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, provided that no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest, whether in the stock itself or in the Corporation generally, sufficient in law to support an irrevocable power. Such proxy must be filed with the Secretary of the Corporation or the Secretary’s representative, or a copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.7 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
The Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the person presiding at a meeting of stockholders may appoint one or more persons to act as inspectors of voting at any meeting with respect to any matter to be submitted to a vote of stockholders at such meeting, with such powers and duties, not inconsistent with applicable law, as may be appropriate.
Section 2.8 Action by Consent of Stockholders.   Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Company, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Section 2.9 Nature of Business at Meetings of Stockholders; Notice Procedures.   No business may be transacted at any meeting of stockholders, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (B) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (C) otherwise properly brought before the meeting by any stockholder of the Corporation (1) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.9 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (2) who complies with the notice procedures set forth in this Section 2.9.
In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Subject to the information requirements of this Section 2.9, any special meetings called by stockholders pursuant to Section 2.2 shall be preceded by a notice of such stockholders to the Secretary, to be delivered to or mailed and received at the principal executive offices of the Corporation, not less than ninety days nor more than one hundred twenty days prior to the date specified in such notice for such special meeting. The location of such meeting shall be at the discretion of the Board of Directors.
To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the meeting (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (B) the name and record address of such stockholder, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (D) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (E) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.
No business shall be conducted at any meeting of stockholders except business brought before the meeting in accordance with the procedures set forth in this Section 2.9; provided, however, that, once business has been properly brought before the meeting in accordance with such procedures, nothing in this

Section2.9 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. Notwithstanding the foregoing provisions of this Section2.9, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. The Chairman of the Board shall preside at all meetings of the stockholders. If the Chairman of the Board is not present, the Chief Executive Officer or the President shall preside over such meeting, and, if the Chief Executive Officer or the President is not present at the meeting, a majority of the Board of Directors present at such meeting shall elect one of their members to so preside.
Notwithstanding anything in this Section 2.9 to the contrary, only persons nominated for election as a Director at an annual or special meeting pursuant to Section3.4 will be considered for election at such meeting.
Article III
BOARD OF DIRECTORS
Section 3.1 General Powers.   The property, business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such powers of the Corporation and have such authority and do all such lawful acts and things as are permitted by law, the Certificate of Incorporation or these Bylaws.
Section 3.2 Number of Directors.   The Board of Directors shall consist of no fewer than three members and no more than seven members. Except as provided in the Amended and Restated Shareholders Agreement, dated June 10, 2016 (as it may be amended, the “Shareholders Agreement”), to which the Corporation is a party, the exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the majority of the whole Board of Directors. The Directors shall be divided into three classes as provided in the Amended and Restated Certificate of Incorporation.
Section 3.3 Qualification.   Directors must be natural persons but need not be stockholders of the Corporation. No person may serve as a member of the Board of Directors of the Corporation or any of its subsidiaries, or be elected or nominated for election to the Board of Directors of the Corporation or any of its subsidiaries, unless at the time of such service, election or nomination such person has been licensed to serve as a member of the Board of Directors of the Corporation or such subsidiaries, as applicable, by the regulatory authorities the approval of which is required for such service by applicable law (collectively, the “Regulatory Authorities”), and any person elected to serve as a member of the Board of Directors of the Corporation or any of its subsidiaries shall be deemed without further action to have submitted his or her resignation from the Board of Directors and any such subsidiary effective at such as time as he or she is no longer licensed to so serve by the Regulatory Authorities.

Section 3.4 Election.
(A) Except as provided in the Amended and Restated Certificate of Incorporation, one class of Directors shall be elected at each annual meeting of the stockholders, or at a special meeting in lieu of the annual meeting called for such purpose by the vote of the plurality of the votes cast at any meeting for the election of directors at which a quorum is present, and each Director elected shall hold office for a three-year term until the next applicable election or until his successor is duly elected and qualified.
(B) Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, (1) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (2) by any stockholder of the Corporation (a) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.4(B) and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (b) who complies with the notice procedures set forth in this Section 3.4(B).
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (1) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (2) in the case of a special meeting of stockholders called for the purpose of electing Directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
To be in proper written form, a stockholder’s notice to the Secretary must set forth (A) as to each person whom the stockholder proposes to nominate for election as a Director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (B) as to the stockholder giving the notice (1) the name and record address of such stockholder, (2) the class or series and number of shares of capital stock of the Corporation, which are owned beneficially or of record by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (5) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.4(B). If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 3.5 Term.   Each Director shall hold office until such Director’s successor is duly elected and qualified, except in the event of the earlier termination of such Director’s term of office by reason of death, resignation, removal or other reason.
Section 3.6 Resignation and Removal.   Any Director may resign at any time upon written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Director or the entire Board of Directors may be removed for cause by the holders of a majority of the shares then entitled to vote at an election of Directors or as provided in Section 3.03 of the Shareholders Agreement.
Section 3.7 Vacancies.   Vacancies in the Board of Directors resulting from any increase in the authorized number of Directors shall be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director.
Subject to Section 3.03 of the Shareholders Agreement, if one or more Directors shall resign (or are removed) from the Board of Directors effective at a future date, a majority of the Directors then in office, but not including those who have so resigned (or are removed) at a future date, shall designate another individual to fill such vacancy. Each Director chosen to fill a vacancy on the Board of Directors (including resulting from any increase in the authorized number of Directors) shall hold office until the next election of the class to which the Director has been assigned. All Directors shall continue in office until the election and qualification of their respective successors in office. When the number of Directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes of Directors by a majority of the directors then in office, though less than a quorum, as to make all such classes as nearly equal in number as possible. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.
Section 3.8 Quorum and Voting.   Unless the Certificate of Incorporation provides otherwise, at all meetings of the Board of Directors a majority of the total number of Directors shall be present to constitute a quorum for the transaction of business. A Director interested in a contract or transaction may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. In the absence of a quorum, a majority of the Directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present.
Unless the Certificate of Incorporation provides otherwise, members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment such that all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.
The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation, these Bylaws or applicable law shall require a vote of a greater number.
Section 3.9 Regulations.   The Board of Directors may adopt such rules and regulations for the conduct of the business and management of the Corporation, not inconsistent with law or the Certificate of Incorporation or these Bylaws, as the Board of Directors may deem proper. The Board of Directors may hold its meetings and cause the books and records of the Corporation to be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or any committee of the Board of Directors or in relying in good faith upon other records of the Corporation.
Section 3.10 Annual Meeting.   An annual meeting of the Board of Directors shall be called and held for the purpose of organization, election of officers and transaction of any other business. If such meeting is held promptly after and at the place specified for the annual meeting of stockholders, no notice of the annual meeting of the Board of Directors need be given. Otherwise, such annual meeting shall be held at such time (not more than thirty days after the annual meeting of stockholders) and place as may be specified in a notice of the meeting.
Section 3.11 Regular Meetings.   Regular meetings of the Board of Directors shall be held at the time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. After there has been such determination and notice thereof has been given to each member of the Board of Directors, no further notice shall be required for any such regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.
Section 3.12 Special Meetings.   Special meetings of the Board of Directors may, unless otherwise prescribed by law, be called from time to time by the Chairman of the Board, and shall be called by the Chairman of the Board, the Chief Executive Officer or the Secretary upon the written request of a majority of the whole Board of Directors then in office directed to the Chairman of the Board, the Chief Executive Officer or the Secretary. Except as provided below, notice of any special meeting of the Board of Directors, stating the time, place and purpose of such special meeting, shall be given to each Director.
Section 3.13 Notice of Meetings; Waiver of Notice.   Notice of any meeting of the Board of Directors shall be deemed to be duly given to a Director (A) if mailed and addressed to such Director at the address as it appears upon the books of the Corporation, or at the address last made known in writing to the Corporation by such Director as the address to which such notices are to be sent, at least five days before the day on which such meeting is to be held if sent by U.S. mail or at least two days before the day on which the meeting is to be held if sent by overnight courier or (B) if sent to such Director at such address by e-mail or facsimile not later than 24 hours before the time when such meeting is to be held, or (C) if delivered to such Director personally or orally, by telephone or otherwise, not later than 24 hours before the time when such meeting is to be held. Each such notice shall state the time and place of the meeting and the purposes thereof.
Notice of any meeting of the Board of Directors need not be given to any Director if waived by such Director in writing whether before or after the holding of such meeting, or if such Director is present at such meeting. Any meeting of the Board of Directors shall be a duly constituted meeting without any notice thereof having been given if all Directors then in office shall be present thereat.
Section 3.14 Committees of Directors.   The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation.
Except as hereinafter provided, vacancies in membership of any committee shall be filled by the vote of a majority of the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee (and the alternate appointed pursuant to the immediately preceding sentence, if any), the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Members of a committee shall hold office for such period as may be fixed by a resolution adopted by a majority of the Board of Directors, subject, however, to removal at any time by the vote of a majority of the Board of Directors.
Section 3.15 Powers and Duties of Committees.   Any committee, to the extent provided in the resolution or resolutions of the Board of Directors creating such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Any such committee, to the extent provided herein or in the resolution of the Board of Directors designating such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to stockholders, any action or matter expressly required by law or the Certificate of Incorporation to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaws of the Corporation.

Each committee may adopt its own rules of procedure and may meet at stated times or on such notice as such committee may determine. Except as otherwise permitted by these Bylaws, each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.
Section 3.16 Compensation of Directors.   Each Director shall be entitled to receive for compensation in such amounts and form, including equity-linked compensation, as shall be fixed from time to time by the Board of Directors and in connection therewith shall be reimbursed by the Corporation for all reasonable third-party costs and expenses related to service as a director. The compensation to Directors may be fixed in unequal amounts among them, taking into account their respective relationships to the Corporation in other capacities. These provisions shall not be construed to preclude any Director from receiving compensation in serving the Corporation in any other capacity.
Section 3.17 Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the members of the Board of Directors or of such committee consent thereto in writing or by electronic transmission, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
Article IV
OFFICERS
Section 4.1 Principal Officers.   The Corporation shall have such officers as may be necessary or desirable for the business of the Corporation. The principal officers of the Corporation shall be elected by the Board of Directors and shall include a Chairman of the Board, a Chief Executive Officer (who may also be the President), a Chief Financial Officer and a Secretary and may, at the discretion of the Board of Directors, also include a Vice Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Controller. The Corporation shall have such other officers as may from time to time be appointed by the Board of Directors or the Chief Executive Officer. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, one person may hold the offices and perform the duties of any two or more of said principal offices. None of the principal officers need be Directors of the Corporation.
Section 4.2 Election of Principal Officers; Term of Office.   The principal officers of the Corporation shall be elected annually by the Directors at such annual meeting of the Board of Directors. Failure to elect any principal officer annually shall not dissolve the Corporation.
If the Board of Directors shall fail to fill any principal office at an annual meeting, or if any vacancy in any principal office shall occur, or if any principal office shall be newly created, such principal office may be filled at any regular or special meeting of the Board of Directors.
Each principal officer shall hold office until such officer’s successor is duly elected and qualified, or until such officer’s earlier death, resignation or removal.
Section 4.3 Subordinate Officers; Agents and Employees.   In addition to the principal officers, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries, and such other subordinate officers, agents and employees as the Board of Directors may deem advisable, each of whom shall hold office for such period and have such authority and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or any officer designated by the Board of Directors, may from time to time determine. The Board of Directors at any time may appoint and remove, or may delegate to any principal officer the power to appoint and to remove, any subordinate officer, agent or employee of the Corporation.
Section 4.4 Delegation of Duties of Officers.   The Board of Directors may delegate the duties and powers of any officer of the Corporation to any other officer, agent or Director for a specified period of time for any reason that the Board of Directors may deem sufficient.
Section 4.5 Removal of Officers.   Any officer of the Corporation may be removed, with or without cause, by resolution adopted by a majority of the Directors then in office at any regular or special meeting of the Board of Directors or by a written consent signed by all of the Directors then in office. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such officer’s successor, death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.
Section 4.6 Resignations.   Any officer may resign at any time by giving written notice of resignation to the Board of Directors, to the Chairman of the Board, to the Chief Executive Officer or to the Secretary. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make the resignation effective.
Section 4.7 Vacancies.   Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.
Section 4.8 Action with Respect to Securities of Other Corporations.   Unless otherwise directed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or any other officer of the Corporation authorized by the Chairman of the Board or the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.
Section 4.9 Compensation.   The salaries and other compensation of the officers shall be fixed from time to time by the Board of Directors or a committee thereof; provided, however, that the Board of Directors shall fix the compensation of the Chief Executive Officer.
Section 4.10 Officers of Operating Companies, Regions or Divisions.   The Chief Executive Officer shall have the power to appoint, remove and prescribe the terms of office, responsibilities and duties of the officers of the operating companies, regions or divisions, other than those who are officers of the Corporation appointed by the Board of Directors.
Section 4.11 Chairman of the Board.   The Chairman of the Board shall be elected from among the directors, and the Chairman of the Board, or at the election of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of stockholders and of the Board of Directors at which the Chairman of the Board is present. The Chairman of the Board shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or provided in these Bylaws. The Chief Executive Officer shall report to the Chairman of the Board.
Section 4.12 Chief Executive Officer.   The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the stockholders and of the Board of Directors at which the Chief Executive Officer is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision over the business and affairs of the Corporation and shall be responsible for carrying out the policies and objectives established by the Board of Directors. The Chief Executive Officer shall have all powers and duties usually incident to the office of the Chief Executive Officer, except as specifically limited by a resolution of the Board of Directors. The Chief Executive Officer shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors.
Section 4.13 President.   The President shall, in the absence of the Chairman of the Board or the Chief Executive Officer, preside at all meetings of the stockholders and of the Board of Directors at which the President is present. In the absence of a Chief Executive Officer, the President shall be the chief executive officer of the Corporation and shall have general supervision over the business and affairs of the Corporation and shall be responsible for carrying out the policies and objectives established by the Board of Directors. The President shall have all powers and duties usually incident to the office of the President, except as specifically limited by a resolution of the Board of Directors. The President shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors.
Section 4.14 Chief Financial Officer.   The Chief Financial Officer shall be responsible for all functions and duties related to the financial affairs of the Corporation, and may also serve as the Treasurer of the Corporation. The Chief Financial Officer may, in the discretion of the Board of Directors, be the chief accounting officer of the Corporation and shall have supervision over the maintenance and custody of the accounting operations of the Corporation.
If any assistant financial officer is appointed, the assistant financial officer, or one of the assistant financial officers, if there are more than one, in the order of their rank as fixed by the Board of Directors or, if they are not so ranked, the assistant financial officer designated by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer or in the event of such officer’s refusal to act, perform the duties and exercise the powers of the Chief Financial Officer, and shall have such powers and discharge such duties as may be assigned from time to time pursuant to these Bylaws or by the Board of Directors.
Section 4.15 Vice President.   In the absence or disability of the Chief Executive Officer or if the office of Chief Executive Officer be vacant, the Vice Presidents in the order determined by the Board of Directors, or if no such determination has been made, in the order of their seniority, shall perform the duties and exercise the powers of the Chief Executive Officer, subject to the right of the Board of Directors at any time to extend or confine such powers and duties or to assign them to others. Any Vice President may have such additional designation in such Vice President’s title as the Board of Directors may determine. The Vice Presidents shall generally assist the Chief Executive Officer in such manner as the Chief Executive Officer shall direct. Each Vice President shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.
Section 4.16 Secretary.   The Secretary shall act as Secretary of all meetings of stockholders and of the Board of Directors at which the Secretary is present, shall record all the proceedings of all such meetings in a book to be kept for that purpose, shall have supervision over the giving and service of notices of the Corporation, and shall have supervision over the care and custody of the records and, if one is adopted by the Corporation, the seal of the Corporation. The Secretary shall have all powers and duties usually incident to the office of Secretary, except as specifically limited by a resolution of the Board of Directors. The Secretary shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.
Section 4.17 Treasurer.   The Treasurer shall have general supervision over the care and custody of the funds and over the receipts and disbursements of the Corporation and shall cause the funds of the Corporation to be deposited in the name of the Corporation in such banks or other depositaries as the Board of Directors may designate. The Treasurer shall have supervision over the care and safekeeping of the securities of the Corporation. The Treasurer shall have all powers and duties usually incident to the office of Treasurer, except as specifically limited by a resolution of the Board of Directors. The Treasurer shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.
Section 4.18 Controller.   The Controller shall have supervision over the maintenance and custody of the accounting operations of the Corporation, including the keeping of accurate accounts of all receipts and disbursements and all other financial transactions and may, in the discretion of the Board of Directors, be the chief accounting officer of the Corporation. The Controller shall have all powers and duties usually incident to the office of Controller, except as specifically limited by a resolution of the Board of Directors. The Controller shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Financial Officer.

Article V
CAPITAL STOCK
Section 5.1 Issuance of Certificates of Stock.   The shares of capital stock of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution or resolutions provide that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares of stock. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by a certificate shall be entitled to a certificate or certificates in such form as shall be approved by the Board of Directors, certifying the number of shares of capital stock of the Corporation owned by such stockholder. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.
Section 5.2 Signatures on Stock Certificates.   Certificates for shares of capital stock of the Corporation shall be signed and countersigned by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by, or in the name of the Corporation by, the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer. Any of or all the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such signer were such officer at the date of issue.
Section 5.3 Stock Ledger.   A record of all certificates for capital stock issued by the Corporation shall be kept by the Secretary or any other officer or employee of the Corporation designated by the Secretary or by any transfer clerk or transfer agent appointed pursuant to Section 5.4 hereof. Such record shall show the name and address of the person, firm or corporation in which certificates for capital stock are registered, the number of shares represented by each such certificate, the date of each such certificate, and in case of certificates which have been canceled, the dates of cancellation thereof.
The Corporation shall be entitled to treat the holder of record of shares of capital stock as shown on the stock ledger as the owner thereof and as the person entitled to receive dividends thereon, to vote such shares and to receive notice of meetings, and for all other purposes. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any share of capital stock on the part of any other person whether or not the Corporation shall have express or other notice thereof, except that a person who is the beneficial owner of shares (if held in a voting trust or by a nominee on behalf of such person), upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may inspect the books and records of the Corporation.
Section 5.4 Regulations Relating to Transfer.   The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with law, the Certificate of Incorporation or these Bylaws, concerning issuance, transfer and registration of certificates for shares of capital stock of the Corporation. The Board of Directors may appoint, or authorize any principal officer to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars and may require all certificates for capital stock to bear the signature or signatures of any of them.
Section 5.5 Transfers.   Transfers of capital stock shall be made on the books of the Corporation only upon delivery to the Corporation or its transfer agent of  (A) a written direction of the registered holder named in the certificate or such holder’s attorney lawfully constituted in writing, (B) the certificate for the shares of capital stock being transferred, and (C) a written assignment of the shares of capital stock evidenced thereby.
Section 5.6 Cancellation.   Each certificate for capital stock surrendered to the Corporation for exchange or transfer shall be canceled and no new certificate or certificates shall be issued in exchange for any existing certificate (other than pursuant to Section 5.7) until such existing certificate shall have been canceled.
Section 5.7 Lost, Destroyed, Stolen and Mutilated Certificates.   In the event that any certificate for shares of capital stock of the Corporation shall be mutilated, the Corporation shall issue a new certificate in place of such mutilated certificate. In case any such certificate shall be lost, stolen or destroyed, the

Corporation may, in the discretion of the Board of Directors or a committee designated thereby with power so to act, issue a new certificate for capital stock in the place of any such lost, stolen or destroyed certificate. The applicant for any substituted certificate or certificates shall surrender any mutilated certificate or, in the case of any lost, stolen or destroyed certificate, furnish satisfactory proof of such loss, theft or destruction of such certificate and of the ownership thereof. The Board of Directors or such committee may, in its discretion, require the owner of a lost or destroyed certificate, or such owner’s representatives, to furnish to the Corporation a bond with an acceptable surety or sureties and in such sum as will be sufficient to indemnify the Corporation against any claim that may be made against it on account of the lost, stolen or destroyed certificate or the issuance of such new certificate. A new certificate may be issued without requiring a bond when, in the judgment of the Board of Directors, it is proper to do so.
Section 5.8 Fixing of Record Dates.
(A) The Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of any meeting of stockholders, nor more than sixty days prior to any other action, for the purpose of determining stockholders entitled to notice of or to vote at such meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Except as provided in Section 5.8(B), if no record date is fixed by the Board of Directors, (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(B) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.
Section 5.9 Transfer Restrictions.   Unless the Board of Directors shall determine otherwise, the Corporation shall not permit any person to acquire 5% or greater of the Common Stock if such person or its affiliates is an “HRC Competitor” or a “Gaming Prohibited Person” (as such terms are defined in the License Agreement, dated as of May 16, 2003 (the “Hard Rock License Agreement”), between Hard Rock Hotel Licensing, Inc., a Florida corporation (“Hard Rock”), and Premier Entertainment Biloxi LLC, as amended from time to time). Any transfer of Common Stock that results in a person acquiring 5% or greater of the Common Stock shall be null and void and shall not be recognized by the Corporation if (A) such person shall not have complied with the restrictions set forth in the Amended and Restated Certificate of Incorporation or (B) Hard Rock shall have determined that such Person or its affiliates are either an “HRC Competitor” or a “Gaming Prohibited Person” in accordance with the terms of the Hard Rock License Agreement. This Section 5.9 shall terminate and have no further force or effect upon termination of the Hard Rock License Agreement
Article VI
INDEMNIFICATION
Section 6.1 Power to Indemnify.   Subject to Section 6.2, the Corporation shall indemnify any Director or “executive officer” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Corporation, and may indemnify any employee or agent of the Corporation who is not a Director or executive officer, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, to the fullest extent permitted by law as the same exists or may hereafter be amended; provided, however, that except with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation may enter into agreements with any such person for the purpose of providing for such indemnification. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or is equivalent, shall not, of itself create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was lawful.
Section 6.2 Authorization of Indemnification.   Subject to Section 6.1, any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, executive officer, employee or agent of the Corporation is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1. Such determination shall be made (A) by the majority vote of Directors who were not parties to such action, suit or proceeding (even if such majority vote constitutes less than a quorum), or (B) if the majority vote of Directors who were not parties to such action, suit or proceeding so directs (even if such majority vote constitutes less than a quorum), by independent legal counsel in a written opinion. To the extent, however, that a Director, executive officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 6.1, or in defense of any claim, issue or matter therein, such person shall (in the case of a Director or executive officer of the Corporation) and may (in the case of an employee or agent of the Corporation who is not a Director or executive officer of the Corporation) be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 6.3 Indemnification by a Court.   Notwithstanding any contrary determination in the specific case under Section 6.2, and notwithstanding the absence of any determination thereunder, any Director or executive officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.1. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or executive officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 6.1. Neither a contrary determination in the specific case under Section 6.2 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or executive officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.3 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or executive officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
Section 6.4 Expenses Payable in Advance.   Expenses incurred by a Director, executive officer, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of a Director or executive officer of the Corporation) and may (in the case of an employee or agent of the Corporation who is not a Director or executive officer of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director, executive officer, employee or agent to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article VI, and the Corporation may enter into agreements with such persons for the purpose of providing for such advances. The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.4 hereof shall be contract rights and such rights shall continue as to such Director, executive officer, employee or agent who has ceased to be such and shall inure to the benefit of their respective heirs, executors and administrators.
Section 6.5 Nonexclusivity and Survival.   The indemnification and advancement of expenses permitted by this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any statute, the Corporation’s Certificate of Incorporation or Bylaws, any agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a Director, executive officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.
Section 6.6 Insurance.   The Corporation shall have power to purchase and maintain insurance to protect itself and any person who is or was a Director, executive officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article VI or otherwise.
Section 6.7 Certain Definitions.   For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, executive officers, employees or agents, so that any person who is or was a Director, executive officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, executive officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
Section 6.8 Modification.   Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of a Director, executive officer, employee or agent of the Corporation in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.
Article VII
MISCELLANEOUS PROVISIONS
Section 7.1 Facsimile Signatures.   In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.
Section 7.2 Corporate Seal.   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Corporation’s Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 7.3 Reliance Upon Books, Reports and Records.   Each Director, member of any committee designated by the Board of Directors, and officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care or on behalf of the Corporation.
Section 7.4 Fiscal Year.   The fiscal year of the Corporation shall be from January 1 to December 31, inclusive, in each year, or such other annual period as the Board of Directors may designate.

Section 7.5 Time Periods.   In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
Section 7.6 Dividends.   The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.
Section 7.7 Execution of Contracts and Other Instruments.   Except as these Bylaws may otherwise provide, the Board of Directors or its duly appointed and authorized committee may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances. Except as so authorized or otherwise expressly provided in these Bylaws, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.
Section 7.8 Loans.   No loans shall be contracted on behalf of the Corporation and no negotiable paper shall be issued in its name, unless and except as authorized by the Board of Directors or its duly appointed and authorized committee. Such authorization may be in the form of a signed policy or other blanket authority specified by the Board of Directors from time to time. When so authorized by the Board of Directors or such committee, any officer or agent of the Corporation may affect loans and advances at any time for the Corporation from any bank, trust company, or other institution, or from any firms, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation and, when authorized as aforesaid, may mortgage, pledge, hypothecate or transfer any and all stocks, securities and other property, real or personal, at any time held by the Corporation, and to that end endorse, assign and deliver the same as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation. Such authorization may be general or confined to specific instances.
Section 7.9 Bank Accounts.   The Board of Directors or its duly appointed and authorized committee from time to time may authorize the opening and keeping of general and/or special bank accounts with such banks, trust companies or other depositaries as may be selected by the Board of Directors or its duly appointed and authorized committee or by any officer or officers or agent or agents of the Corporation to whom such power may be delegated from time to time by the Board of Directors. The Board of Directors or its duly appointed and authorized committee may make such rules and regulations with respect to said bank accounts, not inconsistent with the provisions of these Bylaws, as are deemed advisable.
Section 7.10 Checks, Drafts, Etc.   All checks, drafts or other orders for the payment of money, notes, acceptances or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or agent or agents of the Corporation, and in such manner, as shall be determined from time to time by resolution of the Board of Directors or its duly appointed and authorized committee. Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositaries may be made, without counter signature, by the Chief Executive Officer, the President, any vice president, the Chief Financial Officer, any assistant financial officer or any other officer or agent of the Corporation to whom the Board of Directors or its duly appointed and authorized committee, by resolution, shall have delegated such power or by hand stamped impression in the name of the Corporation.
Section 7.11 Waiver of Notice.   Whenever any notice is required to be given under any provision of law, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors or members of a committee of Directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.
Section 7.12 Amendment.   Subject to Section 6.8 hereof, these Bylaws may be amended as provided in the Certificate of Incorporation.

Section 7.13 Forum for Adjudication of Disputes.   Unless the Corporation by action of the Board of Directors consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or these Bylaws (as any of the foregoing may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ANNEX E
Execution Version
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of July 22, 2018, is by and among the individual or entity listed on the signature page hereto (each, a “Shareholder”) and Twin River Worldwide Holdings, Inc., a Delaware corporation (“Parent”).
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the “Company”), Parent and Double Acquisition Corp., a Delaware corporation and wholly owned indirect Subsidiary of Parent (“Merger Sub”), are entering into a Transaction Agreement, dated as of the date hereof  (as the same may be amended from time to time, the “Transaction Agreement”);
B. Schedule A sets forth, as of the date of this Agreement, the Company Shares beneficially owned by each Shareholder or with respect to which such Shareholder has the ability to direct the voting of, in each case that are subject to this Agreement (collectively, the “Subject Shares”); and
C. As a condition to its willingness to enter into the Transaction Agreement, Parent has required that the Shareholders, and in order to induce Parent to enter into the Transaction Agreement the Shareholders have agreed to, enter into this Agreement;
NOW, THEREFORE, the parties hereto hereby agree as follows:
Section 1. Certain Definitions.   Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Transaction Agreement. In addition, for purposes of this Agreement:
(a) “Agreement Period” means the period beginning on the date hereof and ending on the earlier of  (i) the Effective Time and (ii) the date on which the Transaction Agreement is terminated in accordance with its terms.
(b) “beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Subject Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.
Section 2. No Disposition, Encumbrance or Solicitation.
(a) No Disposition, Encumbrance.   Each Shareholder agrees that, during the Agreement Period, such Shareholder will not without Parent’s prior written consent, directly or indirectly, transfer, sell, pledge, encumber, assign or otherwise dispose of any Subject Shares beneficially owned by such Shareholder or with respect to which such Shareholder otherwise has the ability to direct the voting of. Notwithstanding the foregoing, any Shareholder may (i) cause shares of Restricted Stock to be sold or withheld in order to satisfy such Shareholder’s tax withholding obligations upon the vesting of Restricted Stock, as permitted by any Company Stock Plan, and (ii) transfer Subject Shares beneficially owned by such Shareholder to Affiliates, immediate family members, a trust established for the benefit of the Shareholder and/or for the benefit of one or more members of the Shareholder’s immediate family or charitable organizations or upon the death of the Shareholder, provided that as a condition to such transfer, the recipient agrees to be bound by this Agreement.
(b) Non-Solicitation.   During the Agreement Period each Shareholder undertakes that such Shareholder will not, and will cause such Shareholder’s Affiliates or Representatives not to, directly or indirectly, solicit or initiate, any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, any Company Acquisition Proposal.

Section 3. Voting.   During the Agreement Period, each Shareholder undertakes that at the Company Stockholders Meeting or at such time as the Company otherwise seeks a vote or consent of the stockholders of the Company, such Shareholder will (a) cause all Subject Shares beneficially owned by such Shareholder, or with respect to which such Shareholder otherwise has the ability to direct the voting of, to be counted as present thereat for purposes of establishing a quorum, (b) cause the holder of record on any applicable record date to, vote all such Subject Shares in favor of, or provide a consent with respect to, (i) adoption of the Transaction Agreement and each of the other Transactions, (ii) approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for the adoption of the Transaction Agreement on the date on which such meeting is held and (iii) any other matter necessary for consummation of the Transactions that is considered at any such meeting or is the subject of any such consent solicitation, and (c) cause the holder of record on any applicable record date to, vote all such Subject Shares against, and not provide consents with respect to, (i) any agreement related to any Company Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries and (iii) any action, proposal, transaction or agreement that would materially delay, prevent, frustrate, impede or interfere with the Merger or the other Transactions or result in the failure of any condition set forth in ARTICLE VII of the Transaction Agreement to be satisfied. Except as otherwise set forth in or contemplated by this Agreement, each Shareholder may vote Subject Shares in its discretion on all matters submitted for the vote of stockholders of the Company or in connection with any written consent of the Company’s stockholders in a manner that is not inconsistent with the terms of this Agreement.
Section 4. Certain Information.   Each Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus, the Registration Statement and any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Entity or to securityholders of the Company of such Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Shareholder’s commitments under this Agreement. Each Shareholder will promptly provide any information regarding such Shareholder reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other Transactions (including filings with the SEC).
Section 5. Representations and Warranties of the Shareholder.   Each Shareholder represents and warrants (as to such Shareholder) to Parent that:
(a) The execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no further proceedings or actions on the part of the Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.
(c) The execution, delivery and performance of this Agreement by such Shareholder does not (i) conflict with or violate any Law applicable to such Shareholder or its property or assets, (ii) result in any violation or breach of any provisions of, or constitute (with notice or lapse of time or both) a default under any contract to which such Shareholder is a party or by which its properties or assets may be bound, or (iii) result in the creation of a Lien on any Subject Shares beneficially owned by such Shareholder, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches or defaults that would not reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder.
(d) As of the date hereof, such Shareholder is the beneficial owner of Subject Shares as set forth on Schedule A.

(e) As of the date hereof, there is no action, proceeding or litigation pending against, or, to the knowledge of such Shareholder, threatened in writing against or affecting, the Shareholder or any of its properties or assets that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder.
Section 6. Notices of Certain Events.   Each Shareholder will notify Parent of any action, proceeding or litigation of the type described in Section 5(e) that is pending or threatened in writing after the date hereof.
Section 7. Capacity as a Shareholder.   Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in the Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein will in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company (including by voting, in his or her capacity as a director, in the Shareholder’s sole discretion on any matter), or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary. In this regard, the Shareholder will not be deemed to make any agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company, including with respect to Section 6.5 of the Transaction Agreement.
Section 8. Miscellaneous. (a) Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(a)):
(i) if to Parent, as set forth in the Transaction Agreement; or
(ii) if to a Shareholder, to its address set forth under the Shareholder’s name on Schedule A.
(b) Entire Agreement; No Third-Party Beneficiaries; Amendment.   This Agreement constitutes the entire agreement, and supersedes all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof. This Agreement will not confer any rights or remedies upon any Person or entity other than the parties hereto and their respective permitted successors and permitted assigns. This Agreement may only be amended by a written instrument executed and delivered by each of the parties hereto.
(c) Assignment; Binding Effect.   No party hereto may assign or delegate this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of Parent, in the case of assignment or delegation by a Shareholder, or holders of a majority of the Subject Shares, in the case of assignment or delegation by Parent, and any attempted assignment or delegation without such prior written approval will be void and without legal effect; provided, however, that Parent may assign its rights but not delegate its duties hereunder to a wholly-owned Subsidiary of Parent, it being understood and agreed that any such assignment will not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.
(d) Termination.   This Agreement will automatically terminate and become void and of no further force or effect at the end of the Agreement Period; provided, however, that no such termination will relieve or release any party hereto from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.
(e) Governing Law; Forum.   (i) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions contemplated hereby will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws.

(ii) All actions or proceedings arising out of or relating to this Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereby (A) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8(a) or such other manner as may be permitted by Law shall be valid and sufficient service of process.
(iii) Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(e).
(f) Counterparts.   This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by each party hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.
(g) Expenses.   All costs and expenses incurred in connection with this Agreement will be paid by or on behalf of the party incurring such cost or expense.
(h) Specific Performance; Exclusive Remedy.   Each Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement were not performed by it in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, Parent will be entitled to specific performance of the terms hereof, without any requirement to post bond. The specific performance provided for in this Section 8(h) and the remedies set forth under ARTICLE VIII of the Transaction Agreement will constitute the sole and exclusive remedies or relief available to the Parent for any breach of this Agreement by any Shareholder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.
Twin River Worldwide Holdings, Inc.
By:
/s/John E. Taylor, Jr.

Name: John E. Taylor, Jr.
Title:  Chairman
/s/ Patrick J. Bagley

Patrick J. Bagley
/s/ Timothy R. Horne

Timothy R. Horne
/s/ Jeffrey W. Rollins

Jeffrey W. Rollins
/s/ Klaus M. Belohoubek

Klaus M. Belohoubek
/s/ Denis McGlynn

Denis McGlynn
/s/ R. Randall Rollins

R. Randall Rollins
/s/ Edward J. Sutor

Edward J. Sutor
/s/ Henry B. Tippie

Henry B. Tippie

Schedule A
Subject Shares
Shareholder	Common Stock	Class A Common Stock
Henry B. Tippie 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	1,034,596*	3,200,000*
R. Randall Rollins 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810		2,131,500*
Jeffrey W. Rollins 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810		1,046,673*
Denis McGlynn 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	221,290*	450,600*
Patrick J. Bagley 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	27,322*
Klaus M. Belohoubek 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	193,875*
Timothy R. Horne 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	135,887*
Edward J. Sutor 3411 Silverside Road Tatnall Bldg., Suite 201 Wilmington, DE 19810	239,234*

*
Indicates Company Shares with respect to which such Shareholder has the ability to direct the voting of

PART II — INFORMATION NOT REQUIRED IN THIS PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the DGCL, Twin River’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director.
As permitted by the DGCL, Twin River’s bylaws provide that:
•
Twin River is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•
Twin River may indemnify its other employees and agents as set forth in the DGCL;

•
Twin River is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•
the rights conferred in the bylaws are not exclusive.

Twin River has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in Twin River’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no material pending litigation or proceeding involving a director or executive officer of Twin River regarding which indemnification is sought. The indemnification provisions in Twin River’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between Twin River and each of its directors and executive officers may be sufficiently broad to permit indemnification of Twin River’s directors and executive officers for liabilities arising under the Securities Act. Twin River currently carries liability insurance for its directors and officers.
Item 21.   Exhibits and Financial Statement Schedules
(a) Exhibits
The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.
(b) Financial Statement Schedules
All financial statement schedules have been omitted because the required information is included in the consolidated financial statements and the notes thereto or the information therein is not applicable.
Item 22.   Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i. any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(8) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(10) The undersigned registrant hereby undertakes to respond to a request for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(11) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
2.1	Transaction Agreement, dated July 22, 2018, among Dover Downs Gaming & Entertainment, Inc., Twin River Worldwide Holdings, Inc. and Double Acquisition Corp., including amendment dated October 8, 2018 (attached as Annex A to the proxy statement/prospectus contained in this registration statement)†
2.2	Voting Agreement, dated July 22, 2018, among Twin River Worldwide Holdings, Inc. and each of the persons listed as signatories thereto (attached as Annex E to the proxy statement/prospectus contained in this registration statement)
3.1	Amended and Restated Certificate of Incorporation of Twin River (attached as Annex C to the proxy statement/prospectus contained in this registration statement)
3.2	Amended and Restated Bylaws of Twin River (attached as Annex D to the proxy statement/prospectus contained in this registration statement)
4.1	Form of Certificate of Common Stock of Twin River*
5.1	Opinion of Jones Day as to the validity of the shares of Twin River common stock to be issued in the Merger*
10.1	License Agreement, dated May 15, 2003, by and between Hard Rock Hotel Licensing, Inc., Premier Entertainment Biloxi LLC, and Premier Entertainment, LLC*
10.2	First Letter Agreement, dated April 4, 2006, by and between Hard Rock Hotel Licensing, Inc., Premier Entertainment Biloxi LLC, and Premier Entertainment, LLC*
10.3	First Amendment to Hard Rock License Agreement, dated May 10, 2007, by and between Hard Rock Hotel Licensing, Inc. and Premier Entertainment Biloxi LLC*
10.4	Second Amendment to Hard Rock License Agreement, dated July 10, 2014, by and between Hard Rock Hotel Licensing, Inc., Premier Entertainment Biloxi LLC, and Twin River Management Group, Inc.*
10.5	Master Video Lottery Terminal Contract, dated July 18, 2005, by and between the Division of Lotteries of the Division of Lotteries of the Rhode Island Department of Administration and UTGR, Inc.*
10.6	First Amendment to Master Video Lottery Terminal Contract, dated November 4, 2010, by and between Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*
10.7	Second Amendment to Master Video Lottery Terminal Contract, dated May 3, 2012, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*
10.8	Third Amendment to Master Video Lottery Terminal Contract, dated September 18, 2012, by and between Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*
10.9	Fourth Amendment to Master Video Lottery Terminal Contract, dated July 1, 2014, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*
10.10	Fifth Amendment to Master Video Lottery Terminal Contract, dated May 2, 2017, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*
10.11	Sixth Amendment to Master Video Lottery Terminal Contract, dated May 3, 2017, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*
10.12	Seventh Amendment to Master Video Lottery Terminal Contract, dated March 12, 2018, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and UTGR, Inc.*

Exhibit Number	Description of Exhibit
10.13	Master Video Lottery Terminal Contract, dated November 23, 2005, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Newport Grand Jai Alai, LLC*
10.14	First Amendment to Master Video Lottery Terminal Contract, dated January 25, 2006, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Newport Grand Jai Alai, LLC*
10.15	First Amendment to Master Video Lottery Terminal Contract, as previously amended, dated December 21, 2010, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC)*
10.16	Second Amendment to Master Video Lottery Terminal Contract, dated May 31, 2012, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC)*
10.17	Third Amendment to Master Video Lottery Terminal Contract, dated May 1, 2013, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC)*
10.18	Fourth Amendment to Master Video Lottery Terminal Contract, dated July 14, 2015, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Premier Entertainment II, LLC, d/b/a Newport Grand (assignee of Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC))*
10.19	Fifth Amendment to Master Video Lottery Terminal Contract, dated May 2, 2017, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Premier Entertainment II, LLC, d/b/a Newport Grand (assignee of Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC))*
10.20	Sixth Amendment to Master Video Lottery Terminal Contract, dated March 12, 2018, by and among the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration), Premier Entertainment II, LLC, d/b/a Newport Grand (assignee of Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC)) and Twin River-Tiverton, LLC*
10.21	Seventh Amendment to Master Video Lottery Terminal Contract, dated September 13, 2018, by and between the Division of Lotteries of the Rhode Island Department of Revenue (f/k/a the Division of Lotteries of the Rhode Island Department of Administration) and Twin River-Tiverton, LLC (assignee of Premier Entertainment II, LLC, d/b/a Newport Grand (assignee of Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC)))*
10.22	Assignment, Assumption and Amendment of Master Video Lottery Terminal Contract, dated September 13, 2018, by and between Premier Entertainment II, LLC and Twin River-Tiverton LLC*
10.23	Agreement, dated October 4, 2017, by and between Dover Downs, Inc. and Delaware Standardbred Owners Association*
10.24	2010 BLB Worldwide Holdings, Inc. Stock Option Plan*
10.25	Amendment to 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, effective June 17, 2014*
10.26(a)	Nonqualified Stock Option Agreement by and between Twin River Worldwide Holdings, Inc. and Glenn Carlin, effective July 10, 2013*
10.26(b)	Amendment No. 1 to Nonqualified Stock Option Agreement by and between Twin River Worldwide Holdings, Inc. and Glenn Carlin, effective August 19, 2014*

Exhibit Number	Description of Exhibit
10.26(c)	Amendment No. 2 to Nonqualified Stock Option Agreement by and between Twin River Worldwide Holdings, Inc. and Glenn Carlin, effective August 19, 2015*
10.26(d)	Amendment No. 3 to Nonqualified Stock Option Agreement by and between Twin River Worldwide Holdings, Inc. and Glenn Carlin, effective September 23, 2015*
10.26(e)	Amendment No. 4 to Nonqualified Stock Option Agreement by and between Twin River Worldwide Holdings, Inc. and Glenn Carlin, effective January 12, 2017*
10.26(f)	Amendment No. 5 to Nonqualified Stock Option Agreement by and between Twin River Worldwide Holdings, Inc. and Glenn Carlin, effective March 14, 2018*
10.27	Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan*
10.28	Form of Restricted Stock Unit Award Agreement*
10.29	Form of Restricted Stock Unit Award Agreement (Performance-Based)*
10.30	Letter Agreement, effective as of July 1, 2017, as amended December 31, 2018, by and between Twin River Worldwide Holdings, Inc. and John E. Taylor, Jr.*
10.31	Employment Agreement, effective as of March 29, 2016, by and between Twin River Management Group, Inc. and George Papanier*
10.32	Employment Agreement, effective as of January 1, 2019, by and between Twin River Worldwide Holdings, Inc. and Stephen H. Capp*
10.33	Employment Agreement, effective as of March 29, 2016, by and between Twin River Management Group, Inc. and Glenn Carlin*
10.34	Amendment to Employment Agreement, effective as of December 31, 2018, by and between Twin River Management Group, Inc. and Glenn Carlin*
10.35	Credit Agreement, dated July 10, 2014, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.36	First Amendment to Credit Agreement, dated May 21, 2015, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.37	Second Amendment to Credit Agreement, dated December 23, 2015, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.38	Incremental Amendment No. 1 to Credit Agreement, dated June 7, 2016, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.39	Incremental Amendment No. 2 to Credit Agreement, dated October 14, 2016, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.40	Third Amendment to Credit Agreement, dated October 31, 2016, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.41	Fourth Amendment to Credit Agreement, dated February 2, 2017, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.42	Fifth Amendment to Credit Agreement, dated February 14, 2018, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*
10.43	Sixth Amendment to Credit Agreement, dated December 18, 2018, by and between Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch*

Exhibit Number	Description of Exhibit
10.44	Regulatory Agreement, effective as of July 1, 2016, by and among the Rhode Island Department of Business Regulation, the Division of Lotteries of the Rhode Island Department of Revenue, Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., UTGR, Inc., and Premier Entertainment II, LLC*
10.45	Amendment No. 1 to Regulatory Agreement, dated September 13, 2017, by and among the Rhode Island Department of Business Regulation, the Division of Lotteries of the Rhode Island Department of Revenue, Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., UTGR, Inc., and Premier Entertainment II, LLC*
10.46	Assignment, Assumption and Amendment of Regulatory Agreement, dated October 31, 2018, by and among the Rhode Island Department of Business Regulation, the Division of Lotteries of the Rhode Island Department of Revenue, Twin River Worldwide Holdings, Inc., Twin River Management Group, Inc., UTGR, Inc., Premier Entertainment II, LLC, and Twin River-Tiverton, LLC*
21.1	Schedule of Subsidiaries of Twin River Worldwide Holdings, Inc.*
23.1	Consent of Jones Day (included in Exhibit 5.1)*
23.2	Consent of KPMG LLP
23.3	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page hereto)*
99.1	Form of Proxy Card of Dover Downs
99.2	Consent of Jeffrey W. Rollins*
99.3	Consent of Houlihan Lokey
99.4	Consent of Wanda Y. Wilson*

*
Previously filed.

†
The schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any such omitted schedule or similar attachment to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Lincoln, State of Rhode Island, on this 6th day of February, 2019.
Twin River Worldwide Holdings, Inc.
By:
/s/ George T. Papanier

Name: George T. Papanier
Title:   President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ George T. Papanier George T. Papanier	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2019
/s/ Stephen H. Capp Stephen H. Capp	EVP and Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2019
* Soohyung Kim	Director	February 6, 2019
/s/ John E. Taylor, Jr. John E. Taylor, Jr.	Executive Chairman and Director	February 6, 2019
/s/ Terrence Downey Terrence Downey	Director	February 6, 2019
*By:	/s/ John E. Taylor, Jr.
John E. Taylor, Jr., as Attorney-in-Fact